                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-32390

                                     [LOGO]

                               MEDICALOGIC, INC.
                           20500 NW Evergreen Parkway
                            Hillsboro, Oregon 97124

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 10, 2000

To the Shareholders of MedicaLogic:

    A special meeting of shareholders of MedicaLogic will be held on May 10, 2000 at 8:00 a.m. local time, at our headquarters, located at 20500 NW Evergreen Parkway, Hillsboro, Oregon 97124, for the following purposes:

    1. To consider and vote on a proposal to approve the issuance of MedicaLogic common stock to stockholders of Medscape under the terms of a merger agreement among MedicaLogic, Medscape and Moneypenny Merger Corp., a wholly owned subsidiary of MedicaLogic. As a result of the merger, Medscape will become a wholly owned subsidiary of MedicaLogic.

    2. To consider and vote on a proposal to approve the issuance of MedicaLogic common stock to stockholders of Total eMed under the terms of a merger agreement among MedicaLogic, Total eMed and AQ Merger Corp., a wholly owned subsidiary of MedicaLogic. As a result of the merger, Total eMed will become a wholly owned subsidiary of MedicaLogic.

    3. To consider and vote on a proposal to amend MedicaLogic's 1999 restated articles of incorporation to change its corporate name to "MedicaLogic/Medscape, Inc." subject to approval of the MedicaLogic/Medscape merger.

    4. To transact other business relating to the proposals above that may properly come before the special meeting and any postponement or adjournment.

    The close of business on March 31, 2000 has been fixed by the board of directors of MedicaLogic as the record date for determination of the shareholders of MedicaLogic entitled to notice of, and to vote at, the special meeting and any postponement or adjournment.

    A form of proxy and Joint Proxy Statement/Prospectus containing more detailed information about the matters to be considered at the special meeting (including a copy of each merger agreement) accompany this notice. We urge you to give this material your careful attention.

                                          By Order of the Board of Directors
                                          David C. Moffenbeier
                                          Secretary

Hillsboro, Oregon
April 6, 2000

                            YOUR VOTE IS IMPORTANT.
                       TO VOTE YOUR SHARES, PLEASE SIGN,
                          DATE, COMPLETE AND MAIL THE
                        ENCLOSED PROXY CARD PROMPTLY IN
                         THE ENCLOSED RETURN ENVELOPE.

          SUPPLEMENT TO APRIL 4, 2000 JOINT PROXY STATEMENT/PROSPECTUS
                              DATED APRIL 10, 2000

    On April 4, 2000, MedQuist Transcriptions, LTD. filed a suit in the Delaware Court of Chancery, MEDQUIST TRANSCRIPTIONS, LTD. V. JOHN H. DAYANI, TOTAL
EMED, INC. AND MEDICALOGIC, INC., against Dr. John H. Dayani, Total eMed and MedicaLogic. MedQuist alleges that Total eMed misappropriated its trade secrets through Dr. Dayani, the founder of Total eMed and a former director and employee of MedQuist. This suit relates to the litigation described on page 70 of this Joint Proxy Statement/Prospectus. MedQuist seeks to enjoin Total eMed and MedicaLogic from taking any action to consummate the MedicaLogic/Total eMed merger, and seeks to enjoin MedicaLogic and Total eMed from aiding and abetting Dr. Dayani's alleged breach of his fiduciary duties and the further dissemination or misappropriation of MedQuist's trade secrets. Total eMed does not believe that it has misappropriated any trade secrets, nor does Total eMed or MedicaLogic believe that it has aided or abetted any alleged breach of Dr. Dayani's fiduciary duties or further dissemination or misappropriation of MedQuist's trade secrets. Each intends to make a vigorous defense. If MedicaLogic and Total eMed are unsuccessful and MedQuist obtains an injunction, the MedicaLogic/Total eMed merger may be delayed or may not occur.

                        JOINT PROXY STATEMENT/PROSPECTUS
                               MEDICALOGIC, INC.
                                 MEDSCAPE, INC.
                                TOTAL EMED, INC.
                                PROPOSED MERGERS

    The board of directors of MedicaLogic, Inc. has approved two merger agreements which would result in Medscape, Inc. and Total eMed, Inc. becoming wholly owned subsidiaries of MedicaLogic. The board of directors of each of Medscape and Total eMed has approved its company's merger agreement with MedicaLogic. However, neither merger is conditioned on the other--depending on the shareholder votes, both, one or neither of the mergers could happen.

    Here is what Medscape and Total eMed stockholders will receive if their respective mergers are completed:

MEDSCAPE

    - .323 shares of MedicaLogic common stock for each share of Medscape common stock you own.

TOTAL EMED

    - .8070438 shares of MedicaLogic common stock for each share of Total eMed common stock (or common stock equivalent) you own.

    MedicaLogic shareholders will continue to hold their existing shares.

    Assuming one or both of the mergers are completed, here is what the stock ownership percentages of MedicaLogic would be:

MERGERS                                                       MEDICALOGIC      MEDSCAPE      TOTAL EMED
COMPLETED:                                                    SHAREHOLDERS   STOCKHOLDERS   STOCKHOLDERS
----------                                                    ------------   ------------   ------------
Both........................................................      59.7%          26.6%          13.7%
Medscape only...............................................      69.2%          30.8%            --
Total eMed only.............................................      81.4%            --           18.6%

We based these percentages on the number of shares of capital stock for each company outstanding on February 29, 2000.

    Here is what we are asking you to approve:

MEDICALOGIC SHAREHOLDERS:

    - The issuance of MedicaLogic common stock in the MedicaLogic/Medscape merger.

    - The issuance of MedicaLogic common stock in the MedicaLogic/Total eMed merger.

    - An amendment of MedicaLogic's 1999 restated articles of incorporation that will change its corporate name to "MedicaLogic/Medscape, Inc." if the MedicaLogic/Medscape merger is approved.

MEDSCAPE STOCKHOLDERS:

    - The MedicaLogic/Medscape merger agreement.

TOTAL EMED STOCKHOLDERS:

    - The MedicaLogic/Total eMed merger agreement.

    YOUR VOTE IS IMPORTANT. Please take the time to vote on the proposals by completing and mailing the enclosed proxy card or consent form, even if you plan to attend the shareholders meeting of your company. Also, we encourage you to read this document carefully before you vote. It provides detailed information about the proposed mergers. In addition, you may obtain information about MedicaLogic and Medscape from documents filed with the Securities and Exchange Commission.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE MERGERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE MEDICALOGIC COMMON STOCK TO BE ISSUED IN CONNECTION WITH THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           This Joint Proxy Statement/Prospectus is dated April 4, 2000, and is first being mailed to MedicaLogic shareholders on or about April 6, 2000, to Total eMed stockholders on or about April 10, 2000 and to Medscape stockholders on or about April 18, 2000.

                        JOINT PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGERS.....................        1

SUMMARY.....................................................        3
  The companies.............................................        3
    MedicaLogic.............................................        3
    Medscape................................................        3
    Total eMed..............................................        4
  Reasons for the mergers...................................        4
  The mergers...............................................        4
    What Medscape stockholders will receive.................        4
    What Total eMed stockholders will receive...............        5
    Total eMed escrows......................................        5
    Material federal income tax consequences................        6
    Comparative per share market price and dividend
     information............................................        6
    Listing of MedicaLogic common stock.....................        6
    Ownership of MedicaLogic/Medscape after the mergers.....        6
    Appraisal rights........................................        7
    Regulatory approvals....................................        7
    Conditions to the mergers...............................        7
    Termination of the merger agreements....................        7
  Amendment of MedicaLogic articles of incorporation........        7
  The special meetings......................................        7
  Record date and shareholder vote required to approve
    proposals...............................................        8
  Voting agreements.........................................        8
  Recommendations to shareholders...........................        9
    To MedicaLogic shareholders.............................        9
    To Medscape stockholders................................        9
    To Total eMed stockholders..............................        9
  Selected financial data...................................       10
    MedicaLogic selected historical consolidated financial
     data...................................................       11
    Medscape selected historical consolidated financial
     data...................................................       11
    Total eMed selected historical consolidated financial
     data...................................................       12
    Selected unaudited pro forma condensed combined
     financial data and
      comparative per share information for the
     MedicaLogic/Medscape merger and the
      MedicaLogic/Total eMed merger.........................       13
    Selected unaudited pro forma condensed combined
     financial data.........................................       13
    Comparative historical and unaudited pro forma per share
     data...................................................       14

RISK FACTORS................................................       16
  Risks relating to the combined businesses.................       16
  Risks relating to the healthcare industry and the
    Internet................................................       23
  Risks relating to the mergers.............................       27

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............       29

SELECTED CONSOLIDATED FINANCIAL DATA OF MEDICALOGIC.........       30

                                                                PAGE
                                                              --------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF
  OPERATIONS OF MEDICALOGIC.................................       31
  Overview..................................................       31
  Acquisitions..............................................       32
  Results of Operations.....................................       32
  Liquidity and capital resources...........................       35
  Year 2000 compliance......................................       36
  Recent accounting pronouncements..........................       36
  Quantitative and qualitative disclosures about market
    risk....................................................       37

SELECTED CONSOLIDATED FINANCIAL DATA OF MEDSCAPE............       38

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF MEDSCAPE.....................       39
  Overview..................................................       39
  Results of operations.....................................       40
  Liquidity and capital resources...........................       42
  Year 2000 compliance......................................       43
  Subsequent events.........................................       44
  Interest rate sensitivity.................................       44
  Exchange rate sensitivity.................................       44

SELECTED CONSOLIDATED FINANCIAL DATA OF TOTAL EMED..........       45

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF TOTAL EMED...................       46
  Overview..................................................       46
  Results of operations.....................................       47
  Liquidity and capital resources...........................       47
  Year 2000.................................................       48

BUSINESS OF MEDICALOGIC.....................................       49
  Overview..................................................       49
  Internet health services center...........................       49
  Products and markets......................................       50
  Customer service and support..............................       52
  Customers.................................................       52
  Sales and marketing.......................................       52
  Strategic relationships...................................       53
  Competition...............................................       55
  Technology................................................       56
  Development and engineering...............................       56
  Intellectual property rights..............................       56
  Employees.................................................       57
  Facilities................................................       57
  Legal Proceedings.........................................       57

BUSINESS OF MEDSCAPE........................................       58
  Overview..................................................       58
  The Medscape.com site.....................................       59
  A profile of CBSHealthWatch.com...........................       61
  Registered members........................................       62
  Editorial, design and production..........................       63

                                                                PAGE
                                                              --------
  Sales.....................................................       63
  Marketing and public relations............................       63
  Infrastructure, operations and technology.................       64
  Competition...............................................       64
  Significant customers.....................................       65
  Intellectual property and domain names....................       65
  Legal proceedings.........................................       65
  Employees.................................................       66
  Facilities................................................       66

BUSINESS OF TOTAL EMED......................................       67
  General...................................................       67
  Products and services.....................................       68
  Strategy..................................................       69
  Competition...............................................       70
  Litigation................................................       70
  Employees.................................................       70
  Facilities................................................       70

MONEYPENNY MERGER CORP. AND AQ MERGER CORP..................       70

DIRECTORS AND EXECUTIVE OFFICERS OF MEDICALOGIC.............       71
  Additional directors and executive officers...............       73
  MedicaLogic/Medscape executive compensation...............       74
    Stock option grants.....................................       77
    Option exercises and holdings...........................       77
    Long term incentive awards..............................       78
    Employment contracts and change in control
     arrangements...........................................       79
    Director compensation...................................       80
    Information on the board of directors and its
     committees.............................................       80
    Compensation committee interlocks and insider
     participation..........................................       80
    Certain relationships and related transactions..........       80

PRINCIPAL SHAREHOLDERS OF MEDICALOGIC.......................       83

PRINCIPAL STOCKHOLDERS OF MEDSCAPE..........................       87

PRINCIPAL STOCKHOLDERS OF TOTAL EMED, INC...................       89

MEDICALOGIC SPECIAL MEETING.................................       92
  Recommendations of the MedicaLogic board..................       92
  Solicitation, voting and revocability of proxies..........       93

MEDSCAPE SPECIAL MEETING....................................       95
  Recommendation of the Medscape board......................       95
  Record date and vote required.............................       95
  Voting of proxies.........................................       95
  Revoking proxies..........................................       96
  Solicitation of proxies...................................       96

TOTAL EMED SPECIAL MEETING..................................       98
  Recommendation of the Total eMed board....................       98
  Record date and vote required.............................       98
  Voting of proxies.........................................       99

                                                                PAGE
                                                              --------
  Revoking proxies..........................................       99
  Solicitation of proxies...................................      100

BACKGROUND OF THE MERGERS...................................      101
  MedicaLogic/Medscape merger...............................      101
  MedicaLogic/Total eMed Merger.............................      103
  Joint reasons for mergers.................................      104
  Reasons of MedicaLogic for the mergers....................      105
    Medscape................................................      105
    Total eMed..............................................      106
  Opinions of MedicaLogic financial advisor regarding the
    mergers.................................................      108
    MedicaLogic/Medscape merger.............................      108
    MedicaLogic/Total eMed merger...........................      114
  Reasons of Medscape for the MedicaLogic/Medscape merger...      120
  Interests of members of Medscape's board of directors and
    management in the MedicaLogic/Medscape merger...........      121
  Opinion of Medscape financial advisor regarding the
    MedicaLogic/Medscape merger.............................      122
  Reasons of Total eMed for the MedicaLogic/Total eMed
    merger..................................................      128
  Interests of members of Total eMed's board of directors
    and management in the MedicaLogic/Total eMed merger.....      129
  Certain United States federal income tax consequences of
    the mergers.............................................      130
  Regulatory approvals......................................      130
  Appraisal rights..........................................      131
  Nasdaq listing of MedicaLogic common stock................      133
  Federal securities law consequences; stock transfer
    restriction agreements..................................      133

THE MEDICALOGIC/MEDSCAPE MERGER AGREEMENT...................      134
  The merger................................................      134
  Merger consideration......................................      134
  Exchange of certificates for shares.......................      134
  Representations and warranties............................      135
  Continuation of business pending the merger...............      135
  No solicitation...........................................      136
  Agreement with CBS........................................      137
  Material United States federal income tax consequences of
    the MedicaLogic/Medscape merger.........................      137
  Conditions to our obligations to complete the merger......      139
  Additional conditions to obligations of MedicaLogic and
    Moneypenny Merger Corp..................................      140
  Additional conditions to obligations of Medscape..........      140
  Termination...............................................      140
  Termination fees and expenses.............................      141
  Amendments and waiver.....................................      142
  Voting agreements.........................................      142

THE MEDICALOGIC/TOTAL EMED MERGER AGREEMENT.................      143
  The merger................................................      143
  Merger consideration......................................      143
  Exchange of certificates for shares.......................      143
  Escrows...................................................      144
    Contract escrow fund....................................      144
    Litigation escrow fund..................................      144

                                                                PAGE
                                                              --------
    Escrow agent............................................      145
  Material United States federal income tax consequences of
    the MedicaLogic/Total eMed merger.......................      145
  Representations and warranties............................      148
  Continuation of business pending the merger...............      149
  No solicitation...........................................      150
  Conditions to our obligations to complete the merger......      150
  Additional conditions to obligations of MedicaLogic and AQ
    Merger Corp.............................................      150
  Additional conditions to obligations of Total eMed........      151
  Termination...............................................      151
  Amendments and waiver.....................................      151
  Voting agreements.........................................      151

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................      153

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................      156

COMPARATIVE MARKET PRICES AND DIVIDENDS.....................      169

COMPARISON OF RIGHTS OF SHAREHOLDERS OF MEDICALOGIC,
  MEDSCAPE AND TOTAL EMED...................................      169
  General...................................................      169
  Number of directors.......................................      170
  Classified board of directors.............................      170
  Removal of directors......................................      170
  Vacancies on the board of directors.......................      171
  Shareholder action by written consent.....................      171
  Amendments of certificate/articles of incorporation.......      171
  Amendment of bylaws.......................................      172
  Notice of shareholders' proposals/nominations of
    directors...............................................      172
  Calling of special meeting of shareholders; shareholder
    action by written consent...............................      174
  Transactions with interested shareholders.................      174
  Dissenters' and appraisal rights..........................      175
  Consideration of other constituencies.....................      176
  Liability of directors....................................      176
  Indemnification of directors and officers.................      176
  Payment of dividends......................................      177
  Transactions with officers or directors...................      177
  Shareholders' suits.......................................      178

AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO
  CHANGE MEDICALOGIC'S CORPORATE NAME TO
  MEDICALOGIC/MEDSCAPE, INC.................................      179

LEGAL MATTERS...............................................      179

EXPERTS.....................................................      179

OTHER MATTERS...............................................      180

WHERE YOU CAN FIND MORE INFORMATION.........................      180

                                                                PAGE
                                                              --------
INDEX TO FINANCIAL STATEMENTS...............................      F-1

APPENDIX A                                      -       MEDICALOGIC/MEDSCAPE AGREEMENT OF
                                                        REORGANIZATION AND MERGER

APPENDIX B                                      -       MEDICALOGIC/TOTAL EMED AGREEMENT OF
                                                        REORGANIZATION AND MERGER

APPENDIX C                                      -       FAIRNESS OPINION OF DONALDSON, LUFKIN &
                                                        JENRETTE SECURITIES CORPORATION CONCERNING
                                                        THE MEDICALOGIC/MEDSCAPE MERGER

APPENDIX D                                      -       FAIRNESS OPINION OF DONALDSON, LUFKIN &
                                                        JENRETTE SECURITIES CORPORATION CONCERNING
                                                        THE MEDICALOGIC/TOTAL EMED MERGER

APPENDIX E                                      -       FAIRNESS OPINION OF LAZARD FRERES & CO. LLC
                                                        CONCERNING THE MEDICALOGIC/MEDSCAPE MERGER

APPENDIX F                                      -       SECTION 262 OF THE DELAWARE GENERAL
                                                        CORPORATION LAW--APPRAISAL RIGHTS

APPENDIX G                                      -       PROPOSED AMENDMENT TO MEDICALOGIC'S
                                                        RESTATED ARTICLES OF INCORPORATION

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q: PLEASE DESCRIBE THE MERGERS.

A: Pursuant to the proposed mergers, Medscape and Total eMed will each merge with separate subsidiaries of MedicaLogic and become wholly owned subsidiaries of MedicaLogic.

Q: PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGERS.

A: If the mergers are completed, Medscape stockholders will receive .323 shares of MedicaLogic common stock for each share of Medscape common stock they own, and Total eMed stockholders will receive .8070438 shares of MedicaLogic common stock for each share of Total eMed common stock (or common stock equivalent) they own. Medscape and Total eMed stockholders will receive cash for any fractional shares. MedicaLogic shareholders will continue to own their existing shares.

Q: WILL I RECOGNIZE ANY INCOME TAX GAIN OR LOSS ON THE MERGERS?

A: Neither Medscape nor Total eMed stockholders will recognize gain or loss for U.S. federal income tax purposes if the mergers are completed, except that stockholders will recognize gain or loss with respect to cash received instead of fractional shares or received after the exercise of appraisal rights. However, all stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please complete and sign your proxy card. Then, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting and voted as you wish.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES ON THE MERGER FOR ME?

A: Your broker will vote your shares on the merger only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You can change your vote at any time before your proxy is voted at the special meetings. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to MedicaLogic at the address on page 3 if you are a MedicaLogic shareholder, to Medscape at the address on page 3 if you are a Medscape stockholder, or to Total eMed at the address on page 4 if you are a Total eMed stockholder. Third, you can attend the special meeting of the company of which you are a shareholder and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: IF I AM A MEDSCAPE OR TOTAL EMED STOCKHOLDER, SHOULD I SEND IN MY STOCK
    CERTIFICATES NOW?

A: No. After the mergers are completed, MedicaLogic will send written instructions to Medscape and Total eMed stockholders explaining how to exchange their stock certificates.

Q: WILL ANY OF MY SHARES BE SUBJECT TO AN ESCROW?

A: Yes, if you are a Total eMed stockholder. Five percent of the MedicaLogic shares to be issued to Total eMed stockholders will be subject to an escrow for general claims by MedicaLogic under the merger agreement and an additional $21,000,000 in value of MedicaLogic shares will be held in escrow for a litigation contingency of Total eMed.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Under Oregon law, holders of MedicaLogic stock are not entitled to dissenters' or appraisal rights in the MedicaLogic/Medscape or MedicaLogic/Total eMed merger.

    Under Delaware law, holders of Medscape stock are not entitled to dissenters' or appraisal rights in the MedicaLogic/Medscape merger.

    Under Delaware law, holders of Total eMed stock are entitled to appraisal rights in the MedicaLogic/Total eMed merger. For a description of appraisal rights for Total eMed stockholders, see the section entitled "Appraisal rights" on page 131.

Q: WHEN DO YOU EXPECT THE MERGERS TO BE COMPLETED?

A: We are working toward completing the mergers as quickly as possible. In addition to shareholder approvals, we must also satisfy all applicable regulatory waiting periods. We hope the mergers will be completed by the middle of 2000.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT MEDICALOGIC OR MEDSCAPE?

A: You may obtain additional information about MedicaLogic or Medscape as described under "Where You Can Find More Information" on page 180.

Q: WHO DO I CONTACT IF I HAVE QUESTIONS ABOUT THE MEETINGS OR THE MERGERS?

A:   MEDICALOGIC              MEDSCAPE STOCKHOLDERS:       TOTAL EMED STOCKHOLDERS:
     SHAREHOLDERS:
     MedicaLogic, Inc.        Medscape, Inc.               Total eMed, Inc.
     20500 NW Evergreen Pkwy  134 West 29th St.            5301 Virginia Way, Ste. 250
     Hillsboro, Oregon 97124  New York, NY 10001-5399      Brentwood, TN 37027
     (503) 531-7000           (212) 760-3100               (615) 234-1300
     Attention: Frank J.      Attention: Mark E. Boulding  Attention: Ted S. MacDonald
     Spina

Q: IS THIS THE MEDICALOGIC ANNUAL MEETING?

A: No. MedicaLogic shareholders will receive a separate proxy statement prior to the annual meeting to be held on May 9, 2000.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGERS AND RELATED MATTERS FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGERS, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 180. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.

                                 THE COMPANIES

MEDICALOGIC (SEE PAGE 49)
20500 NW Evergreen Parkway
Hillsboro, Oregon 97124
(503) 531-7000

    MedicaLogic's business is connecting physicians and patients through the Internet. For physicians, it offers a line of enterprise and recently introduced Internet-based online health record products and services for use at the point of care in the exam room, with configurations suitable for practices of all sizes. In addition to assisting physicians, MedicaLogic's products are used by a wide range of health professionals, such as physician assistants, medical assistants and nurses. For patients, it will provide, in the first half of 2000, a web site that will allow them to access healthcare information directly from their physician-generated medical records, enter personal medical information and communicate with their physicians. For both physicians and patients, MedicaLogic will provide healthcare content and e-commerce transaction services, corresponding to information in a selectively shared database that unites physicians and patients. This system is currently in the pilot phase of development and will be available in the second half of 2000. Together, these products, services and databases will comprise MedicaLogic's Internet Health Services Center.

MEDSCAPE (SEE PAGE 58)
134 West 29th Street
New York, New York 10001-5399
(212) 760-3100

    Medscape provides comprehensive, authoritative and timely medical information and interactive programs to physicians, allied healthcare professionals and consumers. Medscape operates two principal healthcare web sites, Medscape.com. and CBSHealthWatch.com. Medscape.com's original and third-party medical content and interactive programs assist medical professionals in keeping abreast of medical advances. Medscape.com also offers its professional users continuing medical education credits, electronic commerce solutions and selected clinical data interchange and data management services through its strategic partners. CBSHealthWatch.com, a recently launched consumer site, is designed to help families and individuals make better informed healthcare decisions and to simplify management of their healthcare needs. The site provides personalized, authoritative medical content written for the consumer, access to professional content on Medscape.com and interactive personal health management tools, such as health diaries. CBS and the CBS eye device are registered trademarks of CBS Broadcasting Inc.

TOTAL EMED (SEE PAGE 67)
5301 Virginia Way, Suite 250
Brentwood, Tennessee 37027
(615) 234-1300

    Total eMed is a provider of transcription services, primarily for outpatient physicians, and a pioneer in the development of web-enabled transcription. Total eMed's principal service is web-enabled medical transcription featuring a centralized system by which voice is digitized and transported across dedicated circuits and the Internet. Total eMed's process connects physicians with their medical records stored in its clinical database. Physicians and other clinicians utilizing Total eMed's system can dictate patient encounters and review, edit and electronically sign completed transactions. Records are then maintained at its data center for access by the physician or clinician with a secure Internet browser.

                            REASONS FOR THE MERGERS

    The boards of directors of our three companies have identified various benefits that are likely to result from the mergers. The boards of directors believe the mergers will provide the following benefits:

    - the combination of MedicaLogic's online health record products and services, Total eMed's online medical transcription services and Medscape's physician and consumer web sites will enable
      MedicaLogic/Medscape to move decisively toward its goal of offering a comprehensive Internet Health Services Center that connects physicians, patients and other healthcare stakeholders through the Internet;

    - the combination will broaden each company's offerings of Internet-based healthcare products and services;

    - the combination of three providers of online products and services for physicians will enable MedicaLogic/Medscape to achieve increased market penetration of the physician market;

    - the combination will allow the combined company to have diversified revenue sources; and

    - the merger will create a strong combined management team.

    These and other reasons for approving and recommending the respective mergers identified by each board are explained in greater detail on pages 104, 120 and 128 of this document.

                                  THE MERGERS

    In the MedicaLogic/Medscape merger, Medscape will merge with a subsidiary of MedicaLogic, after which MedicaLogic will change its name to MedicaLogic/Medscape, Inc. As a result, Medscape will become a wholly owned subsidiary of MedicaLogic/Medscape. In the MedicaLogic/Total eMed merger, Total eMed will merge with a subsidiary of MedicaLogic. As a result, Total eMed will become a wholly owned subsidiary of MedicaLogic, or, if the MedicaLogic/Medscape merger occurs, of MedicaLogic/Medscape.

    THE MERGER AGREEMENTS ARE ATTACHED AS APPENDIX A AND APPENDIX B TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENTS BECAUSE THEY ARE THE LEGAL DOCUMENTS THAT GOVERN THE MERGERS. THE MEDICALOGIC/MEDSCAPE MERGER AGREEMENT IS DISCUSSED MORE FULLY ON PAGE 134. THE MEDICALOGIC/TOTAL EMED MERGER AGREEMENT IS DISCUSSED MORE FULLY ON PAGE 143.

WHAT MEDSCAPE STOCKHOLDERS WILL RECEIVE (SEE PAGE 134)

    As a result of the MedicaLogic/Medscape merger, Medscape stockholders will receive, for each Medscape common share, .323 shares of MedicaLogic common stock. MedicaLogic will not issue any fractional shares. Instead, a Medscape stockholder will receive a check in the amount equal to the closing price per share of MedicaLogic common stock on the trading day immediately preceding the closing date of the merger multiplied by the fractional share the stockholder would have otherwise received in the merger.

EXAMPLE:

    - At the conversion ratio of .323, if you own 100 Medscape common shares, then after the merger you will be entitled to receive 32 MedicaLogic common shares and a check for the .3 shares of MedicaLogic common stock you would have otherwise received.

    Medscape stockholders should not send in their stock certificates until instructed to do so after the merger is completed. After the merger is completed, Medscape stockholders will no longer have any rights as Medscape stockholders. Medscape stockholders who turn in their Medscape stock certificates will receive the merger consideration from the exchange agent on terms described in a letter of transmittal to be sent to Medscape stockholders.

WHAT TOTAL EMED STOCKHOLDERS WILL RECEIVE (SEE PAGE 143)

    As a result of the MedicaLogic/Total eMed merger, Total eMed stockholders will receive, for each share of Total eMed common stock (or common stock equivalent), .8070438 shares of MedicaLogic common stock. MedicaLogic will not issue any fractional shares. Instead, a Total eMed stockholder will receive a check in the amount equal to the closing price per share of MedicaLogic common stock on the trading day immediately preceding the closing date of the merger multiplied by the fractional share the stockholder would have otherwise received in the merger.

EXAMPLE:

    - At the conversion ratio of .8070438, if you own 100 shares of Total eMed common stock (or common stock equivalent), then after the merger you will be entitled to receive 80 MedicaLogic common shares and a check for the .70438 shares of MedicaLogic common stock you would have otherwise received.

    Total eMed stockholders should not send in their stock certificates until instructed to do so after the merger is completed. After the merger is completed, Total eMed stockholders will no longer have any rights as Total eMed stockholders. Total eMed stockholders who turn in their Total eMed stock certificates will receive the merger consideration from the exchange agent on terms described in a letter of transmittal to be sent to Total eMed stockholders.

TOTAL EMED ESCROWS (SEE PAGE 144)

    Under the MedicaLogic/Total eMed merger agreement, five percent of the MedicaLogic shares to be issued to Total eMed stockholders will be deposited in a general escrow fund that will be available to compensate MedicaLogic and its affiliates for any claims, losses or other damages incurred as a result of any inaccuracy or breach of Total eMed's representations and warranties contained in the merger agreement. The general escrow fund terminates five business days after MedicaLogic receives its audited financial statements for the year ending December 31, 2000, except with respect to shares necessary to satisfy claims which have been identified but not yet paid. Generally, MedicaLogic may not receive any shares from this general escrow fund until an officer's certificate identifying damages in excess of $1,000,000 has been delivered to the escrow agent and that amount is determined to be payable.

    The MedicaLogic/Total eMed merger agreement also provides that MedicaLogic shares to be issued to Total eMed stockholders valued at $21,000,000, based on the average closing price for the 10 trading days before the effective date of the merger, will be deposited in an escrow fund to compensate

MedicaLogic and its affiliates for any claims, losses and other damages resulting from a lawsuit filed against Total eMed and its founder. Except to reimburse MedicaLogic for litigation expenses exceeding $1,000,000, these shares will be held in escrow until final resolution of the lawsuit, but MedicaLogic will consider facts and circumstances that may allow some of the escrowed shares to be distributed early.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 130, 137 AND 145)

    The mergers have been structured as reorganizations for federal income tax purposes. Accordingly, Medscape and Total eMed stockholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Medscape or Total eMed common stock (or common stock equivalent) for MedicaLogic common stock in the mergers, except for any gain or loss on receipt of cash instead of a fractional share of MedicaLogic common stock. The companies themselves, as well as MedicaLogic shareholders, will not recognize gain or loss as a result of the mergers.

    This summary addresses only U.S. federal income taxes. This summary does not address other taxes that may be relevant to you, such as state, local or foreign taxes. In addition, the tax consequences described above and elsewhere in this document may not apply to all Medscape and Total eMed stockholders, including those specifically referred to on pages 137 and 145.

    The tax consequences to you of the respective mergers will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the mergers.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION (SEE PAGE 169)

    Shares of MedicaLogic common stock and Medscape common stock are listed for quotation on the Nasdaq National Market. On February 18, 2000, the last full trading day before the public announcement of the proposed MedicaLogic/Medscape merger, MedicaLogic common stock closed at $50.69 per share, and Medscape common stock closed at $11.88 per share. On March 31, 2000, MedicaLogic common stock closed at $17.38 per share, and Medscape common stock closed at $5.34 per share. We urge you to obtain current market quotations.

    None of MedicaLogic, Medscape or Total eMed has ever paid cash dividends. After the mergers, the combined company does not expect to pay dividends in the foreseeable future.

LISTING OF MEDICALOGIC COMMON STOCK (SEE PAGE 133)

    MedicaLogic/Medscape will list the shares of MedicaLogic/Medscape common stock to be issued to Medscape and Total eMed stockholders in the mergers for quotation on the Nasdaq National Market.

OWNERSHIP OF MEDICALOGIC/MEDSCAPE AFTER THE MERGERS (SEE PAGES 134 AND 143)

    If both mergers are completed, the existing MedicaLogic shareholders, the Medscape stockholders and the Total eMed stockholders would own 59.7%, 26.6% and 13.7%, respectively, of the MedicaLogic/Medscape common stock then outstanding. If only the Medscape merger is completed, the MedicaLogic and Medscape shareholders would own 69.2% and 30.8%, respectively. If only the Total eMed merger is completed, the MedicaLogic and Total eMed shareholders would own 81.4% and 18.6%, respectively. These calculations do not give effect to MedicaLogic/Medscape shares subject to options issued by MedicaLogic, Medscape or Total eMed or subject to warrants issued by MedicaLogic or Medscape.

APPRAISAL RIGHTS (SEE PAGE 131)

    Neither the MedicaLogic shareholders nor the Medscape stockholders will have any right to an appraisal of their shares of common stock as a result of the mergers. However, the Total eMed stockholders will have a right to an appraisal of their shares of Total eMed common stock.

REGULATORY APPROVALS (SEE PAGE 130)

    Under the Hart-Scott-Rodino Act, the mergers cannot be completed until after we have given certain information and materials to the Federal Trade Commission and Department of Justice and a required waiting period has expired or been terminated. The companies and certain stockholders plan to submit pre-merger notification and report forms during the week of March 27, 2000.

CONDITIONS TO THE MERGERS (SEE PAGES 139 AND 150)

    The completion of the mergers depends upon meeting a number of conditions, including:

    - obtaining shareholder approval; and

    - listing on the Nasdaq National Market of the MedicaLogic shares to be issued in the mergers to Medscape and Total eMed stockholders.

TERMINATION OF THE MERGER AGREEMENTS (SEE PAGES 140 AND 151)

    MedicaLogic and Medscape can agree to terminate the MedicaLogic/Medscape merger agreement without completing their merger. If the merger agreement is terminated under certain circumstances, MedicaLogic or Medscape will be required to pay the other a $30 million termination fee. Either of MedicaLogic or Medscape may terminate the merger agreement if the merger is not completed by August 31, 2000.

    MedicaLogic and Total eMed can agree to terminate the MedicaLogic/Total eMed merger agreement without completing their merger. Either of MedicaLogic or Total eMed may terminate the merger agreement if the merger is not completed by July 31, 2000.

    Neither merger is conditioned on the other. Depending on the shareholder votes, both, one or neither of the mergers could happen.

AMENDMENT OF MEDICALOGIC ARTICLES OF INCORPORATION (SEE PAGE 179)

    The MedicaLogic board is also proposing an amendment to MedicaLogic's 1999 restated articles of incorporation to change its corporate name to "MedicaLogic/Medscape, Inc." if the MedicaLogic/ Medscape merger is approved.

                              THE SPECIAL MEETINGS

    The MedicaLogic special meeting will be held at MedicaLogic's headquarters located at 20500 NW Evergreen Parkway, Hillsboro, Oregon 97124, at 8:00 a.m. local time on May 10, 2000.

    The Medscape special meeting will be held at CBS Corporation, Studio 19, 19(th) Floor, Black Rock Room, 51 W. 52(nd) Street, New York, New York 10019, at 9:30 a.m. local time on May 15, 2000.

    The Total eMed special meeting will be held at Total eMed's headquarters located at 5301 Virginia Way, Suite 250, Brentwood, Tennessee 37027 at
10:00 a.m. local time on May 10, 2000.

         RECORD DATE AND SHAREHOLDER VOTE REQUIRED TO APPROVE PROPOSALS

    FOR MEDICALOGIC SHAREHOLDERS: You are entitled to vote at your special meeting if you owned shares as of the close of business on March 31, 2000, the record date. Approval of the issuance of the shares of MedicaLogic common stock under the merger agreements and approval of the amendment to the articles of incorporation each requires a majority of the votes cast by holders on the record date of MedicaLogic common shares at the MedicaLogic special meeting, provided a quorum is present. The presence, in person or by proxy, of holders of a majority of the outstanding shares of MedicaLogic common stock entitled to vote is necessary for a quorum.

    FOR MEDSCAPE STOCKHOLDERS: You are entitled to vote at your special meeting if you owned shares as of the close of business on April 14, 2000, the record date. Approval of the MedicaLogic/Medscape merger agreement requires a majority of the votes cast by holders on the record date of Medscape common shares at the Medscape special meeting, provided a quorum is present. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Medscape common stock entitled to vote is necessary for a quorum.

    FOR TOTAL EMED STOCKHOLDERS: You are entitled to vote at your special meeting if you owned shares as of the close of business on April 15, 2000, the record date. Approval of the MedicaLogic/Total eMed merger agreement requires:

    - a majority of the total votes represented by the outstanding shares of Total eMed common stock, Series A preferred stock and Series B preferred stock (all voting together as a single class) on the record date; and

    - a majority of the total votes represented by Total eMed Series B preferred stock and Series C preferred stock (each voting as a separate class) on the record date.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Total eMed stock entitled to vote and a majority of the outstanding shares of each class of Total eMed Series B and Series C preferred stock is necessary to constitute a quorum for the transaction of business at the Total eMed special meeting.

VOTING AGREEMENTS (SEE PAGES 142 AND 151)

    As an inducement to MedicaLogic and Medscape to enter into the MedicaLogic/Medscape merger agreement, certain stockholders of Medscape owning a total of 18,044,430 shares of the common stock of Medscape as of February 21, 2000 (which represented 40.3% of the outstanding common stock of Medscape as of that date) have entered into voting agreements with MedicaLogic, and certain shareholders of MedicaLogic owning a total of 11,303,937 shares of the common stock of MedicaLogic as of February 21, 2000 (which represented 34.9% of the outstanding common stock of MedicaLogic) have entered into voting agreements with Medscape. Under these voting agreements, these shareholders have agreed to vote, as applicable, all shares of Medscape or MedicaLogic common stock owned by them in favor of the merger or the issuance of MedicaLogic stock in the merger, as the case may be.

    Similarly, as an inducement to MedicaLogic and Total eMed to enter into the MedicaLogic/Total eMed merger agreement, certain stockholders of Total eMed owning a total of 2,265,780 shares of Total eMed common stock, 261,743 shares of Total eMed Series A preferred stock, 13,973.077 shares of Total eMed Series B preferred stock, and 11,976.923 shares of Total eMed Series C preferred stock (representing 81% of the outstanding common stock, 60% of the outstanding
Series A preferred stock, 99.8% of the outstanding Series B preferred stock, and 99.8% of the outstanding Series C preferred stock) have entered into voting agreements with MedicaLogic, and certain shareholders of MedicaLogic owning a total of 11,303,937 shares of the common stock of MedicaLogic as of February 21, 2000

(which represented 34.9% of the outstanding common stock of MedicaLogic) have entered into voting agreements with Total eMed. Under these voting agreements, these shareholders have agreed to vote, as applicable, all shares of Total eMed or MedicaLogic stock owned by them in favor of the merger or issuance of MedicaLogic stock in the merger, as the case may be.

                        RECOMMENDATIONS TO SHAREHOLDERS

TO MEDICALOGIC SHAREHOLDERS:

    The MedicaLogic board believes the mergers are in the best interests of MedicaLogic shareholders and unanimously recommends that MedicaLogic shareholders vote FOR the proposals to:

    - approve the issuance of MedicaLogic common stock to stockholders of Medscape in the MedicaLogic/Medscape merger;

    - approve the issuance of MedicaLogic common stock to stockholders of Total eMed in the MedicaLogic/Total eMed merger; and

    - approve the amendment to MedicaLogic's 1999 restated articles of incorporation that will change its corporate name to "MedicaLogic/Medscape, Inc." subject to approval of the MedicaLogic/Medscape merger.

TO MEDSCAPE STOCKHOLDERS:

    The Medscape board believes the MedicaLogic/Medscape merger is in the best interests of Medscape and its stockholders and unanimously recommends that Medscape stockholders vote FOR the proposal to approve the MedicaLogic/Medscape merger agreement.

TO TOTAL EMED STOCKHOLDERS:

    The Total eMed board believes the MedicaLogic/Total eMed merger is in the best interests of Total eMed and its stockholders and unanimously recommends that Total eMed stockholders vote FOR the proposal to approve the MedicaLogic/Total eMed merger agreement.

                            SELECTED FINANCIAL DATA

    The following tables show (i) selected historical consolidated financial data of MedicaLogic, Medscape and Total eMed and (ii) unaudited similar information reflecting the mergers of MedicaLogic, Medscape and Total eMed (which we refer to as "pro forma" information). In presenting the pro forma statement of operations data for the year ended December 31, 1999, we assumed our companies had been merged throughout 1999. In presenting the pro forma balance sheet data as of December 31, 1999, we assumed MedicaLogic, Medscape and Total eMed merged on December 31, 1999. The following tables also show information about each of our companies' historical earnings per share and book value per share and similar pro forma information.

    We base some of the information in the following tables on the historical consolidated financial information of our companies accompanying this document. When you read the summary financial information we provide in the following tables, you should also read the more detailed financial information we provide in this document, which you can find beginning on page F-1.

    Transaction costs are expected to be incurred to complete the mergers and consist primarily of financial advisor, legal, accounting and consulting fees, and printing, mailing and registration expenses. Due to the non-recurring nature of these costs, they have not been reflected in the selected unaudited pro forma condensed combined financial data. For purposes of the selected unaudited pro forma condensed combined financial data, we have assumed that .323 shares of MedicaLogic common stock will be exchanged for each outstanding Medscape share and each outstanding option or warrant for Medscape stock, and .8070438 shares of MedicaLogic common stock will be exchanged for each outstanding Total eMed share of common stock (or common stock equivalent) and each outstanding option for Total eMed stock.

    The selected unaudited pro forma condensed combined financial data are not necessarily indicative of operating results which would have been achieved had the mergers been completed as of the beginning of the period and should not be construed as representative of future operations. This selected unaudited pro forma condensed combined financial data should be read in conjunction with the unaudited pro forma financial statements included elsewhere in this document.

    The total estimated purchase price of the transaction has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of such changes could be material.

          MEDICALOGIC SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEARS ENDED DECEMBER 31,
                                             ----------------------------------------------------
                                               1995       1996       1997       1998       1999
                                             --------   --------   --------   --------   --------
SELECTED FINANCIAL DATA:
  Revenues.................................  $  7,537   $  9,664   $ 12,807   $ 16,160   $ 19,717
  Operating loss...........................  $ (4,227)  $(10,424)  $(10,992)  $ (7,698)  $(29,084)
  Net loss attributed to common
    shareholders...........................  $ (4,261)  $(10,364)  $(10,819)  $ (7,232)  $(27,987)
  Basic and diluted net loss per
    share(1)...............................  $  (0.68)  $  (1.64)  $  (1.64)  $  (1.06)  $  (3.07)
  Basic and diluted weighted average
    shares.................................     6,302      6,318      6,580      6,807      9,108

                                                                 DECEMBER 31,
                                             ----------------------------------------------------
                                               1995       1996       1997       1998       1999
                                             --------   --------   --------   --------   --------
  Cash and cash equivalents................  $ 10,614   $ 18,651   $  4,924   $  4,718   $110,320
  Working capital..........................    10,245     19,096     14,870     16,091    135,866
  Total assets.............................    14,787     26,074     22,072     24,308    168,354
  Long-term obligations, net of current
    portion................................     1,454        977        278        679      2,233
  Convertible redeemable preferred stock...    15,795     35,867     42,791     49,782         --
  Total shareholders' equity (deficit).....    (4,995)   (15,317)   (26,093)   (32,439)   149,840

------------------------

(1) Calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Does not include outstanding common stock options and warrants in the loss per common share calculation, as their effect is anti-dilutive.

            MEDSCAPE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     NINE MONTHS
                                                        ENDED          YEAR ENDED DECEMBER 31,
                                                    DECEMBER 31,    ------------------------------
                                                        1996          1997       1998       1999
                                                    -------------   --------   --------   --------
SELECTED FINANCIAL DATA:
  Revenues........................................     $ 1,015      $ 1,522    $ 3,069    $ 11,156
  Loss from operations............................     $(1,316)     $(3,452)   $(4,150)   $(37,914)
  Net loss........................................     $(1,344)     $(3,464)   $(3,901)   $(36,711)
  Basic and diluted net loss per share (1)........     $ (0.66)     $ (1.26)   $ (1.07)   $  (1.89)
  Basic and diluted weighted average shares.......       2,026        2,751      3,637      19,400

                                                                      DECEMBER 31,
                                                     ----------------------------------------------
                                                         1996          1997       1998       1999
                                                     -------------   --------   --------   --------
Current assets.....................................     $   560      $ 4,294     $3,038    $62,021
Working capital....................................      (1,570)       2,350      1,368     50,874
Total assets.......................................         836        4,633      5,874     85,335
Stockholders' equity (deficit).....................      (1,294)       2,689      4,204     74,188

------------------------

(1) Calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Does not include outstanding common stock options and warrants in the loss per common share calculation, as their effect is anti-dilutive.

           TOTAL EMED SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 PERIOD FROM
                                                                MARCH 4, 1998
                                                               (INCEPTION) TO        YEAR ENDED
                                                              DECEMBER 31, 1998   DECEMBER 31, 1999
                                                              -----------------   -----------------
SELECTED FINANCIAL DATA:
  Revenues..................................................       $    23             $ 4,598
  Loss from operations......................................       $(1,581)            $(6,731)
  Net loss applicable to common stock.......................       $(1,612)            $(7,883)
  Basic and diluted net loss per share (1)..................       $ (1.56)            $ (3.39)
  Basic and diluted weighted average shares.................         1,033               2,325

                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                   1998             1999
                                                              --------------   --------------
  Cash, cash equivalents and short term investments.........     $ 1,826          $ 3,150
  Working capital...........................................       2,188           15,709
  Total assets..............................................       3,130           23,882
  Long-term obligations, net of current portion.............          23               17
  Convertible redeemable preferred stock....................       4,448            5,817
  Total stockholders' equity (deficit)......................      (1,612)          16,052

------------------------

(1) Calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Does not include outstanding common stock options in the loss per common share calculation, as their effect is anti-dilutive.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
              FINANCIAL DATA AND COMPARATIVE PER SHARE INFORMATION
                      FOR THE MEDICALOGIC/MEDSCAPE MERGER
                     AND THE MEDICALOGIC/TOTAL EMED MERGER

    The following selected unaudited pro forma condensed combined financial data give effect to the MedicaLogic/Medscape merger and the MedicaLogic/Total eMed merger using the purchase accounting method. The unaudited pro forma combined balance sheet data assumes the MedicaLogic/Medscape merger and the MedicaLogic/Total eMed merger each took place on December 31, 1999.

    The following tables set forth various per share data for MedicaLogic, Medscape and Total eMed on an historical basis, for MedicaLogic, Medscape and Total eMed on a pro forma combined basis and on a per share equivalent pro forma combined basis for Medscape and Total eMed. The information gives effect to the proposed MedicaLogic/Medscape merger at the conversion ratio of .323 shares of MedicaLogic common stock for each share of Medscape common stock, and the proposed MedicaLogic/Total eMed merger at the conversion ratio of .8070438 shares of MedicaLogic common stock for each share of Total eMed common stock (or common equivalent) and assuming dilution.

    The unaudited pro forma combined and equivalent financial data do not reflect any cost savings or other synergies anticipated by management as a result of the mergers. Also in connection with the mergers, the companies expect to incur charges for merger-related costs. None of MedicaLogic, Medscape or Total eMed has included the amount of these merger-related costs in their historical financial data. The pro forma earnings per share data do not reflect any of these costs. The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results the combined companies would have had or the results they will experience in the future.

       SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
  OPERATIONS DATA:
  Revenues..................................................     $   35,471
  Operating loss............................................     $ (347,681)
  Net loss attributed to common shareholders................     $ (345,163)
  Basic and diluted net loss per share......................     $   (11.14)
  Basic and diluted weighted average shares.................         30,991

                                                              DECEMBER 31, 1999
                                                              -----------------
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
  Cash and short-term investments...........................     $  195,641
  Working capital...........................................        192,945
  Total assets..............................................      1,185,879
  Long-term obligations, net of current portion.............          2,250
  Total shareholders' equity................................      1,144,736

------------------------

(1) For detailed information, see "Unaudited pro forma condensed combined financial information" on pages 153 through 168.

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth:

    (1) historical net loss per share and historical net tangible book value per share data of MedicaLogic;

    (2) historical net loss per share and historical net tangible book value per share of Medscape;

    (3) historical net loss per share and historical net tangible book value per share data of Total eMed;

    (4) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined net tangible book value per share data of MedicaLogic/Medscape after giving effect to the MedicaLogic/Medscape merger and the MedicaLogic/Total eMed merger;

    (5) unaudited pro forma condensed combined net loss per share and unaudited pro forma condensed combined net tangible book value per share data of MedicaLogic/Medscape after giving effect to the MedicaLogic/Medscape merger; and

    (6) net loss per share and unaudited pro forma condensed combined net tangible book value per share of MedicaLogic/Medscape after giving effect to the MedicaLogic/Total eMed merger.

    The information in the table should be read in conjunction with the historical financial statements of MedicaLogic, Medscape and Total eMed and the related notes contained in this Joint Proxy Statement/Prospectus and the unaudited pro forma condensed combined financial information and related notes also included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma condensed combined financial information is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the mergers been consummated as of the beginning of the period presented and should not be construed as representative of these amounts for any future dates or periods.

                                                                               PRO FORMA CONDENSED COMBINED
                                                HISTORICAL                              INCLUDING:
                                    -----------------------------------   ---------------------------------------
                                                                          MEDICALOGIC
                                                                           MEDSCAPE     MEDICALOGIC   MEDICALOGIC
                                    MEDICALOGIC   MEDSCAPE   TOTAL EMED   TOTAL EMED     MEDSCAPE     TOTAL EMED
                                        (1)         (2)         (3)           (4)           (5)           (6)
                                    -----------   --------   ----------   -----------   -----------   -----------
Net loss per share--basic and
  diluted for the year ended
  December 31, 1999...............     $(3.07)     $(1.89)     $(3.39)      $(11.14)      $ (11.42)     $ (6.30)
Equivalent pro forma net loss per
  share for the year ended
  December 31, 1999:
  Medscape........................                                          $ (3.60)      $  (3.69)         N/A
  Total eMed......................                                          $ (8.99)           N/A      $ (5.08)
Net tangible book value per share
  at December 31, 1999............     $ 4.48      $ 1.38      $ 1.47       $  4.00       $   4.26      $  4.08
Equivalent pro forma net tangible
  book value per share at
  December 31, 1999:
  Medscape........................                                          $  1.29       $   1.38          N/A
  Total eMed......................                                          $  3.23            N/A      $  3.29

------------------------

    - Historical net tangible book value per share is computed by dividing shareholders' equity less goodwill and other intangible assets by the number of shares of common stock and common stock equivalents outstanding at the end of the period.

    - The pro forma condensed combined book value per share is computed by dividing pro forma shareholders' equity less goodwill and other intangible assets, including the effect of pro forma adjustments, by the pro forma number of shares of MedicaLogic/Medscape common stock which would have been outstanding had the mergers been consummated as of December 31, 1999.

    - The Medscape equivalent pro forma condensed combined per share amounts are calculated by multiplying the pro forma condensed combined book value per share amounts by the exchange ratio of .323 shares of MedicaLogic/Medscape common stock for each share of Medscape common stock.

    - The Total eMed equivalent pro forma condensed combined per share amounts are calculated by multiplying the pro forma condensed combined book value per share amounts by the exchange ratio of .8070438 shares of MedicaLogic/Medscape common stock for each share of Total eMed common stock (or common stock equivalent).

                                  RISK FACTORS

    THE MERGERS INVOLVE A HIGH DEGREE OF RISK. BY VOTING IN FAVOR OF THE MEDICALOGIC/MEDSCAPE MERGER OR THE MEDICALOGIC/TOTAL EMED MERGER, YOU WILL BE CHOOSING TO INVEST IN MEDICALOGIC COMMON STOCK, WHICH WILL BE REFERRED TO UPON COMPLETION OF THE MEDICALOGIC/MEDSCAPE MERGER AS MEDICALOGIC/MEDSCAPE COMMON STOCK. AN INVESTMENT IN MEDICALOGIC/MEDSCAPE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO VOTE FOR THE MERGERS.

                   RISKS RELATING TO THE COMBINED BUSINESSES

IF MEDICALOGIC/MEDSCAPE DOES NOT ACHIEVE BROAD ACCEPTANCE OF ITS PRODUCTS AND SERVICES BY PHYSICIANS, PATIENTS AND OTHER HEALTHCARE STAKEHOLDERS, ITS BUSINESS WILL BE HARMED.

    MedicaLogic's business model depends substantially on its ability both to sell its LOGICIAN and LOGICIAN INTERNET systems to physicians and other healthcare providers and to generate usage by a large number of physicians. Failure to achieve broad acceptance of our products and services by physicians and other healthcare stakeholders would severely limit our ability to implement the Internet-based business model.

    Likewise, failure to achieve or maintain market acceptance of Medscape.com, CBSHealthWatch.com and Medscape's AOL co-branded web sites would result in a loss of revenues. Medical professionals or consumers may not accept Medscape.com, CBSHealthWatch.com, or Medscape's AOL co-branded web sites or even the Internet, as a replacement for traditional sources of healthcare information. Market acceptance of Medscape.com, CBSHealthWatch.com and Medscape's AOL co-branded web sites depends upon continued growth in the use of the Internet generally and, in particular, as a source of healthcare information services for medical professionals and consumers.

    Achieving market acceptance for our products and services will require substantial marketing efforts and the expenditure of significant financial and other resources. Use of MedicaLogic/Medscape's products and services requires physicians to integrate MedicaLogic/Medscape's products and services into their office work flow and to adopt different behavior patterns and new methods of conducting business and exchanging information. Physicians may not choose to use MedicaLogic/Medscape's products and services.

THE BUSINESS MODEL OF PROVIDING INFORMATION AND SERVICES OVER THE INTERNET IS DIFFICULT TO EVALUATE AND THE MEDICALOGIC/MEDSCAPE BUSINESS MODEL IS NEW AND UNPROVEN.

    Because each of MedicaLogic and Total eMed recently began operations for their Internet-based businesses and Medscape only recently launched its consumer web sites, it is difficult to evaluate their businesses and prospects. The MedicaLogic/Medscape pro forma historical financial information included in this document is of limited value in projecting future operating results because we have no operating history as a combined organization and the emerging nature of our markets. We will initially derive a substantial portion of our revenue from non-Internet enterprise software and related services. We may never achieve favorable operating results or profitability.

MEDICALOGIC, MEDSCAPE AND TOTAL EMED HAVE INCURRED, AND WE WILL CONTINUE TO INCUR, NET OPERATING LOSSES WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

    Failure to achieve or maintain profitability could materially and adversely affect the market price of MedicaLogic/Medscape's common stock. In 1997, 1998 and 1999, MedicaLogic experienced net losses of approximately $10.8 million, $7.2 million and $28.0 million and Medscape experienced net losses of approximately $3.5 million, $3.9 million and $36.7 million. In 1998 and 1999, Total eMed experienced net losses of approximately $1.6 million and $7.9 million. At December 31, 1999, the three companies had accumulated losses of approximately $118.4 million. We will be investing heavily to develop our Internet-based products and services and expand sales and marketing capabilities related to our Internet-based business. We may continue to experience net losses and may not become profitable.

OUR FAILURE TO INTRODUCE NEW PRODUCTS AND SERVICES AND ENHANCE CURRENT PRODUCTS SUCCESSFULLY COULD ADVERSELY AFFECT THE IMPLEMENTATION OF OUR INTERNET-BASED BUSINESS MODEL.

    Any failure by MedicaLogic/Medscape to introduce planned products and services, or to enhance current products and services on schedule could make it difficult for MedicaLogic/Medscape to implement successfully its Internet-based business model. For example, MedicaLogic is working on enhancements that will allow LOGICIAN and LOGICIAN INTERNET to communicate with each other to facilitate connections between physicians in integrated healthcare delivery networks, who primarily use LOGICIAN, and physicians who use LOGICIAN INTERNET. MedicaLogic/Medscape may not be able to introduce products, services and enhancements on schedule, or at all.

IF WE FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS, WE MAY BE UNABLE TO SUSTAIN OR GROW OUR BUSINESS.

    MedicaLogic/Medscape will depend upon strategic relationships to extend the reach of its products and services to a larger number of participants in the healthcare industry, develop and deploy new products and generate additional revenue. If MedicaLogic/Medscape loses any of its existing strategic relationships or fails to establish additional strategic relationships, or if its strategic relationships fail to provide anticipated benefits, MedicaLogic/Medscape may not be able to sustain or grow its business. We have limited experience in establishing and maintaining strategic relationships with healthcare and Internet industry participants. Entering into strategic relationships is complicated by the following factors:

    - current or future strategic partners may decide to compete with us in some or all of our markets;

    - key participants in the healthcare industry may refuse to establish strategic relationships with us if we have entered into relationships with their competitors; and

    - potential strategic partners may be reluctant to work with us until our products and services have obtained widespread market acceptance.

INTENSE COMPETITION MAY LEAD TO REDUCED SALES OF OUR PRODUCTS AND SERVICES.

    The industries in which MedicaLogic, Medscape and Total eMed compete are intensely competitive and subject to fragmentation, high growth and rapid technological change. MedicaLogic faces significant competition from traditional healthcare information system vendors and Internet healthcare companies as they expand their product offerings. Medscape currently competes, or potentially competes, with many providers of web content, information services and products, as well as traditional media and promotional efforts, for audience attention and advertising and sponsorship expenditures. Total eMed competes with many Internet-based and non-Internet-based medical transcription services companies. Many of these companies have significantly greater financial resources than MedicaLogic/ Medscape will have, as well as well-established brand names and large installed customer bases. We may be unable to compete successfully against these organizations.

OUR FAILURE TO RETAIN AND ATTRACT KEY PERSONNEL COULD SIGNIFICANTLY HINDER THE EXECUTION OF OUR BUSINESS STRATEGY.

    Our success depends in large part on the continued service of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees.

Individuals with experience and expertise related to the successful operation of an Internet-based business are currently in great demand and difficult to recruit and retain. If one or more of our key employees leaves MedicaLogic/Medscape and we are unable to find a replacement with the combination of skills and attributes necessary to execute our strategy, we may be unable to execute our strategy successfully. In particular, the service of Dr. Mark K. Leavitt, our chairman and chief executive officer, is integral to the execution of our business strategy. We do not maintain key person life insurance on any of our employees.

IF MEDICALOGIC OR TOTAL EMED FAILS TO ACHIEVE A SIGNIFICANT MARKET SHARE, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY.

    To be successful, MedicaLogic and Total eMed must gain significant market share with their products and services before competitors introduce alternative products and services. Failure to achieve a significant market share may materially reduce our ability to compete successfully, if at all, with other market participants and may lead to reduced sales of our products and services.

MEDSCAPE HAS DEPENDED, AND MEDICALOGIC/MEDSCAPE WILL DEPEND, ON THE PHARMACEUTICAL INDUSTRY FOR A SIGNIFICANT PORTION OF ITS REVENUES.

    MedicaLogic/Medscape's revenues could seriously decrease if there were adverse developments in the pharmaceutical industry. MedicaLogic/Medscape's near-term and long-term prospects depend upon selling its services to the pharmaceutical industry. In 1998, 92% of Medscape's revenues were derived from services provided to pharmaceutical companies. In 1999, 91% of Medscape's revenues were derived from services provided to pharmaceutical companies. Accordingly, our success is highly dependent on the sales and marketing expenditures of pharmaceutical companies and our ability to attract these expenditures. Some of the adverse developments in the pharmaceutical industry that could affect our revenues would be:

    - a reduction in sales and marketing expenditures of pharmaceutical companies;

    - public or private market initiatives or reforms designed to regulate the manner in which pharmaceutical companies promote their products;

    - regulatory or legislative developments that discourage or prohibit pharmaceutical companies' promotional activities;

    - a decrease in the number of new drugs being developed; or

    - the adoption of current legislative and regulatory proposals to control drug costs for Medicare and Medicaid patients, including proposals in the U.S. Congress.

OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR BUSINESS OPERATIONS.

    MedicaLogic, Medscape and Total eMed have rapidly and significantly expanded their operations. MedicaLogic/Medscape will need to continue to expand rapidly. Difficulties in managing any future growth could have a significant negative impact on our business operations, increase our costs and make it more difficult for us to achieve profitability. We may not be able to project the rate or timing of increases in the use of our products and services accurately or to expand and upgrade our systems and infrastructure to accommodate these increases. Our future results of operations will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems in response to our anticipated rapid growth.

MEDSCAPE HAS RELIED, AND WE WILL RELY, ON MEDSCAPE'S AGREEMENTS WITH CBS FOR SIGNIFICANT PROMOTION AND ADVERTISING, AND THE EARLY TERMINATION OF THESE AGREEMENTS COULD NEGATIVELY AFFECT OUR FINANCIAL RESULTS AND STOCK PRICE.

    If Medscape's agreements with CBS are terminated prior to the end of their term, our financial results and stock price could be adversely affected.

    Under a license agreement, Medscape licenses the "CBS" trademark and "Eye" design and health-related news content from CBS. The "CBS" trademark and "Eye" design are very important to Medscape's marketing and brand building activities for Medscape's consumer web sites. Medscape's license agreement with CBS will expire on August 3, 2006 and CBS has no obligation to renew it. Under specified circumstances, CBS also has the right to terminate that agreement and keep its MedicaLogic/Medscape stock.

CBS HAS SIGNIFICANT CONTROL OVER THE CONTENT OF MEDSCAPE'S CONSUMER WEB SITES AND ITS ADVERTISING AND PROMOTION OF MEDSCAPE'S WEB SITES.

    Under Medscape's license agreement with CBS, CBS can require us to remove any content on Medscape's consumer web sites which CBS determines conflicts with, interferes with or is detrimental to its reputation or business or for other reasons. Medscape is also required to conform to CBS's guidelines for the use of its trademark. CBS has the right to approve all materials, such as marketing materials, that include the "CBS" trademark and "Eye" design. Because of these restrictions, we may not be able to perform our desired marketing activities.

    CBS agreed, with some limitations, to provide Medscape with approximately $150 million of advertising and on-air promotions during the period from August 3, 1999 through August 3, 2006. However, CBS has discretion as to the timing and placement of these advertisements and promotions. CBS could change the manner in which it promotes Medscape. CBS also makes no guarantees as to the demographic composition or size of the audience that views these advertisements or promotions. This advertising and on-air promotion, as well as our association with the CBS brand, are important elements of our strategy to increase brand awareness. This obligation to provide advertising and promotion may terminate at CBS's option if the license agreement with CBS terminates.

MEDSCAPE HAS RELIED, AND WE WILL RELY, ON MEDSCAPE'S AGREEMENT WITH AOL FOR SIGNIFICANT PROMOTION AND ADVERTISING, AND ITS TERMINATION COULD NEGATIVELY AFFECT OUR FINANCIAL RESULTS AND STOCK PRICE.

    If Medscape's agreement with AOL is terminated prior to the end of its term, our financial results and stock price could be adversely affected.

    Medscape's relationship with AOL and the impressions to be delivered by AOL are very important to our marketing and brand building activities for our consumer web sites. Medscape's agreement with AOL will expire on September 3, 2002. The agreement may be extended unilaterally by AOL for nine months, but AOL has no obligation to extend or renew it. Medscape's merger with MedicaLogic gives AOL the right to terminate the agreement or to continue the agreement and receive all payments due to it under the agreement. In addition, under specified circumstances, AOL has the right to terminate the agreement or its obligation to provide us with the impressions and keep the warrants it received from Medscape.

AOL MAY LIMIT THE CONTENT OF MEDSCAPE'S AOL CO-BRANDED CONSUMER WEB SITES AND MEDSCAPE'S ABILITY TO WORK WITH THIRD PARTIES, WHICH COULD IMPEDE OUR GROWTH, NEGATIVELY AFFECT USER LOYALTY, REDUCE TRAFFIC ON OUR WEB SITES AND REDUCE REVENUES.

    Under Medscape's interactive services agreement with AOL, AOL has significant control over the content, interactive tools and links to other web sites that we may feature on Medscape's AOL co-branded consumer sites. Medscape is also prohibited from linking to or selling advertising to specified third parties. AOL could limit the content, tools and links available on Medscape's co-branded consumer sites to an extent that might make these sites less useful and attractive to users, which could negatively affect user loyalty and reduce traffic on the sites.

AOL HAS SIGNIFICANT CONTROL OVER ITS PROMOTION OF MEDSCAPE'S CONSUMER WEB SITES, WHICH MAY NEGATIVELY IMPACT OUR OPERATING RESULTS.

    If AOL does not promote Medscape's consumer web sites in a manner that generates traffic to those sites, our future prospects could be harmed and our revenues will decline. AOL has broad discretion as to the form, placement, timing and nature of its promotions of Medscape's co-branded sites. AOL may choose not to promote the co-branded web sites in a way that we believe is most effective. Medscape's agreement with AOL does not give Medscape the power to redirect the AOL promotions. AOL also makes no guarantees as to the demographic composition of the audience that views these promotions.

MEDSCAPE HAS DEPENDED, AND WE WILL DEPEND, ON REVENUES FROM ADVERTISING AND SPONSORSHIPS, AND THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET ADVERTISING AND SPONSORSHIP IS UNCERTAIN.

    Our future success depends on an increase in the use of the Internet as an advertising medium. Most of Medscape's revenues have been derived from the sale of advertisements and sponsorships on Medscape's web sites, and Medscape expects this to continue for the foreseeable future. The market for Internet advertising may not continue to emerge or become sustainable. If the market for Internet advertising and sponsorship fails to develop or develops more slowly than expected, our revenues will decline.

    The Internet advertising market is new and rapidly evolving. It cannot yet be compared with the traditional advertising market to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for Internet advertising. Many of Medscape's advertising customers and sponsors have limited experience with Internet advertising and sponsorship and may ultimately conclude that Internet advertising and sponsorship are not effective relative to traditional advertising media and sponsorship opportunities. Different pricing models are used to sell advertising on the web, and it is difficult to predict which model, if any, will emerge as the industry standard. This makes it difficult to project our future advertising and sponsorship rates and revenues.

    In addition, widespread adoption or increased use by Internet users of filter software programs that allow them to limit or remove advertising from their desktops or the adoption of this type of software by Internet access providers could have a material adverse effect on the viability of advertising on the Internet and on our financial condition.

OUR BUSINESS WILL SUFFER IF WE FAIL TO SUCCESSFULLY INTEGRATE ANY ACQUIRED TECHNOLOGIES AND COMPANIES IN THE FUTURE.

    Integrating any newly acquired organizations and technologies into MedicaLogic/Medscape in the future could be expensive, time consuming and may strain our resources. Future acquisitions could divert management's attention from other business concerns and expose us to unforeseen liabilities or risks associated with entering new markets. In addition, we may lose key employees while integrating these new companies. We may also lose our current customers if any acquired companies have relationships with competitors of our customers. Consequently, we may not be successful in integrating acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. Also, these acquisitions may not result in sufficient revenues or earnings to justify our investment in, or expenses related to, these acquisitions, and synergies may not develop. Our industry is consolidating and we expect that we will face intensified competition for acquisitions, especially from larger, better-funded organizations. If we fail to execute our acquisition strategy successfully for any reason, our business will suffer significantly.

FAILURE TO CONTINUE TO EXPAND AND ADAPT MEDICALOGIC'S AND TOTAL EMED'S NETWORK INFRASTRUCTURE TO ACCOMMODATE INCREASED USE BY OUR CUSTOMERS COULD MAKE IT DIFFICULT TO SUCCESSFULLY IMPLEMENT OUR INTERNET-BASED BUSINESS MODEL.

    To successfully implement our Internet-based business model, we must continue to expand and adapt MedicaLogic's and Total eMed's network infrastructure to accommodate additional users, increased transaction volumes and changing customer requirements. Our infrastructure may not accommodate increased use while maintaining acceptable overall performance. To date, MedicaLogic has processed a limited number and variety of Internet-based transactions. In addition, MedicaLogic's and Total eMed's Internet products and services have only been used by a limited number of physicians and healthcare consumers. An unexpectedly large increase in the volume or pace of traffic on our web sites, the number of physicians using LOGICIAN INTERNET or MedicaLogic's and Total eMed's other Internet-based products and services, or orders placed by customers may require us to expand and further upgrade our technology. This expansion and adaptation would be expensive and would divert our attention from other activities.

OUR SYSTEMS MAY EXPERIENCE FAILURES WHICH COULD CAUSE OUR REVENUES TO DECLINE.

    Any significant interruption in our operations would cause our revenues to decline. Medscape has experienced periodic system interruptions in the past, which may occur again. Any significant interruptions in our services or an increase in response time could result in a loss of potential or existing users and members, strategic partners or advertisers and sponsors and, if sustained or repeated, could reduce the attractiveness of our web sites to these parties in the future. The insurance policies of MedicaLogic, Medscape and Total eMed have low coverage limits and, therefore, cannot adequately compensate us for any material losses that may occur due to disruptions in our service.

    Medscape's web sites may be required to accommodate a high volume of traffic and deliver frequently updated information. Users may experience slower response times or system failures due to increased traffic on these web sites or for a variety of other reasons. Medscape depends on content providers to provide information and data feeds on a timely basis. These web sites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS.

    Our security measures may not prevent security breaches. Substantial or ongoing security breaches on our system or other Internet-based systems could reduce user confidence in our web sites and other Internet-based products and services, leading to reduced usage and lower revenues. The secure transmission of confidential information over the Internet is essential in maintaining confidence in our web sites and will be increasingly important as we expand our consumer-oriented and Internet-based offerings. Consumers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet and, therefore, our products and services. We will need to incur significant expense to protect against and remedy security breaches.

    A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Employees who handle proprietary information may also misappropriate that information. Security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. We also face risks associated with security breaches affecting third parties conducting business over the Internet.

MEDSCAPE'S BRANDS MAY NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO CONTINUE TO GROW MEMBERSHIP AND TRAFFIC AND ATTRACT ADVERTISERS AND SPONSORS.

    Broad recognition and a favorable audience perception of the Medscape brands are essential to our future success. Any failure to increase membership and traffic on Medscape's web sites may make it difficult to attract advertisers and sponsors. Successful positioning of the Medscape brands will largely depend on:

    - the success of our advertising and promotional efforts; and

    - our ability to continue to provide a high-quality experience for our audience.

MEDICALOGIC/MEDSCAPE AND ITS MANAGEMENT HAVE LIMITED EXPERIENCE WITH INTERNATIONAL OPERATIONS, WHICH MAY RESULT IN ITS INABILITY TO SUCCEED ON AN INTERNATIONAL LEVEL.

    Our revenues could be adversely affected if our current or future foreign business associates are unable to market successfully and operate our online services in foreign markets. To date, MedicaLogic/ Medscape and its management have had limited experience in developing localized versions of MedicaLogic/Medscape's online services and in marketing and operating our online services internationally. One element of our strategy is to develop our online service brands in international markets. To achieve this, it is necessary for us to enter into relationships with foreign business partners. We may experience difficulty in obtaining these partners and managing international operations because of distance, trade regulation, language barriers and cultural differences.

BECAUSE TOTAL EMED DOES NOT HAVE PROPRIETARY RIGHTS IN THE SOFTWARE IT USES, IT CANNOT PREVENT OTHERS FROM BUILDING A SIMILAR PLATFORM.

    Total eMed generally has no proprietary rights in the software or hardware that comprises its platform. The platform has been structured using commercially available software and hardware. Thus, it does not have the protection of patent, copyright or trademark laws to prevent others from building a similar platform and offering the same services.

FUTURE STOCK ISSUANCES WILL DILUTE OUR SHAREHOLDERS AND COULD RESULT IN ADVERSE ACCOUNTING CONSEQUENCES.

    We intend to pay for some of our acquisitions by issuing additional common stock and this would dilute our shareholders. We may also use cash to buy companies or technologies, and we may need to incur debt to pay for these acquisitions. Acquisition financing may not be available on favorable terms or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would materially increase our operating expenses.

SALES OF LARGE AMOUNTS OF OUR SHARES FOLLOWING THE MERGERS COULD ADVERSELY AFFECT OUR STOCK PRICE.

    The market price of the MedicaLogic/Medscape common stock could fall dramatically if shareholders sell large amounts of stock in the public market following the mergers. These sales, or the possibility that these sales may occur, could make our shareholders unable to realize the value of the merger consideration received, as measured prior to completion of the mergers, and may make it more difficult for us to sell equity or equity-related securities in the future. Before the mergers, a significant portion of the common stock of MedicaLogic and Medscape was subject to restrictions on transfer under federal securities laws and "lock-up" agreements with the underwriters of their initial public offerings, and there was no public market for the capital stock of Total eMed. On or shortly after the mergers, all of the shares of MedicaLogic/Medscape will be eligible for immediate sale. However, shares held by affiliates of the companies will be subject to limitations on the volume of sales under federal securities laws. Some MedicaLogic/Medscape shareholders will also have the right to demand registration of their shares for resale.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION MAY BE ADVERSELY AFFECTED.

    Our ability to compete depends upon our proprietary systems and technology, including LOGICIAN INTERNET and LOGICIAN. The steps MedicaLogic, Medscape and Total eMed currently take to protect their intellectual property rights may prove to be inadequate, time consuming and expensive. Misappropriation of our intellectual property may make us less competitive and require us to engage in expensive litigation to enforce or protect our intellectual property rights or to defend against claims of invalidity.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US CAN BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

    MedicaLogic previously has been, and we in the future could be, subjected to intellectual property infringement claims. We could incur substantial costs and diversion of management resources defending any infringement claims. In addition, a party making a claim could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. Licenses for intellectual property of third parties that might be required for our products or services may not be available on commercially reasonable terms, or at all.

           RISKS RELATING TO THE HEALTHCARE INDUSTRY AND THE INTERNET

FEDERAL AND STATE LEGISLATION AND REGULATION AFFECTING THE HEALTHCARE INDUSTRY COULD SEVERELY RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.

    MedicaLogic, Medscape and Total eMed are subject to federal and state legislation and regulation affecting the healthcare industry. Existing and new laws and regulations applicable to the healthcare industry could have a material adverse effect on our ability to operate our business. The federal and state governments extensively regulate the confidentiality and release of patient records. Additional legislation governing the distribution of medical records and health information has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover, we may be restricted or prevented from delivering patient records or health information electronically.

    Other legislation currently being considered at the federal level could also negatively affect our business. For example, the Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions and identifiers, prescribed security measures and other provisions within two years after the adoption of final regulations by the Department of Health and Human Services.

    A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibit payments that are intended to induce physicians or others to acquire, arrange for or recommend the acquisition of healthcare products or services. Another federal law, commonly known as the Stark law, prohibits physicians from referring Medicare and Medicaid patients for designated health services to entities with which they have a financial relationship, unless that relationship qualifies for an explicit exception to the referral ban. The application and interpretation of these laws are complex and difficult to predict and could constrain our financial and marketing relationships or our ability to obtain pharmaceutical company sponsorship for our products.

STATE RESTRICTIONS ON THE PRACTICE OF MEDICINE MAY NEGATIVELY AFFECT OUR ACTIVITIES.

    Any finding in a state that we are not in compliance with its laws could require us to restructure our services, which could adversely affect our revenues or share price. The laws in some states prohibit some business entities, such as MedicaLogic/Medscape, from practicing medicine. This is commonly referred to as the prohibition against the "corporate practice of medicine." These laws generally prohibit us from employing physicians to practice medicine or from directly furnishing medical care to patients. Each state has license requirements for the practice of medicine within that state, and some states consider the receipt of an electronic transmission of selected healthcare information in that state to be the practice of medicine. Some states have similar prohibitions on corporate practice and license requirements for other regulated health care professions (for example, nurse practitioners or pharmacists). These laws restrict our activities and the extent to which we can provide medical advice to consumers, physicians and others. If challenged, our activities may not be found to be in compliance with these laws. We are also expanding internationally, and may face similar restrictions on our activities outside the United States.

THE INTERNET IS SUBJECT TO MANY LEGAL UNCERTAINTIES AND POTENTIAL GOVERNMENT REGULATIONS THAT MAY DECREASE DEMAND FOR OUR SERVICES, INCREASE OUR COST OF DOING BUSINESS OR OTHERWISE HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL RESULTS OR PROSPECTS.

    Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our financial results and prospects.

    Laws and regulations may be adopted in the future that address Internet-related issues, including online content, user privacy, pricing and quality of products and services. For example, although it was held unconstitutional, in part, the Communications Decency Act of 1996 prohibited the transmission over the Internet of various types of information and content. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on the Internet service providers.

    The United States or foreign nations may adopt legislation aimed at protecting Internet users' privacy. This legislation could increase our cost of doing business and negatively affect our financial results. For example, the Federal Trade Commission will start enforcing requirements under the Children's Online Privacy Protection Act in April 2000. The Act applies to the online collection of personal information from children under 13, and imposes significant compliance burdens and potential penalties on operators of web sites that collect covered information. Moreover, it may take years to determine the extent to which existing laws governing issues like property ownership, libel, negligence and personal privacy are applicable to the Internet. Currently, U.S. privacy law consists of disparate state and federal statutes regulating specific industries that collect personal data. Most of them predate and therefore do not specifically address online activities. However, European nations are now implementing a European Union Data Privacy Directive regulating the transmission and storage of personal information and data. In addition, a number of comprehensive legislative and regulatory privacy proposals are now under consideration by federal, state and local governments in the United States. In some cases, such as the European Directive, these comprehensive privacy proposals include special rules that provide added protections for sensitive information, including information about health and medical conditions.

    State and federal laws that protect individual health information may limit our plans to collect, use and disclose that information.

    If we fail to comply with current or future laws or regulations governing the collection, dissemination, use and confidentiality of patient health information, this failure could have a material adverse effect on our business, operating results and financial condition.

    Consumers sometimes enter private health information about themselves or their family members when using our services. Physicians or other health care professionals who use our products may directly enter health information about their patients, including information that constitutes a medical record under applicable law, that we will store on our computer systems. Also, our systems record use patterns when consumers access our databases that may reveal health-related information or other private information about the user. Numerous federal and state laws and regulations, the common law and contractual obligations govern collection, dissemination, use and confidentiality of patient-identifiable health information, including:

    - state privacy and confidentiality laws;

    - our contracts with customers and partners;

    - state laws regulating health care professionals, such as physicians, pharmacists and nurse practitioners;

    - Medicaid laws;

    - the Health Insurance Portability and Accountability Act of 1996 and related rules proposed by the Health Care Financing Administration; and

    - Health Care Financing Administration standards for Internet transmission of health data.

    The U.S. Congress has been considering proposed legislation that would establish a new federal standard for protection and use of health information. In addition, the laws of other countries also govern the use of and disclosure of health information. Any failure by us or our personnel or partners to comply with any of these legal and other requirements could result in material liability. Although we have systems in place for safeguarding patient health information from unauthorized disclosure, these systems may not preclude successful claims against us for violation of applicable law or other requirements. Other third-party sites or links that consumers access through our web sites also may not maintain systems to safeguard this health information, or may circumvent systems we put in place to protect the information from disclosure. In some cases, we may place our content on computers that are under the physical control of others, which may increase the risk of an inappropriate disclosure of health information. For example, both MedicaLogic and Medscape currently contract out the hosting of our web sites to third parties. In addition, future laws or changes in current laws may necessitate costly adaptations to our systems.

    In the year 2000, the Department of Health and Human Service expects to finalize proposed regulations at the federal level authorized under the Health Insurance Portability and Accountability Act of 1996. These proposed regulations will establish a new federal standard for privacy of health information. We believe that these regulations, which will not be effective until two years from finalization, will directly regulate some aspects of our business. Achieving compliance with these regulations could cost us significant amounts or delay or prevent implementation of our business model, and any noncompliance by us could result in civil and criminal penalties. In addition, development of related federal and state regulations and policies on confidentiality of health information could negatively affect our business.

    We intend to develop medical information systems and market research services that we will use to collect, analyze and report aggregate medical care, medical research, outcomes and financial data pertaining to items such as prescribing patterns and usage habits. Some states have enacted legislation regulating the aggregation of health information and the manipulation, use and ownership of that aggregated data, even when this data does not reveal the patient's identity. Because this area of the law is rapidly changing, our collection, analysis and reporting of aggregate healthcare data maintained in our database may not at all times and in all respects comply with laws or regulations governing the ownership, collection and use of this data. Future laws or changes in current laws governing the ownership, collection and use of aggregate healthcare data may necessitate costly adaptations to our systems or limit our ability to use this data.

FDA AND FTC REGULATIONS ON ADVERTISING AND PROMOTIONAL ACTIVITIES MAY BE BURDENSOME AND NEGATIVELY AFFECT OUR ABILITY TO PROVIDE SOME APPLICATIONS OR SERVICES, WHICH COULD LEAD TO HIGHER THAN ANTICIPATED COSTS OR LOWER THAN ANTICIPATED REVENUES.

    Complying with Food and Drug Administration and Federal Trade Commission regulations may be time consuming, burdensome and expensive and could negatively affect our ability to continue providing some applications or services, or to introduce new applications or services in a timely manner. This may result in higher than anticipated costs or lower than anticipated revenues. In addition, because part of our business involves direct-to-consumer advertising of prescription drugs, any increase in FDA or FTC regulation of these advertisements or the enforcement of these regulations or policies could make it more difficult for us to provide existing or future applications or services to our audience or obtain the necessary corporate sponsorship to do so.

    Any current or future regulatory requirements that the FDA or the FTC impose on us or our advertisers and sponsors could harm us by:

    - making it harder to persuade pharmaceutical, biotechnology and medical device companies to advertise or promote their products on our web sites, or to sponsor programs that we offer to healthcare professionals and the public;

    - restricting our ability to continue to provide some of our services or content, or to introduce new services or content in a timely manner;

    - damaging our relationships with pharmaceutical, biotechnology and medical device companies, particularly if programs we recommend or endorse result in FDA or FTC enforcement action directed against us or these companies; or

    - making it more expensive and time-consuming to comply with new requirements.

    As a consequence of these harms, we might lose advertising or sponsorship revenue, spend significant amounts of our limited resources on regulatory experts in the area of FDA or FTC compliance, or receive adverse publicity that negatively affects share value. In addition to existing FDA and FTC regulation of advertising and promotion by pharmaceutical, biotechnology and medical device companies, our business faces a potential risk of increased FDA and FTC regulation of these activities in an online context.

CHANGES IN EXISTING FDA REGULATORY REQUIREMENTS OR POLICIES, OR OUR FAILURE TO COMPLY WITH CURRENT OR FUTURE REQUIREMENTS OR ADOPTION OF NEW REQUIREMENTS COULD INCREASE OUR COST OF DOING BUSINESS AND CAUSE OUR REVENUES TO DECLINE.

    We face potential FDA regulation of software that we develop for use on our web sites. Some computer applications and software are considered medical devices and are subject to regulation by the FDA. If FDA regulations were applicable to any of our products and services, complying with those regulations would be time consuming, burdensome and expensive and could delay or prevent introduction of new products or services.

    While the FDA's policies regarding the regulation of software are evolving, based on the FDA's informal policy statements regarding the scope of its regulation of stand-alone software, none of MedicaLogic, Medscape or Total eMed believes that its current products or services are subject to FDA regulation as medical devices because they do not meet the statutory definition of a device. However, the FDA may take the view that some of our current or future applications or services do in fact meet the definition of a medical device and, therefore, are subject to regulation, or the FDA may change its policies or regulations with respect to regulation of software or Internet technologies. Also, we may expand our product and service offerings into areas that subject us to FDA regulation. If the FDA finds that our software is subject to regulation as a medical device, the applicable regulatory controls could include both premarket and postmarket requirements and the FDA might require us:

    - to obtain premarket clearance or approval of the medical device software from the FDA, which might include the conduct of supporting clinical trials or other studies;

    - to register ourselves as a medical device manufacturer and to list our devices with the FDA;

    - to create our software in compliance with the FDA design and manufacturing standards;

    - to permit the FDA to inspect our facilities and records; and

    - to make periodic reports to the FDA.

    Neither MedicaLogic, Medscape, nor Total eMed have any experience in preparing the required documentation for FDA clearance or approval of a medical device, including the conduct of supporting clinical trials or other studies, or complying with other FDA regulations that would apply both before and after clearance or approval.

                         RISKS RELATING TO THE MERGERS

THE VALUE OF YOUR MERGER CONSIDERATION MAY FLUCTUATE.

    The value of the consideration received by Medscape and Total eMed stockholders in the mergers may be different from the value at the time of the signing of the merger agreements, the date of this document and the date of the shareholder meetings, since it may vary depending on fluctuations in the value of the MedicaLogic common stock. Factors that could cause these fluctuations include:

    - changes in the business, operations or prospects of MedicaLogic, Medscape or Total eMed;

    - market assessments of the likelihood that the mergers will be completed;

    - the date of the completion of the mergers;

    - regulatory considerations;

    - industry developments; and

    - general market and economic conditions.

Accordingly, we urge you to obtain current market quotations for MedicaLogic common stock.

WE WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT US FROM SUCCESSFULLY INTEGRATING MEDICALOGIC, MEDSCAPE AND TOTAL EMED.

    The mergers involve risks related to the integration and management of technology, operations and personnel. The integration of MedicaLogic, Medscape and Total eMed will be a complex, time consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. Following the mergers, we must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. We may encounter substantial difficulties, costs and delays involved in integrating the operations of MedicaLogic, Medscape and Total eMed, including:

    - potential incompatibility of business cultures;

    - potential conflicts in sponsor, advertising or strategic relationships;
      and

    - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

THE MERGERS MAY FAIL TO QUALIFY FOR TAX-FREE TREATMENT.

    We have structured the mergers to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service has not provided a ruling on the matter, Medscape will obtain a legal opinion that the MedicaLogic/Medscape merger qualifies as a tax-free reorganization, and Total eMed will obtain a legal opinion that the MedicaLogic/Total eMed merger qualifies as a tax-free reorganization. These opinions neither bind the IRS nor prevent the IRS from adopting a contrary position. If your merger fails to qualify as a tax-free reorganization, you would recognize gain on each share surrendered in the amount of the difference between your basis in the share and the fair market value of the merger consideration you receive.

A PORTION OF THE SHARES ISSUABLE TO TOTAL EMED STOCKHOLDERS WILL BE HELD IN ESCROW.

    If you are a Total eMed stockholder, five percent of the MedicaLogic shares issuable to you in the MedicaLogic/Total eMed merger will be deposited in an escrow fund and may be held by the escrow agent for one year or more. These shares will be available to compensate MedicaLogic for any damages incurred as a result of any inaccuracy or breach of Total eMed's representations and warranties in the MedicaLogic/Total eMed merger agreement. In addition, MedicaLogic shares issuable to you in the MedicaLogic/Total eMed merger having a value equal to $21,000,000, based on the average closing price of MedicaLogic shares for the ten trading days before the date of the merger, will be deposited in a separate escrow fund. These shares will be available to compensate MedicaLogic for any damages incurred as a result of a lawsuit that has been filed against Total eMed and its founder. Accordingly, Total eMed stockholders may suffer a loss of their escrowed shares.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This document and the accompanying documents or documents incorporated by reference contain forward-looking statements that are subject to risks and uncertainties. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions in this document or in the materials included with this document. We caution you not to place undue reliance on these statements, which only speak as of the date of the document in which they are contained. Forward-looking statements include information concerning possible or assumed future results of operations of MedicaLogic, Medscape or Total eMed, including any forecasts, projections and descriptions of anticipated cost savings or other anticipated synergies related to the mergers. You should note that many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements. These factors include the following:

    - the mergers may not be completed;

    - regulatory authorities may make adverse determinations regarding the mergers;

    - expected cost savings from the mergers may not be fully realized or realized within the expected time frame;

    - revenues following the mergers may be lower than expected;

    - competitive pressures facing our companies may increase significantly;

    - costs or difficulties related to the integration of the businesses of our companies may be greater than expected;

    - demands placed on management may increase because of the substantial increase in the combined company's size;

    - financing and other costs may increase unexpectedly;

    - general economic or business conditions where our companies do business, either nationally or internationally, may be less favorable than expected;

    - legislative or regulatory changes may adversely affect the industries in which our companies compete; and

    - other opportunities may be presented to and pursued by our companies.

    All subsequent written and oral forward-looking statements attributable to any of us or persons acting on our behalf are qualified in their entirety by the cautionary statements contained or referred to in the paragraph above. None of us promises to release publicly any revisions to any forward-looking statements to reflect:

    - events or circumstances after the date of this document or the accompanying documents or the documents incorporated by reference; or

    - the occurrence of unanticipated events.

    You should also read the risk factors beginning on page 16.

              SELECTED CONSOLIDATED FINANCIAL DATA OF MEDICALOGIC

    The following selected consolidated financial data should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations of MedicaLogic" and the consolidated financial statements and notes of MedicaLogic that are included in this document. The following information has been derived from the audited consolidated financial statements of MedicaLogic beginning on page F-3:

    - consolidated statements of operations data for the three-year period ended December 31, 1999; and

    - consolidated balance sheet data as of December 31, 1998 and 1999.

    The following information has been derived from the audited consolidated financial statements of MedicaLogic not included in this document:

    - consolidated statements of operations data for the two-year period ended December 31, 1996; and

    - consolidated balance sheet data as of December 31, 1995, 1996 and 1997.

    We encourage you to read the consolidated financial statements included in this document. Historical results of operations are not necessarily indicative of future results.

                                                             YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------------
                                                 1995       1996       1997       1998       1999
                                               --------   --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Licenses...................................  $ 6,765    $  6,845   $  7,617   $10,410    $ 12,261
  Service and support........................      772       2,819      5,190     5,750       7,456
                                               -------    --------   --------   -------    --------
Total revenues...............................    7,537       9,664     12,807    16,160      19,717
Operating expenses:
  Cost of licenses...........................    1,036       2,089      1,702       939       1,163
  Cost of service and support................    2,105       4,031      6,054     5,815       7,171
  Marketing and sales........................    5,061       6,667      7,681     7,882      21,740
  Research and development...................    2,980       6,583      7,047     8,071      13,260
  General and administrative.................      582         718      1,315     1,151       5,467
                                               -------    --------   --------   -------    --------
Total operating expenses.....................   11,764      20,088     23,799    23,858      48,801
                                               -------    --------   --------   -------    --------
Operating loss...............................   (4,227)    (10,424)   (10,992)   (7,698)    (29,084)
                                               -------    --------   --------   -------    --------
Other income (expense) net...................      (34)        109        322       663       1,431
                                               -------    --------   --------   -------    --------
Loss before income taxes.....................   (4,261)    (10,315)   (10,670)   (7,035)    (27,653)
Provision for income taxes...................       --          --         --        --          --
Accretion of preferred stock redemption
  preference.................................       --         (49)      (149)     (197)       (334)
                                               -------    --------   --------   -------    --------
Net loss attributed to common shareholders...  $(4,261)   $(10,364)  $(10,819)  $(7,232)   $(27,987)
                                               =======    ========   ========   =======    ========
Net loss per share:
  Basic and diluted..........................  $ (0.68)   $  (1.64)  $  (1.64)  $ (1.06)   $  (3.07)
                                               =======    ========   ========   =======    ========
Weighted average shares:
  basic and diluted..........................    6,302       6,318      6,580     6,807       9,108
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................  $10,614    $ 18,651   $  4,924   $ 4,718    $110,320
Working capital..............................   10,245      19,096     14,870    16,091     135,866
Total assets.................................   14,787      26,074     22,072    24,308     168,354
Long-term obligations, net of current
  portion....................................    1,454         977        278       679       2,233
Convertible redeemable preferred stock.......   15,795      35,867     42,791    49,782          --
Total shareholders' equity (deficit).........   (4,995)    (15,317)   (26,093)  (32,439)    149,840

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MEDICALOGIC

OVERVIEW

    MedicaLogic was founded in 1985 and released its first DOS-based electronic medical record product in 1989. In 1996, it released LOGICIAN, a Windows-based electronic medical record product. During 1999, MedicaLogic released its current version of LOGICIAN, for which an upgrade was shipped in the third quarter of 1999, and released its latest product LOGICIAN INTERNET in the fourth quarter of 1999. MedicaLogic's consumer web site, 98point6.com, is being tested in a pilot program and is expected to be introduced in the first half of 2000.

    MedicaLogic receives revenues from licensing its software products both directly to end-users and indirectly through resellers. Revenue is recognized from licenses when a signed agreement has been obtained, the delivery of the product has occurred, the fee is fixed and determinable, and collectibility is probable. MedicaLogic receives service revenues from customer support contracts and consulting contracts. Customer support revenue, which consists of annual subscription fees for ongoing support of the product, including upgrades, is recognized ratably over the term of the contract, which is typically one year. MedicaLogic derives consulting revenues primarily from the implementation services performed on a time-and-materials basis under separate service arrangements related to the implementation of software products. MedicaLogic recognizes revenues from consulting services as the services are performed.

    MedicaLogic recognizes software license revenues consistent with Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION, as amended by Statement of Position 98-4 and 98-9. These statements provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and have been applied to transactions entered into after January 1, 1998. The application of SOP 97-2 and related amendments have not had a material impact on MedicaLogic's results of operations.

    As a result of the implementation of its LOGICIAN INTERNET product, with revenues recognized for monthly subscriptions, along with a transition to monthly subscription-based pricing for its LOGICIAN enterprise products, MedicaLogic expects that its historical revenue sources, sales of software licenses and services will gradually be replaced by these subscriptions revenues. Because MedicaLogic's subscription business model is in an emerging stage, revenue and income potential from MedicaLogic's subscription products and services is unproven. For this reason, MedicaLogic expects historical revenue sources will continue to be major contributors to overall revenues. Despite the continued importance of historical revenue sources, you should not use MedicaLogic's past results as a basis to predict its future performance due to the implementation of MedicaLogic's subscription business model.

    MedicaLogic has two key metrics which will be reported on an on-going basis, "clinicians" and "online health records." Many types of health professionals use the LOGICIAN product, including medical personnel at the point of care, such as physicians, registered nurses, physician assistants and medical assistants, as well as a range of administrative support personnel such as front office and billing staff. For reporting purposes, MedicaLogic will define "clinicians" as health professionals involved at the point of care, excluding administrative support. In addition, clinicians will include registered users of the LOGICIAN INTERNET product. "Online health records" are defined as the electronic medical record equivalent to a paper-based medical chart for an individual patient.

    Costs of license revenues consist of licensing fees paid to third-party software vendors, product media, product duplication, and manuals. Costs of service revenues consist of implementation and support personnel and third-party service provider costs related to customer support. Third-party licensing fees represent charges for use of Oracle databases and industry specific content included in the software. The majority of these licensing fees are based on the number of licenses MedicaLogic distributes to customers. Marketing and sales expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, travel and promotional expenses and facility and communication costs. Research and development expenses consist primarily of salaries and benefits paid to software developers, quality assurance personnel and technical writers, equipment for software developers and payments to outside contractors. General and administrative expenses consist primarily of salaries, benefits and related costs for our finance, legal and other administrative personnel and professional services fees.

ACQUISITIONS

    Effective January 1999, MedicaLogic acquired PrimaCis Health Information Technology, Inc. in a transaction that was accounted for as a purchase. PrimaCis, which was founded by faculty members of the Baylor College of Medicine, was a developer of electronic medical record software and had developed in-depth Internet-based oncology content for its Internet site. MedicaLogic paid PrimaCis shareholders total consideration of $6.3 million and paid $153,000 in merger-related costs to acquire the outstanding shares of PrimaCis capital stock. These amounts consisted of $2.1 million in cash, the issuance of shares of MedicaLogic common stock valued at $3.3 million and the assumption of $1.1 million in PrimaCis' liabilities. Goodwill in the amount of $6.5 million, reflecting the excess of the purchase price for PrimaCis over the fair value of the net tangible and other intangible assets acquired, will be amortized on a straight-line basis over a four-year period.

    At about the time of the PrimaCis acquisition, MedicaLogic entered into an agreement with the Baylor College of Medicine. This agreement provides that for each purchase of licenses of LOGICIAN by December 31, 2002 by Baylor College of Medicine or any other institution or health care provider in the Houston, Texas area, MedicaLogic will issue as payment to Baylor College of Medicine shares of its common stock having a then-current fair market value equal to 50% of the license fees received from that sale, up to an aggregate maximum of $12.0 million of common stock.

RESULTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Revenues:
  Licenses..................................................     59.5%      64.4%      62.2%
  Service and support.......................................     40.5       35.6       37.8
                                                               ------     ------     ------
  Total revenues............................................    100.0      100.0      100.0

Operating expenses:
  Cost of licenses..........................................     13.3        5.8        5.9
  Cost of service and support...............................     47.3       36.0       36.4
  Marketing and sales.......................................     60.0       48.8      110.3
  Research and development..................................     55.0       49.9       67.3
  General and administrative................................     10.3        7.1       27.7
                                                               ------     ------     ------
Total operating expenses....................................    185.9      147.6      247.6
  Operating loss............................................    (85.9)     (47.6)    (147.6)
Total other income (expense), net:..........................      2.5        4.1        7.3
Loss before income taxes....................................    (83.4)     (43.5)    (140.3)
  Provision for income taxes                                       --         --         --
                                                               ------     ------     ------
Net loss....................................................    (83.4)%    (43.5)%   (140.3)%
                                                               ======     ======     ======

    COMPARISON OF YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

    As of December 31, 1999, over 7,800 clinicians maintained more than
8.1 million electronic medical records with MedicaLogic products. These totals represent approximately 55% and 40% increases over year earlier figures of approximately 5,000 clinicians and 5.8 million electronic medical records, respectively.

    During 1997, VHA, Inc. accounted for approximately 23% of total revenues and Wake Forest Baptist Medical Center accounted for approximately 13% of total revenues. In 1998, VHA, Inc., accounted for approximately 20% of total revenues. During 1999, Baylor College of Medicine accounted for approximately 16% of total revenues, and Texas Childrens Hospital accounted for approximately 13% of total revenues.

    Since inception, but increasingly during the past year, MedicaLogic has made substantial investments in infrastructure and in staffing and management to accommodate current and anticipated future growth. From January 1, 1999 through December 31, 1999, it hired 146 employees, or approximately 49% of the current workforce, and invested approximately $12.5 million in capital assets. A large portion of these assets is dedicated to the development of the Internet Health Services Center. The planned growth will require additional staff and infrastructure.

    For the year ended December 31, 1999, MedicaLogic recorded aggregate deferred compensation of $4.7 million for the grant of stock options and restricted stock at prices less than the deemed fair value on the grant date. The deferred compensation is being amortized over the vesting period of the securities, which is generally three years. Of the total deferred compensation, $0.4 million was amortized during 1999. MedicaLogic expects to amortize approximately $1.6 million, $1.6 million and $1.2 million for the years 2000, 2001 and 2002.

    MedicaLogic has incurred net losses each year since it began operations. The Company incurred net losses of approximately $10.7 million, $7.0 million and $27.7 million for the years ended December 31, 1997, 1998 and 1999. As of December 31, 1999, MedicaLogic had an accumulated deficit of $63.5 million. MedicaLogic intends to increase further its spending on technology infrastructure development, marketing and promotion, services development and strategic relationships, all of which are related to the establishment of the Internet Health Services Center. As a result, it expects to continue incurring net losses and negative cash flows from operations at least through 2000.

    REVENUES

    Total revenues, which consisted of software licenses and service and support revenues, increased from $12.8 million in 1997 to $16.2 million in 1998, and to $19.7 million in 1999. License revenues increased from $7.6 million in 1997 to $10.4 million in 1998, and to $12.3 million in 1999. The increase in license revenues from 1997 to 1998 primarily resulted from an increase in the average selling price due to increased sales through the direct sales channel. The increase in license revenues from 1998 to 1999 continued the trend of realizing higher average selling prices of LOGICIAN, partly offset by a decrease in the total number of licenses sold. The increase in the average selling price resulted primarily from a higher percentage of products sold through direct channels versus products sold through reseller channels. This trend is not expected to continue as MedicaLogic moves to a subscription business model for LOGICIAN and LOGICIAN INTERNET, and these sources of revenue become the primary sources of revenues. However, the timing and acceptance of new products or the financial conditions of key customers could negatively impact the physician adoption rate, which would have a material adverse effect on the business, operating results and financial condition of MedicaLogic.

    Service revenues increased from $5.2 million in 1997 to $5.8 million in 1998, and to $7.5 million in 1999 representing a growth rate of 12% in 1998 and 29% in 1999. The increase in service revenues is the result of new support contracts on an increasing installed base of LOGICIAN licenses. MedicaLogic expects total service revenue to continue to grow. However, failure of or delay in the adoption of LOGICIAN by physicians could have a material adverse effect on MedicaLogic's business, operating results and financial condition. MedicaLogic customers may not maintain their LOGICIAN licenses or support contracts.

    OPERATING EXPENSES

    COSTS OF REVENUES.  Costs of licenses were $1.7 million in 1997,
$0.9 million in 1998 and $1.2 million in 1999. Costs of license revenues as a percentage of license revenues was approximately 22% in 1997, 9% in 1998 and 9% in 1999. The decrease in dollar amounts and the percentage of revenue amounts from 1997 to 1998 is primarily due to more favorable license fee terms negotiated with Oracle in 1998 due to MedicaLogic's larger installed base. In 1999, costs of license revenues as a percentage of license revenues remained level with 1998.

    Costs of service and support decreased from $6.1 million in 1997 to $5.8 million in 1998, and increased to $7.2 million in 1999. The decrease in cost from 1997 to 1998 reflects the reorganization of MedicaLogic's consulting practice, which included personnel changes, the relocation of personnel to in-home offices from rented space and the reduction of use of third-party contractors. The increase in cost of service from 1998 to 1999 is primarily due to additional personnel costs to support the growth in installations and revenues. MedicaLogic expects these costs to continue to increase along with the growth in the use of MedicaLogic's products. Costs of service revenues as a percentage of service revenues was 117% in 1997, 101% in 1998 and 96% in 1999. The declining percentage of costs to revenues is the result of improving staff utilization over a larger base, as well as the cost reduction measures taken in 1998 as noted above. MedicaLogic does not assume this trend will continue due to the launch of new products and the uncertain mix of products sold. The cost of providing service to customers as a percentage of associated revenues often varies between periods because the costs of implementation and support personnel are relatively fixed.

    MARKETING AND SALES. Marketing and sales expenses increased from $7.7 million in 1997 to $7.9 million in 1998, and to $21.7 million in 1999. The increases in marketing and sales expenses from 1997 to 1998 resulted primarily from an increase in commissions paid to sales staff based on increased sales and marketing activities, which included trade shows and public relations. Marketing and sales expenses represented 60% of total revenues in 1997, 49% in 1998 and 110% in 1999. The decrease in marketing and sales expenses as a percentage of total revenues from 1997 to 1998 reflects the more rapid growth in revenues compared to the growth of marketing and sales expenses due to early investment in marketing activities to create product awareness. The increase in both the marketing and sales dollar amount and percentage of revenues from 1998 to 1999 resulted primarily from costs related to additional direct and indirect workforce required to promote and launch new products of approximately
$6.6 million, and an increase in trade shows, public relations and advertising of $28.8 million in support of these product launches. MedicaLogic believes that it will need to continue to increase its sales and marketing efforts to expand market penetration and increase acceptance of its Internet products and services.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased from $7.0 million in 1997 to $8.1 million in 1998, and to $13.3 million in 1999. Research and development costs represented 55% of total revenues for 1997, 50% in 1998 and 67% in 1999. The increases in research and development expenses from 1997 to 1998 resulted from an increase in the number of software developers and quality assurance personnel and the use of outside contractors to support product development and testing activities. The decrease in research and development expenses as a percentage of total revenues primarily reflects the increase in revenues relative to the increase in research and development staff to develop and enhance the LOGICIAN product. The increases in research and development dollar amount and percentage from 1998 to 1999 resulted primarily from additional development staff and contractors required to develop new products and product upgrades, and related equipment and facilities cost totaling approximately $4.9 million. MedicaLogic believes that research and development costs will continue to increase as it expands its product offering of LOGICIAN software and other products.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased from $1.3 million in 1997 to $1.2 million in 1998, and increased to $5.5 million in 1999. General and administrative expenses represented approximately 10% of total revenues in 1997, 7% in 1998 and 28% in 1999. The increase from 1998 to 1999 resulted from the addition of administrative personnel and the use of contractors to support the growth of MedicaLogic's business of $2.2 million, amortization of goodwill related to the PrimaCis acquisition of $1.5 million, and the costs associated with the set up of the San Francisco facility of $0.5 million. MedicaLogic believes that general and administrative expenses will continue to increase as it expands administrative staff and incurs expenses associated with being a public company, including annual and other public reporting costs, director and officer liability insurance, investor relations programs and professional services fees.

    OTHER INCOME (EXPENSE), NET

    Other income increased from $0.3 million in 1997 to $0.7 million in 1998, and to $1.4 million in 1999. The increase from 1997 to 1999 in other income is mainly attributable to an increase in interest earned on cash and cash equivalents and short term investments from issuance of preferred stock and the initial public offering. MedicaLogic expects other income to increase substantially in 2000 primarily due to the increase in cash and cash equivalents and short-term investments. However, the amount of the increase will be effected by changes in interest rates, and the rate at which MedicaLogic uses the funds to support its growth.

    PROVISION FOR INCOME TAXES

    As a result of net operating losses in 1999 and prior years, MedicaLogic made no provision or benefit for federal or state income taxes. As of December 31, 1999, it had net operating loss carryforwards for tax reporting purposes of approximately $59.6 million and research and experimentation credits of approximately $2.0 million which expire through 2019. Approximately
$7.1 million of the net operating loss carryforwards are subject to an annual utilization limitation due to ownership changes in prior years.

LIQUIDITY AND CAPITAL RESOURCES

    As of December 31, 1999, MedicaLogic had cash and cash equivalents of $110.3 million and short term investments of $28.5 million, up a combined $127.1 million from the December 31, 1998 balances of $4.7 million and $7.0 million, respectively.

    Financing activities provided cash of $5.6 million, $7.8 million and $154.9 million in the years ended December 31, 1997, 1998 and 1999 as follows: in 1997, primarily from the issuance of preferred stock of $6.8 million offset by payments of $1.3 million for obligations under capital lease agreements; in 1998, primarily from the issuance of preferred stock of $6.8 million offset by payments of $1.3 million for obligations under capital lease agreements and notes payable; and in 1999, primarily from MedicaLogic's initial public offering of $104.3 million, and the issuance of preferred stock in the amount of $47.8 million, offset by payments of $1.2 million for obligations under capital lease agreements and notes payable.

    On December 10, 1999, MedicaLogic completed its initial public offering and issued 6,785,000 shares of its common stock. The net proceeds from the issuance of the common stock in the initial public offering was $104.3 million. Prior to its initial public offering, MedicaLogic financed its operations with private placements of equity securities with investors such as Continental Casualty Company; Dell Computer Corporation; Franklin Capital Associates III, L.P.; Furman Selz SBIC, L.P.;

Glynn Ventures III, L.P.; New Enterprise Associates VI, Limited Partnership; Sequoia funds; Soros Fund Management LLC funds; and VHA, Inc. As of
December 31, 1999, net proceeds from these private placements totaled
$97.1 million. MedicaLogic has borrowed $3.3 million under a term loan facility with General Electric Capital Business Asset Funding Corporation to finance the purchase of new capital equipment. No amounts were available under this facility at December 31, 1999.

    MedicaLogic's operating activities resulted in net cash outflows of $11.6 million, $6.8 million and $12.7 million for the years ended December 31, 1997, 1998 and 1999. Cash outflows in 1997, 1998 and 1999 resulted from MedicaLogic's investment in sales and marketing of $7.7 million, $7.9 million and $21.7 million, and research and development of $7.0 million, $8.1 million and $13.3 million, which contributed to operating losses of $11.0 million, $7.7 million and $29.1 million. Cash outflows in 1999 also increased for prepaid assets of $4.0 million due to the purchase of prepaid maintenance contracts, prepaid insurance and prepaid royalties. These costs were partially offset by a reduction of $3.1 million in MedicaLogic's accounts receivable due to improved collection on customer contracts, an increase in accounts payable of $4.1 million due to the timing of invoice due dates, and an increase of $2.2 million in deferred revenue because of an increasing base of LOGICIAN licenses.

    Investing activities resulted in net cash outflows of $7.6 million, $1.2 million and $36.6 million for the years ended December 31, 1997, 1998 and 1999. Cash outflows in 1997 resulted from net investment of $7.1 million in short term instruments. Cash outflows in 1998 resulted from $1.3 million related to the purchase of fixed assets. Cash outflows in 1999 resulted from $21.8 million invested in short-term instruments, $12.5 million related to the purchase of fixed assets and $2.1 million for the acquisition of PrimaCis.

    MedicaLogic currently anticipates that it will continue to experience significant growth in its operating expenses as it enters new markets for its products and services, increases marketing activities, increases research and development spending, develops new distribution channels, expands its infrastructure, and improves its operational and financial systems. These operating expenses will consume a material amount of MedicaLogic's cash resources. MedicaLogic believes the net proceeds from its financing activities during 1999, together with its existing cash and cash equivalents, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Depending upon the market opportunity, MedicaLogic may seek additional funds to support potential merger and acquisition activities or for other purposes through public or private equity financing or from other sources. MedicaLogic may not be able to obtain adequate or favorable financing at that time. Any financing MedicaLogic obtains may dilute the ownership interest of its shareholders prior to the financing.

YEAR 2000 COMPLIANCE

    In 1998, MedicaLogic began working to address the possible effects of the potential inability of the computer programs to adequately process date information after December 31, 1999 (Year 2000). MedicaLogic conducted a review of its products, information technology and facilities computer systems to identify all software that could be affected by the Year 2000 issue and developed and executed plans to address it. These actions were completed in the fourth quarter of 1999. With the passing of January 1, 2000, MedicaLogic can report that no significant Year 2000 problems arose. Identifiable expenditures through the fourth quarter of 1999 total approximately $0.7 million. These costs were expended as incurred. No further significant expenditures related to the Year 2000 issue are expected.

    To date MedicaLogic has not experienced any Year 2000 issues.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES.

SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In June 1999, the FASB issues Statement No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133. Statement No. 137 defers the effective date of Statement No. 133 for one year. Statement No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Because MedicaLogic currently hold no derivative financial instruments and do not currently engage in hedging activities, it expects that the adoption of SFAS
No. 133 will have no material impact on its financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    MedicaLogic's exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income it can earn on its investment portfolio and on the increase or decrease in the amount of any interest expense it must pay with respect to outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those debt instruments and credit facilities instruments in the investment portfolio. MedicaLogic plans to ensure the safety and preservation of its invested principal funds by limiting default risk, market risk and investment risk. MedicaLogic plans to mitigate default risk by investing in low-risk securities. At December 31, 1999, MedicaLogic had an investment portfolio of money market funds, commercial securities and U.S. government securities, including those classified as short-term investments, of $138.9 million. MedicaLogic had notes payable outstanding of $3.4 million at December 31, 1999. If market interest rates were to increase immediately and uniformly by 10% from levels as of December 31, 1999, the decline of the fair market value of the fixed income portfolio and loans outstanding would not be material.

                SELECTED CONSOLIDATED FINANCIAL DATA OF MEDSCAPE

    The following selected consolidated financial data should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Medscape" and the consolidated financial statements and notes of Medscape that are included in this document. The following information has been derived from the audited consolidated financial statements of Medscape beginning on page F-28:

    - consolidated statements of operations for each of the years in the three-year period ended December 31, 1999; and

    - consolidated balance sheet data as of December 31, 1998 and 1999.

    The following information has been derived from the audited consolidated financial statements of Medscape not included in this document:

    - consolidated statements of operations data for the nine months ended December 31, 1996; and

    - consolidated balance sheet data as of December 31, 1996 and 1997.

    We encourage you to read the consolidated financial statements included in this document. Historical results of operations are not necessarily indicative of future results.

                                                       NINE MONTHS
                                                          ENDED          YEARS ENDED DECEMBER 31,
                                                       DECEMBER 31,   ------------------------------
                                                           1996         1997       1998       1999
                                                       ------------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues.............................................    $ 1,015      $ 1,522    $ 3,069    $ 11,156
                                                         -------      -------    -------    --------
Operating expenses:
    Editorial, production, content and technology....      1,182        1,967      2,694      12,967
    Sales and marketing..............................        278        1,397      2,520      26,944
    General and administrative.......................        830        1,450      1,469       6,048
    Depreciation and amortization....................         41          160        287       1,010
    Stock-based compensation.........................         --           --        249       2,101
                                                         -------      -------    -------    --------
Total operating expenses.............................      2,331        4,974      7,219      49,070
                                                         -------      -------    -------    --------
Loss from operations.................................     (1,316)      (3,452)    (4,150)    (37,914)
Interest expense (income)............................         28           12       (249)     (1,203)
                                                         -------      -------    -------    --------
Net loss                                                 $(1,344)     $(3,464)   $(3,901)   $(36,711)
                                                         =======      =======    =======    ========
Basic loss per share(1)                                  $ (0.66)     $ (1.26)   $ (1.07)   $  (1.89)
Weighted average number of shares of common stock
  outstanding........................................      2,026        2,751      3,637      19,400

                                                                       DECEMBER 31,
                                                       ---------------------------------------------
                                                           1996         1997       1998       1999
                                                       ------------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Current assets.......................................    $   560      $ 4,294    $ 3,038    $ 62,021
Working capital......................................     (1,570)       2,350      1,368      50,874
Total assets.........................................        836        4,633      5,874      85,335
Stockholders' equity.................................     (1,294)       2,689      4,204      74,188

------------------------

(1) Medscape calculates loss per common share by dividing the loss attributable to common shares by the weighted average number of shares outstanding. It does not include outstanding common stock options and warrants in the loss per common share calculation as their effect is anti-dilutive.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS OF MEDSCAPE

OVERVIEW

    Medscape operates Medscape.com, a healthcare web site for physicians and allied healthcare professionals, such as pharmacists and nurses. To enhance and personalize the consumer experience, Medscape launched a separate consumer site, CBSMedscape.com, in the third quarter of 1999. On November 1, 1999, CBSMedscape.com was relaunched as CBSHealthWatch.com. Medscape developed and launched several additional co-branded consumer sites in the fourth quarter of 1999 and the first quarter of 2000 under an agreement with America Online, Inc.

    Medscape commenced operations in April 1996. In October 1998, Medscape acquired Healthcare Communications Group, LLC, which operated a leading HIV web site. In the first quarter of 1999, Medscape acquired the trademarks and hired key employees of Bonehome.com, a leading orthopedic web site, and CompuRx, Inc., a healthcare market research company serving pharmaceutical and other healthcare companies. The Bonehome.com and CompuRx transactions were not material to Medscape's financial statements. These transactions are consistent with Medscape's strategy to be the leading online information source for selected medical specialties and to broaden its revenue streams.

    Since its inception, Medscape has derived substantially all of its revenues from advertising and sponsorships from pharmaceutical companies. Medscape also generates revenues from its e-commerce partners who either provide it with a placement fee or a commission on sales of their products generated through Medscape's web sites. Medscape offers banner advertising to third-party advertisers and generally guarantees delivery of a specified number of advertising impressions. Medscape derives sponsorship revenues from the development of client-sponsored content, including modules on disease topics and editorial coverage of medical conferences. Medscape expects its revenues to be seasonal due to the scheduling of major medical conferences.

    Medscape recognizes banner advertising revenues in the period that it displays the advertisement, provided that no significant obligations remain and collection of the resulting receivable is probable. Medscape recognizes revenues from modules on a cost-of-completion basis and editorial coverage of medical conferences in the period in which the conference was held. Medscape recognizes revenues from e-commerce based on commissions when earned from its third-party partners or, in cases where third-party partners pay placement fees to it, over the life of the product placement. Medscape generally invoices for its services at the inception of a project and records a receivable. Accordingly, Medscape's receivables have increased in connection with its increase in revenues and due to an increase in the number of large scale sponsored programs which have become a more prominent part of its business following its acquisition of Healthcare Communications Group.

    To date, Medscape has incurred substantial costs to create and enhance its content, build brand awareness, develop its infrastructure and grow its business, and has yet to achieve significant revenue. As a result, Medscape has incurred operating losses in each fiscal quarter since it was formed. Medscape expects operating losses and negative cash flow to continue for the foreseeable future as it intends to significantly increase its operating expenses to grow its business. These costs could have an adverse effect on its future financial condition and operating results. Medscape believes that period-to-period comparisons of its financial results are not necessarily meaningful and you should not rely upon them as an indication of its future performance.

RESULTS OF OPERATIONS

    REVENUE AND EXPENSE COMPONENTS

    The following descriptions of the components of revenues and expenses apply to the comparisons of results of operations:

    REVENUES. Revenues consist primarily of sales of advertising banners and sponsorships for developing content for modules and medical conferences. Revenues also include commission revenues or placement fees from product sales, such as medical books, and market research services to pharmaceutical and other healthcare companies.

    EDITORIAL, PRODUCTION, CONTENT AND TECHNOLOGY. Product development expenses consist primarily of salaries, third-party content acquisition costs, the development of sponsored content and expenditures associated with maintaining and enhancing its web sites.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions, advertising, promotions and related marketing costs.

    GENERAL AND ADMINISTRATION. General and administration expenses consist primarily of salaries, facility costs and fees for professional services.

    DEPRECIATION AND AMORTIZATION. Depreciation expense reflects the charge for depreciation of capitalized fixed assets, including computer equipment, web site servers and related equipment, and the amortization of office leasehold improvements. Additionally, this category includes goodwill amortization related to corporate acquisitions.

    INTEREST EXPENSE/INCOME. Interest expense is related to loans that a related party provided to Medscape, which were fully repaid by the end of 1998. Interest income consists primarily of interest earned on cash and cash equivalents invested in money market funds.

    COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1999

    Revenues and operating expenses for the year ended December 31, 1999 include Healthcare Communications Group, which Medscape acquired in October 1998.

    REVENUES. Revenues increased 264% to $11.2 million for the year ended December 31, 1999 from $3.1 million in 1998. The increase in revenues was driven by an increased advertiser and sponsor base and an expansion of product lines resulting from the acquisition of Healthcare Communications Group in October 1998.

    EDITORIAL, PRODUCTION, CONTENT AND TECHNOLOGY. Product development, content and technology expenses increased 381% to $13.0 million for the year ended December 31, 1999 from $2.7 million in 1998. The increase in costs was primarily due to increased variable production costs related to the growth of sponsored content revenues, costs associated with expanding and enhancing editorial content, an increase in the number of employees in Medscape's Editorial and Information Technology groups and associated recruitment costs, and costs incurred in upgrading the functionality of Medscape's web sites and its internal networks. A significant portion of the 1999 cost increase reflects building out core infrastructure across the different functions to support new initiatives and the future growth of the business.

    SALES AND MARKETING. Sales and marketing expenses increased 969% to $26.9 million for the year ended December 31, 1999 from $2.5 million in 1998. The increase in costs was primarily due to increased costs related to the continued development and implementation of Medscape's marketing and branding campaigns, the commencement of marketing activities associated with its agreements with CBS, NDC and AOL, as well as additional sales and marketing personnel. Of the $26.9 million incurred in 1999, $8.4 million relates to non-cash expenses for the utilization of advertising and other services contributed by CBS and NDC in exchange for equity in Medscape. In 1998, there were no such non-cash expenditures.

    GENERAL AND ADMINISTRATION. General and administration expenses increased 312% to $6.0 million for the year ended December 31, 1999 from $1.5 million in 1998. The increase in costs was primarily a result of expenses related to increased personnel and other employee compensation expenses, professional service fees, and facility expenses necessary to support Medscape's growth.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased 252% to $1.0 million for the year ended December 31, 1999 from $287,000 in 1998. The increase in costs was attributable to increased depreciation expense resulting from increased purchases of fixed assets, capitalized software development costs associated with CBSHealthWatch.com and full-year impact of amortization of goodwill related to the Healthcare Communications Group acquisition in October 1998.

    STOCK-BASED COMPENSATION. In connection with the issuance of stock options during the second half of 1998 and the first half of 1999, an amount equal to the excess of the fair market value of Medscape's common stock over the option exercise prices is being amortized over four years, the vesting period of the options. The amortization commenced in the fourth quarter of 1998. Additionally, deferred stock compensation includes the amortization of the fair value of the warrants issued to AOL.

    INTEREST EXPENSE/INCOME. Net interest income for the year ended December 31, 1999 was $1.2 million compared to $249,000 in 1998. The higher interest income was due to a higher average of net cash and cash equivalents balance as a result of Medscape's financing activities in 1999.

    INCOME TAXES. As of December 31, 1999, Medscape had federal net operating loss carryforwards of approximately $44.3 million which will be available to reduce future taxable income. The federal net operating loss carryforwards expire beginning in 2011 through 2019. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to Medscape's lack of earnings history.

    COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998

    Operating results for the year ended December 31, 1998 include the results of Healthcare Communications Group, which Medscape acquired in October 1998.

    REVENUES. Revenues increased 102% from $1.5 million for the year ended December 31, 1997 to $3.1 million for the year ended December 31, 1998. The increase in revenues was driven by the inclusion of Healthcare Communications Group revenues for November and December 1998 and an increase in the number of advertisers and sponsors on Medscape's web sites. Advertising and sponsorship revenues, for both comparison periods, comprise more than 98% of total revenues.

    EDITORIAL, PRODUCTION, CONTENT AND TECHNOLOGY. Product development expenses increased 37% from $2.0 million for the year ended December 31, 1997 to $2.7 million for the year ended December 31, 1998. The increase in costs was primarily due to increased variable costs associated with the development of sponsored content, as well as from additional editorial, production and technology personnel.

    SALES AND MARKETING. Sales and marketing expenses increased 80% from $1.4 million for the year ended December 31, 1997 to $2.5 million for the year ended December 31, 1998. The increase in costs was primarily due to an expansion of Medscape's sales force and client services staff and costs related to marketing and branding campaigns.

    GENERAL AND ADMINISTRATION. General and administration expenses remained relatively constant at $1.5 million for the years ended December 31, 1997 and December 31, 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased 79% from $160,000 for the year ended December 31, 1997 to $287,000 for the year ended December 31, 1998.

The increase in costs was largely attributable to increased purchases of fixed assets and amortization of goodwill resulting from the Healthcare Communications Group acquisition in October 1998.

    INTEREST EXPENSE/INCOME. Net interest expense for the year ended December 31, 1997 was $12,000. Net interest income for the year ended December 31, 1998 was $249,000. The improvement was due to higher average net cash and cash equivalents balances as a result of the issuance of preferred stock at the end of 1997 and in 1998, as well as the payment in full of all outstanding loans in 1998.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, Medscape has largely financed its operations through the private placement of equity securities and, to a lesser extent, from revenues generated from advertising and sponsorship sales and loans received from a related party.

    On March 5, 1999, Medscape completed a private placement of 1,757,683 shares of Series D preferred stock to 15 accredited investors for which it received net proceeds, after deducting offering costs, of approximately $19.4 million.

    On August 3, 1999, Medscape entered into agreements with CBS Corporation under which, during the following seven years, CBS agreed to give Medscape approximately $150 million in advertising and promotion in the United States and a license to the "CBS" trademark and "Eye" design and selected health-related news content in exchange for 13,938,368 shares of its common stock, which represented approximately 32% of its outstanding capital stock upon completion of the initial public offering in September 1999.

    On August 4, 1999, Medscape entered into a strategic development and marketing agreement with National Data Corporation, an electronic data interchange and data management company for medical practices. As part of this transaction, NDC invested $10 million cash in Medscape, and agreed, over the three year term of the agreement, to provide $10 million in licensing and promotional value and credits against future commission and product purchase amounts due by Medscape to NDC. Of this amount, $6,000,000 will be expended as used over the three-year life of the agreement, commencing August 4, 1999 and terminating August 31, 2002. In addition, the license fee of $4,000,000 will be amortized on a straight line basis over the life of the agreement. Under the agreement, NDC received 1,000,000 shares of Medscape's common stock and 400,000 shares of Medscape's Series E preferred stock. The 400,000 shares of Series E preferred stock converted into 1,250,000 shares of Medscape's common stock upon completion of Medscape's initial public offering in September 1999.

    On September 27, 1999, Medscape completed an initial public offering that ultimately, after inclusion of the exercise on September 30, 1999 of the 900,000-share underwriters' over-allotment, resulted in the issuance of 7,650,000 shares of common stock. Net proceeds received, after deducting offering costs, totaled approximately $54.4 million, including approximately $6.7 million received on October 5, 1999 from the exercise of the over-allotment.

    Net cash used in operating activities was $3.6 million, $4.2 million and $32.6 million for the years ended December 31, 1997, 1998 and 1999, respectively. Cash used in operating activities for all periods was attributable to funding net operating losses and, for the 1999 period, also reflected increases in accounts receivable and in prepaid expenses and other assets offset by increases in accounts payable and accrued liabilities.

    On September 3, 1999, Medscape entered into an agreement with America Online, Inc., under which AOL agreed, among other things, to deliver a guaranteed number of impressions. In addition, Medscape developed separate co-branded web sites on the following AOL properties: AOL.com, CompuServe Service, Netscape Netcenter and Digital City. In exchange, Medscape paid AOL
$13 million and agreed to pay an additional $20 million over the next two years. These amounts will be charged to earnings over the three-year life of the contract. In addition, Medscape granted AOL two seven-year warrants, each to purchase up to 1,352,158 shares of its common stock. One of the warrants fully vested on signing and has an exercise price of $10 per share. The other warrant will vest over a three-year period based on AOL meeting specified performance requirements and will have exercise prices equal to the fair market value of Medscape's common stock at the times the warrant becomes exercisable. At the time of issuance, each warrant had a value of approximately $2,530,000 as determined using the Black Scholes option pricing model. The value of the fully vested warrant is fixed and will be charged to earnings over the three-year AOL contract period, whereas the warrant that vests over three years will be charged to earnings adjusted variably over the vesting period.

    On June 15, 1999, Medscape entered into a License and Web Site Development Agreement with Softwatch Ltd., an Israeli company, and its U.S. subsidiary, Softwatch, Inc., under which Medscape licenses software from Softwatch to support its consumer sites and to provide ongoing support services for its consumer sites. At the same time, Medscape purchased 1,040,170 Series A preferred shares of Softwatch Ltd. for $2,999,954.

    Net cash used in investing activities was $0.2 million, $1.5 million and $47.5 million for the years ended December 31, 1997, 1998 and 1999, respectively. Cash used in investing activities in 1999 related primarily to the investment of the proceeds of Medscape's initial public offering in short-term investment securities combined with the reinvestment of matured short-term investment securities in its portfolio. The other primary uses of funds include its investment in Softwatch and investments in its technology infrastructure, including the development of Medscape's consumer web site launched in September 1999. In 1998, the cash used in investing activities was primarily for the purchase of Healthcare Communications Group.

    Cash provided by financing activities was $7.3 million, $3.6 million and $83.0 million for the years ended December 31, 1997, 1998 and 1999, respectively.

    Cash provided by financing activities in 1999 reflects net proceeds received from the initial public offering of common stock, as well as the issuance of Series D and Series E preferred stock and common stock. Cash provided by financing activities in 1998 reflects net proceeds received from the issuance of Series C preferred stock, and in 1997 from the issuance of Series C preferred stock.

    As of December 31, 1999, the primary source of liquidity for Medscape was $40.8 million of cash and cash equivalents and marketable investment securities. As of that date, it had no bank credit facilities.

    Medscape expects to continue to incur significant operating costs, particularly content creation costs and sales and marketing costs to grow its business and pursue its branding and marketing campaign. A large portion of its promotional expenses for its consumer sites will result from approximately
$150 million in advertising to be received from CBS.

    Medscape believes that its current cash, cash equivalents and investment securities combined with any cash generated from operations will be sufficient to meet anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, if during or following that period Medscape is not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to it, these failures could have a material adverse effect on its business, results of operations and financial condition. If Medscape raises additional funds through the issuance of equity securities, the percentage ownership of its then current stockholders would be reduced.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many software and computer systems used by companies and governmental agencies may need to be upgraded or replaced in order to correctly process dates beginning in 2000 and comply with Year 2000 requirements.

    In preparation for the year 2000, Medscape conducted a comprehensive review of both information technology and non-information systems to ensure that they were Year 2000 compliant. Significant information technology systems include its production system, composed of the servers, networks and software that comprise the underlying technical infrastructure that runs its business, and various internal office systems. Its significant non-information technology systems include the telephone systems, air conditioning and security system. Because Medscape is a relatively new business, the majority of its own hardware and software has been acquired or developed within the last two years, during which time there was a high awareness of Year 2000 issues.

    To date, Medscape has not experienced any material difficulties associated with the year 2000 that would have a negative effect on its ability to conduct business. To its knowledge, no third party upon which Medscape depends has experienced a material Year 2000 problem. However, it is still possible that errors or defects may remain undetected or that dates other than January 1 may trigger Year 2000 problems. If this occurs with respect to Medscape's software systems, or those of third parties on which it relies, its business, reputation, financial condition and results of operations may be adversely impacted.

SUBSEQUENT EVENTS

    On February 9, 2000, Medscape's board of directors approved the creation of Medscape Europe to accelerate Medscape's international expansion in the face of rising global demand for web-based health information and services. In addition to its European venture, Medscape already operates a Japanese-language site, medscape japan.com.

    In February 2000, Medscape signed a plan of merger and reorganization to acquire all of the outstanding shares of Dialog Medical, Inc., a Delaware corporation, in exchange for 275,000 shares of Medscape common stock. Dialog Medical provides integrated patient education and informed consent materials for physicians and consumers. Medscape expects to complete the acquisition in the second quarter of 2000.

INTEREST RATE SENSITIVITY

    The primary objective of Medscape's investment activities is to preserve principal while at the same time maximizing the income received from investments without significantly increasing risk. Accordingly, Medscape does not enter into financial instrument transactions for trading purposes. Some investments may be subject to market risk, which means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk, Medscape invests its cash in money market funds. In general, money market funds are not subject to market risk as the interest paid on these funds fluctuates with the prevailing interest rate. As of December 31, 1999, all of Medscape's investments mature in less than one year.

EXCHANGE RATE SENSITIVITY

    In the opinion of Medscape's management, Medscape's exposure to foreign currency exchange rate fluctuations is minimal as no revenue is currently denominated in a foreign currency and minimal expenses are paid in a foreign currency.

               SELECTED CONSOLIDATED FINANCIAL DATA OF TOTAL EMED

    The following selected consolidated financial data should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Total eMed" and the consolidated financial statements and notes of Total eMed that are included in this document. The following information has been derived from the audited consolidated financial statements of Total eMed beginning on page F-59:

    - Consolidated statements of operations data for the year ended December 31, 1999 and the period from March 4, 1998 (inception) to December 31, 1998; and

    - Consolidated balance sheet data as of December 31, 1998 and 1999.

    We encourage you to read the consolidated financial statements included in this document because they contain the complete, audited financial statements of Total eMed for the periods presented. Historical results of operations are not necessarily indicative of future results.

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues....................................................  $    23    $ 4,598
Operating expenses:
  Cost of revenues..........................................      198      5,913
  Selling, general and administrative.......................    1,368      4,385
  Depreciation and amortization.............................       38      1,031
                                                              -------    -------
Total operating expenses....................................    1,604     11,329
                                                              -------    -------
Operating loss..............................................   (1,581)    (6,731)
                                                              -------    -------
Other income (expense):
  Interest income...........................................      168        808
  Forgiveness of note receivable and accrued interest.......       --       (555)
  Other, net................................................       --        (35)
                                                              -------    -------
Total other income (expense)................................      168        218
                                                              -------    -------
Net loss....................................................   (1,413)    (6,513)
Preferred stock accretion...................................     (199)    (1,370)
                                                              -------    -------
Net loss attributed to common stockholders..................  $(1,612)   $(7,883)
                                                              =======    =======

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short term investments...........   $1,826    $16,002
Working capital.............................................    2,188     15,709
Total assets................................................    3,130     23,882
Long-term obligations, net of current portion...............       22         17
Convertible redeemable preferred stock......................    4,448      5,817
Total stockholders' equity (deficit)........................   (1,612)    16,052

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TOTAL EMED

OVERVIEW

    Total eMed is a provider of transcription services, primarily for outpatient physicians. Total eMed's principal service is web-enabled medical transcription featuring a centralized system by which voice is digitized and transported across dedicated circuits and the Internet. Total eMed derives revenues from charging its clients a "per transcribed line" fee which is set forth in its various client contracts.

    Total eMed believes that it has developed an innovative transcription system. All physician dictation is collected centrally and redistributed to medical transcriptionists through Total eMed's national data center. This system allows nationwide load leveling of transcription production and centralized quality assurance. Total eMed believes its system is substantially different from traditional transcription systems, under which voice is recorded on analog tape and processed in local or regional centers.

    Total eMed connects its system directly to its client's systems in order to more efficiently and quickly download patient demographic information and to print or upload completed work. The connections with clinic systems are maintained in real-time over dedicated circuits, which reduces the possibility of service delays or interruptions. In addition, Total eMed's system allows physicians to view, edit and electronically sign transcribed notes over a secure web browser. The centralized system also enables the creation of clinical databases for each physician and clinic. Total eMed believes these databases will be valuable for its clients in areas such as delivery of care, billing and reimbursement, and for other users in areas such as retrospective data analyses and clinical research.

    Total eMed was founded in March 1998 and began operations in November 1998. Growth in 1999 was driven by direct sales and acquisitions. In February 1999, Total eMed purchased substantially all of the assets of Accu-Scribe Transcription Services, LLC, a medical transcription company in Memphis, Tennessee. In April 1999, Total eMed purchased substantially all of the assets of Bruyn Weber Information Systems, Inc., a medical transcription company in Albany, New York. Revenues from these two acquisitions represented 43% of Total eMed's 1999 revenues and 37% of its fourth quarter 1999 revenues. Total eMed is currently focusing on internal sales growth.

    Three clients represented more than 10% of Total eMed's 1999 revenues:
Diagnostic Clinic of Largo, Florida, 36%; Vancouver Clinic of Vancouver, Washington, 12%; and IMA of Albany, New York, 10%. Total eMed believes that this concentration is a function of its growth in 1999 and does not believe that this kind of revenue concentration will be typical in the future as its business expands.

    As of December 31, 1999, Total eMed served approximately 950 physicians in 22 clinics located in seven states. Approximately 79% of these practiced in outpatient settings and approximately 21% practiced in hospitals or hospital-based departments. Slightly more than 50% of the hospital-based physicians were radiologists.

    In February 2000, Total eMed notified Diagnostic Clinic of Largo, Florida of its intention to terminate its service agreement. Although Diagnostic Clinic was Total eMed's largest revenue source in 1999, Total eMed believes that its resources can be better utilized if redeployed to support additional growth opportunities. Total eMed and Diagnostic Clinic have reached an agreement under which Total eMed will continue to provide transcription services through April 2000.

    Total eMed began operations in November 1998, so references to 1998 numbers include two months of operations compared to twelve months of operations for 1999. Total eMed believes that period-to-period comparison of its financial results is not necessarily meaningful and you should not rely on them as an indication of its future performance.

RESULTS OF OPERATIONS

    Revenues increased from $23,000 in 1998 to $4.6 million in 1999. Substantially all revenue was derived from transcription services billed on a "per transcribed line" basis. The increase in revenues was attributable to a full year of operations in 1999, the acquisition of two medical transcriptions companies in February and April 1999, and the internal growth in the number of physicians on the Total eMed system.

    Cost of revenues increased from $198,006 in 1998 to $5.9 million in 1999 in order to support the rapid growth in revenues. These costs included wages, benefits, recruiting and training of medical transcriptionists, technical support and installation, facilities costs, and telecommunications costs.

    Selling, general and administrative costs were $1.4 million in 1998 compared to $4.4 million in 1999. The increase was due to the hiring of management, adding administrative support and moving into larger office space.

    Depreciation and amortization grew from $38,000 in 1998 to $1.0 million in 1999. Amortization expense in 1999 was $266,000 due to the acquisition of the two medical transcription companies. Depreciation expenses increased $697,000 due to capitalized computer hardware and software purchased for physician groups, medical transcriptionists and Total eMed's data center.

    Interest income increased from $168,000 in 1998 to $808,000 in 1999 due to increased cash and short-term investments from Total eMed's equity financing that closed in March 1999.

    In 1999, the board of directors forgave a note receivable from an executive officer and director of Total eMed in the principal sum of $500,000 plus accrued interest.

    Preferred stock accretion was attributable to the right of Series A preferred stockholders to require Total eMed to repurchase shares of Series A preferred stock after January 1, 2003 at the greater of book value, liquidation value, or seven times earnings before interest, taxes, depreciation and amortization.

LIQUIDITY AND CAPITAL RESOURCES

    Total eMed has financed its operations through private placements of convertible and redeemable equity securities. Investors included Halpern Denny Fund II, L.P., EF Equity Partner (Americas) L.P. and Ridge Capital Fund L.P. As of December 31, 1999, net proceeds from private placements totaled
$29.8 million. Cash, cash equivalents and short-term investments totaled
$16 million at the end of 1999 compared to $1.8 million at the end of 1998.

    Total eMed had net cash out-flows from operating activities of $4.6 million in 1999 compared to $1.2 million in 1998. This deficit was attributable to the net operating losses of Total eMed since it commenced operations in November 1998. Capital expenditures were $4.1 million in 1999 compared to $665,000 in 1998. The expenditures included purchases of computers, voice cards, routers and software licensing from voice and text vendors. In addition, Total eMed acquired the assets of two medical transcription companies in 1999 for a net cash investment of $2.4 million.

    Financing activities provided cash of $25.3 million for the year ended December 31, 1999. Financing included the net proceeds of Series B and C preferred stock of $25.5 million. Cash was used to make payments of $258,000 on notes payable assumed in the Bruyn Weber Information Services, Inc. acquisition.

    Total eMed expects to continue consuming significant amounts of cash resources. Both operating and capital expenditures are necessary to continue Total eMed's growth. Cash is expected to be used for increased sales and marketing activities, recruiting and training of new medical transcriptionists, improving operational and financial reporting systems, expanding facilities, and capital asset purchases.

    Total eMed invests available cash in short term investments depending on operational needs, capital expenditures and other business requirements. It does not have a credit facility. Total eMed did not pay any dividends in 1998 or 1999.

YEAR 2000

    Total eMed undertook certain initiatives to ensure that none of its computer systems would be affected by any date issues arising from the year 2000. Year 2000 issues generally describe the various problems that may arise from the failure of computer systems to properly process certain dates and date sensitive information in conjunction with the change of the first two digits of the years from 19 to 20.

    Total eMed's Year 2000 efforts involved certifying hardware and software purchased in its two acquisitions, as well as certifying purchased hardware and software. Total eMed believes that it adequately addressed these issues with its newly created computer platform. It believes that all purchased equipment is Year 2000 compliant. Total eMed has not experienced any material computer disruption as a result of Year 2000 issues to date.

                            BUSINESS OF MEDICALOGIC

OVERVIEW

    MedicaLogic's business is connecting physicians and patients through the Internet. For physicians, it offers a line of enterprise and recently introduced Internet-based online health record products and services for use at the point of care in the exam room, with configurations suitable for practices of all sizes. In addition to assisting physicians, MedicaLogic's products are used by a wide range of health professionals at the point of care, such as physician assistants, medical assistants and registered nurses. For patients, it will provide, in the first half of 2000, a web site that will allow them to access healthcare information directly from their physician-generated medical records, enter personal medical information and communicate with their physicians. For both physicians and patients, MedicaLogic will provide healthcare content and e-commerce transaction services, corresponding to information in a selectively shared database that unites physicians and patients. This system is currently in the pilot phase of development and will be available in the second half of 2000. Together, these products, services and databases will comprise MedicaLogic's Internet Health Services Center.

    Founded in 1985, MedicaLogic has been developing, marketing and supporting electronic medical records for over a decade and has products in daily use by physicians across the country. While most healthcare information systems have primarily supported financial and administrative functions, MedicaLogic has focused exclusively on the challenge of providing clinical solutions that are used by physicians at the point of care to create and access the electronic medical record. Its customers include academic medical centers such as Baylor College of Medicine in Houston, Texas, integrated healthcare delivery systems such as Providence Health System in Portland, Oregon, and other customers such as the NASA space shuttle program. Its technology will use the Internet to link healthcare consumers to physicians using either LOGICIAN or LOGICIAN INTERNET electronic medical record products and services. MedicaLogic believes that it is a leading provider of electronic medical record software in the healthcare industry.

    The Internet, with its open architecture and broadening availability at home, in the workplace and at the point of care, makes it possible for MedicaLogic to create its Internet Health Services Center and make online health records more useful and cost-effective for physicians who practice alone, in small groups or with integrated healthcare delivery networks. As a result, MedicaLogic believes that it can accelerate the rate of adoption of online health record technology by physicians. By connecting physicians and patients through this database of online health records, MedicaLogic believes it can improve the physician-patient relationship and make common communications processes, such as prescription refills or appointment requests, more convenient. Finally, beginning in the second half of 2000, MedicaLogic expects to offer healthcare consumers a combination of health news, education, goods and services that will correspond to their health status and interests because it will be based on the physician-created clinical information included in their personal health record.

    MedicaLogic, Inc. was incorporated in Oregon in May 1985 and commenced operations that year. Its executive offices are located at 20500 NW Evergreen Parkway, Hillsboro, Oregon 97124. Its telephone number is (503) 531-7000.

INTERNET HEALTH SERVICES CENTER

    MedicaLogic's Internet Health Services Center will integrate the following:

    - ELECTRONIC MEDICAL RECORDS--for physicians, Internet-hosted applications, which have been commercially available since the fourth quarter of 1999, and existing client-server applications, which will become Internet-enabled in the second half of 2000, used at the point of care to document physician-patient encounters and manage clinical information.

    - PERSONAL HEALTH PORTFOLIO--for consumers, an Internet application which will become commercially available in the first half of 2000 and let consumers maintain a personal health portfolio, combining portions of their physician-created electronic medical record with personally entered information.

    - CONTEXT-SPECIFIC CONTENT AND E-COMMERCE--for both consumers and physicians, health information content and e-commerce transaction services, which will become commercially available beginning in the second half of 2000, corresponding to the patient's clinical conditions and needs based on data in the Internet health record. The content and e-commerce transaction services will be provided through strategic relationships with its e-healthcare partners.

    - INTERNET HEALTH RECORD--a database for use by physicians, patients and strategic partners, which, beginning in the first half of 2000, will be available on a commercial basis and will combine data from the electronic medical record generated by participating physicians, the personal health portfolio and strategic partners. This database will allow for the sharing of selective data among all the participants in the Internet Health Services Center.

PRODUCTS AND MARKETS

    The primary target markets for MedicaLogic's solution consist of healthcare providers and healthcare consumers. The healthcare provider market is divided into two segments: physicians in private practice and physicians in integrated healthcare delivery systems.

    PHYSICIANS IN PRIVATE PRACTICE. There are approximately 450,000 physicians in private practice, constituting approximately 75% of the practicing physician population in the United States. MedicaLogic's product offering for this market is LOGICIAN INTERNET, which was introduced commercially in the fourth quarter of 1999. LOGICIAN INTERNET provides the following benefits:

    - the creation of required documentation at a lower cost and with higher quality than is currently possible with handwriting or dictation/transcription;

    - the ability to verify compliance with Health Care Financing Administration documentation guidelines for the level of service billed;

    - the ability to obtain patient clinical information from any web browser by accessing the medicalogic.com web site;

    - the ability to be used at the point of care in the exam room, without requiring a continuous Internet connection;

    - the ability to store electronic records at a data center; and

    - additional planned benefits in future releases, including integration of laboratory results, electronic prescription transmission, claims submission and eligibility checking, as well as the ability of physicians to communicate with patients using 98point6.com by sharing records data and exchanging messages on the patients' personal health portfolios. MedicaLogic expects these features to begin becoming commercially available in the second half of 2000.

    PHYSICIANS IN INTEGRATED HEALTHCARE DELIVERY SYSTEMS. Integrated healthcare delivery systems currently employ approximately 150,000 physicians. MedicaLogic's solutions for this market include LOGICIAN, a client-server based electronic medical record software solution that has been commercially available for several years, and LOGICIAN INTERNET, depending on the needs of the institution. Clients will be able to migrate between LOGICIAN and LOGICIAN INTERNET in future releases. After delivering first-generation electronic medical record products for the PC-DOS environment from 1990 to 1995, MedicaLogic released LOGICIAN for the Windows client-server environment in 1996 and has delivered three major upgrade releases since then. Its current customers include Allina Health System, Baylor College of Medicine, Texas Children's Hospital, Carilion Health System, Providence Health System, Riverside Health System and more than 30 others.

    LOGICIAN provides the following benefits specially designed for this market:

    - clinical decision support, including preventive care reminders, drug interaction and allergy checking and formulary management;

    - improved ability to measure and manage patient populations using query, reporting and intervention tools;

    - the creation of required documentation at a lower cost and with higher quality than is currently possible with handwriting or dictation/transcription;

    - the ability to verify compliance with Health Care Financing Administration documentation guidelines for the level of service billed; and

    - the ability to be used at the point of care, in the exam room.

    LOGICIAN interfaces have been developed and implemented with major vendor systems encountered in the integrated healthcare delivery system environment, including laboratory systems, practice management systems and transcription systems. MedicaLogic intends to expand the interfacing capabilities of LOGICIAN to include e-commerce transaction capabilities such as electronic prescription transmission. It expects these expanded capabilities will start becoming commercially available in the second half of 2000. It will continue to deliver an enterprise-wide electronic medical record solution to this market, evolving from its traditional license-based pricing to monthly subscription pricing. MedicaLogic also expects to improve the enterprise product's compatibility with the Internet and the interconnectivity between LOGICIAN and LOGICIAN INTERNET. It expects these capabilities will become commercially available in the second half of 2000.

    HEALTHCARE CONSUMERS. MedicaLogic estimates that at least 75% of Americans are healthcare consumers, whether they see a physician themselves on a regular or episodic basis, or act as a coordinator of healthcare for a child, elderly parent, or other relative. For healthcare consumers, MedicaLogic will offer a web site, 98point6.com, which is currently in a pilot program and which is expected to be commercially available in the first half of 2000. 98point6.com will provide the following benefits for healthcare consumers:

    - the ability to view summary data from participating physicians, including medications, diagnoses, allergies, health directives and laboratory results;

    - the ability to enter information about medical and family history, wellness goals and behaviors into a personal health portfolio;

    - the ability to integrate these two sources of data into the Internet health record generated by participating physicians, providing information that can be shared selectively with other individuals and health professionals;

    - the ability to communicate with their participating personal physician, request appointments, obtain medication refills, ask questions or clarify their records;

    - the ability to access health information content that corresponds to their personal needs through data in the Internet health record; and

    - the ability to engage in commerce, which would also correspond to specific medical needs through data in the Internet health record.

    OTHER HEALTHCARE STAKEHOLDERS. As a result of MedicaLogic's position as a provider and custodian of personal and professional health data on the Internet, it believes that it has the opportunity to facilitate healthcare e-commerce transactions, such as placing prescription orders with pharmacies, and to become a healthcare infomediary, providing aggregated and anonymous health data to organizations such as clinical research organizations. With the consent of individual patients and physicians, and to the extent permitted by law, these opportunities include:

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    - pharmacy--delivery of new and refill prescription orders from physicians and patients to pharmacies and pharmacy benefit managers;

    - laboratory--delivery of orders and return of results to physicians and patients;

    - payers--direct submission of claims to clearinghouses from physicians using electronic data interchange and electronic bill presentment/payment to clearinghouses by physicians on behalf of patients using their personal health portfolio;

    - clinical research organizations--recruitment of patients for studies through automated screening and notification;

    - healthcare organizations, both government and private--aggregated and anonymous data about the health of designated populations for epidemiologic research, planning and management;

    - pharmaceutical marketing research--electronically available data on the use and outcomes of drugs; and

    - advertising/sponsorship--targeted marketing to consumers and physicians for healthcare-related products or services.

    MedicaLogic expects to begin providing these services beginning mid-2000 through 2001.

CUSTOMER SERVICE AND SUPPORT

    MedicaLogic believes that effective customer service is essential to both attracting and retaining physician usage of electronic healthcare applications, as well as attracting consumers and retaining them as customers of Internet-based services. It understands the demands of the healthcare community for person-to-person responsiveness. It provides a wide range of customer support services through a staff of customer service personnel, multiple call centers and an e-mail help desk. MedicaLogic also offers web-based support services that are available 24 hours a day, seven days a week and are frequently updated to improve existing information and to support new services. Ongoing telephone support is accessible by a toll-free telephone number and is available from either 5 a.m. to 6 p.m. Pacific time, Monday through Friday or, for an additional charge, 24 hours a day, seven days a week. Operators screen all requests for telephone support and direct the call to the appropriate customer service personnel. Technical support personnel are responsible for consulting with strategic partners about technical support issues and for resolving technical problems encountered by users, strategic partners or other parties. MedicaLogic also employs technical support personnel who work closely with its direct sales force, distribution partners and customers. MedicaLogic provides its customers with the ability to purchase maintenance for its applications and services, which includes technical support and upgrades. MedicaLogic also provides training programs for customers.

    In addition, MedicaLogic provides enterprise planning, site evaluation, work flow preparation, hardware and software installation, interface development and installation, and training of physicians and their staff in connection with the implementation of the LOGICIAN application. Enterprise and site evaluation helps MedicaLogic understand how best to implement the LOGICIAN application within the enterprise and physician's office work flow. The objective of the implementation process is to maximize the benefits of electronic medical records to the enterprise and the physician's practice.

CUSTOMERS

    MedicaLogic markets its products and services to physicians and large integrated healthcare delivery networks.

SALES AND MARKETING

    MedicaLogic's sales and marketing programs are organized around main customer segments: integrated healthcare delivery systems, physicians in private practice and healthcare consumers. Its

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products and services are distributed by a nationwide direct sales force, a complementary inside sales team and a select number of strategic distribution partners, and directly through the Internet. MedicaLogic also partners with national consulting firms and systems integrators to deliver complete information technology solutions for large system customers.

    PHYSICIANS IN PRIVATE PRACTICE. MedicaLogic promotes its products and services to physicians in private practice with programs designed to take advantage of the value of peer-to-peer relationships in the physician community. In contrast to the national image-building campaign required for sales to large health systems, MedicaLogic is building individual physician sales and marketing campaigns around activities that will stimulate physician referrals of LOGICIAN INTERNET. Sales will be offered primarily through online subscription capabilities supported by an inside telephone sales team.

    INTEGRATED HEALTHCARE DELIVERY SYSTEMS. MedicaLogic approaches the integrated healthcare delivery system market primarily through direct sales and distribution partners. It believes its access to premier reference accounts plays a large part in the success of the sales process.

    HEALTHCARE CONSUMERS. MedicaLogic believes that marketing programs for the healthcare consumer market are likely to be more successful when they are supported by the existing relationship between the physician or local health system and their patients. Based on that premise, MedicaLogic will be launching a web site, 98point6.com, which is currently being tested in a pilot program and which is expected to be released commercially in the first half of 2000. This application can be co-branded with local integrated healthcare delivery networks. In addition, promotion of 98point6.com will include a national brand building campaign designed to create interest by healthcare consumers through physicians. Consumers will register for membership at no charge at the 98point6.com site or through a co-branded provider partner site.

    MedicaLogic's sales, marketing and business development resources are located in its Hillsboro, Oregon and San Francisco, California facilities, while its account representatives are deployed across the United States.

STRATEGIC RELATIONSHIPS

    Because its products and services are used at the point of care, MedicaLogic believes it is well positioned to offer electronic transaction services to both physicians and their patients. To pursue these opportunities, MedicaLogic intends to form relationships with strategic partners who can provide these electronic transaction services, including electronic processing of claims, automatic filling and refilling of prescriptions and electronic transmission of laboratory results. In addition, it intends to enter into strategic partnerships with vendors who will provide medical content to customers, as well as partnerships that will allow physician customers to have access to computer hardware on which they may use MedicaLogic products and services.

    To date, MedicaLogic has entered into strategic relationships with the following companies:

    CVS.COM. CVS.com, a subsidiary of CVS Corporation, is a leading online pharmacy and source of health, beauty and wellness products. MedicaLogic has entered into an agreement, dated August 18, 1999, with CVS.com that provides access to an online licensed pharmacy that will receive and fill orders for prescriptions generated from physicians and patients using Internet-based products. The one year agreement provides that CVS will pay a transaction fee for each prescription filled by its pharmacy based on an order received through MedicaLogic's Internet-based products. CVS.com will only pay for completed transactions that MedicaLogic facilitates between CVS.com and third parties. The agreement may be renewed for subsequent one-year terms.

    DELL. Dell Marketing L.P. is a subsidiary of Dell Computer Corporation, a leading manufacturer of personal computers and related equipment and a shareholder of MedicaLogic. MedicaLogic has entered into a nonexclusive agreement, dated September 1, 1999, with Dell Marketing L.P. providing

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for a mutual marketing relationship to promote each other's products and services, including hyperlinks between web sites and cooperative marketing efforts which may include trade shows, direct mail campaigns and sales training. These expenses will be accounted for as marketing expenses as incurred. The agreement designates Dell as MedicaLogic's preferred provider of notebooks, personal computers and other hardware, and MedicaLogic granted Dell a nonexclusive right and license to reproduce and install MedicaLogic's software programs and related materials on Dell branded hardware products. MedicaLogic will promote the Dell products with MedicaLogic's pre-installed software programs.

    DRUGSTORE.COM. Drugstore.com, inc. is a leading Internet pharmacy. MedicaLogic has entered into an agreement, dated November 2, 1999, to participate in drugstore.com's six-month certification program to create and promote an industry standard for the electronic transmission of prescriptions to online pharmacies. The program is expected to commence in the first half of 2000. Following certification, MedicaLogic will receive a fee for providing drugstore.com with all relevant account information for a new customer that elects to have drugstore.com fill an electronic prescription. Drugstore.com will only pay for completed transactions that MedicaLogic facilitates between drugstore.com and third parties.

    ENVOY. Envoy Corporation is a leader in electronic transaction processing in the healthcare industry. MedicaLogic has entered into an agreement, dated September 3, 1999, with Envoy that provides MedicaLogic with a nonexclusive and nontransferable license to Envoy's services for the processing of healthcare transactions, including patient eligibility and referral checks and medical claims submissions. Envoy will also provide technical assistance in developing new functionality to facilitate claims submission. Envoy will charge transaction fees for use of its services. The agreement provides that Envoy will rebate to MedicaLogic a portion of the transaction fees received by Envoy for batch electronic transactions generated through LOGICIAN INTERNET that are submitted by Envoy to its participating payers. Envoy will only pay for completed transactions that MedicaLogic facilitates between Envoy and third parties. MedicaLogic expects that this service will become available to LOGICIAN INTERNET subscribers in the second half of 2000.

    HEALTHGATE. HealthGate Data Corp. is a health information content provider offering health-related databases through its web site. MedicaLogic has entered into an agreement, dated July 30, 1999, with HealthGate that allows MedicaLogic's users to access some of HealthGate's databases. MedicaLogic will make monthly payments, recognized as cost of revenues, to HealthGate for access to these databases. This service is currently available to MedicaLogic's 98point6.com pilot program subscribers.

    L&H. L&H Applications USA, Inc. is a subsidiary of Lernout & Hauspie Speech Products N.V., a leading provider of dictation software programs for use in professional services. MedicaLogic has entered into an agreement, dated September 28, 1999, with L&H that provides MedicaLogic with a nonexclusive and nontransferable license to L&H's medical-specific speech recognition software programs for distribution with LOGICIAN INTERNET. MedicaLogic will make royalty payments to L&H for each copy of the software licensed, including a maintenance and support fee. Royalties will be prepaid quarterly and will be recognized as cost of revenues when the products are delivered. This service is currently available to LOGICIAN INTERNET subscribers.

    TIPAAA FOUNDATION. TIPAAA is a nonprofit trade association of the Independent Physicians Associations (IPAs). Under the agreement dated
December 8,1999, the TIPAAA Foundation, the association's educational arm, will assist MedicaLogic in expanding the reach of LOGICIAN INTERNET, by both providing a distribution channel and participating in joint educational campaigns. The foundation plans to initiate a pilot study with independent physicians designed to provide information on the advantages of using electronic systems at the point of care, and the return on investment (ROI) for LOGICIAN INTERNET. To fund this program, MedicaLogic has agreed to provide an educational grant to the

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TIPAAA Foundation. As part of the program, TIPAAA will provide links from its web site to other sites that educate physicians on the benefits of automation in office-based physician practices.

    PLANETRX.COM. PlanetRx.com is an Internet healthcare destination for content, commerce and community. Under terms of an agreement dated January 27, 2000, MedicaLogic's qualified LOGICIAN and LOGICIAN INTERNET clinicians will be able to send prescriptions and reorder authorizations electronically directly from the physician's office to PlanetRx.com's online drugstore. Patients will be able to order their prescription refills online through MedicaLogic's 98point.com patient channel or directly through the PlanetRx.com site. PlanetRx.com will become a preferred online drugstore vendor for MedicaLogic's LOGICIAN and LOGICIAN INTERNET clinicians, enabling their patients to fill prescriptions online at PlanetRx.com. In addition, PlanetRx.com will also appear on the 98point6.com patient channel as one of the top drugstore choices for qualified MedicaLogic patients.

COMPETITION

    High growth, intense competition, and technological change characterize the market for electronic healthcare information services and e-commerce. In addition to direct competitors in the electronic medical records market, none of which has a significant share of the market, MedicaLogic faces competition from many companies with significantly greater financial resources, well-established brand names and large installed customer bases. MedicaLogic expects significant competition from:

    TRADITIONAL HEALTHCARE INFORMATION SYSTEM VENDORS. These vendors, including Cerner Corporation, Epic Systems Corporation, IDX Corporation, McKesson/HBOC, Medic, a division of Misys PLC, and Shared Medical Systems Corporation, focus on providing information systems to large healthcare enterprises and physician practice groups. They have large installed bases of customers. Although they have not traditionally focused on providing electronic medical record solutions, they have begun to pursue a variety of Internet strategies, some of which could provide functions competitive with MedicaLogic's products and services.

    INTERNET HEALTHCARE COMPANIES. Internet healthcare companies are focusing on a wide variety of areas, including:

    - automating financial, administrative and clinical transactions, such as Healtheon Corporation and CareInsite, Inc.;

    - attracting physicians with journalistic content, such as Physicians Online, Inc.; and

    - targeting the health consumer area, including drkoop.com, Inc. and iVillage Inc. for content, as well as online pharmacies, such as drugstore.com, Inc.

    Each of these companies can be expected to compete with MedicaLogic within segments of the evolving Internet healthcare market, but it is also likely that some of them will serve in the role of partner or vendor. Major Internet companies, including those not currently specializing in the healthcare industry, may also enter these markets. Many of these companies have longer operating histories, larger customer bases, substantially greater financial, technical, sales and marketing resources and greater name recognition than does MedicaLogic, and MedicaLogic may be unable to compete successfully against these companies.

    The most significant competitive factors include clinical focus, service reliability, breadth of product offerings, price performance ratio, network security, ease of access and use, content bundling, customer support, brand recognition and operating experience. MedicaLogic believes that it will be able to compete favorably in these areas.

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
TECHNOLOGY

    The Internet Health Services Center consists of a fault tolerant configuration of web and database server computers interconnected through redundant, high speed network components. The center is currently located at a secure third-party data center. A new, state-of-the-art data center is being constructed at MedicaLogic's San Francisco office. All data centers incorporate advanced technology to provide a high degree of security in the transmission of highly sensitive and confidential patient medical record data over the Internet. This includes strict authentication, sophisticated data encryption techniques, strong network firewalls, stringent personnel policies, tightly controlled physical access to the data centers and independent overall security audits of those sites. All of these services will be linked to advanced storage systems that provide data protection through techniques such as replication. MedicaLogic will also maintain on-site backup power systems in the San Francisco data center and will install similar facilities in its back-up data center. These safeguards are designed to provide a reliable and secure environment for the storage and exchange of confidential patient and customer data. Although MedicaLogic believes that its facilities are highly resistant to systems failure and sabotage, it is developing, and is in the process of implementing, a disaster recovery and contingency operations plan.

    MedicaLogic's LOGICIAN product is based on Oracle Corporation's database products. It licenses these databases from Oracle under an Oracle alliance agreement. As an alliance member, it has been given the right to sublicense the database software to customers.

DEVELOPMENT AND ENGINEERING

    MedicaLogic believes that its future success will depend on its ability to continue to maintain and enhance its Internet Health Services Center, LOGICIAN applications and related services. MedicaLogic has developed applications and services in house, although future extensions to its products and services may come through acquisitions as well. MedicaLogic will continue to work closely with other companies in its development efforts.

    MedicaLogic has several significant projects currently in development. These include the continued enhancement of LOGICIAN and LOGICIAN INTERNET, and the development of new services such as physician and consumer oriented web sites and development of interfaces with strategic partners' and others' technology.

    Rapid technological developments and evolving industry standards characterize the emerging market for Internet-based electronic medical records and associated transaction processing. The emerging nature of this market and its rapid evolution will require that MedicaLogic continually improve the performance, features and reliability of LOGICIAN and the Internet Health Services Center, particularly in response to competing offerings.

    MedicaLogic must maintain a high standard and desire for the most effective and innovative technologies. The success of new product and service introductions is dependent on several factors, including:

    - proper definition of new applications or services;

    - appropriate staffing of expertise on the particular assignment;

    - timely completion and introduction of new products and services; and

    - differentiation of new products and services from those of its competitors.

INTELLECTUAL PROPERTY RIGHTS

    MedicaLogic believes that patent, trade secret and copyright protection are less significant to its success than its ability to develop new products and services. MedicaLogic relies on a combination of trademark, trade secret and copyright law, and contractual restrictions to protect the proprietary

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aspects of its technology. MedicaLogic presently has several federal trademark registrations, including MedicaLogic, Practice With Knowledge, KnowledgeBank, Logician, SIMPL and LinkLogic and numerous pending trademark applications, including AboutMyHealth, 98point6.com, Quickstep and ScheduLogic, Zero Degrees of Separation and The Online Health Record Company. MedicaLogic has filed ten applications for U.S. patents and is preparing two additional applications. It seeks to protect its source code for software, documentation and other written materials under trade secret and copyright laws. MedicaLogic presently has nine pending copyright applications for software, tools and KnowledgeBank forms, reports and templates. MedicaLogic licenses its software under signed license agreements, which impose restrictions on the licensee's ability to utilize the software. Finally, MedicaLogic seeks to avoid disclosure of its intellectual property by requiring employees and consultants with access to proprietary information to execute confidentiality agreements and by restricting access to its source code.

    The steps taken by MedicaLogic to protect its proprietary rights may be inadequate and, as a result, third parties may infringe upon or misappropriate its copyrights, trademarks, service marks and similar proprietary rights. In addition, the global nature of the Internet makes it impossible to control the ultimate destination of services and effective copyright and trademark protection may be unenforceable or limited in foreign countries.

    MedicaLogic's competitors or others may adopt product or service names similar to those MedicaLogic, which may impede MedicaLogic's ability to build brand identity and possibly lead to customer confusion. Moreover, because Internet domain names derive value from the individual's ability to remember these names, MedicaLogic's domain name may lose its value if, for example, users begin to rely on mechanisms other than domain names to access online resources. MedicaLogic's inability to protect its marks adequately could have a material adverse effect on the acceptance of its brand and on its business, financial condition and results of operations. In the future, litigation may be necessary to enforce and protect MedicaLogic's trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect MedicaLogic's intellectual property.

EMPLOYEES

    As of December 31, 1999, MedicaLogic employed 298 persons on a full-time basis, of whom there were 89 in technical development and support, 95 in sales and marketing, 59 in professional services, 24 in operations and networks and 31 in other administration functions. None of MedicaLogic's employees is a member of a labor union or is covered by a collective bargaining agreement, and MedicaLogic has never experienced a work stoppage. MedicaLogic believes that it has good relations with its employees.

FACILITIES

    MedicaLogic's executive offices are located in Hillsboro, Oregon in approximately 120,000 square feet of space under a lease that expires in December 2007. MedicaLogic also occupies approximately 38,000 square feet of office space in San Francisco, California under a lease that expires in May 2009. MedicaLogic believes that its facilities are adequate for its current operations.

LEGAL PROCEEDINGS

    MedicaLogic is not currently subject to any material legal proceedings.

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                              BUSINESS OF MEDSCAPE

OVERVIEW

    Medscape provides comprehensive, authoritative and timely medical information and interactive programs to physicians, allied healthcare professionals and consumers. Medscape operates two principal healthcare web sites, Medscape.com and CBSHealthWatch.com. As of December 31, 1999, Medscape's sites had more than 1,700,000 registered members worldwide, including over 280,000 registered as physicians, 860,000 registered as allied health professionals and 630,000 registered as consumers.

    Medscape.com is currently organized by medical specialty area, such as oncology and cardiology, to make it easier for its members to access the information most relevant to them. Medscape.com's medical content and interactive programs assist medical professionals in keeping abreast of medical advances. Medscape.com's original, exclusive and proprietary content includes such innovative features as next day summaries of major medical conferences and online, peer-reviewed medical journals. Medscape.com also provides proprietary interactive programs that test a medical professional's diagnostic skills and understanding of recent medical developments. Medscape.com provides access to extensive online medical databases and what it believes is one of the web's largest collections of free, peer-reviewed, full-text medical articles. In addition, Medscape.com offers physicians the opportunity to earn continuing medical education credits that are required by most states' licensing boards. Through its strategic relationship with National Data Corporation (NDC), a provider of healthcare information services and electronic commerce solutions, Medscape.com will integrate selected clinical data interchange and data management services provided by NDC into Medscape.com. Medscape.com will also serve as the principal content provider to NDC's physician practice management system and be an online distributor of some of NDC's other online clinical products.

    Medscape launched its consumer site, CBSHealthWatch.com, in September 1999. CBSHealthWatch.com is designed to help families and individuals make better informed healthcare decisions and to simplify management of their healthcare needs. The site provides personalized, authoritative medical content written for the consumer, access to professional content on Medscape.com and interactive personal health management tools, such as health diaries. Medscape entered into a strategic relationship with CBS Corporation under which CBSHealthWatch.com is the exclusive Internet healthcare site integrated into CBS News programming and will be promoted on CBS media properties.

    Medscape also has strategic relationships with America Online, Inc. and Women.com Networks, Inc. Under the agreement with America Online, Inc., Medscape has developed co-branded consumer sites that appear and are promoted through contextual links and banners on AOL, AOL.com, CompuServe Service, Netscape Netcenter and Digital City, all of which are AOL properties. The AOL co-branded sites on the AOL properties were launched in the fourth quarter of 1999 and the first quarter of 2000. Under the agreement with Women.com, Medscape is the preferred health content partner for Women.com and provides Women.com's visitors with health news, feature articles, proprietary health tools and other health information in a co-branded format.

    Medscape was incorporated in New York in March 1996 and commenced operations in April 1996. Medscape was reincorporated in Delaware in December 1998. In October of 1998, Medscape acquired Healthcare Communications Group, LLC, which operated a leading HIV web site. In the first quarter of 1999, Medscape acquired Bonehome.com, a leading orthopedic site, and CompuRx, Inc., a healthcare market research company serving pharmaceutical and other healthcare companies.

    Medscape's executive offices are located at 134 West 29th Street, New York, New York, 10001-5399. The telephone number is (212) 760-3100.

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THE MEDSCAPE.COM SITE

    PROPRIETARY EDITORIAL CONTENT AND FEATURES

    Medscape.com is currently organized into 23 medical specialty sites, ranging from cardiology to oncology to women's health, making it easier for its members to access the information most relevant to them. Medscape.com's original, exclusive and proprietary content and programs, assisting medical professionals and consumers to keep abreast of medical advances, include:

    - NEXT DAY SUMMARIES(SM) of selected presentations at major medical conferences;

    - MEDSCAPE GENERAL MEDICINE, believed to be the only online peer-reviewed general medical journal;

    - CLINICAL MANAGEMENT SERIES, offering interactive practice modules with state-of the art treatment information and clinical cases for particular cases, each of which is accredited for continuing medical education;

    - TREATMENT UPDATES, with authoritative evaluations of significant new changes in therapies; and

    - EMED JOURNALS, peer-reviewed, electronic medical journals written exclusively for medscape.com covering a number of important specialty areas.

    Medscape.com also offers an array of proprietary, challenging and instructional interactive features to test a physician's medical knowledge. Interactive self-assessment elements include:

    - PICTOURS-Registered Trademark-, image-based case challenges testing the physician's diagnostic skills;

    - TODAY'S QUESTION, testing the physician's understanding of recent developments in the physician's medical specialty; and

    - ECG OF THE WEEK, images of cardiograms with case histories testing the physician's diagnostic skills, supplied by leading cardiologists.

    THIRD-PARTY EDITORIAL CONTENT

    Medscape believes that Medscape.com contains one of the web's largest collections of free, peer-reviewed, full-text medical articles and one of the web's most extensive libraries of continuing medical education accredited programs. Medscape.com also provides third-party access to the NATIONAL DRUG DATA FILE, a leading drug and disease database of Hearst Corporation's First DataBank.

    Numerous prestigious medical publishers, universities, hospitals and professional organizations are part of Medscape.com's strategic content partner program known as Medscape Publishers' Circle-Registered Trademark-. Through this program, Medscape.com aggregates, organizes, and places in context content from over 100 medical journals, textbooks, news services and other publications, and offers integrated, easy-to-use searching of vast medical databases, including over nine million abstracts of medical journals available in the National Library of Medicine's MEDLINE, AIDSLINE and TOXLINE databases. In addition, through an agreement with Dow Jones & Company, Medscape.com provides free searching of more than 500 leading medical publications, including the JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION, the BRITISH MEDICAL JOURNAL, THE LANCET, and abstracts from the NEW ENGLAND JOURNAL OF MEDICINE. Members can immediately retrieve online a full-text copy of the article or abstract for a fee.

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    NON-MEDICAL CONTENT

    Medscape also provides an array of non-medical content on subjects of particular interest to medical professionals and health-conscious consumers. MEDSCAPE MONEY & MEDICINE offers personal finance features, including stock quotes, portfolio tracking and business news, and valuable practice management features that provide business information that is directly relevant to a medical practice. Members can also learn about the developments in managed care in a special MANAGED CARE topic area. The MEDSCAPE HUMOR & MEDICINE section provides readers with medical jokes, cartoons, DEFUNITIONS, crossword puzzles and other entertaining features that generate traffic to and increase usage of Medscape's site.

    MEMBER SERVICES

    Medscape offers a number of services that complement its high-quality content offerings and make Medscape.com a preferred professional destination site, including:

    CONTINUING MEDICAL EDUCATION. Approximately half the states require physicians and selected other medical professionals to certify annually that they have accumulated a minimum number of continuing medical education hours to maintain licensure. Medscape.com offers its professional members what it believes is one of the web's largest libraries of continuing medical education programs. Medscape.com's extensive continuing medical education programs are produced in association with entities accredited by the Accreditation Council for Continuing Medical Education. From the convenience of their home or office computer, Medscape.com's professional members can obtain continuing medical education credits by accessing a variety of accredited editorial resources and programs including online journal articles, NEXT DAY SUMMARIES of medical conferences, in-depth TREATMENT UPDATES and state-of-the-art CLINICAL MANAGEMENT SERIES.

    MEDICAL OFFICE MANAGEMENT. Through its strategic relationship with National Data Corporation, Medscape provides seamless web connectivity into NDC's online clinical information products and EDI services, including claims processing.

    PHYSICIAN WEB SITES. Medscape.com offers it members registered as physicians the opportunity to create home pages for their medical practices that can be accessed by their patients and the general public. In addition to details about their practice, including office address, phone number, medical specialty, types of insurance accepted, hospital affiliations and languages spoken, Medscape.com's PHYSICIAN WEB SITES permit a physician to offer links to disease-specific information from Medscape.com as well as the general searching capability of Medscape.com. Medscape believes these PHYSICIAN WEB SITES will keep Medscape's high-quality medical information at the center of the communication between physician and patient, and keep the physician at the center of the healthcare dialogue. As of December 31, 1999, over 8,500 PHYSICIAN WEB SITES had been established.

    E-COMMERCE AND SERVICES. Through a series of strategic partners, Medscape offers its audience the opportunity to purchase a variety of goods and services. The MEDSCAPE MEDBOOKSTORE offers members the opportunity to purchase discounted medical texts from a collection of over 90,000 titles through its partner MedSite Publishing Inc. The MEDSCAPE JOB CENTER offers a comprehensive job-listing/posting service for medical professionals through its partner NetMed, Inc. The MEDSCAPE DRUGSTORE offers Medscape.com members the ability to purchase online a wide range of health, beauty and wellness products through drugstore.com.

    COMMUNITY FEATURES. MEDSCAPE MAIL, powered by CommTouch, is useful for mobile professionals like physicians, who often require email access from multiple locations, such as their homes, offices, clinics and hospitals or during travel. Discussion areas on many medical articles and physician-only discussion groups are also available. Medscape.com's ASK-THE-EXPERT feature allows members registered as physicians to present interesting cases to leading experts online for comments.

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    MEDSCAPE'S HEALTHCARE COMPANY SERVICES

    Medscape.com offers healthcare companies many value-added online services including:

    MEDSCAPE PROFILES. The Internet offers significant advantages over traditional mail surveys and focus groups in terms of speed and cost savings. U.S. pharmaceutical and other healthcare companies are estimated to spend as much as $1 billion annually on custom and syndicated market research. MEDSCAPE PROFILES, an online market research division, has already successfully piloted several custom research projects and has recruited a physician panel of over 1,000 from Medscape.com's member base to conduct custom and syndicated online research quickly and efficiently.

    MEDSCAPE MEDPYX. Medscape.com plans to introduce MEDSCAPE MEDPYX as an educational research program that will assist pharmaceutical companies in better understanding the physician's knowledge base and prescribing patterns. In 1998, pharmaceutical company sales representatives conducted more than 59 million details to office- and hospital-based physicians. Medscape believes that MEDSCAPE MEDPYX will provide pharmaceutical companies with a cost-effective method of evaluating and improving their existing detailing activities.

A PROFILE OF CBSHEALTHWATCH.COM

    Medscape designed its CBSHealthWatch.com and AOL co-branded consumer sites to help consumers make better informed healthcare decisions and to simplify management of their healthcare needs. Medscape's consumer sites provide personalized, authoritative medical content written for the consumer, access to its professional content on Medscape.com and interactive personal health management tools, such as health diaries.

    In addition to general health and wellness information, CBSHealthWatch.com and the AOL co-branded sites offer information organized around specific health conditions, such as diabetes or asthma. In an effort to simplify the consumer experience, Medscape includes convenient links to health sites operated by the consumer's physician, and plans to expand these linkages to cover employers and health insurers.

    RELATIONSHIP WITH CBS CORPORATION

    On August 3, 1999, Medscape entered into an agreement with CBS Corporation under which it will receive approximately $150 million in advertising and promotion in the United States over a seven-year period. Medscape also was granted a license to the "CBS" trademark and "Eye" design and selected health-related news content that, together, were valued at $7 million.

    CBSHealthWatch.com is the exclusive healthcare Internet site integrated into CBS News programming. This integration is being accomplished by CBS News, when appropriate and at its discretion, directing viewers of CBS News programs to CBSHealthWatch.com for more information regarding health-related news stories and features, and by using Medscape story ideas and sources in health stories developed and broadcast by CBS News.

    ORIGINAL AND THIRD-PARTY CONTENT

    In addition to general health and wellness information, CBSHealthWatch.com provides consumers with original and third party news, feature articles and other information organized around specific health conditions, such as diabetes or asthma, grouped into "health channels." The site contained 22 such channels at launch and expanded that number to 39 in the first quarter of 2000. Members may customize their home page by creating MY HEALTH CHANNELS, with tailored information from up to three channels.

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
    Members also have access to three different levels of information not usually found on consumer health sites: BASIC, ADVANCED and WHAT MY DOCTOR READS. The third level offers consumers information from the Medscape.com professional site that is used by their own physicians. It is also a gateway for consumers to reach all of the extensive content and features Medscape.com provides to health professionals.

    The extensive Library feature on CBSHealthWatch.com offers these sources of information, including a number that are also found on Medscape's professional site:

    - HEALTH TOPICS A-Z, allowing consumers to access the world of health by entering a word or phrase, or using the keyword list of common terms;

    - DRUG DIRECTORY, for facts on over 10,000 brand name and generic drugs;

    - MEDICAL DICTIONARY from Merriam-Webster;

    - MEDICAL TEST HANDBOOK from the Yale University School of Medicine;

    - MEDLINE, AIDSLINE and TOXLINE, three comprehensive medical databases from the National Library of Medicine;

    - SELF CARE & FIRST AID, providing a search by symptom or condition;

    - WHAT MY DOCTOR READS, offering direct access to information used by medical professionals;

    - COMMUNITY ORGANIZATIONS, with contact information on national organizations, government agencies, medical experts and key groups in healthcare;

    - AUDIO ARCHIVE, including recorded interviews with physicians and their patients on a wide variety of topics;

    - MANAGED CARE GUIDE, with information on this important subject;

    - MINI MEDICAL SCHOOL, with courses offered by Emory University; and

    - RELATED SITES, to take consumers to other health resources on the web.

    INTERACTIVE FEATURES AND TOOLS

    CBSHealthWatch.com's easy-to-use interactive HEALTH MANAGER allows registered members to create and monitor a personal health calendar, log meals, track appointments, set an exercise plan and track weight and medications. There are also special features for certain health conditions. For example, diabetics can track key information like blood sugar readings.

    The site also provides a number of "community" features allowing registered members to communicate directly with medical experts and other individuals with similar health interests. For example, the ASK AN EXPERT section can be used to pose a health question or check answers to frequently asked questions. HEALTH MATES permits members to communicate with one another regularly on health conditions and interests. IN YOUR OWN WORDS encourages members to share insights and views with others.

REGISTERED MEMBERS

    To utilize all of the features of Medscape.com and CBSHealthWatch.com, users must register as members. This information enables Medscape to deliver targeted medical content based on its members' registration profiles. As of December 31, 1999, Medscape.com had over 1,700,000 registered members worldwide, including over 280,000 members registered as physicians, 860,000 registered as allied healthcare professionals and 630,000 registered as consumers.

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
    The registration process enables professional members to choose a home page tailored to their medical specialty or interest. Accordingly, a cardiologist accessing Medscape.com is automatically directed to MEDSCAPE CARDIOLOGY, rather than a more generic home page. Every member, however, regardless of medical specialty or professional status, has access to the full suite of exclusive, original and licensed content through a uniform, easy-to-use interface.

    To encourage initial use, CBSHealthWatch.com allows visitors to access selected features without registering as members. Visitors, however, have to register as members to have access to all the features of CBSHealthWatch.com, including the interactive programs such as health diaries.

EDITORIAL, DESIGN AND PRODUCTION

    Medscape's editorial staff is headed by Dr. George D. Lundberg, Medscape Editor in Chief, who was formerly Editor of the JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION for 17 years. As of December 31, 1999, Medscape's editorial, design and production staff consisted of 82 professionals who are all experienced medical editors, writers and producers. Medscape intends to significantly increase its number of medical specialty areas. Medscape has assembled specialty-specific editorial boards for Medscape.com and has also assembled a Medscape.com scientific advisory board consisting of 19 of the world's leading physicians, academicians, clinicians and ethicists, and healthcare experts, who also serve as the editorial board of MEDSCAPE GENERAL MEDICINE.

    Medscape has an easy-to-use interface that incorporates original and proprietary content written by medical experts with an extensive library of licensed content and medical databases. Each medical specialty area is headed by a program director responsible for building and continuously updating that area's content. Medscape's goal is to be the premier online information resource in each of its medical specialty areas. To support this effort, Medscape covers major medical conferences in many specialties with its editors and medical experts summarizing and reporting on the breaking medical research and news delivered at these events.

SALES

    As of December 31, 1999, Medscape had a direct sales organization of over 35 sales professionals and sales operations staff employees. Medscape generally seeks to hire individuals with significant experience selling to pharmaceutical, other healthcare and consumer companies and their advertising agencies.

MARKETING AND PUBLIC RELATIONS

    Medscape employs a variety of methods to promote the Medscape brand and to attract traffic and new members, including advertising on other Internet sites and in medical journals, pharmaceutical and other healthcare publications, and other targeted publications. Medscape is currently using the approximately
$150 million in advertising and promotion from CBS to promote Medscape on CBS media properties, including television, radio and outdoor advertising. Medscape also is extending the reach of CBSHealthWatch.com through its agreements for co-branded sites and information with AOL and Women.com.

    Medscape also maintains a significant presence at major industry conferences, trade shows and medical meetings, primarily through the operation of large exhibits for both the professional and consumer sites. Medscape supplements these efforts with direct mail campaigns targeted at medical professionals.

    Medscape's professional distribution strategy is designed to have Medscape.com's medical content be available within major Internet-accessible healthcare information system platforms like hospital intranets, electronic medical record systems and physician practice management company intranets.

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
This strategy integrates Medscape.com into the daily workflow of their medical professionals with frequent reminders of and easy access to Medscape's selection of medical content. Consistent with this strategy, in 1998, Medscape signed a content distribution agreement with PhyCor, the largest physician practice management organization in the United States. In August 1999, Medscape entered into a License and Product Development Agreement with National Data Corporation under which Medscape is the preferred content supplier to NDC's LYTEC physician practice management product and an online distributor of some of NDC's other clinical information products.

    Medscape's internal public relations staff oversees a comprehensive public and investor relations program, which it believes is a key component of its marketing and brand recognition strategy. Medscape targets key business, medical and healthcare marketing publications, and encourages their reporters to use Medscape.com and CBSHealthWatch.com for their medical news and research needs, in an effort to build both brand awareness and loyalty among news organizations.

INFRASTRUCTURE, OPERATIONS AND TECHNOLOGY

    Medscape's business is supported by a reliable, expandable and secure system platform. Using a combination of proprietary online solutions and commercially available licensed technologies, Medscape has deployed systems for online content dissemination, site analysis, and web- and email-based member support.

    Medscape has developed a database management and online publication system to index, retrieve and display information. This system allows for rapid searching, viewing and distribution of content including text, photos, graphics and other images. Medscape's hardware and software systems are based on a distributed processing model that allows applications to be distributed among multiple parallel servers. Medscape's hardware servers, storage systems, Internet connections and networks allow its online systems to operate reliably.

    Medscape maintains offsite redundant systems and facilities. Medscape has outsourced its web-hosting operations to a third party facility, Exodus Communications. This outsourcing provides faster and more reliable connections to the Internet and enhanced reliability and expandability.

COMPETITION

    Medscape faces competition both in attracting visitor traffic and in generating revenue across all its business lines. Medscape competes with numerous companies and organizations for the attention of medical professionals and consumers including traditional off-line media such as print journals, conferences, continuing medical education programs and symposia. Medscape also faces significant competition from online information resources. There are thousands of healthcare-related sites on the Internet. Also, several large consumer sites offer specialized healthcare channels as part of their general services. In addition, there are many companies that provide non-Internet based marketing and advertising services to the healthcare industry. These competitors include advertising agencies, consulting firms, marketing and communications companies and contract sales and marketing organizations.

    Some of Medscape's current and potential competitors may have competitive advantages compared to Medscape, including:

    - greater resources to devote to the development, promotion and sale of their services;

    - greater financial, technical and marketing resources;

    - greater brand recognition and larger marketing budgets; and

    - larger customer and user bases.

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
    Medscape believes that the principal competitive factors in attracting and retaining members are the depth, breadth and timeliness of services and brand recognition. Other important factors in attracting and retaining members include ease of use, quality of service and cost. Medscape believes that the principal competitive factors that will continue to attract advertisers and sponsors to Medscape.com and its consumer sites include price, the number of medical professionals and consumers who use Medscape's web sites, the demographics of its member base and the creative implementation of advertisement placements.

    Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. There can be no assurance that Medscape will be able to compete successfully against current and future competitors or that the competitive pressures Medscape faces will not seriously harm its business.

SIGNIFICANT CUSTOMERS

    Medscape sells advertising and sponsorships, market research and other services to pharmaceutical, medical device and other healthcare companies, as well as advertising and sponsorships to consumer products and other consumer-oriented companies. Medscape also sells products, such as medical books, to physicians, allied healthcare professionals and consumers.

    Medscape's client and revenue base broadened during 1999. In 1998, Medscape derived approximately 48% of its revenue from three leading pharmaceutical advertisers and sponsors, of which two accounts were individually greater than 10%. In 1999, no individual client comprised 10% or more of Medscape's revenue.

INTELLECTUAL PROPERTY AND DOMAIN NAMES

    Medscape protects its intellectual property through a combination of license agreements, trademark, service mark, copyright and trade secret laws and other methods. Medscape obtains the majority of its content under license agreements with publishers, through assignments or work for hire arrangements with third parties and from internal staff development. Generally, Medscape's license agreements are for a period of one to three years and it considers the materials obtained through these agreements as important to the continued enhancement of the content on its web site. Medscape currently has no patents or patents pending for its online services and does not anticipate that patents will become a significant part of its intellectual property in the foreseeable future. Medscape also enters into confidentiality agreements with its employees, consultants, vendors and customers and license agreements with third parties and it generally seeks to control access to and distribution of its technology, documentation and other proprietary information.

    Medscape currently holds a number of domain names, including the following: medscape.com, cbshealthwatch.com, cbsmedscape.com, medscape.co.uk, medpulse.com, medicalogicmedscape.com, and medscapemedicalogic.com. Medscape also has applications for numerous domain names pending. The legal status of intellectual property on the Internet is currently subject to various uncertainties. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform. Additionally, legislative proposals have been made by the federal government that would afford broader protection to owners of databases of information, such as stock quotes. This protection of databases already exists in the European Union.

LEGAL PROCEEDINGS

    There are no pending legal proceedings to which Medscape is a party.

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
EMPLOYEES

    As of March 28, 2000, Medscape had 231 full-time employees. None of Medscape's employees is covered by a collective bargaining agreement. Medscape considers its employee relations to be good.

FACILITIES

    Medscape is headquartered in New York, New York, where it leases a total of approximately 91,600 square feet of office space under numerous leases. Currently, Medscape has approximately 20,000 square feet of office space at 134 West 29th Street, New York, New York, 10001 under three leases, two that expire on June 30, 2004, and the third terminating on June 30, 2009. Medscape also currently occupies 12,200 square feet at 224 West 30th Street, New York, New York 10001 under two leases for approximately 71,600 square feet. The two leases terminate on January 31, 2005. Medscape is in the process of renovating the space at 224 West 30th Street to ensure that it is able to meet its business and technological needs as it grows. Medscape will relocate its corporate headquarters to 224 West 30th Street, New York, New York 10001 once the renovations are complete. Medscape expects to spend approximately $4 million in 2000 on these renovations.

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                             BUSINESS OF TOTAL EMED

GENERAL

    Total eMed is a provider of transcription services, primarily for outpatient physicians, and a pioneer in the development of web-enabled transcription. Total eMed's principal service is web-enabled medical transcription featuring a centralized system by which voice is digitized and transported across dedicated circuits and the Internet. Total eMed's process connects physicians with their medical records stored in its clinical database. Physicians and other clinicians utilizing Total eMed's system can dictate patient encounters and review, edit and electronically sign completed transactions. Records are then maintained at its data center for access by the physician or clinician via a secure Internet browser.

    The medical transcription industry is estimated to be a $6.6 billion market. Industry associations believe that approximately 15% of the market is currently outsourced and that outsourcing is increasing at a rate of approximately 15% per year. Total eMed's target outpatient market accounts for approximately 45% of the overall market. The bulk of the outpatient market is highly fragmented and served primarily by small local and regional transcription companies. The few traditional companies offering transcription services on a national level concentrate almost exclusively on the inpatient hospital market and Total eMed believes they have less than 10% of the total market among them.

    Total eMed believes that the need for accurate, concise, portable, and accessible medical record keeping has increased dramatically with the proliferation of healthcare systems and payers, and increased use of home healthcare and outpatient facilities, each operating independently of each other. In addition, the HealthCare Financing Administration, which oversees Medicare and Medicaid, and many private payers require detailed, typed documentation for reimbursement of medical expenses. The record created through the transcription process is used as the basis of proof of care for billing purposes, as well as the historical document showing a patient's healthcare plan and the legal record of care administered.

    Total eMed's system enables high quality, rapid turnaround transcription service, allowing it to offer its Internet clients a 24-hour turnaround and 98% quality guarantee. In addition, the online accessibility allows physicians to access their records from multiple point-of-care locations. While performing transcription services, Total eMed electronically identifies a variety of demographic information, then stores that information in separate data fields. Total eMed is assisting in the development of software that will allow it to electronically identify clinical information and to create a variety of digital health records from the clinical and demographic information. These records can provide significant value to physicians by being accessible to authorized third parties such as payers and regulators. In addition, as the aggregated information in the database becomes statistically valid, following the receipt of appropriate consents and in compliance with law, Total eMed believes that it will be able to generate revenue by providing a variety of non-patient identifiable data to physicians, payers and researchers for purposes such as pricing capitated contracts, quality assurance, clinical research, utilization information, and other purposes.

    As of March 1, 2000, Total eMed served approximately 1050 physicians in 22 clinics located in seven states. Approximately 640 of these physicians currently utilize Total eMed's centralized data system. The remainder are physicians associated with Total eMed's two acquisitions and are expected to begin using the centralized data system by the end of the second quarter of 2000.

    Total eMed's principal executive offices are located at 5301 Virginia Way, Suite 250, Brentwood, Tennessee 37027, and its telephone number is
(615) 234-1300.

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PRODUCTS AND SERVICES

    TRANSCRIPTION

    Total eMed provides medical transcription services to physicians and other clinicians, primarily in the outpatient healthcare delivery system. Today's healthcare system increasingly requires complete, legible, searchable documentation from such providers. Physicians begin the transcription process by dictating clinical information into any of several commercially available recording devices. Traditionally, the recorded information in outpatient settings is held for pick-up or processing, typed by a medical transcriptionist and returned individually or in small batches, usually in hard copy. Upon receiving the copy, the physician frequently makes corrections, requiring repetition in the process before completion and signature. Under Total eMed's system, the physician's recorded information is digitized and transmitted to Total eMed's data center over a frame relay system on dedicated phone lines. Total eMed's central voice server sends the dictation to a medical transcriptionist via the Internet. After transcribing the information, the medical transcriptionist returns the document to the data center, where it is stored on a database and returned to the physician via web browser, direct network print, facsimile or email. Total eMed's system provides a means by which the physician may review the record online, edit it, and affix his or her signature electronically. For record keeping purposes, the document can be downloaded into the physician's medical record system or viewed remotely on Total eMed's database. Total eMed's system enables high quality, rapid turnaround transcription service, allowing it to offer a 24-hour turnaround and 98% quality guarantee. In addition, the online accessibility allows physicians to access their records from multiple point of care locations. Total eMed provides a single source solution for a clinic's entire transcription requirements.

    Total eMed uses a dedicated team for the recruitment of medical transcriptionists. These recruiters are compensated on an incentive system based on finding and hiring quality medical transcriptionists. Total eMed employs its medical transcriptionists and pays them based on the volume of dictation they transcribe. It provides each full-time medical transcriptionist with benefits, such as insurance and a 401(k) plan, and with a personal computer on which to work.

    Total eMed intends to expand its services to enable the use of commercially available Personal Digital Assistants, or PDAs, such as Palm Pilot-TM- and Cassiopeia-TM-. This expansion to PDAs will enable physicians in smaller clinics to utilize most of Total eMed's services without the higher fixed costs of a server/dedicated line system. The physician would dictate into the PDA, which would upload the dictation directly to Total eMed's central data center. The information would then be transcribed by a medical transcriptionist, returned to the national data center, and made available to the physician or the physician's clinic via a web browser, e-mail or facsimile. Total eMed also intends to make the PDAs available for physicians in large clinic environments where the device would interface with local voice servers. Total eMed believes that PDAs will offer a compact, digital recording option capable of supporting additional applications such as electronic prescription writing and record review. The PDA system is scheduled to be rolled-out at a pilot location involving approximately 20 physicians by the end of March 2000.

    Total eMed believes that a clinic's overall medical record management practices significantly impact a provider's perception of the transcription process. While dictation may be transcribed on time in a high quality manner, it is imperative that the record be easily accessible when the provider needs it. Therefore, as part of Total eMed's pre-engagement assessment for a potential client, it evaluates and makes recommendations on the provider's overall record keeping process. Total eMed provides medical records management assistance to its clients, including placing an employee on site to redesign the records management process and implement desired changes.

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    DATA MANAGEMENT

    As files are routed through its central data center in Nashville, Total eMed collects and stores a variety of demographic and clinical information. With the appropriate consent and in compliance with law, Total eMed intends to facilitate transmission of the captured electronic data to interested parties. Total eMed anticipates providing three distinct data management services geared towards compiling and accessing this information.

    First, Total eMed offers transcription archive access to its client physicians and clinics. In the future, these physicians and clinics will have the opportunity to receive reports that retrospectively detail their diagnoses, prescriptions, and medical histories on an aggregated basis. Total eMed believes that physicians, clinics and practice managers will utilize these reports for quality control, compliance reports, practice efficiency modeling, marketing strategies and other vital factors desirable in the current healthcare environment.

    Second, authorized third parties such as payers, managed care organizations and regulators will be able to access, for a fee, the transcribed documents through a secure web browser. These parties are already authorized to use this data but only have access to it through a telephonic and paper audit process. This proposed service would allow third-party payers to go online to authorize coverage and reimbursement or simply to verify patient identity. Total eMed anticipates this service will lead to significant efficiencies and cost savings for its clients as well as for the third parties.

    Third, Total eMed anticipates utilizing data mining technology, after obtaining the appropriate physician and patient consent and in compliance with law, to create aggregated anonymous retrospective reports. Total eMed believes such reports will be of use to academic and government researchers, physician groups, and pharmaceutical companies. Furthermore, its repository of outpatient clinical data may be utilized to identify physicians to be included in clinical trials and can be further accessed to capture clinical research data as trials occur.

STRATEGY

    Total eMed plans to expand its business through internal sales and by the development of affiliate relationships with other transcription companies. Internal growth is currently focused on outpatient clinics of at least 20 physicians. Total eMed has created a national sales force of six representatives that targets such clinics and has hired regional directors of operations and regional account representatives to oversee the sales process. It plans to hire additional national account representatives in the current fiscal year. Account representatives have established physician relationships and generally visit 10-15 medium sized clinics per month.

    In order to accommodate the anticipated growth in services, Total eMed is actively recruiting and hiring additional medical transcriptionists through an internal recruiting department. At the end of 1999, this department had four full time recruiters actively identifying and recruiting professional medical transcriptionists. Unlike other medical transcription companies, Total eMed directly employs medical transcriptionists rather than hiring them as independent contractors and provides them with a comprehensive benefits package. Furthermore, it provides, at no cost to the medical transcriptionist, an Internet-ready computer.

    Another part of Total eMed's strategy is to offer its service platform to other transcription companies. Total eMed believes that up to 65% of the outsourced transcription market is served by small, local transcription companies. Many of these small companies lack the capital and expertise to maintain state-of-the-art equipment in an increasingly technical market. Under a Total eMed affiliate arrangement, a local transcription service would direct physician dictation through Total eMed's data center while allowing the affiliate's medical transcriptionists to perform the actual transcription. Physicians served by affiliates would review and approve the medical record in the same manner as

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other physicians who use Total eMed's services. Total eMed's compensation for this arrangement would be a transmission charge to the affiliate on a per line basis. In addition to generating revenue from the transmission charge, Total eMed believes that such an arrangement would generate revenues through the provision of other services, such as data management, available to the physicians served by affiliates.

COMPETITION

    Total eMed believes that the primary competitors in its target market of physicians providing services in outpatient settings are a large number of local or regional transcription companies. The market in this area is highly fragmented, with hundreds of different companies providing transcription services. Total eMed is aware of three publicly held companies, MedQuist, e-Docs.net and Transcend Services, whose primary service is transcription. However, each of these three companies provides services primarily for the hospital, or inpatient, market. Other publicly held companies that provide transcription services, such as IDX, appear to do so only as a part of their larger businesses, and again focus primarily on the inpatient market. A number of privately held companies (such as HealthScribe and Your Office Genie) provide transcription services, although they, too, appear to focus primarily on the inpatient market at this time. Any of these companies may in the future compete directly with Total eMed.

LITIGATION

    Total eMed is a defendant in a suit in the United States Federal Court, Middle District of Tennessee, called MEDQUIST MRC INC. V. JOHN H. DAYANI AND NETWORK HEALTH SERVICES, INC. Total eMed's former corporate name was Network Health Services, Inc. The plaintiff alleges that Total eMed tortiously interfered with plaintiff's prospective economic advantage by interfering with the relationship between plaintiff and Dr. Dayani, the founder of Total eMed and at that time a director of plaintiff. The plaintiff seeks all of Total eMed's profits from its medical transcription business. Total eMed does not believe that it interfered in any way with the plaintiff's economic relationships and it intends to defend itself vigorously. See "The MedicaLogic/Total eMed Merger Agreement--Escrows."

EMPLOYEES

    As of January 31, 2000, Total eMed had 489 employees, including 404 medical transcriptionists. Total eMed is not subject to any collective bargaining agreements, and it believes that its relationship with employees is good.

FACILITIES

    Total eMed leases approximately 4,155 square feet at our principal executive offices at 5310 Virginia Way, Suite 250, Brentwood, Tennessee 37027. It also leases approximately 6,000 square feet at its data center at 5259 Harding Place, Nashville, Tennessee and office space in Albany, New York; Minot, North Dakota; and in Memphis, Tennessee. Total eMed is in the process of building out a new 26,100 square foot headquarters and national data center in the Cool Springs area in Franklin, Tennessee, south of Nashville. Total eMed plans to move into the new facility on or about May 1, 2000.

                  MONEYPENNY MERGER CORP. AND AQ MERGER CORP.

    Moneypenny Merger Corp. and AQ Merger Corp., wholly owned subsidiaries of MedicaLogic, were formed by MedicaLogic solely for the purpose of effecting the proposed mergers. Their mailing address is 20500 NW Evergreen Parkway, Hillsboro, Oregon 97124, and their telephone number is (503) 531-7000.

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                DIRECTORS AND EXECUTIVE OFFICERS OF MEDICALOGIC

    Shown below are the names, ages and positions of the executive officers and directors of MedicaLogic.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Mark K. Leavitt...........................     50      Chairman of the Board and Chief Executive
                                                       Officer

David C. Moffenbeier......................     48      President, Secretary and Director

Frank J. Spina............................     45      Senior Vice President and Chief Financial
                                                       Officer

Harvey J. Anderson........................     36      Chief Operating Officer, General Manager
                                                       of Internet Operations

Thomas M. Watson..........................     50      Senior Vice President, Worldwide Sales and
                                                       Professional Services

Bruce M. Fried............................     49      Director

Ronald H. Kase............................     41      Director

Neal Moszkowski...........................     34      Director

Mark A. Stevens...........................     39      Director

Ronald R. Taylor..........................     52      Director

    MARK K. LEAVITT founded MedicaLogic in 1985 and has served as its chairman of the board and chief executive officer since its inception. From
December 1997 to June 1998, Dr. Leavitt served as a director of Physician Partners, Inc., a physician practice management company. From 1992 to 1996, Dr. Leavitt served as a faculty member for St. Vincent Internal Medicine Practice and concurrently served as medical director and regional information systems director for Sisters of Providence Health System from 1992 to 1994.
Dr. Leavitt operated a private practice of internal medicine from 1982 to 1992. Dr. Leavitt received a B.S. from the University of Arizona and an M.S. and a Ph.D. in electronic engineering from Stanford University. Dr. Leavitt received an M.D. from the University of Miami and served as a resident in internal medicine at Oregon Health Sciences University from 1979 to 1982.

    DAVID C. MOFFENBEIER is the president of MedicaLogic and served as chief operating officer until February 2000 and as a director since 1994. From 1993 to 1994, Mr. Moffenbeier served as chairman of the board of directors of Summit Design Inc., a supplier of software tools for integrated circuits. Previously, Mr. Moffenbeier co-founded Mentor Graphics Corp., a manufacturer of hardware and software for electronic design automation, where he served as a director from 1981 to 1993 and as its chief financial officer from 1981 to 1984, its vice president of international sales from 1985 to 1988 and its vice president of worldwide sales from 1989 to 1993. He currently serves on the board of directors of Providence Good Health Plan, a health care management organization, and North Pacific Group, Inc., a wholesale distributor of commodities. Mr. Moffenbeier received a B.A. from Wesleyan University and an M.B.A. from Harvard University. Mr. Moffenbeier is a certified public accountant.

    FRANK J. SPINA was hired by MedicaLogic to serve as its senior vice president and chief financial officer starting in November 1999. From 1997 to 1999, Mr. Spina served as the chief financial officer for 3D Systems Corporation, a provider of solid imaging systems. From 1994 to 1997, Mr. Spina served as vice president and corporate controller of Qualcomm, Inc., a developer and manufacturer of wireless communication equipment. From 1985 to 1994, Mr. Spina served in a variety of positions with

Motorola, Inc., including division controller and group operations controller. Mr. Spina received his B.A. from Baldwin Wallace College and is a certified public accountant.

    HARVEY J. ANDERSON has served as chief operating officer, senior vice president, general manager of Internet operations since March 1999. From 1996 to 1999, Mr. Anderson participated in numerous acquisitions and technology transactions at Netscape Communications Corp., a provider of software, services and web site resources for the Internet, where he served in various roles including assistant general counsel. From 1993 to 1996, Mr. Anderson practiced intellectual property law with McCutchen Doyle Brown & Enersen, LLP and Limbach and Limbach, LLP, law firms in San Francisco, California. Before 1993, he served as a network design engineer for Pacific Telesis, a telecommunications company. Mr. Anderson received a B.S. from Marquette University and a J.D. from the University of San Francisco School of Law.

    THOMAS M. WATSON has served as senior vice president, worldwide sales and professional services since March 1999. From 1997 to 1999, Mr. Watson served as vice president, sales. From 1989 to 1997, Mr. Watson served as vice president of sales at PHAMIS Inc., a leading provider of healthcare information systems solutions. Mr. Watson received a B.A. from Drexel University.

    BRUCE M. FRIED has been a director since 1998. Mr. Fried is a partner and chair of the health law group at Shaw Pittman, an international law firm based in Washington, D.C. From 1995 to 1998, Mr. Fried served as the Health Care Financing Administration's director of the Center for Health Plans and Providers, where he was responsible for policy development and execution and operations for the Medicare program. From 1994 to 1995, Mr. Fried was vice president of federal affairs at FHP International Corporation, then one of the nation's largest managed care organizations. Mr. Fried received a B.A. and a J.D. from the University of Florida.

    RONALD H. KASE has been a director since July 1994. Mr. Kase joined New Enterprise Associates, a venture capital investment firm in 1990 and has been a general partner since May 1995. Mr. Kase serves on the boards of directors of Data Critical Corporation, a wireless healthcare data products company, and several privately held information technology and healthcare companies.
Mr. Kase received a B.S. from Purdue University and received an M.B.A. from the University of Chicago.

    NEAL MOSZKOWSKI has been a director since May 1999. Since 1998,
Mr. Moszkowski has served as a partner of Soros Private Equity Partners, LLC, a private equity investment affiliate of Soros Fund Management, L.L.C. and currently is an employee of Soros Private Fund Management LLC. Before Soros,
Mr. Moszkowski was an executive director in the principal investment area of Goldman, Sachs International and a vice president of Goldman, Sachs & Co., which he joined in 1993. Mr. Moszkowski serves on the board of directors of Integra Life Sciences Holdings Corporation, a developer and marketer of medical products, implants and biomaterials, Bluefly, Inc., an off-price apparel Internet retailer, and several private companies. Mr. Moszkowski earned his B.A. from Amherst College and an M.B.A. from Stanford University.

    MARK A. STEVENS has been a director since 1994. Mr. Stevens joined Sequoia Capital in 1989 and has been a general partner since 1993. Mr. Stevens serves on the boards of directors of MP3.com, Inc., an online music Internet company, NVidia Corp., a supplier of graphics processors and software and Terayon Communication Systems, Inc., a cable modem system supplier, and several privately held Internet and semiconductor companies. Mr. Stevens received a B.S.E.E., a B.A. and an M.S. in computer engineering from the University of Southern California and an M.B.A. from Harvard University.

    RONALD R. TAYLOR has been a director since 1995. Since 1998, Mr. Taylor has been a general partner of Enterprise Partners, a venture capital firm. In 1987, Mr. Taylor founded Pyxis Corporation, a medical information systems company, and served as its chairman and chief executive officer until it merged with Cardinal Health, Inc. in 1996. Mr. Taylor serves on the boards of directors of Watson

Pharmaceuticals, Inc., a pharmaceutical company, and Cavanaugh's Hospitality Corporation, a leading owner of full service hotels in the Northwest. He received a B.A. from the University of Saskatchewan and an M.A. from the University of California at Irvine.

    Executive officers serve at the discretion of the board of directors and hold office until their successors have been elected and qualified. There are no family relationships among any of the directors, officers or key employees of MedicaLogic. Directors are elected at the annual shareholders meeting and hold office until their successors are elected and qualified.

ADDITIONAL DIRECTORS AND EXECUTIVE OFFICERS

    If the MedicaLogic/Medscape merger occurs, the following will become directors and executive officers of MedicaLogic/Medscape, as indicated below:

                                                                        PROPOSED
NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Paul T. Sheils............................     45      Director and Vice Chairman of MedicaLogic/
                                                       Medscape and President of Medscape
George D. Lundberg, M.D...................     67      Editor-in-Chief
Esther Dyson..............................     47      Director
Fredric G. Reynolds.......................     48      Director

    PAUL T. SHEILS. Prior to joining Medscape as president, chief executive officer and director in February 1998, Mr. Sheils was vice president of Dow Jones Interactive Publishing from 1994 to 1998 and was executive director from 1993 to 1994. Mr. Sheils was responsible for all of Dow Jones' corporate and consumer online businesses including THE WALL STREET JOURNAL INTERACTIVE EDITION, the largest subscription-based publication on the web, and Dow Jones Interactive, an award-winning online business intelligence and research service. Mr. Sheils holds a B.A. from Williams College and a J.D. from Fordham Law School.

    GEORGE D. LUNDBERG, M.D. Prior to joining Medscape as editor-in-chief in February 1999, Dr. Lundberg served as editor of the JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION for 17 years. Dr. Lundberg also served as the editor-in-chief of SCIENTIFIC INFORMATION AND MULTIMEDIA, a publication of the American Medical Association, from 1982 until 1999. Dr. Lundberg holds an M.S. degree from Baylor University and B.S. and M.D. degrees from the University of Alabama. Dr. Lundberg holds honorary degrees from four U.S. universities.

    ESTHER DYSON. Ms. Dyson has been the chairman of EDventure Holdings, publisher of the newsletter RELEASE 1.0, since 1982. Ms. Dyson is the author of RELEASE 2.0, an acclaimed book about cyberspace. Ms. Dyson joined the Medscape board in June 1996. She is also interim chairman of the Internet Corporation for Assigned Names and Numbers and is a director of three software companies--Accent Software, Graphisoft and Scala Business Solutions. She also sits on the boards of directors of Uproar.com, an online game company, and PRT Group, a systems integrator. Ms. Dyson holds a B.A. from Harvard College.

    FREDRIC G. REYNOLDS. Mr. Reynolds has been executive vice president and chief financial officer of CBS Corporation since December 1997. Earlier, Mr. Reynolds had served as executive vice president and chief financial officer of Westinghouse Electric Corporation since February 1994 and, additionally, as chief financial officer of CBS, Inc., since April 1996. Prior to joining Westinghouse in 1994, Mr. Reynolds spent 13 years at PepsiCo Inc. in various financial positions, including senior vice president and chief financial officer for PepsiCo Foods International, PepsiCo's Frito-Lay unit, and chief financial officer of several other units, including Kentucky Fried Chicken, Pepsi-Cola International and Pizza Hut. Mr. Reynolds joined the Medscape board in July 1999.
Mr. Reynolds holds a B.A. from the University of Miami.

    If the MedicaLogic/Total eMed merger occurs, the following person will become directors and executive officers of MedicaLogic, as indicated below:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Richard D. Rehm, M.D......................     54      Director and President of Total eMed

C. Martin Harris, M.D.....................     43      Director

    RICHARD D. REHM, M.D. Since April 1, 1999, Dr. Rehm has been a director and the president and chief executive officer of Total eMed. From May 1, 1998 to April 1, 1999, Dr. Rehm served as the chief operating officer of Total eMed. From 1990 to 1997, Dr. Rehm served as chairman of the board of OccuSystems, Inc., a company he founded in 1990. From 1978 to 1980, Dr. Rehm served as program director and acting associate director of the Family Practice Residency Program for Texas Tech Medical School. Dr. Rehm earned his B.A. and B.S. from the University of North Dakota and an M.D. from the University of Texas, Southwestern Medical School.

    C. MARTIN HARRIS, M.D. Since July 1999, Dr. Harris has been a director of Total eMed. Since 1996, Dr. Harris has served as a staff physician at the Cleveland Clinic Hospital and at the Cleveland Clinic Foundation, as well as the chief information officer and the chairman of the information technology division for the Cleveland Clinic Foundation, all in Cleveland, Ohio. From 1987 to 1996, Dr. Harris served as attending physician for the Hospital of the University of Pennsylvania and as an assistant professor of Medicine at the University of Pennsylvania School of Medicine where he previously worked as an instructor of clinical medicine. From 1990 to 1993, Dr. Harris served as the associate vice-president of information systems and technology at the University of Pennsylvania Medical Center. Dr. Harris currently serves as a member of the boards of directors for Care Management Sciences Corporation and United Way Services. Dr. Harris is a graduate of the University of Pennsylvania with a B.S. He received his M.D. from the University of Pennsylvania School of Medicine and received his M.B.A. from the Wharton School of the University of Pennsylvania.

MEDICALOGIC/MEDSCAPE EXECUTIVE COMPENSATION

    The following table includes the total compensation paid or accrued, during the fiscal years ended December 31, 1998 and 1999, for services rendered to MedicaLogic in all capacities by its chief executive officer and its four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 1999 and were serving as executive officers at the end of 1999. The table also includes similar information for persons who will become executive officers of MedicaLogic/Medscape assuming the completion of the mergers described elsewhere in this document. The individuals named in this table will subsequently be referred to as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL      COMPENSATION
                                          ---------------------                         LONG TERM COMPENSATION
                                                      ---------------------------   ------------------------------
                                                                     OTHER ANNUAL   RESTRICTED         SECURITIES
     NAME AND PRINCIPAL                                              COMPENSATION      STOCK           UNDERLYING
          POSITION               YEAR     SALARY($)   BONUS ($)       ($)(1)(2)     AWARDS (#)           OPTIONS
-----------------------------  --------   ---------   ---------      ------------   -----------        -----------
Mark K. Leavitt, Chairman of
  the Board and Chief
  Executive Officer..........    1999      210,000      100,000              --          15,000(3)              --
                                 1998      208,333           --              --          15,000(3)              --

David C. Moffenbeier,
  President..................    1999      190,000      100,000              --          15,000(3)              --
                                 1998      238,333       50,000              --          15,000(3)              --

Blackford Middleton, Vice
  President, Clinical
  Informatics................    1999      160,000       15,000(4)      125,516           7,500(3)              --
                                 1998      158,333       15,000(5)       53,621           7,500(3)(6)           --

Richard L. Samco, Vice
  President and Chief
  Technology Officer (7).....    1999      185,711           --              --          15,000(3)              --
                                 1998      183,333           --              --          15,000(3)              --

Thomas M. Watson, Senior Vice
  President, Worldwide Sales
  and Professional
  Services...................    1999      150,000      107,574              --          15,000(3)(11)          --
                                 1998      150,000       75,559(8)           --          15,000(3)              --

Paul T. Sheils, President of
  Medscape...................    1999      221,250       75,000              --              --            104,975(9)
                                 1998      171,750       85,000              --              --            242,250(9)

Richard D. Rehm, MD,
  President of Total eMed....    1999      211,505           --              --         100,775(10)        121,057(10)
                                 1998       76,615           --              --              --                 --

------------------------

(1) Comprised of commission payments, unless otherwise noted.

(2) See "Long term incentive plans--awards" below.

(3) These shares had been subject to a right of repurchase by MedicaLogic that has terminated.

(4) Includes $5,000 paid in 2000 for 1999 performance.

(5) Includes $5,000 paid in 1999 for 1998 performance.

(6) Does not include 12,500 shares of restricted stock issued to Mr. Middleton on July 1, 1998 upon his surrender of 12,500 outstanding options to purchase common stock. Of these 12,500 shares of restricted stock, 5,556 were not subject to a right of repurchase, and 6.945 shares were subject to a right of repurchase by MedicaLogic and are being released from the repurchase option ratably over a period of 20 months beginning July 1, 1998.

(7) Mr. Samco is on a leave of absence from MedicaLogic.

(8) Includes $20,000 payment for 1997 performance.

(9) Represents shares underlying options granted by Medscape, as converted into shares of MedicaLogic/Medscape common stock as a result of the .323 conversion ratio in the MedicaLogic/ Medscape merger agreement.

(10) Represents shares underlying shares of restricted stock and options granted by Total eMed, as converted into shares of MedicaLogic/Medscape common stock as a result of the .8070438 conversion ratio in the MedicaLogic/Total eMed merger agreement.

(11) Does not include 75,000 shares of restricted stock issued to Mr. Watson on July 1, 1998 upon his surrender of 75,000 outstanding options to purchase common stock. Of these 75,000 shares of restricted stock, 33,334 shares were not subject to a right of repurchase, and 41,667 were subject to a right of repurchase by MedicaLogic and have been released from the repurchase option ratably over a period of 20 months beginning July 1, 1998.

STOCK OPTION GRANTS

    The following table contains information concerning the grants of stock options to the named executive officers in 1999:

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF
                                                                                                          STOCK
                                                                                                    PRICE APPRECIATION
                                                                                                           FOR
                                                    INDIVIDUAL GRANTS(1)                             OPTION TERM (4)
                             -------------------------------------------------------------------   --------------------
                             NUMBER OF      % OF TOTAL
                             SECURITIES       OPTIONS        EXERCISE
                             UNDERLYING     GRANTED TO       PRICE OR
NAME AND PRINCIPAL            OPTIONS      EMPLOYEES IN     BASE PRICE                EXPIRATION
POSITION                      GRANTED     FISCAL YEAR (2)     ($/SH)     GRANT DATE      DATE       5% ($)     10% ($)
------------------           ----------   ---------------   ----------   ----------   ----------   --------   ---------
Mark K. Leavitt............        --            --                --            --           --        --           --
David C. Moffenbeier.......        --            --                --            --           --        --           --
Blackford Middleton........        --            --                --            --           --        --           --
Richard L. Samco...........        --            --                --            --           --        --           --
Thomas M. Watson...........        --            --                --            --           --        --           --
Paul T. Sheils(3)..........    80,750           7.5%          $ 3.096    02/24/1999   02/24/2009   157,223      398,435
                               24,225           2.3%          $30.186    12/16/1999   12/16/2009   459,879    1,165,424
Richard D. Rehm............   121,057            22%          $ 6.431    12/01/1999   12/01/2009   489,606    1,240,757

--------------------------

(1) Mr. Sheils' options were granted by Medscape in 1999 and have been adjusted to reflect the conversion ratio in the MedicaLogic/Medscape merger agreement. Dr. Rehm's options were granted by Total eMed in 1999 and have been converted to reflect the conversion ratio in the MedicaLogic/Total eMed merger agreement.

(2) The percentages in the table above with respect to Mr. Sheils are based on options to purchase an aggregate of 3,322,287 shares of Medscape common stock granted by Medscape under its stock option plan in 1999 to employees, consultants and directors. With respect to Dr. Rehm, the percentage is based upon options to purchase an aggregate of 681,880 shares of Total eMed common stock granted by Total eMed in 1999 to employees.

(3) One-third of Mr. Sheils' options vested on the first anniversary of his employment. The balance of Mr. Sheils' options become exercisable in equal monthly installments until the third anniversary of his employment. See "Employment contracts and change in control arrangements" below. Dr. Rehm's options are fully vested and immediately exercisable.

(4) Potential realizable values are net of exercise price before taxes, and are based on the assumption that MedicaLogic/Medscape's common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect MedicaLogic/ Medscape's estimate of future stock price growth.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to exercised options during 1999 and unexercised options held by the named executive officers as of the end of 1999.

  AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                       UNDERLYING               VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                    SHARES                           FISCAL YEAR END           FISCAL YEAR END ($)(2)
                                 ACQUIRED ON       VALUE       ---------------------------   ---------------------------
                                 EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                 ------------   ------------   -----------   -------------   -----------   -------------
Mark K. Leavitt................       --             --               --             --              --             --
David C. Moffenbeier...........       --             --               --             --              --             --
Blackford Middleton............       --             --               --             --              --             --
Richard L. Samco...............       --             --               --             --              --             --
Paul T. Sheils(1)..............       --             --          148,041        174,958      $3,108,861     $3,674,118
Richard D. Rehm (3)............       --             --          121,057             --       1,763,694             --

------------------------

(1) Represents shares underlying options granted by Medscape, as converted into shares of MedicaLogic/Medscape common stock as a result of the .323 conversion ratio in the MedicaLogic/ Medscape merger agreement.

(2) Based on a market price of $21.00 per share, which was the closing selling price of MedicaLogic's common stock on the last day of 1999, less the exercise price payable per share.

(3) Represents shares underlying options granted by Total eMed, as converted into shares of MedicaLogic/Medscape common stock as a result of the .8070438 conversion ratio in the MedicaLogic/Total eMed merger agreement.

LONG TERM INCENTIVE AWARDS

    The following table sets forth information with respect to a long-time incentive awards to the named executive officers in 1999.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                PERFORMANCE OR OTHER
                                                                               PERIOD UNTIL MATURATION
                                                        NUMBER OF SHARES (#)        OR PAYOUT (1)
                                                        --------------------   -----------------------
Mark K. Leavitt.......................................         15,000                 12/31/99
David C. Moffenbeier..................................         15,000                 12/31/99
Blackford Middleton...................................          7,500                 12/31/99
Richard L. Samco......................................         15,000                 12/31/99
Thomas M. Watson......................................         15,000                 12/31/99
Paul T. Sheils........................................             --                       --
Richard D. Rehm.......................................             --                       --

------------------------

(1) Shares of restricted stock were subject to MedicaLogic's right of repurchase if specific performance criteria were not met. All of the performance criteria were met on or before December 31, 1999 and the shares were released from the repurchase option. As of December 31, 1999, the named executive officers beneficially owned 300,750 shares of restricted stock with an aggregate value of $6,315,750.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    AGREEMENT WITH PAUL T. SHEILS. Under a three-year employment agreement dated January 26, 1998, Paul T. Sheils became President and Chief Executive Officer of Medscape on February 16, 1998 at an initial base salary of $195,000. Mr. Sheils' base salary was increased to $225,000 effective February 16, 1999. The employment agreement included a $35,000 signing bonus, a 1998 performance bonus of up to $52,500 based on reaching performance targets, and 1999 and 2000 performance bonuses, the target amounts of which cannot be less than $35,000 per year and are based on meeting performance targets developed by Medscape's compensation committee.

    The employment agreement also granted Mr. Sheils incentive stock options to purchase 750,000 shares of Medscape's common stock at $0.172 per share. These incentive stock options are subject to the provisions of Medscape's stock option plan and an incentive stock option agreement between Mr. Sheils and Medscape. One-third of Mr. Sheils' incentive stock options vested on the first anniversary of his employment and the remaining incentive stock options will vest after that date in equal monthly installments until the third anniversary of Mr. Sheils' employment. Regardless of these vesting provisions, the incentive stock options are 100% exercisable on the date of a "corporate change," which is defined in the stock option plan.

    On February 16, 1999, Mr. Sheils was granted options to purchase an additional 250,000 shares of Medscape common stock at an exercise price of $1.00 per share and, on December 16, 1999, Mr. Sheils was granted options to purchase an additional 75,000 shares of Medscape common stock at $9.75 per share.

    If Mr. Sheils' employment is terminated for any reason other than his death, disability or serious misconduct, he may exercise any vested incentive stock options within 90 days of his termination. However, the incentive stock options are forfeited if Mr. Sheils is terminated for serious misconduct. Also, if Mr. Sheils' employment is terminated because of his death or disability, Mr. Sheils or his estate may exercise any vested incentive stock options within one year after termination.

    Under his employment agreement, Mr. Sheils agreed not to compete with Medscape and not to solicit its customers or employees for one year after the termination of his employment, with limited exceptions. However, if he is terminated without cause, the noncompetition and nonsolicitation restrictions are limited to six months and the noncompetition restrictions will apply only to his employment by certain healthcare-oriented web sites. Mr. Sheils is also entitled to six months' salary if he is terminated without cause, and may himself terminate the employment agreement for any reason upon 60 days' notice. In accordance with the terms of the employment agreement, Mr. Sheils was also elected as a director of Medscape.

    AGREEMENT WITH RICHARD D. REHM. Under a two-year employment agreement dated April 1, 1999, Richard D. Rehm became President and Chief Executive Officer of Total eMed at an initial base salary of $250,000.

    The employment agreement also granted Dr. Rehm 52,780 shares of restricted Total eMed common stock and, on March 31, 1999, an additional 72,089 shares of restricted total eMed common stock. The restricted shares are subject to a right of first refusal of Total eMed to buy the shares from Dr. Rehm upon Dr. Rehm's receiving a bona fide offer to sell the shares.

    On December 1, 1999, Dr. Rehm was granted options to purchase 150,000 shares of Total eMed common stock at an exercise price of $5.19 per share, all of which immediately vested.

    The employment agreement allows either party to terminate without "cause" by giving the other party 90 days written notice. In such event, Total eMed has the option to purchase any Total eMed stock held by Dr. Rehm for its fair market value, except that if Dr. Rehm terminates his employment, Total eMed may only repurchase such shares within 90 days after termination. "Cause" is defined as

(a) embezzlement, theft, larceny, material fraud or other acts of dishonesty;
(b) material breach of the agreement; (c) conviction of a felony; (d) moral turpitude; or (e) failure to perform duties.

    Under his employment agreement, Dr. Rehm agreed not to solicit Total eMed's employees and compete with Total eMed for a period of one year following his termination.

DIRECTOR COMPENSATION

    Generally, directors do not receive any cash compensation from MedicaLogic for their service as members of the board of directors, but directors are reimbursed for expenses incurred in connection with their attendance at board and committee meetings. Under MedicaLogic's stock incentive plan, non-employee directors are granted a one-time option to purchase 30,000 shares of MedicaLogic's common stock upon initial election to the board. In addition, MedicaLogic has entered into an arrangement under which it pays Enterprise Partners, of which Ronald R. Taylor serves as a general partner, $2,000 for each directors meeting attended by Mr. Taylor. Directors' fees totaling $4,000 have been paid to Enterprise Partners for Mr. Taylor's attendance at board meetings. MedicaLogic carries an insurance policy for the protection of its officers and directors against any liability asserted against them in their official capacities.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The board of directors has an audit committee and a compensation committee.

    The audit committee reviews and makes recommendations to the board of directors concerning MedicaLogic's internal accounting procedures, reviews and consults with its independent accountants on the accounting principles and auditing practices used for its financial statements and makes recommendations to the board of directors concerning the engagement of independent accountants and the scope of the audit to be undertaken by the accountants. The current members of the audit committee are Bruce M. Fried, Neal Moszkowski and Ronald R. Taylor.

    The compensation committee reviews and makes recommendations to the board of directors concerning the policies, practices and procedures relating to the compensation and benefits of MedicaLogic's officers and managerial employees. The compensation committee advises and consults with its officers about personnel policies. The current members of the compensation committee are Ronald H. Kase and Mark A. Stevens.

    The board of directors held 11 meetings during 1999. The audit committee held one meeting, and the compensation committee held one meeting. Each current director attended, in person or by teleconference, at least 75 percent of the aggregate of (i) the total number of meetings of the board, and (ii) the number of meetings held by all the committees of the board on which he served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Before establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more directors serving as an executive officer of MedicaLogic.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since January 1, 1999, there has not been nor is there currently proposed any transaction or series of similar transactions to which MedicaLogic or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than five percent of the common stock of MedicaLogic or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than

(1) compensation agreements and other arrangements, which are described where required in "Executive Compensation" and (2) the transactions described below.

    MedicaLogic has accepted promissory notes from the following persons in the amounts listed below as consideration for restricted stock issued to them:

PRINCIPAL NAME                                               AMOUNT OF NOTE     DATE OF NOTE
--------------                                               --------------   -----------------
Harvey J. Anderson.........................................     $ 385,000        March 31, 1999
Harvey J. Anderson.........................................        66,000        March 31, 1999
Harvey J. Anderson.........................................       750,000     November 18, 1999
Mark K. Leavitt............................................        60,000          July 1, 1998
Mark K. Leavitt............................................        66,000        March 31, 1999
Blackford F. Middleton.....................................       159,000       August 11, 1995
Blackford F. Middleton.....................................        50,000          July 1, 1998
Blackford F. Middleton.....................................        30,000          July 1, 1998
Blackford F. Middleton.....................................        33,000        March 31, 1999
David C. Moffenbeier.......................................        60,000          July 1, 1998
David C. Moffenbeier.......................................        66,000        March 31, 1999
Richard L. Samco...........................................        60,000          July 1, 1998
Richard L. Samco...........................................        66,000        March 31, 1999
Frank J. Spina.............................................     1,187,500      October 20, 1999
Thomas M. Watson...........................................       300,000          July 1, 1998
Thomas M. Watson...........................................        60,000          July 1, 1998
Thomas M. Watson...........................................        66,000        March 31, 1999

    All of the above non-negotiable promissory notes accrue interest at an annual rate of 6% on the unpaid principal balance from the date of the note until the principal balance is paid in full. Interest is payable quarterly in arrears. The notes are payable in full 10 years from the date of the loan and each note can be prepaid without penalty.

    MedicaLogic loaned Harvey J. Anderson $103,800 to pay for relocation expenses in the form of an unsecured promissory note. The promissory note accrued interest at an annual rate of 6% on the unpaid principal balance from the date of the note until the principal was paid in full. In September 1999, MedicaLogic entered into a separate agreement with Mr. Anderson in consideration of Mr. Anderson relocating to San Francisco, California. MedicaLogic agreed to reimburse Mr. Anderson $7,930 for improvements to his Portland, Oregon residence and any shortfall between the sales price on his Portland, Oregon residence and the original purchase price of $520,000 paid by Mr. Anderson and any transaction costs not covered by the sales price of this residence, unless the sales price was greater than the purchase price. MedicaLogic also agreed to forgive the interest accrued on the unsecured promissory note referred to above, which was repaid from the proceeds of the sale of the Portland, Oregon residence and to pay the mortgage payment on Mr. Anderson's residence in Portland, Oregon until it was sold. In aggregate, MedicaLogic made payments totaling $65,595 on behalf of Mr. Anderson with respect to his relocation expenses.

    In August 1998, MedicaLogic entered into stock purchase agreements with Enterprise Partners IV Associates, L.P. and Enterprise Partners IV, L.P. for the issuance of an aggregate of 175,000 shares of its common stock at a price of $4.00 per share. MedicaLogic also granted an option to purchase 8,000 shares of its common stock at a price of $4.00 per share to Enterprise Partners IV Associates, L.P. and granted an option to purchase 92,000 shares of common stock to Enterprise Partners IV, L.P. The options were exercised on April 14, 1999. Directors Ronald R. Taylor and Ronald H. Kase are affiliated with the Enterprise funds.

    In connection with MedicaLogic's series J preferred stock financing, it sold an aggregate of 1,052,632 shares of series J preferred stock in May 1999 to Sequoia Capital Franchise Fund and

Sequoia Capital Franchise Partners, both of which are affiliates of Mark A. Stevens, a director of MedicaLogic.

    Bruce M. Fried, a member of our board of directors, is a partner in a law firm retained by MedicaLogic to provide legal counsel about regulatory and intellectual property issues.

    Upon the closing of MedicaLogic's initial public offering in December 1999, each share of its preferred stock converted into .5 shares of common stock.

                     PRINCIPAL SHAREHOLDERS OF MEDICALOGIC

    The following table presents the beneficial ownership of MedicaLogic common stock and the ownership percentage as of February 29, 2000 by:

    - each person known by MedicaLogic to be the beneficial owner of more than five percent of the outstanding shares of its common stock;

    - each director and named executive officer; and

    - all directors and officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.

    Unless indicated otherwise below, the address for each listed director and officer is MedicaLogic, Inc., 20500 NW Evergreen Parkway, Hillsboro, Oregon 97124. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days of February 29, 2000 but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 32,418,978 shares of common stock outstanding as of February 29, 2000.

                                                               NUMBER OF SHARES        PERCENTAGE OF
NAME AND ADDRESS                                              BENEFICIALLY OWNED           CLASS
----------------                                              ------------------       -------------
ENTITIES ASSOCIATED WITH SEQUOIA FUNDS......................        2,803,847(1)            8.6%
3000 Sand Hill Road
Building 4, Suite 280
Menlo Park, CA 94025

NEW ENTERPRISE ASSOCIATES...................................        2,353,596               7.3%
2490 Sand Hill Road
Menlo Park, CA 94025

CONTINENTAL CASUALTY COMPANY................................        2,000,000               6.2%
CNA Insurance
CNA Plaza
Chicago, IL 60685

QUANTUM INDUSTRIAL PARTNERS LDC.............................        1,568,421               4.8%
Kaya Flamboyan 9
Willemstad, Curacao
Netherlands Antilles

SFM DOMESTIC INVESTMENT LLC.................................        1,568,421               4.8%
c/o Soros Fund Management LLC
888 Seventh Avenue
New York, NY 10016

MARK A. STEVENS.............................................        2,836,847(2)            8.7%
3000 Sand Hill Rd.,
Bldg. 4, Ste. 280
Menlo Park, CA 94025

RONALD H. KASE..............................................        2,383,596(3)            7.3%
2490 Sand Hill Road
Menlo Park, CA 94025

MARK K. LEAVITT.............................................        1,267,501(4)            3.9%

RICHARD L. SAMCO............................................          970,305(5)            3.0%

DAVID C. MOFFENBEIER........................................          648,952(6)            2.0%

RONALD R. TAYLOR............................................          558,928(7)            1.7%
Enterprise Partners
7979 Ivanhoe Ave., Ste. 550
La Jolla, CA 92037

BLACKFORD F. MIDDLETON......................................          105,750(8)          *

THOMAS M. WATSON............................................          105,000             *

BRUCE M. FRIED..............................................           16,566(9)          *
2300 N. Street, NW
Washington, DC 20037

NEAL MOSZKOWSKI.............................................           13,750(10)         *
888 Seventh Avenue
Suite 3300
New York, NY 10106
All executive officers and directors as a group (10                 8,148,015(11)          25.1%
  persons)..................................................

------------------------

*   Less than one percent

(1) Includes shares held of record by the following funds:

                                                              NUMBER OF SHARES
FUND                                                           HELD OF RECORD
----                                                          ----------------
Sequoia Capital Growth Fund.................................     1,726,745
Sequoia Capital VI..........................................       400,914
Sequoia 1995................................................        17,624
Sequoia Technology Partners VI..............................        22,028
Sequoia Technology Partners III.............................       110,219
Sequoia Capital Franchise Fund..............................       447,369
Sequoia Capital Franchise Partners..........................        78,948

(2) Includes 2,803,847 shares of common stock held of record by entities associated with Sequoia funds, of which Mr. Stevens disclaims beneficial ownership, except to the extent of his pecuniary interest. See note (1). Mr. Stevens's relationships to entities associated with Sequoia are described in the following table:

RELATIONSHIP                            NAME OF SEQUOIA ENTITY
------------               -------------------------------------------------
General partner            Sequoia Capital VI
                           Sequoia Technology Partners VI
Managing member            Sequoia Capital Franchise Fund
                           Sequoia Capital Franchise Partners
Participates in voting     Sequoia Capital Growth Fund
  control of shares of     Sequoia 1995
  MedicaLogic held of      Sequoia Technology Partners III
  record by these
  entities

The share amount also includes 5,833 shares subject to an option held of record by Mr. Stevens that is exercisable within 60 days of February 29, 2000.

(3) Includes securities held of record as described in the following table:

HOLDER OF RECORD                              SECURITIES
----------------           -------------------------------------------------
New Enterprise Associates  2,353,596 shares of common stock Option to
  VI, LP Ronald H. Kase    purchase 30,000 shares of common stock

Mr. Kase disclaims beneficial ownership of the shares held of record by New Enterprise Associates. The option held of record by Mr. Kase is exercisable within 60 days of February 29, 2000.

(4) Includes shares held of record as described in the following table:

HOLDER OF RECORD                                              NUMBER OF SHARES
----------------                                              ----------------
Amy Elizabeth Leavitt.......................................        5,000
Trust for Amy Elizabeth Leavitt.............................       85,000

(5) Includes shares held of record as described in the following table:

HOLDER OF RECORD                                              NUMBER OF SHARES
----------------                                              ----------------
Courtaney E. Samco..........................................       6,053
Mark R. Samco...............................................       6,053

(6) Includes 250,000 shares of common stock held of record by Elizabeth Moffenbeier.

(7) Includes securities held of record as described on the following table:

HOLDER OF RECORD                              SECURITIES
----------------           -------------------------------------------------
Entities associated with   475,000 shares of common stock
  Enterprise Partners
Ronald R. Taylor           Option to purchase 30,000 shares of common stock
Luke Rand Williams         4,000 shares of common stock
Leah Williams Barbieri     4,000 shares of common stock
Tiffany Marie Taylor       4,000 shares of common stock

Mr. Taylor disclaims beneficial ownership of the shares held of record by entities associated with Enterprise Partners, except to the extent of his pecuniary interest. Of these shares, Mr. Taylor has the right to acquire beneficial ownership of 27,778 at any time. The option held of record by Mr. Taylor is exercisable within 60 days of February 29, 2000. Luke Rand Williams, Leah Williams Barbieri and Tiffany Marie Taylor are Mr. Taylor's children.

(8) Includes shares held of record as described in the following table:

HOLDER OF RECORD                                              NUMBER OF SHARES
----------------                                              ----------------
Lillian S. Middleton........................................       2,100
Julia E. Middleton Trust....................................       2,100

(9) Includes 11,666 shares subject to an option held of record by Mr. Fried that is exercisable within 60 days of February 29, 2000.

(10) All of these shares are subject to options that are exercisable within 60 days of February 29, 2000. Mr. Moszkowski is an employee of Soros Private Funds Management LLC, an affiliate of Quantum Industrial Partners LDC.
    Mr. Moszkowski is also a non-managing member of SFM Domestic Investments LLC. Mr. Moszkowski does not have voting or dispositive power over shares held of record by Quantum Industrial Partners LDC or SFM Domestic Investments LLC.

(11) Includes 100,624 shares subject to options that are exercisable within 60 days of February 29, 2000.

                       PRINCIPAL STOCKHOLDERS OF MEDSCAPE

    The following table shows information with respect to beneficial ownership of Medscape's common stock, as of February 29, 1999, for:

    - each person known by Medscape to beneficially own more than 5% of the common stock;

    - each director of Medscape;

    - the chief executive officer and each of the four other most highly compensated executive officers of Medscape for 1999; and

    - all directors and executive officers of Medscape as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.

    Unless indicated otherwise below, the address for each listed director and officer is Medscape, Inc., 134 West 29th Street, New York, New York 10001-5399. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days of February 29, 2000, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 44,778,271 shares of Medscape common stock outstanding as of February 29, 2000.

                                                              SHARES OF COMMON
                                                                   STOCK          PERCENTAGE
                                                                BENEFICIALLY     BENEFICIALLY
NAME OF BENEFICIAL OWNER                                           OWNED            OWNED
------------------------                                      ----------------   ------------
CBS Corporation.............................................    14,538,368.0         32.5%
Entities associated with Patricof & Co. Ventures, Inc.(1)...     3,506,062.5          7.8
Paul T. Sheils(2)...........................................       541,667.0          1.2
Jeffrey L. Drezner, M.D., Ph.D.(3)..........................     3,431,817.5          7.7
George Lundberg (4).........................................        37,500.0            *
Steve Kalin (5).............................................        89,167.0            *
Marc Butlein(6).............................................        35,000.0            *
Esther Dyson(7).............................................        72,262.5            *
Alan J. Patricof(8).........................................     3,628,978.5          8.1
Carlo A. von Schroeter(9)...................................     1,781,485.0          4.0
Oakleigh Thorne(10).........................................     1,778,252.5          4.0
Andrew Heyward..............................................              --            *
Fredric G. Reynolds.........................................              --            *
All executive officers and directors as a group (15
  persons)(11)..............................................    10,854,463.0         24.2%

------------------------

*   Less than one percent.

(1) Represents 665,825 shares held in record by APA Excelsior IV, L.P., 117,502.5 shares held of record by Coutts & Co. Cayman Ltd. c/o APA Excelsior IV/Offshore, L.P., 12,735 shares held of record by Patricof Private Investment Club, L.P., 2,632,000 shares held of record by APA Excelsior Fund and 78,000 shares held of record by Patricof & Co.
    Ventures, Inc. APA Excelsior IV Partners, L.P. is the general partner of Coutts & Co. Cayman Ltd., Patricof Private Investment Club, L.P. and APA Excelsior IV, L.P. APA Excelsior IV Partners, L.P., has one general partner, Patricof & Co. Managers, Inc. The sole shareholder of Patricof & Co. Managers, Inc. is Alan Patricof. Mr. Patricof is also the General Partner of APA Excelsior Fund and the Chairman of

    Patricof & Co. Ventures, Inc. Each of the above funds disclaims beneficial ownership of any of the shares owned by any other above fund. The address for Patricof & Co. Ventures, Inc. is c/o Alan J. Patricof, 445 Park Avenue, New York, NY 10021.

(2) Includes 541,667 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 29, 2000.

(3) Includes 1,825,435 shares of restricted stock issued pursuant to the terms of Dr. Drezner's employment agreement.

(4) Includes 37,500 shares of common stock issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(5) Includes 89,167 shares of common stock issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(6) Includes 35,000 shares of common stock issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(7) Includes 7,500 shares of common stock issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(8) Represents 665,825 shares held in record by APA Excelsior IV, L.P., 117,502.5 shares held of record by Coutts & Co. Cayman Ltd. c/o APA Excelsior IV/Offshore, L.P., 12,735 shares held of record by Patricof Private Investment Club, L.P., 2,632,000 shares held of record by APA Excelsior Fund, 78,000 shares held of record by Patricof & Co.
    Ventures, Inc. and 15,000 shares held of record by Mr. Patricof's sons. Also includes 107,916 shares of common stock issuable upon exercise of options exercisable within 60 days of February 29, 2000. Mr. Patricof disclaims beneficial ownership to the shares held of record by his sons, and disclaims beneficial ownership of the shares held of record by the above entities except to the extent of his pecuniary interest. The address for all of the above is c/o Alan J. Patricof, 445 Park Avenue, New York, NY 10021.

(9) Includes 639,932.5 shares held of record by Weston Presidio Capital II, L.P., 1,015,980 shares held of record by Weston Presidio Capital III, L.P. and 50,572.5 shares held of record by WPC Entrepreneur Fund, L.P., for both of which Mr. von Schroeter is a general partner of the managing partner.
    Mr. von Schroeter disclaims beneficial ownership of the shares held of record by the above entities except to the extent of his pecuniary interest.

(10) Includes 30,000 shares of common stock issuable upon exercise of options exercisable within 60 days of February 29, 2000. Also includes 1,748,252.5 shares held of record by TBG Information Investors, LLC, for which Mr. Thorne serves as a manager, Chairman and CEO. Mr. Thorne disclaims beneficial ownership of the shares held of record by TBG Information Investors, LLC except to the extent of his pecuniary interest.

(11) Includes 729,583 shares issuable upon the exercise of options exercisable within 60 days of February 29, 2000.

                   PRINCIPAL STOCKHOLDERS OF TOTAL EMED, INC.

    The table below sets forth, as of February 29, 2000, the number and percentage of outstanding shares of each class of Total eMed's voting stock owned by all persons known to Total eMed to be holders of five percent or more of such securities, by each director, by each of the executive officers of Total eMed, and by all directors and executive officers of Total eMed as a group.

    Unless indicated otherwise below, the address for each listed director and officer is Total eMed, Inc., 5301 Virginia Way, Suite 250, Brentwood, Tennessee 37027. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock (i) into which shares of Total eMed's Series A and Series B preferred stock held by that person are convertible and (ii) underlying options held by that person that are exercisable within 60 days of February 29, 2000, but excludes shares of common stock underlying preferred stock or options held by any other person. Percentage of beneficial ownership is based on 2,797,790 shares of common stock outstanding as of February 29, 2000.

                                                                        SERIES A                   SERIES B
                                          COMMON STOCK              PREFERRED STOCK            PREFERRED STOCK
                                    -------------------------   ------------------------   ------------------------
                                      NUMBER                     NUMBER                     NUMBER
                                        OF                         OF                         OF
NAMES AND ADDRESSES                   SHARES         PERCENT    SHARES(1)       PERCENT    SHARES(2)       PERCENT
-------------------                 ----------       --------   ---------       --------   ---------       --------
John H. Dayani....................   1,487,480          53.2%         --            --           --            --

Winfield C. Dunn..................     178,505           6.4%         --            --           --            --

Richard D. Rehm...................     699,795(4)       23.7%         --            --           --            --

Kelly Gill........................      35,000(5)        1.2%         --            --           --            --

Ted S. MacDonald..................     178,505           6.4%         --            --           --            --

Joseph Jay Cannon.................     178,505           6.4%         --            --           --            --

Ross M. Posner....................     963,000(6)       25.6%    192,600(7)      44.3%           --            --
257 East Main Street, Suite 300
Barrington, IL 60020

David Malm........................   1,961,502(8)       41.2%         --            --        6,987(9)       49.9%
500 Boylston Street
Boston, MA 02116-3740

Scott D. Steele...................   1,961,502(11)      41.2%         --            --        6,987(12)      49.9%
320 Park Avenue, 28(th) Floor
New York, NY 10022

Pat Crecine.......................      50,000           1.8%         --            --           --            --

Martin Harris.....................     255,190(14)       8.4%     51,038(15)     11.7%           --            --
9500 Euclid Avenue
Cleveland, Ohio 44195

Ridge Capital Fund, L.P...........     963,000(6)       25.6%    192,600         44.3%           --            --
257 East Main Street, Suite 300
Barrington, IL 60020

Estate of Thomas F. Frist, Sr.....     250,000(16)       8.2%     50,000         11.5%           --            --
102 Woodmont Blvd., Suite 205
Nashville, TN 37205

Walker Healthcare Investments,         250,380(17)       8.2%     50,076         11.5%           --            --
L.P...............................
6(th) and Tyler Street, Suite 1400
Amarillo, TX 79101

                                            SERIES C
                                         PREFERED STOCK
                                    ------------------------
                                     NUMBER
                                       OF
NAMES AND ADDRESSES                 SHARES(3)       PERCENT
-------------------                 ---------       --------
John H. Dayani....................        --            --
Winfield C. Dunn..................        --            --
Richard D. Rehm...................        --            --
Kelly Gill........................        --
Ted S. MacDonald..................        --            --
Joseph Jay Cannon.................        --            --
Ross M. Posner....................        --            --
257 East Main Street, Suite 300
Barrington, IL 60020
David Malm........................     5,988(10)      49.9%
500 Boylston Street
Boston, MA 02116-3740
Scott D. Steele...................     5,988(13)      49.9%
320 Park Avenue, 28(th) Floor
New York, NY 10022
Pat Crecine.......................        --            --
Martin Harris.....................        --            --
9500 Euclid Avenue
Cleveland, Ohio 44195
Ridge Capital Fund, L.P...........        --            --
257 East Main Street, Suite 300
Barrington, IL 60020
Estate of Thomas F. Frist, Sr.....        --            --
102 Woodmont Blvd., Suite 205
Nashville, TN 37205
Walker Healthcare Investments,            --            --
L.P...............................
6(th) and Tyler Street, Suite 1400
Amarillo, TX 79101

                                                                        SERIES A                   SERIES B
                                          COMMON STOCK              PREFERRED STOCK            PREFERRED STOCK
                                    -------------------------   ------------------------   ------------------------
                                      NUMBER                     NUMBER                     NUMBER
                                        OF                         OF                         OF
NAMES AND ADDRESSES                   SHARES         PERCENT    SHARES(1)       PERCENT    SHARES(2)       PERCENT
-------------------                 ----------       --------   ---------       --------   ---------       --------
Cleveland Clinic Foundation.......     255,190(14)       8.4%     51,038         11.7%           --            --
9500 Euclid Avenue
Cleveland, Ohio 44195

EF Private Equity Partners........   1,961,502(11)      41.2%         --            --        6,987          49.9%
(Americas) LP
Electra Fleming, Inc.
320 Park Avenue, 28(th) Floor
New York, NY 10022

Halpern Denny Fund II, L.P........   1,961,502(8)       41.2%         --            --        6,987          49.9%
500 Boylston Street
Boston, MA 02116-3740

All directors and officers as a      7,948,984(18)      97.8%    243,638(19)     56.0%       13,974(20)      99.8%
group.............................
(11 persons)

                                            SERIES C
                                         PREFERED STOCK
                                    ------------------------
                                     NUMBER
                                       OF
NAMES AND ADDRESSES                 SHARES(3)       PERCENT
-------------------                 ---------       --------
Cleveland Clinic Foundation.......        --            --
9500 Euclid Avenue
Cleveland, Ohio 44195
EF Private Equity Partners........     5,988          49.9%
(Americas) LP
Electra Fleming, Inc.
320 Park Avenue, 28(th) Floor
New York, NY 10022
Halpern Denny Fund II, L.P........     5,988          49.9%
500 Boylston Street
Boston, MA 02116-3740
All directors and officers as a       11,976(21)      99.8%
group.............................
(11 persons)

------------------------------

(1) Based on 435,000 shares of Series A preferred stock outstanding as of February 29, 2000. Pursuant to the terms of the merger agreement all shares of Series A preferred stock will be converted into shares of common stock immediately prior to the effective time of the merger.

(2) Based on 14,000 shares of Series B preferred stock outstanding as of February 29, 2000. Pursuant to the terms of the merger agreement all shares of Series B preferred stock will be converted into shares of common stock immediately prior to the effective time of the merger.

(3) Based on 12,000 shares of Series C preferred stock outstanding as of February 29, 2000.

(4)   Includes options to purchase 150,000 shares of common stock.

(5)   Includes options to purchase 35,000 shares of common stock.

(6) Includes 963,000 shares of common stock receivable by Ridge Capital Fund, L.P. upon conversion of 192,600 shares of Series A preferred stock.
      Mr. Posner is a director of Total eMed and is a principal of Ridge Capital Fund, L.P. Mr. Posner disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7) Includes 192,600 shares of Series A preferred stock owned by Ridge Capital Fund, L.P., of which Mr. Posner is a principal. Mr. Posner disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8) Includes 1,961,502 shares of common stock receivable by Halpern Denny Fund II, L.P. upon conversion of 6,987 shares of Series B preferred stock.
      Mr. Malm is a Director of Total eMed and is a principal of Halpern Denny Fund II, L.P. Mr. Malm disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(9) Includes 6,987 shares of Series B preferred stock owned by Halpern Denny Fund II, L.P., of which Mr. Malm is a principal. Mr. Malm disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(10) Includes 5,988 shares of Series C preferred stock owned by Halpern Denny Fund II, L.P., of which Mr. Malm is a principal. Mr. Malm disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(11) Includes 1,961,502 shares of common stock receivable by EF Private Equity Partners (Americas) L.P. upon the conversion of 6,987 shares of Series B preferred stock. Mr. Steele is a director of Total eMed and is a principal of EF Private Equity Partners (Americas) L.P. Mr. Steele disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(12) Includes 6,987 shares of Series B preferred stock owned by EF Private Equity Partners (Americas) L.P., of which Mr. Steele is a principal. Mr. Steele disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13) Includes 5,988 shares of Series C preferred stock owned by EF Private Equity Partners (Americas) L.P., of which Mr. Steele is a principal. Mr. Steele disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14) Includes 255,190 shares of common stock receivable by the Cleveland Clinic Foundation upon conversion of 51,038 shares of Series A preferred stock. Dr. Harris is a Director of Total eMed and is the Chief Information Officer of the Cleveland

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       Clinic Foundation. Dr. Harris disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15) Includes 51,038 shares of Series A preferred stock owned by the Cleveland Clinic Foundation, of which Dr. Harris is a principal. Dr. Harris disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(16) Includes 250,000 shares of common stock receivable by the Estate of Thomas F. Frist, Sr. upon conversion of 50,000 shares of Series A preferred stock.

(17) Includes 250,380 shares of common stock receivable by Walker Healthcare Investments, L.P. upon conversion of 50,076 shares of Series A preferred stock.

(18)   Includes (i) options to purchase 185,000 shares of common stock
       (ii) 1,218,190 shares of common stock receivable by Ridge Capital Fund, L.P. and the Cleveland Clinic Foundation upon the conversion of 243,638 shares of Series A preferred stock, and (iii) 3,923,004 shares of common stock receivable by EF Private Equity Partners (Americas) L.P. and Halpern Denny Fund II, L.P upon the conversion of 13,974 shares of Series B preferred stock.

(19) Includes 192,600 shares of Series A preferred stock owned by Ridge Capital Fund, L.P. and 51,038 shares of Series A preferred stock owned by the Cleveland Clinic Foundation.

(20) Includes 6,987 shares of Series B preferred stock owned by each of EF Private Equity Partners (Americas) L.P. and Halpern Denny Fund II, L.P.

(21) Includes 5,988 shares of Series C preferred stock owned by each of EF Private Equity Partners (Americas) L.P. and Halpern Denny Fund II, L.P.

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                          MEDICALOGIC SPECIAL MEETING

    This document is being furnished to shareholders of MedicaLogic as part of the solicitation of proxies by the MedicaLogic board of directors for use at a special meeting of shareholders to be held on May 10, 2000 at 8:00 a.m. local time, at the company's headquarters located at 20500 NW Evergreen Parkway, Hillsboro, Oregon. This document and the enclosed form of proxy are first being mailed to shareholders of MedicaLogic on or about April 6, 2000.

    The purposes of the MedicaLogic special meeting are:

    - to consider and vote on a proposal to approve the issuance of MedicaLogic common stock under the MedicaLogic/Medscape merger agreement;

    - to consider and vote on a proposal to approve the issuance of MedicaLogic common stock under the MedicaLogic/Total eMed merger agreement;

    - to consider and vote on a proposal to amend our 1999 restated articles of incorporation to change our corporate name to "MedicaLogic/Medscape, Inc." if the MedicaLogic/Medscape merger is approved; and

    - to transact other business related to that proposal that may properly come before the MedicaLogic special meeting.

A form of proxy for use at the MedicaLogic special meeting accompanies each copy of this document mailed to holders of MedicaLogic common stock.

    The mergers are subject to a number of conditions, including the receipt of required regulatory and shareholder approvals. See "Background of the Mergers--Regulatory approvals."

    As of February 21, 2000, directors and executive officers of MedicaLogic and their affiliates beneficially owned approximately 8,145,723 shares of MedicaLogic common stock, or approximately 25.1% of the shares of MedicaLogic common stock outstanding on that date. Shareholders owning 34.9% of the outstanding MedicaLogic common stock as of February 21, 2000 have agreed to vote in favor of each of the mergers.

RECOMMENDATIONS OF THE MEDICALOGIC BOARD

    The MedicaLogic board unanimously approved the merger agreements and the amendment to the stock incentive plan. The MedicaLogic board believes the transactions contemplated by the merger agreements are advisable and in the best interests of the shareholders of MedicaLogic. Accordingly, the MedicaLogic board unanimously recommends that MedicaLogic shareholders vote:

    - FOR the issuance of MedicaLogic common stock in the MedicaLogic/Medscape merger;

    - FOR the issuance of MedicaLogic common stock in the MedicaLogic/Total eMed merger; and

    - FOR the amendment to the articles of incorporation.

In making the determination to approve the merger agreements, the MedicaLogic board considered the opinions of Donaldson, Lufkin & Jenrette Securities Corporation, MedicaLogic's financial advisor, that as of February 21, 2000 the ratio to be applied in the exchange of common stock in the MedicaLogic/ Medscape merger was fair from a financial point of view to MedicaLogic and that the ratio to be applied in the exchange of common stock in the MedicaLogic/Total eMed merger was fair from a financial point of view to MedicaLogic. See "Background of the Mergers--Reasons of MedicaLogic for the mergers."

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
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    The MedicaLogic board has fixed the close of business on March 31, 2000 as the record date to determine the shareholders entitled to receive notice of and to vote at the MedicaLogic special meeting. Each holder of MedicaLogic common stock on the MedicaLogic record date is entitled to one vote per share held on all matters properly presented at the MedicaLogic special meeting. The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to be voted at the MedicaLogic special meeting is necessary to constitute a quorum for the transaction of business. The issuance of shares of MedicaLogic common stock under the merger agreements and the amendment to the articles of incorporation each requires the approval of a majority of votes cast on the proposal, provided a quorum is present.

    Proxies for shares of MedicaLogic common stock may be submitted by completing and mailing the enclosed proxy card that accompanies this document. To submit a proxy, holders of MedicaLogic common stock should complete, sign, date and mail the proxy card in accordance with the instructions set forth on the card.

    If an executed proxy card is returned and the shareholder has explicitly abstained from voting on any matter, the shares represented by the proxy will be considered present at the MedicaLogic special meeting for purposes of determining a quorum and will count as votes cast on the matter but will not count as votes cast in favor of any proposal and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining whether a quorum exists at the MedicaLogic special meeting, but will not be considered to have been voted on any proposal.

    If the enclosed proxy card is properly executed and returned to MedicaLogic in time to be voted at the MedicaLogic special meeting, the shares represented by it will be voted in accordance with the instructions marked on it. EXECUTED PROXIES WITHOUT INSTRUCTIONS WILL BE VOTED "FOR" EACH OF THE MERGER PROPOSALS, AND "FOR" THE AMENDMENT TO THE ARTICLES OF INCORPORATION. If any other business is properly brought before the MedicaLogic special meeting, including:

    - a motion to adjourn or postpone the meeting to another time or place for the purpose of soliciting additional proxies in favor of the approval of one or both of the merger proposals; or

    - to permit the dissemination of information regarding material developments relating to the merger proposals or otherwise germane to the MedicaLogic special meeting,

one or more of the persons named in the proxy card will vote the shares represented by the proxy upon these matters as determined in their discretion.

    If the MedicaLogic special meeting is adjourned for any reason, the approval of one or both of the merger proposals and the amendment of the articles of incorporation may be considered and voted upon by shareholders at the subsequent reconvened meeting. All proxies will be voted in the same manner as they would have been voted at the original meeting, except for any proxies that have been properly withdrawn or revoked.

    A proxy may be revoked by:

    - filing with the Secretary of MedicaLogic, at or before the vote at the MedicaLogic special meeting, a written notice of revocation dated after the date of the proxy;

    - signing a later proxy relating to the same shares and delivering it to the Secretary of MedicaLogic before the MedicaLogic special meeting; or

    - attending the MedicaLogic special meeting and voting in person.

Attendance at the MedicaLogic special meeting, however, will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications about revocation of

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
MedicaLogic proxies should be addressed to MedicaLogic, 20500 NW Evergreen Parkway, Hillsboro, Oregon 97124, Attention: David C. Moffenbeier, or hand delivered to the Secretary at or before the taking of the vote at the MedicaLogic special meeting.

    The cost of soliciting proxies for the MedicaLogic special meeting will be borne by MedicaLogic. The cost of preparing and mailing this document, however, will be borne equally by MedicaLogic and Medscape. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, or other means of communications by directors, officers and employees of MedicaLogic. These persons will not be specifically compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by these persons. MedicaLogic will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

                            MEDSCAPE SPECIAL MEETING

    This document is being furnished to stockholders of Medscape as part of the solicitation of proxies by the Medscape board of directors for use at a special meeting of stockholders to be held on May 15, 2000 at 9:30 a.m. local time, at CBS Corporation, Studio 19, 19(th) Floor, 51 W. 52(nd) Street, New York, New York 10019.

    The purposes of the Medscape special meeting are:

    - to consider and vote on the proposal to approve the MedicaLogic/Medscape merger agreement; and

    - to transact other business related to that proposal that may properly come before the Medscape special meeting.

A form of proxy for use at the Medscape special meeting accompanies each copy of this document mailed to holders of Medscape common stock.

RECOMMENDATION OF THE MEDSCAPE BOARD

    The Medscape board unanimously approved and adopted the MedicaLogic/Medscape merger agreement. The Medscape board believes the transactions contemplated by the merger agreement are advisable and in the best interests of Medscape and its stockholders. Accordingly, the Medscape board unanimously recommends Medscape stockholders vote FOR approval and adoption of the MedicaLogic/Medscape merger agreement. For a discussion of the factors the Medscape board considered in making this recommendation, see "Background of the Mergers--Reasons of Medscape for the MedicaLogic/Medscape merger."

RECORD DATE AND VOTE REQUIRED

    The Medscape board has fixed the close of business on April 14, 2000 as the record date to determine the stockholders entitled to receive notice of and to vote at the Medscape special meeting. Each holder of Medscape common stock on the Medscape record date is entitled to one vote per share held on all matters properly presented at the Medscape special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Medscape common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Medscape special meeting. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Medscape common stock.

    As of February 29, 2000, directors and executive officers of Medscape and their affiliates owned approximately 10,854,463 shares of Medscape common stock, or approximately 24.3% of its then outstanding common shares. These executive officers and directors have indicated that they will vote for approval of the MedicaLogic/Medscape merger agreement. In addition, stockholders owning a total of 18,044,430 Medscape common shares as of February 21, 2000, or approximately 40.3% of Medscape's then outstanding common stock, including CBS Corporation and Patricof & Co. Ventures, Inc. and affiliates of Patricof & Co. Ventures, Inc., have entered into voting agreements under which they have agreed to vote their shares for the approval of the MedicaLogic/Medscape merger agreement.

VOTING OF PROXIES

    Proxies for shares of Medscape common stock may be submitted by completing and mailing the enclosed proxy card that accompanies this document. To submit a proxy, holders of Medscape common stock should complete, sign, date and mail the proxy card in accordance with the instructions set forth on the card.

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
    If an executed proxy card is returned and the stockholder has explicitly abstained from voting on any matter, the shares represented by the proxy will be considered present at the Medscape special meeting for purposes of determining a quorum and will count as votes cast on the matter but will not count as votes cast in favor of any proposal and, therefore, will have the same effect as a vote against the proposal.

    If the enclosed proxy card is properly executed and returned to Medscape in time to be voted at the Medscape special meeting, the shares represented by it will be voted in accordance with the instructions marked on it. EXECUTED PROXIES WITHOUT INSTRUCTIONS WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MEDICALOGIC/MEDSCAPE MERGER AGREEMENT. Although the Medscape board knows of no business to be presented at the special meeting other than that described in this document, if any other business is so presented, including:

    - a motion to adjourn or postpone the meeting to another time or place for the purpose of soliciting additional proxies in favor of the approval and adoption of the merger agreement; or

    - to permit the dissemination of information regarding material developments relating to the merger proposal or otherwise germane to the Medscape special meeting,

one or more of the persons named in the proxy card will vote the shares represented by the proxy upon these matters as determined in their discretion.

    If the Medscape special meeting is adjourned for any reason, the approval and adoption of the merger agreement may be considered and voted upon by stockholders at the subsequent reconvened meeting. Assuming a new record date is not required, all proxies will be voted in the same manner as they would have been voted at the original meeting, except for any proxies that have been properly withdrawn or revoked.

REVOKING PROXIES

    A proxy may be revoked by:

    - filing with the Secretary of Medscape, at or before the vote at the Medscape special meeting, a written notice of revocation dated after the date of the proxy;

    - signing a later proxy relating to the same shares and delivering it to the Secretary of Medscape before the Medscape special meeting; or

    - attending the Medscape special meeting and voting in person.

Attendance at the Medscape special meeting, however, will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications about revocation of Medscape proxies should be addressed to Medscape, 134 West 29(th) Street, New York, New York 10001-5399, Attention: Mark
E. Boulding, or hand delivered to the Secretary at or before the taking of the vote at the Medscape special meeting.

SOLICITATION OF PROXIES

    The cost of soliciting proxies for the Medscape special meeting will be borne by Medscape. The cost of preparing and mailing this document, however, will be borne equally by Medscape and MedicaLogic. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, or other means of communications by directors, officers and employees of Medscape. These persons will not be specifically compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by these persons. Medscape will

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
reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

    MEDSCAPE STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

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
                           TOTAL EMED SPECIAL MEETING

    This document is being furnished to stockholders of Total eMed as part of the solicitation of proxies by the Total eMed board of directors for use at a special meeting of stockholders to be held on May 10, 2000 at 10:00 a.m. local time, at Total eMed's headquarters, 5301 Virginia Way, Suite 250, Brentwood, Tennessee 37027.

    The purposes of the Total eMed special meeting are:

    - to consider and vote on the proposal to approve the MedicaLogic/Total eMed merger agreement;

    - to transact other business related to that proposal that may properly come before the Total eMed special meeting.

A form of proxy for use at the Total eMed special meeting accompanies each copy of this document mailed to holders of Total eMed common stock.

RECOMMENDATION OF THE TOTAL EMED BOARD

    The Total eMed board unanimously approved and adopted the MedicaLogic/Total eMed merger agreement. The Total eMed board believes the transactions contemplated by the merger agreement are advisable and in the best interests of Total eMed and its stockholders. Accordingly, the Total eMed board unanimously recommends Total eMed stockholders vote FOR approval and adoption of the MedicaLogic/Total eMed merger agreement. For a discussion of the factors the Total eMed board considered in making this recommendation, see "Background of the Mergers--Reasons of Total eMed for the MedicaLogic/Total eMed merger."

RECORD DATE AND VOTE REQUIRED

    The Total eMed board has fixed the close of business on April 5, 2000 as the record date to determine the stockholders entitled to receive notice of and to vote at the Total eMed special meeting. Each holder of Total eMed common stock on the Total eMed record date is entitled to one vote per share held on all matters properly presented at the Total eMed special meeting, and each holder of Total eMed Series A and B preferred stock on the Total eMed record date is entitled to one vote per share held on all matters properly presented at the Total eMed special meeting. Each share of Series C preferred stock is entitled to one vote on the merger proposal only. As of the close of business on the Total eMed record date, the following shares of Total eMed capital stock were outstanding:

    - 2,797,790 shares of Total eMed common stock were outstanding and entitled to vote, held by approximately nine holders of record;

    - 2,176,000 shares of Total eMed Series A preferred stock (on an as-converted-into-common-stock-basis) were outstanding and entitled to vote, held by approximately 24 holders of record;

    - 3,930,563 shares of Total eMed Series B preferred stock (on an as-converted-into-common-stock basis) were outstanding and entitled to vote, held by three holders of record;

    - 12,000 shares of Total eMed Series C preferred stock were outstanding and entitled to vote, held by three holders of record.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Total eMed capital stock entitled to vote and a majority of the outstanding shares of each series of Total eMed preferred stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Total eMed special meeting. Approval of the MedicaLogic/Total eMed merger agreement requires the affirmative vote of the holders of a majority of the total votes represented by the outstanding shares of Total eMed common stock and Series A and Series B preferred stock, voting

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
together as a single class, and a majority of Series B and Series C preferred stock (each voting separately as a class) on the record date.

    As of February 22, 2000, directors and executive officers of Total eMed and their affiliates owned 2,544,285 shares of Total eMed common stock, 261,743 shares of Total eMed Series A preferred stock, 13,973,077 shares of Total eMed Series B preferred stock, and 11,976.923 shares of Total eMed Series C preferred stock (representing 91% of the outstanding Series B preferred stock, and 99.8% of the outstanding Series C preferred stock). In addition, stockholders owning a total of 2,265,780 shares of Total eMed common stock, 261,743 shares of Total eMed Series A preferred stock, 13,973.077 shares of Total eMed Series B preferred stock, and 11,976.923 shares of Total eMed Series C preferred stock (representing 81% of the outstanding common stock, 60% of the outstanding
Series A preferred stock, 99.8% of the outstanding Series B preferred stock, and 99.8% of the outstanding Series C preferred stock) have entered into voting agreements under which they have agreed to vote their shares for the approval of the merger.

VOTING OF PROXIES

    Proxies for shares of Total eMed common stock and Total eMed preferred stock may be submitted by completing and mailing the enclosed proxy card that accompanies this document. To submit a proxy, holders of Total eMed common stock or Total eMed preferred stock should complete, sign, date and mail the proxy card in accordance with the instructions set forth on the card.

    If an executed proxy card is returned and the stockholder has explicitly abstained from voting on any matter, the shares represented by the proxy will be considered present at the Total eMed special meeting for purposes of determining a quorum and will count as votes cast on the matter but will not count as votes cast in favor of any proposal and, therefore, will have the same effect as a vote against the proposal.

    If the enclosed proxy card is properly executed and returned to Total eMed in time to be voted at the Total eMed special meeting, the shares represented by it will be voted in accordance with the instructions marked on it. EXECUTED PROXIES WITHOUT INSTRUCTIONS WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Although the Total eMed board knows of no business to be presented at the special meeting other than that described in this document, if any other business is so presented, including:

    - a motion to adjourn or postpone the meeting to another time or place for the purpose of soliciting additional proxies in favor of the approval and adoption of the merger agreement; or

    - to permit the dissemination of information regarding material developments relating to the merger proposal or otherwise germane to the Total eMed special meeting;

one or more of the persons named in the proxy card will vote the shares represented by the proxy upon these matters as determined in their discretion.

    If the Total eMed special meeting is adjourned for any reason, the approval and adoption of the merger agreement may be considered and voted upon by stockholders at the subsequent reconvened meeting. Assuming a new record date is not required, all proxies will be voted in the same manner as they would have been voted at the original meeting, except for any proxies that have been properly withdrawn or revoked.

REVOKING PROXIES

    A proxy may be revoked by:

    - filing with the Secretary of Total eMed, at or before the vote at the Total eMed special meeting, a written notice of revocation dated after the date of the proxy;

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
    - signing a later proxy relating to the same shares and delivering it to the Secretary of Total eMed before the Total eMed special meeting; or

    - attending the Total eMed special meeting and voting in person.

Attendance at the Total eMed special meeting, however, will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications about revocation of Total eMed proxies should be addressed to Total eMed, 5301 Virginia Way, Suite 250, Brentwood, Tennessee 37027, Attention:
Ted S. MacDonald, or hand delivered to the Secretary at or before the taking of the vote at the Total eMed special meeting.

SOLICITATION OF PROXIES

    The cost of soliciting proxies for the Total eMed special meeting will be borne by Total eMed. The cost of preparing and mailing this document, however, will be borne equally by MedicaLogic and Medscape. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, or other means of communications by directors, officers and employees of Total eMed. These persons will not be specifically compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by these persons. Total eMed will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

    TOTAL EMED STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

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                           BACKGROUND OF THE MERGERS

MEDICALOGIC/MEDSCAPE MERGER

    During 1999, MedicaLogic concluded that the development of healthcare consumer and physician web sites would accelerate the adoption of its Internet-based electronic medical records products. During the summer and fall of 1999, MedicaLogic and Medscape discussed and began negotiating a potential strategic relationship between the companies pursuant to which Medscape would license its healthcare content to MedicaLogic and some areas of Medscape's web sites would be co-branded with MedicaLogic and its products. On December 9, 1999, Mr. Cameron Lewis, the Vice President, Internet Marketing and e-Commerce Strategies of MedicaLogic, and Dr. Jeffrey L. Drezner, the Executive Vice President of Medscape, met at MedicaLogic's offices in San Francisco, California to further review the terms of a potential strategic relationship that would create a point-of-care channel for physicians. After that meeting, representatives of MedicaLogic and Medscape continued to work on a potential agreement setting forth the terms of such a strategic relationship.

    On January 13, 2000, Mr. Lewis, Dr. Drezner, Mr. Mark E. Boulding, Medscape's General Counsel and Vice President of Regulatory Affairs, and
Ms. MaryBeth Dougherty, Medscape's Director of Business Development, met in Las Vegas, Nevada to discuss further this strategic relationship. During this meeting, the participants began to explore the possibility of a more substantive partnership or business combination between the companies. Mr. Paul Sheils, the President and Chief Executive Officer of Medscape, and Mr. Steven R. Kalin, Medscape's Chief Operating Officer and Chief Financial Officer, met the following day to continue these discussions at MedicaLogic's office in San Francisco, California with Dr. Mark K. Leavitt, MedicaLogic's Chairman and Chief Executive Officer, Mr. David C. Moffenbeier, MedicaLogic's President,
Mr. Harvey J. Anderson, MedicaLogic's Chief Operating Officer and General Manager of Internet Operations and Mr. Lewis.

    On January 26, 2000, Dr. Leavitt and Mr. Moffenbeier met with Mr. Sheils, Mr. Kalin and other members of Medscape's senior management at Medscape's offices in New York, New York to discuss the merits of a merger between MedicaLogic and Medscape. On January 28, 2000, MedicaLogic and Medscape signed a Mutual Non-disclosure Agreement with respect to a possible merger.

    On February 3, 2000, in MedicaLogic's offices in San Francisco, California, Mr. Sheils made a presentation to the board of directors of MedicaLogic regarding Medscape's business and the possible benefits of combining Medscape with MedicaLogic. During that meeting and following Mr. Sheil's presentation, the board of directors of MedicaLogic authorized its management to commence negotiations of a merger of MedicaLogic and Medscape.

    On February 9, 2000, in the offices of Medscape in New York, New York, the board of directors of Medscape met to discuss MedicaLogic's business and the possible benefits of combining Medscape with MedicaLogic. During that meeting, the board of directors of Medscape authorized its management to commence negotiations of a merger of MedicaLogic and Medscape.

    On February 16, 2000, Medscape's board of directors held a special meeting in the offices of Mr. Alan Patricof, Medscape's Chairman of the Board, in New York, New York. At this meeting, Dr. Leavitt, Mr. Moffenbeier, Mr. Anderson and Mr. Lewis made a presentation to the board of directors regarding a possible business combination between MedicaLogic and Medscape. Mr. Sheils and other members of Medscape's senior management team, as well as Medscape's financial advisors, were present to discuss terms of the proposed business combination. At this meeting, the parties agreed to an outline for a possible combination of the two companies. It was agreed that a potential combination between MedicaLogic and Medscape should be structured as a merger. The parties also discussed the terms of a possible merger and the timing of and structure of due diligence investigations by the respective companies and the preparation and negotiation of definitive merger documents.

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    On February 17 and 18, 2000, representatives of MedicaLogic, including representatives of Stoel Rives, LLP, MedicaLogic's counsel, conducted a due diligence investigation of Medscape at the New York, New York offices of Patterson, Belknap, Webb & Tyler LLP, Medscape's counsel. Also on those days, representatives of Medscape, including representatives of Patterson Belknap, conducted a due diligence investigation of MedicaLogic at the Portland, Oregon offices of Stoel Rives. Also on those days, Stoel Rives prepared drafts of the definitive merger documents and distributed those drafts to Medscape and its representatives.

    On February 17, 18 and 19, 2000, senior executives and selected management teams of both companies conducted on-site business due diligence at Medscape's offices in New York, New York, and at MedicaLogic's offices in Portland, Oregon and San Francisco, California. On February 18 and 19, representatives of Medscape conducted business due diligence at Total eMed's offices in Brentwood, Tennessee.

    On February 18, 2000, MedicaLogic's board of directors held a special meeting to discuss the proposed business combination with Medscape. At this meeting, MedicaLogic's senior management and financial and legal advisors presented to the board the principal terms of the proposed combination with Medscape that was under discussion and the status of business, financial and legal due diligence of the transaction.

    On February 18, 19, 20 and 21, 2000, senior executives of both companies and their respective legal and financial advisors met in New York, New York to continue due diligence and the process of negotiating the terms of the transaction, including the MedicaLogic/Medscape merger agreement. In addition, during this period representatives of MedicaLogic and Medscape negotiated with CBS a voting agreement pursuant to which CBS would agree to vote its Medscape shares in favor of the contemplated merger and MedicaLogic would afford CBS preemptive rights to maintain its percentage ownership interest in MedicaLogic/Medscape after the merger and the right to designate one director on the MedicaLogic/Medscape board so long as CBS continued to own five percent of the outstanding stock. In addition, during this period it was discussed that Dr. Leavitt would become Chairman and Chief Executive Officer of MedicaLogic/Medscape, Mr. Sheils would become Vice Chairman of MedicaLogic/Medscape and President of the Medscape division of the combined companies, and George D. Lundberg, M.D., would become Editor-in-Chief of MedicaLogic/Medscape. See "The MedicaLogic/Medscape Merger Agreement--Agreement with CBS."

    On February 21, 2000, MedicaLogic's board of directors held a special meeting at which the board reviewed with its senior management and financial and legal advisors the results of the negotiations with Medscape. At this meeting, representatives of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), MedicaLogic's financial advisor, presented DLJ's financial analysis of the proposed transaction and expressed its opinion that the exchange ratio provided for by the merger agreement was fair from a financial point of view to MedicaLogic. MedicaLogic's board reviewed a draft of the merger agreement and posed questions to representatives of Stoel Rives regarding the document and the terms of the transaction. Following discussions, MedicaLogic's board approved the merger, the merger agreement and related agreements, and the issuance of shares to Medscape stockholders in the transaction. MedicaLogic's board determined to recommend to the MedicaLogic shareholders its approval of the issuance of shares in the MedicaLogic/Medscape merger.

    At the Medscape board meeting held on the afternoon of February 21, 2000, Medscape senior management, representatives of Patterson Belknap and representatives of Lazard Freres & Co. LLC ("Lazard"), Medscape's financial advisor, discussed the results of the negotiations with MedicaLogic and the terms of the proposed merger agreement and the voting agreements. At this meeting, representatives of Lazard presented an analysis of the financial terms of the proposed merger and expressed their opinion that the exchange ratio was fair to the holders of Medscape stock from a financial point of view. In addition, the Medscape board of directors reviewed a draft of the merger

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agreement and representatives of Patterson Belknap answered questions from the board of directors regarding the document. Following these presentations and other discussions, the Medscape board approved by unanimous vote the terms of the merger and the merger agreement substantially in the form presented.

MEDICALOGIC/TOTAL EMED MERGER

    In July 1999, the board of directors of Total eMed reviewed that company's development and prospects and determined that it should shift its focus from growth through acquisition to growth through internal development. To pursue this strategy, the Total eMed board determined that it would need to obtain significant equity financing during the first quarter of 2000 or partner with another business.

    On November 22, 1999, Dr. John Dayani, the founder and Executive Chairman of Total eMed, Dr. Richard Rehm, Total eMed's President and Chief Executive Officer, and Mr. Ted S. MacDonald, the Chief Financial Officer of Total eMed, met with Mr. Harvey J. Anderson, MedicaLogic's Chief Operating Officer and General Manager of Internet Operations, and Mr. Cameron Lewis, the Vice President, Internet Marketing and e-Commerce Strategies of MedicaLogic, to discuss the possibility of establishing a relationship to co-market MedicaLogic and Total eMed's products. During that meeting, the parties also discussed the possible benefits that might result from a combination of the two companies' businesses.

    On December 6, 2000, Dr. Dayani, Dr. Rehm, Mr. Alex Poston, Total eMed's Chief Information Officer, and Mr. Patrick Walker, the Vice President of New Business for Total eMed, met with Mr. Anderson and Mr. Lewis, to learn more about each other's company and business, and discussed the possibility of merging the two companies.

    On January 4, 2000, Total eMed engaged Credit Suisse First Boston to advise it about analyzing and negotiating a possible merger with MedicaLogic and to explore other alternatives for the company.

    On January 19, 2000, Mr. David C. Moffenbeier, MedicaLogic's President,
Mr. Anderson and Mr. Guy E. Field, MedicaLogic's Vice President and Treasurer, met in Nashville, Tennessee with Dr. Dayani, Dr. Rehm and other representatives of Total eMed senior management to discuss terms of a possible business combination between MedicaLogic and Medscape. At this meeting, the parties agreed to an outline for a possible combination of the two companies.

    On February 2, 2000, Dr. Dayani and Dr. Rehm, other representatives of Total eMed senior management and representatives of Credit Suisse First Boston met in San Francisco, California with Dr. Mark K. Leavitt, MedicaLogic's Chairman and Chief Executive Officer, Mr. Moffenbeier, other representatives of Total eMed senior management and representatives of DLJ, MedicaLogic's financial advisor, to evaluate further each company's business and strategy and discuss the terms of a possible merger and the timing and structure of the contemplated transaction.

    On February 3, 2000, in MedicaLogic's offices in San Francisco, California, Drs. Dayani and Rehm made a presentation to the board of directors of MedicaLogic regarding Total eMed's business and the possible benefits of combining Total eMed with MedicaLogic. During that meeting and following this presentation, the board of directors of MedicaLogic authorized its management to commence negotiations of a merger of MedicaLogic and Total eMed. Later in the day on February 3, 2000, Mr. Moffenbeier, Mr. Anderson, Dr. Dayani and Dr. Rehm met for dinner to discuss further the terms of a possible business merger.

    On February 8 and 9, 2000, representatives of Total eMed, including representatives of Harwell Howard Hyne Gabbert & Manner, P.C., Total eMed's counsel, and representatives of Credit Suisse First Boston, Total eMed's financial advisor, conducted a due diligence investigation of MedicaLogic at the Portland, Oregon offices of Stoel Rives. On February 9 and 10, 2000, representatives of

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MedicaLogic, including representatives of Stoel Rives and representatives of
DLJ, conducted a due diligence investigation of Total eMed at the Nashville, Tennessee offices of Harwell Howard Hyne Gabbert & Manner. Also on those days, Stoel Rives prepared drafts of the definitive merger documents and distributed those drafts to Total eMed and its representatives.

    On February 15, 16 and 17, 2000, senior executives of both companies and their respective legal and financial advisors met in Portland, Oregon to negotiate and work to finalize the MedicaLogic/Total eMed merger agreement and other documents evidencing the various arrangements.

    On February 18, 2000, MedicaLogic's board of directors held a special meeting to discuss the proposed business combination with Total eMed. At this meeting, MedicaLogic's senior management and financial and legal advisors presented to the board the principal terms of the proposed combination with Total eMed that was under discussion and the status of business, financial and legal due diligence of the transaction.

    At the Total eMed board meeting held on the afternoon of February 20, 2000, Total eMed senior management and representatives of Harwell Howard Hyne
Gabbert & Manner and Credit Suisse First Boston discussed the results of the negotiations with MedicaLogic and the terms of the proposed merger agreement and the voting agreements. In addition, the Total eMed board of directors reviewed a draft of the merger agreement and a representative from Harwell Howard Hyne Gabbert & Manner answered questions regarding the document from the board of directors. Credit Suisse First Boston discussed the consideration to be received by the Total eMed stockholders. Following these presentations and other discussions, the Total eMed board approved by unanimous vote the terms of the MedicaLogic/Total eMed merger and the merger agreement substantially in the form presented, and determined to recommend to the Total eMed stockholders approval of the merger.

    On February 21, 2000, MedicaLogic's board of directors held a special meeting of the board at which the board reviewed with its senior management and financial and legal advisors the results of the negotiations with Total eMed. At this meeting, representatives of DLJ presented DLJ's financial analysis of the proposed transaction and expressed its opinion that the exchange ratio provided for by the merger agreement was fair from a financial point of view to MedicaLogic. MedicaLogic's board reviewed a draft of the merger agreement and posed questions to representatives of Stoel Rives, regarding the document and the terms of the transaction. Following discussions, MedicaLogic's board approved the merger, the merger agreement, related agreements, and the issuance of shares to Total eMed stockholders in the transaction. MedicaLogic's board determined to recommend to the MedicaLogic shareholders their approval of the issuance of shares in the MedicaLogic/Total eMed merger.

JOINT REASONS FOR THE MERGERS

    MedicaLogic's, Medscape's and Total eMed's board of directors have determined that the mergers are fair to and in the best interests of the stockholders of their respective companies. While each of Medscape's and Total eMed's boards of directors approved and recommended stockholder approval of only its company's merger with MedicaLogic, in the course of their respective deliberations the boards of all three companies identified potential mutual benefits of the combination of the three companies, including the following:

    - the combination of MedicaLogic's online health record products and services, Total eMed's online web-enabled medical transcription services and Medscape's physician and consumer web sites will enable MedicaLogic/Medscape to move decisively toward its goal of offering a comprehensive Internet Health Services Center that connects physicians, patients and other healthcare stakeholders through the Internet;

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    - the combination will broaden each company's offerings of Internet-based healthcare products and services;

    - the combination of three providers of online products and services for physicians will enable MedicaLogic/Medscape to achieve increased penetration of the physician market;

    - the combination will allow the combined company to have diversified revenue sources; and

    - the merger will create a strong combined management team.

REASONS OF MEDICALOGIC FOR THE MERGERS

    MEDSCAPE

    At its meeting held February 21, 2000, the MedicaLogic board of directors determined that the MedicaLogic/Medscape merger was in the best interests of MedicaLogic and determined to recommend that the shareholders approve the proposal relating to the merger. The decision of the board was based upon several potential benefits of the merger, including the following, not necessarily in order of relative significance:

    - PRESENTATIONS TO THE BOARD. The board considered presentations made by management at the February 21, 2000 meeting of the MedicaLogic board, and the written opinion of DLJ to the effect that, as of February 21, 2000 and based on and subject to the assumptions, limitations and qualifications contained in DLJ's written opinion, the ratio to be applied in the exchange of common stock in the MedicaLogic/Medscape merger was fair from a financial point of view to MedicaLogic. This opinion was considered together with the financial and other analyses presented to the MedicaLogic board by DLJ. A description of the DLJ opinion and the material financial analyses considered by DLJ in connection with its opinion are set forth below under "--Opinions of MedicaLogic financial advisor regarding the mergers."

    - EXPANSION OF PHYSICIAN PRODUCT AND SERVICE OFFERINGS. MedicaLogic focuses on tools to assist the physician in his or her clinical activities, as opposed to administrative and business activities. On the physician's desktop, one typically finds two distinct stacks of documents: patient charts and medical journals. To date, MedicaLogic's physician-oriented offerings have focused solely on applications that create and access the online equivalent of the chart. The Medscape web site provides the online equivalent of medical journals, as well as an array of other interactive programs and services for physicians and other healthcare professionals. Together, the MedicaLogic and Medscape offerings provide a single-vendor solution for the physician's clinical information needs. In addition, MedicaLogic intends to integrate these offerings to provide a high level of clinical decision support, by delivering relevant clinical reference material from the Medscape literature archive, precisely at the moment of prescribing or order entry by the physician.

    - ACCELERATION OF PHYSICIAN ADOPTION OF MEDICALOGIC OFFERINGS.While online health record applications provide substantial benefits to the physician, they require a certain degree of commitment and investment to adopt. In contrast, the Medscape web site can be utilized simply by directing a web browser to the appropriate URL, requiring practically no commitment or time investment. MedicaLogic believes that the combined content of the MedicaLogic and Medscape web sites will provide an array of offerings that match the interest and commitment levels of a much broader range of physician customers.

    - EXPANSION OF CONSUMER HEALTHCARE OFFERING. MedicaLogic has developed a consumer healthcare offering, 98point6.com, that allows consumers to access their online health records, communicate with their physicians, request medication refills, and perform other transactions related to their healthcare. While this is a highly attractive offering to a healthcare consumer, MedicaLogic has

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      not had the resources or media relationships required to create and promote its own editorial content for the consumer. Medscape has just launched a major consumer healthcare site, CBSHealthWatch.com, and has a major partnership with CBS under which Medscape will receive $150 million in advertising over seven years. This offering is completely complementary to the online health record access services developed by MedicaLogic, and MedicaLogic believes that the combined offerings can compete successfully with the other entities pursuing this market.

    - EXTENSION OF PHYSICIAN MARKETING REACH. To date, MedicaLogic has marketed and sold its online health record products and services to physicians primarily through a direct sales force, participation at physician conventions and limited advertising in physician journals and magazines. Because MedicaLogic's newest online health record product can be downloaded directly over the Internet, online marketing represents a promising medium for promotion of the product and, therefore, MedicaLogic has sought marketing partnerships with those web sites that have substantial physician traffic. However, this goal has proven difficult to achieve in some cases, as these web sites consider MedicaLogic to be a potential competitor. The combination of MedicaLogic and Medscape is expected to extend MedicaLogic's marketing reach to Medscape's 280,000 physician and 860,000 allied health professional members.

    - EXPANSION OF STRATEGIC PARTNERSHIPS. A combination with Medscape would add a number of strategic partnerships which are believed to be of significance in increasing the ability of MedicaLogic to reach its target markets. Medscape has partnerships in place with CBS, AOL and NDC.

    - ACCELERATION OF REVENUE STREAMS. MedicaLogic's primary sources of revenues are anticipated to be license and subscription fees for its online health record applications. A combination with Medscape would be expected to increase the average revenues from subscriptions in the near term and contribute to the achievement of profitability for the combined company.

    The foregoing discussion of the information and factors considered by the MedicaLogic board is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the MedicaLogic board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the MedicaLogic board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including discussions with MedicaLogic's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the MedicaLogic board may have given different weight to different factors. The MedicaLogic board considered all these factors as a whole and believed the factors supported its determination to approve the merger. After taking into consideration all of the factors set forth above, MedicaLogic's board concluded that the MedicaLogic/Medscape merger was fair to, and in the best interests, of MedicaLogic and that MedicaLogic should proceed with the merger.

    The MedicaLogic board of directors has unanimously approved the MedicaLogic/Medscape merger agreement and has determined that the MedicaLogic/Medscape merger is fair to, and in the best interest of, MedicaLogic and its shareholders. THE MEDICALOGIC BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ISSUANCE OF MEDICALOGIC COMMON STOCK IN THE MERGER.

    TOTAL EMED

    At its meeting held February 21, 2000, the MedicaLogic board of directors determined that the MedicaLogic/Total eMed merger was in the best interests of MedicaLogic and determined to

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recommend that the shareholders approve the proposal relating to the merger. The decision of the board was based upon several potential benefits of the merger, including the following, not necessarily in order of relative significance:

    - PRESENTATIONS TO THE BOARD. The board considered presentations made by management at the February 21, 2000 meeting of the MedicaLogic board, and the written opinion of DLJ to the effect that as of February 21, 2000 and based on and subject to the assumptions, limitations and qualifications contained in DLJ's written opinion, the ratio to be applied in the exchange of common stock in the MedicaLogic/Total eMed merger was fair from a financial point of view to MedicaLogic. This opinion was considered together with the financial and other analyses presented to the MedicaLogic board. A description of the opinion and the material financial analyses considered by DLJ in connection with its opinion are set forth below under "--Opinions of MedicaLogic financial advisor regarding the mergers."

    - EXPANSION OF PHYSICIAN PRODUCT AND SERVICE OFFERINGS, AND ACCELERATION OF PHYSICIAN ADOPTION. Total eMed provides web-enabled transcription service, with voice capture by either telephone or handheld device, and return of finished notes via the Internet. It is estimated that approximately two-thirds of U.S. physicians currently use dictation and transcription to create their notes. MedicaLogic believes that the addition of dictation as an alternative input vehicle for the online health record will significantly decrease the amount of physician behavioral change required for the adoption of MedicaLogic's products and services. In addition, MedicaLogic intends to offer a hybrid solution, in which physicians can freely mix point-and-click entry with dictation, even within the same note, choosing the tool that is most comfortable and efficient for each element of documentation. MedicaLogic believes that the increased breadth of input mechanisms will substantially accelerate physician adoption of MedicaLogic's products and services.

    - EXPANSION OF CUSTOMER BASE. Since beginning operations in November 1998, Total eMed has approximately 1,000 physicians using its web-enabled transcription services and has a much larger backlog of business awaiting implementation. These customers include recognized and influential practices that are expected to be valuable as reference sites for the combined company's solutions.

    - ACCELERATION OF REVENUE STREAMS. MedicaLogic's primary sources of revenues are anticipated to be license and subscription fees for its online health record applications. A combination with Total eMed would be expected to increase the average revenues from subscriptions in the near term and contribute to the achievement of profitability for the combined company.

    The foregoing discussion of the information and factors considered by the MedicaLogic board is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the MedicaLogic board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the MedicaLogic board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including discussions with MedicaLogic's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the MedicaLogic board may have given different weight to different factors. The MedicaLogic board considered all these factors as a whole and believed the factors supported its determination to approve the acquisition. After taking into consideration all of the factors set forth above, MedicaLogic's board concluded that the MedicaLogic/Total eMed merger was fair to, and in the best interests, of MedicaLogic and that MedicaLogic should proceed with the merger.

    The MedicaLogic board of directors has unanimously approved the MedicaLogic/Total eMed merger agreement and has determined that the MedicaLogic/Total eMed merger is fair to, and in the

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best interest of, MedicaLogic and its shareholders. THE MEDICALOGIC BOARD
UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ISSUANCE OF MEDICALOGIC COMMON STOCK IN THE MEDICALOGIC/TOTAL EMED MERGER.

OPINIONS OF MEDICALOGIC FINANCIAL ADVISOR REGARDING THE MERGERS

    MEDICALOGIC/MEDSCAPE MERGER

    The board of directors of MedicaLogic engaged DLJ to act as its financial advisor in connection with the MedicaLogic/Medscape merger. On February 21, 2000, DLJ rendered an oral opinion to MedicaLogic's board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in the written opinion, the ratio to be applied in the exchange of common stock in the MedicaLogic/Medscape merger was fair, from a financial point of view, to MedicaLogic.

    THE FULL TEXT OF THIS DLJ OPINION IS INCLUDED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/ PROSPECTUS. MEDICALOGIC'S SHAREHOLDERS ARE URGED TO READ DLJ'S OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. DLJ'S OPINION WAS PREPARED FOR AND ADDRESSED TO MEDICALOGIC'S BOARD OF DIRECTORS AND ONLY ADDRESSES THE FAIRNESS TO MEDICALOGIC, FROM A FINANCIAL POINT OF VIEW, OF THE CONVERSION RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF MEDICALOGIC OR TO ANY STOCKHOLDER OF MEDSCAPE AS TO HOW SUCH SHAREHOLDER OR STOCKHOLDER SHOULD VOTE AT THE MEDICALOGIC SPECIAL MEETING OR AT THE MEDSCAPE SPECIAL MEETING, RESPECTIVELY.

    MedicaLogic selected DLJ to render an opinion in connection with the merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    DLJ was not retained as an advisor or agent to MedicaLogic's shareholders or any person other than MedicaLogic. DLJ's opinion does not constitute an opinion as to the price at which MedicaLogic's common stock and Medscape's common stock will actually trade at any time. The conversion ratio was determined through negotiations between MedicaLogic and Medscape. MedicaLogic did not impose any restrictions or limitations upon DLJ regarding the investigations made or the procedures followed by DLJ in rendering its opinion. In arriving at its opinion, DLJ, among other things:

    - reviewed a draft of the MedicaLogic/Medscape merger agreement dated February 19, 2000 and the exhibits thereto, and assumed that the final form of the document would not vary in any respect that would be material to its analysis;

    - reviewed financial and other information that was publicly available that DLJ deemed relevant relating to MedicaLogic, Medscape and the industries in which they operate;

    - reviewed information furnished to it by MedicaLogic and Medscape, including information provided during discussions with their respective managements and financial projections and other information relating to the business, operations, financial condition and prospects of each of MedicaLogic and Medscape;

    - compared certain financial and securities data of each of MedicaLogic and Medscape with various other companies whose securities are traded in public markets;

    - reviewed prices paid in and the financial terms of certain other business combinations; and

    - conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

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    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by MedicaLogic and Medscape or their respective representatives, or that was otherwise reviewed by it. DLJ also assumed that MedicaLogic is not aware of any information prepared by it or its other advisors that might be material to DLJ's opinion that has not been made available to DLJ. In particular, DLJ relied upon the estimates of the management of MedicaLogic of the operating synergies achievable as a result of the merger and upon its discussions of synergies with the management of Medscape. With respect to the financial projections and other information relating to the prospects of MedicaLogic and Medscape supplied to it, DLJ relied on representations that the projections and the other information were reasonably prepared on bases that reflect the best currently available estimates and good faith judgments of the respective managements of MedicaLogic and Medscape as to the likely future financial performance of MedicaLogic and Medscape, respectively. DLJ's analyses were based upon financial projections of Medscape prepared by Medscape for the period beginning January 1, 2000 and ending December 31, 2002 and supplied to DLJ and the guidance provided by Medscape management with respect to the trends in expected operating results of Medscape for the period beginning January 1, 2003 and ending December 31, 2004, and the financial projections of MedicaLogic supplied to DLJ and the adjusted projections of Medscape for the period beginning January 1, 2000 and ending December 31, 2002 and the projections for Medscape for the period beginning January 1, 2003 and ending December 31, 2004 prepared by management of MedicaLogic. DLJ expressed no opinion with respect to such financial projections or the assumptions on which they were based, nor did DLJ assume responsibility for making any independent evaluation of the assets or liabilities of MedicaLogic or Medscape or any independent verification of any information it reviewed. DLJ also did not assume any responsibility for making any independent investigation of any legal matters affecting MedicaLogic or Medscape and assumed the correctness of all legal advice given to each of them and to MedicaLogic's board of directors, including advice as to the tax consequences of the merger.

    DLJ's opinion was necessarily based upon economic, market, financial and other conditions as they existed on the date of the opinion, and on the information made available to it as of the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion as a result of changes in such conditions or otherwise.

    SUMMARY OF FINANCIAL ANALYSES PERFORMED BY DLJ

    The following is a summary of the analyses performed by DLJ in connection with DLJ providing its written opinion and included in the presentation to the MedicaLogic board of directors on February 21, 2000.

    DLJ performed each of the analyses described below in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion as to the fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ's conclusions also involved significant elements of judgment and qualitative analyses. In addition, even though the separate analyses are summarized below, DLJ believes that these analyses cannot be viewed in isolation and must be considered as a whole.

    You should read the information presented in the tables together with the accompanying text.

    HISTORICAL EXCHANGE RATIO ANALYSIS

    DLJ reviewed the daily closing prices of MedicaLogic common stock and Medscape common stock to determine a hypothetical exchange ratio based upon the market prices of MedicaLogic's common stock and Medscape's common stock. DLJ analyzed the implied exchange ratio between MedicaLogic's common stock and Medscape's common stock for the most recent trading date prior to the delivery of the fairness opinion, the one, five and ten trading days prior to such date and the average for the last week, two weeks, four weeks and eight weeks. DLJ performed this analysis to compare the 0.323x conversion ratio pursuant to the MedicaLogic/Medscape merger agreement with the exchange ratios between MedicaLogic's common stock and Medscape's common stock prevailing in the open market and to determine the magnitude of the premium being paid by MedicaLogic in the merger. The analysis showed:

                                                                 IMPLIED
TIME PERIOD (PRECEDING FEBRUARY 18, 2000)                     EXCHANGE RATIO
-----------------------------------------                     --------------
Current.....................................................      0.234x
One trading day prior.......................................      0.214x
Five trading days prior.....................................      0.285x
Ten trading days prior......................................      0.344x
Prior week average..........................................      0.268x
Prior two weeks average.....................................      0.294x
Prior four weeks average....................................      0.315x
Prior eight weeks average...................................      0.358x

    The exchange ratio analysis resulted in implied exchange ratios which ranged from 0.214x to 0.358x for the time periods indicated above and from 0.214x to 0.482x for all dates since the initial public offering of MedicaLogic, as compared to the conversion ratio in the merger of 0.323x.

    DISCOUNTED CASH FLOW ANALYSIS

    DLJ performed a discounted cash flow analysis of MedicaLogic on a stand-alone basis and Medscape on a stand-alone basis with synergies to evaluate the exchange ratio. In conducting its analysis, DLJ relied on certain assumptions, financial projections and other information provided by the management of MedicaLogic and Medscape, respectively. These analyses were based upon (i) financial projections of Medscape for the period beginning January 1, 2000 and ending December 31, 2002 prepared by the management of Medscape, as adjusted by the management of MedicaLogic, (ii) financial projections of Medscape for the period beginning January 1, 2003 and ending December 31, 2004 prepared by the management of MedicaLogic based upon guidance provided by management of Medscape with respect to trends in Medscape's operating results for such period, (iii) financial projections of MedicaLogic for the period beginning January 1, 2000 and ending December 31, 2004 prepared by management of MedicaLogic, and (iv) projected synergies attributable to the merger for the five-year period ending December 31, 2004, developed by MedicaLogic management based on discussions with Medscape management and as further revised downward by DLJ.

    DLJ performed discounted cash flow analyses of the projected after-tax cash flows of MedicaLogic and Medscape on a stand-alone basis for the five-year period ending December 31, 2004 using this information as well as projected synergies attributable to the merger. This analysis consisted of adding the discounted present value of the projected future cash flows during the five-year period and the discounted present value of the terminal value at the end of the five-year period for MedicaLogic and Medscape on a stand-alone basis, respectively. The terminal value is the hypothetical approximation of the value of an enterprise's cash flows beyond the end of the forecast period. DLJ performed this analysis to compare the 0.323x conversion ratio in the merger with the implied exchange ratios derived from comparing discounted cash flows of MedicaLogic and Medscape for the five-year period and to determine the magnitude of the premium being paid by MedicaLogic in the merger.

    For Medscape, cash flows were calculated as the after-tax earnings of Medscape, including projected synergies attributable to the merger, plus depreciation and amortization, plus the additional non-cash marketing expenses resulting from Medscape's CBS and NDC contracts, plus deferred taxes, minus projected capital expenditures and net of changes in working capital. For MedicaLogic, cash flows were calculated as the after-tax operating earnings of MedicaLogic, plus depreciation and amortization, plus deferred taxes, minus projected capital expenditures and net of changes in working capital. In the case of Medscape, DLJ used weighted average cost of capital discount rates ranging from 20% to 30% and calculated the terminal value by applying EBITDA multiples ranging from 15.0x to 20.0x to the projected EBITDA for Medscape for the fiscal year ending December 31, 2004. In the case of MedicaLogic, DLJ used weighted average cost of capital discount rates ranging from 25% to 35% and calculated the terminal value by applying EBITDA multiples ranging from 15.0x to 20.0x to the projected EBITDA for MedicaLogic for the fiscal year ending December 31, 2004. In addition, DLJ used projected synergies attributable to the merger increasing from zero for the fiscal year ending December 31, 2000 to $50.4 million for the fiscal year ending December 31, 2004.

    Assuming a terminal EBITDA multiple of 17.5x, a Medscape discount rate of 25% and a MedicaLogic discount rate ranging from 25% to 35%, the discounted cash flow analyses resulted in implied exchange ratios which ranged from 0.511x to 0.769x, as compared to the conversion ratio in the merger of 0.323x.

    RELATIVE CONTRIBUTION ANALYSIS

    DLJ analyzed the relative contributions of MedicaLogic and Medscape to the combined company for each of the fiscal years from 2000 through 2003, calculated both with and without synergies attributable to the merger. The analysis was done relative to projected revenue, projected EBITDA excluding non-cash marketing expenses resulting from Medscape's CBS and NDC contracts, and projected adjusted EBITDA including non-cash marketing expenses resulting from Medscape's CBS and NDC contracts. EBITDA is earnings before interest, taxes, depreciation and amortization. DLJ performed this analysis to compare the 0.323x conversion ratio in the merger with the implied exchange ratios derived from comparing the projected contributions by each of MedicaLogic and Medscape to the combined company during each of the fiscal years ending December 31, 2000 through 2003. The analysis showed:

                                                                 FISCAL YEAR ENDING DECEMBER 31,
                                                           --------------------------------------------
                                                             2000        2001        2002        2003
                                                           --------    --------    --------    --------
NO SYNERGIES

Medscape's revenue as a percentage of the combined
  company................................................    43.0%       38.5%       36.2%       32.2%
Implied exchange ratio...................................   0.505x      0.419x      0.379x      0.318x

Medscape's EBITDA as a percentage of the combined
  company................................................      NA          NA        33.6%       34.0%
Implied exchange ratio...................................      NA          NA       0.339x      0.344x

Medscape's adjusted EBITDA as a percentage of the
  combined company.......................................      NA          NA         2.9%       20.5%
Implied exchange ratio...................................      NA          NA       0.020x      0.173x

WITH SYNERGIES

Medscape's revenue as a percentage of the combined
  company................................................    43.0%       43.0%       41.3%       37.3%
Implied exchange ratio...................................   0.505x      0.505x      0.471x      0.397x

Medscape's EBITDA as a percentage of the combined
  company................................................      NA          NA        51.9%       47.8%
Implied exchange ratio...................................      NA          NA       0.722x      0.612x

Medscape's adjusted EBITDA as a percentage of the
  combined company.......................................      NA          NA        37.6%       39.7%
Implied exchange ratio...................................      NA          NA       0.403x      0.440x

    DLJ noted that after giving effect to the projected synergies attributable to the merger, the analysis resulted in implied exchange ratios ranging from 0.397x to 0.722x, as compared to the conversion ratio of 0.323x in the merger. The results of the relative contribution analysis are not necessarily indicative of the relative contributions that the companies may actually make to the combined company.

    COMPARABLE COMPANIES ANALYSIS

    No other company utilized in DLJ's analysis of comparable publicly traded companies is identical to Medscape. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Medscape and other factors that could affect the public trading value of Medscape or any comparable company included in such analysis. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data. DLJ performed this analysis in order to compare the ratio of Medscape's equity value to its revenue using a February 18, 2000 market valuation to those of comparable companies at February 18, 2000. Equity value is the market value of common equity.

    DLJ analyzed the operating performance of Medscape relative to three companies deemed by DLJ to be reasonably comparable to Medscape. These companies were:

        adam.com, Inc.
       drkoop.com, Inc.
       Mediconsult.com, Inc.

    DLJ examined certain publicly available financial data of the comparable companies including equity value as multiples of the projected revenue for the calendar years 2000 and 2001. Projected financial information used with respect to the comparable companies was estimated based on the most recent and comprehensive research reports publicly available for each company as of February 18, 2000.

    DLJ performed this analysis to compare the 0.323x conversion ratio in the merger with the implied exchange ratios based upon the trading multiples of companies comparable to Medscape. The analysis showed:

                                                  MEDIAN INDUSTRY      IMPLIED
EQUITY VALUE/                                        MULTIPLE       EXCHANGE RATIO
-------------                                     ---------------   --------------
Calendar year 2000 revenue......................       10.1x            0.134x
Calendar year 2001 revenue......................        4.9x            0.153x

    The comparable company analysis resulted in implied exchange ratios that ranged from 0.134x to 0.153x, as compared to the conversion ratio in the merger of 0.323x.

    COMPARABLE MERGERS AND ACQUISITIONS TRANSACTION ANALYSIS

    DLJ performed a comparable mergers and acquisitions transaction analysis of MedicaLogic and Medscape to evaluate the conversion ratio in the merger. Using publicly available information, DLJ analyzed the consideration paid in two selected merger and acquisition transactions:

ACQUIROR                               TARGET
--------                               ------
Healtheon/WebMD Corporation            OnHealth Network Company
Synetic, Inc.                          Medical Manager Corporation

    For each transaction, DLJ calculated the multiple of the consideration paid in relation to the acquired company's projected one and two year forward revenues. DLJ used this information together with its subjective judgment to develop a range of multiples that were then applied to Medscape's projected revenue for 2001. The analysis showed:

EQUITY VALUE/                                  MULTIPLE RANGE     IMPLIED EXCHANGE RATIO
-------------                                ------------------   ----------------------
CY 2001 Revenue............................          8.0x-10.0x            0.245x-0.307x

    The comparable transaction analysis resulted in implied exchange ratios that ranged from 0.245x to 0.307x, as compared to the conversion ratio in the merger of 0.323x.

    The summary set forth above is not a complete description of the analyses performed by DLJ, but describes, in summary form, the material elements of the analyses made by DLJ in arriving at DLJ's opinion. The preparation of a fairness opinion involves determinations about the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily summarized.

    DLJ's conclusions involved significant elements of judgment and qualitative analyses as well as financial and quantitative analyses. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

    In performing its analyses, DLJ made numerous assumptions regarding industry performance, general business, financial, economic and market conditions and other matters. Many of these matters are beyond the control of MedicaLogic and Medscape. No company or transaction used in the analyses is directly comparable to MedicaLogic or Medscape or the contemplated transaction. In addition, mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using selected company or transaction data. Analyses relating to the value of businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities can actually be sold. The analyses performed by DLJ do not indicate actual values or future results. These may be significantly more or less favorable than suggested by the analyses. MedicaLogic, Medscape and DLJ do not assume responsibility if future results are materially different from those projected.

    Pursuant to the terms of an engagement letter dated February 7, 2000, MedicaLogic agreed:

    (a) to pay DLJ a fee of:

       (1) $1.5 million upon notification that DLJ was prepared to deliver its opinion; and

       (2) $6.5 million, less any amount paid pursuant to clause (1), payable in cash promptly upon consummation of a business combination between MedicaLogic and Medscape in one or a series of transactions, by merger, consolidation, or any other business combination, by purchase involving all or a substantial amount of the business, securities or assets of Medscape or otherwise;

    (b) to reimburse DLJ for all of its reasonable out-of-pocket expenses, including the reasonable fees and expenses of counsel;

    (c) to indemnify DLJ for liabilities and expenses arising out of a transaction, including liabilities under federal securities laws; and

    (d) to pay DLJ a fee equal to 25%, but in no event more than $6.5 million, of any break-up or similar fee or profit received by MedicaLogic in connection with the termination of the MedicaLogic/Medscape merger agreement.

    The terms of the fee arrangement with DLJ, which DLJ and MedicaLogic believe are customary in transactions of this nature, were negotiated at arm's-length between MedicaLogic and DLJ. MedicaLogic's board of directors was aware of the fee arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the merger.

    DLJ has performed investment banking services for MedicaLogic and Medscape in the past and has been compensated for those services. In particular, DLJ lead managed MedicaLogic's initial public offering in December 1999 and lead managed Medscape's initial public offering in September 1999. In addition, DLJ was retained as financial advisor by Medscape in connection with, among other things, potential acquisitions by Medscape or a potential sale of Medscape. This financial advisory agreement was terminated in November 1999. However, certain provisions of this agreement survived the termination. In consideration of the release of Medscape from these provisions, DLJ entered into an agreement with Medscape pursuant to which DLJ became entitled to compensation, a portion of which is payable upon the earlier of a sale of Medscape or December 31, 2000.

    MEDICALOGIC/TOTAL EMED MERGER

    The board of directors of MedicaLogic engaged DLJ to act as its financial advisor in connection with the MedicaLogic/Total eMed merger. On February 21, 2000, DLJ rendered an oral opinion to MedicaLogic's board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in the written opinion, the conversion ratio to be applied in the exchange of common stock in the MedicaLogic/Total eMed merger was fair, from a financial point of view, to MedicaLogic.

    THE FULL TEXT OF THIS DLJ OPINION IS INCLUDED AS APPENDIX D TO THIS JOINT PROXY STATMENT/ PROSPECTUS. MEDICALOGIC'S SHAREHOLDERS ARE URGED TO READ DLJ'S OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. DLJ'S OPINION WAS PREPARED FOR AND ADDRESSED TO MEDICALOGIC'S BOARD OF DIRECTORS AND ONLY ADDRESSES THE FAIRNESS TO MEDICALOGIC, FROM A FINANCIAL POINT OF VIEW, OF THE CONVERSION RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF

MEDICALOGIC OR TO ANY STOCKHOLDER OF TOTAL EMED AS TO HOW SUCH SHAREHOLDER OR STOCKHOLDER SHOULD VOTE AT THE MEDICALOGIC SPECIAL MEETING OR THE TOTAL EMED SPECIAL MEETING, RESPECTIVELY.

    MedicaLogic selected DLJ to render an opinion in connection with the merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    DLJ was not retained as an advisor or agent to MedicaLogic's shareholders or any person other than MedicaLogic. DLJ's opinion does not constitute an opinion as to the price at which MedicaLogic's common stock will actually trade at any time. The conversion ratio was determined through arm's-length negotiations between MedicaLogic and Total eMed. MedicaLogic did not impose any restrictions or limitations upon DLJ regarding the investigations made or the procedures followed by DLJ in rendering its opinion. In arriving at its opinion, DLJ, among other things:

    - reviewed a draft of the merger agreement dated February 17, 2000 and the exhibits thereto, and assumed that the final form of the document would not vary in any respect that would be material to its analysis;

    - reviewed financial and other information that was publicly available that DLJ deemed relevant relating to MedicaLogic, Total eMed and the industries in which they operate;

    - reviewed information furnished to it by MedicaLogic and Total eMed, including information provided during discussions with their respective managements and financial projections and other information relating to the business, operations, financial condition and prospects of each of MedicaLogic and Total eMed;

    - compared certain financial and securities data of MedicaLogic and certain financial data of Total eMed with various other companies whose securities are traded in public markets;

    - reviewed prices paid in and the financial terms of certain other business combinations; and

    - conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by MedicaLogic and Total eMed or their respective representatives, or that was otherwise reviewed by it. DLJ also assumed that MedicaLogic was not aware of any information prepared by it or its other advisors that might be material to DLJ's opinion that had not been made available to DLJ. With respect to the financial projections of MedicaLogic and Total eMed supplied to it, DLJ relied on representations that these projections and the other information were reasonably prepared on bases that reflect the best currently available estimates and good faith judgments of the respective managements of MedicaLogic and Total eMed as to the likely future financial performance of MedicaLogic and Total eMed, respectively. DLJ's analyses were based upon financial projections of Total eMed for the period beginning
January 1, 2000 and ending December 31, 2004 prepared by the management of Total eMed, as adjusted by the management of MedicaLogic, and financial projections of MedicaLogic for the period beginning January 1, 2000 and ending December 31, 2004 prepared by management of MedicaLogic. DLJ expressed no opinion with respect to such financial projections or the assumptions on which they were based, nor did DLJ assume responsibility for making any independent evaluation of the assets or liabilities of MedicaLogic or Total eMed or making any independent verification of any information it reviewed. DLJ also did not assume any responsibility for making any independent investigation of any legal matters affecting MedicaLogic or Total eMed and assumed the correctness of all legal advice given to each of them and to MedicaLogic's board of directors including advice as to the tax consequences of the merger.

    DLJ's opinion was necessarily based upon economic, market, financial and other conditions as they existed on the date of the opinion. DLJ states in its opinion that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion as a result of changes in such conditions or otherwise.

    SUMMARY OF FINANCIAL ANALYSES PERFORMED BY DLJ

    The following is a summary of the analyses performed by DLJ in connection with DLJ providing its written opinion and included in the presentation to the MedicaLogic board of directors on February 21, 2000.

    DLJ performed each of the analyses described below in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion as to the fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ's conclusions also involved significant elements of judgment and qualitative analyses. In addition, even though the separate analyses are summarized below, DLJ believes that these analyses cannot be viewed in isolation and must be considered as a whole.

    You should read the information presented in the tables together with the accompanying text.

    COMPARABLE COMPANIES ANALYSIS

    No other company utilized in DLJ's analysis of comparable publicly traded companies is identical to Total eMed. Accordingly, this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Total eMed and other factors that could affect the public trading value of Total eMed, were it a public company, or any comparable company included in such analysis. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data. DLJ performed this analysis in order to determine Total eMed's ownership percentage in the combined company based on Total eMed's enterprise value implied by enterprise value multiples of projected revenues at which the comparable companies traded, using a February 17, 2000 market valuation. Enterprise value is the market value of common equity, plus book value of total debt and preferred stock, less cash.

    DLJ analyzed the operating performance of Total eMed relative to companies within two sectors of the healthcare market, healthcare information technology, or HCIT, and eHealth. The first group consisted of the following eight HCIT companies:

    Cerner Corporation
    Eclipsys Corporation
    IDX Systems Corporation
    Infocure Corp.
    MedQuist Inc.
    National Data Corporation
    Quadramed Corp.
    Shared Medical Systems Corp.

The second group consisted of the following three eHealth companies:

    Allscripts, Inc.
    The TriZetto Group, Inc.
    MedicaLogic, Inc.

    DLJ examined certain publicly available financial data of the comparable companies, including enterprise value as multiples of their projected revenue for the calendar years 2000 and 2001. Projected financial information used with respect to the comparable companies was estimated based on the most recent and comprehensive research reports publicly available for each company as of February 17, 2000. The HCIT multiple range used for 2001 was a 25% discount to the assumed 2000 multiple range of 1.9x to 2.3x, which range itself was based on a median enterprise value multiple of 2000 projected revenue of 2.1x. DLJ assumed a discount of 25% based on its subjective judgment because public information was not available for projected 2001 revenues for these HCIT companies. The analysis showed:

      ENTERPRISE VALUE / 2001 REVENUE
--------------------------------------------
    HCIT MULTIPLE           EHEALTH MULTIPLE       IMPLIED EQUITY VALUE       IMPLIED OWNERSHIP
---------------------       ----------------       --------------------       -----------------
                                                                  (IN MILLIONS)
      1.4x01.7x               14.2x-16.1x            $380.5-$442.0              18.3%-20.6%

    The comparable company analysis resulted in implied ownership for Total eMed in the combined company ranging from 18.3% to 20.6%, compared to Total eMed's ownership of 19.4% in the combined company, calculated on a diluted basis, implied by the conversion ratio in the merger.

    COMPARABLE MERGER AND ACQUISITION TRANSACTIONS ANALYSIS

    DLJ performed a comparable merger and acquisition transactions analysis of MedicaLogic and Total eMed to evaluate Total eMed's ownership percentage in the combined company implied by enterprise value multiples of projected revenues at which such comparable merger and acquisition transactions have occurred. Using publicly available information, DLJ analyzed the consideration paid for selected merger and acquisition transactions in the HCIT sector and the eHealth sector. The HCIT sector analysis included the following 17 selected merger and acquisition transactions:

ACQUIROR                                    TARGET
--------                                    ------
Synetic, Inc.                               Medical Manager Corporation
Quintiles Transnational Corporation         Envoy Corporation
QuadraMed Corporation                       The Compucare Company
Affiliated Computer Services, Inc.          BRC Holdings, Inc.
McKesson Corporation                        HBO & Company
Eclipsys Corporation                        Transition Systems, Inc.
Transition Systems, Inc.                    HealthVISION, Inc.
HBO & Company                               Imnet Systems, Inc.
HBO & Company                               Access Health Inc.
QuadraMed Corporation                       Medicus Systems Corporation
HBO & Company                               National Health Enhancement Services,
                                            Inc.
HBO & Company                               HPR, Inc.
Misys plc                                   Medic Computer Systems, Inc.
IDX Systems, Inc.                           Phamis, Inc.
HBO & Company                               Enterprise Systems
HBO & Company                               AMISYS Managed Care Systems, Inc.
Cardinal Health, Inc.                       Pyxis Corporation

    The eHealth sector analysis included the following two selected merger and acquisition transactions:

ACQUIROR                               TARGET
--------                               ------
Healtheon/WebMD Corporation            CareInsite, Inc.
Healtheon/WebMD Corporation            MedE America Corporation

    DLJ calculated the multiples of the consideration paid in relation to the acquired companies' projected one and two year forward revenues (in the case of the transactions in the eHealth sector only) and multiples of the consideration paid in relation to the acquired companies' revenues for the latest twelve month period prior to the announcement of the acquisition (in the case of transactions in the HCIT sector and the eHealth sector). DLJ then used its subjective judgment to develop a range of enterprise value multiples of 2000 and 2001 revenues to be applied to Total eMed's projected revenues. The analysis showed:

                                                    IMPLIED EQUITY VALUE
                       ENTERPRISE VALUE / REVENUE      (IN MILLIONS)       IMPLIED OWNERSHIP
                       --------------------------   --------------------   -----------------
Calendar 2000........          15.0x-20.0x              $  427-$569           20.1%-25.1%
Calendar 2001........          10.0x-15.0x              $988-$1,482           36.8%-46.6%

    The merger and acquisition transactions analysis resulted in implied ownership for Total eMed in the combined company, on a diluted basis, ranging from 20.1% to 25.1% based on calendar 2000 projected financial results. The merger and acquisition transactions analysis resulted in implied ownership for Total eMed in the combined company, on a diluted basis, ranging from 36.8% to 46.6% based on calendar 2001 projected financial results. These ranges compare to Total eMed's ownership of 19.4% in the combined company, calculated on a diluted basis, implied by the conversion ratio in the merger.

    DISCOUNTED CASH FLOW ANALYSIS

    DLJ performed a discounted cash flow analysis of MedicaLogic on a stand-alone basis and Total eMed on a stand-alone basis to evaluate Total eMed's ownership percentage in the combined company. In conducting its analysis, DLJ relied on certain assumptions, financial projections and other information provided by MedicaLogic and Total eMed management. The analysis was based upon financial projections of Total eMed for the period beginning January 1, 2000 and ending December 31, 2004 prepared by the management of Total eMed, as adjusted by the management of MedicaLogic, and financial projections of MedicaLogic for the period beginning January 1, 2000 and ending December 31, 2004 prepared by management of MedicaLogic.

    Using this information, DLJ performed discounted cash flow analyses of the projected after-tax cash flows of MedicaLogic and Total eMed on a stand-alone basis for the five-year period ending December 31, 2004. This analysis consisted of adding the discounted present value of the projected future cash flows and the discounted present value of the terminal value at the end of the five-year period for MedicaLogic and Total eMed each on a stand-alone basis. The terminal value is the hypothetical approximation of the value of an enterprise's cash flows beyond the end of the forecast period. Cash flows were calculated as after-tax operating earnings, plus depreciation and amortization, plus deferred taxes, minus projected capital expenditures and net of changes in working capital.

    In the case of Total eMed, DLJ used weighted average cost of capital discount rates ranging from 30% to 40% and calculated the terminal value by applying EBITDA multiples ranging from 10.0x to 15.0x to the projected EBITDA for Total eMed for the year ending December 31, 2004. In the case of MedicaLogic, DLJ used weighted average cost of capital discount rates ranging from 25% to 35% and calculated the terminal value by applying EBITDA multiples ranging from 15.0x to 20.0x to the projected EBITDA for MedicaLogic for the year ending December 31, 2004. EBITDA is earnings before interest, taxes, depreciation and amortization.

    Assuming a terminal multiple of 12.5x for Medscape and 17.5x for MedicaLogic, the discounted cash flow analyses resulted in implied Total eMed ownership percentages ranging from 35.6% to 54.9%, as compared to Total eMed's ownership of 19.4%, in the combined company, calculated on a diluted basis, implied by the conversion ratio in the merger.

    RELATIVE CONTRIBUTION ANALYSIS

    DLJ analyzed the relative contributions of MedicaLogic and Total eMed to the combined company for each of the fiscal years from 2000 through 2003. The analysis was done relative to projected revenue, gross profit, and EBITDA. The analysis showed:

                                                                2000        2001        2002        2003
                                                              --------    --------    --------    --------
Total eMed's revenue as a percentage of the combined
  company...................................................    39.4%       50.4%       51.0%       44.4%
Total eMed's gross profit as a percentage of the combined
  company...................................................      NM        27.0        38.7        38.1
Total eMed's EBITDA as a percentage of the combined
  company...................................................      NM          NM        60.4        56.0

    The analysis resulted in relative contribution of Total eMed to the combined company ranging between 27.0% to 60.4% during each of the fiscal years ending December 31, 2000 through 2003. The MedicaLogic shares, including shares underlying options with adjustment for cash exercise of the options, to be issued in the merger will represent approximately 19.4% of MedicaLogic's outstanding common shares after the merger. The results of the relative contribution analysis are not necessarily indicative of the relative contributions that the companies may actually make to the combined company.

    The summary set forth above is not a complete description of the analyses performed by DLJ, but describes, in summary form, the material elements of the analyses made by DLJ in arriving at DLJ's opinion. The preparation of a fairness opinion involves determinations about the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily summarized.

    DLJ's conclusions involved significant elements of judgment and qualitative analyses as well as financial and quantitative analyses. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

    In performing its analyses, DLJ made numerous assumptions regarding industry performance, general business, financial, economic and market conditions and other matters. Many of these matters are beyond the control of MedicaLogic and Total eMed. No company or transaction used in the analyses is directly comparable to MedicaLogic or Total eMed or the contemplated transaction. In addition, mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using selected company or transaction data. Analyses relating to the value of businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities can actually be sold. The analyses performed by DLJ do not indicate actual values or future results. These may be significantly more or less favorable than suggested by the analyses. MedicaLogic, Total eMed and DLJ do not assume responsibility if future results are materially different from those projected.

    Pursuant to the terms of an engagement letter dated February 3, 2000, MedicaLogic agreed:

    (a) to pay DLJ a fee of:

       (1) $850,000 upon notification that DLJ was prepared to deliver its opinion; and

       (2) $2.0 million, less any amount paid pursuant to clause (1), payable in cash promptly upon consummation of a business combination between MedicaLogic and Total eMed in one or a series of transactions, by merger, consolidation, or any other business combination, by purchase involving all or a substantial amount of the business, securities or assets of Total eMed or otherwise:

    (b) to reimburse DLJ for all of its reasonable out-of-pocket expenses, including the reasonable fees and expenses of counsel;

    (c) to indemnify DLJ for liabilities and expenses arising out of a transaction, including liabilities under federal securities laws; and

    (d) to pay DLJ a fee equal to 25%, but in no event more than $2.0 million, of any break-up or similar fee or profit received by MedicaLogic in connection with the termination of the MedicaLogic/Total eMed merger agreement.

    The terms of the fee arrangement with DLJ, which DLJ and MedicaLogic believe are customary in transactions of this nature, were negotiated at arm's-length between MedicaLogic and DLJ. MedicaLogic's board of directors was aware of the fee arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the merger.

    DLJ has performed investment banking services for MedicaLogic in the past and has been compensated for those services, including lead managing MedicaLogic's December 1999 initial public offering. Employees of DLJ, including certain employees who have advised MedicaLogic in connection with the merger, own in the aggregate less than 1% of the outstanding common stock of Total eMed on a fully diluted basis.

REASONS OF MEDSCAPE FOR THE MEDICALOGIC/MEDSCAPE MERGER

    The Medscape board of directors carefully considered the terms of the MedicaLogic/Medscape merger and believes that the merger serves the best interests of Medscape and its stockholders. As a result, the Medscape board declared that entering into the merger agreement was advisable, unanimously approved the merger agreement and now unanimously recommends that the Medscape stockholders vote "FOR" the proposal to approve the merger. The decisions of the board of directors of Medscape were based upon several potential benefits of the merger, including the following, which are listed in no particular order of importance:

    - the presentations made by Paul T. Sheils and other members of Medscape's senior management and representatives of Patterson Belknap and Lazard at the February 21, 2000 special meeting of the Medscape board of directors, and the opinion of Lazard that, as of February 21, 2000 and based on and subject to the matters reviewed with the Medscape board, the proposed conversion ratio in the MedicaLogic/Medscape merger was fair from a financial point of view, to the Medscape stockholders. This opinion was considered together with the financial and other analyses presented to the Medscape board by Lazard. A description of the opinion and the material financial analyses considered by Lazard in connection with its opinion are set forth below under "--Opinion of Medscape financial advisor regarding the MedicaLogic/Medscape merger."

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
    - the merger will advance Medscape's goal of putting its content and services at the point of care in the physician's daily workflow, which is expected to increase the usage of Medscape's products and services;

    - the merger will diversify Medscape's revenue stream, in particular allowing Medscape to participate in clinical revenues such as prescriptions;

    - the merger will create a business of sufficient size to enable the combined companies to compete more effectively against larger companies in the healthcare industry;

    - the merger will result in a larger company with increased access to the equity markets;

    - Medscape, MedicaLogic and Total eMed share similar types of customers, namely healthcare professionals, and the merger provides the combined entity with the opportunity to capitalize on the parties' respective existing relationships with customers in order to cross-market their respective products and services; and

    - the combined entity will have greater leverage with pharmaceutical companies and other potential sponsors and strategic partners.

INTERESTS OF MEMBERS OF MEDSCAPE'S BOARD OF DIRECTORS AND MANAGEMENT IN THE MEDICALOGIC/MEDSCAPE MERGER

    When considering the recommendation of the Medscape board, you should be aware that the Medscape directors and officers identified below have interests in the merger that are different from, or are in addition to, yours.

    Three members of the Medscape board of directors, to be nominated by Medscape, will become members of the MedicaLogic board as of the effective time of the merger. The three will be Paul T. Sheils, Frederic G. Reynolds and Esther Dyson.

    Under Medscape's existing plans, stock options covering 627,950 shares of Medscape common stock outstanding as of February 21, 2000, that had not yet become exercisable would become fully vested and exercisable as of the effective time of the merger. Under the merger agreement, all outstanding Medscape stock options and warrants will be converted into options and warrants to purchase MedicaLogic stock at the conversion rate. Based upon options outstanding as of February 21, 2000, options to purchase 428,681 shares of Medscape common stock held by directors and executive officers of Medscape would become fully vested and exercisable at the effective time of the merger as follows:

DIRECTORS AND EXECUTIVE OFFICERS                        OPTIONS    EXERCISE PRICE
--------------------------------                        --------   --------------
Alan Patricof.........................................   11,806        $0.144
Esther Dyson..........................................    3,125         0.144
Marc Butlein..........................................   12,500         0.172
Oakleigh Thorne.......................................   17,500         0.172
Peter Frishauf........................................    3,125         0.144
Paul T. Sheils........................................  250,000         0.172
Steven Kalin..........................................  130,625         0.344

    Under the merger agreement, MedicaLogic has agreed to indemnify the officers and directors of Medscape, for a period of six years from the effective time of the merger, for all actions taken prior to the effective time of the merger to the extent authorized in Medscape's certificate and bylaws in effect prior to the merger. For a period of three years from the effective date of the merger, MedicaLogic has also agreed to maintain officer and director liability coverage, with respect to claims arising from facts or events that occurred prior to the effective time of the merger, for the benefit of the present or

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
former officers and directors of Medscape as of the effective time of the merger in such amounts and on such terms that are no less beneficial to the officers and directors than the coverage maintained by Medscape prior to the merger, provided that MedicaLogic is not obligated to expend for such insurance any amount in excess of 150% of the aggregate premiums payable by Medscape and its subsidiaries in 1999 for such purpose.

    If the MedicaLogic/Medscape merger occurs, MedicaLogic has agreed to name Paul T. Sheils, Medscape's President and Chief Executive Officer, as Vice Chairman of MedicaLogic/Medscape.

    If the MedicaLogic/Medscape merger occurs, MedicaLogic/Medscape will appoint George D. Lundberg, M.D., Medscape's current Editor-in-Chief, as the Editor-in-Chief of MedicaLogic/Medscape.

    As a result of the interests described above, these directors and officers may be more likely to vote to approve the merger agreement than if they did not have these interests.

OPINION OF MEDSCAPE FINANCIAL ADVISOR REGARDING THE MEDICALOGIC/MEDSCAPE MERGER

    Under a letter agreement, dated December 16, 1999, Medscape retained Lazard to act as its financial advisor. As part of this engagement, Medscape requested that Lazard evaluate the fairness of the conversion ratio in the MedicaLogic/Medscape merger from a financial point of view to the holders of Medscape common stock. On February 21, 2000, at a special meeting of the Medscape board of directors, Lazard delivered its oral opinion that, as of that date, the conversion ratio was fair from a financial point of view to the holders of Medscape common stock. Lazard later confirmed its oral opinion by delivering a written opinion dated February 21, 2000, which stated the considerations and assumptions upon which its opinion was based.

    THE FULL TEXT OF THE OPINION DATED FEBRUARY 21, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY LAZARD IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. LAZARD'S WRITTEN OPINION IS FOR THE BENEFIT OF MEDSCAPE'S BOARD OF DIRECTORS AND ONLY ADDRESSES THE FAIRNESS OF THE CONVERSION RATIO FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. LAZARD' S WRITTEN OPINION DOES NOT CONSTITUTE A RECOMMENDATION THAT MEDSCAPE PURSUE THE MEDICALOGIC/ MEDSCAPE MERGER OR THAT ANY STOCKHOLDER VOTE IN FAVOR OF THE MERGER AT THE MEDSCAPE SPECIAL MEETING. THE FOLLOWING IS ONLY A SUMMARY OF THE LAZARD OPINION. MEDSCAPE STOCKHOLDERS ARE URGED TO READ THE ENTIRE OPINION.

    In arriving at its opinion, Lazard, among other things:

    - reviewed and analyzed the financial terms and conditions of the merger agreement;

    - reviewed and analyzed certain historical business and financial information relating to Medscape and MedicaLogic;

    - reviewed and analyzed various financial forecasts and other data provided to Lazard by Medscape and MedicaLogic relating to their respective businesses;

    - held discussions with members of the senior managements of Medscape and MedicaLogic with respect to the businesses and prospects of Medscape and MedicaLogic, respectively, the strategic objectives of each, and possible benefits which might be realized following the MedicaLogic/ Medscape merger;

    - reviewed and analyzed public information with respect to certain other companies in lines of businesses that Lazard believes to be generally comparable to the businesses of Medscape and MedicaLogic;

    - reviewed and analyzed the financial terms of certain business combinations involving companies in lines of businesses that Lazard believes to be generally comparable to those of Medscape and MedicaLogic, and in other industries generally;

    - reviewed and analyzed the historical stock prices and trading volumes of Medscape's and MedicaLogic's common stock;

    - reviewed and analyzed Medscape's and MedicaLogic's senior managements' view of the pro forma impact of the merger on the revenues and earnings before goodwill of MedicaLogic; and

    - conducted such other financial studies, analyses and investigations that Lazard deemed appropriate.

    Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Medscape or MedicaLogic, or concerning the solvency or fair value of either of the foregoing entities. With respect to financial forecasts, Lazard assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Medscape and MedicaLogic as to the future financial performance of Medscape and MedicaLogic, respectively. Lazard expressed no view as to such forecasts or the assumptions on which they were based. In addition, Lazard did not express any view with regard to Medscape's underlying business decision to effect the MedicaLogic/Medscape merger.

    Lazard's opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to Lazard as of February 21, 2000. Lazard also assumed that the MedicaLogic/Medscape merger would be consummated in accordance with the terms described in the merger agreement, without any waiver of any material terms or conditions by Medscape, and that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. In addition, Lazard assumed that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on Medscape or MedicaLogic or the contemplated benefits to be derived from the merger.

    Lazard did not express any opinion as to the price at which the shares of MedicaLogic common stock will actually trade at any time. Lazard was not asked to investigate, and Lazard's opinion did not address, any other alternative transactions which may have been available to Medscape. Lazard did not address the relative merits of the MedicaLogic/Medscape merger or other business strategies considered by Medscape's board of directors.

    Lazard opinion pertains to the fairness of the conversion ratio, from a financial point of view, to the holders of Medscape common stock only and does not depend on whether the Total eMed merger is completed. Lazard, in rendering its opinion, did not analyze the relative merits of the MedicaLogic/ Total eMed merger agreement or the effects of the MedicaLogic/Total eMed merger agreement and the MedicaLogic/Total eMed merger on (i) Medscape or its stockholders,
(ii) the fairness of the conversion ratio, from a financial point of view, to Medscape or to its stockholders or (iii) the contemplated benefits to be derived from the MedicaLogic/Medscape merger.

    The following is a brief summary of the material financial analyses performed by Lazard in preparing its opinion:

    TRANSACTION CONTRIBUTION ANALYSIS. Lazard analyzed the contribution of Medscape to the 1999 revenue, the fourth quarter of 1999 revenue and estimated 2000, 2001 and 2002 revenue and 2002 EBITDA of the combined company. Lazard performed this analysis on financial information of each company including analyst consensus projections, management projections and management projections for MedicaLogic as adjusted by Medscape's management. Lazard did not take into account any

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
transaction or one-time merger-related costs, integration costs or restructuring charges that may result from the merger. The analysis indicated the following:

                                                               ANALYST                    ADJUSTED
                                                              CONSENSUS    MANAGEMENT    MANAGEMENT
                                                             PROJECTIONS   PROJECTIONS   PROJECTIONS
                                                             -----------   -----------   -----------
Calendar Year 1999 Revenues................................      36.0%        36.0%         36.0%
Fourth Quarter 1999 Revenues...............................      37.8%        37.8%         37.8%
Calendar Year 2000 Revenues................................      45.7%        44.1%         46.2%
Calendar Year 2001 Revenues................................      40.1%        39.0%         41.1%
Calendar Year 2002 Revenues................................      37.7%        36.6%         38.5%
Calendar Year 2002 EBITDA..................................       7.8%        11.3%          7.7%

These results compared to an implied fully-diluted ownership of Medscape in the combined MedicaLogic/Medscape entity of 31.8%.

    HISTORICAL CONVERSION RATIO ANALYSIS. Lazard reviewed the relationship between the daily closing prices of Medscape common stock and MedicaLogic Common Stock during the period beginning on the day after MedicaLogic's initial public offering on December 9, 1999 through February 18, 2000. Implied historical conversion ratios for this analysis were determined by dividing the price per share of Medscape common stock by the price per share of MedicaLogic common stock over the relevant period. The following compares the conversion ratio in the MedicaLogic/Medscape merger with the high, low and current (as of February 18, 2000) of these implied historical conversion ratios:

High........................................................   0.490
Low.........................................................   0.215
Current (as of February 18, 2000)...........................   0.234
Merger conversion ratio.....................................   0.323

    Lazard also reviewed the implied conversion ratios of the weighted average prices of Medscape and MedicaLogic over certain periods. The following compares the conversion ratio in the merger with these implied conversion ratios:

Prior 5 trading days........................................   0.279
Prior 10 trading days.......................................   0.264
Prior 20 trading days.......................................   0.304
Prior 30 trading days.......................................   0.342
Since MedicaLogic IPO.......................................   0.428
Merger conversion ratio.....................................   0.323

    PREMIUMS ANALYSIS. Lazard also compared the premium of Medscape's share price implied by the conversion ratio to the share price of Medscape on selected days to the relevant premiums paid in six eHealth precedent transactions and seven internet content precedent transactions. The six eHealth precedent transactions included:

    - Healtheon WebMD Corporation/OnHealth Network Company (February 16, 2000)

    - Healtheon WebMD Corporation/Medical Manager Corporation (February 14,
      2000)

    - Healtheon WebMD Corporation/CareInsite, Inc. (February 14, 2000)

    - Synetic/Medical Manager Corporation (May 17, 1999)

    - Healtheon WebMD Corporation/MedE America Corporation (April 21, 1999)

    - Quintiles Transnational Corp./ENVOY Corporation (December 16, 1998)

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
The seven internet content precedent transactions included:

    - RoweCom Inc./NewsEDGE Corporation (December 17, 1999)

    - Walt Disney Company/Infoseek Corporation (July 12, 1999)

    - NBC/Xoom.com, Inc. (May 10, 1999)

    - Yahoo! Inc./Broadcast.Com Inc. (April 1, 1999)

    - America Online, Inc./MovieFone, Inc. (February 1, 1999)

    - Yahoo! Inc./GeoCities (January 27, 1999)

    - At Home Corporation/Excite, Inc. (January 19, 1999)

    For purposes of this analysis, Lazard used Medscape's closing prices on February 18, 2000, February 11, 2000 and January 18, 2000 and Medscape's highest trading price excluding the week following Medscape's initial public offering. Lazard also used the closing stock prices of the other companies one day, one week, one month and the fifty-two week high prior to the announcement of the given transaction. For the six eHealth and seven internet content precedent transactions, the range of mean premiums paid resulted in an equity value per share reference range for Medscape of $10.59 to $21.38. Based on MedicaLogic's closing price on February 18, 2000, this corresponds to a range of conversion ratios of 0.209x to 0.422x.

    DISCOUNTED CASH FLOW ANALYSIS. Lazard derived an equity value per share reference range for Medscape and MedicaLogic by performing a discounted cash flow analysis, based on analyst consensus projections, management projections, and adjusted management projections for the calendar years 2000 through 2002. A discounted cash flow analysis determines the net present value of the projected free cash flows of a company or business segment. As part of its analysis, Lazard assumed, among other things, discount rates of 30% to 50% and revenue exit multiples of 12.0x to 18.0x for Medscape and 15.0x to 35.0x for MedicaLogic. Lazard's analysis resulted in an equity value per share reference range for Medscape of $8.95 to $22.46 per share, and an equity value per share reference range for MedicaLogic of $22.91 to $102.57 per share. The range of per share values for Medscape based on MedicaLogic's closing price on February 18, 2000 and the conversion ratios of 0.219x to 0.391x derived from this analysis is $11.10 to $19.82 per share.

    PRECEDENT TRANSACTIONS ANALYSIS. Lazard derived an implied equity value per share reference range for Medscape by performing a precedent transactions analysis, based on analyst consensus and management projections. A precedent transactions analysis provides a valuation range based on, among other things, the purchase prices paid in transactions involving peer companies in the same or similar industries as the company or business segment analyzed. Using publicly available information, Lazard reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in three eHealth content transactions and twelve internet content transactions. The three eHealth content transactions reviewed included:

    - Healtheon WebMD Corporation/OnHealth Network Company (February 16, 2000)

    - Mediconsult.com, Inc./Physicians' Online, Inc. (September 7, 1999)

    - Healtheon Corporation/WebMD, Inc. (May 20, 1999)

The twelve internet content transactions reviewed included:

    - eMusic.com Inc./Tunes.com Inc. (November 30, 1999)

    - Lycos, Inc./Gamesville.com (November 23, 1999)

    - Excite At Home/Bluemountain.com (October 25, 1999)

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
    - Homestore.com, Inc./Homefair.com (October 12, 1999)

    - Ticketmaster Online-CitySearch, Inc./Microsoft Corp.-MSN Sidewalk (July 19, 1999)

    - NBC/Snap.com LLC (May 10, 1999)

    - NBC/Xoom.com, Inc. (May 10, 1999)

    - Getty Images, Inc./art.com Inc. (May 5, 1999)

    - Yahoo! Inc./Broadcast.Com Inc. (May 1, 1999)

    - America Online, Inc./MovieFone, Inc. (February 1, 1999)

    - Yahoo! Inc./GeoCities (January 28, 1999)

    - At Home Corporation/Excite, Inc. (January 19, 1999)

    Lazard compared the transaction values implied by the purchase prices in the selected transactions as multiples of, among other things, latest twelve month, one fiscal year forward, and two fiscal years forward revenues. All multiples were based upon financial information available at the announcement date of the relevant transaction. The range of revenue multiples for the eHealth content precedent transactions was 8.8x to 82.3x, and the range of revenue multiples for the internet content precedent transactions was 8.3x to 50.4x. These multiples resulted in a combined mean implied equity value per share reference range for Medscape of approximately $10.84 to $22.62 per share, which corresponds to a range of conversion ratios of 0.214x to 0.446x.

    No company, transaction or business used in the precedent transactions analysis is identical to Medscape, MedicaLogic or the combined entity following the merger. As a result, you cannot analyze the results above solely from a mathematical perspective. Rather, you need to consider the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition, public trading or other values of these companies, the precedent transactions or the business segment, company or transaction to which they are being compared.

    COMPARABLE COMPANIES ANALYSIS. Lazard derived an implied equity value per share reference range for Medscape by performing a comparable companies analysis, based on analyst consensus and management projections. A comparable companies analysis provides a valuation range based on, among other things, the enterprise values of peer companies in the same or similar industries as the company or business segment analyzed. Using publicly available information, Lazard reviewed the enterprise values and implied revenue multiples of six eHealth content companies and fifty-seven internet content companies. The six eHealth content companies reviewed included:

    - adam.com

    - drkoop.com, Inc.

    - HealthGate Data Corp.

    - HealthCentral.com

    - Mediconsult.com, Inc.

    - OnHealth Network Company

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
The fifty-seven internet content companies reviewed included companies in the following categories:

    - Financial Information (Multex.com Inc., Marketwatch.com, Inc., TheStreet.com, Inc., etc.)

    - Publishing (Infospace.com, Inc., TMP Worldwide Inc., Internet.com Corporation, etc.)

    - Thin Portals (CNET Networks, Inc., GoTo.com, Inc., Go2Net, Inc., etc.)

    - Online Music (MP3.com, Inc., Liquid Audio, Inc., Audible, Inc., etc.)

    - Targeted Demographics (Starmedia Network, Inc., El Sitio, Inc., Student Advantage, Inc., etc.)

    - Mass Portals (America Online, Inc., Yahoo! Inc., Lycos, Inc., and Go.com)

    Lazard compared the enterprise values of the comparable eHealth content and internet content companies as multiples of, among other things, last quarter annualized, calendar year 2000, and calendar year 2001 revenues. The range of selected revenue multiples for the eHealth content companies was 5.7x to 26.4x, and the range of selected revenue multiples for the internet content companies was 7.6x to 25.5x. These multiples resulted in a combined mean implied equity value per share reference range for Medscape of approximately $6.63 to $10.05 per share, which corresponds to a range of conversion ratios of 0.131x to 0.198x.

    No company, transaction or business used in the comparable companies analysis is identical to Medscape, MedicaLogic or the combined entity following the merger. As a result, you cannot analyze the results above solely from a mathematical perspective. Rather, you need to consider the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition, public trading or other values of these companies, the precedent transactions or the business segment, company or transaction to which they are being compared.

    PRO FORMA MERGER ANALYSIS. Lazard analyzed the potential pro forma financial effects resulting from the merger on, among other things, MedicaLogic's projected revenues for the calendar years 2000 to 2002 and the estimated earning per share, excluding goodwill, for the calendar year 2002. The estimated financial data used in this analysis were based on analyst projections and management projections. The results of the analysis suggested that the merger could be accretive to MedicaLogic's projected revenues for the calendar years 2000 to 2002 by 7.2% to 24.7% and dilutive to MedicaLogic's earnings per share, excluding goodwill, in calendar year 2002, without including any revenue enhancements, one-time merger-related costs, integration costs or restructuring charges, by 31.5% to 40.6%. The actual results achieved by the combined company may vary from the projected results and the variations could be significant.

    Lazard performed its financial and comparative analyses solely for the purpose of providing its opinion to the Medscape board of directors that the conversion ratio is fair from a financial point of view to the holders of Medscape's common stock. The summary of these analyses is not a complete description of the analyses performed by Lazard. Preparing a fairness opinion is a complex analytic process and is not readily susceptible to partial analysis or summary description. Lazard believes that its analyses must be considered as a whole. Selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses and its opinion.

    In its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Medscape and MedicaLogic. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

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
    Under the terms of Lazard's engagement, Medscape has agreed to pay Lazard a fee of approximately $3.9 million (a portion of which is represented by the warrant described below) for the services provided in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Lazard is also the holder of 56,250 shares of Medscape common stock and a warrant to purchase 100,000 shares of Medscape common stock. Medscape has agreed to reimburse Lazard for all expenses incurred in connection with its engagement on an actual cost basis, including travel costs and the reasonable fees of outside counsel and other professional advisors, and to indemnify Lazard and related persons against liabilities, including liabilities under the federal securities laws, arising out of Lazard's engagement.

    Lazard is an internationally recognized investment banking firm and was selected by Medscape based on Lazard's experience and expertise with respect to merger and acquisition transactions and Lazard's familiarity with Medscape and its business. Lazard regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions.

REASONS OF TOTAL EMED FOR THE MEDICALOGIC/TOTAL EMED MERGER

    In mid-1999, Total eMed began to explore potential options that would increase Total eMed's penetration in the healthcare community and increase the liquidity of its stockholders. The three primary mechanisms by which Total eMed contemplated accomplishing these goals were an initial public offering, another round of private equity financing and a merger with or sale to an appropriate partner company.

    Although the Total eMed board of directors targeted the latter half of 2000 for an initial public offering, Total eMed began to receive expressions of interest from various companies regarding a sale or merger, two of which progressed to the due diligence phase during the latter part of 1999. Total eMed engaged an investment banker during the first week of January 2000 to formally receive and investigate these opportunities. One of the offers was from MedicaLogic.

    The Total eMed board of directors believes that the terms of the merger with MedicaLogic are fair to, and in the best interests of, Total eMed and its stockholders. Accordingly, at a meeting held on February 20, 2000, the Total eMed board of directors unanimously approved the merger agreement and recommended its approval and adoption by the stockholders to Total eMed.

    In reaching the decision to approve the merger agreement and recommend its approval to the stockholders, the Total eMed board of directors considered a number of factors, including the information presented to it by Total eMed's management, financial advisors and legal advisors, and discussed the factors associated with the transaction. Without assigning any relative specific weights to the factors, the Total eMed board of directors considered the following material factors:

    - the financial terms of the merger, as the transaction is anticipated to provide Total eMed stockholders with MedicaLogic common stock that fairly values Total eMed's stock based on a number of factors, including the amount of capital invested by Total eMed's stockholders, Total eMed's current and projected revenues and senior management's belief as to the value of Total eMed;

    - the MedicaLogic proposal compares favorably to the other merger/sale presented to Total eMed, and to the estimated value of Total eMed's stock assuming Total eMed were to undergo an initial public offering during the same time period in which the transaction is expected to close;

    - the overall terms of the merger, including, among other things, the treatment of the merger as a tax-free exchange of Total eMed capital stock for MedicaLogic common stock for federal income tax purposes, the fixed number of shares of MedicaLogic common stock which will allow Total eMed stockholders to share in any potential increases in the price of MedicaLogic common stock, and the size of the break-up fee payable to total eMed stockholders in certain circumstances;

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    - historical and prospective information regarding the business of Total
      eMed, its results of operations, financial condition and operation and acquisition prospects as an independent entity;

    - the relative interests of Total eMed and MedicaLogic shareholders in the equity of the combined company;

    - the merger will provide the liquidity needed to allow certain Total eMed stockholders to reduce the size of their investment and is expected to provide continuing stockholders an investment in a full-service provider of healthcare data and record management services using Internet application with the flexibility and resources required to respond to numerous opportunities in the Internet healthcare industry;

    - the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay; and

    - the strategic benefits of affiliation with two leaders in the Internet healthcare field, including the opportunity to realize certain synergies and economies of scale, increase efficiencies of operation to the benefit of stockholders and customers and develop new products and services.

    The board of directors of Total eMed considered certain factors which may be characterized as countervailing considerations and risks, including, but not limited to:

    - the recent high trading price of MedicaLogic common stock and the risk that it may decline prior to closing or following the announcement of the merger;

    - the inherent risks and difficulties involved in integrating the businesses of three independent companies;

    - the requirement that a significant percentage of the merger consideration payable to total eMed stockholders is required to be held in escrow to protect MedicaLogic against certain potential liabilities; and

    - other risks described under "Risk Factors."

    The foregoing discussion of the information and factors considered and the weighing of Total eMed's board of directors is not intended to be exhaustive. In reaching the determination to approve and recommend approval and adoption of the merger agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the board of directors of Total eMed did not assign any relative or specific weights to the foregoing or other factors, and individual directors may have given different weights to the various factors. The terms of the merger were the result of arm's-length negotiations between representatives of Total eMed and representatives of MedicaLogic. Based upon the consideration of the foregoing factors, the Total eMed board of directors unanimously approved the merger agreement and the transactions contemplated thereby as being in the best interests of Total eMed and its stockholders. Each member of the Total eMed board of directors has agreed to vote his shares of Total eMed common stock in favor of the merger.

    TOTAL EMED'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TOTAL EMED STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

INTERESTS OF MEMBERS OF TOTAL EMED'S BOARD OF DIRECTORS AND MANAGEMENT IN THE MEDICALOGIC/TOTAL EMED MERGER

    When considering the recommendation of the Total eMed board, you should be aware that the Total eMed directors and officers identified below have interests in the merger that are different from, or are in addition to, yours.

    Two members of the Total eMed board of directors, to be nominated by Total eMed, will become members of the MedicaLogic board as of the effective time of the merger. Richard D. Rehm will be one of the directors, and Total eMed has not yet selected the other nominee.

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    The following Total eMed officers have employment agreements that will remain in place following the merger: Dr. Dayani, Kelly Gill and Ted S. MacDonald. If Dr. Dayani's employment is terminated for certain reasons within one year of the merger (which is a "change in control" under his agreement), he is entitled to receive a payment equal to 200% of his base salary plus an amount equal to the excise tax, if any, under the Internal Revenue Code incurred by him by reason of payments under the employment agreement. If the employment of Mr. MacDonald is terminated or his job duties or salary changed without his consent and within one year of the merger (which is a "change in control" under his employment agreement), then all of his restricted stock becomes unrestricted.

    MedicaLogic and Dr. Rehm have expressed their intent to either enter into a new employment agreement or to renegotiate certain terms of Dr. Rehm's current employment agreement. The parties have not yet engaged in substantive discussions about the new terms.

    The Total eMed options that will be converted into options in MedicaLogic/Medscape, including those held by Dr. Rehm and Mr. Gill, as well as the MedicaLogic/Medscape shares that will be received by the holders of the Total eMed Series C preferred stock, including those held by entities affiliated with directors Malm and Steele, are not subject to the escrow provisions of the MedicaLogic/ Total eMed merger agreement.

    Under the MedicaLogic/Total eMed merger agreement, MedicaLogic has agreed to indemnify the officers and directors of Total eMed, for a period of six years from the effective time of the merger, for all actions taken prior to the effective time of the merger to the extent authorized in Total eMed's certificate and bylaws in effect prior to the merger. For a period of six years from the effective date of the merger, MedicaLogic has agreed to maintain officer and director liability coverage, with respect to claims arising from facts or events that occurred prior to the effective time of the merger, for the benefit of the present or former officers and directors of Total eMed as of the effective time of the merger in such amounts and on such terms that are no less beneficial to the officers and directors than the coverage maintained by Total eMed prior to the merger.

    As a result of the interests described above, these directors and officers may be more likely to vote to approve the merger agreement than if they did not have these interests.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

    The following discussion summarizes the material federal income tax considerations of the MedicaLogic/Medscape merger and the MedicaLogic/Total eMed merger that are generally applicable to holders of MedicaLogic stock.

    LIMITATIONS. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Code, Internal Revenue Service and other administrative rulings, and judicial authority in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any change could affect the continuing validity of this discussion.

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO MEDICALOGIC
SHAREHOLDERS. Holders of MedicaLogic common stock will not recognize any gain or loss for United States federal income tax purposes as a result of the merger.

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO MEDICALOGIC, MEDSCAPE, MONEYPENNY MERGER CORP., TOTAL EMED AND AQ MERGER CORP. None of MedicaLogic, Medscape, Moneypenny Merger Corp., Total eMed, or AQ Merger Corp. will recognize gain or loss for United States federal income tax purposes as a result of the mergers.

REGULATORY APPROVALS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission must review transactions such as the mergers. The mergers will also be reviewed by state antitrust authorities. The government agencies

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conducting these reviews will determine whether the mergers comply with antitrust laws. The Hart-Scott-Rodino Act requires that we and certain of our stockholders notify these federal agencies of the mergers. We must wait for at least 30 days after we file these notifications before we can complete the mergers.

    At any time before or after the mergers become effective, the Antitrust Division, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin either or both of the mergers or to cause MedicaLogic, Medscape or Total eMed to divest certain assets. Under the merger agreements, the obligation of MedicaLogic, Medscape and Total eMed to complete their respective mergers is conditioned on:

    - the termination of the waiting period; and

    - the absence of any injunction against the merger on antitrust or other grounds.

A challenge to either merger could be made and, if such a challenge is made, MedicaLogic, Medscape and Total eMed may not prevail.

    Other than the approvals described in this document, we are not aware of any other significant government or regulatory approvals that we need to obtain to complete the mergers. If we discover that other approvals are required, we will seek to obtain them. If any approval or action is needed, however, we may not be able to obtain it. Even if we could obtain the approval, conditions may be placed on it that would cause us to abandon the mergers.

APPRAISAL RIGHTS

    SHAREHOLDERS OF MEDICALOGIC. Under Oregon law, MedicaLogic shareholders will not have any appraisal rights or dissenters' rights.

    STOCKHOLDERS OF MEDSCAPE. Under Delaware law, Medscape shareholders will not have any appraisal or dissenters' rights.

    STOCKHOLDERS OF TOTAL EMED. Under Delaware law, Total eMed stockholders may have appraisal rights with respect to the MedicaLogic/Total eMed merger. Under
Section 262 of the Delaware General Corporation Law ("DGCL") minority stockholders who do not wish to accept the merger consideration have the right to seek an appraisal of the fair value of their shares of in the Delaware Court of Chancery. Minority stockholders wishing to assert this right must make a written demand for the appraisal of their shares on or before May 10, 2000, the date of the Total eMed special meeting. The demand must reasonably inform Total eMed of the identity of the stockholder making the demand as well as the intention of the stockholder to demand an appraisal of the fair value of the shares held by such stockholder.

    For purposes of making an appraisal, the address of Total eMed is:

           Total eMed, Inc.
           5301 Virginia Way, Suite 250
           Brentwood, Tennessee 37027
           Attention: Ted S. MacDonald

    Only a holder of record of shares of Total eMed capital stock, or a person duly authorized and explicitly purporting to act on such holder's behalf, is entitled to assert an appraisal right for the shares of Total eMed capital stock registered in such holder's name. Beneficial owners that are not record holders and that wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, that holds shares of Total eMed capital stock as a nominee for others, may exercise appraisal rights with respect to the shares of Total eMed capital stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares of Total eMed capital stock as to which the demand is made. Where no shares of

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capital stock are expressly mentioned, the demand will be presumed to cover all shares held in the name of such record holder.

    A demand for the appraisal of shares of Total eMed capital stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

    Total eMed stockholders electing to exercise their appraisal rights under
Section 262 of the DGCL must not vote for approval of the MedicaLogic/Total eMed merger. If a Total eMed stockholder returns a signed proxy but does not specify a vote against approval of the MedicaLogic/Total eMed merger or a direction to abstain, the proxy will be voted for approval of the MedicaLogic/Total eMed merger, which will have the effect of waiving that stockholder's appraisal rights.

    An appraisal demand may be withdrawn by a Total eMed stockholder within 60 days after the effective time of the MedicaLogic/Total eMed merger, or thereafter with the approval of Total eMed. Upon withdrawal of an appraisal demand, the Total eMed stockholder will be entitled to receive the merger consideration.

    Within 120 days after the effective time of the MedicaLogic/Total eMed merger, Total eMed and any Total eMed stockholder that has properly demanded an appraisal and that has not withdrawn such demand as provided above and Total eMed each has the right to file in the Delaware Chancery Court a petition demanding a determination of the fair value of the shares of Total eMed capital stock held by all of the dissenting stockholders. If, within the 120-day period, no petition shall have been filed as provided above, all rights to appraisal will cease and all of the dissenting stockholders will become entitled to receive the merger consideration. Total eMed is not obligated to file such a petition. Any dissenting stockholder is entitled, within the 120-day period and upon written request to Total eMed, to receive from Total eMed a statement setting forth the aggregate number of shares of Total eMed capital stock with respect to which demands for appraisal have been received and the aggregate number of dissenting stockholders.

    Upon the filing of a petition, the Delaware Chancery Court may order that notice of the time and place fixed for the hearing on the petition be mailed to Total eMed and all of the dissenting stockholders, and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as may be determined by the court. The costs relating to these notices will be borne by Total eMed.

    If a hearing on the petition is held, the Delaware Chancery Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares of their certificates representing shares of Total eMed capital stock for notation thereon of the pendency of the appraisal proceedings, and the court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their stock certificates pending resolution of the appraisal proceedings.

    After determination of the dissenting stockholders entitled to an appraisal, the Delaware Chancery Court will appraise the shares of Total eMed capital stock held by such dissenting stockholders at their fair value as of the effective time, exclusive of any element of value arising from the accomplishment or expectation of the MedicaLogic/Total eMed merger. When the value is so determined, the court will direct the payment by Total eMed of such value, with interest thereon if the court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to Total eMed by such dissenting stockholders of the certificates representing such shares.

    In determining fair value, the Delaware Chancery Court will take into account all relevant factors. In WEINBERGER V. UPO, INC., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all

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relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Chancery Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In addition, the Delaware Supreme Court stated that elements of future value "which are known or susceptible of proof as of the day of the merger and not the product of speculation" may be considered. The value so determined could be more than, less than, or equal to the merger consideration.

    The Delaware Chancery Court may also, on application, assess costs among the parties as the court deems equitable and order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware Chancery Court are subject to appellate review by the Delaware Supreme Court.

    Dissenting stockholders generally are permitted to participate in the appraisal proceedings. No appraisal proceedings in the Delaware Chancery Court shall be dismissed as to any dissenting stockholder without the approval of the court, and this approval may be conditioned upon terms which the court deems just.

    The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the text of Section 262, which is set forth in Appendix F. Any Total eMed stockholder considering demanding an appraisal is advised to consult legal counsel.

    THIS DOCUMENT CONSTITUTES THE NOTICE TO TOTAL EMED STOCKHOLDERS REQUIRED BY
SECTION 262(D) OF THE DELAWARE GENERAL CORPORATION LAW. THIS DOCUMENT WILL BE MAILED TO TOTAL EMED STOCKHOLDERS ON OR ABOUT APRIL 10, 2000 AND, THEREFORE, TOTAL EMED STOCKHOLDERS WHO WISH TO EXERCISE APPRAISAL RIGHTS HAVE UNTIL
MAY 10, 2000, THE DATE OF THE TOTAL EMED SPECIAL MEETING, TO MAKE A WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF THEIR SHARES OF TOTAL EMED CAPITAL STOCK.

NASDAQ LISTING OF MEDICALOGIC COMMON STOCK

    MedicaLogic/Medscape common stock will be listed on the Nasdaq National Market after the mergers.

FEDERAL SECURITIES LAW CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

    All shares of MedicaLogic/Medscape common stock received by Medscape or Total eMed stockholders in connection with the mergers will be freely transferable, except that shares received by persons who are deemed to be "affiliates" (as that term is defined under the Securities Act of 1933) of Medscape or Total eMed before the relevant merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 (or Rule 144, in the case of persons who become affiliates of MedicaLogic/Medscape) or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Medscape or Total eMed generally include individuals or entities that control, are controlled by, or are under common control with, Medscape or Total eMed, and may include certain officers and directors as well as principal stockholders of Medscape or Total eMed.

    This document does not cover resales of MedicaLogic/Medscape common stock received by the Medscape or Total eMed stockholders in connection with the respective mergers, and no person is authorized to make any use of this document for any resale.

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                   THE MEDICALOGIC/MEDSCAPE MERGER AGREEMENT

THE MERGER

    The MedicaLogic/Medscape merger agreement provides for the merger of a newly formed subsidiary of MedicaLogic, Moneypenny Merger Corp., with and into Medscape. As a result of the merger, Medscape will be the surviving corporation and will be a wholly owned subsidiary of MedicaLogic.

    The completion of the merger will take effect on the third business day following the date when the last of the conditions to the merger is fulfilled or waived or at any other mutually agreed time and date. On the closing of the merger, MedicaLogic and Medscape will cause a certificate of merger to be filed with the Secretary of State of Delaware. At that time, or at such other time as the parties may agree upon in writing pursuant to applicable law, the merger will become effective.

MERGER CONSIDERATION

    At the effective time of the MedicaLogic/Medscape merger, each share of Medscape common stock outstanding immediately before the effective time will be converted into the right to receive .323 shares of MedicaLogic common stock.

    At the effective time of the MedicaLogic/Medscape merger, each outstanding Medscape option or warrant to purchase the number of shares of Medscape common stock will be converted into options or warrants, as the case may be, to purchase shares of MedicaLogic common stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Medscape common stock subject to such option or warrant immediately before the effective time of the merger multiplied by (y) .323. All other terms and conditions of the converted Medscape options and warrants will remain the same.

EXCHANGE OF CERTIFICATES FOR SHARES

    Promptly after the effective time of the MedicaLogic/Medscape merger, the transfer agent, Chase Mellon Shareholder Services, will mail to each record holder of outstanding certificates that immediately before the effective time represented shares of Medscape common stock:

    - instructions for exchanging the Medscape certificates for the merger consideration.

On surrender to the exchange agent of a Medscape certificate, together with any other required documents, the holder of the Medscape certificate will be entitled to receive the merger consideration and the Medscape certificate will be canceled.

    If the exchange of certificates representing shares of Medscape common stock is to be made to a person other than the person in whose name the surrendered Medscape certificate is registered;

    - the Medscape certificate must be properly endorsed or otherwise in proper form for transfer; and

    - the person requesting the exchange must have paid any required transfer and other taxes.

    After the effective time of the MedicaLogic/Medscape merger and until properly surrendered, each Medscape certificate will represent only the right to receive the merger consideration.

    HOLDERS OF MEDSCAPE COMMON STOCK SHOULD NOT FORWARD MEDSCAPE CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. HOLDERS OF MEDSCAPE COMMON STOCK SHOULD NOT RETURN MEDSCAPE CERTIFICATES WITH THE ENCLOSED PROXY.

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REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties by each of us relating to the following:

    - corporate organization and similar corporate matters;

    - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

    - required filings with government agencies;

    - the absence of any material adverse consequences as a result of entering into the merger agreement;

    - the accuracy of reports and financial statements filed with the SEC;

    - subsidiaries and joint ventures;

    - tax matters;

    - the status of permits and licenses;

    - the delivery of fairness opinions by financial advisors;

    - brokers' and finders' fees;

    - the absence of material changes to our businesses since a recent date;

    - capital structure;

    - the absence of any adverse material suits, claims or proceedings and other litigation;

    - compliance with agreements;

    - employee and labor matters;

    - employee benefits;

    - the absence of any undisclosed liabilities;

    - the existence of relationships between us and our directors and officers;

    - absence of powers of attorney or other restrictions;

    - the required vote of stockholders;

    - intellectual property; and

    - the nonexistence of other agreements to sell our company or its assets.

CONTINUATION OF BUSINESS PENDING THE MERGER

    We each have agreed that during the period from the date of the merger agreement until the closing of the merger, we will:

    - carry on our businesses in the ordinary and usual manner; and

    - maintain our existing relations with customers, suppliers, employees and business associates.

    We each have also agreed that during the period from the date of the merger agreement until the closing of the merger, we will not:

    - split, combine or reclassify our outstanding common stock or change our authorized capitalization;

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    - declare or pay any dividend or other distribution; or

    - change our accounting methods unless required to do so by changes in generally accepted accounting principles.

    In addition, Medscape has agreed that in this period it will not:

    - issue or sell any capital stock or rights to acquire capital stock, other than pursuant to options issued in the ordinary course consistent with past practice or pursuant to its outstanding warrants;

    - redeem, purchase or acquire any of its capital stock;

    - with some exceptions, incur, assume or guarantee additional debt;

    - enter into new agreements or modify existing agreements with its officers or employees to increase compensation or benefits, except as previously disclosed to MedicaLogic; or

    - authorize capital expenditures other than in the ordinary course of business, form any subsidiaries, other than certain non-U.S. subsidiaries, or make any acquisitions of or investments in assets or stock of any other person or entity, except as previously disclosed to MedicaLogic.

    MedicaLogic also has agreed to:

    - propose and recommend to its shareholders that its articles of incorporation be amended to change its corporate name to "MedicaLogic/Medscape, Inc.;"

    - notify each Medscape optionholder in writing that his or her option has been converted into an option to purchase MedicaLogic common stock after the merger;

    - for six years from the closing, indemnify the officers and directors of Medscape for all actions taken prior to the merger to the extent authorized in Medscape's charter documents, and for a period of three years from the closing, maintain officer and director liability coverage, with respect to claims arising from facts or events that occurred prior to closing, in amounts and on terms that are no less beneficial to the officers and directors of MedicaLogic than the coverage maintained by Medscape prior to the merger, provided that in no event is MedicaLogic obligated to expend in order to maintain or procure liability coverage an amount per annum in excess of 150% of the aggregate premiums payable by Medscape and its subsidiaries in 1999 for such purpose;

    - cause three nominees of Medscape to be elected to the MedicaLogic board and fix the size of the MedicaLogic board at not more than 11 members; and

    - appoint George D. Lundberg, M.D., as Editor-in-Chief of MedicaLogic effective on the closing of the merger.

    MedicaLogic also agreed not to consent to any amendment of the MedicaLogic/Total eMed merger agreement or waive any provision thereof that would be materially adverse to Medscape or its stockholders. However, MedicaLogic is not required to consummate the MedicaLogic/Total eMed merger.

NO SOLICITATION

    Medscape has agreed it will not encourage, initiate or solicit any proposal concerning a merger, consolidation, sale of a substantial amount of its assets or similar transaction. The merger agreement further provides that Medscape will not have any discussions with any organization concerning such a proposal or withdraw the recommendation of its board of directors unless the Medscape board determines in good faith (i) after receipt of a written opinion of outside counsel, that the action is

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necessary in order for its directors to comply with their respective fiduciary obligations, and (ii) after consultation with its financial advisors, that the transaction is reasonably likely to be completed and, if completed, would result in a transaction superior to the merger. Medscape has also agreed to notify MedicaLogic promptly of any proposals it may receive and to keep MedicaLogic informed of all developments relating to any proposal.

    MedicaLogic has agreed that it will not encourage, initiate or solicit any proposal concerning a "change of control" of MedicaLogic, and that it will notify Medscape of any such proposal and keep Medscape appropriately informed of the status of any such proposal. A change of control is defined to include
(i) any person becoming a beneficial owner of securities of MedicaLogic representing 50% or more of the combined voting power of its outstanding capital stock, (ii) shareholders of MedicaLogic approving a merger or consolidation of MedicaLogic with any other company where the former shareholders of MedicaLogic do not own at least 50% of the combined voting power of the surviving or resulting corporation or (iii) MedicaLogic selling 50% or more of its assets to a buyer that is not a subsidiary of MedicaLogic. However, nothing in the merger agreement prohibits MedicaLogic from providing information in response to any proposal or offer of this kind, engaging in negotiations or discussions with any person who has made a proposal or offer, or entering into or consummating any such transaction.

AGREEMENT WITH CBS

    In the MedicaLogic/Medscape merger agreement, MedicaLogic also agreed to provide CBS Corporation:

    - the right to designate one director to the MedicaLogic/Medscape board so long as CBS Corporation beneficially owns five percent or more of the MedicaLogic/Medscape common stock outstanding after the mergers (without giving effect to any reduction due to events other than the sale of shares by CBS Corporation); and

    - rights providing the economic equivalent of the rights CBS Corporation has under an agreement with Medscape, which in effect will give participation rights to CBS Corporation enabling it to maintain its percentage ownership of MedicaLogic/Medscape after the mergers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
MEDICALOGIC/MEDSCAPE MERGER

    The following is a general description of the material United States federal income tax consequences of the MedicaLogic/Medscape merger to holders of Medscape capital stock. This summary is based upon the opinion of counsel to be delivered by Patterson, Belknap, Webb & Tyler LLP. The opinion, which is based on certain factual assumptions and on representations made by Medscape, MedicaLogic and Moneypenny Merger Corp. and subject to certain limitations and qualifications noted in the opinion, sets forth the opinion that the MedicaLogic/Medscape merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

    Medscape stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger), including without limitation, transactions in which shares of Medscape capital stock are acquired or shares of MedicaLogic common stock are disposed of. Further, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, MEDSCAPE STOCKHOLDERS ARE URGED TO CONSULT THEIR

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OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING
APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES. THE TAX CONSEQUENCES OF THE MERGER WITH RESPECT TO A GIVEN STOCKHOLDER DEPEND ON THAT PARTICULAR STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES.

    The following discussion is based on counsel's interpretation of the Code, applicable United States Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service is not precluded from asserting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to MedicaLogic, Medscape and their respective stockholders.

    Subject to the limitations and qualifications referred to herein, qualification of the MedicaLogic/ Medscape merger as a reorganization will generally result in the following federal income tax consequences:

    - No gain or loss will be recognized by holders of Medscape capital stock upon their receipt in the merger of MedicaLogic common stock (except to the extent of cash received in lieu of a fractional share thereof) solely in exchange for Medscape capital stock;

    - The aggregate tax basis of the MedicaLogic common stock received in the merger will be the same as the aggregate tax basis of Medscape capital stock surrendered in exchange therefor (excluding any basis allocable to Medscape capital stock for which cash is received in lieu of fractional shares of MedicaLogic common stock);

    - The holding period of the MedicaLogic common stock received in the merger will include the period for which the Medscape capital stock surrendered in exchange therefor was held, provided that the Medscape capital stock is held as a capital asset at the effective time of the merger;

    - Cash payments in lieu of a fractional share will be treated as if a fractional share of MedicaLogic common stock had been issued in the merger and then redeemed by MedicaLogic. A Medscape stockholder receiving such cash will generally recognize gain or loss upon such payment equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received; and

    - MedicaLogic and Medscape will not recognize material amounts of gain solely as a result of the merger.

    The parties are not requesting a ruling from the IRS in connection with the MedicaLogic/ Medscape merger. However, Medscape will receive a tax opinion to the effect that, for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The opinion is intended to be used by MedicaLogic and Medscape for the purpose of supporting the adequacy and accuracy of the discussion of federal income tax consequences as they relate to the merger of Medscape and Moneypenny Merger Corp., a wholly owned subsidiary of MedicaLogic, contained in this Joint Proxy Statement/Prospectus, and to support the federal income tax reporting position with respect to the characterization of the merger as a reorganization.

    The opinion neither binds the IRS nor precludes the IRS from adopting a contrary position. The opinion is subject to certain assumptions and qualifications and based on the truth and accuracy of certain representations made by MedicaLogic and Medscape and stockholders of Medscape, including representations in certificates to be delivered to counsel by the respective managements of MedicaLogic and Medscape and certain stockholders of Medscape. Of particular importance will be certain assumptions and representations relating to the "continuity of interest" requirement.

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    To satisfy the continuity of interest requirement, Medscape stockholders must not, pursuant to a plan or intent existing at or prior to the merger, dispose of or transfer so much of either (i) their Medscape capital stock in anticipation of the merger or (ii) the MedicaLogic common stock to be received in the merger (collectively, "Planned Dispositions"), to related persons (as defined in Treasury Regulation Section 1.368-1(e)(3)) of MedicaLogic such that the Medscape stockholders, as a group, would no longer have a significant equity interest in the Medscape business being conducted by MedicaLogic (or a subsidiary thereof) after the merger. Planned Dispositions include, among other things, shares disposed of pursuant to the exercise of dissenters' rights. Medscape stockholders will generally be regarded as having a significant equity interest as long as the MedicaLogic common stock received in the merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Medscape stockholders in the merger. If the continuity of interest requirement is not satisfied, the merger would not be treated as a reorganization.

    Even if the MedicaLogic/Medscape merger qualifies as a reorganization, a recipient of shares of MedicaLogic common stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Medscape capital stock). All or a portion of such gain may be taxable as ordinary income. In addition, gain would have to be recognized to the extent that a Medscape stockholder was treated as receiving (directly or indirectly) consideration other than MedicaLogic common stock in exchange for the stockholder's Medscape capital stock. Such other consideration is generally referred to as "boot."

    Medscape stockholders will be required to attach a statement to their federal income tax returns for the taxable year of the merger that contains the information listed in Treasury Regulation section 1.368-3(b). Such statement must include the stockholder's cost or other basis in the stockholder's Medscape capital stock and a statement regarding the amount of MedicaLogic common stock and other consideration, if any, received.

    A successful IRS challenge to the reorganization status of the merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in a Medscape stockholder recognizing gain or loss with respect to each share of Medscape capital stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger of the MedicaLogic common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the MedicaLogic common stock so received would equal its fair market value and his holding period for such stock would begin the day after the merger.

CONDITIONS TO OUR OBLIGATIONS TO COMPLETE THE MERGER

    Our obligations to complete the MedicaLogic/Medscape merger are subject to the following conditions:

    - all required filings or consents shall have been made or obtained;

    - Medscape stockholders shall have approved the merger agreement, and the MedicaLogic shareholders shall have approved the issuance of MedicaLogic common stock in the merger;

    - no law or ruling shall have been enacted or entered that prohibits the completion of the merger; and

    - the shares of MedicaLogic common stock to be issued to Medscape stockholders shall have been registered under the Securities Act of 1933 and shall have been listed on the Nasdaq National Market.

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ADDITIONAL CONDITIONS TO OBLIGATIONS OF MEDICALOGIC AND MONEYPENNY MERGER CORP.

    The obligations of MedicaLogic and Moneypenny Merger Corp. to complete the merger are subject to the following additional conditions:

    - the representations and warranties of Medscape subject to a materiality qualifier shall be true and correct in all respects, and the other representations and warranties of Medscape shall be true and correct in all respects (except where the failure would not have a material adverse effect on Medscape), in each case as of the merger closing date;

    - Medscape shall have performed and complied with all material obligations and agreements required to be performed or complied with at or before the merger closing date; and

    - no material adverse change or the discovery of a condition or event that could reasonably be expected to cause a material adverse change in the business, properties, financial condition or results of operations of Medscape shall have occurred since December 31, 1998, other than changes permitted by the merger agreement.

ADDITIONAL CONDITIONS TO OBLIGATIONS OF MEDSCAPE

    Medscape's obligation to complete the merger is subject to the following additional conditions:

    - the representations and warranties of MedicaLogic subject to a materiality qualifier shall be true and correct in all respects, and the other representations and warranties of MedicaLogic shall be true and correct in all respects (except where the failure would not have a material adverse effect on MedicaLogic), in each case as of the merger closing date;

    - MedicaLogic shall have performed and complied with all material obligations and agreements required to be performed and complied with at or before the merger closing date; and

    - no material adverse change or the discovery of a condition or event that could reasonably be expected to cause a material adverse change in the business, properties, financial condition or results of operations of MedicaLogic and its subsidiaries shall have occurred since September 30, 1999 other than changes permitted by the merger agreement.

TERMINATION

    The merger agreement may be terminated and the merger may be abandoned prior to the effective time by:

    - our mutual consent;

    - either of us if:

     - the merger is not completed on or before August 31, 2000,

     - any order permanently prohibiting completion of the merger has become final and nonappealable, or

     - the required approvals of shareholders have not been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders;

    - Medscape if:

     - MedicaLogic has materially breached any representation, warranty, covenant or agreement that is not cured,

     - MedicaLogic or its representatives breach its covenant not to encourage, initiate or solicit a change of control transaction, or

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     - MedicaLogic's board withdraws or modifies in a manner adverse to Medscape its recommendation of the issuance of MedicaLogic stock in the merger, or fails to reaffirm such recommendation upon the request of Medscape; or

    - MedicaLogic if:

     - Medscape materially breaches a representation, warranty, covenant or agreement that is not cured,

     - Medscape or its representatives breach its covenant not to encourage, initiate or solicit a merger, consolidation or sale of a substantial amount of its assets, or

     - Medscape's board withdraws or modifies in a manner adverse to MedicaLogic its recommendation of the merger.

TERMINATION FEES AND EXPENSES

    The merger agreement provides that Medscape will pay a $30,000,000 termination fee to MedicaLogic if any of the following occurs:

    - the merger agreement is terminated by MedicaLogic because the Medscape board withdraws or modifies in a manner adverse to MedicaLogic its recommendation of the merger, fails to reaffirm its recommendation upon MedicaLogic's request, or recommends or takes no position with respect to an alternative merger or similar transaction in any communication to the stockholders of Medscape;

    - a tender offer or exchange offer relating to Medscape stock has been commenced and Medscape does not promptly thereafter send its stockholders a statement recommending rejection of that tender offer or exchange offer;

    - there has been a material breach by Medscape of any representation, warranty or covenant in the merger agreement that is not cured, but if the breach is non-intentional, Medscape will be obligated to pay only the actual out-of-pocket expenses incurred by MedicaLogic;

    - the merger agreement is terminated by MedicaLogic because of a breach of Medscape's covenant not to encourage, initiate or solicit an alternative merger or similar transaction;

    - prior to the Medscape special meeting an alternative merger or similar transaction becomes known to Medscape's stockholders and thereafter the merger agreement is terminated because the required approval of the stockholders of Medscape has not been obtained upon a vote at the special meeting; or

    - the merger agreement is terminated because the required approval of the stockholders of Medscape has not been obtained upon a vote at the special meeting and, within twelve months, Medscape enters into an agreement with any person with respect to a merger or similar transaction or such a transaction is consummated.

    The merger agreement also provides that MedicaLogic will pay a $30,000,000 termination fee to Medscape if any of the following occurs:

    - the merger agreement is terminated by Medscape because the MedicaLogic board withdraws or modifies in a manner adverse to Medscape its recommendation of the issuance of MedicaLogic stock in the merger or fails to reaffirm such recommendation upon Medscape's request;

    - there has been a material breach by MedicaLogic of any representation, warranty or covenant in the merger agreement that is not cured, but if the breach is non-intentional, MedicaLogic will be obligated to pay only the actual out-of-pocket expenses incurred by Medscape;

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    - the merger agreement is terminated by Medscape because of a breach of
      MedicaLogic's covenant not to encourage, initiate or solicit a change of control transaction; or

    - the merger agreement is terminated because the required approval of the shareholders of MedicaLogic has not been obtained upon a vote at the special meeting.

AMENDMENTS AND WAIVER

    The merger agreement may be modified or amended only by our written agreement. A party may waive its rights under the merger agreement only in writing.

VOTING AGREEMENTS

    As an inducement to MedicaLogic to enter into the merger agreement, certain stockholders of Medscape owning a total of 18,044,430 shares of the Medscape common stock as of February 21, 2000 (which represented 40.3% of the outstanding shares as of that date) have entered into voting agreements with MedicaLogic. Under these voting agreements, these individuals have agreed to vote all shares of Medscape common stock owned by them in favor of the merger and, if applicable, give consents with respect to those shares. The agreement covers those shares plus any other shares purchased or acquired since the effective date of the voting agreements. In addition, these individuals have given MedicaLogic an irrevocable proxy for the shares of Medscape common stock held by them to vote those shares in favor of the MedicaLogic/Medscape merger.

    Similarly, as an inducement to Medscape to enter into the merger agreement, certain stockholders of MedicaLogic owning a total of 11,303,937 shares of the MedicaLogic common stock as of February 21, 2000 (which represented 34.9% of the outstanding shares as of that date) have entered into voting agreements with Medscape. The agreement covers those shares plus any other shares purchased or acquired since the effective date of the voting agreements. In addition, these individuals have given Medscape an irrevocable proxy for the shares of MedicaLogic common stock held by them to vote these shares in favor of the MedicaLogic/Medscape merger.

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                  THE MEDICALOGIC/TOTAL EMED MERGER AGREEMENT

THE MERGER

    The merger agreement provides for the merger of a newly formed subsidiary of MedicaLogic, AQ Merger Corp., with and into Total eMed. As a result of the merger, Total eMed will be the surviving corporation and will be a wholly owned subsidiary of MedicaLogic.

    The completion of the merger will take place on the third business day following the date when the last of the conditions to the merger is fulfilled or waived, or at any other mutually agreed time and date. On the closing of the merger, MedicaLogic and Total eMed will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. At that time, or at any other time that the parties may agree upon in writing pursuant to applicable law, the merger will become effective.

MERGER CONSIDERATION

    At the effective time of the merger, each share of Total eMed common stock (or common equivalent) outstanding immediately before the effective time will be converted into the right to receive .8070438 shares of MedicaLogic common stock. This conversion ratio was determined by dividing the aggregate of 8,000,000 shares of common stock of MedicaLogic to be issued in the merger by the sum on the date of the merger agreement of:

    - the total number of shares of common stock of Total eMed issued and outstanding;

    - the total number of shares of common stock of Total eMed issuable upon the conversion of all issued and outstanding shares of Series A and Series B preferred stock of Total eMed;

    - the total number of shares of common stock of Total eMed issuable upon the exercise of all outstanding options, warrants and other rights to purchase or acquire shares of common stock of Total eMed; and

    - the total number of shares of common stock into which Total eMed's
      Series C preferred stock are deemed to have been converted. MedicaLogic will not issue any fractional shares. Instead, a Total eMed stockholder will receive a check in the amount equal to the closing price per share of MedicaLogic common stock on the trading day immediately preceding the effective time of the merger multiplied by the fractional share the stockholder would have otherwise received in the merger.

    At the effective time of the merger, each outstanding option to purchase shares of Total eMed common stock will be converted into an option to purchase shares of MedicaLogic common stock. The number of shares and exercise price of each such option will be adjusted based on the conversion ratio in the merger agreement. All other terms and conditions of the converted Total eMed options will remain the same.

EXCHANGE OF CERTIFICATES FOR SHARES

    Promptly after the effective time of the merger, the transfer agent, Chase Mellon Shareholder Services, will mail to each record holder of shares of Total eMed capital stock that have been converted into MedicaLogic common stock:

    - instructions for exchanging the Total eMed certificates for certificates representing the merger consideration.

On surrender to the exchange agent of a certificate for shares of Total eMed capital stock, together with any other required documents, the holder of the Total eMed certificate will be issued a certificate for shares of MedicaLogic common stock representing the holder's share of the merger consideration, and the Total eMed certificate will be canceled.

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    If the exchange of certificates representing shares of Total eMed capital stock is to be made to a person other than the person in whose name the surrendered Total eMed certificate is registered:

    - the Total eMed certificate must be properly endorsed or otherwise in proper form for transfer; and

    - the person requesting the exchange must have paid any required transfer and other taxes.

    After the effective time of the merger and until properly surrendered, each Total eMed certificate will represent only the right to receive the merger consideration.

    HOLDERS OF TOTAL EMED CAPITAL STOCK SHOULD NOT FORWARD TOTAL EMED CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. HOLDERS OF TOTAL EMED CAPITAL STOCK SHOULD NOT RETURN TOTAL EMED CERTIFICATES WITH THE ENCLOSED PROXY.

ESCROWS

    CONTRACT ESCROW FUND

    The merger agreement provides that the holders of Total eMed capital stock will be deemed to have received and deposited with an escrow agent five percent of the total number of shares of MedicaLogic common stock to be received by the holders of Total eMed capital stock pursuant to the agreement. This contract escrow fund commences immediately following the effective time of the merger and terminates at 5:00 p.m., Pacific time, on the fifth business day after delivery by Total eMed to MedicaLogic of its audited financial statements for the year ending December 31, 2000; provided, however, that a portion of the escrow shares necessary to satisfy any unsatisfied claims specified in any officer's certificate delivered to the escrow agent prior to termination of the escrow period will remain in the escrow until those claims have been resolved.

    The escrowed shares will be available as security against any loss claims, deficiencies, obligations, cost and expenses, liability or other damage, including reasonable attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage that MedicaLogic or its affiliates incur as a result of any inaccuracy or breach by Total eMed of any representation or warranty contained in the merger agreement that occurs or becomes known during the escrow period. The escrow agent will hold and safeguard the escrow shares and deliver to the former Total eMed stockholders that number of escrow shares in the contract escrow fund in excess of any shares which may be required to satisfy any unsatisfied claim made by MedicaLogic prior to the expiration of the escrow period. As soon as any such claim has been resolved, the escrow agent will deliver to the former Total eMed stockholders all of the escrow shares remaining in the contract escrow fund and not required to satisfy any such claim.

    MedicaLogic may not receive any shares from the contract escrow fund unless and until officer's certificates identifying damages the aggregate amount of which exceeds $1,000,000 have been delivered to the escrow agent by MedicaLogic as provided by the agreement and such amount is determined to be payable, in which case MedicaLogic will receive shares of MedicaLogic common stock from the contract escrow fund equal in value to the full amount of damages identified in such certificates. Breach of Total eMed's capitalization, intellectual property and tax representations and certain earn-out claims are not subject to the $1,000,000 threshold.

    LITIGATION ESCROW FUND

    The merger agreement also provides that the holders of Total eMed capital stock will be deemed to have received and deposited with an escrow agent shares of MedicaLogic common stock whose market value equals $21,000,000 based on the average closing price of MedicaLogic common stock for the ten full trading days immediately preceding the effective time of the merger. The escrow shares will be available as security against any loss, claims, deficiencies, obligations, costs and expenses, liability or

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other damage, including reasonable attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage that MedicaLogic or any of its affiliates incurs as a result of, whether by way of settlement, arbitration, adjudication or other quasi-judicial proceeding, a lawsuit filed against Total eMed and its founder.

    MedicaLogic may not receive any shares from the litigation escrow fund for litigation expenses unless and until officer's certificates identifying litigation expenses, the aggregate amount of which exceeds $1,000,000, have been delivered to the escrow agent by MedicaLogic as provided by the agreement and such amount is determined to be payable, in which case MedicaLogic will receive shares of MedicaLogic common stock from the litigation escrow fund equal in value to the full amount of the litigation expenses identified in such certificates. The escrow agent will hold and safeguard the escrow shares and deliver to the former Total eMed stockholders the number of escrow shares in the litigation escrow fund in excess of any shares which may be required to satisfy an amount agreed to in any settlement or awarded in arbitration, adjudication or other quasi-judicial proceeding.

    In the event of a final settlement or arbitration award, or the entry of a final order in any adjudication of the litigation, the escrow agent will deliver to MedicaLogic the number of shares equal to the amount of the liability divided by the closing price per share of MedicaLogic common stock on the date that settlement, award or order becomes final. Prior to any settlement, arbitration or final adjudication of the litigation, MedicaLogic will consider in good faith any facts or circumstances with respect to litigation, including the market value of the shares in the litigation escrow fund, that would allow a partial distribution of the shares to the former stockholders of Total eMed. The right to receive shares from the litigation escrow fund is MedicaLogic's sole and exclusive remedy with respect to litigation.

    ESCROW AGENT

    The merger agreement sets forth the duties of West Coast Trust, as escrow agent, which include:

    - the safeguard of the escrow shares during the escrow period;

    - the voting of the escrow shares in accordance with the instructions received from the beneficial owners of such shares; and

    - the delivery at the expiration of the escrow period of all escrow shares in excess of any shares which may be subject to any unsatisfied claim made by MedicaLogic to the beneficial owners of such shares.

The merger agreement also provides that MedicaLogic will pay all of the escrow agent's fees and expenses incurred in the ordinary course of performing its duties under the agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MEDICALOGIC/TOTAL EMED MERGER

    The following discussion summarizes the material federal income tax considerations of the MedicaLogic/Total eMed merger that are generally applicable to holders of Total eMed capital stock. This summary is based upon the opinion of counsel to be delivered by Harwell Howard Hyne Gabbert & Manner, P.C. The tax opinion, which is based on certain assumptions and subject to certain limitations and qualifications noted in the opinion, sets forth the opinion that the merger will constitute a "reorganization" within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    Total eMed stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in

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connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger), including without limitation, transactions in which shares of Total eMed capital stock are acquired or shares of MedicaLogic common stock are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, TOTAL EMED STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES. THE TAX CONSEQUENCES OF THE MERGER WITH RESPECT TO A GIVEN STOCKHOLDER DEPEND ON THAT PARTICULAR STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES.

    The following discussion is based on counsel's interpretation of the Code, applicable United States Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. The IRS is not precluded from asserting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to MedicaLogic, Total eMed and their respective stockholders.

    Subject to the limitations and qualifications referred to herein, qualification of the merger as a reorganization will generally result in the following federal income tax consequences:

    - No gain or loss will be recognized by holders of Total eMed capital stock upon their receipt in the merger of MedicaLogic/Medscape common stock (except to the extent of cash received in lieu of a fractional share thereof) solely in exchange for Total eMed capital stock;

    - The aggregate tax basis of the MedicaLogic/Medscape common stock received in the merger will be the same as the aggregate tax basis of Total eMed capital stock surrendered in exchange therefor (excluding any basis allocable to Total eMed capital stock for which cash is received in lieu of fractional shares of MedicaLogic/Medscape common stock);

    - The holding period of the MedicaLogic/Medscape common stock received in the merger will include the period for which the Total eMed capital stock surrendered in exchange therefor was held, provided that the Total eMed capital stock is held as a capital asset at the time of the merger;

    - A stockholder who exercises dissenters' rights with respect to a share of Total eMed capital stock and receives payment for such share in cash will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such share and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of
      Section 356(a)(2) of the Code. A sale of Total eMed capital stock pursuant to an exercise of dissenters' rights will generally not be such a dividend if, as a result of such exercise, the stockholder exercising dissenters' rights owns no shares of MedicaLogic/Medscape common stock (either actually or constructively within the meaning of Section 318 of the Code). If, however, a stockholder's sale for cash of Total eMed capital stock pursuant to an exercise of dissenters' rights is dividend, then such stockholder will generally recognize income for federal income tax purposes in an amount up to the entire amount of cash so received;

    - Cash payments in lieu of a fractional share will be treated as if a fractional share of MedicaLogic/Medscape common stock had been issued in the merger and then redeemed by MedicaLogic/Medscape. A Total eMed stockholder receiving such cash will generally recognize gain or loss upon such payment equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received; and

    - MedicaLogic and Total eMed will not recognize material amounts of gain solely as a result of the merger.

    Neither MedicaLogic or Total eMed are requesting a ruling from the IRS in connection with the merger. However, Total eMed will receive a tax opinion to the effect that, for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The tax opinion is intended to be used by MedicaLogic and Total eMed for the purpose of supporting the adequacy and accuracy of the discussion of federal income tax consequences as they relate to the merger of Total eMed and AQ Merger Corp., a wholly owned subsidiary of MedicaLogic, contained in this Joint Proxy Statement/Prospectus, and to support the federal income tax reporting position with respect to the characterization of the merger as a reorganization.

    The tax opinion neither binds the IRS nor precludes the IRS from adopting a contrary position. The tax opinion is subject to certain assumptions and qualifications and based on the truth and accuracy of certain representations made by MedicaLogic and Total eMed and stockholders of Total eMed, including representations in certificates to be delivered to counsel by the respective managements of MedicaLogic and Total eMed and certain stockholders of Total eMed. Of particular importance will be certain assumptions and representations relating to the "continuity of interest" requirement.

    To satisfy the continuity of interest requirement, Total eMed stockholders must not, pursuant to a plan or intent existing at or prior to the merger, dispose of or transfer so much of either (i) their Total eMed capital stock in anticipation of the merger or (ii) the MedicaLogic common stock to be received in the merger, to related persons (as defined in Treasury Regulation
Section 1.368-1(e)(3)) of MedicaLogic such that the Total eMed stockholders, as a group, would no longer have a significant equity interest in the Total eMed business being conducted by MedicaLogic (or a subsidiary thereof) after the merger. Such types of dispositions or transfers include, among other things, shares disposed of pursuant to the exercise of dissenters' rights. Total eMed stockholders will generally be regarded as having a significant equity interest as long as the MedicaLogic common stock received in the merger (after taking into account any such dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Total eMed stockholders in the merger. If the continuity of interest requirement is not satisfied, the merger would not be treated as a reorganization.

    Even if the merger qualifies as a reorganization, a recipient of shares of MedicaLogic/Medscape common stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Total eMed capital stock). All or a portion of such gain may be taxable as ordinary income. In addition, gain would have to be recognized to the extent that a Total eMed stockholder was treated as receiving (directly or indirectly) consideration other than MedicaLogic/Medscape common stock in exchange for the stockholder's Total eMed capital stock. Such other consideration is generally referred to as "boot."

    Total eMed stockholders will be required to attach a statement to their federal income tax returns for the taxable year of the merger that contains the information listed in Treasury Regulation section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's Total eMed capital stock and a statement regarding the amount of MedicaLogic/Medscape common stock and other consideration, if any, received.

    A successful IRS challenge to the reorganization status of the merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in a Total eMed stockholder recognizing gain or loss with respect to each share of Total eMed capital stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the MedicaLogic/Medscape common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the MedicaLogic/Medscape common stock so received would equal its fair market value and his holding period for such stock would begin the day after the merger.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties by each of us relating to the following:

    - corporate organization and similar corporate matters;

    - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

    - required filings with government agencies;

    - the absence of any material adverse consequences as a result of entering into the merger agreement;

    - the accuracy of reports, information and financial statements;

    - tax matters;

    - brokers' and finders' fees;

    - the absence of material changes to our businesses since the end of our most recent fiscal years;

    - capital structure;

    - the absence of any adverse material suits, claims or proceedings and other litigation;

    - the absence of any undisclosed liabilities;

    - the existence of relationships between us and our directors, officers and stockholders;

    - absence of powers of attorney or other restrictions;

    - the absence of required consents and approvals of governmental agencies and third parties; and

    - intellectual property.

    The merger agreement also contains additional customary representations and warranties of Total eMed relating to the following:

    - material contracts and commitments;

    - ownership of real property and material assets;

    - compliance with agreements;

    - environmental matters;

    - employee and labor matters;

    - employee benefits;

    - insurance matters;

    - the required vote of stockholders;

    - subsidiaries and joint ventures;

    - the status of permits and licenses; and

    - the nonexistence of other agreements to sell Total eMed or its assets.

CONTINUATION OF BUSINESS PENDING THE MERGER

    Total eMed has agreed that during the period from the date of the merger agreement until the closing of the merger, it will not:

    - redeem, purchase or acquire any of its capital stock;

    - declare or pay any dividend or other distribution;

    - issue or sell any capital stock or rights to acquire capital stock;

    - amend its charter documents;

    - with some exceptions, incur, assume or guarantee additional debt;

    - make any tax election;

    - enter into new agreements or modify existing agreements with its officers or management employees to increase compensation or benefits;

    - split, combine or reclassify its outstanding common stock or change its authorized capitalization;

    - enter into any transaction or commitment or modify any contract, except those contemplated by the merger agreement or those that are made in the ordinary course of business and that do not exceed $25,000;

    - transfer, lease, license, guarantee, sell, mortgage, pledge, encumber or dispose of any property or assets or incur or modify any liability other than in the ordinary and usual course of business;

    - authorize capital expenditures other than in the ordinary course of business;

    - change its accounting methods unless required to do so by changes in generally accepted accounting principles;

    - form any subsidiaries;

    - make any acquisitions of or investments in assets or stock of any other person or entity; and

    - permit any insurance policy naming Total eMed as a beneficiary to be canceled, terminated or renewed without providing notice in advance to MedicaLogic.

    MedicaLogic also has agreed to:

    - notify each Total eMed optionholder in writing that his or her option has been converted into an option to purchase MedicaLogic common stock after the merger;

    - cause two persons designated by Total eMed, reasonably acceptable to MedicaLogic, to be elected or appointed to the MedicaLogic board;

    - submit to Nasdaq a listing application for the common stock to be issued in the merger and obtain approval of the listing;

    - for six years from the closing, indemnify and provide director and officer liability insurance for Total eMed's officers and directors for all actions taken before the merger in accordance with Total eMed's charter documents to the same extent maintained by Total eMed before the merger;

    - amend its charter documents that materially and adversely affect the rights of holders of its common stock;

    - declare or pay any dividend; and

    - pay a $6,000,000 fee to Total eMed if the shareholders of MedicaLogic do not approve the merger.

NO SOLICITATION

    Total eMed has agreed it will not engage in or facilitate any proposal concerning a merger, consolidation, sale of all or substantially all of its assets or similar transaction. The merger agreement further provides that Total eMed will not have any discussions with any organization concerning such a proposal. Total eMed has agreed to notify MedicaLogic promptly of any proposals it may receive and to keep MedicaLogic informed of all developments relating to any proposal.

CONDITIONS TO OUR OBLIGATIONS TO COMPLETE THE MERGER

    Our obligations to complete the merger are subject to the following conditions:

    - all required regulatory filings or consents shall have been made or obtained;

    - Total eMed stockholders shall have approved the merger agreement, and the MedicaLogic shareholders shall have approved the issuance of MedicaLogic common stock in the merger;

    - no order, injunction, law or ruling shall have been enacted or entered that prohibits the completion of the merger; and

    - the shares of MedicaLogic common stock to be issued to Total eMed stockholders shall have been registered under the Securities Act of 1933 and shall have been listed on the Nasdaq National Market system.

ADDITIONAL CONDITIONS TO OBLIGATIONS OF MEDICALOGIC AND AQ MERGER CORP.

    The obligations of MedicaLogic and AQ Merger Corp. to complete the merger are subject to the following additional conditions:

    - The representations and warranties of Total eMed subject to a materiality qualifier shall be true and correct in all respects, and the other representations and warranties of Total eMed shall be true and correct in all respects (except where the failure would not have a material adverse effect on Total eMed), in each case as of the merger closing date, and Total eMed shall have performed and complied with all material obligations and agreements required to be performed or complied with at or before the merger closing date;

    - If requested by MedicaLogic, certain shareholders shall have entered into an agreement with MedicaLogic's underwriters that they will not sell or transfer any securities of MedicaLogic before June 7, 2000;

    - No material adverse change or the discovery of a condition or event that could reasonably be expected to cause a material adverse change in the business, properties, financial condition or results of operations of Total eMed shall have occurred since December 31, 1999, other than changes permitted by the merger agreement;

    - Not more than ten percent of the outstanding shares of Total eMed common stock are dissenting shares with respect to the merger;

    - Immediately prior to the effective time of the merger, all of the outstanding shares of Total eMed preferred stock have been converted or deemed to be converted in Total eMed common stock; and

    - MedicaLogic has received an opinion from Total eMed's legal counsel in the form required by the merger agreement.

ADDITIONAL CONDITIONS TO OBLIGATIONS OF TOTAL EMED

    Total eMed's obligation to complete the merger is subject to the following additional conditions:

    - The representations and warranties of MedicaLogic subject to a materiality qualifier shall be true and correct in all respects, and the other representatives and warranties of MedicaLogic shall be true and correct in all respects (except where the failure would not have a material adverse effect on MedicaLogic), in each case as of the merger closing, and MedicaLogic shall have performed and complied with all material obligations and agreements required to be performed and complied with at or before the merger closing date;

    - No material adverse change or the discovery of a condition or event that could reasonably be expected to cause a material adverse change in the business, properties, financial condition or results of operations of MedicaLogic and its subsidiaries shall have occurred since September 30, 1999 other than changes permitted by the merger agreement;

    - Total eMed shall have received closing certificates from executive officers of MedicaLogic and AQ Merger Corp.; and

    - Total eMed shall have received an opinion from MedicaLogic's legal counsel in the form required by the merger agreement.

TERMINATION

    The merger agreement may be terminated and the merger may be abandoned prior to the effective time by:

    - our mutual consent;

    - either of us if:

     - the merger is not completed on or before July 31, 2000; or

     - any order permanently prohibiting completion of the merger has become final and nonappealable;

    - Total eMed if:

     - MedicaLogic has materially breached any representation, warranty, covenant or agreement that is not cured; or

    - MedicaLogic if:

     - Total eMed materially breaches a representation, warranty, covenant or agreement that is not cured.

AMENDMENTS AND WAIVER

    The merger agreement may be modified or amended only by our written agreement. A party may waive its rights under the merger agreement only in writing.

VOTING AGREEMENTS

    As an inducement to MedicaLogic to enter into the merger agreement, certain stockholders of Total eMed have entered into voting agreements with MedicaLogic. See "Total eMed Special Meeting--Record date and vote required." Under these voting agreements, these stockholders have agreed to vote all shares of Total eMed common stock owned by them in favor of the merger and, if applicable, give consents with respect to those shares. The agreement covers those shares plus any other shares purchased or acquired since the effective date of the voting agreements. In addition, these stockholders have given MedicaLogic an irrevocable proxy for the shares of Total eMed common stock held by them to vote those shares in favor of the merger. In addition, except in limited situations, these stockholders have agreed not to dispose of the shares of Total eMed common stock held by them until we complete the merger or terminate the merger agreement. These stockholders have also agreed that at MedicaLogic's request they will enter into an agreement with MedicaLogic's underwriters that they will not sell or transfer any MedicaLogic securities before June 7, 2000.

    As an inducement to Total eMed to enter into the merger agreement, certain shareholders of MedicaLogic have entered into voting agreements with Total eMed. See "MedicaLogic special meeting." Under these voting agreements, these shareholders have agreed to vote all shares of MedicaLogic common stock owned by them in favor of the merger and, if applicable, give consents with respect to those shares. The agreement covers those shares plus any other shares purchased or acquired since the effective date of the voting agreements. In addition, these shareholders have given Total eMed an irrevocable proxy for shares of MedicaLogic common stock held by them to vote these shares in favor of the merger. In addition, except in limited situations, these shareholders have agreed not to dispose of the shares of MedicaLogic common stock held by them until we complete the merger or terminate the merger agreement.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial statements give effect to the combination of MedicaLogic, Medscape and Total eMed using the purchase accounting method. The unaudited pro forma condensed combined balance sheet assumes the mergers took place on December 31, 1999 and combines MedicaLogic's, Medscape's and Total eMed's historical balance sheets at that date.

    The unaudited pro forma condensed combined statements of operations assume that the mergers took place as of the beginning of 1999 and combine the consolidated historical statements of operations of MedicaLogic, Medscape and Total eMed for the year ended December 31, 1999.

    The unaudited pro forma condensed combined statements of operations are not necessarily indicative of operating results which would have been achieved had the mergers been completed as of the beginning of the period and should not be construed as representative of future operations. The pro forma adjustments are based on available information and assumptions that are believed to be reasonable under the circumstances.

    These unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the respective audited consolidated historical financial statements and the accompanying notes of MedicaLogic, Medscape and Total eMed which are contained in this document.

    The MedicaLogic pro forma condensed combined financial statements are based upon information set forth in this document and assumptions included in the accompanying notes. After completion of the mergers, MedicaLogic anticipates completion of the valuations and other studies of the significant assets, liabilities and business operations of Medscape and Total eMed. Using this information, MedicaLogic will make a final purchase price allocation between tangible assets and liabilities, identifiable intangible assets and goodwill. The impact of these changes, principally affecting intangible assets and related amortization, could be material.

    If the mergers are approved, the mergers will be accounted for using the purchase method of accounting. Accordingly, MedicaLogic's cost to acquire Medscape calculated to be $781 million and the cost to acquire Total eMed calculated to be $369 million will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. As noted above, the final allocation of the purchase price is dependent upon valuations and other studies that are not yet complete. Accordingly, the purchase price allocation adjustments made in connection with the development of the MedicaLogic pro forma statements are preliminary and have been made solely for the purpose of developing MedicaLogic pro forma condensed combined statements.

    For the Medscape merger the excess of purchase price over tangible and intangible assets acquired is being amortized over three years at a rate of $172 million per year. MedicaLogic believes that a three-year life is responsive to the rapid rate of change in the Internet industry and is consistent with other recent mergers of a comparable nature.

    For the Total eMed merger, the excess of purchase price over net tangible and intangible assets is being amortized over five years at a rate of $69 million per year. MedicaLogic believes that a five-year life is responsive to the rapid rate of change in the electronic transcription industry and is consistent with other recent mergers of a comparable nature.

                               MEDICALOGIC, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31, 1999
                                          ------------------------------------------------------------------
                                                                                         PRO FORMA
                                                                                ----------------------------
                                          MEDICALOGIC   MEDSCAPE   TOTAL EMED   ADJUSTMENTS        COMBINED
                                          -----------   --------   ----------   -----------       ----------
ASSETS
Cash and short-term investments.........    $138,856    $ 40,819     $16,002     $     (36)(B)    $  195,641
Accounts receivable, net................       6,473       5,946       1,616                          14,035
Prepaid expenses and current assets.....       4,515      15,256          88                          19,859
                                            --------    --------     -------     ---------        ----------
Total current assets....................     149,844      62,021      17,706           (36)          229,535
Property and equipment, net.............      13,087       7,568       4,201                          24,856
Other assets, net.......................         435       3,156          42                           3,633
Intangible assets.......................          --      10,338         928       (11,266)(D)        59,500
                                                                                    59,500 (B)
Goodwill................................       4,988       2,252       1,005       863,367 (B)       868,355
                                                                                    (2,252)(D)
                                                                                    (1,005)(D)
                                            --------    --------     -------     ---------        ----------
  Total assets..........................    $168,354    $ 85,335     $23,882     $ 908,308        $1,185,879
                                            ========    ========     =======     =========        ==========
LIABILITIES, REDEEMABLE PREFERRED STOCK
  AND SHAREHOLDERS' EQUITY
Accounts payable and other accrued
  liabilities...........................    $  8,277    $  9,567     $ 1,913     $   9,469 (A)    $   29,226
Deferred revenue........................       3,269       1,580          --                           4,849
Other...................................       2,432          --          83                           2,515
                                            --------    --------     -------     ---------        ----------
  Total current liabilities.............      13,978      11,147       1,996         9,469            36,590
Long-term liabilities...................       4,536          --          17                           4,553
                                            --------    --------     -------     ---------        ----------
  Total liabilities.....................      18,514      11,147       2,013         9,469            41,143
                                            --------    --------     -------     ---------        ----------
Commitments and contingencies...........
Redeemable preferred stock..............          --          --       5,817        (5,817)(C)            --
Shareholders' equity:
Preferred stock.........................                              25,545       (25,545)(C)            --
Common stock and additional paid in
  capital...............................     229,724     266,643         261      (266,904)(C)     1,370,104
                                                                                   773,938 (A)
                                                                                   366,442 (A)
Common stock notes receivable...........     (11,788)       (628)                      628 (C)       (11,788)
Deferred stock compensation.............      (4,570)     (7,984)         --         7,984 (C)        (4,570)
Treasury stock..........................          --          (3)         --             3 (C)            --
Contribution of services................          --    (145,224)         --                        (145,224)
Warrants................................          --       6,840                    (6,840)(C)
Unrealized loss on investment
  securities............................          --         (36)         --            36 (C)            --
Stock receivables.......................          --          --        (260)                           (260)
Accumulated deficit.....................     (63,526)    (45,420)     (9,494)       54,914 (C)       (63,526)
                                            --------    --------     -------     ---------        ----------
  Total shareholders' equity............     149,840      74,188      16,052       904,656         1,144,736
                                            --------    --------     -------     ---------        ----------
  Total liabilities, redeemable
    preferred stock and shareholders'
    equity..............................    $168,354    $ 85,335     $23,882     $ 908,308        $1,185,879
                                            ========    ========     =======     =========        ==========

  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION ON
                                   PAGE 156.

                               MEDICALOGIC, INC.

                     UNAUDITED PRO FORMA CONDENSED COMBINED

                            STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                    YEAR ENDED DECEMBER 31, 1999
                               ----------------------------------------------------------------------
                                                                                 PRO FORMA
                                                                       ------------------------------
                               MEDICALOGIC    MEDSCAPE    TOTAL EMED   ADJUSTMENTS         COMBINED
                               -----------   ----------   ----------   -----------       ------------
Revenues.....................   $  19,717    $   11,156   $   4,598                      $     35,471
                                ---------    ----------   ---------                      ------------

Operating expenses:
  Cost of revenues...........       7,932        12,967       5,913                            26,812
  Marketing and sales........      20,817        26,944         443                            48,204
  Research and development...      11,946            --          --                            11,946
  General and
    administrative...........       3,728         6,048       3,942                            13,718
  Deferred stock compensation
    expenses.................         370         2,101          --                             2,471
  Depreciation and
    amortization.............       2,481           857         987     $    (222)(c)           4,103
  Goodwill amortization......       1,527           153          44       274,371 (a)         275,898
                                                                             (197)(c)
                                ---------    ----------   ---------     ---------        ------------
    Total operating
      expenses...............      48,801        49,070      11,329       273,952             383,152
                                ---------    ----------   ---------     ---------        ------------
Operating loss...............     (29,084)      (37,914)     (6,731)     (273,952)           (347,681)
Other income (expense).......       1,431         1,203         218                             2,852
                                ---------    ----------   ---------     ---------        ------------
Net loss.....................     (27,653)      (36,711)     (6,513)     (273,952)           (344,829)
Preferred stock accretion....         334            --       1,370        (1,370)(d)             334
                                ---------    ----------   ---------     ---------        ------------
Net loss attributable to
  common shareholders........   $ (27,987)   $  (36,711)  $  (7,883)    $(272,582)       $   (345,163)
                                =========    ==========   =========     =========        ============
Net loss per share:
  Basic and diluted..........   $   (3.07)   $    (1.89)  $   (3.39)                     $     (11.14)
                                =========    ==========   =========                      ============
Shares used in computing net
  loss per share:
  Basic and diluted..........   9,107,613    19,400,443   2,325,205                        30,990,929 (b)
                                =========    ==========   =========                      ============

  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION ON
                                   PAGE 156.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

    The unaudited pro forma condensed combined financial information reflects the MedicaLogic/ Medscape merger and the MedicaLogic/Total eMed merger, and gives effect to certain reclassifications to conform the presentation of the historical operations of the merged companies.

    The total estimated purchase price of the transaction has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The total cost to acquire Medscape in subject to change, to the extent that the number of shares of Medscape common stock to be acquired will not be fixed until the effective date of the merger. A change in total cost will result in a corresponding change in goodwill and related amortization expense. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of such changes could be material.

    The adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 1999 have been calculated as if the mergers occurred on December 31, 1999. The adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 have been calculated as if the mergers occurred on January 1, 1999. The adjustments are as follows:

    A. To reflect the acquisition of all of the outstanding capital stock of Medscape and Total eMed by exchanging shares of MedicaLogic/Medscape common stock in exchange for each share of Medscape and Total eMed capital stock for a total estimated combined purchase price of approximately $1.1 billion. The purchase consideration consists of the issuance of an estimated 21.9 million shares of MedicaLogic/Medscape common stock with a fair value of approximately $1.0 billion and the assumption of options and warrants to purchase 5.1 million shares of MedicaLogic/Medscape common stock with a fair value of approximately $131.6 million and other related merger costs of approximately $9.4 million in investment banking, legal, accounting and regulatory filing fees.

    The purchase price was determined as follows:

                                    MEDSCAPE                     TOTAL EMED
                           ---------------------------   ---------------------------        TOTAL
                           EQUIVALENT                    EQUIVALENT                     MEDICALOGIC/     AGGREGATE FAIR
                             SHARES       FAIR VALUE       SHARES       FAIR VALUE     MEDSCAPE SHARES       VALUE
                           ----------   --------------   ----------   --------------   ---------------   --------------
                                        (IN THOUSANDS)                (IN THOUSANDS)                     (IN THOUSANDS)
Shares...................  14,431,687      $665,301      7,451,629       $343,520        21,883,316        $1,008,821
Stock Options............   1,847,836        72,047        548,371         22,922         2,396,207            94,969
Warrants.................   2,751,503        36,590             --             --         2,751,503            36,590
                           ----------                    ---------                       ----------
Total Shares.............  19,031,026                    8,000,000                       27,031,026
                           ==========                    =========                       ==========
Merger Costs.............                     7,131                         2,338                               9.469
                                           --------                      --------                          ----------
                                           $781,069                      $368,780                          $1,149,849
                                           ========                      ========                          ==========

    The estimated fair value of the common stock to be issued is based on the average closing price of MedicaLogic's common stock for the five days prior and subsequent to the days the mergers were announced, which was $46.10. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

    Expected lives of three to seven years.

    Expected volatility factor of 1.0.

    Risk-free interest rate of 5.875%.

    Expected dividend rate of 0%.

    B. To reflect the excess purchase price of approximately $863.4 million over the fair value of net tangible assets acquired as goodwill and other intangible assets.

    The purchase price is allocated to the assets and liabilities based on preliminary fair values as follows (in thousands):

                                                          MEDSCAPE   TOTAL EMED
                                                          --------   ----------
Assets acquired:
  Current assets........................................  $ 61,985    $ 17,705
  Property and equipment................................     7,568       4,201
  Intangibles...........................................    56,800       2,700
  Contribution of services..............................   145,224          --
  Goodwill..............................................   517,483     345,884
  Other assets..........................................     3,156          42
  Stock subscription receivable.........................        --         260

Less liabilities assumed................................   (11,147)     (2,012)
                                                          --------    --------
  Purchase price........................................  $781,069    $368,780
                                                          ========    ========

    C. To reflect the elimination of the historical stockholders' equity accounts of Medscape and Total eMed.

    D. To reflect the elimination of goodwill and other intangible assets on the balance sheets of Medscape and Total eMed as of the merger date.

    The adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999, assume the mergers occurred as of January 1, 1999 are as follows:

    (a) To reflect the amortization of goodwill and other intangible assets resulting from the mergers. The goodwill and other intangible assets are being amortized over periods of approximately one and one-half to five years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

                                                              MEDSCAPE   TOTAL EMED    TOTAL
                                                              --------   ----------   --------
                                                                       (IN THOUSANDS)
New amortization expense related to application of purchase
  method of accounting related to intangibles and
  goodwill..................................................  $204,294     $70,077    $274,371
                                                              ========     =======    ========

    (b) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 16.5 million shares of MedicaLogic/Medscape common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options and warrants of Medscape and Total eMed assumed in the mergers have not been included as their inclusion would be anti-dilutive.

    (c) To reflect the following amortization adjustments for the year ended December 31, 1999 (in thousands):

                                                              MEDSCAPE   TOTAL EMED    TOTAL
                                                              --------   ----------   --------
Elimination of historical amortization--Goodwill............   $(153)       $ (44)     $(197)
Elimination of historical amortization--Intangibles.........      --         (222)      (222)

    (d) To reflect the reversal of accretion on redeemable preferred stock that is forfeited by redeemable preferred stockholders upon voting for and consummation of the MedicaLogic/Total eMed merger.

    (e) MedicaLogic expects to record charges to operations subsequent to the purchase transaction to reflect the combination of the two companies. These charges are yet to be estimated and will consist primarily of severance costs related to the termination of certain employees. This charge is not reflected in the pro forma combined condensed financial information.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial statements give effect to the combination of MedicaLogic and Medscape. The unaudited pro forma combined balance sheet assumes the merger took place on December 31, 1999 and combines MedicaLogic's and Medscape's historical balance sheets at that date.

    The unaudited pro forma combined statements of operations assume that the merger took place as of the beginning of 1999 and combine the consolidated historical statements of operations of MedicaLogic and Medscape for the year ended December 31, 1999.

    The unaudited pro forma combined statements of operations are not necessarily indicative of operating results which would have been achieved had the merger been completed as of the beginning of the period and should not be construed as representative of future operations.

    These unaudited pro forma combined consolidated financial statements should be read in conjunction with the respective audited consolidated historical financial statements and the accompanying notes of MedicaLogic and Medscape which are contained in this document.

                               MEDICALOGIC, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31, 1999
                                                 ----------------------------------------------------
                                                                                   PRO FORMA
                                                                          ---------------------------
                                                 MEDICALOGIC   MEDSCAPE   ADJUSTMENTS       COMBINED
                                                 -----------   --------   -----------       ---------
ASSETS
Cash and short-term investments................    $138,856    $ 40,819     $    (36)(B)    $ 179,639
Accounts receivable, net.......................       6,473       5,946                        12,419
Prepaid expenses and current assets............       4,515      15,256                        19,771
                                                   --------    --------     --------        ---------
  Total current assets.........................     149,844      62,021          (36)         211,829
Property and equipment, net....................      13,087       7,568                        20,655
Other assets, net..............................         435       3,156                         3,591
Intangible assets..............................          --      10,338      (10,338)(D)       56,800
                                                                              56,800 (B)
Goodwill.......................................       4,988       2,252      517,483 (B)      522,471
                                                                              (2,252)(D)
                                                   --------    --------     --------        ---------
    Total assets...............................    $168,354    $ 85,335     $561,657        $ 815,346
                                                   ========    ========     ========        =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and other accrued
  liabilities..................................    $  8,277    $  9,567     $  7,131 (A)    $  24,975
Deferred revenue...............................       3,269       1,580                         4,849
Other..........................................       2,432          --                         2,432
                                                   --------    --------     --------        ---------
  Total current liabilities....................      13,978      11,147        7,131           32,256
Long term liabilities..........................       4,536          --                         4,536
                                                   --------    --------     --------        ---------
  Total liabilities............................      18,514      11,147        7,131           36,792
                                                   --------    --------     --------        ---------
Commitments and contingencies
Shareholders' equity:
Common stock...................................     229,724     266,643     (266,643)(C)    1,003,662
                                                                             773,938 (A)
Common stock notes receivable..................     (11,788)       (628)         628 (C)      (11,788)
Deferred stock compensation....................      (4,570)     (7,984)       7,984 (C)       (4,570)
Treasury stock.................................          --          (3)           3 (C)           --
Contribution of services.......................          --    (145,224)                     (145,224)
Warrants.......................................          --       6,840       (6,840)(C)
Unrealized loss on investment securities.......          --         (36)          36 (C)           --
Accumulated deficit............................     (63,526)    (45,420)      45,420          (63,526)
                                                   --------    --------     --------        ---------
  Total shareholders' equity...................     149,840      74,188      554,526          778,554
                                                   --------    --------     --------        ---------
  Total liabilities and shareholders' equity...    $168,354    $ 85,335     $561,657        $ 815,346
                                                   ========    ========     ========        =========

  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION ON
                                   PAGE 162.

                               MEDICALOGIC, INC.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                         YEAR ENDED DECEMBER 31, 1999
                                           --------------------------------------------------------
                                                                                PRO FORMA
                                                                       ----------------------------
                                           MEDICALOGIC    MEDSCAPE     ADJUSTMENTS       COMBINED
                                           -----------   -----------   -----------      -----------
Revenues.................................  $   19,717    $    11,156                    $    30,873
                                           ----------    -----------                    -----------
Operating expenses:
  Cost of revenues.......................       7,932         12,967                         20,899
  Marketing and sales....................      20,817         26,944                         47,761
  Research and development...............      11,946             --                         11,946
  General and administrative.............       3,728          6,048                          9,776
  Deferred stock compensation expenses...         370          2,101                          2,471
  Depreciation and amortization..........       2,481            857                          3,338
  Goodwill amortization..................       1,527            153    $ 204,294 (a)       205,821
                                                                             (153)(c)
                                           ----------    -----------    ---------       -----------
    Total operating expenses.............      48,801         49,070      204,141           302,012
                                           ----------    -----------    ---------       -----------
    Operating loss.......................     (29,084)       (37,914)    (204,141)         (271,139)
Other income (expense)...................       1,431          1,203                          2,634
                                           ----------    -----------    ---------       -----------
Net loss.................................     (27,653)       (36,711)    (204,141)         (268,505)
Preferred stock accretion................         334             --                            334
                                           ----------    -----------    ---------       -----------
Net loss attributable to common
  shareholders...........................  $  (27,987)   $   (36,711)   $(204,141)      $  (268,839)
                                           ==========    ===========    =========       ===========
Net loss per share:
  Basic and diluted......................  $    (3.07)   $     (1.89)                   $    (11.42)
                                           ==========    ===========                    ===========
Shares used in computing net loss per
  share:
  Basic and diluted......................   9,107,613     19,400,443                     23,539,300(b)
                                           ==========    ===========                    ===========

  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION ON
                                   PAGE 162.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

    The unaudited pro forma condensed combined financial information reflects the MedicaLogic/ Medscape merger and gives effect to certain reclassifications financial statements to conform the presentation of the historical operations of the merged companies.

    The total estimated purchase price of the transaction has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of such changes could be material.

    The adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 1999 have been calculated as if the merger occurred on December 31, 1999. The adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 have been calculated as if the merger occurred on January 1, 1999. The adjustments are as follows:

    A. To reflect the acquisition of all the outstanding capital stock by Medscape by exchanging shares of MedicaLogic/Medscape common stock in exchange for each share of Medscape capital stock for a total estimated combined purchase price of approximately $781 million. The purchase consideration consists of the issuance of an estimated 14.4 million shares of MedicaLogic/Medscape common stock with a fair value of approximately $665.3 million and the assumption of options and warrants to purchase approximately 4.6 million shares of MedicaLogic/Medscape common stock with a fair value of approximately
$108.6 million and other related merger costs of approximately $7.1 million in investment banking, legal, accounting and regulatory filing fees.

    The purchase price was determined as follows:

                                                               MEDSCAPE
                                                  ----------------------------------
                                                  EQUIVALENT SHARES     FAIR VALUE
                                                  -----------------   --------------
                                                                      (IN THOUSANDS)
Shares..........................................      14,431,687         $665,301
Stock options...................................       1,847,836           72,047
Warrants........................................       2,751,503           36,590
                                                      ----------
Total shares....................................      19,031,026
                                                      ==========
Merger costs....................................                            7,131
                                                                         --------
                                                                         $781,069
                                                                         ========

    The estimated fair value of the common stock to be issued is based on the average closing price of MedicaLogic's common stock for the five days prior and subsequent to the days the merger was announced, which was $46.10. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

    Expected lives of three years.

    Expected volatility factor of 1.0.

    Risk-free interest rate of 5.875%.

    Expected dividend rate of 0%.

    B. To reflect of the excess purchase price of approximately $517 million over the fair value of net tangible assets as goodwill.

    The purchase price is allocated to the assets and liabilities of Medscape based on preliminary fair values as follows (in thousands):

Assets acquired:
  Current assets............................................  $ 61,985
  Property and equipment....................................     7,568
  Other assets..............................................     3,156
  Contribution of services..................................   145,224
  Goodwill..................................................   517,483
  Intangibles...............................................    56,800
Less liabilities assumed....................................   (11,147)
                                                              --------
  Purchase price............................................  $781,069
                                                              ========

    C. To reflect the elimination of the historical stockholders' equity accounts of Medscape.

    D. To reflect the elimination of goodwill and other intangible assets on the balance sheets of Medscape as of the acquisition date.

    The adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999, assume the merger occurred as of January 1, 1999 are as follows:

    (a) To reflect the amortization of goodwill and other intangible assets resulting from the merger. Intangibles, consist of customer lists, workforce and trademarks. The goodwill and other intangible assets are being amortized over periods of approximately one and one-half to five years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

    (b) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 14.5 million shares of MedicaLogic/Medscape common stock, as if the shares had been outstanding for the entire period. The effect of stock options and warrants of Medscape, assumed in the merger has not been included as their inclusion would be anti-dilutive.

    (c) To reflect the following amortization adjustments for the year ended December 31, 1999 (in thousands):

Elimination of historical amortization......................    $153
                                                                ====

    (d) MedicaLogic expects to record charges to operations subsequent to the purchase transaction to reflect the combination of the two companies. These charges are yet to be estimated and will consist primarily of severance costs related to the termination of certain employees. This charge is not reflected in the pro forma combined condensed financial information.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial statements give effect to the combination of MedicaLogic and Total eMed using the purchase accounting method. The unaudited pro forma combined balance sheet assumes the merger took place on December 31, 1999 and combines MedicaLogic's and Total eMed's historical balance sheets at that date.

    The unaudited pro forma combined statements of operations assume that the merger took place as of the beginning of 1999 and combine the consolidated historical statements of operations of MedicaLogic and Total eMed for the year ended December 31, 1999.

    The unaudited pro forma combined statements of operations are not necessarily indicative of operating results which would have been achieved had the merger been completed as of the beginning of the period and should not be construed as representative of future operations.

    These unaudited pro forma combined consolidated financial statements should be read in conjunction with the respective audited consolidated historical financial statements and the accompanying notes of MedicaLogic and Total eMed which are contained in this document.

                               MEDICALOGIC, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31, 1999
                                                -----------------------------------------------------
                                                                                   PRO FORMA
                                                                           --------------------------
                                                MEDICALOGIC   TOTAL EMED   ADJUSTMENTS       COMBINED
                                                -----------   ----------   -----------       --------
ASSETS
Cash and short-term investments...............    $138,856      $16,002                      $154,858
Accounts receivable, net......................       6,473        1,616                         8,089
Prepaid expenses and current assets...........       4,515           88                         4,603
                                                  --------      -------                      --------
  Total current assets........................     149,844       17,706                       167,550
Property and equipment, net...................      13,087        4,201                        17,288
Other assets, net.............................         435           42                           477
Intangible assets.............................          --          928      $  2,700 (B)       2,700
                                                                                 (928)(D)
Goodwill......................................       4,988        1,005       345,884 (B)     350,872
                                                                               (1,005)(D)
                                                  --------      -------      --------        --------
  Total assets................................    $168,354      $23,882      $346,651        $538,887
                                                  ========      =======      ========        ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND
  SHAREHOLDERS' EQUITY
Accounts payable and other accrued
  liabilities.................................    $  8,277      $ 1,913      $  2,338 (A)    $ 12,528
Deferred revenue..............................       3,269           --                         3,269
Other.........................................       2,432           83                         2,515
                                                  --------      -------      --------        --------
  Total current liabilities...................      13,978        1,996         2,338          18,312
Long-term liabilities.........................       4,536           17                         4,553
                                                  --------      -------      --------        --------
  Total liabilities...........................      18,514        2,013         2,338          22,865
                                                  --------      -------      --------        --------
Commitments and contingencies
Redeemable preferred stock....................          --        5,817        (5,817)(C)          --
Shareholders' equity:
Preferred stock...............................          --       25,545       (25,545)(C)          --
Common stock and additional paid in capital...     229,724          261          (261)(C)     596,166
                                                                              366,442 (A)
Common stock notes receivable.................     (11,788)          --                       (11,788)
Deferred stock compensation...................      (4,570)          --                        (4,570)
Stock receivables.............................          --         (260)                         (260)
Accumulated deficit...........................     (63,526)      (9,494)        9,494 (D)     (63,526)
                                                  --------      -------      --------        --------
  Total shareholders' equity..................     149,840       16,052       350,130         516,022
                                                  --------      -------      --------        --------
  Total liabilities, redeemable preferred
    stock and shareholders' equity............    $168,354      $23,882      $346,651        $538,886
                                                  ========      =======      ========        ========

  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION ON
                                   PAGE 167.

                               MEDICALOGIC, INC.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEAR ENDED DECEMBER 31, 1999
                                             --------------------------------------------------------
                                                                                  PRO FORMA
                                                                        -----------------------------
                                             MEDICALOGIC   TOTAL EMED   ADJUSTMENTS        COMBINED
                                             -----------   ----------   -----------       -----------
Revenues...................................  $   19,717    $    4,598                     $    24,315
                                             ----------    ----------                     -----------
Operating expenses:
  Cost of revenues.........................       7,932         5,913                          13,845
  Marketing and sales......................      20,817           443                          21,260
  Research and development.................      11,946            --                          11,946
  General and administrative...............       3,728         3,942                           7,670
  Deferred stock compensation..............         370            --                             370
  Depreciation and amortization............       2,481           987     $   (222)(c)          3,246
  Goodwill amortization....................       1,527            44       70,077 (a)
                                                                               (44)(c)         71,604
                                             ----------    ----------     --------        -----------
    Total operating expenses...............      48,801        11,329       69,811            129,941
                                             ----------    ----------     --------        -----------
    Operating loss.........................     (29,084)       (6,731)     (69,811)          (105,626)
Other income (expense):....................       1,431           218                           1,649
                                             ----------    ----------     --------        -----------
Net loss...................................     (27,653)       (6,513)     (69,811)          (103,977)
Preferred stock accretion..................        (334)       (1,370)       1,370 (e)           (334)
                                             ----------    ----------     --------        -----------
Net loss attributable to common
  shareholders.............................  $  (27,987)   $   (7,883)    $(68,411)       $  (104,311)
                                             ==========    ==========     ========        ===========
Net loss per share:
  Basic and diluted........................  $    (3.07)   $    (3.39)                    $     (6.30)
                                             ==========    ==========     ========        ===========
Shares used in computing net loss per
  share:
  Basic and diluted........................   9,107,613     2,325,205                      16,559,242 (b)
                                             ==========    ==========     ========        ===========

  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION ON
                                   PAGE 167.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

    The unaudited pro forma condensed combined financial information reflects the MedicaLogic/Total eMed merger and gives effect to certain reclassifications to conform the presentation of the historical operations of the merged companies.

    The total estimated purchase price of the transaction has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of such changes could be material.

    The adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 1999 have been calculated as if the merger occurred on December 31, 1999. The adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 have been calculated as if the merger occurred on January 1, 1999. The adjustments are as follows:

    A. To reflect the acquisition of all of the outstanding capital stock of Total eMed by exchanging shares of MedicaLogic/Medscape common stock in exchange for each share of Total eMed capital stock for a total estimated combined purchase price of approximately $369 million. The purchase consideration consists of the issuance of an estimated 7.5 million shares of MedicaLogic/Medscape common stock with a fair value of approximately
$343.5 million and the assumption of options to purchase .5 million shares of MedicaLogic common stock with a fair value of approximately $22.9 million and other related merger costs of approximately $2.3 million for investment banking, legal, accounting and regulatory filing fees.

    The purchase price was determined as follows:

                                                              TOTAL EMED
                                                  ----------------------------------
                                                  EQUIVALENT SHARES     FAIR VALUE
                                                  -----------------   --------------
                                                                      (IN THOUSANDS)
Shares..........................................      7,451,629          $343,520
Stock options...................................        548,371            22,922
Total shares....................................      8,000,000
                                                      =========          ========
Merger costs....................................          2,338          $368,780
                                                      =========          ========

    The estimated fair value of the common stock to be issued is based on the average closing price of MedicaLogic's common stock for the five days prior and subsequent to the days the merger was announced, which was $46.10. The estimated fair value of the options to be assumed is based on the Black-Scholes model using the following assumptions:

    - Expected lives of three years.

    - Expected volatility factor of 1.0.

    - Risk-free interest rate of 5.875%.

    - Expected dividend rate of 0%.

    B. Recognition of the excess purchase price of approximately $346 million over the fair value of net tangible assets acquired, have been recorded as goodwill.

    The purchase price is allocated to the assets and liabilities of Total eMed based on preliminary fair values as follows (in thousands):

Assets acquired:
  Current assets............................................  $ 17,705
  Property and equipment....................................     4,201
  Other assets..............................................        42
  Intangibles...............................................     2,700
  Goodwill..................................................   345,884
  Stock subscription receivable.............................       260
                                                              --------
                                                               370,792
Less liabilities assumed....................................    (2,012)
                                                              --------
  Purchase price............................................  $368,780
                                                              ========

    C. To reflect the elimination of the historical stockholders' equity accounts of Total eMed.

    D. To reflect the elimination of goodwill and other intangible assets on the balance sheet of Total eMed as of the acquisition date.

    The adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999, assuming the merger occurred as of January 1, 1999 are as follows:

        (a) To reflect the amortization of goodwill and other intangible assets resulting from the merger. Intangibles consist of the workforce and customer list. The goodwill and other intangible assets are being amortized over periods of approximately three to five years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

        (b) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 7.5 million shares of MedicaLogic/Medscape common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options of Total eMed assumed in the merger has not been included as their inclusion would be anti-dilutive.

        (c) To reflect the following amortization adjustments for the year ended December 31, 1999 (in thousands):

Elimination of historical intangible amortization...........   $(222)
                                                               =====
Elimination of amortization expense related to goodwill.....   $ (44)
                                                               =====

        (d) MedicaLogic expects to record charges to operations subsequent to the purchase transaction to reflect the combination of the two companies. These charges are yet to be estimated. This charge is not reflected in the pro forma combined condensed financial information.

        (e) To reflect the reversal of accretion on redeemable preferred stock that is forfeited by redeemable preferred stockholders upon voting for and consummation of the MedicaLogic/Total eMed merger.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    MedicaLogic completed its initial public offering on December 10, 1999. MedicaLogic's common stock is listed on the Nasdaq National Market under the trading symbol MDLI. The table below sets forth, for the calendar quarters indicated, the reported high and low closing sale prices of MedicaLogic common stock as reported on the Nasdaq National Market, in each case based on published financial sources:

                                                              HIGH       LOW
                                                            --------   --------
1999
  Fourth Quarter..........................................  $ 28.25    $ 20.69
2000
  First Quarter...........................................  $ 51.00    $ 13.38
                                                            -------    -------

    On March 31, 2000, the most recent practicable date before the date of this document, the closing price on the National Market was $17.38 per share of MedicaLogic common stock. Shareholders are urged to obtain current market quotations before making any decision with respect to the merger.

    Medscape completed its initial public offering on September 27, 1999. Medscape's common stock is listed on the Nasdaq National Market under the trading symbol MSCP. The table below sets forth, for the calendar quarters indicated, the reported high and low closing sale prices of Medscape common stock as reported on the Nasdaq National Market, in each case based on published financial sources:

                                                                HIGH       LOW
                                                              --------   --------
1999
  Fourth Quarter............................................   $12.13     $8.47
2000
  First Quarter.............................................   $13.38     $4.88
                                                               ------     -----

    On March 31, 2000, the most recent practicable date before the date of this document, the closing price on the Nasdaq National Market was $5.34 per share of Medscape common stock. Shareholders are urged to obtain current market quotations before making any decision with respect to the merger.

    None of MedicaLogic, Medscape or Total eMed has ever paid any cash dividends. After the merger is completed, MedicaLogic intends to retain earnings to finance the expansion of the business. Any future dividends will be at the discretion of the MedicaLogic board and will be determined after consideration of factors such as MedicaLogic's earnings, financial condition, cash flows from operations, current and anticipated cash needs and expansion plans and any restrictions that may be imposed under MedicaLogic's current and future credit facilities.

  COMPARISON OF RIGHTS OF SHAREHOLDERS OF MEDICALOGIC, MEDSCAPE AND TOTAL EMED

GENERAL

    This section of the document describes several differences between the rights of holders of MedicaLogic common stock, Medscape common stock and Total eMed common stock. Although we believe the description covers the material differences between these rights, this summary may not contain all of the information that is important to you.

    The Delaware General Corporation Law and Medscape's certificate of incorporation and bylaws govern the rights of Medscape's stockholders. The Delaware General Corporation Law and Total eMed's certificate of incorporation and bylaws govern the rights of Total eMed's stockholders. Upon completion of the merger, both Medscape and Total eMed stockholders will become shareholders of MedicaLogic. The Oregon Business Corporation Act and MedicaLogic's articles of incorporation and bylaws will govern the rights of Medscape and Total eMed stockholders who become MedicaLogic shareholders.

NUMBER OF DIRECTORS

    The MedicaLogic board is composed of between seven and nine directors, as fixed by the MedicaLogic board. The MedicaLogic board now consists of seven directors. In connection with the MedicaLogic/Medscape merger, MedicaLogic has agreed to fix its board at no more than 11 members.

    The number of directors of the Medscape board shall be fixed by resolution duly adopted from time to time by the Medscape board. The Medscape board now consists of 10 directors.

    The size of the Total eMed board is between one and ten directors, as determined from time to time by the Total eMed board. The Total eMed board now consists of eight directors.

CLASSIFIED BOARD OF DIRECTORS

    Oregon law provides that a corporation's board of directors may be divided into two or three groups with staggered terms of office. The MedicaLogic board is divided into three classes serving for three-year terms. At each annual meeting, one class is elected to a three-year term.

    The classified board provisions may have the effect of lengthening the time required for a third party to acquire control of MedicaLogic through a proxy contest or the election of a majority of the board of directors and may deter any potential unfriendly offers or other efforts to obtain control of MedicaLogic. These provisions could deprive you of opportunities to realize a premium for your shares and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any third parties seeking control of MedicaLogic to negotiate terms acceptable to the board of directors. In addition, the provisions regulating removal of directors, which are described below, will make the removal of any director more difficult, even if you believe removal is in your best interests. Since these provisions make the removal of directors more difficult, they increase the likelihood that incumbent directors will retain their position and, since the board has the power to retain and discharge management, could perpetuate incumbent management.

    Delaware law provides that a corporation's board of directors may be divided into up to three classes with staggered terms of office. The Medscape board is divided into three classes with staggered terms of office. One class is elected each year at the annual meeting of stockholders. The Total eMed board is not classified. Its directors are elected each year at the annual meeting of stockholders.

REMOVAL OF DIRECTORS

    Under Oregon law, shareholders may remove a director with or without cause unless the articles of incorporation provide that shareholders may remove directors only for cause. Shareholders may remove a director only at a meeting of the shareholders called for the purpose of removing the director, and the meeting notice must state that a purpose of the meeting is the removal of a director. MedicaLogic's articles provide for the removal of any director or the entire board at any time, but only for cause or by the affirmative vote of the holders of 75% or more of the voting power of the outstanding shares of capital stock of MedicaLogic entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose.

    Under Delaware law, directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors. The Medscape bylaws provide that any director may be removed, either with or without cause, at any time by a majority of the shares entitled to vote at an annual meeting or at a special meeting of the stockholders called for the purpose.

    The Total eMed bylaws provide that one or more directors may be removed, with cause, by the holders of a majority of the shares then entitled to vote at an election of directors or by a majority of the entire board of directors. A director may only be removed at a meeting called for the purpose of removing him or her.

VACANCIES ON THE BOARD OF DIRECTORS

    Oregon law provides that, unless the articles of incorporation provide otherwise, shareholders or the directors then in office, even though fewer than necessary to form a quorum of the board of directors, may fill a vacancy in the board of directors. The MedicaLogic articles do not address vacancies. A director elected to fill a vacancy serves until the next annual meeting of shareholders and until the director's successor is elected and qualified.

    Delaware law provides that, unless a corporation's certificate of incorporation or bylaws provide otherwise, a majority of the directors then in office, although less than a quorum, or a sole remaining director may, fill vacancies and newly created directorships resulting from any increase in the authorized number of directors. The Medscape bylaws provide that any vacancy in the board of directors caused by death, resignation, removal (whether or not for cause), disqualification, an increase in the number of directors or any other cause may be filled by the majority vote of the remaining directors of Medscape at the next annual meeting, any regular meeting or any special meeting called for such purpose. The Total eMed bylaws provide that any vacancy occurring in the Total eMed board of directors due to the removal, with or without cause, or an increase in the number of directors may be filled by a majority of the remaining members of Total eMed's board or the stockholders. Vacancies may be filled by a majority of the directors then in office, even if less than a quorum. A director so elected serves until the next annual meeting of stockholders and until the director's successor is elected and qualified.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    Oregon law provides that shareholders may take any action required or permitted to be taken at a shareholders' meeting without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents:

    - describing the action taken;

    - signed by all the shareholders entitled to vote on the action; and

    - delivered to the corporation.

    Delaware law provides that, unless otherwise provided in the certificate of incorporation, the stockholders may take any action required or permitted to be taken at any annual or special meeting without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Both the Medscape and the Total eMed bylaws provide that stockholder action may be taken without a meeting, without prior notice and without a vote if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting.

AMENDMENTS OF CERTIFICATE/ARTICLES OF INCORPORATION

    Oregon law provides that, in order to amend a corporation's articles of incorporation, the board of directors must first adopt a resolution setting forth the proposed amendment and directing that it be submitted to the shareholders. The proposed amendment must then be submitted to a vote at a meeting of shareholders. The articles of incorporation may be amended if a quorum exists and the votes cast favoring the amendment exceed the votes cast opposing the amendment, unless the amendment would create dissenters' rights, in which case a majority of the votes entitled to be cast is required for approval. Supermajority voting requirements may be imposed by the articles of incorporation, or by the board of directors with respect to any proposed amendment. The MedicaLogic articles contain a supermajority provision, requiring the vote of not less than 75% of the outstanding voting power, with respect to amending the provisions of the articles relating to removal of directors and the provisions of the MedicaLogic bylaws relating to notice of shareholder business, board nominations, and the number and term of directors, except that these bylaw provisions may also be amended by the MedicaLogic board. See "--Removal of directors" above and "--Notice of shareholders' proposals/nominations of directors" below.

    Delaware law provides that a corporation's certificate of incorporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the favorable vote of the holders of a majority of the outstanding stock entitled to vote on the amendment. Delaware law also provides that a certificate of incorporation may require a greater vote than would otherwise be required by Delaware law. The Medscape certificate does not contain supermajority provisions with respect to amendments.

    Total eMed's certificate of incorporation requires the affirmative vote of at least 75% of the issued and outstanding stock having voting power, voting together as a single class, to amend, adopt, or repeal certain of its provisions. In addition, certain provisions relating to the Total eMed preferred stock can only be amended by the affirmative vote of two-thirds of the voting power of the affected series of preferred stock.

AMENDMENT OF BYLAWS

    Under Oregon law, either the board of directors or the shareholders may amend or repeal the corporation's bylaws unless the articles of incorporation reserve the power to amend the bylaws exclusively to the shareholders in whole or in part, or the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. The MedicaLogic bylaws provide that the MedicaLogic board or the MedicaLogic shareholders may amend or repeal the bylaws or adopt new bylaws. However, as noted above, the MedicaLogic articles provide that provisions in the bylaws relating to notice of shareholder business, board nominations, and the number and term of directors may be amended only by the MedicaLogic board or a vote of not less than 75% of the outstanding voting power.

    Under Delaware law, the power to adopt, alter and repeal the bylaws is vested in the stockholders unless the certificate of incorporation vests such power in the directors. Vesting such power in the directors does not divest the stockholders of power to adopt, alter or repeal the bylaws. Both the Medscape and the Total eMed bylaws provide that the board of directors may amend or repeal the bylaws. However, Total eMed's agreement with the holders of its Series B and C preferred stock prevent its bylaws from being amended without the affirmative vote of the holders of at least 50% of such preferred stock.

NOTICE OF SHAREHOLDERS' PROPOSALS/NOMINATIONS OF DIRECTORS

    Under the MedicaLogic bylaws, for shareholders to properly introduce business at the annual meeting of shareholders, a shareholder must give timely notice of the proposal in a proper written form to MedicaLogic's corporate secretary. To be timely, a shareholder's notice to the secretary must be delivered to MedicaLogic's principal executive office not less than 90 nor more than 120 days before the first anniversary of the date of the proxy statement for the preceding year's annual meeting.

    Generally, the MedicaLogic bylaws require that a shareholder's notice include:

    - as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting the business and any material interest of the shareholder in the business; and

    - the name and address of the shareholder giving notice and the class and number of shares of MedicaLogic that the shareholder owns or is entitled to vote.

    The MedicaLogic bylaws permit shareholders to nominate persons for election to the MedicaLogic board of directors at any annual meeting of the shareholders or any special meeting held for the purpose of electing directors. Any shareholder who intends to make a nomination at the annual or special meeting must deliver a notice to the corporate secretary of MedicaLogic setting forth:

    - as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, any information concerning the nominee that would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of the nominee; and

    - as to the shareholder giving the notice:

       - the name and address of the shareholder; and

       - the class and number of shares of capital stock of MedicaLogic that are beneficially owned by the shareholder.

A written consent of each proposed nominee to serving as a director if elected must accompany the notice. To be timely, any notice made for the purpose of nominating a director at an annual meeting must meet the same timeliness requirements as described above for providing advance notice of business to be transacted at a shareholder's meeting. To be timely, a notice made for the purpose of nominating a director at a special meeting must be made not later than 10 days following the public announcement of the meeting.

    The Medscape bylaws are silent as to notice of shareholder's proposals and nominations of directors.

    Under the Total eMed bylaws, for stockholders to properly introduce business at an annual or special meeting, a stockholder of record on the date of determining stockholders entitled to vote at the annual or special meeting must give timely notice of the proposal in a proper written form to Total eMed's corporate secretary, as provided in Total eMed's bylaws. To be timely, a stockholder's notice to the secretary must be delivered to or mailed and received at Total eMed's principal executive offices not less than 60 days before the first anniversary date of the written notice of the preceding year's annual meeting. However, the notice may not be given more than 90 days before an annual meeting of stockholders.

    The Total eMed bylaws require that a stockholder's notice include the following:

    - as to any other business that the stockholder proposes to bring before the meeting, a full description of the business;

    - the name and address of the stockholder proposing to bring such business before the meeting and the reasons for conducting such business;

    - the class and number of shares of Total eMed held by such stockholder;

    - any financial interest of the stockholder in such proposal; and

    - if any item of the business involves a nomination for director, all information regarding each nominee that would be required in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Securities Exchange Act of 1934.

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
CALLING OF SPECIAL MEETING OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN
  CONSENT

    Oregon law provides that a special meeting of shareholders may be called by:

    - the board of directors;

    - the holders of 10% or more of the votes entitled to be cast on any issue proposed to be considered at the special meeting; or

    - by persons specified in the articles of incorporation or bylaws.

    The MedicaLogic bylaws also provide that special meetings of the shareholders, for any purposes, may be called by the chief executive officer or the board of directors.

    Delaware law provides that special meetings of stockholders may be called by a corporation's board of directors or by persons authorized by the corporation's certificate of incorporation or bylaws. The Medscape bylaws provide that special meetings of stockholders may be called at any time by the board of directors, the chairman of the board or the president. The Total eMed bylaws provide that special meetings of stockholders may only be called by the board of directors or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

TRANSACTIONS WITH INTERESTED SHAREHOLDERS

    Both Oregon and Delaware have statutes that may have the effect of delaying or discouraging a hostile takeover of a corporation.

    BUSINESS COMBINATION STATUTES. The Oregon Business Corporation Act contains a business combination statute, and it applies to MedicaLogic. Delaware's business combination statute is contained in Section 203 of the Delaware General Corporation Law and applies to both Medscape and Total eMed. Both the Oregon business combination statute and the Delaware business combination statute, with few exceptions, prohibit some business combinations between a corporation and an "interested stockholder" during the three-year period after the interested stockholder achieved a specified level of ownership. An "interested stockholder" is one who owns 15% or more of a corporation's voting securities. Although the Oregon business combination statute generally replicates Delaware's business combination statute, the Oregon statute omits a significant provision dealing with competitive bidding contests for corporate control. Section 203(b)(6) of the Delaware General Corporation Law generally relieves a bidder from the restrictions of the business combination statute if the board of directors has approved or not opposed a combination with a competing bidder. The basic policy behind Section 203(b)(6) is that once the board of directors has decided to sell the corporation or a majority of its assets or has approved, or not opposed, a tender or exchange offer for 50% or more of the corporation's outstanding stock, the stockholders of the corporation are benefitted by the promotion of bidding contests. Section 203(b)(6) allows a bidder who announces a transaction subsequent to the public announcement of a management-approved transaction and prior to the completion or abandonment of the approved transaction to be free of the requirements of Section 203.

    THE OREGON CONTROL SHARE ACT. Oregon has enacted a control share statute that is contained in the Oregon Business Corporation Act. The Oregon Control Share Act provides that "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the shareholders of the corporation. "Control shares" are shares which, when added to shares then owned or controlled by a shareholder, increase the shareholder's control of voting power above one of three thresholds:

    - more than one-fifth;

    - more than one-third; or

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
    - more than one-half of the outstanding voting power of the corporation.

A majority of the votes cast by holders of shares entitled to vote, excluding shares voted or controlled by the acquiring person and officers and directors, must approve voting rights for shares acquired in a control share acquisition. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party, or other transactions described in the Oregon Control Share Act.

    Submission for shareholder consideration of a resolution to grant voting rights to control shares must be preceded by the filing with the corporation of a statement by the acquiring person providing certain specified information. If the acquiring person requests a special meeting of shareholders when it delivers its statement and submits an undertaking to pay the corporation's expenses, the corporation shall call a special meeting to consider solely the voting rights to be accorded the voting shares acquired in the control share acquisition, not later than 10 days from the date of receipt of the acquiring person statement. Unless the acquiring person agrees otherwise in writing, the special meeting of shareholders shall be held no sooner than 30 days and no later than 50 days after receipt by the corporation of the acquiring person's statement. If no request for a special meeting of shareholders is made in the acquiring person's statement, the board of directors shall present to the next annual or special meeting of shareholders occurring more than 60 days after the filing of the acquiring person's statement, the voting rights to be accorded the voting shares acquired in the control share acquisition.

    Unless otherwise provided in a corporation's articles of incorporation or bylaws, if control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters' rights and shall be entitled to obtain the fair value of the holder's shares. "Fair value" means a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

    The MedicaLogic articles of incorporation and bylaws contain no provisions with respect to control shares.

    The Delaware General Corporation Law contains no provisions comparable to the Oregon Control Share Act.

DISSENTERS' AND APPRAISAL RIGHTS

    Under Oregon law, shareholders that otherwise would be entitled to exercise dissenters' rights do not have these rights if the stock affected is listed on a national securities exchange or is a national market system security. MedicaLogic common stock is a national market system security.

    Under Delaware law, appraisal rights are available only in connection with statutory mergers or consolidations. Even in these cases, unless the certificate of incorporation otherwise provides, Delaware law does not recognize dissenters' rights for any class or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 shareholders, except that appraisal rights are available for holders of stock who, by the terms of the merger or consolidation, are required to accept anything except:

    - stock of the corporation surviving or resulting from the merger or consolidation;

    - shares which at the effective time of the merger or consolidation are either listed on a national securities exchange or held of record by more than 2,000 shareholders;

    - cash in lieu of fractional shares of stock described in the foregoing clauses; or

    - any combination of stock and cash in lieu of fractional shares described in the foregoing clauses.

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
CONSIDERATION OF OTHER CONSTITUENCIES

    Oregon law provides that the directors of a corporation, when evaluating any tender offer or exchange offer made by a third party, a third party's proposal of merger or consolidation, or a third party's offer to acquire all or substantially all of the assets of the corporation, may, in determining what they believe to be in the best interests of the corporation, give due consideration to the following:

    - the social, legal and economic effects on employees, customers and suppliers of the corporation and on the communities and geographical areas in which the corporation and its subsidiaries operate;

    - the economy of the state and nation;

    - the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation; and

    - other relevant factors.

    The Delaware General Corporation Law does not contain provisions relating to the ability of a board of directors to consider the impact of constituencies other than stockholders.

LIABILITY OF DIRECTORS

    Both Oregon law and Delaware law allow charter documents to eliminate or limit the personal liability of directors. Under Oregon law, a corporation's articles of incorporation may not eliminate or limit the liability of the director for:

    - any breach of the director's duty of loyalty to the corporation or shareholders;

    - acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

    - any unlawful distribution as defined under the Oregon Business Corporation Act; or

    - any transaction from which the director derived an improper personal benefit.

    Delaware law prohibits reducing director liability under the following circumstances:

    - where a director has breached the duty of loyalty to the corporation or its stockholders;

    - where a director has engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - where a director has engaged in willful or negligent violation of the provisions of the Delaware General Corporation Law regarding payment of dividends or a corporation's purchase or redemption of its own shares of capital stock; or

    - where the director has derived an improper personal benefit in a transaction.

The MedicaLogic articles of incorporation, the Medscape certificate of incorporation and the Total eMed certificate of incorporation provide for the limitation or elimination of liability of directors to the fullest extent permitted by law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Oregon law and Delaware law contain similar provisions with respect to the indemnification of directors, officers, employees and agents of a corporation. Both Oregon and Delaware require indemnification of present or former directors and officers if they are wholly successful on the merits or otherwise. Delaware law, however, requires indemnification if a present or former director or officer is wholly successful on the merits, or otherwise, as to one or more, but less than all, claims or issues in a proceeding. Thus, under Delaware law, these indemnitees may be entitled to partial indemnification even if he or she is found liable for one or more counts of an action if one or more of the other counts is dismissed. Under Oregon law a person is not entitled to mandatory indemnification unless he or she is wholly successful on the merits, or otherwise, in the defense of a proceeding.

    The MedicaLogic articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent permitted by law of each present or former director, officer, employee or agent of MedicaLogic or fiduciary of its employee benefits plans, as defined by the Employment Retirement Income Security Act of 1974. This indemnity covers all reasonable expenses incurred by that person in connection with any action, suit, or proceeding to which such person is made, or threatened to be made, a party by reason of the fact that the person is or was a director or fiduciary of an employee benefit plan of MedicaLogic or at the request of MedicaLogic acted in a similar capacity with regard to any other enterprise.

    The Medscape bylaws provide for mandatory to the full extent permitted by the laws of the State of Delaware indemnification of all directors and officers whom it has the power to indemnify pursuant thereto.

    The Total eMed bylaws provide for mandatory indemnification to the fullest extent permitted by law of each director or officer or person who has served at the request of Total eMed's board, president or chief executive officer as a director or officer of another corporation. Total eMed may indemnify and advance expenses to any employee or agent who is not a director or officer.

PAYMENT OF DIVIDENDS

    Under the Oregon Business Corporation Act, the board of directors of a corporation may authorize and the corporation may make distributions to shareholders only if after giving effect to the distribution:

    - the corporation would be able to pay its debts as they become due in the usual course of business; and

    - the corporation's total assets would at least equal the sum of the total liabilities plus, unless the corporation's articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

    Under Delaware law, dividends may be paid by a corporation either out of the corporation's excess of net assets over stated capital, or surplus, or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Directors may not declare and pay dividends out of such net profits if the amount of capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets.

TRANSACTIONS WITH OFFICERS OR DIRECTORS

    Under the Oregon Business Corporation Act, a conflict of interest transaction is not voidable by a corporation solely because of a director's interest in the transaction if:

    - the material facts of the transaction and the director's interest were disclosed or known to the board of directors or to a committee of the board of directors and the board or committee authorized, approved or ratified the transaction;

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
    - the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction; or

    - the transaction was fair to the corporation.

    A conflict of interest transaction is "authorized, approved or ratified" by the board or a board committee if it receives the affirmative vote of a majority of directors on the board or on the committee who have no direct or indirect interest in the transaction. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum is deemed present at that board or board committee meeting for the purpose of taking such action.

    Delaware law provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if:

    - the material facts about the relationship or interest and the contract or transaction are disclosed or are known to the board or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, even though the disinterested directors be less than a quorum;

    - the material facts about the relationship or interest and the contract or transaction are disclosed or are known to the stockholders entitled to vote, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or

    - the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee of the board or the stockholders.

SHAREHOLDERS' SUITS

    Under Oregon law, a shareholder of an Oregon corporation may institute a lawsuit against one or more directors, either on his own behalf or derivatively on behalf of the corporation. A shareholder's derivative complaint must include details of any demand made on the board of directors, or the reason or reasons why a demand was not made. The board of directors may conduct an investigation of any action. No discontinuance or settlement of the proceeding may occur without court approval.

    Under Delaware law, a stockholder of a Delaware corporation may bring a derivative action on behalf of the corporation. The stockholder's derivative complaint must include a statement that the plaintiff was a stockholder of the corporation at the time of the transaction of which the stockholder complaint or that the stockholder's stock thereafter devolved upon the stockholder by operation of law. Actions against officers, directors or stockholders for any debt of the corporation shall not be brought until judgment is obtained therefor against the corporation and execution thereon returned unsatisfied.

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
         AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO CHANGE
           MEDICALOGIC'S CORPORATE NAME TO MEDICALOGIC/MEDSCAPE, INC.

    Under the MedicaLogic/Medscape merger agreement, MedicaLogic agreed to propose and recommend to its shareholders that its articles of incorporation be amended to change its corporate name to "MedicaLogic/Medscape, Inc." The MedicaLogic board of directors believes that this name will better reflect the breadth and character of the business after the completion of the mergers. A copy of the proposed amendment is attached as Appendix H.

    The MedicaLogic board recommends that the proposal providing for a change of the corporate name to "MedicaLogic/Medscape, Inc." be approved subject to approval of the MedicaLogic/Medscape merger. If a quorum is present at the special meeting, this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote. The proxies will be voted for or against the proposal, or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted FOR approval of the proposal.

                                 LEGAL MATTERS

    The validity of the shares of MedicaLogic common stock to be issued in the mergers will be passed upon for MedicaLogic by Stoel Rives LLP. Stoel Rives LLP holds a warrant to purchase 10,000 shares of MedicaLogic's common stock at an exercise price of $6.50 a share. Partners and employees of Stoel Rives LLP beneficially own an aggregate of 47,000 shares of MedicaLogic's common stock.

                                    EXPERTS

    The consolidated financial statements of MedicaLogic, Inc. and subsidiaries as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been included in this Joint Proxy Statement/Prospectus in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in this Joint Proxy Statement/Prospectus and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Medscape, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this Joint Proxy Statement/ Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

    The financial statements of Healthcare Communications Group, LLC as of and for the period ended October 27, 1998 and as of and for the year ended December 31, 1997 included in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Total eMed included in this Joint Proxy Statement/ Prospectus for the year ended December 31, 1999 and the period from March 4, 1998 (inception) to December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The pro forma financial information included or referred to in this document has been prepared by and is the responsibility of the management of MedicaLogic, Medscape, and Total eMed respectively. None of KPMG LLP, Deloitte & Touche LLP and Arthur Andersen LLP has examined or compiled the accompanying pro forma financial information and, accordingly, KPMG LLP, Deloitte & Touche LLP and Arthur Andersen LLP do not express an opinion or any other form of assurance with respect to this information. The KPMG LLP, Deloitte & Touche LLP and Arthur Andersen LLP reports included in this document relate to the historical financial statements of MedicaLogic, Medscape and Total eMed, respectively; they do not extend to the pro forma financial information and should not be read to do so.

                                 OTHER MATTERS

    As of the date of this document, none of the MedicaLogic board, the Medscape board nor the Total eMed board knows of any matters that will be presented for consideration at the MedicaLogic special meeting, the Medscape special meeting or the Total eMed special meeting other than as described in this document. If any other matters properly come before either of these meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any of these matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendations of the respective managements of MedicaLogic, and Medscape, or Total eMed as applicable.

                      WHERE YOU CAN FIND MORE INFORMATION

    MedicaLogic and Medscape file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    MedicaLogic filed a registration statement on Form S-4 to register with the SEC the MedicaLogic common stock to be issued to Medscape and Total eMed stockholders in the mergers. This document is a part of that registration statement and constitutes a prospectus of MedicaLogic in addition to being a proxy statement of MedicaLogic, Medscape, and Total eMed for the special meetings. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    MedicaLogic has supplied all information contained or incorporated by reference in this document relating to MedicaLogic, Medscape has supplied all information relating to Medscape and Total eMed has supplied all information relating to Total eMed.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED APRIL 4, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN APRIL 4, 2000, AND NEITHER THE MAILING OF THE DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF MEDICALOGIC COMMON STOCK IN THE MERGERS SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

               MEDICALOGIC, INC./MEDSCAPE, INC./TOTAL EMED, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
MedicaLogic, Inc.--Consolidated Financial Statements:
    Independent Auditors' Report............................     F-2
    Consolidated Balance Sheets.............................     F-3
    Consolidated Statements of Operations...................     F-4
    Consolidated Statements of Shareholders' Equity
(Deficit)...................................................     F-5
    Consolidated Statements of Cash Flows...................     F-6
    Notes to Consolidated Financial Statements..............     F-7
Medscape, Inc.--Consolidated Financial Statements:
    Independent Auditors' Report............................    F-27
    Consolidated Balance Sheets.............................    F-28
    Consolidated Statements of Operations...................    F-29
    Consolidated Statements of Changes in Stockholders'
(Deficiency) Equity.........................................    F-30
    Consolidated Statements of Cash Flows...................    F-34
    Notes to Consolidated Financial Statements..............    F-35
Healthcare Communications Group, LLC--Financial Statements:
    Independent Auditors' Report............................    F-50
    Balance Sheets..........................................    F-51
    Statements of Operations................................    F-52
    Statements of Members' Capital (Deficiency in
Capital)....................................................    F-53
    Statements of Cash Flows................................    F-54
    Notes to Financial Statements...........................    F-55
Total eMed, Inc.--Consolidated Financial Statements:
    Report of Independent Public Accountants................    F-58
    Consolidated Balance Sheets.............................    F-59
    Consolidated Statements of Operations...................    F-60
    Consolidated Statements of Changes In Stockholders'
Equity (Deficit)............................................    F-61
    Consolidated Statements of Cash Flows...................    F-62
    Notes to Consolidated Financial Statements..............    F-63

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MedicaLogic, Inc.:

    We have audited the accompanying consolidated balance sheets of MedicaLogic, Inc. and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended
December 31, 1999. These consolidated financial statements are the responsibility of MedicaLogic's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MedicaLogic, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Portland, Oregon
February 4, 2000

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  4,718   $110,320
  Short-term investments....................................     7,030     28,536
  Accounts receivable, net..................................    10,084      6,473
  Prepaid expenses and other current assets.................       545      4,515
                                                              --------   --------
    Total current assets....................................    22,377    149,844
Property and equipment, net.................................     1,804     13,087
Other assets................................................       127      5,423
                                                              --------   --------
    Total assets............................................  $ 24,308   $168,354
                                                              ========   ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    557   $  5,638
  Accrued and other liabilities.............................     2,286      2,639
  Deferred revenue..........................................     2,701      3,269
  Long term liabilities, current portion....................       742      2,432
                                                              --------   --------
    Total current liabilities...............................     6,286     13,978
Long term liabilities, net of current portion...............       679      2,233
Deferred revenue, long-term.................................        --      1,627
Other long term liabilities.................................        --        676
                                                              --------   --------
    Total liabilities.......................................     6,965     18,514
Convertible redeemable preferred stock; 50,000,000 shares
  authorized; aggregate liquidation preference $0 at
  December 31, 1999; issued and outstanding 21,524,545, and
  0, at December 31, 1998 and 1999, respectively............    49,782         --
                                                              --------   --------
Commitments and contingencies

Shareholders' equity (deficit):
  Common stock, no par value; authorized 100,000,000 shares;
    issued and outstanding 7,127,556 and 32,364,391 shares
    at December 31, 1998 and 1999, respectively.............     5,139    229,724
  Common stock notes receivable.............................    (2,039)   (11,788)
  Deferred stock compensation...............................        --     (4,570)
  Accumulated deficit.......................................   (35,539)   (63,526)
                                                              --------   --------
    Total shareholders' equity (deficit)....................   (32,439)   149,840
                                                              --------   --------
    Total liabilities, redeemable preferred stock and
      shareholders' equity (deficit)........................  $ 24,308   $168,354
                                                              ========   ========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
Revenues:
  Licenses..................................................  $   7,617   $  10,410   $  12,261
  Service and support.......................................      5,190       5,750       7,456
                                                              ---------   ---------   ---------
    Total revenues..........................................     12,807      16,160      19,717

Operating expenses:
  Cost of licenses..........................................      1,702         939       1,163
  Cost of service and support...............................      6,054       5,815       7,171
  Marketing and sales.......................................      7,681       7,882      21,740
  Research and development..................................      7,047       8,071      13,260
  General and administrative................................      1,315       1,151       5,467
                                                              ---------   ---------   ---------
    Total operating expenses................................     23,799      23,858      48,801
                                                              ---------   ---------   ---------
    Operating loss..........................................    (10,992)     (7,698)    (29,084)

Other income (expense):
  Interest expense..........................................       (240)       (187)       (292)
  Interest income...........................................        617         707       1,876
  Other, net................................................        (55)        143        (153)
                                                              ---------   ---------   ---------
    Total other income......................................        322         663       1,431
                                                              ---------   ---------   ---------
    Loss before income taxes................................    (10,670)     (7,035)    (27,653)
Provision for income taxes..................................         --          --          --
                                                              ---------   ---------   ---------
    Net loss................................................    (10,670)     (7,035)    (27,653)
Accretion of preferred stock redemption preference..........       (149)       (197)       (334)
                                                              ---------   ---------   ---------
Net loss attributed to common shareholders..................  $ (10,819)  $  (7,232)  $ (27,987)
                                                              =========   =========   =========
Net loss per share:
  basic and diluted.........................................  $   (1.64)  $   (1.06)  $   (3.07)
                                                              =========   =========   =========
Weighted average shares:
  basic and diluted.........................................  6,579,980   6,807,091   9,107,613

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                  TOTAL COMMON STOCK                                                SHAREHOLDERS'
                                                 ---------------------   STOCK NOTES     DEFERRED     ACCUMULATED      EQUITY
                                                   SHARES      AMOUNT    RECEIVABLE    COMPENSATION     DEFICIT       (DEFICIT)
                                                 ----------   --------   -----------   ------------   -----------   -------------
Balance at December 31, 1996...................   6,613,862   $  3,108    $   (937)      $    --       $(17,488)       $(15,317)

Issuance of common stock in exchange for
  services.....................................      14,350         51          --            --             --              51
Options exercised..............................      26,068         43          --            --             --              43
Interest accrued on common stock notes
  receivable...................................          --         --         (51)           --             --             (51)
Accretion of preferred stock redemption
  notice.......................................          --         --          --            --           (149)           (149)
Net loss.......................................          --         --          --            --        (10,670)        (10,670)
                                                 ----------   --------    --------       -------       --------        --------
Balance at December 31, 1997...................   6,654,280      3,202        (988)           --        (28,307)        (26,093)

Issuance of common stock for acquisition.......      13,750         55          --            --             --              55
Issuance of common stock for cash..............     175,000        700          --            --             --             700
Issuance of restricted common stock in exchange
  for promissory notes.........................     250,000      1,000      (1,000)           --             --              --
Non-cash stock compensation....................          --        110          --            --             --             110
Options exercised..............................      34,526         72          --            --             --              72
Interest accrued on common stock notes
  receivable...................................          --         --         (51)           --             --             (51)
Accretion of preferred stock redemption
  preference...................................          --         --          --            --           (197)           (197)
Net loss.......................................          --         --          --            --         (7,035)         (7,035)
                                                 ----------   --------    --------       -------       --------        --------
Balance at December 31, 1998...................   7,127,556      5,139      (2,039)           --        (35,539)        (32,439)

Issuance of common stock for acquisition.......     750,000      3,300          --            --             --           3,300
Conversion of redeemable preferred stock to
  common stock.................................  15,950,747     97,874          --            --             --          97,874
Issuance of restricted common stock in exchange
  for promissory notes.........................   1,247,500      9,229      (9,229)           --             --              --
Issuance of common stock in exchange for
  services.....................................      65,750      1,314        (195)         (194)            --             925
Issuance of common stock for commission........     172,763      1,987          --            --             --           1,987
Warrants exercised.............................      22,500         13          --            --             --              13
Options exercised..............................     242,575        869          --            --             --             869
Stock compensation expense.....................          --        986          --            --             --             986
Interest accrued on common stock notes
  receivable...................................          --         --        (325)           --             --            (325)
Deferred compensation related to stock
  options......................................          --      4,746          --        (4,746)            --              --
Amortization of deferred compensation related
  to stock options.............................          --         --          --           370             --             370
Issuance of common stock, net of offering
  costs........................................   6,785,000    104,267          --            --             --         104,267
Accretion of preferred stock redemption
  preference...................................          --         --          --            --           (334)           (334)
Net loss.......................................          --         --          --            --        (27,653)        (27,653)
                                                 ----------   --------    --------       -------       --------        --------
Balance at December 31, 1999...................  32,364,391   $229,724    $(11,788)      $(4,570)      $(63,526)       $149,840
                                                 ==========   ========    ========       =======       ========        ========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(10,670)  $ (7,035)  $(27,653)
  Adjustments to reconcile net loss to net cash used by
    operating activities
    Depreciation and amortization...........................     1,464      1,537      4,077
    Stock compensation and other non cash expenses..........        51        110      4,961
    Provisions for doubtful accounts........................       829        756        505
    Loss (gain) on disposition of assets....................        14         (2)       (76)
    Other non-cash income...................................       (51)       (51)      (325)
    Changes in assets and liabilities:
      Accounts receivable...................................    (3,630)    (3,177)     3,106
      Prepaid expenses and other current assets.............      (133)      (239)    (4,024)
      Other assets..........................................       (35)        --        202
      Accounts payable......................................      (906)      (110)     4,123
      Accrued and other liabilities.........................     1,314         99        259
      Deferred revenue......................................       113      1,305      2,195
                                                              --------   --------   --------
        Net cash used by operating activities...............   (11,640)    (6,807)   (12,650)
                                                              --------   --------   --------
Cash flows from investing activities:
  Purchases of fixed assets.................................      (525)    (1,280)   (12,525)
  Purchase of business......................................        --        (12)    (2,117)
  Proceeds from sale of fixed assets........................        --          6         18
  Purchases of short-term investments.......................   (15,261)   (28,248)   (52,994)
  Proceeds from maturities of short-term investments........     8,145     28,334     31,211
  Issuance of long-term notes receivable....................        --         --       (200)
                                                              --------   --------   --------
        Net cash used by investing activities...............    (7,641)    (1,200)   (36,607)
                                                              --------   --------   --------
Cash flows from financing activities:
  Net proceeds from issuance of preferred stock.............     6,775      6,794     47,758
  Net proceeds from issuance of common stock................        43        772    105,229
  Proceeds from issuance of notes payable...................        --      1,264      3,069
  Principal payments under capital lease....................    (1,264)      (879)      (394)
  Principal payments under note obligations.................        --       (150)      (803)
                                                              --------   --------   --------
        Net cash provided by financing activities...........     5,554      7,801    154,859
                                                              --------   --------   --------
        Net increase (decrease) in cash and cash
        equivalents.........................................   (13,727)      (206)   105,602
Cash and cash equivalents at beginning of period............    18,651      4,924      4,718
                                                              --------   --------   --------
Cash and cash equivalents at end of period..................  $  4,924   $  4,718   $110,320
                                                              ========   ========   ========
Summary of non-cash investing and financing activities:
  Issuance of common stock in exchange for note
    receivable..............................................  $     --   $  1,000   $  9,424
  Issuance of common stock for purchase of a business.......        --         55      3,300
  Assets acquired or exchanged under capital leases.........       593         62      1,371
  Accretion of preferred stock redemption preference........       149        197        334

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) COMPANY

    MedicaLogic, Inc. and subsidiaries (MedicaLogic) develops, markets and supports electronic medical record software used by physicians at the point of care, throughout the U.S.

(b) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of MedicaLogic and its subsidiaries. All significant intercompany transactions and balances have been eliminated. Operations of business acquired and accounted for as purchases are consolidated as of the date of acquisition.

(c) USE OF ESTIMATES

    Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amount of assets, liabilities and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(d) CASH AND CASH EQUIVALENTS

    For purposes of these statements, MedicaLogic considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

(e) SHORT-TERM INVESTMENTS

    Short-term investments include various corporate debt instruments and have been classified as available-for-sale securities according to the requirements of Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES at December 31, 1998 and 1999. Short-term investments are carried at amortized cost, which approximates market value. At December 31, 1999, contractual maturities of short-term investments ranged from one hundred eleven to two hundred ninety-six days.

(f) CONCENTRATION OF CREDIT RISK

    The Company invests its cash, cash equivalents and short-term investments with financial institutions with high credit standing and, by policy, limits the amounts invested with any one institution, type of security and issuer.

    The Company sells its products to customers, ranging from individual doctors, small to large medical groups, and medical institutions. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended as deemed appropriate, but generally requires no collateral. The Company maintains reserves for estimated credit losses and, to date, such losses have been within management's expectations.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(g) ACCOUNTS RECEIVABLE

    Accounts receivable are shown net of allowance for doubtful accounts of $1,360 and $529 at December 31, 1998 and 1999. The following table presents a roll forward of the allowance for doubtful accounts for the indicated periods:

                                                               DECEMBER 31,
                                                      ------------------------------
                                                        1997       1998       1999
                                                      --------   --------   --------
Balance--beginning of period........................   $ 165      $  852    $ 1,360

Provision...........................................     829         756        505
Charge offs.........................................    (142)       (248)      (284)
Recoveries..........................................      --          --     (1,052)
                                                       -----      ------    -------
Balance--end of period..............................   $ 852      $1,360    $   529
                                                       =====      ======    =======

(h) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value of the leased assets at the inception of the lease. The cost of repairs and maintenance is expensed as incurred.

    Depreciation on furniture, equipment and leasehold improvements is calculated on a straight-line basis over the estimated useful lives of the assets, five years for furniture and two to three years for equipment. Property and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Amortization of leasehold improvements is recognized over the shorter of the life of the improvement or the remaining life of the lease using the straight-line method.

    As required by SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF, management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of the operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

(i) GOODWILL

    Goodwill represents the excess of the aggregate purchase price over the fair value of the tangible and intangible assets acquired in various acquisitions. Goodwill costs are being amortized on a straight-line basis, over periods ranging from two to four years. Amortization expense for the years ended December 31, 1997, 1998 and 1999 was $-0-, $34 and $1,527. Accumulated
amortization at

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
December 31, 1998 and 1999 was $34 and $1,561. Recoverability of goodwill is periodically reviewed for impairment.

(j) SOFTWARE DEVELOPMENT COSTS

    Software development costs have been accounted for according to the requirements of Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of the software has been short; therefore, software development costs qualifying for capitalization have been immaterial. As such, MedicaLogic has not capitalized any software development costs and charged all costs to research and development expense.

(k) REVENUE RECOGNITION

    MedicaLogic has adopted SOP 97-2, as amended by SOP 98-4 and 98-9 beginning January 1, 1998. MedicaLogic's revenue policy before December 31, 1997 complied with the preceding authoritative guidance provided by SOP No. 91-1, SOFTWARE REVENUE RECOGNITION.

    SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on vendor specific objective evidence ("VSOE") of the relative fair values of each element in the arrangement. MedicaLogic has established sufficient VSOE to ascribe a value to consulting services and post-contract customer support based on the price charged when these elements are sold separately. Accordingly, license revenue is recorded under the residual method. Under the residual method, revenue is recognized as follows:

    (1) The total fair value of undelivered elements, as indicated by VSOE, is deferred and subsequently recognized according to the requirements of SOP 92-2.

    (2) The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

    MedicaLogic recognizes revenue from license fees generally when a signed agreement has been obtained, the delivery of the product has occurred, the fee is fixed and determinable and collectibility of the license fee is probable. Term based licenses from Logician Enterprise and Logician Internet products will be recognized on a subscription basis. Subscription revenue which is billed in advance will be recognized over the period earned, normally one month.

    Support revenue consists of fees for maintenance and customer support services. Fees for maintenance and customer support service, conveying the right to obtain upgrades, when and if available, are generally paid in advance and revenue is recognized ratably over the term of the agreement.

    Services revenue generally consists of consulting, training and integration fees. These services are typically billed separately from the license fees and are recognized as the related services are performed.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(l) INCOME TAXES

    MedicaLogic accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred income taxes reflect the future tax consequences of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.

    Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that include the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

(m) STOCK-BASED EMPLOYEE COMPENSATION

    MedicaLogic has adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which defines a fair value based method of accounting for employee stock options and similar equity instruments. As is permitted under SFAS
No. 123, MedicaLogic has elected to continue to account for its stock-based compensation plans in accordance with APB Opinion No. 25 under which no compensation for stock options is recognized for stock awards granted at or above fair market value and provides the pro forma disclosures as prescribed by SFAS No. 123.

(n) ADVERTISING

    MedicaLogic expenses costs of advertising when the costs are incurred. Advertising expense was approximately $836, $896 and $1,473 for the years ended December 31, 1997, 1998 and 1999.

(o) NET LOSS PER SHARE

    Net loss per share is calculated in accordance with SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 which provides that basic net income (loss) per share and diluted net income (loss) per share are to be computed using the weighted average number of common shares outstanding. Weighted average number of common shares outstanding does not include the shares of restricted stock subject to repurchase summarized below. Diluted net income per share includes the effect of potentially dilutive common shares. The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been anti-dilutive:

                                                    YEARS ENDED DECEMBER 31,
                                                --------------------------------
                                                  1997       1998        1999
                                                --------   ---------   ---------
Shares issuable under stock options and
  warrants....................................  915,284    1,129,724   2,069,303
Shares of restricted stock subject to
  repurchase..................................   54,561       75,945   1,211,328

(p) COMPREHENSIVE LOSS

    MedicaLogic has no material components of other comprehensive loss so the comprehensive loss is the same as net loss for all periods presented.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(q) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of capital leases and notes payable approximate fair value as the stated interest rates reflect current market rates. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(r) COSTS OF SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

    Internal use software development costs are accounted for according to the requirements of SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. Costs incurred in the preliminary project stage are expensed as incurred and costs incurred in the application and development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over five years, the estimated useful life of the asset.

(s) CONTINGENCIES AND FACTORS THAT COULD AFFECT FUTURE RESULTS

    A substantial portion of MedicaLogic's revenues each year are generated from the development and release to market of computer software products. In the extremely competitive environment in which MedicaLogic operates, these product generating, development and marketing processes are uncertain and complex, requiring accurate prediction of market trends and demand as well as successful management of various development risks inherent in these products. In light of these dependencies, it is possible that failure to successfully manage a significant product introduction could have a severe impact on MedicaLogic's growth and results of operations.

(2) ACQUISITIONS

    On January 5, 1998, MedicaLogic paid $12 in cash and issued 13,750 shares of common stock valued at $4.00 per share to acquire intangible assets of Health Outcome Technologies, Inc. This acquisition was accounted for as a purchase and results of operations for the acquired company are included only from the date of acquisition forward. In connection with this acquisition, MedicaLogic recorded goodwill of $67, which is being amortized over two years, the estimated economic life of the goodwill.

    In January 1999, MedicaLogic acquired PrimaCis Health Information Technology, Inc., a Delaware corporation. This acquisition was accounted for as a purchase and the results of operations for the acquired Company are included only from the date of acquisition forward. The total purchase price, including acquisition costs, was $6,453 and consisted of $2,100 in cash, the assumption of $1,053 in liabilities and the issuance of 750,000 shares of common stock at an estimated fair value of $4.40 per share.

    The purchase accounting allocations resulted in goodwill of approximately $6,500, which is amortized on a straight-line basis over a four year period.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(2) ACQUISITIONS (CONTINUED)
    The pro forma results shown below assume the PrimaCis acquisition occurred as of the beginning of 1998.

Revenues....................................................  $ 16,408
Net loss....................................................   (11,278)
Basic and diluted net loss per share........................     (1.49)

    The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the 1998 period. The pro forma statement of operations data for the year ended December 31, 1999 have not been presented as the results of operations presented for MedicaLogic during this period include PrimaCis' operating results. In addition, they are not intended to be a projection of the future results that may be achieved from the combined operations.

    In connection with the acquisition of PrimaCis, MedicaLogic entered into a separate agreement with a customer of PrimaCis under which MedicaLogic received a purchase order for 1,500 licenses. MedicaLogic delivered 500 licenses to this customer on March 31, 1999 and delivered 1,000 licenses to this customer on June 17, 1999 under a standard license agreement. An element of this agreement represents a discount on future sales. Therefore, $1,890 of the license revenue representing this element has been deferred. Revenue from this element will be recognized as sales are completed in accordance with the terms of the separate agreement discussed below or, if earlier, on the expiration of the agreement. In addition, MedicaLogic is performing training and implementation services on a time and materials basis to the customer.

    As part of a separate agreement, if the customer or any third party in the Houston, Texas area purchases additional licenses from MedicaLogic, MedicaLogic is obligated to issue shares of common stock to this customer having a then fair market value of 50% of the price of the subsequent licenses, up to $12 million of stock. This agreement expires on December 31, 2002. MedicaLogic has issued 172,763 shares of common stock in connection with sales to third parties in the Houston, Texas area and recorded commission expense of $1,987 during the year ended December 31, 1999.

(3) BALANCE SHEET COMPONENTS

(a) PROPERTY AND EQUIPMENT

    Property and equipment, including equipment under capital leases, consist of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Furniture and equipment...................................  $ 4,565    $16,576
Leasehold improvements....................................    1,267      1,519
                                                            -------    -------
                                                              5,832     18,095
Less accumulated depreciation and amortization............   (4,028)    (5,008)
                                                            -------    -------
                                                            $ 1,804    $13,087
                                                            =======    =======

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(3) BALANCE SHEET COMPONENTS (CONTINUED)
(b) ACCRUED AND OTHER LIABILITIES

    Accrued liabilities consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Royalties...................................................   $  843     $1,735
Payroll and related liabilities.............................      627        488
Litigation accruals.........................................      488        100
Other.......................................................      328        316
                                                               ------     ------
                                                               $2,286     $2,639
                                                               ======     ======

(4) LONG TERM LIABILITIES

(a) LEASES

    MedicaLogic leases office furniture and equipment under long-term capital leases, which expire over the next two years. At December 31, 1998 and 1999, the net book value of leased furniture and equipment included in property and equipment was $307 and $1,368.

    MedicaLogic also leases its office facilities under non-cancelable operating lease agreements.

    Future minimum lease payments under non-cancelable operating leases and the capital leases are as follows:

                                                            CAPITAL    OPERATING
                                                             LEASES     LEASES
                                                            --------   ---------
Year ending December 31:
  2000....................................................   $  730     $ 2,925
  2001....................................................      838       3,109
  2002....................................................       --       3,117
  2003....................................................       --       3,242
  2004....................................................       --       3,325
  Years after 2004........................................       --      13,915
                                                             ------     -------
    Total minimum lease payments..........................    1,568     $29,633
                                                                        =======
  Less amount representing interest.......................     (282)
                                                             ------
    Present value of net minimum capital lease payments...    1,286
  Less current portion of capital leases..................     (562)
                                                             ------
    Non-current portion of capital leases.................   $  724
                                                             ======

    Rent expense for the years ended December 31, 1997, 1998 and 1999 totaled approximately $611, $1,073 and $1,591.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(4) LONG TERM LIABILITIES (CONTINUED)
    On May 12, 1999 MedicaLogic entered into a ten year operating lease agreement for office space. The lease requires a letter of credit in lieu of a cash security deposit in the amount of $1,750. Also in connection with this lease, MedicaLogic granted options to the lessor to purchase up to 25,000 shares of common stock, at a price of $6.50 per share. The lessor is required to exercise the option within three years of MedicaLogic's initial public offering.

    The fair value of the options to be issued to the lessor was determined by applying the Black-Scholes methodology using the commitment date of the lease for performance of the lessor as the measurement date. The per share weighted average fair market value was $4.79 on the date of grant, with the following weighted average assumptions: Risk-free interest rate of 5.75%, expected dividend yield -0-%, a three year term, an expected volatility of 100%. The fair value of $120 is being amortized over the lease period.

(b) NOTES PAYABLE

    Notes payable consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Note payable, monthly principal and interest payments of $1;
  interest at 11% per year; final payment due December 31,
  2008; unsecured...........................................   $   70     $   66
Note payable, monthly principal and interest payments of $3;
  interest at 11% per year; final payment due November 30,
  1999; unsecured...........................................       37         --
Notes payable, under term facility, monthly principal and
  interest payments of $47; interest at two-year treasury
  constant maturities plus 5% per year, 10.4% as of December
  31, 1998 and 9.53% at December 31, 1999; maturing between
  September 2000 and September 2001; secured by equipment
  purchased.................................................    1,007        525
Notes payable under term facility, monthly principal and
  interest payments of $25; interest at a two-year treasury
  constant maturities plus 5% per year; 9.45% at December
  31, 1999; maturing between March 2001 and September 2001;
  secured by equipment purchased............................       --        758
Note payable under term facility, quarterly principal and
  interest payments of $38; interest at 7.96% per year;
  final payment due April 2001; secured by equipment
  purchased.................................................       --        307
Notes payable under term facility, monthly principal and
  interest payments of $25; interest at a two-year treasury
  constant maturities plus 5% per year; 9.45% at December
  31, 1999; maturing between October 2001 and October 2002;
  secured by equipment purchased............................       --      1,723
                                                               ------     ------
                                                                1,114      3,379
Less current portion of notes payable.......................      527      1,870
                                                               ------     ------
                                                               $  587     $1,509
                                                               ======     ======

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(4) LONG TERM LIABILITIES (CONTINUED)
    MedicaLogic has a $3,300 term loan facility to finance the purchase of new capital equipment. At December 31, 1999 no amounts were available under this facility.

    Future maturities are as follows:

Year ending December 31:
  2000......................................................  $1,870
  2001......................................................   1,326
  2002......................................................     136
  2003......................................................       8
  2004......................................................       8
  Years after 2004..........................................      31
                                                              ------
    Total...................................................  $3,379
                                                              ======

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(5) CONVERTIBLE REDEEMABLE PREFERRED STOCK

    Prior to December 9, 1999, MedicaLogic had authorized several series of convertible redeemable preferred stock. The title, carrying amount, and number of shares issued and outstanding are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998       1999
                                                              --------   ---------
Series A, $1.00 liquidation preference; issued and
  outstanding 5,750,001 and 0 at December 31, 1998 and
  1999......................................................  $ 5,745    $      --
Series A-1, $10.00 liquidation preference; no shares issued
  and outstanding at December 31, 1998 and 1999.............       --           --
Series C, $2.25 liquidation preference; issued and
  outstanding 7,012,637 and 0 shares at December 31, 1998
  and 1999..................................................   15,767           --
Series C-1, $22.50 liquidation preference; no shares issued
  and outstanding at December 31, 1998 and 1999.............       --           --
Series E, $3.15 liquidation preference; 4,761,907 and 0
  shares issued and outstanding at December 31, 1998 and
  1999......................................................   14,694           --
Series E-1, $31.50 liquidation preference; no shares issued
  and outstanding at December 31, 1998 and 1999.............       --           --
Series F, $3.40 liquidation preference; 4,000,000 and 0
  shares issued and outstanding at December 31, 1998 and
  1999......................................................   13,576           --
Series F-1, $34.00 liquidation preference; no shares issued
  and outstanding at December 31, 1998 and 1999.............       --           --
Series I, $3.80 liquidation preference; no shares issued and
  outstanding at December 31, 1998 and 1999.................       --           --
Series I-1, $38.00 liquidation preference; no shares issued
  and outstanding at December 31, 1998 and 1999.............       --           --
Series J, $4.75 liquidation preference; 0 shares issued and
  outstanding at December 31, 1998 and 1999.................       --           --
Series J-1, $47.50 liquidation preference; no shares issued
  and outstanding at December 31, 1998 and 1999.............       --           --
                                                              -------    ---------
Total convertible redeemable preferred Stock................  $49,782    $      --
                                                              =======    =========

    All outstanding preferred stock was converted into common stock upon the effectiveness of the registration statement on December 9, 1999. The terms for each series of preferred stock were similar and are summarized below:

DIVIDENDS

    Preferred shareholders are entitled to receive dividends when and if declared by the board of directors at an annual rate of $.10 and $1 per share for series A and A-1, $.225 and $2.25 per share for series C and C-1, $.315, $3.15 for series E and E-1, $.340 and $3.40 for series F and F-1, and $.380 and $3.80 for series I and I-1, and $0.475 and $4.75 for series J and J-1. The right to receive dividends on preferred stock is not cumulative and no right to receive dividends accrues to holders of the preferred

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(5) CONVERTIBLE REDEEMABLE PREFERRED STOCK (CONTINUED) stock in the event the board of directors does not declare dividends. No dividends may be declared or paid on common stock until all declared dividends on preferred stock have been paid. As of December 31, 1999 no dividends had been declared or paid.

LIQUIDATION PREFERENCES

    Upon dissolution, liquidation or winding up of the affairs of MedicaLogic, either voluntarily or involuntarily, the preferred shareholders receive preference in liquidation over the common shareholders of MedicaLogic. The liquidation value for each outstanding share is $1 and $10 for series A and A-1, $2.25 and $22.50 for series C and C-1. $3.15 and $31.50 for series E and E-1, $3.40 and $34.00 for series F and F-1. $3.80 and $38.00 for series I and I-1, and $4.75 and $47.50 for series J and J-1, adjusted for any stock dividends. The holders of series E and E-1, series F and F-1, series I and I-1 and series J and J-1, on a parity basis among these series, are entitled to receive their liquidation value before and in preference to any distribution to the holders of series A and A-1 and series C and C-1 preferred stock. The holders of series C and C-1 preferred stock are entitled to receive their liquidation value before and in preference to any distribution to the holders of series A and A-1.

REDEMPTION

    The preferred stock is subject to mandatory redemption features following the affirmative vote of a majority of the outstanding shares of the preferred stock, effective no earlier than December 31, 2001. Upon the majority vote of the outstanding shares, MedicaLogic is required to redeem all of the then outstanding preferred stock or an amount determined by MedicaLogic for which funds are available for redemption. The per share redemption price for each series of preferred stock is equal to its per share liquidation value.

    In the event of a redemption of only a portion of the total outstanding preferred stock, MedicaLogic is required to redeem series E and E-1, series F and F-1, series I and I-1 and series J and J-1 before and in preference to the holders of series A and A-1 and series C and C-1 preferred stock. In addition, the holders of series C and C-1 will have preference over the holders of series A and A-1 preferred stock.

VOTING

    The holder of each share of each series of preferred stock is entitled to the number of votes the holder would be entitled to if the shares of preferred stock were converted to common stock.

CONVERSION

    Two shares of preferred stock is voluntarily convertible into one share of common stock at any time after the date of issuance at a rate that equals the original issue price divided by the conversion price at the time in effect, subject to adjustments specified in the purchase agreements. Automatic conversion to common stock at the then effective conversion rate will occur for series A, A-1, C, C-1, E and E-1, following the effectiveness of a registration statement under the Securities Act of 1933 in

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(5) CONVERTIBLE REDEEMABLE PREFERRED STOCK (CONTINUED) which the aggregate price to the public equals or exceeds $7,500,000 and in which the public offering price of common stock equals or exceeds $10 per share. The public offering price of MedicaLogic's common stock that will trigger automatic conversion of the series F and F-1, the series I and I-1 and series J and J-1 preferred stock is $10.80, $11.58 and $10.80 per share.

(6) SHAREHOLDERS' EQUITY

(a) SHAREHOLDERS' AGREEMENT

    MedicaLogic and its shareholders had an agreement that includes restrictions on the purchase and sale of MedicaLogic's stock. Except as expressly provided, no shareholder was allowed to transfer ownership of stock without the prior written consent of the other shareholders that are party to the agreement. These restrictions lapsed upon the effectiveness of a registration of common stock under the Securities Act of 1933 and the consummation of the sale of common stock under that registration statement on December 9, 1999.

    The shareholders agreement also contained a right of first refusal which gives MedicaLogic the right, but not the obligation, to buy back shares under specified conditions. The acquisition price is equal to the fair value of the shares to be purchased.

(b) STOCK INCENTIVE PLAN

    On February 9, 1993, MedicaLogic adopted a stock incentive plan which allowed for the issuance of 2,247,192 shares of common stock. Under the 1996 stock incentive plan, adopted December 31, 1996, together with the 1993 stock incentive plan, 500,000 shares of common stock were reserved for issuance. The 1996 plan was amended in 1998 to reserve an additional 350,000 shares of common stock for issuance. On April 30, 1999, MedicaLogic's 1996 plan was amended to reserve a additional 1,900,000 shares of common stock, bringing the total under the plans to 4,997,192. In September 1999 MedicaLogic adopted the 1999 stock incentive plan, which authorizes the issuance of 2,000,000 shares, bringing the total to 6,997,192. Under the terms of the plans, the board of directors is authorized to grant incentive stock options, non-statutory stock options and to sell restricted stock to employees or others providing services or benefits to MedicaLogic. The plans also allow granting of stock bonuses, stock appreciation rights, and other forms of stock based incentives. The 1999 plan provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986 for the granting to employees and consultants of nonstatutory stock options and for the issuance of stock bonuses, restricted stock and stock appreciation rights. Unless terminated earlier, the 1999 plan will terminate automatically in September 2009.

    The stock incentive plans are administered by the board of directors. The board has the power to determine the terms of the options or rights granted, including the exercise price, the number of shares subject to each option or right, the character of the grant, the exercisability of the grant and the form of consideration payable upon exercise of options. The board of directors may delegate administration of the stock incentive plans to a committee.

    In March 1998, MedicaLogic extended the term of all outstanding options from five years to ten years, which constituted a new measurement date. The fair value of the stock as determined by the

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(6) SHAREHOLDERS' EQUITY (CONTINUED)
board of directors on the date the change was effective was $4.00 per share. 121,025 of these options had exercise prices ranging from $1.60 to $2.00 per share and were fully vested. For these outstanding options, MedicaLogic recorded a compensation charge of $110 in connection with this change in option terms. The compensation expense was calculated by taking the difference between the original grant price and the fair value on the new measurement date.

    The exercise price of incentive stock options must not be less than the fair market value of the common stock at the date of the grant or, in the case of incentive stock options issued to holders of more than 10% of the outstanding common stock, 110% of the fair market value. The maximum term of incentive stock options is 10 years, or five years in the case of 10% shareholders. The aggregate fair market value, on the date of the grant, of the common stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

    Options granted under the stock incentive plans are generally nontransferable and, unless otherwise determined by the board of directors, must be exercised during the period of the option holder's employment or service with MedicaLogic or within 90 days of termination of employment or service.

    The stock incentive plans provide that if MedicaLogic merges with or into another corporation, or MedicaLogic sells substantially all of our assets, each outstanding option will be assumed by the successor corporation.

    The per share weighted average fair market value, as determined by applying the Black-Scholes option pricing model to stock options granted under the plans during 1997, 1998 and 1999 was $2.90, $3.44 and $5.02 on the date of grant, with the following weighted average assumptions:

                                                     YEARS ENDED DECEMBER 31,
                                                  ------------------------------
                                                    1977       1998       1999
                                                  --------   --------   --------
Risk-free interest rate.........................       6.5%      6.0%      5.875%
Expected dividend yield.........................         0%        0%          0%
Years of expected life..........................         4         7           7
Expected volatility.............................       100%      100%        100%

    MedicaLogic continues to apply APB Opinion No. 25 in accounting for the plans and compensation cost is generally not recognized for its stock options in the financial statements. The effect on MedicaLogic's net loss, had MedicaLogic determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 is as follows:

                                                           DECEMBER 31,
                                                  ------------------------------
                                                    1997       1998       1999
                                                  --------   --------   --------
Net loss........................................  $(10,819)  $(7,232)   $(27,987)
Proforma net loss...............................  $(11,921)  $(8.342)   $(30,895)
Net loss per share..............................     (1.64)    (1.06)      (3.07)
Proforma net loss per share.....................     (1.78)    (1.21)      (3.39)

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(6) SHAREHOLDERS' EQUITY (CONTINUED)
    Transactions involving the plans are summarized as follows:

                                                                      WEIGHTED
                                                       NUMBER OF      AVERAGE
                                                        SHARES     EXERCISE PRICE
                                                       ---------   --------------
Options outstanding, December 31, 1996...............    504,070         3.08
Granted..............................................    536,475         4.00
Exercised............................................    (26,068)        1.64
Forfeited............................................    (40,462)        3.90
                                                       ---------        -----

Options outstanding, December 31, 1997...............    974,015         3.68
Granted..............................................    480,493         4.10
Exercised............................................    (34,526)        2.10
Forfeited............................................   (206,576)        3.98
                                                       ---------        -----

Options outstanding, December 31, 1998...............  1,213,406         3.80
Granted..............................................  2,363,950         8.18
Exercised............................................   (242,575)        3.61
Forfeited............................................   (80,9050)        4.51
                                                       ---------        -----
Options outstanding, December 31, 1999...............  3,253,876        $6.98
                                                       =========        =====

                         OPTIONS OUTSTANDING
---------------------------------------------------------------------         OPTIONS EXERCISABLE
                                          WEIGHTED                      -------------------------------
                          NUMBER OF        AVERAGE                          NUMBER
      RANGE OF          OUTSTANDING AT    REMAINING       WEIGHTED      EXERCISABLE AT      WEIGHTED
      EXERCISE           DECEMBER 31,    CONTRACTUAL      AVERAGE        DECEMBER 31,       AVERAGE
        PRICE                1999           LIFE       EXERCISE PRICE        1999        EXERCISE PRICE
---------------------   --------------   -----------   --------------   --------------   --------------
 1.60- 2.00                  63,225          3.20            1.82             63,225           1.82
 4.00- 4.40               1,177,003          7.85            4.12            780,296           4.05
 6.50- 6.50                 894,198          9.14            6.50            166,325           6.50
 9.50-10.00                 768,750          9.79            9.61              9,055           9.66
13.00-13.00                 350,700          9.03           13.00             25,000          13.00
                          ---------          ----           -----          ---------          -----
 1.60-13.00               3,253,876          8.70            6.98          1,043,901           4.57

    At December 31, 1999, 396,550 shares were available for grant.

    MedicaLogic has recorded deferred stock compensation expense of $4,746 at December 31, 1999. This deferred stock compensation expense is based on the difference between the deemed fair market value of common stock and the exercise price of the option or stock on the grant date. Deferred compensation is being amortized over the vesting period of the options, which is generally three years. MedicaLogic recognized expense of $370 in the twelve-month period ended December 31, 1999 related to these grants.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(6) SHAREHOLDERS' EQUITY (CONTINUED)
(c) STOCK WARRANTS

    In 1994, MedicaLogic entered into a stock purchase warrant agreement with Indius, Inc. Under the agreement, MedicaLogic issued Indius warrants to purchase up to 22,500 shares of common stock at $.62 per share, conditioned on Indius meeting specified software development and licensing requirements. These warrants were exercised in March 1999.

(d) RESTRICTED STOCK PURCHASE AGREEMENTS

    As of December 31, 1999, MedicaLogic had sold 2,175,750 shares of common stock at prices ranging from $4.00 to $13.00 to senior management of MedicaLogic. These shares were sold under agreements which allow MedicaLogic, at its option, to repurchase these shares at the original sale price. Under the repurchase agreements associated with 1,958,250 of these shares, the shares subject to repurchase are reduced in equal increments over 36 months from the original vesting dates which range from February 28, 1996 to December 6, 2002. At December 31, 1998 and 1999 there were 141,530 and 1,211,328 shares outstanding that were eligible for repurchase. MedicaLogic has accepted promissory notes totalling $11,194 of principal amounts at December 31, 1999 from its officers in consideration for the restricted stock discussed above. These notes accrue interest at 6% per year and are payable in full 10 years from the date of the loan. Of these shares of common stock 217,500 have been released from MedicaLogic's repurchase rights as key business performance criteria have been met. In connection with these stock issuances, MedicaLogic recorded compensation expense of $986 for the period ended December 31, 1999.

(e) SHARES ISSUED FOR SERVICES

    During 1997, MedicaLogic issued 14,350 shares of common stock valued at $57, in exchange for contracted engineering services by an independent third-party.

    During 1999, MedicaLogic issued 65,750 shares of common stock valued at $1,314 for public relations consulting, recruitment services, and contracted engineering services by independent third-parties. 104,212 shares of preferred stock were issued to the three principals of an investment group as a commission in conjunction with the series J preferred stock issuance. The preferred shares were valued at $990. The Company issued 20,000 shares of common shares at a price of $6.50 for legal services. The fair value of the shares was offset against the proceeds of the Initial Public Offering. A warrant was issued for 10,000 shares of common stock at a price of $6.50 for legal services. The fair value of the warrant issued was determined by applying the Black-Scholes methodology using the commitment date for performance as the measurement date. The per share weighted average fair market value was $13.60 on the date of grant, with the following weighted average assumptions: Risk-free interest rate of 5.75%, expected dividend yield of 0%, a two-year term and an expected volatility of 100%. The fair value of $136 was netted against the proceeds of the Initial Public Offering.

    The above common shares or options were valued using the fair value as determined by the board of directors. Preferred shares were valued using sales to unrelated third parties. All shares or warrants to issue shares were fully vested on the date of issuance and were awarded for past services. The measurement date for determining the fair value of the equity instrument was the date of the completion of the performance.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(6) SHAREHOLDERS' EQUITY (CONTINUED)
(f) EMPLOYEE STOCK PURCHASE PLAN

    The board of directors has adopted and the shareholders have approved an employee stock purchase plan, or ESPP, for the benefit of MedicaLogic's employees. A total of 1,000,000 shares are reserved for issuance under the ESPP.

    Except as described below, all full-time employees of MedicaLogic and designated subsidiaries of MedicaLogic are eligible to participate in the ESPP. Any employee who would, after a purchase of shares in an offering under the plan, own or be considered to own five percent or more of the voting power or value of all classes of stock of MedicaLogic, or any parent or subsidiary of MedicaLogic, is ineligible to participate in an offering.

    Except for the first offering period, offering periods are one year long and are divided into two six-month purchase periods. The first offering period will begin on December 9, 1999, will run for approximately two years, and will be divided into four purchase periods. On the first day of each offering period, known as the offering date, each eligible employee is automatically granted an option to purchase shares of MedicaLogic's common stock. That option will be automatically exercised on the last day of each purchase period during the offering. The last day of a purchase period is known as a purchase date. No employee may purchase more than 10,000 shares or accrue the right to purchase shares at a rate that exceeds $25,000 of fair market value, as determined on the offering date, for each calendar year that the option is outstanding. Each eligible employee may elect to participate in the ESPP by filing a subscription and payroll deduction authorization. Shares may be purchased under the ESPP only through payroll deductions of not more than 15 percent of an employee's total compensation. On each purchase date, the amounts withheld will be applied to purchase shares for the employee from MedicaLogic. The purchase price will be the lesser of 85 percent of the fair market value of MedicaLogic's common stock:

    on the offering date; or

    on the purchase date.

    The ESPP is administered by the board of directors. The board of directors may adopt rules and regulations for the operation of the ESPP, adopt forms for use in connection with the ESPP, decide any question of interpretation of the ESPP or rights arising under the ESPP and generally supervise the administration of the ESPP. MedicaLogic pays all expenses of the ESPP other than commissions on sales of shares for employees' accounts by the custodian.

    An independent custodian maintains the records under the ESPP. Shares purchased by employees under the ESPP are delivered to and held by the custodian on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be sold or transferred into the employee's own name and delivered to the employee.

    The board of directors may amend the ESPP, except that increases in the number of reserved shares, other than adjustments authorized by the ESPP, or decreases in the purchase price of shares offered under the ESPP require shareholder approval. The board of directors may terminate the ESPP at any time.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(8) INCOME TAXES

    MedicaLogic incurred a loss for both financial reporting and tax return purposes for the years ended December 31, 1997, 1998 and 1999. As such, there was no current or deferred tax provision for these periods.

    The actual income tax expense differs from the expected tax expense, which is computed by applying the U.S. federal corporate income tax rate of 34% to net loss before income taxes, as follows:

                                                        YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1997                  1998                  1999
                                          --------              --------              --------
Computed expected income tax benefit....   (34.0)%               (34.0)%               (34.0)%
Increase (reduction) in income tax
  expense (benefit) resulting from:
  State income tax benefit..............    (4.3)                 (4.3)                 (4.1)
  Increase in valuation allowance.......    43.8                  44.7                  37.8
  Research and development credits......    (3.1)                 (8.3)                 (2.2)
  Other.................................    (2.4)                  1.9                   2.5
                                           -----                 -----                 -----
      Income tax expense................      --%                   --%                   --%
                                           =====                 =====                 =====

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
Deferred tax assets:
  Furniture and equipment due to differences in
    depreciation........................................  $    229   $     --
  Net operating loss and research and experimentation
    credit carryforwards................................    14,169     24,588
  Allowance for doubtful accounts.......................       234        203
  Other accruals........................................       215        487
                                                          --------   --------
    Gross deferred tax assets...........................    14,847     25,278
  Less valuation allowance..............................   (14,559)   (25,084)
                                                          --------   --------
    Net deferred tax assets.............................       288        194
                                                          --------   --------
Deferred tax liabilities:
  Change in method of accounting........................      (280)       (54)
  Other.................................................        (8)      (140)
                                                          --------   --------
    Net deferred tax liabilities........................      (288)      (194)
                                                          --------   --------
    Net deferred tax assets and liabilities.............  $     --   $     --
                                                          ========   ========

    The valuation allowance for deferred tax assets as of December 31, 1998 and 1999 was approximately $14,559 and $25,084. The net change in the total valuation allowance for the years ending December 31, 1997, 1998 and 1999 was an increase of approximately $4,668, $3,153 and $10,525.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(8) INCOME TAXES (CONTINUED)
    At December 31, 1999, MedicaLogic has available federal and state net operating loss carryforwards for tax purposes of approximately $59,598 and research and experimentation credits of approximately $1,973 which expire through 2019. Approximately $7,100 of the net operating losses are subject to annual utilization limitation due to ownership changes in prior years.

(9) COMMITMENTS AND CONTINGENCIES

    In September 1999, MedicaLogic entered into a license agreement with L&H Applications USA, Inc. L&H has granted to MedicaLogic a non-exclusive, non-transferable license to incorporate L&H's product into MedicaLogic's Logician family of products. MedicaLogic made a non-refundable pre-payment of royalty fees of $1,100 in December 1999. MedicaLogic is required to make additional minimum payments of $230 and $795 for the years ended December 31, 2000 and 2001.

    In 1999, MedicaLogic agreed to issue common stock to a customer at fair market value up to $12,000, contingent upon sales of additional licenses to the customer and to third parties in the customer's geographic area. This consideration is for allowing MedicaLogic to use this customer as a reference site. MedicaLogic has issued 172,763 shares of common stock with an estimated fair value of $11.50 per share to this customer as of December 31, 1999. MedicaLogic has recorded the expense associated with this grant as a component of marketing and sales expense. The stock agreement expires December 31, 2002.

    MedicaLogic is involved in various claims and legal actions in the normal course of business. The most significant of these are described below.

    MedicaLogic was the defendant in a suit at December 31, 1998 arising out of an alleged breach of contract with a channel partner. MedicaLogic accrued $250 at December 31, 1997 and 1998. This suit was settled in April 1999, and the terms of the settlement are confidential. MedicaLogic was also the defendant at December 31, 1998 in a suit filed by a customer. This suit was a counter-claim to a breach of contract MedicaLogic had filed. The suit sought a refund of amounts paid to MedicaLogic for the product. MedicaLogic accrued $125 at December 31, 1998. This suit was settled in July 1999 for $120 including legal fees.

    At December 31, 1999 MedicaLogic was a defendant in an action relating to a patent infringement claim. The plaintiff was seeking unspecified damages. On January 26, 2000 the plaintiff agreed to dismiss, without prejudice. The action and a dismissal order was entered by the court. The costs associated with litigation and settlement of the litigation have been recorded as a component of general and administrative expense.

    In the opinion of management, the ultimate disposition of outstanding claims and legal actions will not have a material effect on MedicaLogic's consolidated financial position, results of operations or liquidity.

(10) SEGMENT INFORMATION

    MedicaLogic derives its revenue from a single operating segment, electronic medical records, and the service and support related to these products.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(10) SEGMENT INFORMATION (CONTINUED)
GEOGRAPHIC INFORMATION

    MedicaLogic operates solely within the United States and to date has derived all of its revenue from within the United States.

MAJOR CUSTOMERS

    In 1997, MedicaLogic derived greater than 10% of its revenue from VHA, Inc., a distribution partner, $2,700, and from Wake Forest Baptist Medical Center, $1,600.

    In 1998, MedicaLogic derived greater than 10% of its revenue from VHA, Inc., $3,400. MedicaLogic had accounts receivable from this customer representing approximately 20% of trade accounts receivable at December 31, 1998.

    In 1999, MedicaLogic derived 10% or greater of its revenue from Baylor College of Medicine, $3,087 and Texas Childrens Hospital, $2,470. MedicaLogic had accounts receivable from these customers representing approximately 28% of trade accounts receivable at December 31, 1999.

(11) 401(k) PLAN

    MedicaLogic sponsors a 401(k) deferred savings plan for all employees. Employees become eligible to participate in the plan upon employment. Employees may contribute up to 15% of their pay to the plan, subject to the limitation of $10 by the Internal Revenue Code. All employee contributions vest immediately. MedicaLogic has not made any matching contributions but does pay administrative costs for the plan. These costs were not significant for any period presented.

(12) RELATED PARTY TRANSACTIONS

    MedicaLogic has accepted promissory notes aggregating $11,800 of principal and interest amount at December 31, 1999 from its officers in consideration for restricted stock issued. These notes accrue interest at 6% per year and are payable in full 10 years from the date of the loan. MedicaLogic also has loaned an officer approximately $104 to help pay for relocation expenses, under an unsecured promissory note, which bears interest at 6% per year. The note is payable in full on the earlier to occur of the sale of his residence located in Portland, Oregon, the termination of his employment, or July 1, 2001. The note is prepayable in full without penalty.

    In September 1999, MedicaLogic entered into an agreement with an officer in consideration of relocating to San Francisco, California. MedicaLogic agreed to reimburse this officer $8 for improvements to his Portland, Oregon residence and any shortfall between the sales price on his Portland, Oregon residence and the original purchase price of $520 paid by this officer and any transaction costs not covered by the sales price of this residence, unless the sales price is greater than the purchase price. MedicaLogic also agreed to forgive the interest accrued on the unsecured promissory note referred to above, which will be repaid from the proceeds of the sale of the Portland, Oregon residence and to pay the mortgage payment on the officer's residence in Portland, Oregon until it is sold. In December 1999 the residence sold, and $36 of relocation expense was recognized and $104 was recorded as payment against the note.

                               MEDICALOGIC, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(12) RELATED PARTY TRANSACTIONS (CONTINUED)
    In August 1998, MedicaLogic entered into stock purchase agreements with two entities that are affiliated with two directors of MedicaLogic. These agreements were for the issuance of 175,000 shares of common stock at a price of $4.00 per share. Options for 100,000 shares of common stock were also granted to these entities with a fair value using the Black-Scholes methodology of $113. These stock options were exercised by these entities for an additional 100,000 shares of common stock in April 1999.

    In May 1999, MedicaLogic sold an aggregate of 1,052,632 shares of series J preferred stock to two entities that are affiliated with a director of MedicaLogic.

    A member of MedicaLogic's board of directors is a partner in a law firm retained by MedicaLogic to provide legal counsel.

(13) QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table presents unaudited quarterly results of operations for 1998 and 1999. This unaudited information has been prepared on the same basis as the audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of MedicaLogic's financial position and results of operations for the quarters presented.

1999                                                 QUARTER ENDED
----                                ------------------------------------------------
                                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                    --------   --------   ------------   -----------
Revenues..........................  $ 2,997    $ 4,088       $ 6,017      $  6,615
Operating expenses................  $ 6,634    $ 8,681       $13,344      $ 20,192
Net loss..........................  $(3,426)   $(4,337)      $(6,802)     $(13,088)

1999                                                 QUARTER ENDED
----                                ------------------------------------------------
                                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                    --------   --------   ------------   -----------
Revenues..........................  $ 2,811    $ 3,848       $ 4,100       $5,401
Operating expenses................  $ 5,485    $ 5,847       $ 5,993       $6,533
Net loss..........................  $(2,638)   $(1,860)      $(1,749)      $ (788)

(14) SUBSEQUENT EVENTS (UNAUDITED)

    On February 22, 2000 MedicaLogic, Inc. and Medscape, Inc. announced an agreement to merge and MedicaLogic, Inc. announced an agreement to acquire Total eMed, Inc. Medscape shareholders will receive 0.323 shares of MedicaLogic common stock for each share of Medscape and Total eMed shareholders will receive
8 million shares of MedicaLogic common stock for all of their outstanding shares and options. The new company will be known initially as MedicaLogic/Medscape. The transaction will become effective upon approval by the shareholders of the companies and the satisfaction of certain conditions.

                          INDEPENDENT AUDITORS' REPORT

Medscape, Inc.
New York, New York

    We have audited the accompanying consolidated balance sheets of Medscape, Inc. and its subsidiary ("Medscape") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' (deficiency) equity, and cash flows for the years ended December 31, 1999, 1998 and 1997. These consolidated financial statements are the responsibility of Medscape's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Medscape at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

New York, New York
February 4, 2000

                                 MEDSCAPE, INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              ---------   --------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   4,456   $ 1,595
  Investment securities, available for sale.................     36,363        --
  Accounts receivable.......................................      5,946     1,350
  Prepaid marketing.........................................     12,000        --
  Prepaid expenses and other assets.........................      3,256        93
                                                              ---------   -------
    Total current assets....................................     62,021     3,038
Fixed assets--net...........................................      7,568       380
Intangible assets--net......................................     12,590     2,456
Investment in Softwatch.....................................      3,156        --
                                                              ---------   -------
    Total assets............................................  $  85,335   $ 5,874
                                                              =========   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities..................  $   9,567   $   871
  Deferred revenue..........................................      1,580       799
                                                              ---------   -------
    Total current liabilities...............................     11,147     1,670
                                                              ---------   -------
Stockholders' Equity:
  Common stock, par value $.01; 100,000,000 shares
    authorized, 44,680,144 issued and 44,661,094 outstanding
    at December 31, 1999....................................        447        --
  Common stock, Class A--par value $.01; 15,000,000 Shares
    authorized, 1,079,000 issued and outstanding at December
    31, 1998; 0 issued and outstanding at December 31,
    1999....................................................         --        11
  Common stock, Class B--par value $.01; 15,000,000 Shares
    authorized, 5,792,318 issued and outstanding at December
    31, 1998; 0 issued and outstanding at December 31,
    1999....................................................         --        58
  Preferred stock, undesignated--par value $.01; 5,000,000
    shares authorized; 0 shares authorized December 31,
    1998; 0 shares issued and outstanding December 31,
    1999....................................................
  Preferred stock, Series A--par value $.01; 1,000,000
    shares authorized, 788,200 shares issued and outstanding
    at December 31, 1998; 0 issued and outstanding at
    December 31, 1999.......................................         --         8
  Preferred stock, Series C--par value $.01; 4,000,000
    shares authorized, 2,410,760 issued and outstanding at
    December 31, 1998; 0 issued and outstanding at
    December 31, 1999.......................................         --        24
Additional paid-in capital..................................    266,196    14,158
Warrants....................................................      6,840        --
Deferred stock compensation.................................     (7,984)     (715)
Contribution of services....................................   (145,224)       --
Treasury stock..............................................         (3)       (3)
Notes receivable............................................       (628)     (628)
Accumulated other comprehensive loss........................        (36)       --
Accumulated deficit.........................................    (45,420)   (8,709)
                                                              ---------   -------
    Total stockholders' equity..............................     74,188     4,204
                                                              ---------   -------
    Total liabilities and stockholders' equity..............  $  85,335   $ 5,874
                                                              =========   =======

                See notes to consolidated financial statements.

                                 MEDSCAPE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                                1999        1998        1997
                                                             ----------   ---------   ---------
Revenue....................................................  $   11,156   $   3,069   $   1,522
                                                             ----------   ---------   ---------
Operating expenses:
  Editorial, production, content and technology (excludes
    stock based compensation expense of $166 in 1999 and
    $26 in 1998 included below)............................      12,967       2,694       1,967
  Sales and marketing (excludes stock based compensation
    expense of $83 in 1999 included below).................      26,944       2,520       1,397
  General and administrative (excludes stock based
    compensation expense of $1,852 in 1999 and $223 in 1998
    included below)........................................       6,048       1,469       1,450
  Depreciation and amortization............................       1,010         287         160
  Stock based compensation.................................       2,101         249          --
                                                             ----------   ---------   ---------
    Total Operating Expenses...............................      49,070       7,219       4,974
                                                             ----------   ---------   ---------
Loss from operations.......................................     (37,914)     (4,150)     (3,452)
  Interest expense (income)................................      (1,203)       (249)         12
Net loss...................................................  $  (36,711)  $  (3,901)  $  (3,464)
                                                             ==========   =========   =========
Basic net loss per share...................................  $    (1.89)  $   (1.07)  $   (1.26)
                                                             ==========   =========   =========
Weighted average number of shares of common stock
  Outstanding..............................................  19,400,443   3,636,558   2,750,552
                                                             ==========   =========   =========

                See notes to consolidated financial statements.

                                 MEDSCAPE, INC.
    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIENCY) EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                        CLASS A                CLASS B
                                                      COMMON STOCK           COMMON STOCK          COMMON STOCK
                                                  --------------------   --------------------   -------------------
                                                   SHARES      AMOUNT     SHARES      AMOUNT     SHARES     AMOUNT
                                                  ---------   --------   ---------   --------   --------   --------
Balance, January 1, 1997........................  1,079,000   $10,790    1,627,000   $16,270       --          --
Issuance of Series B preferred stock............         --        --           --        --       --          --
Conversion of preferred stock...................         --        --           --        --       --          --
Issuance of series C preferred stock............         --        --           --        --       --          --
Exercise of stock options.......................         --        --       99,645       995       --          --
Contributed capital.............................         --        --           --        --       --          --
Net loss........................................         --        --           --        --       --          --
                                                  ---------   -------    ---------   -------      ---        ----
Balance, December 31, 1997......................  1,079,000    10,790    1,726,645    17,265       --          --
Purchase of treasury stock......................         --        --           --        --       --          --
Options issued to nonemployees..................         --        --           --        --       --          --
Deferred stock compensation related to issuance
  of options....................................         --        --           --        --       --          --
Issuance of series C preferred stock............         --        --           --        --       --          --
Issuance of Class B common stock
  (acquisition).................................         --        --    3,650,870    36,510       --          --
Exercise of stock options.......................         --        --      414,803     4,148       --          --
Amortization of deferred stock compensation.....         --        --           --        --       --          --
Net loss........................................         --        --           --        --       --          --
                                                  ---------   -------    ---------   -------      ---        ----
Balance, December 31, 1998......................  1,079,000   $10,790    5,792,318   $57,923       --        $ --
                                                  =========   =======    =========   =======      ===        ====

                                                     UNDESIGNATED            SERIES A              SERIES B
                                                    PREFERRED STOCK       PREFERRED STOCK       PREFERRED STOCK
                                                  -------------------   -------------------   -------------------
                                                   SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                                  --------   --------   --------   --------   --------   --------
Balance, January 1, 1997........................     --          --     788,200     $7,882          --        --
Issuance of Series B preferred stock............     --          --          --         --     123,974     1,240
Conversion of preferred stock...................     --          --          --         --    (123,974)   (1,240)
Issuance of series C preferred stock............     --          --          --         --          --        --
Exercise of stock options.......................     --          --          --         --          --        --
Contributed capital.............................     --          --          --         --          --        --
Net loss........................................     --          --          --         --          --        --
                                                    ---        ----     -------     ------    --------   -------
Balance, December 31, 1997......................     --          --     788,200      7,882          --        --
Purchase of treasury stock......................     --          --          --         --          --        --
Options issued to nonemployees..................     --          --          --         --          --        --
Deferred stock compensation related to issuance
  of options....................................     --          --          --         --          --        --
Issuance of series C preferred stock............     --          --          --         --          --        --
Issuance of Class B common stock
  (acquisition).................................     --          --          --         --          --        --
Exercise of stock options.......................     --          --          --         --          --        --
Amortization of deferred stock compensation.....     --          --          --         --          --        --
Net loss........................................     --          --          --         --          --        --
                                                    ---        ----     -------     ------    --------   -------
Balance, December 31, 1998......................     --        $ --     788,200     $7,882          --   $    --
                                                    ===        ====     =======     ======    ========   =======

                                                        SERIES C
                                                    PREFERRED STOCK
                                                  --------------------
                                                   SHARES      AMOUNT
                                                  ---------   --------
Balance, January 1, 1997........................         --        --
Issuance of Series B preferred stock............         --        --
Conversion of preferred stock...................    326,087     3,261
Issuance of series C preferred stock............  1,152,272    11,523
Exercise of stock options.......................         --        --
Contributed capital.............................         --        --
Net loss........................................         --        --
                                                  ---------   -------
Balance, December 31, 1997......................  1,478,359    14,784
Purchase of treasury stock......................         --        --
Options issued to nonemployees..................         --        --
Deferred stock compensation related to issuance
  of options....................................         --        --
Issuance of series C preferred stock............    932,401     9,324
Issuance of Class B common stock
  (acquisition).................................         --        --
Exercise of stock options.......................         --        --
Amortization of deferred stock compensation.....         --        --
Net loss........................................         --        --
                                                  ---------   -------
Balance, December 31, 1998......................  2,410,760   $24,108
                                                  =========   =======

                See notes to consolidated financial statements.

                                 MEDSCAPE, INC.
    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIENCY) EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                        SERIES D
                                     PREFERRED STOCK     ADDITIONAL                                DEFERRED
                                   -------------------     PAID-IN                CONTRIBUTION      STOCK         NOTES
                                    SHARES     AMOUNT      CAPITAL     WARRANTS   OF SERVICES    COMPENSATION   RECEIVABLE
                                   --------   --------   -----------   --------   ------------   ------------   ----------
Balance, January 1, 1997.........     --          --     $    15,301       --           --               --            --
  Issuance of series B preferred
    stock........................     --          --       1,498,760       --           --               --            --
  Conversion of preferred
    stock........................     --          --          (2,021)      --           --               --            --
  Issuance of series C preferred
    stock........................     --          --       5,288,924       --           --               --            --
  Exercise of stock options......     --          --           3,078       --           --               --            --
  Contributed capital............     --          --         642,364       --           --               --            --
  Net loss.......................     --          --              --       --           --               --            --
                                     ---        ----     -----------     ----          ---        ---------     ---------
Balance, December 31, 1997.......     --          --       7,446,406       --           --               --            --
  Purchase of treasury stock.....     --          --              --       --           --               --            --
  Options issued to
    nonemployees.................     --          --          65,000       --           --               --            --
  Deferred stock compensation
    related to issuance of
    options......................     --          --         497,445       --           --         (497,445)           --
  Issuance of series C preferred
    Stock........................     --          --       3,990,675       --           --               --            --
  Issuance of Class B common
    stock (acquisition)..........     --          --       2,154,013       --           --         (467,311)     (627,950)
  Exercise of stock options......     --          --           4,770       --           --               --            --
  Amortization of deferred stock
    compensation.................     --          --              --       --           --          249,320            --
  Net loss.......................     --          --              --       --           --               --            --
                                     ---        ----     -----------     ----          ---        ---------     ---------
Balance, December 31, 1998.......     --        $ --     $14,158,309     $ --           --        $(715,436)    $(627,950)
                                     ===        ====     ===========     ====          ===        =========     =========

                                                ACCUMULATED
                                                   OTHER
                                   TREASURY    COMPREHENSIVE    ACCUMULATED
                                    STOCK         INCOME          DEFICIT        TOTAL
                                   --------   ---------------   -----------   -----------
Balance, January 1, 1997.........       --             --       $(1,344,490)  $(1,294,247)
  Issuance of series B preferred
    stock........................       --             --               --      1,500,000
  Conversion of preferred
    stock........................       --             --               --             --
  Issuance of series C preferred
    stock........................       --             --               --      5,300,447
  Exercise of stock options......       --             --               --          4,073
  Contributed capital............       --             --               --        642,364
  Net loss.......................       --             --       (3,463,914)    (3,463,914)
                                   -------    ---------------   -----------   -----------
Balance, December 31, 1997.......       --             --       (4,808,404)     2,688,723
  Purchase of treasury stock.....   (3,277)            --               --         (3,277)
  Options issued to
    nonemployees.................       --             --               --         65,000
  Deferred stock compensation
    related to issuance of
    options......................       --             --               --             --
  Issuance of series C preferred
    Stock........................       --             --               --      3,999,999
  Issuance of Class B common
    stock (acquisition)..........       --             --               --      1,095,262
  Exercise of stock options......       --             --               --          8,918
  Amortization of deferred stock
    compensation.................       --             --               --        249,320
  Net loss.......................       --             --       (3,900,619)    (3,900,619)
                                   -------    ---------------   -----------   -----------
Balance, December 31, 1998.......  $(3,277)   $        --       $(8,709,023)  $ 4,203,326
                                   =======    ===============   ===========   ===========

                See notes to consolidated financial statements.

                                 MEDSCAPE, INC.
    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIENCY) EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                               CLASS A                  CLASS B
                                            COMMON STOCK             COMMON STOCK             COMMON STOCK
                                        ---------------------   -----------------------   ---------------------
                                          SHARES      AMOUNT      SHARES       AMOUNT       SHARES      AMOUNT
                                        ----------   --------   -----------   ---------   ----------   --------
Balance, January 1, 1999..............   1,079,000   $ 10,790     5,792,318   $  57,923           --         --
  Issuance of Series D preferred
    stock.............................          --         --            --          --           --         --
  Warrants issued as compensation.....          --         --            --          --           --         --
  Issuance of Class A & B common stock
    to CBS Corp.......................   7,397,208     73,972     6,541,160      65,412           --         --
  Issuance of Class A common stock and
    Series E preferred stock to NDC
    Corp..............................   1,000,000     10,000            --          --           --         --
  Warrants issued as compensation for
    services..........................          --         --            --          --           --         --
  Exercise of stock options...........          --         --     1,311,773      13,118           --         --
  Initial public offering of common
    stock.............................          --         --            --          --    7,650,000     76,500
  Conversion to common stock at
    initial public offering...........  (9,476,208)   (94,762)  (13,645,251)   (136,453)  37,030,144    370,302
  Deferred stock compensation related
    to issuance of options............          --         --            --          --           --         --
  Advertising and promotion services
    received for stock................          --         --            --          --           --         --
  Revaluation of warrants issued as
    compensation for services.........          --         --            --          --           --         --
  Other comprehensive loss............          --         --            --          --           --         --
  Amortization of deferred stock
    compensation......................          --         --            --          --           --         --
  Net loss............................          --         --            --          --           --         --
                                        ----------   --------   -----------   ---------   ----------   --------
Balance, December 31, 1999............          --   $     --            --   $      --   44,680,144   $446,802
                                        ==========   ========   ===========   =========   ==========   ========

                                           UNDESIGNATED            SERIES A              SERIES B               SERIES C
                                          PREFERRED STOCK       PREFERRED STOCK       PREFERRED STOCK        PREFERRED STOCK
                                        -------------------   -------------------   -------------------   ---------------------
                                         SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT
                                        --------   --------   --------   --------   --------   --------   ----------   --------
Balance, January 1, 1999..............     --         --       788,200   $ 7,882       --          --      2,410,760   $ 24,108
  Issuance of Series D preferred
    stock.............................     --         --            --        --       --          --             --         --
  Warrants issued as compensation.....     --         --            --        --       --          --             --         --
  Issuance of Class A & B common stock
    to CBS Corp.......................     --         --            --        --       --          --             --         --
  Issuance of Class A common stock and
    Series E preferred stock to NDC
    Corp..............................     --         --            --        --       --          --             --         --
  Warrants issued as compensation for
    services..........................     --         --            --        --       --          --             --         --
  Exercise of stock options...........     --         --            --        --       --          --             --         --
  Initial public offering of common
    stock.............................     --         --            --        --       --          --             --         --
  Conversion to common stock at
    initial public offering...........     --         --      (788,200)   (7,882)      --          --     (2,410,760)   (24,108)
  Deferred stock compensation related
    to issuance of options............     --         --            --        --       --          --             --         --
  Advertising and promotion services
    received for stock................     --         --            --        --       --          --             --         --
  Revaluation of warrants issued as
    compensation for services.........     --         --            --        --       --          --             --         --
  Other comprehensive loss............     --         --            --        --       --          --             --         --
  Amortization of deferred stock
    compensation......................     --         --            --        --       --          --             --         --
  Net loss............................     --         --            --        --       --          --             --         --
                                          ---        ---      --------   -------      ---        ----     ----------   --------
Balance, December 31, 1999............     --         --            --   $    --       --        $ --             --   $     --
                                          ===        ===      ========   =======      ===        ====     ==========   ========

                See notes to consolidated financial statements.

                                 MEDSCAPE, INC.
    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIENCY) EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                    SERIES D & E
                                   PREFERRED STOCK       ADDITIONAL                                   DEFERRED
                                ---------------------     PAID-IN                   CONTRIBUTION       STOCK         NOTES
                                  SHARES      AMOUNT      CAPITAL       WARRANTS     OF SERVICES    COMPENSATION   RECEIVABLE
                                ----------   --------   ------------   ----------   -------------   ------------   ----------
Balance, January 1, 1999......          --         --   $14,158,309            --              --   $  (715,436)   $(627,950)
  Issuance of series D
    preferred stock...........   1,757,683     17,577    19,396,969            --              --            --           --
  Warrants issued as
    compensation..............          --         --       (85,003)       85,003              --            --           --
  Issuance of Class A & B
    common stock to CBS
    Corp......................          --         --   156,317,070            --    (149,860,616)           --           --
  Issuance of Class A common
    stock and series E
    preferred stock to NDC
    Corp......................     400,000      4,000    19,422,040            --      (3,500,000)           --           --
  Warrants issued as
    compensation for
    services..................          --         --            --     5,060,000              --    (5,060,000)          --
  Exercise of stock options...          --         --       252,324            --              --            --           --
  Initial public offering of
    common stock..............          --         --    54,206,383            --              --            --           --
  Conversion to common stock
    at initial public
    offering..................  (2,157,683)   (21,577)      (85,520)           --              --            --           --
  Deferred stock compensation
    related to issuance of
    options...................          --         --     2,614,225            --              --    (2,614,225)          --
  Advertising and promotion
    services received for
    stock.....................          --         --            --            --       8,136,697            --           --
  Revaluation of warrants
    issued as compensation for
    services..................          --         --            --     1,695,000              --    (1,695,000)          --
  Other comprehensive loss....          --         --            --            --              --            --           --
  Amortization of deferred
    stock compensation........          --         --            --            --              --     2,101,246           --
  Net loss....................          --         --            --            --              --            --           --
                                ----------   --------   ------------   ----------   -------------   -----------    ---------
Balance, December 31, 1999....          --   $     --   $266,196,797   $6,840,003   $(145,223,919)  $(7,983,415)   $(627,950)
                                ==========   ========   ============   ==========   =============   ===========    =========

                                            ACCUMULATED
                                               OTHER
                                TREASURY   COMPREHENSIVE   ACCUMULATED
                                 STOCK        INCOME         DEFICIT         TOTAL
                                --------   -------------   ------------   ------------
Balance, January 1, 1999......  $(3,277)           --      $ (8,709,023)  $  4,203,326
  Issuance of series D
    preferred stock...........       --            --                --     19,414,546
  Warrants issued as
    compensation..............       --            --                --             --
  Issuance of Class A & B
    common stock to CBS
    Corp......................       --            --                --      6,595,838
  Issuance of Class A common
    stock and series E
    preferred stock to NDC
    Corp......................       --            --                --     15,936,040
  Warrants issued as
    compensation for
    services..................       --            --                --             --
  Exercise of stock options...       --            --                --        265,442
  Initial public offering of
    common stock..............       --            --                --     54,282,883
  Conversion to common stock
    at initial public
    offering..................       --            --                --             --
  Deferred stock compensation
    related to issuance of
    options...................       --            --                --             --
  Advertising and promotion
    services received for
    stock.....................       --            --                --      8,136,697
  Revaluation of warrants
    issued as compensation for
    services..................       --            --                --             --
  Other comprehensive loss....       --       (36,201)               --        (36,201)
  Amortization of deferred
    stock compensation........       --            --                --      2,101,246
  Net loss....................       --            --       (36,711,716)   (36,711,716)
                                -------      --------      ------------   ------------
Balance, December 31, 1999....  $(3,277)     $(36,201)     $(45,420,739)  $ 74,188,101
                                =======      ========      ============   ============

                See notes to consolidated financial statements.

                                 MEDSCAPE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1999        1998       1997
                                                              ---------   --------   --------
OPERATING ACTIVITIES
  Net loss..................................................  $ (36,711)  $(3,901)   $(3,464)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Stock based compensation expense........................      2,101       249         --
    Amortization of license fees............................        794        --         --
    Non-cash advertising and promotion......................      8,366        --         --
    Depreciation and amortization...........................      1,010       287        160
    Recruiting fees--issuance of options....................         --        65         --
  Changes in assets and liabilities:
    (Increase) decrease in accounts receivable..............     (4,596)      474       (284)
    Increase in prepaid marketing and prepaid expenses and
      other assets..........................................    (12,891)       (6)       (21)
    Increase (decrease) in accounts payable and accrued
      liabilities...........................................      8,696      (265)       (91)
    Increase (decrease) in deferred revenue.................        781    (1,126)        92
                                                              ---------   -------    -------
      Net cash used in operating activities.................    (32,450)   (4,223)    (3,608)
                                                              ---------   -------    -------
INVESTING ACTIVITIES
  Purchase of fixed assets..................................     (8,034)     (262)      (222)
  Acquisition of intangible assets..........................        (93)       --         --
  Investment in Softwatch...................................     (3,156)       --         --
  Purchase of investment securities.........................   (136,561)       --         --
  Proceeds from maturities and sales of investment
    Securities..............................................    100,162
  Payments for business acquired, net of cash acquired (note
    1)......................................................         --    (1,195)        --
                                                              ---------   -------    -------
      Net cash used in investing activities.................    (47,682)   (1,457)      (222)
                                                              ---------   -------    -------
FINANCING ACTIVITIES
  Proceeds from loan........................................         --        --        962
  Payment of loan...........................................         --      (359)    (1,150)
  Proceeds from issuance of common stock....................     53,858        --         --
  Proceeds from issuance of preferred stock.................     28,870     4,000      6,801
  Proceeds from exercise of stock options...................        265         9          4
  Purchase of treasury stock................................         --        (3)        --
  Contributed capital.......................................         --        --        642
                                                              ---------   -------    -------
      Cash provided by financing activities.................     82,993     3,647      7,259
                                                              ---------   -------    -------
Increase (decrease) in cash and cash equivalents............      2,861    (2,033)     3,429
Cash and cash equivalents, beginning of period..............      1,595     3,628        199
                                                              ---------   -------    -------
Cash and cash equivalents, end of period....................  $   4,456   $ 1,595    $ 3,628
                                                              =========   =======    =======

                See notes to consolidated financial statements.

                                 MEDSCAPE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1. ORGANIZATION AND NATURE OF BUSINESS

    Medscape, Inc. was formed and incorporated under the laws of the State of New York in March 1996, and commenced operations in April 1996. Medscape was reincorporated in Delaware in December 1998. Medscape operates Medscape.com, a healthcare web site for physicians and allied healthcare professionals such as pharmacists and nurses, and CBS.Healthwatch.com, a separate web site to enhance and personalize the consumer experience. The Medscape web sites are a valuable resource that enables members to make better informed healthcare decisions. Medscape provides comprehensive, authoritative and timely medical information, including original proprietary articles written by renowned medical experts. Medscape sells advertising and sponsorship, market research and other services to pharmaceutical, medical device and other healthcare companies. Medscape also sells products, such as medical books, to physicians, allied healthcare professionals and consumers. Medscape operates in one segment in the United States.

    Effective October 27, 1998, Medscape acquired Healthcare Communications Group, LLC, ("HCG") a Maryland limited liability company. HCG is a medical communications/education company that develops, produces and distributes unique live, print, digital and Internet-based programs for healthcare professionals funded by pharmaceutical companies. The agreement provided for the purchase of the membership interests of HCG.

    The purchase price of $2,304,671 was allocated principally to working capital and assets, including accounts receivable and goodwill (see below).

    The acquisition of HCG has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their respective estimated fair values at the date of acquisition. The excess of the purchase price over the aggregated estimated fair values of the net tangible assets acquired has been recorded as goodwill, which is being amortized over fifteen years.

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1. ORGANIZATION AND NATURE OF BUSINESS (CONTINUED)
    The purchase price was allocated in the following manner:

Purchase price:
  Cash at closing....................................               $1,075,000
  Legal and accounting fees..........................                  134,409
  Common stock 1,825,435 shares at $0.60 (Note 8)....                1,095,262
                                                                    ----------
                                                                     2,304,671
Liabilities assumed:
  Accounts payable...................................  $   74,777
  Demand note, Medscape..............................     275,000
  Deferred revenue...................................   1,121,193
  Payroll tax liabilities............................       5,182    1,476,152
                                                       ----------   ----------
Assets purchased:
  Cash...............................................      14,081
  Accounts receivable................................   1,190,359
  Prepaid expenses...................................      54,730
  Fixed assets.......................................      76,777
  Intangibles........................................       5,383   (1,341,330)
                                                       ----------   ----------
Total goodwill.......................................               $2,439,493
                                                                    ==========

    The following presents, on a pro forma basis, Medscape's operations as if Medscape and HCG were combined as of the beginning of the periods presented.

                                                     JANUARY 1,    JANUARY 1,
                                                        1998          1997
                                                     -----------   -----------
                                                            (UNAUDITED)
Total revenue......................................  $ 5,653,660   $ 4,677,687
                                                     ===========   ===========
Net loss...........................................  $(3,928,202)  $(3,086,341)
                                                     ===========   ===========

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Medscape and its subsidiary, HCG. The results of the subsidiary acquired are included from the date of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Medscape considers all highly liquid short-term cash investments purchased with maturities of three months or less as cash and cash equivalents.

INVESTMENT SECURITIES

    Medscape maintains a portfolio of short-term investment securities. All such investments are classified as available for sale which requires that each security be carried at fair value with changes in fair value reflected as a component of comprehensive income within stockholders' equity.

CONCENTRATION OF CREDIT RISK

    Medscape's financial instruments that are exposed to concentration of credit risks consist primarily of cash and cash equivalents, investment securities, and trade accounts receivable. Medscape maintains its cash and cash equivalents in bank accounts which, at times, exceed federally insured limits. Medscape maintains its investment securities with an internationally known financial institution. Medscape has not experienced any losses in these accounts. Medscape believes it is not exposed to any significant credit risk on cash and cash equivalents or its investment securities. Concentrations of credit risks with respect to accounts receivable are limited because of Medscape's expanding customer base and the credit worthiness of its three major customers (see
Note 12), making up the majority of the accounts receivable balance.

DEPRECIATION AND AMORTIZATION

    Medscape provides for depreciation of property and equipment based on the estimated useful lives of the applicable assets and the life of leases or the life of the leasehold improvement if less, using the straight-line method.

    Expenditures for renewals and improvements which extend the useful lives of assets are capitalized, while maintenance and repairs are charged to operations as incurred.

SOFTWARE DEVELOPED FOR INTERNAL USE

    Medscape accounts for the costs of developing software for internal use under the provisions of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE which was effective for the year ended December 31, 1999. This SOP provides for the capitalization of both internal costs, such as payroll and payroll related costs, and external costs that are directly related to the development of certain systems and related software. Medscape amortizes these costs over the anticipated life of the systems. Prior to January 1, 1999, Medscape expensed all internal costs relating to software development.

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL, OTHER INTANGIBLE ASSETS AND RELATED AMORTIZATION

    Goodwill represents the excess of cost over the fair value of the net assets acquired of HCG and is being amortized using the straight-line method over fifteen years.

    Other intangible assets consist of licenses and trademarks which are being amortized using the straight-line method over their estimated useful life.

TRANSACTIONS WITH SOFTWATCH, LTD.

    On June 15, 1999, Medscape purchased 1,040,170 Series A Preferred Shares of Softwatch, Ltd. (Softwatch), an Israeli company, for $2,999,954 (which is accounted for at cost). In addition, Medscape incurred $66,701 of expenses relating to the investment. At the same time, Medscape and Softwatch entered into a License and Web Site Development Agreement pursuant to which Medscape licensed software from Softwatch to support its customer site and for Softwatch to provide ongoing support services for the consumer site. On the date of the Agreement, Medscape paid $500,000 in cash of a total licensing fee of $1,500,000. The remaining $1,000,000 will be paid $500,000 upon delivery of the software and $500,000 upon acceptance by Medscape. Medscape will also pay royalties under the Agreement.

IMPAIRMENT OF LONG LIVED ASSETS

    Medscape's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When these events occur, Medscape measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, Medscape would recognize an impairment loss. Medscape determined that, as of December 31, 1999 and 1998, there had been no impairment in the carrying value of the long-lived assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The value of cash and cash equivalents, accounts receivable and accounts payable approximate their carrying value due to their short-term maturities. The investment securities are carried at their fair market value.

REVENUE RECOGNITION

    Income is derived from a variety of sources including advertising, sponsorship of on-line journals, medical conferences, market research and e-commerce. Revenues from advertising are recognized in the period in which the advertisement is displayed. Revenue from sponsored programs, such as medical conferences, are recognized when the conference is completed and the next-day conference summary is published on the Medscape Web site. Revenues from sponsored content, such as clinical modules, is recognized on a percentage of completion basis. Revenues from market research are recognized upon completion of the project.

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED REVENUE

    Deferred revenue represents amounts billed in excess of revenues recognized. Included in accounts receivable are amounts due (under contract) relating to deferred revenue.

INCOME TAXES

    Medscape accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes.

NET LOSS PER COMMON SHARE

    Basic loss per common share was computed by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted loss per common share has not been presented since the impact for options, warrants and conversion of preferred shares would have been anti-dilutive (see notes 8 and 9).

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments and hedging activities, and, as amended, is required to be adopted during Medscape's year ending December 31, 2001. Generally, SFAS No. 133 requires that an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designated as a hedge. Medscape currently does not have any derivative instruments and is not engaged in hedging activities.

RECLASSIFICATIONS

    Certain prior years' amounts have been reclassified to conform to the current year presentation.

3. INVESTMENT SECURITIES

    At December 31, 1999, investment securities available for sale consist of the following (in thousands):

                                         GROSS                                 FAIR
                                       AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                         COST        GAINS        LOSSES      VALUE
Category                               ---------   ----------   ----------   --------
Commercial paper.....................   $ 7,667        $1            --      $ 7,668
Corporate debt securities............    12,176        --           (10)      12,166
Asset backed securities..............    16,556        --           (27)      16,529
                                        -------        --          ----      -------
                                        $36,399        $1          $(37)     $36,363
                                        =======        ==          ====      =======

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

3. INVESTMENT SECURITIES (CONTINUED)
    All of the commercial paper and corporate debt securities have contractual maturity dates of less than one year. All of the asset backed securities have effective maturity dates of less than one year and have contractual maturity dates ranging from less than one year to greater than ten years. A summary of the contractual maturities is as follows (in thousands):

                                                             GROSS       FAIR
                                                           AMORTIZED    MARKET
                                                             COST       VALUE
Maturity Category                                          ---------   --------
Due within 1 year........................................   $19,843    $19,834
Due after 1 year though 5 years..........................    14,174     14,150
Asset backed securities..................................     2,382      2,379
                                                            -------    -------
                                                            $36,399    $36,363
                                                            =======    =======

4. FIXED ASSETS

    Fixed Assets consist of the following (in thousands):

                                                       DECEMBER 31,
                                                    -------------------   USEFUL LIFE
DESCRIPTION                                           1999       1998     (IN YEARS)
-----------                                         --------   --------   -----------
Computers and peripherals.........................  $ 4,122     $ 602          3
Software..........................................    3,716        --          3
Furniture and fixtures............................      205        66          5
Leasehold improvements............................      798       139          2
                                                    -------     -----
                                                      8,841       807
Less accumulated depreciation.....................   (1,273)     (427)
                                                    -------     -----
Fixed assets--net.................................  $ 7,568     $ 380
                                                    =======     =====

5. INTANGIBLE ASSETS

    Intangible Assets consist of the following (in thousands):

                                                      DECEMBER 31,
                                                   -------------------   USEFUL LIFE
DESCRIPTION                                          1999       1998     (IN YEARS)
-----------                                        --------   --------   -----------
Trademarks.......................................  $   147     $   55        15
Licenses.........................................   11,000         --         *
Goodwill.........................................    2,439      2,439        15
Organization costs...............................       --         23         5
                                                   -------     ------
                                                    13,586      2,517
Less accumulated amortization....................     (996)       (61)
                                                   -------     ------
Intangible assets--net...........................  $12,590     $2,456
                                                   =======     ======

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

5. INTANGIBLE ASSETS (CONTINUED)
    In 1997, Medscape changed the useful life of intangible assets from 40 years for trademarks and 15 years for organization costs to 15 and 5 years, respectively, to more properly reflect their expected useful lives in the current business environment. The impact of the change was not material to Medscape's financial statements.

    * This category is comprised of 2 licenses, the first license is valued at $7,000,000 and is being amortized over 7 years and the second license is valued at $4,000,000 and is being amortized over it's useful life of 3 years.

6. INCOME TAXES

    No provision for income taxes has been made because Medscape has sustained cumulative losses since the commencement of its operations.

    At December 31, 1999, Medscape had net operating loss carryforwards ("NOLs") of approximately $51.7 million which will be available to reduce future taxable income. The NOLs are scheduled to expire in the following years:

2011........................................................  $ 1,344,000
2012........................................................    3,306,000
2018........................................................    3,900,000
2019........................................................   43,168,000

    In accordance with SFAS No. 109, Medscape has computed the components of deferred income taxes as follows (in thousands):

                                                          DECEMBER 31,
                                                --------------------------------
                                                  1999        1998        1997
                                                --------   ----------   --------
Deferred tax assets...........................  $ 23,756    $ 3,420     $ 1,961
Less valuation allowance......................   (23,756)    (3,420)     (1,961)
                                                --------    -------     -------
Net deferred tax assets.......................  $     --    $    --     $    --
                                                ========    =======     =======

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

6. INCOME TAXES (CONTINUED)

    The principal component of Medscape's deferred tax assets is its NOLs. At December 31, 1999 and 1998, a valuation allowance equal to the amount of the deferred tax assets is provided as it has not been established that it is more likely than not that the tax benefits will be realized.

7. RETIREMENT PLAN

    Medscape has a 401(k) Retirement/Savings Plan (the "Plan") for all eligible employees. Employees are eligible to participate after they have completed three months of service. Medscape is not required to, but may match employee contributions. In addition, Medscape may make a discretionary contribution to the Plan. Medscape did not make any contributions to the Plan for the years ended December 31, 1999, December 31, 1998, or December 31, 1997.

8. STOCKHOLDERS' (DEFICIENCY) EQUITY

    The only authorized stock of Medscape at December 31, 1999 is the common stock and the Undesignated Preferred Stock. All other issues were either redesignated or converted to common stock with Medscape's initial public offering on September 27, 1999.

    In January 1997, Medscape issued 123,974 shares of Series B preferred stock at $12.10 per share for $1,500,000. In October 1997, Medscape issued 1,152,272 shares of Series C preferred stock at $4.60 per share for $5,300,447. As part of this offering, Medscape converted all of the Series B preferred stock outstanding for 326,087 shares of Series C preferred stock at $4.60 per share. The total capital raised in 1997 from these offerings was $6,800,447, of which $800,000 was used to pay the principal and interest on the loan payable to SCP Communications, Inc. ("SCP"), a related party, with the remainder used to fund Medscape's ongoing operations.

    During 1997, SCP contributed to capital $642,364 which Medscape owed to it under an administrative services agreement (note 13).

    In March 1998, Medscape issued 932,401 shares of Series C preferred stock at $4.29 per share for $3,999,999. In October 1998, Medscape issued 1,825,435 shares of Class B common stock in connection with the acquisition of Healthcare Communications Group. Medscape also received a note for $627,950 from the majority shareholder in lieu of payment for an additional 1,825,435 shares of Class B common stock. The note is presented as a contra to shareholders' equity. Such shares vest over 3 years. The fair value in excess of $627,950 has been included in the charge to deferred stock compensation as an offset in the equity section of the balance sheet and is being amortized over three years.

    On May 17, 1999, Medscape effected a 2.5-for-one stock split for each outstanding share of each class of common shares. In connection with the stock split, the number of authorized shares of Class A common stock was increased to an aggregate of 1,079,000 shares, the number of authorized shares of Class B common stock was increased to an aggregate of 6,701,363 shares and the preferred stock became convertible into 2.5 times as many shares of the Class A common stock and each outstanding warrant and option became exercisable into 2.5 times as many shares of the Class B common stock. The 2.5-for-one stock split described above has been applied retrospectively for all periods presented.

    On September 27, 1999, Medscape completed an initial public offering that ultimately, after inclusion of the exercise on September 30, 1999 of the 900,000 share underwriter's over-allotment,

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

8. STOCKHOLDERS' (DEFICIENCY) EQUITY (CONTINUED) resulted in the issuance of 7,650,000 shares of common stock. Net proceeds received, after deducting offering costs, totaled approximately $54.4 million, including approximately $6.7 million received on October 5, 1999 from the exercise of the over-allotment. Simultaneous with the offering, each outstanding share of Class B common stock was converted into Class A common stock on a one-for-one basis and Class A common stock was concurrently redesignated as common stock. Additionally, each outstanding share of Series A, Series C-1, and Series D preferred stock was converted into 2.5 shares of common stock, Series C preferred stock was converted into 2.68 shares of common stock, and Series E preferred stock was converted into 3.125 shares of common stock. The conversions of preferred stock resulted in the issuance of 13,908,685 shares of common stock. An increase in the number of authorized shares of common stock to 100,000,000 was also effected simultaneous with this offering and a new class of 5,000,000 shares of undesignated preferred stock was also authorized.

    During September 1999, common stock was issued to CBS Corporation and to National Data Corporation as discussed in Note 10.

9. STOCK OPTION PLAN

    During 1996, the Board of Directors adopted the Medscape, Inc. 1996 Stock Option Plan (the "Plan"). Pursuant to the Plan, the Board of Directors granted incentive stock options to certain key employees and non-qualified stock options to certain key non-employees all at fair value. Under the Plan approved by the Board of Directors, the total number of shares of common stock that may be granted is 8,250,000.

    The incentive stock options granted permit the key employees the right and option to purchase shares of common stock. Except for a change of control, as defined, an option may not be exercised within one year from the date of the grant and no option will be exercisable after 10 years from the date granted. Stock options vest over a three or four-year period, with one-third or one-quarter of the options becoming exercisable one year from date of grant. For options issued with an exercise price below fair market value, the excess of the fair market value over the exercise price has been charged to deferred stock compensation expense and is being amortized over four years, the vesting period of the options.

    The non-qualified stock options also permit certain employees and non-employees the right and option to purchase shares of common stock. Except for a change of control, as defined, an option may not be exercised within one year from the date of the grant and no option will be exercisable after 10 years from the date granted. Stock options vest over a four-year period, with one-quarter of the options becoming exercisable one year from date of grant. For options issued with an exercise price below fair market value, the excess of the fair market value over the exercise price has been charged to deferred stock compensation expense and is being amortized over four years, the vesting period of the options.

    In addition, the non-qualified stock options granted permit other non-employees the option to purchase shares of common stock. One-quarter of the options are exercisable one year from date of grant. For options issued with an exercise price below fair market value, the excess of the fair market

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

9. STOCK OPTION PLAN (CONTINUED)
value over the exercise price has been charged to deferred stock compensation expense and is being amortized over four years, the vesting period of the options.

    Transactions involving the incentive stock options granted to key employees are summarized as follows:

                                                                      EXERCISE
                                                      OPTION            PRICE
                                                      SHARES          PER SHARE
                                                     ---------   -------------------
Options outstanding January 1, 1997................    284,677   $              .011
  Granted..........................................    557,500           .144 & .172
  Exercised........................................     (7,978)                 .011
  Canceled.........................................   (109,977)                   --
                                                     ---------   -------------------
Options outstanding December 31, 1997..............    724,222             .011-.172
  Granted..........................................  1,650,118           .172 & .344
  Exercised........................................     (7,797)          .011 & .144
  Canceled.........................................    (48,125)         .144 & .0172
                                                     ---------   -------------------
Options outstanding December 31, 1998..............  2,318,418             .011-.344
  Granted..........................................  3,316,038           8.625-10.00
  Exercised........................................   (946,049)            .011-3.40
  Canceled.........................................   (177,600)           .144-10.00
                                                     ---------   -------------------
Options outstanding December 31, 1999..............  4,510,807           .011-.10.00
                                                     =========   ===================

    Employee options exercisable at December 31, 1999, 1998 and 1997 were 1,343,091, 344,873, and 63,325, respectively.

    SFAS No. 123 provides for a fair value based method of accounting for employee options and options granted to non-employees and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the options. For the years ended December 31, 1996 and 1997 the fair value of options granted to non-employees were nominal as determined using the Black Scholes option pricing model. For options granted to non-employees in 1998, an amount equal to the fair value of the services provided aggregating $65,000 is included as a charge to general and administrative expenses in the 1998 statement of operations.

    Medscape has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related interpretations in accounting for its employee stock options. Medscape has issued its options at fair value at the date of grant. Under APB 25, because the exercise price of Medscape's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

9. STOCK OPTION PLAN (CONTINUED)
    Pro forma disclosures as if Medscape adopted the cost recognition requirement under SFAS 123 is presented below.

                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                              1999           1998           1997
                                          ------------   ------------   ------------
Net loss as reported....................     $36,712        $3,901         $3,464
Net loss pro forma......................      46,126         3,976          3,482

    The fair value of options granted under the Plan for the years ended December 31, 1997 and 1998, in complying with SFAS No. 123 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: no dividend yield, no expected volatility in 1996, 1997 and 1998, 75.657% was used in 1999, risk free interest rate of 5.66% as of December 31, 1997, 4.60% as of December 31, 1998 and 6.00% as of
December 31, 1999, and expected lives of 3.25 years. Pro forma compensation cost of options granted under the Plan is measured based on the discount from fair value.

    Transactions involving non-qualified stock options granted to non-employees are summarized as follows:

                                                                    EXERCISE
                                                        OPTION        PRICE
                                                        SHARES      PER SHARE
                                                       ---------   -----------
Options outstanding January 1, 1997..................  1,952,418   $      .011
  Granted............................................    175,000          .144
  Exercised..........................................    (91,668)         .011
  Canceled...........................................     (6,018)         .011
                                                       ---------   -----------
Options outstanding December 31, 1997................  2,029,732   .011 & .144
  Granted............................................    340,000   .172 & .344
  Exercised..........................................   (407,005)  .011 & .144
  Canceled...........................................    (89,678)  .011 & .172
                                                       ---------   -----------
Options outstanding December 31, 1998................  1,873,049   $ .011-.344
  Granted............................................         --            --
  Exercised..........................................   (365,725)  .011 & .172
  Canceled...........................................    (16,050)         .011
                                                       ---------   -----------
Options outstanding December 31, 1999................  1,491,274   $ .011-.344
                                                       =========   ===========

    Non-employee options exercisable at December 31, 1999, 1998 and 1997 were 873,693, 998,330 and 625,742.5, respectively.

WARRANTS: TRANSACTION WITH AMERICA ONLINE, INC.

    On September 3, 1999, Medscape entered into an agreement with America Online, Inc., under which AOL has agreed to promote Medscape's co-branded Web sites, through contextual links and banners, on the following AOL properties:
AOL, AOL.com, CompuServe Service, Netscape Netcenter and Digital City. In addition, Medscape has paid AOL $13 million and will pay an additional

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

9. STOCK OPTION PLAN (CONTINUED)
$20 million over the next two years. These amounts will be charged to earnings over the three-year life of the contract. In addition, Medscape granted AOL two seven-year warrants, each to purchase up to 1,352,158 shares of Medscape's common stock. One of the warrants fully vests on signing and has an exercise price of $10 per share. The other warrant will vest over a three-year period based on AOL meeting specified performance requirements and will have exercise prices equal to the fair market value of Medscape's common stock at the time of vesting. At the time of issuance, each warrant had a value of approximately $2,530,000, as determined using the Black Scholes option pricing model. The value of the performance warrant was approximately $4,225,000 as of December 31, 1999 as determined using the Black Scholes option pricing model. The value of the fully vested warrant is fixed and will be charged to earnings over the three-year AOL contract, whereas the warrant that vests over three years will be charged to earnings adjusted variably over the vesting period.

WARRANTS: CREDIT SUISSE FIRST BOSTON--RELATED TO PRIVATE FINANCING

    In March 1999, in connection with the placement of the Series D preferred stock, Medscape issued 14,887.5 warrants of Class B Common Stock to its financial advisor. Each warrant entitles the warrant holder to purchase one share of common stock for $0.004. The value of the warrants, determined using the Black Scholes pricing model, was $85,000.

10. SIGNIFICANT TRANSACTIONS

TRANSACTIONS WITH CBS CORPORATION

    On July 7, 1999, Medscape entered into a Common Stock Purchase agreement, and on August 3, 1999, in related transactions, it entered into an Advertising and Promotional Agreement, and a Trademark and Content Agreement with CBS Corporation (CBS). Under the Stock Purchase Agreement, Medscape sold 7,397,208 shares of Class A common stock and 6,541,160 shares of Class B common stock to CBS for an aggregate purchase price of $157,000,000, of which $139,384 was paid in cash, $149,860,616 is to be paid through the advertising services to be provided by CBS in accordance with the Advertising and Promotion Agreement, and $7,000,000 is to be paid through the grant of rights under the Trademark and Content Agreement. Subsequent to the execution of the agreement, the Class B common stock was converted on a one-for-one basis into Class A common stock that was concurrently redesignated as common stock upon completion of the Company's initial public offering (Note 8). Over the seven-year term of the Advertising and Promotion Agreement, CBS will arrange for the placement of approximately $150 million of advertising and promotion in the United States for Medscape's consumer and professional Web sites and their other products and services. Under the Trademark and Content Agreement, CBS granted Medscape a license to the "CBS" trademark and "Eye" design and to health related news content for a seven-year period. Under the agreement CBS retains significant control over the use and presentation of the CBS health content and CBS trademarks.

    The $149,860,616 of advertising services to be provided by CBS will be expensed as used over the life of the agreement. In addition, the trademark license fee of $7,000,000 will be amortized on a straight-line basis over the life of the agreement.

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

10. SIGNIFICANT TRANSACTIONS (CONTINUED)
TRANSACTIONS WITH NATIONAL DATA CORPORATION

    On August 4, 1999, Medscape sold 400,000 shares of Series E preferred stock at a purchase price of $25 per share and 1,000,000 shares of Class A common stock at a purchase price of $10 per share to National Data Corporation (NDC), which included a $10,000,000 cash investment and an additional $10,000,000 attributed to licensing and promotion to be provided by NDC and credits against future commission amounts due by Medscape to NDC. The Series E preferred stock was subsequently converted into 1,250,000 shares of common stock and the Class A common stock was redesignated as common stock upon completion of the Company's initial public offering (Note 8). $6,000,000 will be expensed as used over the three-year life of the agreement. In addition, the license fee of $4,000,000 will be amortized on a straight-line basis over the life of the agreement.

11. EMPLOYMENT AGREEMENTS

    Medscape has employment agreements with several employees ranging from one to five years, with commitments aggregating in each of the years ending December 31 (in thousands): $1,485 in 2000, $1,234 in 2001, $470 in 2002, and
$163 in 2003, and $0 in 2004.

12. MAJOR CUSTOMERS

    For the year ended December 31, 1999, there were no sales to a single customer in excess of 10% of revenues. For the year ended December 31, 1998, sales to two major customers represent 27% and 14%. For the year ended
December 31, 1997, sales to three major customers represented 15%, 14% and 13%.

13. ADMINISTRATIVE SERVICES AGREEMENT

    On April 1, 1996, Medscape and SCP, a company controlled by the same stockholders, entered into a administrative services agreement under which SCP provided Medscape with administrative, support services, and sufficient space for Medscape to conduct its business. This agreement had been extended through April 30, 1999.

    At December 31, 1999, Medscape did not owe SCP any amounts under the agreement compared to an aggregate due of $50,862 and $465,916 at December 31, 1998 and 1997, respectively. SCP provided services aggregating, $173,985, $740,739 and $1,074,307 for the years ended December 31, 1999, 1998 and 1997, respectively. In management's opinion, all of these services were provided and paid for at a fair market value.

    Medscape and SCP have entered into a ten-year "Publishers' Circle Agreement" whereby SCP grants Medscape the right to distribute its content on the Web and to provide the content for worldwide on-line search and retrieval. Additionally, SCP agrees to promote Medscape in its publications, and run advertising in every issue of its journals. In return, SCP can sell all Medscape products including banner advertising for which SCP will receive a commission.

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

14. SUBSEQUENT EVENTS (UNAUDITED)

ACQUISITION OF DIALOG MEDICAL

    In February 2000, Medscape signed a plan of merger and reorganization to acquire all of the outstanding shares of Dialog Medical, Inc., a Delaware corporation, in exchange for 275,000 shares of Medscape common stock. Dialog Medical provides integrated patient education and informed consent materials for physicians and consumers.

FORMATION OF MEDSCAPE EUROPE

    On February 9, 2000 Medscape announced the creation of Medscape Europe to accelerate its international expansion in the face of rising global demand for Web-based health information and services. In addition to its European venture, Medscape already operates a Japanese-language site, Medscape Japan.

MERGER WITH MEDICALOGIC

    On February 22, 2000, Medscape announced that it had agreed to merge with MedicaLogic, Inc. Medscape shareholders will receive 0.323 shares of MedicaLogic common stock for each share of Medscape common stock. The transaction will become effective upon approval by the shareholders of the two companies and the satisfaction of other customary conditions. In connection with this proposed transaction, Medscape issued warrants to purchase 100,000 shares of its common stock at $9.3125 per share to its financial advisor. Simultaneous with the announcement of the merger with MedicaLogic, MedicaLogic announced that it had agreed to acquire Total eMed, Inc., a provider of electronic medical transcription services, for approximately eight million shares of MedicaLogic's common stock.

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table presents unaudited quarterly results of operations for 1998 and 1999. This unaudited information has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, this table includes all adjustments, consisting only of normal

                                 MEDSCAPE, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

15. QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED) recurring adjustments, that are considered necessary for a fair presentation of Medscape's financial position and results of operations for the quarters presented.

                                                              QUARTER ENDED (IN THOUSANDS)
                       1999                         ------------------------------------------------
                                                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                    --------   --------   ------------   -----------
Revenue...........................................  $ 1,644    $ 3,285       $ 2,209      $  4,018
                                                    -------    -------       -------      --------
Operating Expenses
  Editorial, production,
    Content and technology........................    1,268      2,653         3,293         5,753
  Sales and Marketing.............................    1,247      2,682         4,866        18,149
  General and administrative......................      562        891         1,882         2,713
  Depreciation and amortization...................       95        130           193           592
  Stock based compensation........................      298        482           537           784
                                                    -------    -------       -------      --------
Total Operating Expenses..........................    3,470      6,838        10,771        27,991
                                                    -------    -------       -------      --------
Loss from Operations..............................   (1,826)    (3,553)       (8,562)      (23,973)
  Interest expense (income).......................      (81)      (215)         (191)         (716)
                                                    -------    -------       -------      --------
Net Loss..........................................  $(1,745)   $(3,338)      $(8,371)     $(23,257)
                                                    =======    =======       =======      ========
Basic net loss per share..........................  $ (0.25)   $ (0.46)      $ (0.46)     $  (0.52)
                                                    =======    =======       =======      ========
Weighted average number of shares of common stock
  outstanding.....................................    6,871      7,291        18,356        44,680
                                                    =======    =======       =======      ========

                                                               QUARTER ENDED (IN THOUSANDS)
                       1998                          ------------------------------------------------
                                                     MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                     --------   --------   ------------   -----------
Revenue............................................   $  551     $  526       $   479       $ 1,513
                                                      ------     ------       -------       -------
Operating Expenses
  Editorial, production,
    Content and technology.........................      404        509           565         1,216
  Sales and Marketing..............................      340        525           649         1,006
  General and administrative.......................      311        369           357           432
  Depreciation and amortization....................       47         49            51           140
  Stock based compensation.........................       --         --            --           249
                                                      ------     ------       -------       -------
Total Operating Expenses...........................    1,102      1,452         1,622         3,043
                                                      ------     ------       -------       -------
Loss from Operations...............................     (551)      (926)       (1,143)        (1,50)
  Interest expense (income)........................      (49)      (100)          (72)          (28)
                                                      ------     ------       -------       -------
Net Loss...........................................   $ (502)    $ (826)      $(1,071)      $(1,502)
                                                      ======     ======       =======       =======
Basic net loss per share...........................   $ (.18)    $ (.29)      $  (.35)      $ (0.26)
                                                      ======     ======       =======       =======
Weighted average number of shares of common stock
  outstanding......................................    2,820      2,848         3,030         5,825
                                                      ======     ======       =======       =======

                          INDEPENDENT AUDITORS' REPORT

Healthcare Communications Group, LLC
Potomac, Maryland

    We have audited the accompanying balance sheets of Healthcare Communications Group, LLC ("HCG") as of December 31, 1997 and October 27, 1998, and the related statements of operations, members' capital, and cash flows for the year ended December 31, 1997 and the ten months ended October 27, 1998. These financial statements are the responsibility of HCG's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of HCG at December 31, 1997 and October 27, 1998, and the results of its operations and its cash flows for the year ended December 31, 1997 and the ten months ended October 27, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

New York, New York
April 9, 1999

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

                                 BALANCE SHEETS

                     DECEMBER 31, 1997 AND OCTOBER 27, 1998

                                                              DECEMBER 31,   OCTOBER 27,
                                                                  1997          1998
                                                              ------------   -----------
ASSETS
Current assets:
  Cash and cash equivalents (Note 2)........................    $ 54,286     $   14,081
  Accounts receivable.......................................     520,388      1,190,359
  Prepaid expenses and other assets.........................     116,063         54,730
                                                                --------     ----------
    Total current assets....................................     690,737      1,259,170
Property and equipment--net (Note 3)........................      29,875         76,777
Intangible assets--net......................................       6,800          5,383
                                                                --------     ----------
    Total assets............................................    $727,412     $1,341,330
                                                                ========     ==========
LIABILITIES AND MEMBERS' CAPITAL (DEFICIENCY IN CAPITAL)
Liabilities:
  Accounts payable..........................................    $121,306     $   23,012
  Accrued expenses..........................................      47,243         56,946
  Demand note due to Medscape, Inc. (Note 4)................          --        275,000
  Deferred revenue (Note 2).................................     190,000      1,121,193
                                                                --------     ----------
    Total liabilities.......................................     358,549      1,476,151
Commitments (Note 4)
Members' capital (deficiency in capital)....................     368,863       (134,821)
                                                                --------     ----------
    Total liabilities and members' capital..................    $727,412     $1,341,330
                                                                ========     ==========

                       See notes to financial statements.

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

                            STATEMENTS OF OPERATIONS

                  FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE
                       TEN MONTHS ENDED OCTOBER 27, 1998

                                                                                 TEN
                                                                  YEAR         MONTHS
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   OCTOBER 27,
                                                                  1997          1998
                                                              ------------   -----------
Revenues....................................................   $3,155,504    $2,584,615
                                                               ----------    ----------
Operating expenses:
  Editorial, production, content and technology.............    1,853,118     1,736,351
  General and administration................................      923,547       867,970
  Depreciation and amortization.............................        4,231         9,419
                                                               ----------    ----------
    Total operating expenses................................    2,780,896     2,613,740
                                                               ----------    ----------
Income (loss) from operations...............................      374,608       (29,125)
  Interest income...........................................       (2,965)       (1,542)
                                                               ----------    ----------
Net income (loss)...........................................   $  377,573    $  (27,583)
                                                               ==========    ==========

                       See notes to financial statements.

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

             STATEMENTS OF MEMBERS' CAPITAL (DEFICIENCY IN CAPITAL)

                 FOR THE TEN MONTHS ENDED OCTOBER 27, 1998 AND
                          YEAR ENDED DECEMBER 31, 1997

Members' capital, January 1, 1997...........................  $ 148,636
  Net income for the year ended December 31, 1997...........    377,573
  Distribution to members during 1997.......................   (157,346)
                                                              ---------
Members' capital, December 31, 1997.........................    368,863
  Net loss for the ten months ended October 27, 1998........    (27,583)
  Distribution to members during 1998.......................   (476,101)
                                                              ---------
Members' deficiency in capital, October 27, 1998............  $(134,821)
                                                              =========

                       See notes to financial statements.

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

                            STATEMENTS OF CASH FLOWS

       YEAR ENDED DECEMBER 31, 1997 AND TEN MONTHS ENDED OCTOBER 27, 1998

                                                              DECEMBER 31,   OCTOBER 27,
                                                                  1997          1998
                                                              ------------   -----------
OPERATING ACTIVITIES
  Net income (loss).........................................  $   377,573     $ (27,583)
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation and amortization...........................        4,231         9,419
  Changes in assets and liabilities:
    Decrease (increase) in accounts receivable..............    1,148,237      (669,971)
    Decrease in prepaid expenses............................        2,873        61,333
    Increase (decrease) in accounts payable and accruals....      120,613       (88,591)
    (Decrease) increase in deferred revenue.................   (1,474,979)      931,193
                                                              -----------     ---------
      Net cash provided by operating activities.............      178,548       215,800
                                                              -----------     ---------
INVESTING ACTIVITIES
  Purchase of property and equipment........................      (27,412)      (54,904)
                                                              -----------     ---------
      Net cash used in investing activities.................      (27,412)      (54,904)
                                                              -----------     ---------
FINANCING ACTIVITIES
  Distributions to members..................................     (157,346)     (476,101)
  Demand note due to Medscape, Inc..........................           --       275,000
                                                              -----------     ---------
      Net cash used in financing activities.................     (157,346)     (201,101)
                                                              -----------     ---------
Decrease in cash and cash equivalents.......................       (6,210)      (40,205)
Cash and cash equivalents, beginning of period..............       60,496        54,286
                                                              -----------     ---------
Cash and cash equivalents, end of period....................  $    54,286     $  14,081
                                                              ===========     =========

                       See notes to financial statements.

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

                         NOTES TO FINANCIAL STATEMENTS

       TEN MONTHS ENDED OCTOBER 27, 1998 AND YEAR ENDED DECEMBER 31, 1997

1. ORGANIZATION AND NATURE OF BUSINESS

    Healthcare Communications Group, ("HCG") is a Maryland limited liability company, founded on November 17, 1995. HCG is a medical communications/education company that develops, produces and distributes unique live, print, digital and Internet-based programs for healthcare professionals that are funded by pharmaceutical companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For the purposes of the statements of cash flows, HCG considers all highly liquid short-term cash investments purchased with maturities of three months or less as cash and cash equivalents.

CONCENTRATION OF CREDIT RISK

    HCG's financial instruments that are exposed to concentration of credit risks consist primarily of cash and cash equivalents and trade accounts receivable. HCG maintains its cash and cash equivalents in bank accounts which, at times, exceeds federally insured limits. HCG has not experienced any losses in these accounts. HCG believes it is not exposed to any significant credit risk on cash and cash equivalents. Concentrations of credit risks with respect to accounts receivable are limited because of HCG's expanding customer base and credit worthiness of its three major customers (see Note 5), making up the majority of the accounts receivable balance.

DEPRECIATION AND AMORTIZATION

    HCG provides for depreciation of property and equipment based on the estimated useful lives of the applicable assets and the life of leases, using the straight-line method.

    Expenditures for renewals and improvements which extend the useful lives of assets are capitalized, while maintenance and repairs are charged to operations as incurred.

    Intangible assets consists of trademarks which are being amortized using the straight-line method over their estimated useful life.

REVENUE RECOGNITION

    Revenue from custom programs, such as on-line conference summaries and custom modules produced by HCG, are recognized on a percentage of completion basis. Revenues from conferences and other events produced by HCG are recognized upon completion of the conference or event. At December 31, 1997 and October 27, 1998, there were no uncompleted projects.

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

       TEN MONTHS ENDED OCTOBER 27, 1998 AND YEAR ENDED DECEMBER 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED REVENUE

    Deferred revenue represents amounts billed in excess of revenues recognized. Included in accounts receivable are amounts due (under contract) relating to deferred revenue.

IMPAIRMENT OF ASSETS

    HCG's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When these events occur, HCG measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, HCG would recognize an impairment loss. HCG determined that, as of December 31, 1997 and October 27, 1998, there had been no impairment in the carrying value of the long-lived assets.

INCOME TAXES

    Under present income tax regulations, HCG pays no federal, state or local income taxes. For tax purposes, any income or loss is included in the income tax returns of the members.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME, and SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. HCG has no elements of comprehensive income. HCG operates in one segment in the United States.

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments and hedging activities for HCG's year ended December 31, 2000. Generally, it requires that an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designated as a hedge. Management is currently evaluating the effect of this statement on HCG's financial statements.

    During 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. This statement is applicable to HCG's 1999 financial statements and will require HCG to capitalize various payroll and payroll related costs and other costs that are directly related to the development of some of the systems of HCG. HCG will amortize these costs over the anticipated life of the systems. Management is currently evaluating the effect of this statement on HCG's financial statements.

                      HEALTHCARE COMMUNICATIONS GROUP, LLC

       TEN MONTHS ENDED OCTOBER 27, 1998 AND YEAR ENDED DECEMBER 31, 1997

3. PROPERTY AND EQUIPMENT

    Property and equipment, consist of the following:

                                             DECEMBER 31,   OCTOBER 27,   USEFUL LIFE
DESCRIPTION                                      1997          1998       (IN YEARS)
-----------                                  ------------   -----------   -----------
Computers and equipment....................     $26,441       $ 79,507         5
Furnitures and fixtures....................       6,959          8,797         7
                                                -------       --------         --
                                                 33,400         88,304
Less accumulated depreciation..............      (3,525)       (11,527)
                                                -------       --------         --
Property and equipment--net................     $29,875       $ 76,777
                                                =======       ========         ==

4. DEMAND NOTE

    As of October 27, 1998, the demand note consists of $215,000 and $60,000, borrowed on October 26 and October 23, 1998, respectively, from Medscape, Inc. at an annual interest rate of 8% (Note 6). Under the terms of the demand note, HCG was required to use the proceeds to pay amounts owed to vendors prior to the acquisition by Medscape, Inc.

5. MAJOR CUSTOMERS

    Sales to three major customers for the year ended December 31, 1997 and the ten months ended October 27, 1998 represented 53% and 50% of total sales, respectively. At December 31, 1997 and October 27, 1998, these three customers represented 34% and 76% accounts receivable, respectively.

6. SUBSEQUENT EVENT

    Effective October 27, 1998, the membership interests of HCG were purchased by Medscape, Inc., a New York corporation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Total eMed, Inc.:

    We have audited the accompanying consolidated balance sheets of TOTAL
EMED, INC. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended December 31, 1999 and the period from March 4, 1998 (inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Total eMed, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Nashville, Tennessee
February 21, 2000
(except with respect to the matter discussed in the second paragraph of Note 14, as to which the date is February 22, 2000)

                       TOTAL EMED, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------   -----------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 3,150,103   $ 1,825,768
  Short-term investments....................................   12,851,585            --
  Restricted cash...........................................           --        64,000
  Accounts receivable, net of allowance for doubtful
    accounts of $265,460
    and $0 as of December 31, 1999 and 1998, respectively...    1,312,620        22,961
  Note receivable from related party........................           --       500,000
  Interest receivable.......................................      303,039        29,624
  Other current assets......................................       88,248        17,207
                                                              -----------   -----------
      Total current assets..................................   17,705,595     2,459,560
                                                              -----------   -----------
PROPERTY AND EQUIPMENT, NET.................................    4,200,552       655,812

OTHER NONCURRENT ASSETS:
  Intangible assets.........................................    1,934,457            --
  Deposits..................................................       41,811        14,485
                                                              -----------   -----------
      Total other noncurrent assets.........................    1,976,268        14,485
                                                              -----------   -----------
      Total assets..........................................  $23,882,415   $ 3,129,857
                                                              ===========   ===========
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $   844,304   $   218,994
  Accrued payroll and related liabilities...................      814,417        47,959
  Accrued sales taxes.......................................      250,000            --
  Current portion of capital lease obligations..............        4,960         4,264
  Other current liabilities.................................       82,614            --
                                                              -----------   -----------
      Total current liabilities.............................    1,996,295       271,217
                                                              -----------   -----------
LONG-TERM LIABILITIES:
  Long-term portion of capital lease obligation.............       17,162        22,504
                                                              -----------   -----------
      Total liabilities.....................................    2,013,457       293,721
                                                              -----------   -----------

COMMITMENTS AND CONTINGENCIES

REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK,
  $0.001 par value, 435,200 shares authorized, issued and
  outstanding (redemption value of $12,349,525 including
  accrued dividends at January 1, 2003).....................    5,817,436     4,447,724

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $0.0002 par value, 20,000,000 shares
  authorized, 2,747,790 shares issued and outstanding at
  December 31, 1999, 50,000 shares subscribed at December
  31, 1999, 1,033,975 shares issued at December 31, 1998....          560           207
  Series B preferred stock, $0.001 par value, 14,000 shares
    authorized,
    issued and outstanding in 1999..........................   13,772,500            --
  Series C preferred stock, $0.001 par value, 12,000 shares
    authorized,
    issued and outstanding in 1999..........................   11,772,500            --
    Additional paid-in capital..............................      259,600            43
    Stock receivables.......................................     (259,500)         (250)
    Accumulated deficit.....................................   (9,494,138)   (1,611,588)
                                                              -----------   -----------
      Total stockholders' equity (deficit)..................   16,051,522    (1,611,588)
                                                              -----------   -----------
      Total liabilities, redeemable preferred stock and
       stockholders' equity (deficit).......................  $23,882,415   $ 3,129,857
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       TOTAL EMED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

                                                                 1999          1998
                                                              -----------   -----------
REVENUES....................................................  $ 4,597,762   $    22,961
OPERATING EXPENSES:
  Cost of revenues..........................................    5,913,025       198,011
    Selling, general and administrative.....................    4,384,392     1,368,045
    Depreciation and amortization...........................    1,031,125        37,730
                                                              -----------   -----------
      Total operating expenses..............................   11,328,542     1,603,786
                                                              -----------   -----------
      Operating loss........................................   (6,730,780)   (1,580,825)

OTHER INCOME (EXPENSE):
    Interest income.........................................      807,697       167,976
    Forgiveness of note receivable and accrued interest.....     (555,035)           --
    Other, net..............................................      (34,720)          430
                                                              -----------   -----------
      Total other income (expense)..........................      217,942       168,406
                                                              -----------   -----------
NET LOSS....................................................   (6,512,838)   (1,412,419)
PREFERRED STOCK ACCRETION...................................   (1,369,712)     (199,169)
                                                              -----------   -----------
NET LOSS APPLICABLE TO COMMON STOCK.........................  $(7,882,550)  $(1,611,588)
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       TOTAL EMED, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

                                                                                           COMMON STOCK
                                            SERIES B                 SERIES C             SUBSCRIBED AND
                                        PREFERRED STOCK          PREFERRED STOCK           OUTSTANDING        ADDITIONAL
                                     ----------------------   ----------------------   --------------------    PAID-IN
                                      SHARES      AMOUNT       SHARES      AMOUNT       SHARES      AMOUNT     CAPITAL
                                     --------   -----------   --------   -----------   ---------   --------   ----------
BALANCE, MARCH 4, 1998 (date of
  inception).......................       --    $        --        --    $        --   1,033,975     $207      $     43
Series A preferred stock
  accretion........................       --             --        --             --          --       --            --
Net loss...........................       --             --        --             --          --       --            --
                                      ------    -----------    ------    -----------   ---------     ----      --------

BALANCE, DECEMBER 31, 1998.........                      --                       --   1,033,975      207            43
Issuance of preferred stock........   14,000     13,772,500        --             --          --       --            --
Issuance of preferred stock........       --             --    12,000     11,772,500          --       --            --
Issuance of common stock...........                                               --   1,713,815      343            67
Receipt of stock subscription
  receivable.......................                                               --          --       --            --
Stock subscription receivable......       --             --        --             --      50,000       10       259,490
Series A preferred stock
  accretion........................       --             --        --             --          --       --            --
Net loss...........................       --             --        --             --          --       --            --
                                      ------    -----------    ------    -----------   ---------     ----      --------

BALANCE, DECEMBER 31, 1999.........   14,000    $13,772,500    12,000    $11,772,500   2,797,790     $560      $259,600
                                      ======    ===========    ======    ===========   =========     ====      ========


                                        STOCK      ACCUMULATED
                                     RECEIVABLES     DEFICIT        TOTAL
                                     -----------   -----------   -----------
BALANCE, MARCH 4, 1998 (date of
  inception).......................   $    (250)   $       --    $        --
Series A preferred stock
  accretion........................          --      (199,169)      (199,169)
Net loss...........................          --    (1,412,419)    (1,412,419)
                                      ---------    -----------   -----------
BALANCE, DECEMBER 31, 1998.........        (250)   (1,611,588)    (1,611,588)
Issuance of preferred stock........          --            --     13,772,500
Issuance of preferred stock........          --            --     11,772,500
Issuance of common stock...........          --            --            410
Receipt of stock subscription
  receivable.......................         250            --            250
Stock subscription receivable......    (259,500)           --             --
Series A preferred stock
  accretion........................          --    (1,369,712)    (1,369,712)
Net loss...........................          --    (6,512,838)    (6,512,838)
                                      ---------    -----------   -----------
BALANCE, DECEMBER 31, 1999.........   $(259,500)   $(9,494,138)  $16,051,522
                                      =========    ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       TOTAL EMED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

                                                                  1999          1998
                                                              ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (6,512,838)  $(1,412,419)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     1,031,125        37,730
    Loss on disposal of property and equipment..............        27,386            --
    Loss on forgiveness of note receivable..................       555,035            --
      Changes in operating assets and liabilities, excluding
        effects of acquisitions:
        Accounts receivable.................................      (872,756)      (22,961)
        Interest receivable.................................      (328,450)      (29,624)
        Other current assets................................       (71,041)      (17,207)
        Other noncurrent assets.............................       (27,326)      (14,485)
        Accounts payable....................................       544,331       218,994
        Accrued payroll and related liabilities.............       695,376        47,959
        Accrued sales taxes.................................       250,000            --
        Other current liabilities...........................        82,614            --
                                                              ------------   -----------
          Net cash used in operating activities.............    (4,626,544)   (1,192,013)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (4,144,360)     (665,652)
  Acquisitions of assets, net of cash.......................    (2,400,000)           --
  Short-term investments, net...............................   (12,851,585)           --
  Investment in related party note receivable...............            --      (500,000)
  Receipts (purchases) of restricted cash investments.......        64,000       (64,000)
                                                              ------------   -----------
          Net cash used in investing activities.............   (19,331,945)   (1,229,652)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of preferred stock.....................    25,545,000     4,248,555
  Proceeds from sale of common stock........................           660            --
  Payment of notes payable assumed in acquisition...........      (258,190)           --
  Payments on capital lease obligations.....................        (4,646)       (1,122)
                                                              ------------   -----------
          Net cash provided by financing activities.........    25,282,824     4,247,433
                                                              ------------   -----------
NET CHANGE IN CASH..........................................     1,324,335     1,825,768
CASH, at beginning of period................................     1,825,768            --
                                                              ------------   -----------
CASH, at end of period......................................  $  3,150,103   $ 1,825,768
                                                              ============   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................  $      3,437   $       497
                                                              ============   ===========
SUPPLEMENTAL NON-CASH INFORMATION:
  Equipment acquired under capital lease obligations........  $         --   $    27,745
                                                              ============   ===========
  Assets acquired in acquisitions through assumption of
    liabilities.............................................  $    410,251   $        --
                                                              ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       TOTAL EMED, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Total eMed, Inc. (the "Company") is a Delaware corporation formed on December 31, 1999. The Company is the accounting successor to Network Health Services, Inc., which was formed and began operations on March 4, 1998. The Company was formed as part of a corporate reorganization in which all stockholders of Network Health Services, Inc. exchanged all of their shares of Network Health Services, Inc. for all of the shares of the Company. The Company is a medical records solution company, which provides medical record transcription and related services to healthcare providers practicing in outpatient settings. The Company receives medical dictation in digital format from subscribing physicians, transcribes the dictation into text format, stores specific data elements from the records, then transmits the completed medical record to the originating physician in the prescribed format. As of December 31, 1999, the Company employs medical transcriptionists located in 35 states and provides transcription services to numerous outpatient clinics located in eight states. The market for the Company's services, which incorporate telecommunications technology, is characterized by risk and uncertainty as a result of emerging competition, rapidly evolving technology and concentration primarily in the outpatient healthcare industry. Consequently, the Company is exposed to both technological risks and concentration risk related to the Company's ability to collect the amounts due from customers as a result of economic fluctuations in the general economy and the outpatient healthcare industry.

OPERATIONS

    The Company has incurred net operating losses and negative cash flows to date. The Company is evaluating its operating results continuously and is also evaluating several alternatives to obtain additional financing proceeds, if necessary. However, the Company expects currently available cash to be sufficient to meet operating expenses and capital requirements at least through January 1, 2001.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the financial statements of Total eMed, Inc. and its wholly-owned subsidiaries: Total eMed of Tennessee, Inc., Total eMed Financing Co., Inc. and Total eMed Leasing Co., LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    Cash equivalents include highly liquid investments with an original maturity of less than three months.

SHORT-TERM INVESTMENTS

    Short-term investments, which are carried at amortized cost as the Company intends to hold such investments to maturity, totaled $12,851,585 at December 31, 1999 and consisted of commercial paper. Amortized cost of such investments approximates fair value. The Company had no short-term investments at December 31, 1998.

                       TOTAL EMED, INC. AND SUBSIDIARIES

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company places its short-term investments with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limit.

ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

    Accounts receivable primarily represent amounts due from physician clinics for transcription services rendered. Three customers represented more than 10% of the Company's 1999 revenues: Diagnostic Clinic of Largo, Florida, 36%; Vancouver Clinic of Vancouver, Washington, 12%; and IMA of Albany, New York, 10%.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including renewal options) or the estimated useful life of the assets. Routine maintenance and repairs are charged to expense as incurred, while betterments and renewals are capitalized.

INTANGIBLE ASSETS

    Intangible assets represent the excess of the purchase price over the estimated fair values of tangible assets acquired in the purchases of businesses. Intangible assets include goodwill, client lists, workforce lists and non-compete agreements.

    The Company assesses the recoverability of its intangible assets by determining whether the amortization of the applicable balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of the impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of intangible assets will be impacted if estimated operating cash flows are not achieved.

INCOME TAXES

    The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse.

STOCK-BASED COMPENSATION

    The Company accounts for stock options in accordance with Statement of Financial Accounting Standards ("SFAS No. 123"), "Accounting for Stock Based Compensation". Under SFAS No. 123, the Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, in accounting for its stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

                       TOTAL EMED, INC. AND SUBSIDIARIES

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    Fees for transcription-related services are based primarily on contracted rates and revenue is recognized upon the rendering of services and delivery of reports. The Company monitors actual performance standards against those standards required in the contracts and records estimated decreases or increases to billings, if necessary.

USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported assets and liabilities and contingency disclosures at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable, capital lease obligations and all other accrued liabilities approximate fair value due to the short-term nature of these instruments.

COMPREHENSIVE INCOME

    The Company has considered the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting of Comprehensive Income", and the effect on the Company's 1999 and 1998 consolidated financial statements. SFAS No. 130 does not have an impact on the Company's financial reporting since the Company had no components of other comprehensive income during the periods presented.

2. SHORT-TERM INVESTMENTS

    The following is a summary of short-term investments at December 31, 1999:

                                                                 COST          MATURITY
                                                              -----------   ---------------
American Express Credit Corporation Commercial Paper........  $ 2,895,150   January 3, 2000
General Motors Acceptance Corporation Note Commercial
  Paper.....................................................    2,027,268   April 25, 2000
Abbey National Commercial Paper.............................    3,000,000   May 12, 2000
Forrestal Funding Commercial Paper..........................    4,929,167   January 5, 2000
                                                              -----------
                                                              $12,851,585
                                                              ===========

    Subsequent to December 31, 1999, the American Express Credit Corporation Commercial Paper and Forrestal Funding Commercial Paper have been reinvested in other commercial paper short-term investments with a maturity date of April 8, 2000.

                       TOTAL EMED, INC. AND SUBSIDIARIES

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

3. INTANGIBLE ASSETS

    As of December 31, 1999, intangible assets, net of accumulated amortization, consists of the following:

Goodwill....................................................  $1,006,250
Client lists................................................     330,000
Workforce lists.............................................     386,000
Non-compete agreements......................................     212,207
                                                              ----------
                                                              $1,934,457
                                                              ==========

    Goodwill is amortized on a straight-line basis over 20 years. Client lists and workforce lists are amortized over five years. Non-compete agreements are amortized over the life of the agreements, generally three years.

4. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1999 and 1998 consists of the following:

                                                           1999        1998
                                                        ----------   --------
Leased equipment......................................  $   27,745   $ 27,745
Leasehold improvements................................      32,728     22,688
Furniture and equipment...............................     361,354    165,590
Computer equipment and software.......................   4,570,269    477,519
                                                        ----------   --------
                                                         4,992,096    693,542
Less: accumulated depreciation and amortization.......    (791,544)   (37,730)
                                                        ----------   --------
Net property and equipment............................  $4,200,552   $655,812
                                                        ==========   ========

5. STOCK SPLIT

    Effective September 22, 1999, the Company effected a five for one common stock split for holders of record on that date. Accordingly, all references to number of shares, per share amounts, stock option data, and exercise prices in these consolidated financial statements and notes to consolidated financial statements have been restated to reflect the stock split.

6. REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK

    In March 1998, the Company issued 435,200 shares of Series A convertible preferred stock, $0.001 par value per share (the "Series A Preferred Stock"), for $4,352,000 of cash proceeds less offering expenses. Each share of Series A Preferred Stock is convertible into five shares of Common Stock at any time at the option of the holders. Series A Preferred Stock is automatically convertible to Common Stock upon the occurrence of a Triggering Event, defined as (i) an initial public offering of the Company under the Securities act of 1933 reflecting a common equity value of the Company of at least $35 million, (ii) a business combination whereby shareholders of the Company own less than 50% of

                       TOTAL EMED, INC. AND SUBSIDIARIES

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

6. REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED) the voting securities of the surviving or resulting company, or (iii) sale by the Company of substantially all of its assets to an independent third party.

    The holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors from funds legally available therefore, a cash dividend per share at a rate of $0.50 per annum. The dividends are cumulative from and after the date of original issue thereof whether or not there are funds legally available. However, holders of Series A Preferred Stock shall not be entitled to any dividends in excess of full cumulative dividends. Accrued but unpaid dividends add to the liquidation preference. Upon the occurrence of a Triggering Event as described above, the Series A Preferred Stock shall be converted into common stock at its then conversion rate and all accrued and unpaid dividends would be cancelled. As of December 31, 1999, undeclared dividends on the Series A Preferred Stock were $398,933.

    Each holder of Series A Preferred Stock is entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company and shall vote with holders of Common Stock upon all matters submitted to a vote of shareholders. In all cases where Series A Preferred Stock and Common Stock are to vote together, each holder of Series A Preferred Stock is entitled to the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible. Except as otherwise required by law, the holders of Series A Preferred Stock have voting rights and powers equal to the voting rights and powers of Common Stockholders.

    No amendment of modification may be made to the Charter unless such amendment or modification is approved by a majority of the Series A Preferred Stock voting as a separate class. In addition, the approval of a majority of the Series A Preferred Stock is necessary to authorize or issue any additional shares of any series of Company stock.

    In the absence of a Triggering Event occurring before January 1, 2003, any holder of Series A Preferred Stock may, at any time thereafter, require the Company to repurchase, all or any portion of the shares of Series A Preferred Stock held by such holder for an amount equal to the greater of (i) book value per share determined in accordance with the Company's financial statements for the most recently ended quarter, (ii) the liquidation value per share (which is $25.96 per share), (iii) seven times net earnings before interest, taxes, depreciation, and amortization (EBITDA) for the most recent completed fiscal year, or (iv) the appraised value per share on an as-converted basis. For each share of Series A Preferred Stock that is redeemed, the Company will be obligated to pay to the holders all accrued and unpaid dividends. The total liquidation value (and minimum redemption value) at January 1, 2003, including accrued dividends through January 1, 2003, will be $12,349,525. Future dividend and other accretion related to the Series A Preferred Stock for the years subsequent to December 31, 1999 (based on the assumption of the redemption value equal to (ii) above) is as follows:

2000........................................................  $2,177,363
2001........................................................   2,177,363
2002........................................................   2,177,363

    Upon liquidation, dissolution, or winding up of the Company, holders of Series A Preferred Stock will be entitled to be paid out of the assets available for distribution to stockholders before any

                       TOTAL EMED, INC. AND SUBSIDIARIES

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

6. REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED) distribution or payment is made to any Common Stock holder but after payment is made in full upon the Series B and Series C Preferred Stock. The amount shall be equal to the liquidation value per share ($25.96) plus all unpaid accrued dividends.

7. STOCKHOLDERS' EQUITY

COMMON STOCK

    Each holder of Common Stock is entitled to one vote per share on all matters to be voted on by the shareholders. The Charter does not provide for cumulative voting, and, accordingly, the holders of a majority of the outstanding shares have the power to elect all directors and to control the resolution of all issues put to a vote of the shareholders. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of the Common Stock. The shares of Common Stock have the following rights, subject in each case, to the rights of the holders of any outstanding shares of Preferred Stock: (i) to receive dividends, if any, as may be declared and paid from time to time by the Board, in its discretion, from funds legally available therefore; and (ii) upon liquidation, dissolution, or winding up of the Company, to receive pro rata all assets remaining available for distribution.

    On October 27, 1999, the Company and a new member of the Board of Directors entered into an agreement whereby the new Director obtained the ability to purchase 50,000 shares of Common Stock at the fair market value of $5.19 per share as determined by the Board of Directors. The Company received the proceeds from the sale of Common Stock in January 2000. The related receivable at December 31, 1999 has been reflected as common stock subscribed in the December 31, 1999 consolidated financial statements.

PREFERRED STOCK

    The Company has also authorized preferred stock to be issued in one or more classes or series at such time(s) for such consideration as the Board of Directors may determine.

SERIES B PREFERRED STOCK

    In March 1999, the Company issued 14,000 shares of Series B convertible preferred stock, $0.001 par value per share (the "Series B Preferred Stock"), for $14,000,000 of cash proceeds less offering expenses. Each share of Series B Preferred Stock is convertible into 280.7545 shares of Common Stock at any time at the option of the holder. Series B Preferred Stock is automatically convertible to Common Stock upon the occurrence of a Triggering Event, defined as (i) an initial public offering of the Company under the Securities act of 1933 resulting in net cash proceeds of at least $25,000,000 and reflecting a fully diluted common equity valuation of the Company of at least $125,000,000 on or before December 31, 2000, $150,000,000 between January 1, 2001 and
December 31, 2001 or $200,000,000 from January 1, 2002 and thereafter, or
(ii) sale by the Company of substantially all of its assets for cash reflecting a fully diluted common equity valuation of the Company of at least $125,000,000 on or before December 31, 2000, $150,000,000 between January 1, 2001 and December 31, 2001 or $200,000,000 from January 1, 2002 and thereafter.

                       TOTAL EMED, INC. AND SUBSIDIARIES

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
    Holders of Series B Preferred Stock are entitled to one vote per share equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible. The holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors from funds legally available therefore, an annual dividend equal to 5% of the liquidation value ($1,000 per share plus all accrued and unpaid dividends), compounded annually. Undeclared dividends add to the liquidation preference. As of December 31, 1999, undeclared dividends on the Series B Preferred Stock are $525,000.

    Each holder of Series B Preferred Stock is entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company and shall vote with holders of Common Stock upon all matters submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote. In all cases where Series B Preferred Stock and Common Stock are to vote together, each holder of Series B Preferred Stock is entitled to the number of shares of Common Stock into which each share of Series B Preferred Stock is then convertible. Except as otherwise required by law, the holders of Series B Preferred Stock have voting rights and powers equal to the voting rights and powers of Common Stock holders.

    No amendment or modification may be made to the Charter unless such amendment or modification is approved by a majority of the Series B Preferred Stock voting as a separate class. The approval of a majority of the Series B Preferred Stock is necessary to authorize or issue any additional shares of any series of Company stock. In addition, no merger, consolidation or other business combination or a sale of the Company can occur without the approval of the majority of the Series B Preferred Stock voting as a separate class.

    Upon liquidation, dissolution, or winding up of the Company, holders of Series B Preferred Stock will be entitled to be paid out of the assets available for distribution to stockholders before any distribution or payment made to any Common Stockholders or holders of Series A Preferred Stock. The amount shall be equal to the then liquidation value per share. The liquidation value per share is $1,037.50 as of December 31, 1999.

SERIES C PREFERRED STOCK

    Simultaneous to the sale of the Series B Preferred Stock in March 1999, the Company issued 12,000 shares of Series C senior preferred stock, $0.001 par value per share (the "Series C Preferred Stock"), for $12,000,000 of cash proceeds less offering expenses. The holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors from funds legally available therefore, an annual dividend equal to 5% of the liquidation value ($1,000 per share plus all accrued and unpaid dividends), compounded annually. Undeclared dividends add to the liquidation preference. As of December 31, 1999, undeclared dividends on the Series C Preferred Stock were $450,000.

    The Company may at any time redeem all of the shares of Series C Preferred Stock for an amount equal to the redemption value ($1,000 per share plus all accrued and unpaid dividends). Series C Preferred Stock is automatically redeemable upon the occurrence of a Triggering Event, defined as (i) an initial public offering of the Company under the Securities act of 1933, or (ii) a sale by the

                       TOTAL EMED, INC. AND SUBSIDIARIES

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
Company of substantially all of its assets. The Series C Preferred Stock is not convertible to common stock.

    Holders of Series C Preferred Stock are not entitled to vote except as required by law and except in connection with certain terms outlined in the Company's Charter. No amendment or modification may be made to the Charter unless such amendment or modification is approved by a majority of the Series C Preferred Stock voting as a separate class. The approval of a majority of the Series C Preferred Stock is necessary to authorize or issue any additional shares of any series of Company stock. In addition, no merger, consolidation or other business combination or a sale of the Company can occur without the approval of the majority of the Series C Preferred Stock voting as a separate class.

    Upon liquidation, dissolution, or winding up of the Company, holders of Series C Preferred Stock will be entitled to be paid out of the assets available for distribution to stockholders before any distribution or payment made to any Common Stockholders or holders of Series A Preferred Stock. The amount shall be equal to the then liquidation value per share. The liquidation value per share is $1,037.50 as of December 31, 1999.

8. LEASES

    The Company has entered into various operating leases with third-parties for office space and office equipment and a capital lease for telecommunications equipment. The future minimum lease payments under noncancellable operating leases greater than one year and capital leases at December 31, 1999 are as follows:

                                                           OPERATING   CAPITAL
                                                            LEASES      LEASES
                                                           ---------   --------
2000.....................................................  $291,478    $ 7,751
2001.....................................................   277,383      7,751
2002.....................................................   235,441      7,751
2003.....................................................   165,430      5,167
                                                           --------    -------
Subtotal.................................................  $969,732     28,420
                                                           ========
Less amounts representing interest.......................               (6,298)
Less current portion of capital lease obligation.........               (4,960)
                                                                       -------
Total....................................................              $17,162
                                                                       =======

    Total rental expense for operating leases was approximately $289,022 and $41,996 for the periods ended December 31, 1999 and 1998, respectively.

9. ACQUISITIONS

    Effective January 29, 1999, the Company acquired substantially all of the business assets of Accu-Scribe Transcription Service, LLC ("Accu-Scribe"), a Memphis, Tennessee based medical transcription company, in exchange for cash of $800,000 and the assumption of certain liabilities of $10,206. The acquisition was accounted for as a purchase and, accordingly, the purchase price was

                       TOTAL EMED, INC. AND SUBSIDIARIES

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

9. ACQUISITIONS (CONTINUED)
allocated to all identifiable tangible assets based on their estimated fair values. Net tangible assets with a fair value of $63,206 were acquired with the balance of the consideration of $747,000 recorded as intangibles, including client lists, workforce lists, non-compete agreements and goodwill. The purchase price also contains various contingent consideration features whereas the Company will issue 2,000 additional shares of Company common stock to the former owners of Accu-Scribe upon Accu-Scribe fulfilling certain financial performance targets for the eleven months ended December 31, 1999. Such financial targets have not been met. The purchase price also contains similar contingent consideration features in which the former owners of Accu-Scribe would be entitled to an additional 2,000 shares of Company common stock as of December 31, 2000 and 2,000 shares as of December 31, 2001, if certain financial performance targets are met for the years ended December 31, 2000 and 2001. Beginning January 29, 1999, all revenues and expenses associated with this acquisition have been included in the consolidated financial statements of the Company.

    Effective April 1, 1999, the Company acquired substantially all of the business assets of Bruyn Weber Information Services, Inc. ("BWIS"), an Altamount, New York based medical transcription service company, in exchange for $1,600,000 cash and the assumption of certain notes payable and other liabilities totaling $400,045. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to all identifiable tangible assets based on their estimated fair values. Net tangible assets with a fair value of $546,917 were acquired, with the balance of the consideration of $1,453,128 recorded as intangibles, including client lists, workforce lists, non-compete agreements and goodwill. The purchase price also contains various contingent consideration features whereas the Company will issue shares of the Company common stock and/or pay additional cash to the former owners of BWIS upon BWIS fulfilling certain financial performance targets during the years 2000 and 2001. Beginning April 1, 1999, all revenues and expenses associated with this acquisition have been included in the consolidated financial statements of the Company.

    The unaudited pro forma results of operations of the Company giving effect to the acquisition of Accu-Scribe and BWIS as if the acquisitions had occurred as of the beginning of each period presented would have resulted in pro forma revenues of $5,494,832 and $2,142,816 for the periods ended December 31, 1999 and 1998, respectively. The net loss on a pro forma basis was $6,337,819 and $1,314,482 for 1999 and 1998, respectively.

10. STOCK OPTION AND INCENTIVE PLAN

    The Board of Directors has authorized a stock option and incentive plan pursuant to which up to 683,780 shares of the Common Stock of the Company are available for options. The plan allows for issuance of stock options, restricted stock and other stock awards at the discretion of the Board of Directors. All stock options have been issued with exercise prices at or greater than the fair market value at the date of grant as determined by the Board of Directors.

                       TOTAL EMED, INC. AND SUBSIDIARIES

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

10. STOCK OPTION AND INCENTIVE PLAN (CONTINUED)
    Information related to the stock option and incentive plan is summarized below:

                                                                   1999
                                                            -------------------
                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                                            OPTIONS     PRICE
                                                            --------   --------
Outstanding-beginning of year.............................       --     $  --
Granted...................................................  683,755      5.19
Exercised.................................................       --        --
Cancelled.................................................   (1,875)     5.19
                                                            -------     -----
Outstanding-end of year...................................  681,880      5.19
                                                            -------     -----
Exercisable at end of year................................  271,777     $5.19
                                                            =======     =====

    Pro forma information regarding the expense related to such options is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using the Black-Scholes valuation method with the following assumptions: risk-free interest rate of 6.73%, a dividend yield of 0%, a volatility factor of 50% and a weighted-average expected life of options of 4 years.

    For purposes of the pro forma disclosures, SFAS No. 123 requires the estimated fair value of the options to be amortized to expense ratably over the options' vesting period, generally four years. Based on the minimum value method and the assumptions above, the Company's net loss for the year ended
December 31, 1999 would have increased by $504,618 to a pro forma net loss of $7,017,456.

11. INCOME TAXES

    Income tax expense (benefit) for the periods ended December 31, 1999 and 1998 consists of the following:

                                                           1999        1998
                                                        ----------   --------
Expected federal income tax benefit...................  $2,140,000   $474,000
Expected state tax benefit, net of federal tax
  benefit.............................................     315,000     70,000
Increase in valuation allowance.......................  (2,455,000)  (544,000)
                                                        ----------   --------
Total income tax benefit..............................  $       --   $     --
                                                        ==========   ========

                       TOTAL EMED, INC. AND SUBSIDIARIES

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

11. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liability are presented below:

                                                            1999        1998
                                                         ----------   --------
Deferred tax assets:
  Start-up costs.......................................  $  373,000   $472,000
  Allowance for doubtful accounts......................     104,000         --
  Intangibles..........................................      46,000         --
  Accrued expenses.....................................      98,000         --
  Net operating loss...................................   2,486,000     72,000
                                                         ----------   --------
Total gross deferred tax asset.........................   3,107,000    544,000

Deferred tax liability:
  Property and equipment depreciation..................     (83,000)        --
                                                         ----------   --------
  Net deferred tax asset...............................   3,024,000    544,000

Valuation allowance....................................  (3,024,000)  (544,000)
                                                         ----------   --------
Deferred tax asset, net of valuation allowance.........  $       --   $     --
                                                         ==========   ========

    Due to the uncertainty surrounding the realization of the benefits of the deferred tax assets, the Company has established a valuation allowance against all deferred tax assets.

    The net change in the total valuation allowance, which primarily relates to federal and state net operating loss carryforwards and deferred start-up costs, for the years ended December 31, 1999 and 1998 was an increase of $2,480,000 and $544,000, respectively. At December 31, 1999 and 1998, the Company had approximately $6,374,000 and $184,000, respectively, of federal net tax operating loss carryforwards which begin to expire in 2012. The utilization of these carryforwards is subject to the future level of taxable income of the applicable subsidiaries.

12. LITIGATION AND CONTINGENCIES

    The Company is a defendant in a suit in the United States Federal Court, Middle District of Tennessee, called MedQuist MRC Inc. v. John H. Dayani and Network health Services, Inc. The plaintiff alleges that the Company tortiously interfered with plaintiff's prospective economic advantage by interfering with the relationship between plaintiff and Dr. John Dayani, the founder of the Company and at that time a director of the plaintiff. The plaintiff seeks all of the Company's profits from the medical transcription business. The Company does not believe that it interfered in any way with the plaintiff's economic relationships and it intends to defend itself vigorously.

    The medical information that the Company transcribes and captures is of an extremely sensitive nature. The Company is subject to certain contractual, statutory, regulatory and common law requirements regarding the confidentiality of such information. The Company requires its personnel to agree to keep all medical information confidential and monitors compliance with applicable

                       TOTAL EMED, INC. AND SUBSIDIARIES

     FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM MARCH 4, 1998
                        (INCEPTION) TO DECEMBER 31, 1998

12. LITIGATION AND CONTINGENCIES (CONTINUED) confidentiality requirements. The Company's failure to comply with such confidentiality requirements could result in material liability.

13. NOTE RECEIVABLE FROM RELATED PARTY

    Effective March 6, 1998, the Company entered into a demand promissory note receivable with the Company's Executive Chairman. The note accrued interest at an annual rate of 7%. As of December 31, 1998, accrued interest of $29,624 related to the note receivable is reflected in the consolidated financial statements. Effective September 22, 1999, the Board of Directors agreed to forgive the demand promissory note receivable and all accrued interest through that date, resulting in a charge to income of $555,035 during 1999.

14. SUBSEQUENT EVENTS

    On February 21, 2000, the Company and a current customer, Diagnostic Clinic of Largo, Florida, entered into an agreement whereby the customer has cancelled its current transcription services contract. Revenues during 1999 under the customer contract were approximately $1,700,000. Under the terms of the cancellation, the Company has agreed to issue a $325,000 credit to the customer's outstanding accounts receivable in return for payment of all remaining accounts receivable. This credit has been reflected as a reduction to accounts receivable and a reduction to revenues in the consolidated financial statements for the year ended December 31, 1999.

    On February 22, 2000, the Company announced that it had agreed to merge with MedicaLogic, Inc. ("MedicaLogic"). MedicaLogic develops, markets and supports electronic medical record software used by physicians throughout the U.S. Company shareholders will receive 0.8042043 shares of MedicaLogic common stock for each share of Company common stock (or common stock equivalent). The transaction will become effective upon approval by the shareholders of the two companies and the satisfaction of other customary conditions. Simultaneous with the announcement of the merger with MedicaLogic, MedicaLogic announced that it had agreed to merge with Medscape, Inc., an operator of healthcare web sites for physicians and other healthcare professionals.

                                                                      APPENDIX A

                                     AGREEMENT
                                       OF
                           REORGANIZATION AND MERGER
                                     AMONG
                               MEDICALOGIC, INC.,
                             AN OREGON CORPORATION,
                                MEDSCAPE, INC.,
                            A DELAWARE CORPORATION,
                                      AND
                            MONEYPENNY MERGER CORP.,
                            A DELAWARE CORPORATION,
                               FEBRUARY 21, 2000

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                         --------
ARTICLE I THE MERGER...................................................................     A-1
    1.1   The Merger...................................................................     A-1
    1.2   Effect of Merger.............................................................     A-1
    1.3   Merger Consideration.........................................................     A-1
          1.3.1   Medscape Stock.......................................................     A-1
          1.3.2   Merger Corp. Stock...................................................     A-1
          1.3.3   Options and Warrants.................................................     A-2
          1.3.4   Stock Splits, Etc....................................................     A-2
    1.4   Surrender and Cancellation of Certificates...................................     A-2
          1.4.1   Surrender of Certificates............................................     A-2
          1.4.2   No Fractional Shares.................................................     A-3
          1.4.3   Escheat..............................................................     A-3
          1.4.4   Option and Warrant Agreements........................................     A-3
          1.4.5   Treasury Shares......................................................     A-3
    1.5   Stock Transfer Books.........................................................     A-3
    1.6   Closing......................................................................     A-4
    1.7   Subsequent Actions...........................................................     A-4
    1.8   Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving
          Corporation..................................................................     A-4
    1.9   Shareholder Rights...........................................................     A-4

ARTICLE II FURTHER AGREEMENTS..........................................................     A-5
    2.1   Voting Agreements............................................................     A-5

ARTICLE III REPRESENTATIONS AND WARRANTIES.............................................     A-5
    3.1   Representations and Warranties of Medscape...................................     A-5
          3.1.1   Organization and Status..............................................     A-5
          3.1.2   Capitalization.......................................................     A-5
          3.1.3   Corporate Authority..................................................     A-6
          3.1.4   Subsidiaries and Joint Ventures......................................     A-6
          3.1.5   SEC Reports and Financial Statements.................................     A-6
          3.1.6   Information Supplied.................................................     A-7
          3.1.7   Governmental Filings.................................................     A-7
          3.1.8   No Adverse Consequences..............................................     A-7
          3.1.9   Undisclosed Liabilities..............................................     A-7
          3.1.10  Absence of Certain Changes or Events.................................     A-8
          3.1.11  Litigation...........................................................     A-8
          3.1.12  Employment Matters...................................................     A-8
                  3.1.12.1  Labor Matters..............................................     A-8
                  3.1.12.2  Employee Benefits..........................................     A-8
                  3.1.12.3  Employment Agreements......................................     A-9
          3.1.13  Intellectual Property................................................     A-9
          3.1.14  [Reserved]...........................................................     A-9
          3.1.15  Status of Contracts..................................................     A-9
          3.1.16  [Reserved]...........................................................    A-10
          3.1.17  Permits and Licenses.................................................    A-10
          3.1.18  Taxes................................................................    A-10
                  3.1.18.1  Returns....................................................    A-10
                  3.1.18.2  Taxes Paid or Reserved.....................................    A-11

                                                                                           PAGE
                                                                                         --------
                  3.1.18.3  Definitions................................................    A-11
          3.1.19  Related Party Interests..............................................    A-11
          3.1.20  No Powers of Attorney or Restrictions................................    A-11
          3.1.21  [Reserved]...........................................................    A-12
          3.1.22  Consents and Approvals...............................................    A-12
          3.1.23  Brokers and Finders..................................................    A-12
          3.1.24  Opinion of Medscape Financial Advisor................................    A-12
          3.1.25  No Other Agreements to Sell Medscape or its Assets...................    A-12
          3.1.26  Vote Required........................................................    A-12
          3.1.27  Certain Representations and Warranties Regarding Code
                  Section 368(a)(2)(E).................................................    A-12
    3.2   Representations and Warranties of MedicaLogic................................    A-13
          3.2.1   Organization and Status..............................................    A-13
          3.2.2   Capitalization.......................................................    A-13
          3.2.3   Corporate Authority..................................................    A-14
          3.2.4   Subsidiaries and Joint Ventures......................................    A-14
          3.2.5   SEC Reports and Financial Statements.................................    A-14
          3.2.6   Information Supplied.................................................    A-14
          3.2.7   Governmental Filings.................................................    A-15
          3.2.8   No Adverse Consequences..............................................    A-15
          3.2.9   Undisclosed Liabilities; Returns.....................................    A-15
          3.2.10  Absence of Certain Changes or Events.................................    A-15
          3.2.11  Litigation...........................................................    A-15
          3.2.12  Employment Matters...................................................    A-15
                  3.2.12.1  Labor Matters..............................................    A-15
                  3.2.12.2  Employee Benefits..........................................    A-16
                  3.2.12.3  Employment Agreements......................................    A-17
          3.2.13  Intellectual Property................................................    A-17
          3.2.14  Status of Contracts..................................................    A-17
          3.2.15  Permits and Licenses.................................................    A-17
          3.2.16  Taxes................................................................    A-18
                  3.2.16.1  Returns....................................................    A-18
                  3.2.16.2  Taxes Paid or Reserved.....................................    A-18
          3.2.17  Related Party Interests..............................................    A-18
          3.2.18  No Powers of Attorney or Restrictions................................    A-19
          3.2.19  Consents and Approvals...............................................    A-19
          3.2.20  Brokers and Finders..................................................    A-19
          3.2.21  No Other Agreements to Sell MedicaLogic or its Assets................    A-19
          3.2.22  Opinion of MedicaLogic Financial Advisor.............................    A-19
          3.2.23  Vote Required........................................................    A-19
          3.2.24  Certain Representations and Warranties Regarding Code
                  Section 368(a)(2)(E).................................................    A-19
          3.2.25  Total eMed...........................................................    A-21
    3.3   Representations and Warranties Relating to Merger Corp..................... .
                                                                                           A-21
          3.3.1   Organization and Status..............................................    A-21
          3.3.2   Capitalization.......................................................    A-21
          3.3.3   Corporate Authority..................................................    A-21
          3.3.4   Governmental Filings.................................................    A-21
          3.3.5   Certain Representations and Warranties Regarding Code
                  Section 368(a)(2)(E).................................................    A-21

                                                                                           PAGE
                                                                                         --------
ARTICLE IV COVENANTS...................................................................    A-22
    4.1   Mutual Covenants.............................................................    A-22
          4.1.1   Preparation of Registration Statement and the Joint Proxy
                  Statement............................................................    A-22
          4.1.2   Shareholder Meetings.................................................    A-22
          4.1.3   Consents and Approvals...............................................    A-23
          4.1.4   Best Efforts.........................................................    A-23
          4.1.5   Publicity............................................................    A-23
          4.1.6   Confidentiality......................................................    A-23
          4.1.7   Antitrust Improvements Act...........................................    A-23
    4.2   Covenants of Medscape........................................................    A-23
          4.2.1   Conduct of Business..................................................    A-23
          4.2.2   Acquisition Proposals................................................    A-24
          4.2.3   Investigations.......................................................    A-25
          4.2.4   [Reserved]...........................................................    A-25
          4.2.5   Notice and Cure......................................................    A-25
    4.3   Covenants of MedicaLogic.....................................................    A-25
          4.3.1   Conduct of Business..................................................    A-25
          4.3.2   Investigations.......................................................    A-26
          4.3.3   Notification to Optionees............................................    A-26
          4.3.4   Officer and Director Indemnification.................................    A-26
          4.3.5   MedicaLogic Board....................................................    A-26
          4.3.6   Editor-in-Chief......................................................    A-26
          4.3.7   Notice and Cure......................................................    A-26
          4.3.8   Change of Control....................................................    A-27
          4.3.9   No Amendment to Total eMed Agreement.................................    A-27
    4.4   Covenants of Merger Corp.....................................................    A-27

ARTICLE V CONDITIONS...................................................................    A-27
    5.1   Conditions to the Obligations of All Parties.................................    A-27
          5.1.1   Regulatory Approvals.................................................    A-27
          5.1.2   Litigation...........................................................    A-28
          5.1.3   Shareholder Approval.................................................    A-28
          5.1.4   Registration of Securities; Listing..................................    A-28
    5.2   Conditions to the Obligations of Medscape....................................    A-28
          5.2.1   Representations, Warranties and Covenants............................    A-28
          5.2.2   No Material Adverse Change...........................................    A-28
    5.3   Conditions to the Obligations of MedicaLogic and Merger Corp.................    A-28
          5.3.1   Representations, Warranties and Covenants............................    A-28
          5.3.2   No Material Adverse Change...........................................    A-29

ARTICLE VI TERMINATION.................................................................    A-29
    6.1   Termination by Mutual Consent................................................    A-29
    6.2   Termination by Either Medscape or MedicaLogic................................    A-29
    6.3   Effect of Termination and Abandonment........................................    A-30
    6.4   Termination Fees and Expenses................................................    A-30

ARTICLE VII MISCELLANEOUS AND GENERAL..................................................    A-31
    7.1   Payment of Expenses..........................................................    A-31
    7.2   Entire Agreement.............................................................    A-31
    7.3   Assignment...................................................................    A-31
    7.4   Binding Effect; No Third Party Benefit.......................................    A-31

                                                                                           PAGE
                                                                                         --------
    7.5   Amendment and Modification...................................................    A-31
    7.6   Waiver of Conditions.........................................................    A-32
    7.7   Counterparts.................................................................    A-32
    7.8   Captions.....................................................................    A-32
    7.9   Subsidiary...................................................................    A-32
    7.10  Notices......................................................................    A-32
    7.11  Choice of Law................................................................    A-33
    7.12  Separability.................................................................    A-33
    7.13  Extinguishment...............................................................    A-33

                                    EXHIBITS

Exhibit A-1    Certificate of Incorporation of the Surviving Corporation
Exhibit A-2    Bylaws of the Surviving Corporation
Exhibit A-3    Directors of the Surviving Corporation
Exhibit B      Form of Voting Agreement
Exhibit C      Medscape Fairness Opinion
Exhibit D      MedicaLogic Fairness Opinion

                                   SCHEDULES

Schedule 1.3.3       Vesting of Options
Schedule 2.1         Individuals Executing Voting Agreements
Schedule 3.1         Medscape Disclosure Schedule
Schedule 3.1.2       Medscape Capitalization
Schedule 3.1.4       Medscape Subsidiaries and Joint Ventures
Schedule 3.1.11      Medscape Litigation
Schedule 3.1.12.1    Medscape Employees Who Are Not US Citizens
Schedule 3.1.12.2    Medscape Employee Benefits
Schedule 3.1.12.3    Medscape Employment Agreements
Schedule 3.1.18      Medscape Taxes
Schedule 3.1.19      Medscape Related Party Interests
Schedule 3.1.20      Medscape Powers of Attorney or Restrictions
Schedule 3.1.25      No Other Agreements to Sell Medscape or its Assets
Schedule 3.2         MedicaLogic Disclosure Schedule
Schedule 3.2.2       MedicaLogic Capitalization
Schedule 3.2.10      Absence of Certain Changes or Events
Schedule 3.2.11      MedicaLogic Litigation
Schedule 3.2.12.1    MedicaLogic Employees Who Are Not US Citizens
Schedule 3.2.12.2    MedicaLogic Employee Benefits
Schedule 3.2.12.3    MedicaLogic Employment Agreements
Schedule 3.2.16      MedicaLogic Taxes
Schedule 3.2.17      MedicaLogic Related Party Interests
Schedule 3.2.21      No Other Agreements to Sell MedicaLogic or its Assets
Schedule 4.2.1(g)    Medscape Capital Expenditures

                                 INDEX OF TERMS

TERM                                                      LOCATION OF DEFINITION
----                                                      ----------------------
Acquisition Transaction......................  Section 4.2.2
Agreement....................................  Preamble
CBS Agreement................................  Section 1.9
Closing......................................  Section 1.6
Closing Date.................................  Section 1.6
Code.........................................  Section 1.3.3
Condition Completion Date....................  Section 1.6
Confidentiality Agreement....................  Section 4.1.6
Conversion Ratio.............................  Section 1.3.1
DGCL.........................................  Section 1.2
ERISA........................................  Section 3.1.12.2
ERISA Plans..................................  Section 3.1.12.2
Effective Time...............................  Section 1.1
Exchange Act.................................  Section 3.1.5
GAAP.........................................  Section 3.1.5
Governmental Entity..........................  Section 3.1.7
HSR Filing...................................  Section 4.1.7
Information..................................  Section 4.1.6
Intellectual Property........................  Section 3.1.13
Joint Proxy Statement........................  Section 3.1.6
Lien.........................................  Section 3.1.13
Material Adverse Change......................  Section 3.1
Material Adverse Effect......................  Section 3.1
MedicaLogic..................................  Preamble
MedicaLogic Articles of Incorporation........  Section 3.2.1
MedicaLogic Bylaws...........................  Section 3.2.1
MedicaLogic Common Stock.....................  Section 1.1
MedicaLogic Contracts........................  Section 3.2.14
MedicaLogic Disclosure Schedule..............  Section 3.2
MedicaLogic ERISA Plans......................  Section 3.2.12.2
MedicaLogic Financial Statements.............  Section 3.2.5
MedicaLogic Representative...................  Section 4.3.8
MedicaLogic Returns..........................  Section 3.2.16.1
MedicaLogic SEC Document.....................  Section 3.2.5
MedicaLogic Special Meeting..................  Section 4.1.2.1
Medscape.....................................  Preamble
Medscape Bylaws..............................  Section 3.1.1
Medscape Certificate of Incorporation........  Section 3.1.1
Medscape Common Stock........................  Section 1.1
Medscape Contracts...........................  Section 3.1.15
Medscape Disclosure Schedule.................  Section 3.1
Medscape Financial Statements................  Section 3.1.5
Medscape Option Plan.........................  Section 3.1.2
Medscape SEC Document........................  Section 3.1.5
Medscape Special Meeting.....................  Section 4.1.2.2
Merger.......................................  Section 1.1
Merger Corp..................................  Preamble
Options......................................  Section 1.3.3
Permits......................................  Section 3.1.17
Registration Statement.......................  Section 3.1.6
Representative...............................  Section 4.2.2
Returns......................................  Section 3.1.18.1

TERM                                                      LOCATION OF DEFINITION
----                                                      ----------------------
SEC..........................................  Section 3.1.5
Securities Act...............................  Section 1.3.3
Subsidiary...................................  Section 7.9
Surviving Corporation........................  Section 1.2
Taxes........................................  Section 3.1.18.3
Total eMed Agreement.........................  Section 3.2.25
Total eMed Merger............................  Section 1.9
Transfer Agent...............................  Section 1.4.1
Voting Agreement.............................  Section 2.1
Warrants.....................................  Section 3.1.2

                                   AGREEMENT
                                       OF
                           REORGANIZATION AND MERGER

    THIS AGREEMENT OF REORGANIZATION AND MERGER (this "Agreement") is entered into as of February 21, 2000 among MedicaLogic, Inc., an Oregon corporation ("MedicaLogic"), Medscape, Inc., a Delaware corporation ("Medscape"), and Moneypenny Merger Corp., a Delaware corporation ("Merger Corp.").

                                   AGREEMENT

    In consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Pursuant to the laws of the State of Delaware, and subject to and in accordance with the terms and conditions of this Agreement, Merger Corp. shall be merged with and into Medscape, and the outstanding shares of common stock of Medscape (the "Medscape Common Stock") shall be converted into the right to receive shares of common stock of MedicaLogic (the "MedicaLogic Common Stock") in accordance with Section 1.3 of this Agreement. Medscape and Merger Corp. shall execute a Certificate of Merger, to be filed with the Secretary of State of Delaware, on the Closing Date, as defined in Section 1.6, or as soon thereafter as practicable. The merger of Merger Corp. with and into Medscape (the "Merger") shall take effect at the time when the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such other time as the parties may agree upon in writing pursuant to applicable law (the "Effective Time").

    1.2 EFFECT OF MERGER. At the Effective Time, Merger Corp. shall be merged with and into Medscape in the manner and with the effect provided by the Delaware General Corporation Law (the "DGCL"), the separate corporate existence of Merger Corp. shall cease and Medscape shall be the surviving corporation (the "Surviving Corporation"). The outstanding shares of Medscape Common Stock shall be converted into shares of MedicaLogic Common Stock, and the outstanding shares of capital stock of Merger Corp. shall be converted into shares of capital stock of the Surviving Corporation, all on the basis, terms and conditions described in Section 1.3.

    1.3  MERGER CONSIDERATION.

        1.3.1 MEDSCAPE STOCK. Each share of Medscape Common Stock outstanding immediately before the Effective Time will cease to exist and will be converted into the right to receive .323 of a share of MedicaLogic Common Stock (the "Conversion Ratio").

        1.3.2 MERGER CORP. STOCK. Each share of common stock of Merger Corp. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into and become one share of common stock of the Surviving Corporation. After the Effective Time, MedicaLogic, the sole holder of shares of Merger Corp. common stock outstanding immediately prior to the Effective Time, shall, upon surrender for cancellation of a certificate representing such shares to the Surviving Corporation, be entitled to receive in exchange therefor a certificate representing the number of shares of common stock of the Surviving Corporation into which such shares of Merger Corp. common stock have been converted pursuant to this Section 1.3.2. Until so surrendered, the certificates which prior to the Merger represented shares of Merger Corp. common stock shall be deemed, for all corporate purposes, including voting entitlement, to evidence ownership of the shares of the Surviving Corporation common stock into which such shares of Merger Corp. common stock shall have been converted.

        1.3.3  OPTIONS AND WARRANTS.  Except as otherwise provided in this
    Section 1.3.3, the terms and provisions of the stock options held by those Medscape option holders under the Medscape Option Plans (the "Options") and the terms and conditions of the Warrants (as defined in Section 3.1.2) will continue in full force and effect following the Merger. By virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, each Option and Warrant will be converted into an option or warrant, as applicable, to purchase the number of shares of MedicaLogic Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Medscape Common Stock subject to such Option or Warrant immediately before the Effective Time MULTIPLIED BY
    (y) the Conversion Ratio. The exercise price per share for each Option or Warrant after the Effective Time will be determined by dividing the per share exercise price for such Option or Warrant immediately before the Effective Time by the Conversion Ratio. The term, exercisability, status as an incentive stock option under Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), if applicable, and all other terms and conditions of each Option will to the extent permitted by law and otherwise reasonably practicable be unchanged; PROVIDED, HOWEVER, that it is understood and agreed that the vesting of certain options as described in
    SCHEDULE 1.3.3 will be accelerated by the transactions contemplated herein and that Medscape shall amend its outstanding Options which do not so accelerate to provide that vesting will accelerate (either in part or in whole as may be finally determined by Medscape's Board with the consent of MedicaLogic, which shall not be unreasonably withheld or delayed) on the date that is one year after the Closing Date for any option holder who is employed by MedicaLogic, Medscape or any of their respective subsidiaries at such time. As promptly as practicable after the Effective Time, MedicaLogic shall issue to each holder of an Option a written instrument informing such holder of the assumption by MedicaLogic of such Option. Unless all Options are, as of the Effective Time, issuable pursuant to an effective registration statement on Form S-8 of MedicaLogic, or in the opinion of counsel of MedicaLogic freely tradable pursuant to Rule 701 under the Securities Act of 1933, as amended (the "Securities Act"), as soon as practicable after the Effective Time, MedicaLogic shall file a registration statement on Form S-8 (or any successor form) with respect to the Options and shall use its reasonable efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus, for so long as the Options remain outstanding. MedicaLogic shall use its reasonable efforts to cause the MedicaLogic Common Stock subject to the Options and Warrants to be quoted on the Nasdaq National Market or such other system or exchange on which the MedicaLogic Common Stock is then quoted or listed. MedicaLogic shall take all corporate action necessary to reserve for issuance a sufficient number of shares of MedicaLogic Common Stock for delivery upon exercise of the Options and Warrants pursuant to this Section 1.3.3.

        1.3.4 STOCK SPLITS, ETC. If, between the date of this Agreement and the Effective Time, the outstanding shares of either Medscape Common Stock or MedicaLogic Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, combination, recapitalization, stock split, stock dividend, subdivision, exchange of shares, or other extraordinary transaction, the Conversion Ratio shall be adjusted proportionately.

    1.4  SURRENDER AND CANCELLATION OF CERTIFICATES.

        1.4.1 SURRENDER OF CERTIFICATES. Promptly after the Effective Time, MedicaLogic will cause its transfer agent (the "Transfer Agent") to send a letter to each holder of shares of Medscape Common Stock that have been converted into MedicaLogic Common Stock advising such holder that upon surrender to the Transfer Agent of a certificate or certificates representing such shares, along with a letter of transmittal in the form enclosed therein, the holder shall be entitled to receive a certificate representing the number of shares of MedicaLogic Common Stock into which such shares of Medscape Common Stock shall have been converted pursuant to the provisions of Section 1.3. If any certificate for shares of MedicaLogic Common Stock is to be issued in a name other than that in which the certificate for Medscape Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to MedicaLogic or its agent designated for such purpose any transfer or other taxes required, or establish to the satisfaction of MedicaLogic or its agent that such tax has been paid or is not payable. If any holder of Medscape Common Stock canceled and retired in accordance with this Agreement is unable to deliver a certificate or certificates representing such shares of the holder, MedicaLogic, in the absence of actual notice that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the number of shares of MedicaLogic Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of the following:
    (i) evidence reasonably satisfactory to MedicaLogic (a) that such person is the owner of the shares theretofore represented by each certificate claimed by him, her or it to be lost, wrongfully taken or destroyed and (b) that he, she or it is the person who would be entitled to present each such certificate for conversion pursuant to this Agreement; and (ii) such security or indemnity as may be reasonably requested by MedicaLogic to indemnify and hold MedicaLogic and the Transfer Agent harmless.

        1.4.2 NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of MedicaLogic Common Stock shall be issued in the Merger. In lieu of a fractional share, MedicaLogic will pay any holder of shares of Medscape Common Stock who would otherwise have been entitled to a fraction of a share of MedicaLogic Common Stock upon surrender of the certificates therefor an amount of cash (without interest) determined by multiplying
    (a) the closing price per share of MedicaLogic Common Stock on the last trading day immediately preceding the Effective Time by (b) the fractional share interest in MedicaLogic Common Stock to which such holder would otherwise be entitled. The provisions of this Section 1.4.2 will apply to the aggregate number of shares of Medscape Common Stock held by each holder thereof and each such holder will be required to simultaneously surrender all certificates relating to shares of Medscape Common Stock held by such holder in accordance with the provisions of Section 1.4 in order to surrender any such certificate.

        1.4.3 ESCHEAT. Neither MedicaLogic nor Merger Corp. shall be liable to any holder of shares of Medscape Common Stock for any such shares of MedicaLogic Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.4.4 OPTION AND WARRANT AGREEMENTS. After the Effective Time, each holder of an Option or Warrant outstanding immediately before the Effective Time will be deemed to hold an option or warrant exercisable for MedicaLogic Common Stock in accordance with the provisions of Section 1.3.3.

        1.4.5 TREASURY SHARES. At the Effective Time, each share of Medscape Common Stock or other Medscape capital stock held in the treasury of Medscape immediately before the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

    1.5 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Medscape will be closed and there will be no further registration of transfers of Medscape capital stock or other securities thereafter on the records of Medscape.

    1.6 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Portland, Oregon at
5:00 p.m. local time on the third business day following the Condition Completion Date (as hereinafter defined), or on such other date and/or at such other place and time as Medscape, MedicaLogic and Merger Corp. may agree (the "Closing Date"). The "Condition Completion Date" shall be the business day on which the last of the conditions set forth in Article V hereof shall have been fulfilled or waived (other than those conditions which, by their terms, are to occur at Closing).

    1.7 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of Medscape or Merger Corp. acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of Medscape or Merger Corp., or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of Medscape or Merger Corp., or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

    1.8 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

        (a) At the Effective Time, Merger Corp.'s Certificate of Incorporation, a copy of which is attached to this Agreement as EXHIBIT A-1, shall be the certificate of incorporation of the Surviving Corporation at and after the Effective Time (until amended as provided by law and by that certificate of incorporation).

        (b) At the Effective Time, Merger Corp.'s bylaws, a copy of which is attached to this Agreement as EXHIBIT A-2, shall be the bylaws of the Surviving Corporation at and after the Effective Time (until amended as provided by law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation, as applicable).

        (c) The persons listed on Exhibit A-3 shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

        (d) The officers of Medscape immediately prior to the Effective Date shall be the officers of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

    1.9 SHAREHOLDER RIGHTS. Upon the Effective Date, any registration rights existing as of the date of this Agreement with respect to the Medscape Common Stock shall be converted into the same rights with respect to the MedicaLogic Common Stock received in exchange therefor pursuant to the Merger. Although the parties acknowledge that the Merger does not constitute an assignment of that certain Stockholders Agreement dated as of August 3, 1999 by and between Medscape and CBS Corporation (the "CBS Agreement"), MedicaLogic agrees to provide CBS Corporation (i) the right to designate one director to the Board of Directors of MedicaLogic so long as CBS Corporation beneficially owns 5% or more of the MedicaLogic Common Stock outstanding (without giving effect to any reduction in such percentage due to events other than the sale of shares by CBS Corporation) after the consummation of the Merger and the merger (the "Total eMed Merger") contemplated by the Total eMed Agreement (as defined in
Section 3.2.25) and (ii) rights providing the economic equivalent of the rights of CBS Corporation under the CBS Agreement (other than director nomination rights). Each of

MedicaLogic and Medscape covenants and agrees to execute such documents and take such further actions as may be necessary or desirable to effectuate the provisions of this Section 1.9.

                                   ARTICLE II
                               FURTHER AGREEMENTS

    2.1 VOTING AGREEMENTS. Each of the shareholders of MedicaLogic and Medscape listed on SCHEDULE 2.1 will execute and deliver, concurrently with the execution of this Agreement, a Voting Agreement in the form attached as EXHIBIT B (the "Voting Agreement"). Each Voting Agreement provides, among other things, that the signing holder will vote all of the shares of MedicaLogic Common Stock or Medscape Common Stock, as the case may be, that such holder is entitled to vote in favor of the Merger.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF MEDSCAPE. For purposes of this Agreement, "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions would reasonably be expected to affect materially and adversely the business, results of operations, financial condition, or prospects of a party, in each case including its subsidiaries together with it taken as a whole. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change:
(i) any change in the trading prices of either of MedicaLogic's or Medscape's equity securities between the date hereof and the Effective Time, in and of itself; (ii) effects, changes, events, circumstances or conditions generally affecting the industry in which either MedicaLogic or Medscape operates or arising from changes in general business or economic conditions; (iii) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as MedicaLogic and Medscape; and (iv) any effect resulting from compliance by MedicaLogic or Medscape with the terms of this Agreement. Medscape hereby represents and warrant to MedicaLogic and Merger Corp. that, except as specifically set forth in SCHEDULE 3.1 (the "Medscape Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

        3.1.1 ORGANIZATION AND STATUS. Medscape and each of its subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and is duly qualified and in good standing as a foreign corporation or limited liability company in each jurisdiction where its properties (whether owned, leased or operated) or its business conducted require such qualification, except where failure to be so qualified would not have a Material Adverse Effect on Medscape. Medscape and each of its subsidiaries has all requisite corporate or limited liability company power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted. Medscape has delivered to MedicaLogic complete and accurate copies of its Certificate of Incorporation ("Medscape Certificate of Incorporation") and Bylaws ("Medscape Bylaws"), and the charter or formation documents of each of Medscape's subsidiaries, each as amended to the date hereof.

        3.1.2 CAPITALIZATION. Medscape has authorized capital stock consisting of 100,000,000 shares of Medscape Common Stock, $0.01 par value, of which 44,797,321 shares were outstanding on February 21, 2000, and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares were outstanding on February 21, 2000. As of February 21, 2000, options to purchase 5,839,457 shares of Medscape Common Stock were outstanding pursuant to grants made under Medscape's 1996 Stock Option Plan, (the "Medscape Option Plan") and four warrants to purchase up to

    2,819,204 shares of Medscape Common Stock were outstanding (the "Warrants"), copies of which Warrants have been made available to MedicaLogic. All of the outstanding shares of capital stock of Medscape have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued, and no options or warrants were granted, in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. Except as set forth above, or on SCHEDULE 3.1.2, there are no shares of capital stock of Medscape authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Medscape of any character relating to the issued or unissued capital stock or other securities of Medscape. There are no outstanding obligations of Medscape or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the outstanding shares of capital stock of Medscape or any of its subsidiaries.

        3.1.3 CORPORATE AUTHORITY. Medscape has the corporate power and authority and, except for the approval of its stockholders, has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of Medscape, validly executed and delivered by Medscape and, as of the Closing Date, will have been duly and validly approved by the stockholders of Medscape. This Agreement constitutes the valid and binding obligation of Medscape, enforceable against Medscape in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

        3.1.4  SUBSIDIARIES AND JOINT VENTURES.  Except as disclosed on
    SCHEDULE 3.1.4 Medscape has no subsidiaries and owns no stock or other interest in any other corporation or in any partnership or limited liability company, or other venture or entity. Except as disclosed on SCHEDULE 3.1.4 Medscape owns all of the issued and outstanding capital stock and other ownership interests of each of its subsidiaries, free and clear of all encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, commitments or obligations of any character relating to the securities of any such subsidiary.

        3.1.5 SEC REPORTS AND FINANCIAL STATEMENTS. Medscape has filed with the Securities and Exchange Commission (the "SEC"), and has made available to MedicaLogic true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it since
    September 26, 1999 under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act (each of such forms, reports, schedules, statements, and other documents, to the extent filed and publicly available before the date of this Agreement, other than preliminary filings, is referred to as a "Medscape SEC Document"). Each Medscape SEC Document, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements included in the Medscape SEC Documents (the "Medscape Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) in all material respects the consolidated financial position of Medscape and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        3.1.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Medscape specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by MedicaLogic in connection with the registration of the MedicaLogic Common Stock to be issued in the Merger, or any of the amendments or supplements thereto (collectively, the "Registration Statement"), will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the proxy statement for use relating to obtaining approval of the shareholders of MedicaLogic and Medscape of the Merger (the "Joint Proxy Statement") will, at the time the Joint Proxy Statement is first mailed to Medscape's stockholders or MedicaLogic's shareholders or at the time of the MedicaLogic Special Meeting and Medscape Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Medscape with respect to statements made or incorporated by reference therein based on (i) information supplied by MedicaLogic in writing specifically for inclusion or incorporation by reference therein or
    (ii) information relating to MedicaLogic which is reviewed by MedicaLogic without objection and with the knowledge it will be used in the Joint Proxy Statement.

        3.1.7 GOVERNMENTAL FILINGS. Other than (a) the filing of the Certificate of Merger contemplated by Article I, (b) the Joint Proxy Statement described in Section 3.1.6 and (c) the HSR Filing to be made by Medscape and described in Section 4.1.7, no notices, reports or other filings are required to be made by Medscape or any of its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Medscape or any of its subsidiaries from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other entity ("Governmental Entity") in connection with the execution and delivery of this Agreement by Medscape and the consummation by Medscape of the transactions contemplated hereby.

        3.1.8 NO ADVERSE CONSEQUENCES. Except as set forth on SCHEDULE 3.1.8, neither the execution and delivery of this Agreement by Medscape nor the consummation of the transactions contemplated by this Agreement will
    (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of Medscape or any of its subsidiaries, (b) violate any provision of the Certificate of Incorporation or Bylaws of Medscape or the comparable organizational documents of any of its subsidiaries, (c) to the knowledge of Medscape, violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Entity applicable to Medscape or any of its subsidiaries, or
    (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which Medscape or any of its subsidiaries is a party or by which any of them is bound.

        3.1.9 UNDISCLOSED LIABILITIES. Except for liabilities or obligations which were incurred after the most recent audited balance sheet included in a Medscape SEC Document in the ordinary course of business and of a type and in an amount consistent with past practices, neither Medscape nor any of its subsidiaries has any material liability or obligation (whether absolute, accrued,

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    contingent or otherwise, and whether due or to become due) which is not accrued, reserved against, or identified in the most recent Medscape Financial Statements.

        3.1.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the most recent audited balance sheet included in a Medscape SEC Document, there has not been any Material Adverse Change in the business, results of operations, financial condition, properties, assets or prospects of Medscape.

        3.1.11 LITIGATION. Except as listed on SCHEDULE 3.1.11, no litigation, proceeding or governmental investigation is pending or, to Medscape's knowledge, threatened against or relating to Medscape or any of its subsidiaries, their respective officers or directors in their capacities as such, or any of their respective properties or businesses.

        3.1.12  EMPLOYMENT MATTERS.

           3.1.12.1 LABOR MATTERS. Neither Medscape nor any of its subsidiaries is a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of employees. Medscape and each of its subsidiaries is and has been in compliance in all material respects with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours with respect to Medscape's employees and is not and has not been engaged in any unfair labor practice. There is no (a) unfair labor practice complaint against Medscape or any of its subsidiaries pending before the National Labor Relations Board or any other Governmental Entity, (b) labor strike, slowdown or work stoppage actually occurring or, to the knowledge of Medscape, threatened against Medscape or any of its subsidiaries, (c) representation petition respecting the employees of Medscape or any of its subsidiaries pending before the National Labor Relations Board or similar agency, or (d) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to Medscape or any of its subsidiaries. Neither Medscape nor any of its subsidiaries has experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years. Medscape is not aware of any labor strike, slowdown, or work stoppage occurring or, to the knowledge of Medscape, threatened against any of the principal suppliers of Medscape or any of their subsidiaries that might reasonably be expected to have a Material Adverse Effect on Medscape. Except as set forth in SCHEDULE 3.1.12.1, all of the employees of Medscape and its subsidiaries working in the United States are citizens or permanent residents of the United States. No employee of Medscape or any of its subsidiaries is the beneficiary under an employer-sponsored non-immigrant visa and no approvals, permits or consents of any governmental entity are required in order for Medscape or its subsidiaries to employ any current employee as a result of or in connection with such employee's immigration status in the United States. Medscape and its subsidiaries have fully completed and retained a Form I-9 for each of their employees in accordance with applicable law, and neither Medscape nor any of its subsidiaries is subject to examination in connection with such forms or to any fines or other penalties under laws relating to employees who are not authorized to work in the United States.

           3.1.12.2 EMPLOYEE BENEFITS. SCHEDULE 3.1.12.2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive compensation (including cash, stock and option plans or arrangements), life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees or insurance companies relating to any such employee benefit plans or arrangements) established or maintained by Medscape or any of its subsidiaries, and complete and accurate copies of all those plans or arrangements have been made available to MedicaLogic. The employee pension benefit plans (within the meaning of

       Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by Medscape or any of its subsidiaries that are subject to ERISA (the "ERISA Plans") are listed separately as ERISA Plans on SCHEDULE 3.1.12.2. The ERISA Plans comply in all material respects with the applicable requirements of ERISA and the Code. With respect to each ERISA Plan intended to constitute a tax-qualified plan under Section 401(a) of the Code, Medscape has received, or has requested or will timely request, from the Internal Revenue Service a favorable determination that such plan and its related trust is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. To the knowledge of Medscape, there has been no event subsequent to that determination that is reasonably likely to result in the revocation of the tax-qualified status of the ERISA Plans or the exemption of the related trusts. To the knowledge of Medscape, none of the ERISA Plans, their related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in
       Section 406 of ERISA and Section 4975 of the Code that is reasonably expected to have a Material Adverse Effect. Each ERISA Plan is and has been operated and administered in material conformity with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. Medscape and its subsidiaries have no liability for, or commitment to provide, medical benefits to future or current retirees of Medscape or any of its subsidiaries.

           3.1.12.3  EMPLOYMENT AGREEMENTS.  Except as set forth on
       SCHEDULE 3.1.12.3, each employee of Medscape or any of its subsidiaries is an "at-will" employee and there are no written employment agreements of any kind between Medscape or any of its subsidiaries and any employees.

        3.1.13 INTELLECTUAL PROPERTY. Medscape or one of its subsidiaries owns, or has a valid license to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property") necessary to or used in the conduct of the business of Medscape and its subsidiaries as now conducted and as proposed to be conducted. All Intellectual Property owned by Medscape or any of its subsidiaries is owned by them free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever (each, a "Lien"). To the knowledge of Medscape, the conduct of the business of Medscape and its subsidiaries does not conflict with or infringe upon any Intellectual Property rights of any other person and no claims of conflict or infringement are pending or, threatened against Medscape or any of its subsidiaries which, in any event, would reasonably be expected to have a Material Adverse Effect. Medscape has made all necessary filings and recordations and has paid all required fees and Taxes (as defined in Section 3.1.18) to maintain ownership of the Intellectual Property.

        3.1.14  [Reserved].

        3.1.15 STATUS OF CONTRACTS. There is no existing default or violation by Medscape or its subsidiaries under any contracts, agreements, commitments or instruments to which Medscape or any of its subsidiaries is a party or by which it or any of them is bound (collectively, the "Medscape Contracts") and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of Medscape or its subsidiaries under any Medscape Contract, except for such defaults or violations as would not in the aggregate have a Material Adverse Effect on Medscape. There is no pending or, to the knowledge of Medscape, threatened, proceeding which would interfere with the quiet enjoyment of any leasehold of which Medscape or any of its subsidiaries is lessee or sublessee. Medscape is not aware of any default by any other party to any Medscape Contract or of any event which (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of

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
    that party under any Medscape Contract, and, to the knowledge of Medscape, there are no facts that exist indicating that any of the Medscape Contracts may be totally or partially terminated or suspended by the other parties. Neither Medscape nor any of its subsidiaries is a party to, or bound by, any Medscape Contract that Medscape can reasonably foresee will result in any material loss to Medscape or such subsidiary upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential).

        3.1.16  [Reserved].

        3.1.17 PERMITS AND LICENSES. Each of Medscape and its subsidiaries holds, and at all times has held, all material governmental licenses, permits, franchises, easements and authorizations (collectively, "Permits") necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Entities having jurisdiction over it or any part of its operations. Each of Medscape and its subsidiaries is in compliance in all material respects with each of the terms of the applicable Permits, and there are no claims of violation by Medscape or any of its subsidiaries of any of such Permits. Complete and accurate copies of all Permits held by Medscape and its subsidiaries have been made available to MedicaLogic. All Governmental Entities that have issued any Permits to or with respect to Medscape, its business, or subsidiaries have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights or obligations of Medscape or its subsidiaries under any of such Permits.

        3.1.18  TAXES.

           3.1.18.1 RETURNS. Medscape and each of its subsidiaries has filed on a timely basis all federal, state, local, foreign and other returns, reports, forms, declarations and information returns required to be filed by it with respect to Taxes (as defined below) which relate to its business, results of operations, financial condition, properties or assets for all periods (collectively, the "Returns") and has paid on a timely basis all Taxes shown to be due and payable on the Returns. All Returns filed are complete and accurate in all material respects and no additional Taxes are owed by Medscape or any of its subsidiaries with respect to the periods covered by the Returns or for any other period. Medscape has made available to MedicaLogic complete and accurate copies of all Returns. Neither Medscape nor any of its subsidiaries has been a member of an affiliated group filing consolidated returns or has any liability for Taxes of any person (other than itself), whether arising under federal, state, local or foreign law, as a transferee or successor, by contract, pursuant to Treas. Reg. Section 1.1502-6 or otherwise. Except as set forth on SCHEDULE 3.1.18, neither Medscape nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Return. Except as set forth on SCHEDULE 3.1.18, no Returns have been examined by the applicable taxing authorities for any period and, except as set forth on SCHEDULE 3.1.18, Medscape has not received any notice of audit or review with respect to any Return or any fiscal year, has no knowledge of any planned audit or review, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes for any period. No claim has ever been made by an authority in a jurisdiction where Medscape and its subsidiaries do not file Returns that they are or may be subject to taxation by that jurisdiction. All Taxes that are or have been required to be withheld or collected by Medscape, its predecessors or its subsidiaries have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable laws. Neither Medscape nor any of its predecessors or subsidiaries has made any payment, or is obligated to make any payment, or is a party to an agreement that in certain circumstances could obligate it to make a payment, that is not deductible under Section 280G of the Code. Except as set forth in SCHEDULE 3.1.18, neither Medscape nor any of its subsidiaries is an obligor on, and none of its assets have been financed directly or indirectly by, any tax exempt bonds. Neither Medscape nor any of its subsidiaries is now or during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has ever been a United States real property holding corporation as defined in Section 897(c)(2) of the Code. Neither Medscape nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code nor has it agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by it.

           3.1.18.2 TAXES PAID OR RESERVED. The unpaid Taxes of Medscape and its subsidiaries (a) did not as of the date of the most recent audited balance sheet included in a Medscape SEC Document exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Medscape and its subsidiaries in filing their Returns.

           3.1.18.3 DEFINITIONS. The term "Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however documented, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property, transfer, workers' compensation, Pension Benefit Guaranty Corporation premiums, or other taxes, fees, assessments or charges of any kind whatsoever that Medscape or any of its subsidiaries is required to pay or collect, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax imposed by a taxing authority.

        3.1.19 RELATED PARTY INTERESTS. Except as listed in SCHEDULE 3.1.19, no officer or director of Medscape or any of its subsidiaries (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Medscape or any of its subsidiaries, (b) is indebted to Medscape or any of its subsidiaries, or (c) has any material financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with Medscape or any of its subsidiaries. True and complete copies of all agreements listed on SCHEDULE 3.1.19 have been provided to MedicaLogic. Neither Medscape nor any of its subsidiaries is indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from Medscape or any of its subsidiaries to any of their respective shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such parties).

        3.1.20 NO POWERS OF ATTORNEY OR RESTRICTIONS. No power of attorney or similar authorization given by Medscape or any of its subsidiaries is presently in effect or outstanding. No contract or agreement to which Medscape or any of its subsidiaries is a party or is bound or to which any of its properties or assets is subject limits its freedom to compete in any line of business or with any person. To the knowledge of Medscape, none of the employees of Medscape or its subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Medscape and its subsidiaries or that would conflict with the business of Medscape or any of its subsidiaries as now conducted or proposed to be conducted.

        3.1.21  [Reserved].

        3.1.22 CONSENTS AND APPROVALS. Except as set forth in Section 3.1.7, no consent, approval, or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be obtained by Medscape or any of its subsidiaries for the consummation of the transactions described in this Agreement.

        3.1.23 BROKERS AND FINDERS. Except for fees owing to Lazard Freres & Co. LLC and to Donaldson, Lufkin & Jenrette, neither Medscape nor any of its subsidiaries has incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

        3.1.24 OPINION OF MEDSCAPE FINANCIAL ADVISOR. Medscape has received from Lazard Freres & Co. LLC an opinion that the Conversion Ratio is fair, from a financial point of view, to the holders of Medscape Common Stock. A copy of such opinion is attached as Exhibit C.

        3.1.25 NO OTHER AGREEMENTS TO SELL MEDSCAPE OR ITS ASSETS. Except as set forth in SCHEDULE 3.1.25, neither Medscape nor any of its subsidiaries has any legal obligation, absolute or contingent, to any other person to sell any material portion of its assets, to sell its capital stock or other ownership interests, or to effect any merger, consolidation or other reorganization or to enter into any agreement with respect thereto. As of the date hereof, Medscape is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Transaction, as defined in Section 4.2.2.

        3.1.26 VOTE REQUIRED. The approval by a majority of the voting power represented by the outstanding shares of Medscape Common Stock is the only votes of the holders of any class or series of Medscape capital stock necessary to approve the transactions contemplated by this Agreement.

        3.1.27  CERTAIN REPRESENTATIONS AND WARRANTIES REGARDING CODE
    SECTION 368(A)(2)(E).

           3.1.27.1 Immediately following the Merger, Surviving Corporation will hold at least 90% percent of the fair market value of Medscape's net assets and at least 70% of the fair market value of Medscape's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Medscape to its shareholders who receive cash or other property, Medscape assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Medscape prior to and in connection with the Merger, will be included as assets of Medscape held immediately prior to the Merger.

           3.1.27.2 There is no intercorporate indebtedness existing between MedicaLogic and Medscape or between Merger Corp. and Medscape that was issued, acquired, or will be settled at a discount.

           3.1.27.3 Medscape has no plan or intention to issue additional shares of its stock that would result in MedicaLogic losing control of Medscape within the meaning of Section 368(c) of the Code. At the time of the Merger, Medscape will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Medscape that, if exercised or converted, would affect MedicaLogic's acquisition or retention or control of Surviving Corporation, as defined in Section 368(c) of the Code. As defined in Section 368(c) of the Code, "control" means the direct ownership of stock possessing at least 80% of the total combined voting power for the election of directors of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock.

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
           3.1.27.4  Medscape is not an investment company as defined in
       Section 368(a)(2)(F)(iii) and (iv) of the Code.

           3.1.27.5 On the date of the Merger, the fair market value of the assets of Medscape will exceed the sum of its liabilities plus the amount of liabilities, if any, to which its assets are subject.

           3.1.27.6 Medscape is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

           3.1.27.7 None of the compensation received by any shareholder-employee of Medscape will be separate consideration for, or allocable to, any of his or her shares of Medscape stock; none of the shares of MedicaLogic stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

           3.1.27.8 Except as set forth in SCHEDULE 3.1.27.8, during the past five years, neither Medscape nor any person related to Medscape (as defined in Treas. Reg. Section 1.368-1(e)(3) has directly or through any transaction, agreement, or arrangement with any other person,
       (i) acquired stock of Medscape with consideration other than common stock of MedicaLogic or Medscape, or (ii) redeemed or made distributions with respect to Medscape stock.

           3.1.27.9 Medscape has not paid dividends financed, directly or indirectly, with borrowed funds.

           3.1.27.10 No Medscape shareholder has guaranteed any debt of Medscape.

           3.1.27.11 Except as otherwise provided in this Agreement, Medscape will pay its own expenses, if any, incurred in connection with the Merger and will not pay expenses of MedicaLogic or Merger Corp.

           3.1.27.12 In the Merger, shares of Medscape stock representing control of Medscape, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of MedicaLogic.

    3.2 REPRESENTATIONS AND WARRANTIES OF MEDICALOGIC. MedicaLogic hereby represents and warrants to Medscape that, except as specifically set forth in
SCHEDULE 3.2 (the "MedicaLogic Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

        3.2.1 ORGANIZATION AND STATUS. MedicaLogic is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a Material Adverse Effect on MedicaLogic. MedicaLogic and each of its subsidiaries has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted. MedicaLogic has delivered to Medscape complete and accurate copies of its Articles of Incorporation ("MedicaLogic Articles of Incorporation") and Bylaws ("MedicaLogic Bylaws").

        3.2.2 CAPITALIZATION. MedicaLogic has authorized capital stock consisting of 100,000,000 shares of MedicaLogic Common Stock, no par value, of which 32,417,478 shares were outstanding on February 21, 2000, and 50,000,000 shares of Preferred Stock, of which no shares were outstanding on February 21, 2000. As of February 21, 2000, options to purchase 3,164,792 shares of

    MedicaLogic Common Stock were outstanding pursuant to grants made under MedicaLogic's 1996 Stock Incentive Plan and MedicaLogic's 1993 Stock Incentive Plan. All of the outstanding shares of capital stock of MedicaLogic have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued, and no options were granted, in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. Except as set forth above, or on
    SCHEDULE 3.2.2, there are no shares of capital stock of MedicaLogic authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of MedicaLogic of any character relating to the issued or unissued capital stock or other securities of MedicaLogic. There are no outstanding obligations of MedicaLogic to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

        3.2.3 CORPORATE AUTHORITY. MedicaLogic has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and, upon receipt of the shareholder approval contemplated in Section 4.1.2, to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of MedicaLogic and duly and validly executed and delivered by MedicaLogic and as of the Closing Date will be validly authorized by MedicaLogic shareholders. This Agreement constitutes the valid and binding obligation of MedicaLogic, enforceable against MedicaLogic in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

        3.2.4 SUBSIDIARIES AND JOINT VENTURES. As of the date of this Agreement, there are no subsidiaries or joint ventures of MedicaLogic that are material to MedicaLogic.

        3.2.5 SEC REPORTS AND FINANCIAL STATEMENTS. MedicaLogic has filed with the SEC, and has made available to Medscape true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it since December 8, 1999 under the Exchange Act or the Securities Act (each of such forms, reports, schedules, statements, and other documents, to the extent filed and publicly available before the date of this Agreement, other than preliminary filings, is referred to as a "MedicaLogic SEC Document"). Each MedicaLogic SEC Document, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements included in the MedicaLogic SEC Documents (the "MedicaLogic Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of MedicaLogic and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        3.2.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by MedicaLogic specifically for inclusion or incorporation by reference in the Joint Proxy Statement for use relating to obtaining approval of the shareholders of MedicaLogic and Medscape of the Merger will, at the time the Joint Proxy Statement is first mailed to Medscape's stockholders or

    MedicaLogic's shareholders or at the time of the MedicaLogic Special Meeting and Medscape Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by MedicaLogic with respect to statements made or incorporated by reference therein based on (i) information supplied by Medscape in writing specifically for inclusion or incorporation by reference therein or (ii) information relating to Medscape which is reviewed by Medscape without objection and with knowledge that it will be used in the Joint Proxy Statement.

        3.2.7 GOVERNMENTAL FILINGS. Other than (a) the filing of the Certificate of Merger contemplated by Article I, (b) the HSR Filing to be made by MedicaLogic and Medscape described in Section 4.1.7 and (c) the Registration Statement and Joint Proxy Statement described in
    Section 4.1.1, no notices, reports or other filings are required to be made by MedicaLogic with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by MedicaLogic from, any Governmental Entity in connection with the execution and delivery of this Agreement by MedicaLogic and the consummation by MedicaLogic of the transactions contemplated hereby.

        3.2.8 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by MedicaLogic nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any Lien on any of the assets or properties of MedicaLogic or any of its subsidiaries, (b) violate any provision of the Articles of Incorporation or Bylaws of MedicaLogic or any of its subsidiaries, (c) to the knowledge of MedicaLogic, violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to MedicaLogic or any of its subsidiaries, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which either MedicaLogic or any of its subsidiaries is a party or by which any of them is bound.

        3.2.9 UNDISCLOSED LIABILITIES. Except for liabilities or obligations which were incurred after September 30, 1999 in the ordinary course of business and of a type and in an amount consistent with past practices, MedicaLogic has no material liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which is not accrued, reserved against, or identified in the most recent MedicaLogic Financial Statements.

        3.2.10  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
    SCHEDULE 3.2.10, since September 30, 1999 there has not been a Material Adverse Change in MedicaLogic.

        3.2.11 LITIGATION. Except as listed on SCHEDULE 3.2.11, no litigation, proceeding or governmental investigation is pending or, to MedicaLogic's knowledge, threatened against or relating to MedicaLogic, its officers or directors in their capacities as such, or any of MedicaLogic's properties, businesses or subsidiaries.

        3.2.12  EMPLOYMENT MATTERS.

           3.2.12.1 LABOR MATTERS. Neither MedicaLogic nor any of its subsidiaries is a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of employees. MedicaLogic and each of its subsidiaries is and has been in compliance in all material respects with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours with respect to MedicaLogic's employees and is not and has not been engaged in any unfair labor practice.

       There is no (a) unfair labor practice complaint against MedicaLogic or any of its subsidiaries pending before the National Labor Relations Board or any other Governmental Entity, (b) labor strike, slowdown or work stoppage actually occurring or, to the knowledge of MedicaLogic, threatened against MedicaLogic or any of its subsidiaries,
       (c) representation petition respecting the employees of MedicaLogic or any of its subsidiaries pending before the National Labor Relations Board or similar agency, or (d) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to MedicaLogic or any of its subsidiaries. Neither MedicaLogic nor any of its subsidiaries has experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years. MedicaLogic is not aware of any labor strike, slowdown, or work stoppage occurring or, to the knowledge of MedicaLogic, threatened against any of the principal suppliers of MedicaLogic or any of their subsidiaries that might be expected to have a Material Adverse Effect on MedicaLogic. Except as set forth in SCHEDULE 3.2.12.1, all of the employees of MedicaLogic and its subsidiaries working in the United States are citizens or permanent residents of the United States. No employee of MedicaLogic or any of its subsidiaries is the beneficiary under an employer-sponsored non-immigrant visa and no approvals, permits or consents of any governmental entity are required in order for MedicaLogic or its subsidiaries to employ any current employee as a result of or in connection with such employee's immigration status in the United States. MedicaLogic and its subsidiaries have fully completed and retained a Form I-9 for each of their employees in accordance with applicable law, and neither MedicaLogic nor any of its subsidiaries is subject to examination in connection with such forms or to any fines or other penalties under laws relating to employees who are not authorized to work in the United States.

           3.2.12.2 EMPLOYEE BENEFITS. SCHEDULE 3.2.12.2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive compensation (including cash, stock and option plans or arrangements), life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees or insurance companies relating to any such employee benefit plans or arrangements) established or maintained by MedicaLogic or any of its subsidiaries, and complete and accurate copies of all those plans or arrangements have been made available to Medscape. The employee pension benefit plans (within the meaning of Section 3(2) of ERISA) established and maintained by MedicaLogic or any of its subsidiaries that are subject to ERISA (the "MedicaLogic ERISA Plans") are listed separately as ERISA Plans on SCHEDULE 3.2.12.2. The MedicaLogic ERISA Plans comply in all material respects with the applicable requirements of ERISA and the Code. With respect to each MedicaLogic ERISA Plan intended to constitute a tax-qualified plan under Section 401(a) of the Code, MedicaLogic has received, or has requested or will timely request, from the Internal Revenue Service a favorable determination that such plan and its related trust is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. To the knowledge of MedicaLogic, there has been no event subsequent to that determination that is reasonably likely to result in the revocation of the tax-qualified status of the MedicaLogic ERISA Plans or the exemption of the related trusts. To the knowledge of MedicaLogic, none of the MedicaLogic ERISA Plans, their related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and
       Section 4975 of the Code that is reasonably expected to have a Material Adverse Effect on MedicaLogic. Each MedicaLogic ERISA Plan is and has been operated and administered in material conformity with the requirements of all applicable laws and regulations, whether or not the MedicaLogic ERISA Plan documents have been amended to reflect such requirements. MedicaLogic and its subsidiaries have no liability for, or commitment to provide, medical benefits to future or current retirees of MedicaLogic or any of its subsidiaries.

           3.2.12.3  EMPLOYMENT AGREEMENTS.  Except as set forth on
       SCHEDULE 3.2.12.3, each employee of MedicaLogic or any of its subsidiaries is an "at-will" employee and there are no written employment agreements of any kind between MedicaLogic or any of its subsidiaries and any employees.

        3.2.13 INTELLECTUAL PROPERTY. MedicaLogic or one of its subsidiaries owns, or has a valid license to use, all Intellectual Property necessary to or used in the conduct of the business of MedicaLogic and its subsidiaries as now conducted and as proposed to be conducted. All Intellectual Property owned by MedicaLogic or any of its subsidiaries is owned by them free and clear of all Liens. To the knowledge of MedicaLogic, the conduct of the business of MedicaLogic and its subsidiaries does not conflict with or infringe upon any Intellectual Property rights of any other person and no claims of conflict or infringement are pending or threatened against MedicaLogic or any of its subsidiaries which, in any event, would reasonably be expected to have a Material Adverse Effect. MedicaLogic has made all necessary filings and recordations and has paid all required fees and Taxes to maintain ownership of the Intellectual Property.

        3.2.14 STATUS OF CONTRACTS. There is no existing default or violation by MedicaLogic or its subsidiaries under any contracts, agreements, commitments or instruments to which MedicaLogic or any of its subsidiaries is a party or by which it or any of them is bound (collectively, the "MedicaLogic Contracts") and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of MedicaLogic or its subsidiaries under any MedicaLogic Contract, except for such defaults or violations as would not in the aggregate have a Material Adverse Effect on MedicaLogic. There is no pending, or to the knowledge of MedicaLogic, threatened, proceeding which would interfere with the quiet enjoyment of any leasehold of which MedicaLogic or any of its subsidiaries is lessee or sublessee. MedicaLogic is not aware of any default by any other party to any MedicaLogic Contract or of any event which (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of that party under any MedicaLogic Contract, and, to the knowledge of MedicaLogic, there are no facts that exist indicating that any of the MedicaLogic Contracts may be totally or partially terminated or suspended by the other parties. Neither MedicaLogic nor any of its subsidiaries is a party to, or bound by, any MedicaLogic Contract that MedicaLogic can reasonably foresee will result in any material loss to MedicaLogic or such subsidiary upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential).

        3.2.15 PERMITS AND LICENSES. Each of MedicaLogic and its subsidiaries holds, and at all times has held, all material Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Entities having jurisdiction over it or any part of its operations. Each of MedicaLogic and its subsidiaries is in compliance in all material respects with each of the terms of the applicable Permits, and there are no claims of violation by MedicaLogic or any of its subsidiaries of any of such Permits. Complete and accurate copies of all Permits held by MedicaLogic and its subsidiaries have been made available to Medscape. All Governmental Entities that have issued any Permits to or with respect to MedicaLogic, its business, or subsidiaries have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights or obligations of MedicaLogic or its subsidiaries under any of such Permits.

        3.2.16  TAXES.

           3.2.16.1 RETURNS. MedicaLogic has filed on a timely basis all federal, state, local, foreign and other returns, reports, forms, declarations and information returns required to be filed by it with respect to Taxes which relate to the business, results of operations, financial condition, properties or assets of MedicaLogic for all periods (collectively, the "MedicaLogic Returns") and has paid on a timely basis all Taxes shown to be due and payable on the MedicaLogic Returns. All MedicaLogic Returns filed are complete and accurate in all material respects and no additional Taxes are owed by MedicaLogic or its subsidiaries with respect to the periods covered by the MedicaLogic Returns or for any other period. MedicaLogic has made available to Medscape complete and accurate copies of all MedicaLogic Returns. MedicaLogic has no liability for Taxes of any person (other than itself), whether arising under federal, state, local or foreign law, as a transferee or successor, by contract, pursuant to Treas. Reg. Section 1.1502-6 or otherwise. Except as set forth on SCHEDULE 3.2.16, MedicaLogic is not currently the beneficiary of any extension of time within which to file any MedicaLogic Return. Except as set forth on
       SCHEDULE 3.2.16, no MedicaLogic Returns have been examined by the applicable taxing authorities and, except as set forth on
       SCHEDULE 3.2.16, MedicaLogic has not received any notice of audit or review with respect to any MedicaLogic Return or any fiscal year, has no knowledge of any planned audit or review, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes for any period. No claim has ever been made by an authority in a jurisdiction where MedicaLogic does not file MedicaLogic Returns that they are or may be subject to taxation by that jurisdiction. All Taxes that are or have been required to be withheld or collected by MedicaLogic or its predecessors have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable laws. Neither MedicaLogic nor any of its predecessors has made any payment, or is obligated to make any payment, or is a party to an agreement that in certain circumstances could obligate it to make a payment, that is not deductible under Section 280G of the Code. Except as set forth in SCHEDULE 3.2.16, MedicaLogic is not an obligor on, and none of its assets have been financed directly or indirectly by, any tax exempt bonds. MedicaLogic is not now nor during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has ever been a United States real property holding corporation as defined in Section 897(c)(2) of the Code. MedicaLogic has not filed a consent pursuant to Section 341(f) of the Code nor has MedicaLogic agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by MedicaLogic.

           3.2.16.2  TAXES PAID OR RESERVED.  The unpaid Taxes of MedicaLogic
       (A) did not as of the date of the most recent audited balance sheet included in a MedicaLogic SEC Document exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MedicaLogic in filing its MedicaLogic Returns.

        3.2.17 RELATED PARTY INTERESTS. Except as listed in SCHEDULE 3.2.17, no officer or director of MedicaLogic (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to MedicaLogic's business, (b) is indebted to MedicaLogic or its subsidiaries, or (c) has any material financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with MedicaLogic. True and complete copies of all agreements listed on
    SCHEDULE 3.2.17 have been provided to Medscape. MedicaLogic is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from MedicaLogic to any of its shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such parties).

        3.2.18 NO POWERS OF ATTORNEY OR RESTRICTIONS. No power of attorney or similar authorization given by MedicaLogic or any of its subsidiaries is presently in effect or outstanding. No contract or agreement to which MedicaLogic or any of its subsidiaries is a party or is bound or to which any of its properties or assets is subject limits the freedom of MedicaLogic to compete in any line of business or with any person. To the knowledge of MedicaLogic, none of the employees of MedicaLogic or its subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of MedicaLogic or any of its subsidiaries or that would conflict with the business of MedicaLogic or its subsidiaries as now conducted or proposed to be conducted.

        3.2.19 CONSENTS AND APPROVALS. Except as set forth in Section 3.2.3, no consent, approval, or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be obtained by MedicaLogic or its subsidiaries for the consummation of the transactions described in this Agreement.

        3.2.20 BROKERS AND FINDERS. Except for fees to be paid by MedicaLogic to Donaldson, Lufkin and Jenrette in connection with a fairness opinion, neither MedicaLogic nor any of its subsidiaries has incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

        3.2.21 NO OTHER AGREEMENTS TO SELL MEDICALOGIC OR ITS ASSETS. As of the date hereof, MedicaLogic is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a transaction that would result in a Change of Control (as defined in Section 4.3.8).

        3.2.22 OPINION OF MEDICALOGIC FINANCIAL ADVISOR. MedicaLogic has received from Donaldson, Lufkin and Jenrette an opinion that the Conversion Ratio is fair, from a financial point of view, to MedicaLogic. A copy of such opinion is attached hereto as EXHIBIT D.

        3.2.23 VOTE REQUIRED. The approval by a majority of the voting power represented by the outstanding shares of MedicaLogic Common Stock is the only vote of the holders of any class or series of MedicaLogic capital stock necessary to approve the issuance of MedicaLogic Common Stock in the Merger.

        3.2.24  CERTAIN REPRESENTATIONS AND WARRANTIES REGARDING CODE
    SECTION 368(A)(2)(E).

           3.2.24.1 Immediately following the Merger, Surviving Corporation will hold at least 90% of the fair market value of Merger Corp.'s net assets and at least 70% of the fair market value of Merger Corp.'s gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Merger Corp. to Medscape shareholders who receive cash or other property and Merger Corp. assets used to pay reorganization expenses will be included as assets of Merger Corp. held immediately prior to the Merger.

           3.2.24.2 Prior to the Merger, MedicaLogic will be in control of Merger Corp. within the meaning of Section 368(c) of the Code.

           3.2.24.3 MedicaLogic has no plan or intention to cause or allow Surviving Corporation to issue additional shares of its stock that would result in MedicaLogic losing control of Surviving Corporation within the meaning of Section 368(c) of the Code.

           3.2.24.4 Prior to or in the Merger, neither MedicaLogic nor any person related to MedicaLogic (as defined in Treas. Reg. Section 1.368(e)(3)) will have acquired directly or through any transaction, agreement or arrangement with any other person, stock of Medscape with consideration other than common stock of MedicaLogic. There is no plan or intention by MedicaLogic or any person related to MedicaLogic (as defined in Treas. Reg. Section 1.368-1(e)(3)) to acquire or redeem any of the stock of MedicaLogic issued in the Merger either directly or through any transaction, agreement, or arrangement with any other person.

           3.2.24.5 MedicaLogic has no plan or intention to liquidate Surviving Corporation; to merge Surviving Corporation with and into another corporation; to sell or otherwise dispose of the stock of Surviving Corporation; or to cause Surviving Corporation to sell or otherwise dispose of any of the assets of Medscape or Merger Corp., except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Surviving Corporation.

           3.2.24.6 Merger Corp. will have no liabilities assumed by Surviving Corporation and will not transfer to Surviving Corporation in the Merger any assets subject to liabilities.

           3.2.24.7 Following the Merger, MedicaLogic will cause Surviving Corporation to continue the historic business of Medscape or to use a significant portion of Medscape's business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

           3.2.24.8 MedicaLogic does not own, nor has it owned during the past five years, any shares of the stock of Medscape.

           3.2.24.9  MedicaLogic is not an investment company as defined in
       Section 368(a)(2)(F)(iii) and (iv) of the Code.

           3.2.24.10 The payment of cash in lieu of fractional shares of MedicaLogic stock is solely for the purpose of avoiding the expense and inconvenience to MedicaLogic of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Medscape shareholders instead of issuing fractional shares of MedicaLogic stock will not exceed one percent of the total consideration that will be issued in the Merger to the Medscape shareholders in exchange for their shares of Medscape stock. The fractional share interests of each Medscape shareholder will be aggregated, and no Medscape shareholder will receive cash in an amount equal to or greater than the value of one full share of MedicaLogic stock.

           3.2.24.11 Following and in connection with the Merger, MedicaLogic will not transfer any shares of Medscape Common Stock to (a) a corporation that is not a member of MedicaLogic's "qualified group" as defined in Treas. Reg. Section 1.368-1(d)(4)(ii) or (b) a partnership.

           3.2.24.12 MedicaLogic will not redeem any of the MedicaLogic Common Stock exchanged for Medscape Common Stock in connection with the Merger, other than pursuant to an ongoing stock repurchase program not created or modified in connection with the Merger.

           3.2.24.13 No person related to MedicaLogic, as defined in Treas. Reg. Section1.368-1(e)(3) will acquire, with consideration other than a proprietary interest in MedicaLogic, Medscape Common Stock exchanged for MedicaLogic Common Stock in the Merger.

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           3.2.24.14  Except as otherwise provided in this Agreement,
       MedicaLogic will pay its own expenses, if any, incurred in connection with the Merger and will not pay expenses of Medscape or Merger Corp.

           3.2.24.15 In the Merger, shares of Medscape stock representing control of Medscape, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of MedicaLogic.

        3.2.25 TOTAL EMED. A true, complete and correct copy of the Reorganization and Merger Agreement, dated as of the date hereof, between MedicaLogic and Total eMed (the "Total eMed Agreement") has been delivered to Medscape.

    3.3 REPRESENTATIONS AND WARRANTIES RELATING TO MERGER CORP. MedicaLogic and Merger Corp. hereby represent and warrant to Medscape that:

        3.3.1 ORGANIZATION AND STATUS. Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Delaware. Merger Corp. does not own any properties (other than the initial cash subscription for shares) nor has it commenced any business or operations.

        3.3.2 CAPITALIZATION. Merger Corp. has an authorized capital stock consisting of 100 shares of Common Stock. All of the issued and outstanding shares of capital stock of Merger Corp. are owned by MedicaLogic.

        3.3.3 CORPORATE AUTHORITY. Merger Corp. has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly and validly authorized by the Board of Directors and sole shareholder of Merger Corp., duly and validly executed and delivered by Merger Corp. and constitutes the valid and binding obligation of Merger Corp., enforceable against Merger Corp. in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

        3.3.4 GOVERNMENTAL FILINGS. Other than the filing of the Certificate of Merger contemplated by Article I, no notices, reports or other filings are required to be made by Merger Corp. with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Merger Corp. from, any Governmental Entity in connection with the execution and delivery of this Agreement by Merger Corp. and the consummation by Merger Corp. of the transactions contemplated hereby.

        3.3.5  CERTAIN REPRESENTATIONS AND WARRANTIES REGARDING CODE
    SECTION 368(A)(2)(E).

           3.3.5.1  Merger Corp. is not an investment company as defined in
       Section 368(a)(2)(F)(iii) and (iv) of the Code.

           3.3.5.2 Except as otherwise provided in this Agreement, Merger Corp. will pay its own expenses, if any, incurred in connection with the Merger and will not pay expenses of MedicaLogic or Medscape.

           3.3.5.3 Merger Corp. has been formed solely in order to consummate the Merger, and Merger Corp. has not conducted and will not conduct any business activities or other operations of any kind other than the issuance of its stock to MedicaLogic, prior to the Effective Date.

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                                   ARTICLE IV
                                   COVENANTS

    4.1 MUTUAL COVENANTS. Medscape and MedicaLogic mutually covenant and agree as follows:

        4.1.1 PREPARATION OF REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT. Promptly following the date of this Agreement, Medscape and MedicaLogic shall prepare and file with the SEC the Joint Proxy Statement, and MedicaLogic shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Medscape and MedicaLogic shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of Medscape and MedicaLogic will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. MedicaLogic shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of MedicaLogic Common Stock in the Merger, and Medscape shall furnish all information concerning Medscape and the holders of Medscape Common Stock and rights to acquire Medscape Common Stock as may be reasonably required in connection with any such action. Each of MedicaLogic and Medscape shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Registration Statement and the preparation, filing and distribution of the Joint Proxy Statement. Medscape and MedicaLogic each agree to correct any information provided by it for use in the Registration Statement or the Joint Proxy Statement which shall have become false or misleading.

        4.1.2  SHAREHOLDER MEETINGS.

           4.1.2.1 MedicaLogic shall (i) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of MedicaLogic Common Stock for the purpose of voting to approve the issuance of the MedicaLogic Common Stock in the Merger (the "MedicaLogic Special Meeting"), and (ii) take all reasonable and lawful action to solicit and obtain such approval. Unless the MedicaLogic Board of Directors determines in good faith after receipt of a written opinion from outside legal counsel experienced in such matters that such action would be a breach of their respective fiduciary duties under applicable law, the MedicaLogic Board of Directors shall unanimously recommend that the shareholders of MedicaLogic approve the issuance of MedicaLogic Common Stock in the Merger and shall not withdraw or modify such recommendation, and MedicaLogic shall include in the Joint Proxy Statement the recommendation of the MedicaLogic Board of Directors in favor of issuance of MedicaLogic Common Stock in the Merger. At the MedicaLogic Special Meeting, MedicaLogic shall propose and recommend that its Articles of Incorporation be amended at the Effective Time to change its name to MedicaLogic/Medscape, Inc.

           4.1.2.2 Medscape shall (i) promptly and duly call, give notice of, convene and hold a meeting of the holders of Medscape Common Stock for the purpose of voting to approve the Merger (the "Medscape Special Meeting"), and (ii) take all reasonable and lawful action to solicit and obtain such approval. Unless the Medscape Board of Directors determines in good faith after receipt of a written opinion from outside legal counsel experienced in such matters that such action would be a breach of their respective fiduciary duties under applicable law, the Medscape Board of Directors shall unanimously recommend that the stockholders of Medscape approve this Agreement and the transactions contemplated herein and shall not withdraw or modify such recommendation, and Medscape shall include in the Joint Proxy Statement the recommendation of the Medscape Board of Directors in favor of the Merger.

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
        4.1.3 CONSENTS AND APPROVALS. Medscape and MedicaLogic each will use reasonable best efforts to secure, and MedicaLogic will cause Merger Corp. to use its reasonable best efforts to secure, all consents, approvals, licenses or permits which may be required in connection with the Merger, and each will cooperate with the other to secure all such consents, approvals, licenses or permits in a form mutually satisfactory to Medscape and MedicaLogic.

        4.1.4 BEST EFFORTS. Subject to the terms of this Agreement, Medscape and MedicaLogic each will use reasonable best efforts, and MedicaLogic will cause Merger Corp. to use its reasonable best efforts, to effectuate the transactions contemplated hereby and to fulfill the conditions of their respective obligations under this Agreement.

        4.1.5 PUBLICITY. Except as required by law, no party will issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby without the prior written consent of MedicaLogic and Medscape, in each case not to be unreasonably withheld.

        4.1.6 CONFIDENTIALITY. The provisions of the Nondisclosure Agreement (the "Confidentiality Agreement") between MedicaLogic and Medscape, effective as of January 4, 2000, shall apply to all "Information" (as defined in the Confidentiality Agreement) obtained by any party pursuant to this Agreement.

        4.1.7 ANTITRUST IMPROVEMENTS ACT. Each of MedicaLogic and Medscape will timely and promptly make the filing required to be made by it under the Antitrust Improvements Act of 1976, as amended (each such filing an "HSR Filing"). MedicaLogic and Medscape will furnish to one another such information and assistance as the other party may reasonably request in connection with the other party's preparation of filings or submissions to any governmental agency, including, without limitation, any HSR Filing. As reasonably requested by the other party, MedicaLogic and Medscape will supply one another with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between MedicaLogic and Medscape or their respective representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transaction contemplated hereby.

    4.2  COVENANTS OF MEDSCAPE.  Medscape covenants and agrees as follows:

        4.2.1 CONDUCT OF BUSINESS. Prior to the Effective Time, Medscape and each of its subsidiaries will carry on its business in the ordinary and usual manner and maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of MedicaLogic, which consent will not be unreasonably delayed or withheld:

           (a) enter into any new agreements or modify existing agreements respecting an increase in compensation or benefits payable to its officers or employees except for normal year-to-year adjustments consistent with past practices (it being agreed that the current employee compensation proposals of Medscape for year 2000 previously disclosed by Medscape to MedicaLogic will not require prior MedicaLogic approval);

           (b) split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

           (c) declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

           (d) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than pursuant to the Options issued in the ordinary course and consistent with past practice or the Warrants) or release any holder of Medscape Common Stock from any provision restricting the sale or other transfer of Medscape Common Stock;

           (e) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other entity or permit any other entity to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

           (f) except for short-term indebtedness and indebtedness incurred pursuant to Medscape's revolving credit agreement and renewals, replacements and amendments thereof not in excess of the current maximum under such credit agreement incurred in the ordinary course of business, incur, assume or guarantee any indebtedness, or modify or prepay any existing indebtedness;

           (g) except as set forth in the capital budget provided to MedicaLogic or as set forth on Exhibit 4.2.1(g), authorize capital expenditures other than in the ordinary course of business, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

           (h) change its method of accounting as in effect at the date of the most recent Medscape SEC Document, except as required by changes in generally accepted accounting principles as concurred with by Medscape's independent auditors, or change its fiscal year; or

           (i) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (h) above.

        4.2.2 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated pursuant to Section 6.1 or Section 6.2, neither Medscape, nor any of its subsidiaries or other affiliates, shall, directly or indirectly, and it shall use its reasonable best efforts to cause their respective agents or representatives (each, a "Representative") not to,
    (i) encourage, initiate or solicit, on or after the date hereof, any inquiries or the submission of any proposals or offers from any person relating to any merger, consolidation, sale of a material amount of its assets or similar business transaction involving Medscape or any of its subsidiaries (each, an "Acquisition Transaction"); (ii) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or participate in, any attempt by any third party to propose or offer any Acquisition Transaction; (iii) enter into or execute any agreement relating to an Acquisition Transaction; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any proposal or offer relating to an Acquisition Transaction, in each case other than with respect to the Merger. Notwithstanding the foregoing, nothing contained herein shall prohibit Medscape from:

           (a) complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Transaction proposal;

           (b) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Transaction proposal if the Medscape Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement;

           (c) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Transaction proposal; or

           (d) withdrawing or modifying the approval or recommendation by the Medscape Board of Directors of this Agreement or the Merger in connection with recommending an unsolicited bona fide written Acquisition Transaction proposal to the stockholders of Medscape;

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
IF AND ONLY TO THE EXTENT THAT, both (i) in each case referred to in clause (c) or (d) above, the Medscape Board of Directors determines in good faith after receipt of a written opinion from outside legal counsel experienced in such matters that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (c) or (d) above, the Medscape Board of Directors determines in good faith (after consultation with its financial advisors) that such Acquisition Transaction, if accepted, is reasonably likely to be completed, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if completed, result in a transaction superior to the transaction contemplated by this Agreement, taking into account, among other things, the long term prospects and interests of Medscape and its stockholders.

    Medscape will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Medscape agrees it will take the necessary steps to inform promptly its Representatives of the obligations undertaken in this Section 4.2.2 and in the Confidentiality Agreement. Medscape will promptly notify MedicaLogic if any such inquiries, proposals or offers are received by, and such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Medscape or any of its Representatives relating to an Acquisition Transaction proposal, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep MedicaLogic informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such negotiations or discussions. Prior to providing any such information or commencing any such discussions or negotiations, Medscape shall give MedicaLogic not less than five business days' notice. Medscape also will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Transaction proposal to return all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries.

        4.2.3 INVESTIGATIONS. Medscape agrees to give MedicaLogic and its representatives and agents reasonable access to all its officers, key employees, premises, books and records and agreements and files and to cause its officers of Medscape to furnish MedicaLogic with such financial and operating data and other information with respect to its business and properties as MedicaLogic shall from time to time reasonably request. Any such investigations (a) shall be conducted in such manner as not to interfere unreasonably with the operation of Medscape's business; and
    (b) shall not diminish any of the representations and warranties hereunder.

        4.2.4  [Reserved].

        4.2.5 NOTICE AND CURE. Medscape will notify MedicaLogic in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to Medscape, that causes or will cause any covenant or agreement of Medscape under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of Medscape contained in this Agreement. Medscape also will notify MedicaLogic in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to Medscape, of any representation, warranty, covenant or agreement made by Medscape. No notice given pursuant to this Section 4.2.5 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

    4.3  COVENANTS OF MEDICALOGIC.  MedicaLogic covenants and agrees as follows:

        4.3.1 CONDUCT OF BUSINESS. Prior to the Effective Time, MedicaLogic and each of its subsidiaries will carry on its business in the ordinary and usual manner and maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of Medscape, which consent will not be unreasonably delayed or withheld:

           (a) split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

           (b) declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

           (c) except as to the Total eMed Merger, merge into or consolidate with any other entity or permit any other entity to merge into or consolidate with it, or acquire any other entity, if any such transaction would prevent the Merger from occurring on or prior to August 31, 2000 or if such transaction is with an entity outside of the healthcare industry;

           (d) change its method of accounting as in effect at the date of the most recent MedicaLogic SEC Document, except as required by changes in generally accepted accounting principles as concurred with by MedicaLogic's independent auditors, or change its fiscal year; or

           (e) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (d) above.

        4.3.2 INVESTIGATIONS. MedicaLogic agrees to give Medscape and its representatives and agents reasonable access to all its officers, key employees, premises, books and records and agreements and files and to cause its officers of MedicaLogic to furnish Medscape with such financial operating data and other information with respect to its business and properties as Medscape shall from time to time reasonably request. Any such investigations (a) shall be conducted in such manner as not to interfere unreasonably with the operation of MedicaLogic's business; and (b) shall not diminish any of the representations and warranties hereunder.

        4.3.3 NOTIFICATION TO OPTIONEES. Promptly after the Effective Date, MedicaLogic will notify in writing each holder of an Option of the exchange of the Option for an option to purchase MedicaLogic Common Stock in accordance with Section 1.3.3 of this Agreement.

        4.3.4 OFFICER AND DIRECTOR INDEMNIFICATION. For a period of six years from the Closing Date, MedicaLogic agrees to indemnify the officers and directors of Medscape for all actions taken prior to Closing to the extent authorized in Medscape's Certificate of Incorporation and Bylaws prior to Closing. For a period of three years from the Closing Date, MedicaLogic agrees to maintain officer and director liability coverage, with respect to claims arising from facts or events that occurred prior to Closing, for the benefit of the present or former officers and directors of Medscape as of the Closing Date in such amounts and on such terms that are no less beneficial to officers and directors than the coverage maintained by Medscape prior to the Effective Time; provided that in no event shall MedicaLogic be obligated to expend in order to maintain or procure insurance coverage pursuant to this Section 4.3.4 any amount per annum in excess of 150% of the aggregate premiums payable by Medscape and its subsidiaries in 1999 (on an annualized basis) for such purpose.

        4.3.5 MEDICALOGIC BOARD. Effective on the Closing, MedicaLogic will cause three nominees of Medscape to be elected or appointed to the MedicaLogic Board and shall fix its Board at not more than eleven members.

        4.3.6 EDITOR-IN-CHIEF. Effective on the Closing, MedicaLogic will appoint George D. Lundberg, M.D., as the Editor-in-Chief of MedicaLogic.

        4.3.7 NOTICE AND CURE. MedicaLogic will notify Medscape in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to MedicaLogic, that causes or will cause any covenant or agreement of MedicaLogic under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of MedicaLogic contained in this Agreement. MedicaLogic also will notify Medscape in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to MedicaLogic, of any representation, warranty, covenant or agreement made by MedicaLogic. No notice given pursuant to this Section 4.3.7 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

        4.3.8 CHANGE OF CONTROL. MedicaLogic agrees that (a) neither it nor any of its subsidiaries or other affiliates shall, and it shall use its reasonable best efforts to cause their respective agents or representatives (each, a "MedicaLogic Representative") not to, directly or indirectly, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to any transaction that would constitute a Change of Control (as defined below), (b) it will notify Medscape promptly if any such inquiries, proposals or offers are received by MedicaLogic and (c) will keep Medscape appropriately informed of the status of any such inquiries, proposals or offers. Nothing contained herein shall prohibit MedicaLogic from providing information in response to such proposal or offer, engaging in negotiations or discussions with any person who has made such proposal or offer, or entering into or consummating any such transaction. A "Change of Control" shall occur if any of the following applies: (A) any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of MedicaLogic representing 50% or more of the combined voting power of MedicaLogic's outstanding capital stock; (B) the shareholders of MedicaLogic approve a merger or other consolidation of MedicaLogic with any other company where the former shareholders of MedicaLogic do not own at least 50% of combined voting power of the surviving or resulting corporation; or
    (C) MedicaLogic sells 50% or more of its assets to a buyer that is not a subsidiary of MedicaLogic.

        4.3.9 NO AMENDMENT TO TOTAL EMED AGREEMENT. Without the prior written consent of Medscape, MedicaLogic shall not consent to any amendment of the Total eMed Agreement or the waiver of any provision thereof that would be materially adverse to Medscape or its stockholders. Nothing herein shall be construed to require MedicaLogic to consummate the Total eMed Merger.

    4.4 COVENANTS OF MERGER CORP. Merger Corp. covenants and agrees that, except as is contemplated by this Agreement, prior to the Effective Time, Merger Corp., will not engage in any business activities or liquidate, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it; or increase its authorized capital stock; or issue options, rights or warrants to purchase any of its capital stock.

                                   ARTICLE V
                                   CONDITIONS

    5.1 CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. The obligations of Medscape, MedicaLogic and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

        5.1.1 REGULATORY APPROVALS. The parties shall have made all filings and received all approvals of any Governmental Entity of competent jurisdiction necessary in order to consummate the Merger, and each of such approvals shall be in full force and effect at the Closing and not subject to any condition which requires the taking or refraining from taking of any action which would have a Material Adverse Effect on Medscape or on MedicaLogic.

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
        5.1.2 LITIGATION. There shall not be in effect any order, decree or injunction of a federal or state court of competent jurisdiction restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each party agreeing to use its reasonable best efforts, including appeals to higher courts, to have any such non-final, appealable order, decree or injunction set aside or lifted), and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger.

        5.1.3 SHAREHOLDER APPROVAL. This Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Medscape Common Stock. The issuance of MedicaLogic Common Stock in the Merger shall have been approved by the affirmative vote of the holders of a majority of the shares of MedicaLogic Common Stock.

        5.1.4 REGISTRATION OF SECURITIES; LISTING. The shares of MedicaLogic Common Stock to be issued pursuant to this Agreement shall have been registered under the Securities Act, and under the securities laws of such states registrations or qualification as counsel for MedicaLogic or Medscape, as the case may be, deems necessary or exemptions from such state registration or qualification will have been determined by such counsel to be available, and shall have been listed on the Nasdaq National Market.

    5.2 CONDITIONS TO THE OBLIGATIONS OF MEDSCAPE. The obligations of Medscape to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

        5.2.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of MedicaLogic and Merger Corp. contained in this Agreement qualified by "Material Adverse Effect" or other materiality qualifiers shall be true and correct in all respects, and all other representations and warranties of MedicaLogic and Merger Corp. contained in this Agreement shall be true and correct in all respects (except where the failure to be true and correct would not have a Material Adverse Effect on MedicaLogic), except for representations and warranties made as of a specific date, which representations and warranties need only be true and correct as of such date, and for changes specifically contemplated by this Agreement, and MedicaLogic and Merger Corp. shall have performed in all material respects all of their respective covenants and obligations hereunder to be performed as of the Closing. Medscape shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of MedicaLogic by an executive officer of MedicaLogic and on behalf of Merger Corp. by an executive officer of Merger Corp.

        5.2.2 NO MATERIAL ADVERSE CHANGE. Since September 30, 1999, there shall have been no Material Adverse Change in MedicaLogic, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in a Material Adverse Change in MedicaLogic.

    5.3 CONDITIONS TO THE OBLIGATIONS OF MEDICALOGIC AND MERGER CORP. The obligations of MedicaLogic and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

        5.3.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Medscape contained in this Agreement qualified by "Material Adverse Effect" or other materiality qualifiers shall be true and correct in all respects, and all other representations and warranties of Medscape contained in this Agreement shall be true and correct in all respects (except where the failure to be true and correct would not have a Material Adverse Effect on Medscape), except for representations and warranties made as of a specific date, which representations and warranties need only be true and correct as of such date, and for changes specifically contemplated by this

    Agreement, and Medscape shall have performed in all material respects all of its covenants and obligations hereunder to be performed as of the Closing. MedicaLogic shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of Medscape by an executive officer of Medscape.

        5.3.2 NO MATERIAL ADVERSE CHANGE. Since the date of the most recent audited balance sheet in a Medscape SEC Document, there shall have been no Material Adverse Change in Medscape, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in a Material Adverse Change in Medscape.

                                   ARTICLE VI
                                  TERMINATION

    6.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of Medscape and MedicaLogic.

    6.2 TERMINATION BY EITHER MEDSCAPE OR MEDICALOGIC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective
Time:

        (a) by MedicaLogic or Medscape if the Merger shall not have become effective on or prior to August 31, 2000, provided, however, that the right to terminate this Agreement pursuant to this Section 6.2(a) shall not be available to any party whose breach of any covenant of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

        (b)  by MedicaLogic or Medscape if:

           (1) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

           (2) any required approval of the stockholders of Medscape for this Agreement or the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

           (3) the required approval of the shareholders of MedicaLogic for the issuance of MedicaLogic Common Stock pursuant to this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment there;

        (c) by MedicaLogic if the Board of Directors of Medscape (or any committee thereof) (i) shall have withdrawn, amended or modified in a manner adverse to MedicaLogic its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (ii) shall fail to reaffirm such approval or recommendation upon MedicaLogic's request,
    (iii) shall have recommended or taken no position with respect to an Acquisition Transaction in any communication to the stockholders of Medscape, or (iv) shall resolve to take any of the foregoing actions;

        (d) by MedicaLogic if Medscape or its Representatives shall have taken any of the actions that would be proscribed by Section 4.2.2, other than actions taken in the exercise of the fiduciary duties of Medscape's Board of Directors and satisfying all the conditions of Section 4.2.2;

        (e) by MedicaLogic if Medscape fails to include in the Joint Proxy Statement the recommendation of the Board of Directors of Medscape in favor of the Merger;

        (f) by MedicaLogic if a tender offer or exchange offer relating to Medscape Common Stock shall have been commenced by a third party and Medscape shall not have promptly thereafter sent its stockholders a statement recommending rejection of such tender offer or exchange offer;

        (g) by MedicaLogic if there has been a material breach by Medscape of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within a reasonable time (but in no event more than 30 days) after written notice of such breach is given by MedicaLogic to Medscape;

        (h) by Medscape if MedicaLogic or the MedicaLogic Representatives shall have taken any of the actions that would be proscribed by Section 4.3.8 other than actions satisfying all the conditions of Section 4.3.8; or

        (i) by Medscape if there has been a material breach by MedicaLogic of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within a reasonable time (but in no event more than 30 days) after written notice of such breach is given by Medscape to MedicaLogic;

        (j) by Medscape if the Board of Directors of MedicaLogic (or any committee thereof) (i) shall have withdrawn, amended or modified in a manner adverse to Medscape its approval or recommendation of the issuance of the MedicaLogic Common Stock in the Merger, (ii) shall fail to reaffirm such approval or recommendation upon Medscape's request, or (iii) shall resolve to take any of the foregoing actions; or

        (k) by Medscape if MedicaLogic fails to include in the Joint Proxy Statement the recommendation of the Board of Directors of MedicaLogic in favor of the issuance of the MedicaLogic Common Stock in the Merger.

    6.3 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VI,
(i) this Agreement immediately will become void and of no effect, except that Sections 4.1.6, 6.3, 6.4 and 7.1 will survive the event of termination; and
(ii) no party hereto (or any of its directors of officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein shall relieve any party for any willful breach of this Agreement.

    6.4  TERMINATION FEES AND EXPENSES.

        6.4.1 Medscape agrees to pay MedicaLogic (provided that MedicaLogic is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) within two business days after the termination of this Agreement (or, in the case of (ii) and (iii) below, as provided therein) by wire transfer, the sum of $30,000,000 in immediately available funds in the event that any of the following shall have occurred:

           (i)  this Agreement shall have been terminated pursuant to
       Section 6.2(c), Section 6.2(d), Section 6.2(e), Section 6.2(f) or
       Section 6.2(g) or because of a breach of Section 4.2.2 by Medscape, provided that if this Agreement is terminated pursuant to Section 6.2(g) as a result of a non-intentional breach by Medscape, Medscape shall pay to MedicaLogic MedicaLogic's actual out-of-pocket expenses rather than the aforesaid $30,000,000 sum;

           (ii) prior to the meeting of Medscape stockholders duly convened and held to vote in respect to this Agreement and the Merger, an Acquisition Transaction shall have been made to Medscape and made known to its stockholders generally or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Transaction, and thereafter this Agreement shall have been terminated pursuant to Section 6.2(b)(2) (in which circumstances the amounts payable under this Section 6.4.1 shall be payable on the first business day after the date of such stockholder vote); or

           (iii)  this Agreement shall have been terminated pursuant to
       Section 6.2(b)(2) and, within twelve months of such termination Medscape enters into an agreement with any person with respect to an Acquisition Transaction or an Acquisition Transaction is consummated (in which circumstances the amounts payable under this Section 6.4.1 shall be payable upon the signing of such agreement or, if no agreement is signed, then at the closing (and as a condition to the closing, which condition may not be waived without the express written consent of MedicaLogic) of such Acquisition Transaction;

        6.4.2 MedicaLogic agrees to pay Medscape (provided that Medscape is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) by wire transfer, the sum of $30,000,000 in immediately available funds in the event that the following shall have occurred: (i) this Agreement shall have been terminated pursuant to Section 6.2(b)(3), 6.2(h), 6.2(i), 6.2(j) or 6.2(k), provided that if this Agreement is terminated pursuant to Section 6.2(i) as a result of a non-intentional breach by MedicaLogic, MedicaLogic shall pay to Medscape Medscape's actual out-of-pocket expenses rather than the aforesaid $30,000,000 sum.

        6.4.3 Each of Medscape and MedicaLogic acknowledge that the agreements contained in Section 6.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the respective parties would not enter into this Agreement; accordingly, if either party fails to promptly pay the amount due pursuant to this
    Section 6.4 and, in order to obtain such payment, the other party commences a suit which results in a judgment for the fee set forth therein, the losing party shall pay to the other its reasonable costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate as announced by Key Bank of Oregon in effect from time to time during such period plus two percent.

                                  ARTICLE VII
                           MISCELLANEOUS AND GENERAL

    7.1 PAYMENT OF EXPENSES. Subject to Section 6.4, if the Merger is not consummated, each party shall pay its own out-of-pocket legal, accounting, investment banking and other expenses incidental to this Agreement and the transactions contemplated by this Agreement, except for the HSR Filing fees, which shall be shared equally by Medscape and MedicaLogic. Nothing in this Agreement is meant to limit the right of a non-breaching party to obtain reimbursement of expenses and other damages, including attorneys' fees, incurred as a result of a breach of this Agreement by the other party.

    7.2 ENTIRE AGREEMENT. This Agreement, including the schedules and the exhibits hereto, constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

    7.3 ASSIGNMENT. This Agreement shall not be assignable by any of the parties to this Agreement without the prior written consent of each of MedicaLogic and Medscape.

    7.4 BINDING EFFECT; NO THIRD PARTY BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject to the restrictions on assignment contained in
Section 7.3. Except as provided in Section 4.3.4 of this Agreement, nothing express or implied in this Agreement is intended or shall be construed to confer upon or give to a person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

    7.5 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented at any time prior to or at the Closing, whether before or after the votes of shareholders of Medscape or MedicaLogic, by written agreement executed and delivered by the duly authorized officers of Medscape and MedicaLogic.

    7.6 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; PROVIDED, HOWEVER, that any waiver by a party must be in writing.

    7.7 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    7.8 CAPTIONS. The article, section and paragraph captions herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    7.9 SUBSIDIARY. When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

    7.10 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or facsimile (in each case with evidence of confirmed transmission) as follows:

        If to Medscape, to it at:

       Medscape, Inc.
       134 West 29(th) Street
       New York, NY 10001
       Telephone: (212) 760-3100
       Facsimile: (212) 760-3140
       Attention: Paul T. Sheils

        with copies to:

       Patterson, Belknap, Webb & Tyler LLP
       1133 Avenue of the Americas
       New York, New York 10036
       Telephone: (212) 336-2000
       Facsimile: (212) 336-2222
       Attention: John P. Schmitt, Esq.

        If to MedicaLogic or Merger Corp., to it at:

       MedicaLogic, Inc.
       101 Green Street at Battery
       San Francisco, California 94111
       Telephone: (415) 678-3205
       Facsimile: (415) 678-3300
       Attention: Harvey J. Anderson

        with copies to:

       Stoel Rives LLP
       900 S.W. Fifth Avenue

       Suite 2600
       Portland, Oregon 97204
       Telephone: (503) 224-3380
       Facsimile: (503) 220-2480
       Attention: Stephen E. Babson, Esq.

or to such other person or address as any party shall specify by notice in writing. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

    7.11 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, exclusive of choice of law or conflicts of law rules, provisions, or principles, except that the provisions of this Agreement relating to the Merger shall also be governed by the merger provisions of the DGCL.

    7.12 SEPARABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

    7.13 EXTINGUISHMENT. This Agreement, including all representations, warranties and covenants, shall be extinguished and be of no further force or effect after the Effective Time, except for Section 4.3.4, which will continue in accordance with its terms.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

                                                       MEDICALOGIC, INC.

                                                       By:  /s/ MARK K. LEAVITT, MD
                                                            -----------------------------------------
                                                            Name: Mark K. Leavitt, MD
                                                            Title: CEO

                                                       MEDSCAPE, INC.

                                                       BY:  /S/ PAUL T. SHEILS
                                                            -----------------------------------------
                                                            Name: Paul T. Sheils
                                                            Title: CEO

                                                       MONEYPENNY MERGER CORP.

                                                       BY:  /S/ DAVID C. MOFFENBEIER
                                                            -----------------------------------------
                                                            Name: David C. Moffenbeier
                                                            Title: President

                                                                      APPENDIX B

                                   AGREEMENT
                                       OF
                           REORGANIZATION AND MERGER
                                     AMONG
                               MEDICALOGIC, INC.,
                             AN OREGON CORPORATION,
                               TOTAL EMED, INC.,
                            A DELAWARE CORPORATION,
                                      AND
                                AQ MERGER CORP.,
                            A DELAWARE CORPORATION,

                                 FEBRUARY 21, 2000

                               TABLE OF CONTENTS

                                                                                                PAGE
                                                                                              --------
ARTICLE I THE MERGER........................................................................     B-1
      1.1     The Merger....................................................................     B-1
      1.2     Effect of Merger..............................................................     B-1
      1.3     Merger Consideration..........................................................     B-1
              1.3.1   Total eMed Stock......................................................     B-1
              1.3.2   Merger Corp. Stock....................................................     B-2
              1.3.3   Options...............................................................     B-2
              1.3.4   Stock Splits, Etc.....................................................     B-3
      1.4     Surrender and Cancellation of Certificates....................................     B-3
              1.4.1   Surrender of Certificates.............................................     B-3
              1.4.2   No Fractional Shares..................................................     B-3
              1.4.3   Escheat...............................................................     B-4
              1.4.4   Option Agreements.....................................................     B-4
              1.4.5   Treasury Shares.......................................................     B-4
              1.4.6   Withholding Rights....................................................     B-4
              1.4.7   Shares of Dissenting Stockholders.....................................     B-4
      1.5     Stock Transfer Books..........................................................     B-4
      1.6     Closing.......................................................................     B-4
      1.7     Subsequent Actions............................................................     B-4
              Certificate of Incorporation; Bylaws; Directors of the Surviving
      1.8     Corporation...................................................................     B-5

ARTICLE II FURTHER AGREEMENTS...............................................................     B-5
      2.1     Voting Agreements.............................................................     B-5

ARTICLE III REPRESENTATIONS AND WARRANTIES..................................................     B-5
      3.1     Representations and Warranties of Total eMed..................................     B-5
              3.1.1   Organization and Status...............................................     B-6
              3.1.2   Capitalization........................................................     B-6
              3.1.3   Authority.............................................................     B-6
              3.1.4   Subsidiaries and Joint Ventures.......................................     B-6
              3.1.5   Financial Statements..................................................     B-7
              3.1.6   Information Supplied..................................................     B-7
              3.1.7   Governmental Filings..................................................     B-7
              3.1.8   No Adverse Consequences...............................................     B-7
              3.1.9   Undisclosed Liabilities...............................................     B-8
              3.1.10  Absence of Certain Changes or Events..................................     B-8
              3.1.11  Litigation............................................................     B-8
              3.1.12  Employment Matters....................................................     B-8
                      3.1.12.1  Labor Matters...............................................     B-8
                      3.1.12.2  Employee Benefits...........................................     B-9
                      3.1.12.3  Employment Agreements.......................................     B-9
              3.1.13  Title to and Condition of Real Property...............................     B-9
              3.1.14  Title to and Condition of Fixed Assets................................    B-10
              3.1.15  Intellectual Property.................................................    B-10
              3.1.16  Certain Contracts and Arrangements....................................    B-14
              3.1.17  Status of Contracts...................................................    B-15
              3.1.18  Insurance.............................................................    B-15
              3.1.19  Permits and Licenses..................................................    B-15
              3.1.20  Taxes.................................................................    B-16

                                                                                                PAGE
                                                                                              --------
                      3.1.20.1  Returns.....................................................    B-16
                      3.1.20.2  Taxes Paid or Reserved......................................    B-16
                      3.1.20.3  Definitions.................................................    B-17
              3.1.21  Related Party Interests...............................................    B-17
              3.1.22  No Powers of Attorney or Restrictions.................................    B-17
              3.1.23  Environmental Conditions..............................................    B-17
                      3.1.23.1  Compliance..................................................    B-17
                      3.1.23.2  Hazardous Substances........................................    B-17
                      3.1.23.3  Filings and Notices.........................................    B-18
                      3.1.23.4  Definitions.................................................    B-18
              3.1.24  Consents and Approvals................................................    B-18
              3.1.25  Brokers and Finders...................................................    B-18
              3.1.26  [INTENTIONALLY OMITTED]...............................................    B-18
              3.1.27  No Other Agreements to Sell Total eMed or Its Assets..................    B-18
              3.1.28  Vote Required.........................................................    B-19
              3.1.29  Certain Representations and Warranties Regarding Code Section
                      368(a)(2)(E)..........................................................    B-19
      3.2     Representations and Warranties of MDLI........................................    B-20
              3.2.1   Organization and Status...............................................    B-20
              3.2.2   Corporate Authority...................................................    B-20
              3.2.3   Governmental Filings..................................................    B-20
              3.2.4   Information Supplied..................................................    B-20
              3.2.5   SEC Reports and Financial Statements..................................    B-21
              3.2.6   No Adverse Consequences...............................................    B-21
              3.2.7   Brokers and Finders...................................................    B-21
              3.2.8   Opinion of MDLI Financial Advisor.....................................    B-21
              3.2.9   Certain Representations and Warranties Regarding Code Section
                      368(a)(2)(E)..........................................................    B-21
              3.2.10  Litigation............................................................    B-23
              3.2.11  Capitalization........................................................    B-23
              3.2.12  Undisclosed Liabilities; Returns......................................    B-23
              3.2.13  Absence of Certain Changes or Events..................................    B-23
              3.2.14  Taxes.................................................................    B-23
                      3.2.14.1  Returns.....................................................    B-23
                      3.2.14.2  Taxes Paid or Reserved......................................    B-24
              3.2.15  Related Party Interests...............................................    B-24
              3.2.16  No Powers of Attorney or Restrictions.................................    B-24
              3.2.17  Consents and Approvals................................................    B-24
      3.3     Representations and Warranties Relating to Merger Corp........................    B-25
              3.3.1   Organization and Status...............................................    B-25
              3.3.2   Capitalization........................................................    B-25
              3.3.3   Corporate Authority...................................................    B-25
              3.3.4   Governmental Filings..................................................    B-25
              3.3.5   Certain Representations and Warranties Regarding Code Section
                      368(a)(2)(E)..........................................................    B-25

ARTICLE IV COVENANTS........................................................................    B-25
      4.1     Mutual Covenants..............................................................    B-25
              4.1.1   Preparation of Registration Statement and the Joint Proxy Statement...    B-25
              4.1.2   Shareholder Meetings..................................................    B-26

                                                                                                PAGE
                                                                                              --------
              4.1.3   Consents and Approvals................................................    B-26
              4.1.4   Best Efforts..........................................................    B-26
              4.1.5   Publicity.............................................................    B-27
              4.1.6   Confidentiality.......................................................    B-27
              4.1.7   [INTENTIONALLY OMITTED]...............................................    B-27
              4.1.8   Antitrust Improvements Act............................................    B-27
              4.1.9   Restructuring of Merger...............................................    B-27
      4.2     Covenants of Total eMed.......................................................    B-28
              4.2.1   Conduct of Business...................................................    B-28
              4.2.2   Acquisition Proposals.................................................    B-29
              4.2.3   Investigations........................................................    B-29
      4.3     Covenants of MDLI.............................................................    B-29
              4.3.1   Investigations........................................................    B-29
              4.3.2   Notification to Optionees.............................................    B-29
              4.3.3   MDLI Board............................................................    B-30
              4.3.4   [INTENTIONALLY OMITTED]...............................................    B-30
              4.3.5   Nasdaq Listing Application............................................    B-30
              4.3.6   Officer and Director Indemnification..................................    B-30
              4.3.7   Conduct of Business...................................................    B-30
              4.3.8   Break Up Fee..........................................................    B-30
      4.4     Covenants of Merger Corp......................................................    B-30

ARTICLE V CONDITIONS........................................................................    B-30
      5.1     Conditions to the Obligations of All Parties..................................    B-30
              5.1.1   Regulatory Approvals..................................................    B-30
              5.1.2   Litigation............................................................    B-30
              5.1.3   Shareholder Approval..................................................    B-31
              5.1.4   Registration of Securities; Listing...................................    B-31
      5.2     Conditions to the Obligations of Total eMed...................................    B-31
              5.2.1   Representations, Warranties and Covenants.............................    B-31
              5.2.2   No Material Adverse Change............................................    B-31
              5.2.3   Legal Opinion.........................................................    B-31
      5.3     Conditions to the Obligations of MDLI and Merger Corp.........................    B-31
              5.3.1   Representations, Warranties and Covenants.............................    B-31
              5.3.2   Lock-up...............................................................    B-32
              5.3.3   No Material Adverse Change............................................    B-32
              5.3.4   Financial Statements..................................................    B-32
              5.3.5   [INTENTIONALLY OMITTED]...............................................    B-32
              5.3.6   Dissenting Shares.....................................................    B-32
              5.3.7   Preferred Stock.......................................................    B-32
              5.3.8   Escrow Schedule.......................................................    B-32
              5.3.9   Legal Opinion.........................................................    B-32

ARTICLE VI TERMINATION......................................................................    B-32
      6.1     Termination by Mutual Consent.................................................    B-32
      6.2     Termination by Either Total eMed or MDLI......................................    B-32
      6.3     Effect of Termination and Abandonment.........................................    B-33

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW..............................    B-33
      7.1     Survival of Representations and Warranties....................................    B-33
      7.2     Escrow Arrangements...........................................................    B-33

                                                                                                PAGE
                                                                                              --------
              7.2.1   Contract Escrow Fund..................................................    B-33
                      7.2.1.1   Litigation Escrow Fund......................................    B-34
                      7.2.1.2   Distribution from Litigation Escrow Fund....................    B-34
              7.2.2   Escrow Period; Distribution upon Termination of Escrow Periods........    B-35
              7.2.3   Protection of Escrow Fund.............................................    B-36
              7.2.4   Claims upon Escrow Fund...............................................    B-36
              7.2.5   Objections to Claims..................................................    B-37
              7.2.6   Resolution of Conflicts; Arbitration..................................    B-37
              7.2.7   Securityholder Agent of the Shareholders; Power of Attorney...........    B-38
              7.2.8   Actions of the Securityholder Agent...................................    B-38
              7.2.9   Third-Party Claims....................................................    B-39
              7.2.10  Escrow Agent's Duties.................................................    B-40
              7.2.11  Fees..................................................................    B-41
              7.2.12  Maximum Liability and Remedies........................................    B-42

ARTICLE VIII MISCELLANEOUS AND GENERAL......................................................    B-42
      8.1     Payment of Expenses...........................................................    B-42
      8.2     Entire Agreement..............................................................    B-42
      8.3     Assignment....................................................................    B-42
      8.4     Binding Effect; No Third Party Benefit........................................    B-42
      8.5     Amendment and Modification....................................................    B-42
      8.6     Waiver of Conditions..........................................................    B-42
      8.7     Counterparts..................................................................    B-42
      8.8     Captions......................................................................    B-42
      8.9     Subsidiary....................................................................    B-42
      8.10    Notices.......................................................................    B-43
      8.11    Choice of Law.................................................................    B-44
      8.12    Separability..................................................................    B-44

EXHIBITS

Exhibit A-1  Certificate of Incorporation of the Surviving Corporation
Exhibit A-2  Bylaws of the Surviving Corporation
Exhibit B    Form of Voting Agreement
Exhibit C    Total eMed Financial Statements
Exhibit D    MDLI Fairness Opinion
Exhibit E    Form of Legal Opinion of MDLI's Counsel
Exhibit F    Form of Legal Opinion of Total eMed's Counsel

SCHEDULES

Schedule 2.1       Individuals Executing Voting Agreements
Schedule 3.1       Total eMed Disclosure Schedule
Schedule 3.1.2     Capitalization
Schedule 3.1.4     Subsidiaries and Joint Ventures
Schedule 3.1.11    Litigation
Schedule 3.1.12.2  Employee Benefits
Schedule 3.1.12.3  Employment Agreements
Schedule 3.1.13    Title to and Condition of Real Property
Schedule 3.1.14    Title to and Condition of Fixed Assets
Schedule 3.1.15    Intellectual Property
Schedule 3.1.16    Certain Contracts and Arrangements
Schedule 3.1.18    Insurance
Schedule 3.1.19    Permits and Licenses
Schedule 3.1.20    Taxes
Schedule 3.1.21    Related Party Interests
Schedule 3.1.27    No Other Agreements to Sell Total eMed or its Assets
Schedule 3.2       MDLI Disclosure Schedule
Schedule 3.2.10    MDLI Litigation
Schedule 3.2.11    MDLI Capitalization
Schedule 3.2.13    Absence of Certain Changes or Events
Schedule 3.2.14    MDLI Taxes
Schedule 3.2.15    MDLI Related Party Interests

                                 INDEX OF TERMS

TERM                                                          LOCATION OF DEFINITION
----                                                          ----------------------
Acquisition Transaction.....................................  Section 4.2.2
Agreement...................................................  Preface
Bylaws......................................................  Section 3.1.1
Certificate of Incorporation................................  Section 3.1.1
Closing.....................................................  Section 1.6
Closing Date................................................  Section 1.6
Code........................................................  Section 1.3.3
Confidential Information....................................  Section 4.1.6
Confidentiality Agreement...................................  Section 4.1.6
Condition Completion Date...................................  Section 1.6
Contract Escrow Fund........................................  Section 7.2.1
Contracts...................................................  Section 3.1.17
Conversion Ratio............................................  Section 1.3
Copyrights..................................................  Section 3.1.15
Damages.....................................................  Section 7.3.1
DGCL........................................................  Section 1.2
Dissenting Shares...........................................  Section 1.4.7
Dissenting Stockholders.....................................  Section 1.3
Earn-out Claims.............................................  Section 7.2.1
Effective Time..............................................  Section 1.1
Employee Benefit Plans......................................  Section 3.1.12.2
Environmental Law...........................................  Section 3.1.23.4
ERISA.......................................................  Section 3.1.12.2
Escrow Agent................................................  Section 7.2.1
Escrow Amount...............................................  Section 7.2.1
Escrow Fund.................................................  Section 7.2.3.1
Escrow Period...............................................  Section 7.2.2
Escrow Schedule.............................................  Section 7.2.1
Exchange Act................................................  Section 3.2.5
Expiration Date.............................................  Section 7.2.1
Form S-4....................................................  Section 3.1.6
GAAP........................................................  Section 3.1.5
HoldCo......................................................  Section 4.1.9.1
Governmental Entity.........................................  Section 3.1.7
HSR Filing..................................................  Section 4.1.8
Hazardous Substance.........................................  Section 3.1.23.4
Intellectual Property Rights................................  Section 3.1.15
Leased Real Property........................................  Section 3.1.13
Lien........................................................  Section 3.1.14
Litigation Escrow Fund......................................  Section 7.2.1.1
Litigation Expenses.........................................  Section 7.2.1.2.1
Loss........................................................  Section 7.2.1
Maskworks...................................................  Section 3.1.15
Material Adverse Change.....................................  Section 3.1
Material Adverse Effect.....................................  Section 3.1
MDLI........................................................  Preface
MDLI Common Stock...........................................  Section 1.1
MDLI Disclosure Schedule....................................  Section 3.2

TERM                                                          LOCATION OF DEFINITION
----                                                          ----------------------
MDLI Financial Statements...................................  Section 3.2.5
MDLI Indemnified Parties....................................  Section 7.3.1
MDLI Returns................................................  Section 3.2.15.1
MDLI SEC Document...........................................  Section 3.2.5
MDLI Special Meeting........................................  Section 4.1.2
Merger......................................................  Section 1.1
Merger Consideration........................................  Section 1.3
Merger Corp.................................................  Preface
Most Recent Fiscal Year End.................................  Section 3.1.5
New Shares..................................................  Section 7.2.3
Officer's Certificate.......................................  Section 7.2.1
Options.....................................................  Section 1.3.3
Patents.....................................................  Section 3.1.15
Permits.....................................................  Section 3.1.19
Policies....................................................  Section 3.1.18
Previously Leased Real Property.............................  Section 3.1.13
Proxy Statement.............................................  Section 3.1.6
PTO.........................................................  Section 3.1.15
Reorganization..............................................  Section 4.1.9.1
Registered Intellectual Property Rights.....................  Section 3.1.15
Representative..............................................  Section 4.2.2
Returns.....................................................  Section 3.1.20.1
SEC.........................................................  Section 3.1.6
Securities Act..............................................  Section 2.3.2
Securityholder Agent........................................  Section 7.2.7
Series C Common Equivalents.................................  Section 1.3.1
Shareholders................................................  Section 7.2.1
Small Business Status.......................................  Section 3.1.15
Subsidiary..................................................  Section 8.9
Superior Proposal...........................................  Section 4.2.2
Total eMed..................................................  Preface
Total eMed Common Stock.....................................  Section 1.1
Total eMed Disclosure Schedule..............................  Section 3.1
Total eMed Financial Statements.............................  Section 3.1.5
Total eMed Indemnifiable Claim..............................  Section 7.3.1
Total eMed Intellectual Property............................  Section 3.1.15
Total eMed Option Grants....................................  Section 3.1.2
Total eMed Option Plans.....................................  Section 3.1.2
Total eMed Registered Intellectual Property Rights..........  Section 3.1.15
Total eMed SEC Document.....................................  Section 3.1.5
Total eMed Special Meeting..................................  Section 4.1.2
Voting Agreement............................................  Section 2.1

                                   AGREEMENT
                                       OF
                           REORGANIZATION AND MERGER

    THIS AGREEMENT OF REORGANIZATION AND MERGER (this "Agreement") is entered into as of February 21, 2000 among MedicaLogic, Inc., an Oregon corporation ("MDLI"), Total eMed, Inc., a Delaware corporation ("Total eMed"), and AQ Merger Corp., a Delaware corporation ("Merger Corp.").

                                   AGREEMENT

    In consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Pursuant to the laws of the State of Delaware, and subject to and in accordance with the terms and conditions of this Agreement, Merger Corp. shall be merged with and into Total eMed, and each outstanding share of common stock of Total eMed (the "Total eMed Common Stock") shall be converted into the right to receive shares of common stock of MDLI (the "MDLI Common Stock") in accordance with Section 1.3 of this Agreement. Total eMed and Merger Corp. shall execute a Certificate of Merger, to be filed with the Secretary of State of Delaware, on the Closing Date, as defined in Section 1.6, or as soon thereafter as practicable. The merger of Merger Corp. with and into Total eMed (the "Merger") shall take effect at the time when the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such other time as the parties may agree upon in writing pursuant to applicable law (the "Effective Time").

    1.2 EFFECT OF MERGER. At the Effective Time, Merger Corp. shall be merged with and into Total eMed in the manner and with the effect provided by the Delaware General Corporation Law (the "DGCL"), the separate corporate existence of Merger Corp. shall cease and Total eMed shall be the surviving corporation (the "Surviving Corporation"). The outstanding shares of Total eMed Common Stock shall be converted into shares of MDLI Common Stock, and the outstanding shares of capital stock of Merger Corp. shall be converted into shares of capital stock of the Surviving Corporation, all on the basis, terms and conditions described in Section 1.3.

    1.3 MERGER CONSIDERATION. The aggregate maximum number of shares of MDLI Common Stock to be issued in exchange for the acquisition by MDLI of all outstanding Total eMed Common Stock and all outstanding convertible securities of Total eMed and unexpired and unexercised options, warrants and other rights to acquire any capital stock of Total eMed shall be 8,000,000 (the "Merger Consideration").

        1.3.1 TOTAL EMED STOCK. Each share of Total eMed Common Stock outstanding immediately before the Effective Time and each share of Series C Common Equivalents deemed outstanding immediately before the Effective Time (other than shares of Total eMed Common Stock or Series C Common Equivalents held by stockholders exercising appraisal rights under
    Section 262 of the DGCL ("Dissenting Stockholders")) will cease to exist and will be converted into the right to receive one share of MDLI Common Stock multiplied by the Conversion Ratio (as defined below). The "Conversion Ratio" shall mean the fraction, the numerator of which is the aggregate of 8,000,000 shares of MDLI Common Stock to be issued as Merger Consideration and the denominator of which is the sum on the date of this Agreement of
    (A) the total number of shares of Total eMed Common Stock issued and outstanding, (B) the total number of shares of Total eMed Common Stock issuable upon the conversion of all issued and outstanding shares of Total eMed's Series A Preferred Stock, par value $.001, and Total eMed's Series B Preferred Stock, par value $.001, and (C) the total number of shares of Total eMed Common Stock issuable upon the exercise of all options, warrants and other rights to purchase or acquire shares of Total eMed Common Stock (excluding the shares issuable pursuant to the Stock Earn-Out, as that term is defined in the Asset Purchase Agreement, dated April 30, 1999, by and among a subsidiary of Total eMed, Bruyn Weber Information Services, Inc., and certain other parties named therein,) and
    (D) the total number of shares of Series C Common Equivalents deemed outstanding. For the purposes of this Agreement, a holder of one share of Total eMed's Series C Preferred Stock, par value $.001, shall be deemed to hold 25.5407 shares of "Series C Common Equivalents", and such share of Series C Common Equivalents shall be deemed to be outstanding.

        1.3.2 MERGER CORP. STOCK. Each share of common stock of Merger Corp. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into and become one share of common stock of the Surviving Corporation. After the Effective Time, MDLI, the sole holder of shares of Merger Corp. common stock outstanding immediately prior to the Effective Time, shall, upon surrender for cancellation of a certificate representing such shares to the Surviving Corporation, be entitled to receive in exchange therefor a certificate representing the number of shares of common stock of the Surviving Corporation into which such shares of Merger Corp. common stock have been converted pursuant to
    Section 1.3.2. Until so surrendered, the certificates which prior to the Merger represented shares of Merger Corp. common stock shall be deemed, for all corporate purposes, including voting entitlement, to evidence ownership of the shares of the Surviving Corporation common stock into which such shares of Merger Corp. common stock shall have been converted.

        1.3.3 OPTIONS. Except as otherwise provided in Section 1.3.3, the terms and provisions of the stock options held by those Total eMed option holders under the Total eMed Option Plans and under the Total eMed Option Grants (collectively, the "Options") will continue in full force and effect following the Merger. By virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, each Option will be converted into an option to purchase the number of shares of MDLI Common Stock equal to the product (rounded to the nearest whole number) of
    (x) the number of shares of Total eMed Common Stock subject to such Option immediately before the Effective Time multiplied by (y) the Conversion Ratio. The exercise price per share for each Option after the Effective Time will be determined by dividing the per share exercise price for such Option immediately before the Effective Time by the Conversion Ratio. The term, exercisability, vesting schedule, status as an incentive stock option under
    Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), if applicable, and all other terms and conditions of each Option will, to the extent permitted by the existing terms of the Options or permitted by law, and otherwise reasonably practicable, be unchanged. As promptly as practicable after the Effective Time, MDLI shall issue to each holder of an Option a written instrument informing such holder of the assumption by MDLI of such Option. Unless all Options are, as of the Effective Time, issuable pursuant to an effective registration statement on Form S-8 of MDLI, or in the opinion of counsel of MDLI freely tradable upon issuance pursuant to Rule 701 under the Securities Act of 1933, as Amended (the "Securities Act"), as soon as practicable after the Effective Time, MDLI shall file a registration statement on Form S-8 (or any successor form) with respect to the Options and shall use its reasonable efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus, for so long as the Options remain outstanding. MDLI shall use its reasonable efforts to cause the MDLI Common Stock subject to the Options to be quoted on the Nasdaq National Market or such other system or exchange on which the MDLI Common Stock is then quoted or listed. MDLI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of MDLI Common stock for delivery upon exercise of the Options pursuant to Section 1.3.3

        1.3.4 STOCK SPLITS, ETC. If, between the date of this Agreement and the Effective Time, the outstanding shares of either Total eMed Common Stock or MDLI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, combination, recapitalization, stock split, stock dividend, subdivision, exchange of shares, or other extraordinary transaction, the Conversion Ratio and the Merger Consideration shall be adjusted proportionately.

    1.4  SURRENDER AND CANCELLATION OF CERTIFICATES.

        1.4.1 SURRENDER OF CERTIFICATES. Promptly after the Effective Time, MDLI will cause its transfer agent (the "Transfer Agent") to send a letter to each holder of shares of Total eMed Common Stock that have been converted into MDLI Common Stock advising such holder that upon surrender to the Transfer Agent of a certificate or certificates representing such shares, along with a letter of transmittal in the form enclosed therein, stock powers duly endorsed in blank with respect to shares of MDLI Common Stock escrowed as provided for in Section 7.2, or other documents as may be reasonably requested by MDLI or its agent, the holder shall be entitled to receive a certificate representing the number of shares of MDLI Common Stock into which such shares of Total eMed Common Stock shall have been converted pursuant to the provisions of Section 1.3. If any certificate for shares of MDLI Common Stock is to be issued in a name other than that in which the certificate for Total eMed Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to MDLI or its agent designated for such purpose any transfer or other taxes required, or establish to the reasonable satisfaction of MDLI or its agent that such tax has been paid or is not payable. If any holder of Total eMed Common Stock canceled and retired in accordance with this Agreement is unable to deliver a certificate or certificates representing such shares of the holder, MDLI, in the absence of actual notice that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the number of shares of MDLI Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of the following:
    (i) evidence satisfactory to MDLI (a) that such person is the owner of the shares theretofore represented by each certificate claimed by him, her or it to be lost, wrongfully taken or destroyed and (b) that he, she or it is the person who would be entitled to present each such certificate for conversion pursuant to this Agreement; and (ii) such security or indemnity as may be reasonably requested by MDLI to indemnify and hold MDLI and the Transfer Agent harmless.

        1.4.2 NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of MDLI Common Stock shall be issued in the Merger. In lieu of a fractional share, MDLI will pay any holder of shares of Total eMed Common Stock who would otherwise have been entitled to a fraction of a share of MDLI Common Stock upon surrender of the certificates therefor an amount of cash (without interest) determined by multiplying (a) the closing price per share of MDLI Common Stock on the first trading day immediately preceding the Effective Time by (b) the fractional share interest in MDLI Common Stock to which such holder would otherwise be entitled. The provisions of this Section 1.4.2 will apply to the aggregate number of shares of Total eMed Common Stock held by each holder thereof and each such holder will be required to simultaneously surrender all certificates relating to shares of Total eMed Common Stock held by such holder in accordance with the provisions of Section 1.4 in order to surrender any such certificate.

        1.4.3 ESCHEAT. Neither MDLI nor Merger Corp. shall be liable to any holder of shares of Total eMed Common Stock for any such shares of MDLI Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.4.4 OPTION AGREEMENTS. After the Effective Time, each holder of an Option outstanding immediately before the Effective Time will be deemed to hold an option exercisable for MDLI Common Stock in accordance with the provisions of Section 1.3.3.

        1.4.5 TREASURY SHARES. At the Effective Time, each share of Total eMed Common Stock or other Total eMed capital stock held in the treasury of Total eMed immediately before the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

        1.4.6 WITHHOLDING RIGHTS. MDLI shall be entitled to deduct and withhold from the Merger Consideration such amounts as MDLI is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by MDLI, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the holder of the shares of Total eMed Common Stock in respect of which such deduction and withholding was made by MDLI.

        1.4.7 SHARES OF DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Total eMed Common Stock held by any Dissenting Stockholder who has not voted such Total eMed Common Stock in favor of or consented to the Merger and who complies with all the provisions of Section 262 of the DGCL concerning the right of holders of Total eMed Common Stock to dissent from the Merger and require appraisal of their Total eMed Common Stock ("Dissenting Shares") will not be converted as described in Section 1.3 but will become only the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to such provisions of the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws the demand for appraisal or fails to perfect or otherwise loses the right of appraisal, in any case pursuant to the DGCL, such Dissenting Stockholder's Total eMed Common Stock will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. Total eMed will give MDLI (i) prompt notice of any demands received by Total eMed for appraisal of Total eMed Common Stock and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Total eMed will not, without the prior written consent of MDLI, make any payment with respect to, or settle, offer to settle, or otherwise negotiate, any such demands.

    1.5 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Total eMed will be closed and there will be no further registration of transfers of Total eMed capital stock or other securities thereafter on the records of Total eMed.

    1.6 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Portland, Oregon at
10:00 a.m. local time on the third business day following the Condition Completion Date (as hereinafter defined), or on such other date and/or at such other place and time as Total eMed, MDLI and Merger Corp. may agree (the "Closing Date"). The "Condition Completion Date" shall be the business day on which the last of the conditions set forth in Article V hereof shall have been fulfilled or waived (other than those conditions which, by their terms, are to be satisfied at Closing).

    1.7 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of Total eMed or Merger Corp. acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of Total eMed or Merger Corp., or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of Total eMed or Merger Corp., or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

    1.8 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS OF THE SURVIVING CORPORATION.

        (a) At the Effective Time, Merger Corp.'s Certificate of Incorporation, a copy of which is attached to this Agreement as EXHIBIT A-1, shall be the certificate of incorporation of the Surviving Corporation at and after the Effective Time (until amended as provided by law and by that certificate of incorporation).

        (b) At the Effective Time, Merger Corp.'s bylaws, a copy of which is attached to this Agreement as EXHIBIT A-2, shall be the bylaws of the Surviving Corporation at and after the Effective Time (until amended as provided by law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation, as applicable).

        (c)The directors of Merger Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

                                   ARTICLE II
                               FURTHER AGREEMENTS

    2.1 VOTING AGREEMENTS. Each of the shareholders of Total eMed and MDLI listed on SCHEDULE 2.1 will execute and deliver, concurrently with the execution of this Agreement, a Voting Agreement in the form attached as EXHIBIT B (the "Voting Agreement"). Each Voting Agreement provides that the signing holder will vote all of the shares of Total eMed Common Stock or MDLI Common Stock, as the case may be, that such holder is entitled to vote in favor of the Merger.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF TOTAL EMED. For purposes of this Agreement, "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions would affect materially and adversely the business, results of operations or financial condition of a party, in each case including its Subsidiaries together with it taken as a whole. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) any change in the trading prices of MDLI Common Stock between the date hereof and the Effective Time, in and of itself; (ii) effects, changes, events, circumstances or conditions generally affecting the industry in which either MDLI or Total eMed operates or arising from changes in general business or economic conditions; (iii) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as MDLI and Total eMed; and (iv) any effect resulting from compliance by MDLI or Total eMed with the terms of this Agreement. Total eMed hereby represents and warrants to MDLI and Merger Corp. that, except as specifically set forth in SCHEDULE 3.1 (the "Total eMed Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

        3.1.1 ORGANIZATION AND STATUS. Total eMed and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased or operated) or its business conducted require such qualification, except where failure to be so qualified would not have a Material Adverse Effect on Total eMed. Total eMed has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted. Total eMed has delivered to MDLI complete and accurate copies of its Certificate of Incorporation ("Certificate of Incorporation") and Bylaws ("Bylaws"), each as amended to the date hereof.

        3.1.2 CAPITALIZATION. Total eMed has authorized capital stock consisting of 20,000,000 shares of Total eMed Common Stock, of which 2,797,790 shares are outstanding; and 461,200 shares of preferred stock (the "Total eMed Preferred Stock"); of which 435,200 shares are designated as Series A Preferred Stock, $.001 par value, of which 435,200 shares are outstanding; 14,000 shares are designated as Series B Preferred Stock, $.001 par value, of which 14,000 shares are outstanding; and 12,000 shares are designated as Series C Preferred Stock, $.001 par value, of which 12,000 shares are outstanding. The Series A Preferred Stock will convert into 2,176,000 shares of Total eMed Common Stock. The Series B Preferred Stock will convert into 3,930,563 shares of Total eMed Common Stock. The Series C Preferred Stock will be deemed to convert into 306,488 shares of Series C Common Equivalents. Options to purchase 444,380 shares of Total eMed Common Stock are outstanding pursuant to grants made under Total eMed's 1999 Incentive Stock Option Plan and 1999 Stock Option and Incentive Plan (collectively, the "Total eMed Option Plans"). Options to purchase 237,500 shares of Total eMed Common Stock are outstanding pursuant to grants made under individual stock option agreements with the following (the "Total eMed Option Grants"): Karen Pou (12,500 shares); Kelly Gill (75,000 shares); and Richard Rehm (150,000 shares). All of the outstanding shares of capital stock of Total eMed have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued, and no options were granted, in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. Except as set forth above, or on SCHEDULE 3.1.2, there are no shares of capital stock of Total eMed authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Total eMed of any character relating to the issued or unissued capital stock or other securities of Total eMed. There are no outstanding obligations of Total eMed or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the outstanding shares of capital stock of Total eMed or any of its Subsidiaries.

        3.1.3 AUTHORITY. Total eMed has the corporate power and authority and, except for the approval of its stockholders, has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of Total eMed, validly executed and delivered by Total eMed. This Agreement constitutes the valid and binding obligation of Total eMed, enforceable against Total eMed in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

        3.1.4  SUBSIDIARIES AND JOINT VENTURES.  Except as disclosed on
    SCHEDULE 3.1.4, Total eMed has no subsidiaries and owns no stock or other interest in any other corporation or in any partnership or limited liability company, or other venture or entity. Except as disclosed on SCHEDULE 3.1.4, Total

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    eMed owns all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, commitments or obligations of any character relating to the securities of any such Subsidiary.

        3.1.5 FINANCIAL STATEMENTS. Attached hereto as Exhibit C are the following consolidated financial statements (collectively the "Total eMed Financial Statements"): audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1998 and December 31, 1999 (the "Most Recent Fiscal Year End") for Total eMed. The Total eMed Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the consolidated financial condition of Total eMed as of such dates and the consolidated results of operations of Total eMed for such periods, are correct and complete, and are consistent with the books and records of Total eMed (which books and records are correct and complete in all material respects).

        3.1.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Total eMed in writing specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by MDLI in connection with the registration of the Merger Consideration, or any of the amendments or supplements thereto (collectively, the "Form S-4"), will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the joint proxy statement for use relating to obtaining approval of the shareholders of MDLI and Total eMed of the Merger (the "Proxy Statement") will, at the time the Proxy Statement is first mailed to Total eMed's stockholders or MDLI's shareholders or at the time of the MDLI Special Meeting and Total eMed Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Total eMed with respect to statements made or incorporated by reference therein based on information contained therein which is supplied by any other party including without limitation, (i) information supplied by MDLI in writing specifically for inclusion or incorporation by reference therein or
    (ii) information relating to MDLI which is reviewed by MDLI without objection and with the knowledge it will be used in the Proxy Statement.

        3.1.7 GOVERNMENTAL FILINGS. Other than (a) the filing of the Certificate of Merger contemplated by Article I, (b) the Proxy Statement described in Section 3.1.6 and (c) the HSR Filing to be made by Total eMed and described in Section 4.1.8, no notices, reports or other filings are required to be made by Total eMed with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Total eMed from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other entity ("Governmental Entity") in connection with the execution and delivery of this Agreement by Total eMed and the consummation by Total eMed of the transactions contemplated hereby.

        3.1.8 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by Total eMed nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of Total eMed, (b) violate any provision of the Certificate of Incorporation or Bylaws of Total eMed, (c) violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Entity applicable to Total eMed, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which Total eMed is a party or by which any of them are bound, except, in the case of clause (c) or (d), for violations, conflicts or breaches that would not have a Material Adverse Effect on Total eMed.

        3.1.9 UNDISCLOSED LIABILITIES. Except for liabilities or obligations which were incurred after the date of the Total eMed Financial Statements in the ordinary course of business and of a type and in an amount consistent with past practices, Total eMed has no material liability or obligation (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which is not accrued, reserved against, or identified on the Total eMed Financial Statements or included in the notes thereto, except for liabilities or obligations that would not have a Material Adverse Effect on Total eMed.

        3.1.10  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
    Schedule 3.1.10, since the date of the Most Recent Fiscal Year End, there has not been:

        (a)  Any Material Adverse Change in Total eMed; or

        (b) Any change by Total eMed in accounting methods, principles or practices.

        3.1.11 LITIGATION. Except as listed on SCHEDULE 3.1.11, no material litigation, proceeding or governmental investigation is pending or, to Total eMed's knowledge, threatened against or relating to Total eMed, its officers or directors in their capacities as such, or any of Total eMed's properties, businesses or Subsidiaries.

        3.1.12  EMPLOYMENT MATTERS.

           3.1.12.1 LABOR MATTERS. Neither Total eMed nor any of its Subsidiaries is a party to or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of employees. Total eMed and each of its Subsidiaries is and have been in material compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice. There is no (a) unfair labor practice complaint against Total eMed or any of its Subsidiaries pending before the National Labor Relations Board or any other Governmental Entity, (b) labor strike, slowdown or work stoppage actually occurring or, to the knowledge of Total eMed, threatened against Total eMed or any of its Subsidiaries,
       (c) representation petition respecting the employees of Total eMed or any of its Subsidiaries pending before the National Labor Relations Board or similar agency, or (d) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to Total eMed or any of its Subsidiaries. Total eMed and its Subsidiaries have not experienced any primary work stoppage or other organized work stoppage involving their employees in the past two years. Total eMed is not aware of any labor strike, slowdown, or work stoppage occurring or, to the knowledge of Total eMed, threatened against any of Total eMed's principal suppliers that might be expected to have a Material Adverse Effect on Total eMed or its Subsidiaries. All of the employees of Total eMed and its Subsidiaries working in the United States are citizens or permanent residents of the United States. No employee of Total eMed or its Subsidiaries is the beneficiary under an employer-sponsored non-immigrant visa and no approvals, permits or consents of any governmental entity are required in order for Total eMed or its Subsidiaries to employ any current employee as a result of or in connection with such employee's immigration status in the United States. Total eMed and its Subsidiaries have fully completed and retained a Form I-9 for each of their employees in accordance with applicable law, and Total eMed and its Subsidiaries are not its Subsidiaries is subject to examination in connection with such forms or to any fines or other penalties under laws relating to employees who are not authorized to work in the United States.

           3.1.12.2 EMPLOYEE BENEFITS. Schedule 3.1.12.2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive compensation (including cash, stock and option plans or arrangements), life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by Total eMed or its Subsidiaries, and complete and accurate copies of all those plans or arrangements have been provided to MDLI (the "Employee Benefit Plans"). The Employee Benefit Plans are listed separately on SCHEDULE 3.1.12.2 and comply in all material respects with the requirements of applicable law. None of the Employee Benefit Plans, their related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. Total eMed and its Subsidiaries have no obligation of any kind (whether under the terms of the Employee Benefit Plans or under any understanding with employees) to make payments under, or to pay contributions to, any plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a "defined benefit" plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

           3.1.12.3  EMPLOYMENT AGREEMENTS.  Except as set forth on
       SCHEDULE 3.1.12.3, each employee of Total eMed or its Subsidiaries is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between Total eMed or its Subsidiaries and any employees. SCHEDULE 3.1.12.3 lists all Total eMed's or its Subsidiaries' employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and complete and accurate copies of those manuals, policies and written information have been provided to MDLI. Total eMed and its Subsidiaries do not have any agreements or understandings with employees, including without limitation any agreements or understandings regarding compensation of any nature, severance payments or retirement benefits, except as reflected in the items listed in SCHEDULES 3.1.12.2 and 3.1.12.3.

        3.1.13 TITLE TO AND CONDITION OF REAL PROPERTY. Total eMed does not own any real property. Schedule 3.1.13 contains a list of all real property currently leased or occupied by Total eMed or its Subsidiaries (the "Leased Real Property"), including the dates of and parties to all leases and any amendments thereof and a list of all real property previously leased or occupied by Total eMed or its Subsidiaries (the "Previously Leased Real Property"). All Leased Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of Total eMed's business. Neither the operations of Total eMed or its Subsidiaries on any Leased Real Property, nor any improvements on the Leased Real Property, violates any applicable building or zoning code or regulation of any governmental authority having jurisdiction, except where such violation would not have a Material Adverse Effect on Total eMed. The Leased Real Property includes all real property necessary to conduct the business of Total eMed and its Subsidiaries as presently conducted. None of the Leased Real Property has been condemned or otherwise taken by public authority and no such condemnation is, to the knowledge of Total eMed, threatened or contemplated.

        3.1.14 TITLE TO AND CONDITION OF FIXED ASSETS. SCHEDULE 3.1.14 contains a complete and accurate list of all tangible personal property (excluding inventory) owned or leased by Total eMed or its Subsidiaries (the "Tangible Personal Property"), including the dates of and parties to all leases and any amendments thereof except for items of Tangible Personal Property with a cost basis of less than $25,000. Except as set forth in
    SCHEDULE 3.1.14, Total eMed or its Subsidiaries have good and marketable title to all of the Tangible Personal Property, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever (each, a "Lien"), except for statutory liens and other Liens that would not materially interfere with the intended use of such Tangible Personal Property. In all material respects, the Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is adequate for the conduct of the business of Total eMed. All Tangible Personal Property and the state of maintenance thereof are in compliance with all applicable laws and regulations.

        3.1.15  INTELLECTUAL PROPERTY.

           3.1.15.1 DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

               (i)  "Technology" shall mean any or all of the following:
           (A) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records (not including medical records), data and mask works;
           (B) inventions (whether or not patentable), improvements and technology; (C) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (D) databases, data compilations and collections and technical data; (E) logos, trade names, trade dress, trademarks and service marks; (F) World Wide Web addresses, domain names and sites;
           (G) tools, methods and processes; and (H) all instances of the foregoing in any form and embodied in any media.

               (ii) "Intellectual Property Rights" shall mean any or all of the following and all rights in, arising out of, or associated therewith:
           (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures ("Patents"); (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (E) all industrial designs and any registrations and applications therefor throughout the world;
           (F) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (G) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (H) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

               (iii) "Total eMed Intellectual Property" shall mean any Technology and Intellectual Property Rights including Total eMed Registered Intellectual Property Rights (as defined below) that are owned (in whole or in part) by Total eMed or any of its Subsidiaries.

               (iv) "Registered Intellectual Property Rights" shall mean all United States, international and foreign: (A) Patents, including applications therefor; (B) registered

           Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (C) Copyright registrations and applications to register Copyrights; (D) Maskwork registrations and applications to register Maskworks; and (E) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time, which application, certificate, filing, registration or other document gives the owner thereof rights against a third party.

           3.1.15.2 SCHEDULE 3.1.15.2 lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by Total eMed or any of its Subsidiaries (the "Total eMed Registered Intellectual Property Rights") and lists any proceedings or actions currently pending and which Total eMed or any of its Subsidiaries have initiated or of which Total eMed or any of its Subsidiaries have requested written notice before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of Total eMed Registered Intellectual Property Rights or Total eMed Intellectual Property.

           3.1.15.3 Each registration of Total eMed Registered Intellectual Property Rights is valid and subsisting or pending, and all necessary registration, maintenance and renewal fees that have come due in connection with such Total eMed Registered Intellectual Property Rights have been paid and all necessary documents and certificates that have come due in connection with such Total eMed Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth on
       SCHEDULE 3.1.15.3, there are no actions that must be taken by Total eMed or any of its Subsidiaries within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Total eMed Registered Intellectual Property Rights. In each case in which Total eMed or any of its Subsidiaries has acquired all rights, title and interest in, as opposed to the right to use, any Technology or Intellectual Property Right from any person, Total eMed or its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology or Intellectual Property Rights to Total eMed or to its Subsidiaries, except for such assignments that failure of which to obtain will not have a Material Adverse Effect. Except as set forth on SCHEDULE 3.1.15.3, neither Total eMed nor its Subsidiaries has claimed a particular status, including "Small Business Status," in the application for any Total eMed Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

           3.1.15.4 Neither Total eMed nor its Subsidiaries has knowledge of any facts or circumstances that would render any Total eMed Intellectual Property invalid or unenforceable. Except as set forth on
       SCHEDULE 3.1.15.4, Neither Total eMed nor any of its Subsidiaries knows of information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of Total eMed Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Total eMed Registered Intellectual Property Right and neither Total eMed nor any of its Subsidiaries has knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Total eMed Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Total eMed Registered Intellectual Property Right.

           3.1.15.5 Each item of Total eMed Intellectual Property is free and clear of any Liens except for non-exclusive licenses granted to end-user customers in the ordinary course of business. The Total eMed Intellectual Property is subject only to non-exclusive licenses granted to distributors, resellers and end-users. Without limiting the foregoing, to the knowledge of Total eMed or any of its Subsidiaries: (i) Total eMed and/or its Subsidiaries is the exclusive owner(s) of all Trademarks used by Total eMed or any of its Subsidiaries in connection with the operation or conduct of the business of Total eMed or any of its Subsidiaries, including the sale, licensing, distribution or provision of any products or services by Total eMed or any of its Subsidiaries; and (ii) except as set forth on SCHEDULE 3.1.15.5, Total eMed or its Subsidiaries owns exclusively, and has good title to, all copyrighted works created by Total eMed or its Subsidiaries or which Total eMed or any of its Subsidiaries otherwise purports to own.

           3.1.15.6 Except as set forth in SCHEDULE 3.1.15.6, all Total eMed Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or MDLI without restriction to the extent Total eMed or any of its Subsidiaries could do the same and except that any such transfer, alienation or license shall be subject to non-exclusive licenses granted to end user customers in the ordinary course of Total eMed's or its Subsidiaries' business prior to the Merger and without payment of any kind to any third party other than royalties and fees payable in the ordinary course of Total eMed's or its Subsidiaries' business prior to the Merger.

           3.1.15.7 To the extent that any Technology has been developed or created by a third party for Total eMed or any of its Subsidiaries, Total eMed or its Subsidiaries have a written agreement with such third party with respect thereto and Total eMed or its Subsidiaries thereby either
       (i) have obtained ownership of, and is the exclusive owner of, or
       (ii) have obtained a license, in each case, sufficient for the conduct of its business as currently conducted, to such third party's Intellectual Property Rights in such Technology by operation of law or by valid assignment or license.

           3.1.15.8 Except as set forth on SCHEDULE 3.1.15.8 and with the exception of "shrink-wrap" or similar widely-available commercial end-user licenses, all Technology used in or to Total eMed's knowledge necessary to the conduct of Total eMed's or any of its Subsidiaries' business as presently conducted by Total eMed or its Subsidiaries was written and created solely by either (i) employees of Total eMed or its Subsidiaries acting within the scope of their employment or (ii) by third parties who have validly licensed rights to Total eMed or its Subsidiaries or who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Total eMed or its Subsidiaries, and no third party owns or has any rights to any of Total eMed or its Subsidiaries Intellectual Property.

           3.1.15.9 The employees of Total eMed or any of its Subsidiaries listed on SCHEDULE 3.1.15.9 have entered into a valid and binding written agreement with Total eMed or its Subsidiaries sufficient to vest title in Total eMed or its Subsidiaries to all Technology, including without limitation all Total eMed Intellectual Property, created by such employee in the scope of his or her employment with Total eMed or its Subsidiaries.

           3.1.15.10 Except as set forth on SCHEDULE 3.1.15.10, no person who has licensed Technology or Intellectual Property Rights to Total eMed or any of its Subsidiaries has ownership rights or license rights to improvements made by Total eMed or its Subsidiaries in such Technology or Intellectual Property Rights.

           3.1.15.11 Neither Total eMed nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is Intellectual Property, to any other person.

           3.1.15.12 SCHEDULE 3.1.15.12 lists material contracts, licenses and agreements to which Total eMed or any of its Subsidiaries is a party with respect to any Technology or Intellectual Property Rights. Neither Total eMed nor any of its Subsidiaries are in breach of or have failed to perform under, any of the foregoing contracts, licenses or agreements and, to Total eMed's or its Subsidiaries' knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder, except for breaches or failures to perform that would not have a Material Adverse Effect on Total eMed or any of its Subsidiaries.

           3.1.15.13 SCHEDULE 3.1.15.13 lists all material contracts, licenses and agreements between Total eMed or any of its Subsidiaries and any other person wherein or whereby Total eMed or its Subsidiaries have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Total eMed or its Subsidiaries or such other person of the Intellectual Property Rights of any person other than Total eMed or its Subsidiaries.

           3.1.15.14 To the knowledge of Total eMed or any of its Subsidiaries, there are no contracts, licenses or agreements between Total eMed or its Subsidiaries and any other person with respect to Total eMed Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Total eMed or any of its Subsidiaries thereunder.

           3.1.15.15 To the knowledge of Total eMed and any of its Subsidiaries, the operation of the business of Total eMed and its Subsidiaries as it currently is conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Total eMed and its Subsidiaries does not and will not and will not when conducted by MDLI and/or Surviving Corporation in the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person or constitute unfair competition or trade practices under the laws of any jurisdiction, and Total eMed and its Subsidiaries have not received written notice from any person claiming, or has any reason to believe, that such operation or any act, product, technology or service (including products, technology or services currently under development) of Total eMed or any of its Subsidiaries infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

           3.1.15.16 To Total eMed's or any of its Subsidiaries' knowledge, no person is infringing or misappropriating any Total eMed Intellectual Property.

           3.1.15.17 No Total eMed Intellectual Property or service of Total eMed or any of its Subsidiaries is subject to any proceeding of which Total eMed or any of its Subsidiaries has received written notice or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Total eMed or any of its Subsidiaries or may affect the validity, use or enforceability of such Total eMed Intellectual Property.

           3.1.15.18 No (i) product, technology, service or publication of Total eMed or any of its Subsidiaries, (ii) material published or distributed by Total eMed or any of its Subsidiaries or (iii) conduct or statement of Total eMed or any of its Subsidiaries constitutes obscene material, a defamatory statement or material, false advertising or, to Total eMed's or any of its Subsidiaries' knowledge, otherwise violates in any material respect any law or regulation.

           3.1.15.19 To Total eMed's or any of its Subsidiaries' knowledge, except as set forth on SCHEDULE 3.1.15.19, and except for Technology or Intellectual Property subject to "shrink wrap" or similar widely available commercial end user licenses, Total eMed Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or to our knowledge necessary to the conduct of the business of Total eMed or its Subsidiaries as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services.

           3.1.15.20 Except to the extent resulting from the continuation of contracts and licenses of Total eMed or any of its Subsidiaries following the Closing on the terms applicable prior to the Closing, and except for the contracts identified in SCHEDULE 3.1.15.20, neither this Agreement nor the transactions contemplated by this Agreement by operation of law or otherwise, of any contracts or agreements to which Total eMed or any of its Subsidiaries is a party, will result in (i) the Surviving Corporation's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either MDLI's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Total eMed or any of its Subsidiaries, MDLI or Surviving Corporation, respectively, prior to the Closing.

           3.1.15.21 All Technology used in Total eMed's products and services, and all Technology used in the operation of Total eMed's or any of its Subsidiaries' business is Year 2000 compliant, except where the failure to be Year 2000 compliant will not have a Material Adverse Effect. As used in this agreement, "Year 2000 compliant" means that the Technology is designed to be used prior to, during and after the calendar year 2000, and the technology will accurately receive, provide and process date and time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date and time data, to the extent that other Technology used in combination with the Technology that is the subject of this representation, properly exchanges date and time data with it.

        3.1.16 CERTAIN CONTRACTS AND ARRANGEMENTS. SCHEDULE 3.1.16, which is organized by type of agreement, contains a complete and accurate list of each of the following types of agreements or arrangements, including any amendments thereto, to which Total eMed or any of its Subsidiaries is a party or by which it is bound:

           (a) any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness or the guaranty of any obligation for the borrowing of money;

           (b) any contract, agreement, purchase order or acknowledgment form for the purchase, sale, lease or other disposition of equipment, products, materials or capital assets, or for the performance of services (including without limitation consulting services), with respect to which the annual aggregate dollar amount either due to or payable by Total eMed or its Subsidiaries exceeds $50,000;

           (c) contracts or agreements for the joint performance of work or services, and all other joint venture agreements;

           (d) written contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of products or services in excess of $50,000;

           (e) confidentiality or inventions assignment agreements with parties other than employees of Total eMed; and

           (f) any other contract, instrument, agreement or obligation not described in any other Schedule which contains unfulfilled obligations, is not terminable without payment of premium or penalty upon 30 days' notice or less and the annual amount either due to or payable by Total eMed or its Subsidiaries exceeds $50,000 for any single contract or $100,000 in the aggregate.

        3.1.17 STATUS OF CONTRACTS. Each of the contracts, agreements, commitments and instruments listed on SCHEDULES 3.1.13, 3.1.14, 3.1.15, and
    3.1.16 (collectively, the "Contracts") is in full force and effect and is valid, binding and enforceable by or its Subsidiaries in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. There is no existing default or violation by Total eMed or its Subsidiaries under any Contract and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of Total eMed or its Subsidiaries under any Contract, except for such defaults as would not in the aggregate have a Material Adverse Effect. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any leasehold of which Total eMed or any of its Subsidiaries is lessee or sublessee. Complete and accurate copies of all Contracts have been delivered to MDLI. Total eMed is not aware of any default by any other party to any Contract or of any event which (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of that party under any Contract, and, to the knowledge of Total eMed, there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties, except for defaults that would not have a Material Adverse Effect on Total eMed or its Subsidiaries. Total eMed has not granted any waiver or forbearance with respect to any of the Contracts.

        3.1.18 INSURANCE. SCHEDULE 3.1.18 contains a complete and accurate list of all policies of fire, liability, worker's compensation and other forms of insurance insuring Total eMed, its officers or directors, its assets or its operations (the "Policies"), setting forth the applicable deductible amounts. All of the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and agreements to which Total eMed or any of its Subsidiaries is a party, and Total eMed believes the Policies are sufficient to provide insurance for the risks and in the amounts and types of coverage necessary for the operation of Total eMed's and its Subsidiaries' businesses. There have been no claims made for insurance payment under any of the Policies in the three years preceding the date of this Agreement. Complete and accurate copies of the Policies and all endorsements thereto have been delivered to MDLI. Total eMed has not been refused any insurance coverage and no insurance coverage has been canceled during the three years preceding the date of this Agreement.

        3.1.19 PERMITS AND LICENSES. SCHEDULE 3.1.19 contains a complete and accurate list of all material governmental licenses, permits, franchises, easements and authorizations (collectively, "Permits") held by Total eMed or its Subsidiaries, listed by Governmental Entity. Each of Total eMed and its Subsidiaries holds, and at all times has held, all Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Entities having jurisdiction over it or any part of its operations, except for Permits the failure of which to obtain would not have a Material Adverse Effect on Total eMed or its Subsidiaries. Each of Total eMed and its Subsidiaries is in material compliance with each of the terms of the applicable Permits listed on
    SCHEDULE 3.1.19, and there are no claims of violation by Total eMed or any of its Subsidiaries of any of such Permits. Complete and accurate copies of all Permits held by Total eMed and its Subsidiaries have been delivered to MDLI. All Governmental Entities that have issued any Permits to or with respect to Total eMed or its business have consented to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights or obligations of Total eMed or is Subsidiaries under any of such Permits.

        3.1.20  TAXES.

           3.1.20.1 RETURNS. Except as set forth on Schedule 3.1.20, Total eMed has filed on a timely basis all federal, state, local, foreign and other returns, reports, forms, declarations and information returns required to be filed by them with respect to Taxes (as defined below) which relate to the business, results of operations, financial condition, properties or assets of Total eMed for all periods (collectively, the "Returns") and have paid on a timely basis all Taxes shown to be due on the Returns. All Returns filed are complete and accurate in all material respects and no additional Taxes are owed by Total eMed with respect to the periods covered by the Returns or for any other period. Total eMed has provided MDLI with complete and accurate copies of all Returns for each of Total eMed's fiscal years. Total eMed has never been a member of an affiliated group filing consolidated returns and has no any liability for Taxes of any person (other than itself), whether arising under federal, state, local or foreign law, as a transferee or successor, by contract, pursuant to Treas Reg Section 1.1502-6 or otherwise. Except as set forth on SCHEDULE 3.1.20, Total eMed is not currently the beneficiary of any extension of time within which to file any Return. Except as set forth on SCHEDULE 3.1.20, no Returns have been examined by the applicable taxing authorities for any period and, except as set forth on
       SCHEDULE 3.1.20, Total eMed has not received any notice of audit or review with respect to any Return or any fiscal year, has no knowledge of any planned audit or review, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes for any period. No claim has ever been made by an authority in a jurisdiction where Total eMed does not file Returns that Total eMed is or may be subject to taxation by that jurisdiction. All Taxes that are or have been required to be withheld or collected by Total eMed or its predecessors have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable laws. Neither Total eMed nor any of its predecessors has made any payment, or is obligated to make any payment, or is a party to an agreement that in certain circumstances could obligate it to make a payment, that is not deductible under Section 280G of the Code. Except as set forth in SCHEDULE 3.1.20, Total eMed is not an obligor on, and none of its assets have been financed directly or indirectly by, any tax exempt bonds. Total eMed is not now nor during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has ever been a United States real property holding corporation as defined in Section 897(c)(2) of the Code. Total eMed has not filed a consent pursuant to
       Section 341(f) of the Code nor has Total eMed agreed to have
       Section 341(f)(2) of the Code apply to any disposition of a subsection
       (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Total eMed.

           3.1.20.2  TAXES PAID OR RESERVED.  The unpaid Taxes of Total eMed
       (a) did not as of the Most Recent Fiscal Year End exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Total eMed Financial Statements (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Total eMed in filing its Returns.

           3.1.20.3 DEFINITIONS. The term "Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however documented, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property, transfer, workers' compensation, Pension Benefit Guaranty Corporation premiums, or other taxes, fees, assessments or charges of any kind whatsoever that Total eMed is required to pay or collect, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

        3.1.21 RELATED PARTY INTERESTS. Except as listed in SCHEDULE 3.1.21, no shareholder, officer or director of Total eMed (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to Total eMed's business, (b) is indebted to Total eMed or any of its Subsidiaries, or (c) to the knowledge of Total eMed has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with Total eMed. True and complete copies of all agreements listed on SCHEDULE 3.1.21 have been provided to MDLI. Total eMed is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from Total eMed to any of its shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such parties).

        3.1.22 NO POWERS OF ATTORNEY OR RESTRICTIONS. No power of attorney or similar authorization given by Total eMed or any of its Subsidiaries is presently in effect or outstanding. No contract or agreement to which Total eMed or any of its Subsidiaries is a party or is bound or to which any of its properties or assets is subject limits the freedom of Total eMed to compete in any line of business or with any person. To the knowledge of Total eMed none of the employees of Total eMed or its Subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Total eMed or any of its Subsidiaries or that would conflict with the business of Total eMed or its Subsidiaries as now conducted or proposed to be conducted.

        3.1.23  ENVIRONMENTAL CONDITIONS.

           3.1.23.1 COMPLIANCE. The business and assets of Total eMed and its Subsidiaries, including without limitation the Leased Real Property and, during the term of possession by Total eMed, the Previously Leased Real Property, are and have been in compliance with all Environmental Laws (as defined below) and all Permits required under any Environmental Laws are listed separately in SCHEDULE 3.1.19. There are no pending or threatened claims, actions or proceedings against Total eMed or any of its Subsidiaries under any Environmental Law or related Permit. All wastes generated in connection with the business of Total eMed and its Subsidiaries are and have been transported and disposed of off-site in compliance with all Environmental Laws, and true and correct logs of such transportation and disposal have been made available to MDLI.

           3.1.23.2 HAZARDOUS SUBSTANCES. To the knowledge of Total eMed, no Hazardous Substance has been disposed of, spilled, leaked or otherwise released on, in, under or from the Leased Real Property or the Previously Leased Real Property or has otherwise come to be located in the soil or water (including surface and ground water) on or under the Leased Real

       Property or the Previously Leased Real Property, in each case while such property was leased by Total eMed. To the knowledge of Total eMed, none of the assets of Total eMed or its Subsidiaries, or the improvements on the Leased Real Property or the Previously Leased Real Property, have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (including in any electrical transformer or capacitor located on such property), or any other Hazardous Substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment. To the knowledge of Total eMed, no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Leased Real Property or the Previously Leased Real Property or in connection with the business of Total eMed or its Subsidiaries while occupied by Total eMed or its Subsidiaries. To the knowledge of Total eMed, there are not and never have been any above-ground or underground storage tanks on the Leased Real Property or on the Previously Leased Property (whether or not regulated and whether or not out of service, closed or decommissioned).

           3.1.23.3 FILINGS AND NOTICES. Total eMed and its Subsidiaries have timely filed all required reports, obtained all required approvals and permits, and generated and maintained all required data, documentation and records under all applicable Environmental Laws. All notifications required by any Environmental Law in respect of any discharge, release or emission, including any notices required to be provided under any applicable state or local law, if any, have been made within the time prescribed by such Environmental Law, and copies of all such notifications have been provided to MDLI. No part of the Leased Real Property or the Previously Leased Real Property is listed as a site contaminated by Hazardous Substances pursuant to any Environmental Law.

           3.1.23.4 DEFINITIONS. As used in this Agreement, (a) "Environmental Law" means any federal, state, foreign or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation radioactive material and petroleum oil and its fractions.

        3.1.24. CONSENTS AND APPROVALS. Except as set forth in Section 3.1.7, no consent, approval, or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be obtained by Total eMed or any of its Subsidiaries for the consummation of the transactions described in this Agreement, except for consents, approvals, authorizations, filings or registrations that would not have a Material Adverse Effect on Total eMed or its Subsidiaries.

        3.1.25 BROKERS AND FINDERS. Except for fees owing to Credit Suisse First Boston Corporation, Total eMed has not incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

        3.1.26  [INTENTIONALLY OMITTED].

        3.1.27 NO OTHER AGREEMENTS TO SELL TOTAL EMED OR ITS ASSETS. Except as set forth in SCHEDULE 3.1.27, Total eMed has no legal obligation, absolute or contingent, to any other person to sell any material portion of Total eMed's assets, to sell the capital stock or other ownership interests of Total eMed, or to effect any merger, consolidation or other reorganization of Total eMed of any of its Subsidiaries or to enter into any agreement with respect thereto. As of the date hereof, Total eMed is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Transaction, as defined in Section 4.2.2.

        3.1.28 VOTE REQUIRED. The approval by a majority of the voting power represented by the outstanding shares of Total eMed Common Stock and by each class of Total eMed Preferred Stock (each voting separately as a class) is the only vote of the holders of any class or series of Total eMed capital stock necessary to approve the transactions contemplated by this Agreement.

        3.1.29  CERTAIN REPRESENTATIONS AND WARRANTIES REGARDING CODE
    SECTION 368(A)(2)(E).

           3.1.29.1 Immediately following the Merger, Surviving Corporation will hold at least 90 percent of the fair market value of Total eMed's net assets and at least 70 percent of the fair market value of Total eMed's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Total eMed to its shareholders who receive cash or other property, Total eMed assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Total eMed prior to and in connection with the Merger, will be included as assets of Total eMed held immediately prior to the Merger.

           3.1.29.2 There is no intercorporate indebtedness existing between MDLI and Total eMed or between Merger Corp. and Total eMed that was issued, acquired, or will be settled at a discount.

           3.1.29.3 Total eMed has no plan or intention to issue additional shares of its stock that would result in MDLI losing control of Total eMed within the meaning of Section 368(c) of the Code. At the time of the Merger, Total eMed will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Total eMed that, if exercised or converted, would affect MDLI's acquisition or retention or control of Surviving Corporation, as defined in Section 368(c) of the Code. As defined in
       Section 368(c) of the Code, "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock.

           3.1.29.4  Total eMed is not an investment company as defined in
       Section 368(a)(2)(F)(iii) and (iv) of the Code.

           3.1.29.5 On the date of the Merger, the fair market value of the assets of Total eMed will exceed the sum of its liabilities plus the amount of liabilities, if any, to which its assets are subject.

           3.1.29.6 Total eMed is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

           3.1.29.7 None of the compensation received by any shareholder-employee of Total eMed will be separate consideration for, or allocable to, any of his or her shares of Total eMed stock; none of the shares of MDLI stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

           3.1.29.8 Except as listed on SCHEDULE 3.1.29.8, during the past five years, neither Total eMed nor any person related to Total eMed (as defined in Treas Reg Section 1.368-1(e)(3)) has directly or through any transaction, agreement, or arrangement with any other person,
       (i) acquired stock of Total eMed with consideration other than common stock of MDLI or Total eMed, or (ii) redeemed or made distributions with respect to Total eMed stock.

           3.1.29.9 Total eMed has not paid dividends financed, directly or indirectly, with borrowed funds.

           3.1.29.10 No Total eMed shareholder has guaranteed any debt of Total eMed.

           3.1.29.11 Except as otherwise provided in this Agreement, Total eMed will pay its own expenses, if any, incurred in connection with the Merger and will not pay expenses of MDLI or Merger Corp.

           3.1.29.12  For purposes of satisfying the requirements of Treas Reg
       Section 1.368-1(d), Total eMed's significant historic lines of business are medical record transcription and related services to healthcare providers practicing in outpatient settings.

           3.1.29.13 In the Merger, shares of Total eMed stock representing control of Total eMed, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of MDLI.

    3.2 REPRESENTATIONS AND WARRANTIES OF MDLI. MDLI hereby represents and warrants to Total eMed that, except as specifically set forth in Schedule 3.2 (the "MDLI Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

        3.2.1 ORGANIZATION AND STATUS. MDLI is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a Material Adverse Effect on MDLI. MDLI has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted.

        3.2.2 CORPORATE AUTHORITY. MDLI has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and, upon receipt of the shareholder approval contemplated in
    Section 4.1.2, to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of MDLI and duly and validly executed and delivered by MDLI and as of the Closing Date will be validly authorized by MDLI shareholders. This Agreement constitutes the valid and binding obligation of MDLI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

        3.2.3 GOVERNMENTAL FILINGS. Other than (a) the filing of the Certificate of Merger contemplated by Article I, (b) the HSR Filing to be made by MDLI and Total eMed described in Section 4.1.8 and (c) the Form S-4 and Proxy Statement described in Section 4.1.1, no notices, reports or other filings are required to be made by MDLI with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by MDLI from, any Governmental Entity in connection with the execution and delivery of this Agreement by MDLI and the consummation by MDLI of the transactions contemplated hereby.

        3.2.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by MDLI specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement for use relating to registration of the Merger Consideration or to obtain approval of the shareholders of MDLI and Total eMed of the Merger, respectively, will, at the time the Form S-4 is filed with the SEC or at the time the Proxy Statement is first mailed to Total eMed's stockholders or MDLI's shareholders or at the time of the MDLI Special Meeting and Total eMed Special Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by MDLI with respect to statements made or incorporated by reference therein based on (i) information supplied by Total eMed in writing specifically for inclusion or incorporation by reference therein or (ii) information relating to Total eMed which is reviewed by Total eMed without objection and with knowledge that it will be used in the Form S-4 or the Proxy Statement.

        3.2.5 SEC REPORTS AND FINANCIAL STATEMENTS. MDLI has filed with the SEC, and has made available to Total eMed true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it since September 30, 1999 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act (each of such forms, reports, schedules, statements, and other documents, to the extent filed and publicly available before the date of this Agreement, other than preliminary or pre-effective filings, is referred to as a "MDLI SEC Document"). Each MDLI SEC Document, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements included in the MDLI SEC Documents (the "MDLI Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of MDLI and its consolidated subsidiaries as at the dates thereof, the consolidated results of their operations and cash flows for the periods then ended, are correct and complete, and are consistent with the books and records of MDLI (which books and records are correct and complete in all material respects).

        3.2.6 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by MDLI nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any Lien on any of the assets or properties of MDLI, (b) violate any provision of the Articles of Incorporation or Bylaws of MDLI, (c) to the knowledge of MDLI, violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to MDLI, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which either MDLI is a party or by which any of them is bound.

        3.2.7 BROKERS AND FINDERS. Except for fees to be paid by MDLI to Donaldson, Lufkin & Jenrette in connection with a fairness opinion, MDLI has not incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

        3.2.8 OPINION OF MDLI FINANCIAL ADVISOR. The Board of Directors of MDLI has received from Donaldson, Lufkin & Jenrette an opinion as to the fairness from a financial point of view of the ratio to be applied for the exchange of common stock in the Merger. A copy of such opinion is attached hereto as Exhibit D.

        3.2.9  CERTAIN REPRESENTATIONS AND WARRANTIES REGARDING CODE
    SECTION 368(A)(2)(E).

           3.2.9.1 Immediately following the Merger, Surviving Corporation will hold at least 90 percent of the fair market value of Merger Corp.'s net assets and at least 70 percent of the fair market value of Merger Corp.'s gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Merger Corp. to Total eMed shareholders who receive cash or other property and Merger Corp. assets used to pay reorganization expenses will be included as assets of Merger Corp. held immediately prior to the Merger.

           3.2.9.2 Prior to the Merger, MDLI will be in control of Merger Corp. within the meaning of Section 368(c) of the Code.

           3.2.9.3 MDLI has no plan or intention to cause or allow Surviving Corporation to issue additional shares of its stock that would result in MDLI losing control of Surviving Corporation within the meaning of
       Section 368(c) of the Code.

           3.2.9.4 Prior to or in the Merger, neither MDLI nor any person related to MDLI (as defined in Treas Reg Section 1.368-1(e)(3)) will have acquired directly or through any transaction, agreement or arrangement with any other person, stock of Total eMed with consideration other than common stock of MDLI. There is no plan or intention by MDLI or any person related to MDLI (as defined in Treas Reg Section 1.368-1(e)(3)) to acquire or redeem any of the stock of MDLI issued in the Merger either directly or through any transaction, agreement, or arrangement with any other person.

           3.2.9.5 MDLI has no plan or intention to liquidate Surviving Corporation; to merge Surviving Corporation with and into another corporation; to sell or otherwise dispose of the stock of Surviving Corporation; or to cause Surviving Corporation to sell or otherwise dispose of any of the assets of Total eMed or Merger Corp., except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Surviving Corporation.

           3.2.9.6 Merger Corp. will have no liabilities assumed by Surviving Corporation and will not transfer to Surviving Corporation in the Merger any assets subject to liabilities.

           3.2.9.7 Following the Merger, MDLI will cause Surviving Corporation to continue the historic business of Total eMed or use a significant portion of Total eMed's business assets in a business.

           3.2.9.8 MDLI does not own, nor has it owned during the past five years, any shares of the stock of Total eMed.

           3.2.9.9  MDLI is not an investment company as defined in
       Section 368(a)(2)(F)(iii) and (iv) of the Code.

           3.2.9.10 The payment of cash in lieu of fractional shares of MDLI stock is solely for the purpose of avoiding the expense and inconvenience to MDLI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Total eMed shareholders instead of issuing fractional shares of MDLI stock will not exceed one percent of the total consideration that will be issued in the Merger to the Total eMed shareholders in exchange for their shares of Total eMed stock. The fractional share interests of each Total eMed shareholder will be aggregated, and no Total eMed shareholder will receive cash in an amount equal to or greater than the value of one full share of MDLI stock.

           3.2.9.11 Following and in connection with the Merger, MDLI will not transfer any shares of Total eMed Common Stock to (a) a corporation that is not a member of MDLI's "qualified group" as defined in Treas Reg
       Section 1.368-1(d)(4)(ii) or (b) a partnership.

           3.2.9.12 MDLI will not redeem any of the MDLI Common Stock exchanged for Total eMed Common Stock in connection with the Merger, other than pursuant to an ongoing stock repurchase program not created or modified in connection with the Merger.

           3.2.9.13 No person related to MDLI, as defined in Treas Reg Section1.368-1(e)(3) will acquire, with consideration other than a proprietary interest in MDLI, Total eMed Common Stock exchanged for MDLI Common Stock in the Merger.

           3.2.9.14 Except as otherwise provided in this Agreement, MDLI will pay its own expenses, if any, incurred in connection with the Merger and will not pay expenses of Total eMed.

           3.2.9.15 In the Merger, shares of Total eMed stock representing control of Total eMed, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of MDLI.

        3.2.10 LITIGATION. Except as listed on Schedule 3.2.10, no material litigation, proceeding or governmental investigation is pending or, to MDLI's knowledge, threatened against or relating to MDLI, its officers or directors in their capacities as such, or any of MDLI's properties or businesses.

        3.2.11 CAPITALIZATION. MDLI has authorized capital stock consisting of 100,000,000 shares of MDLI Common Stock, no par value, of which 30,776,975 shares were outstanding on December 31, 1999 and 50,000,000 shares of Preferred Stock, of which no shares were outstanding on December 31, 1999. As of November 30, 1999, a total of options to purchase 2,878,560 shares of MDLI Common Stock were outstanding pursuant to grants made under MDLI's 1996 Stock Incentive Plan and MDLI's 1993 Stock Incentive Plan. All of the outstanding shares of capital stock of MDLI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued, and no options were granted, in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. Except as set forth above, or on Schedule 3.2.11, there are no shares of capital stock of MDLI authorized, issued or outstanding, and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of MDLI of any character relating to the issued or unissued capital stock or other securities of MDLI. There are no outstanding obligations of MDLI to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock. All shares of MDLI Common Stock to be issued and delivered in the Merger shall be, at the time of such issuance and delivery, validly issued, fully paid and nonassessable shares of MDLI Common Stock, free of all preemptive rights.

        3.2.12 UNDISCLOSED LIABILITIES. Except for liabilities or obligations which were incurred after September 30, 1999 in the ordinary course of business and of a type and in an amount consistent with past practices, MDLI has no material liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which is not accrued, reserved against, or identified in the most recent MDLI Financial Statements.

        3.2.13  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
    Schedule 3.2.13, since September 30, 1999 there has not been a Material Adverse Change.

        3.2.14  Taxes.

           3.2.14.1 RETURNS. MDLI has filed on a timely basis all federal, state, local, foreign and other returns, reports, forms, declarations and information returns required to be filed by them with respect to Taxes which relate to the business, results of operations, financial condition, properties or assets of MDLI for all periods (collectively, the "MDLI Returns") and has paid on a timely basis all Taxes shown to be due on the MDLI Returns. All MDLI Returns filed are complete and accurate in all material respects and no additional Taxes are owed by MDLI or its subsidiaries with respect to the periods covered by the MDLI Returns or for any other period. MDLI has no any liability for Taxes of any person (other than themselves), whether arising under federal, state, local or foreign law, as a transferee or successor, by contract, pursuant to Treas Reg Section 1.1502-6 or otherwise. Except as set forth on

       Schedule 3.2.14, MDLI is not currently the beneficiary of any extension of time within which to file any MDLI Return. Except as set forth on
       Schedule 3.2.14, no MDLI Returns have been examined by the applicable taxing authorities and, except as set forth on Schedule 3.2.14, MDLI has not received any notice of audit or review with respect to any MDLI Return or any fiscal year, has no knowledge of any planned audit or review, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes for any period. No claim has ever been made by an authority in a jurisdiction where MDLI does not file MDLI Returns that they are or may be subject to taxation by that jurisdiction. All Taxes that are or have been required to be withheld or collected by MDLI or its predecessors have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable laws. Neither MDLI nor any of its predecessors has made any payment, or is obligated to make any payment, or is a party to an agreement that in certain circumstances could obligate it to make a payment, that is not deductible under Section 280G of the Code. Except as set forth in Schedule 3.2.14, MDLI is not an obligor on, and none of its assets have been financed directly or indirectly by, any tax exempt bonds. MDLI is not now nor during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has ever been a United States real property holding corporation as defined in
       Section 897(c)(2) of the Code. MDLI has not filed a consent pursuant to
       Section 341(f) of the Code nor has MDLI agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by MDLI.

           3.2.14.2 TAXES PAID OR RESERVED. The unpaid Taxes of MDLI (A) did not as of December 31, 1999 exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in an MDLI SEC Document (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MDLI in filing its MDLI Returns.

           3.2.15 RELATED PARTY INTERESTS. There are no other material related-party transactions, as defined under Regulation S-K of the Securities Act, other than those listed on Schedule 3.2.15.

           3.2.16 NO POWERS OF ATTORNEY OR RESTRICTIONS. No power of attorney or similar authorization given by MDLI is presently in effect or outstanding. No contract or agreement to which MDLI is a party or is bound or to which any of its properties or assets is subject limits the freedom of MDLI to compete in any line of business or with any person. To the knowledge of MDLI none of the employees of MDLI is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of MDLI or that would conflict with the business of MDLI as now conducted or proposed to be conducted.

           3.2.17  CONSENTS AND APPROVALS.  Except as set forth in
       Section 3.2.3, no consent, approval, or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be obtained by MDLI for the consummation of the transactions described in this Agreement.

    3.3 REPRESENTATIONS AND WARRANTIES RELATING TO MERGER CORP. MDLI and Merger Corp. hereby represent and warrant to Total eMed that:

        3.3.1 ORGANIZATION AND STATUS. Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Delaware. Merger Corp. does not own any properties (other than the initial cash subscription for shares) nor has it commenced any business or operations.

        3.3.2 CAPITALIZATION. Merger Corp. has an authorized capital stock consisting of 100 shares of Common Stock. All of the issued and outstanding shares of capital stock of Merger Corp. are owned by MDLI.

        3.3.3 CORPORATE AUTHORITY. Merger Corp. has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly and validly authorized by the Board of Directors and sole shareholder of Merger Corp., duly and validly executed and delivered by Merger Corp. and constitutes the valid and binding obligation of Merger Corp., enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

        3.3.4 GOVERNMENTAL FILINGS. Other than the filing of the Certificate of Merger contemplated by Article I, no notices, reports or other filings are required to be made by Merger Corp. with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Merger Corp. from, any Governmental Entity in connection with the execution and delivery of this Agreement by Merger Corp. and the consummation by Merger Corp. of the transactions contemplated hereby.

        3.3.5  CERTAIN REPRESENTATIONS AND WARRANTIES REGARDING CODE
    SECTION 368(A)(2)(E).

        3.3.5.1  Merger Corp. is not an investment company as defined in
    Section 368(a)(2)(F)(iii) and (iv) of the Code.

        3.3.5.2 Except as otherwise provided in this Agreement, Merger Corp. will pay its own expenses, if any, incurred in connection with the Merger and will not pay expenses of MDLI or Total eMed.

        3.3.5.3 Merger Corp. has been formed solely in order to consummate the Merger, and Merger Corp. has not conducted and will not conduct any business activities or other operations of any kind other than the issuance of its stock to MDLI, prior to the Effective Date.

                                   ARTICLE IV
                                   COVENANTS

    4.1 MUTUAL COVENANTS. Total eMed and MDLI mutually covenant and agree as follows:

        4.1.1  PREPARATION OF REGISTRATION STATEMENT AND THE PROXY
    STATEMENT. Promptly following the date of this Agreement and as soon as practicable, Total eMed and MDLI shall prepare and file with the SEC the Proxy Statement, and MDLI shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Total eMed and MDLI shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. MDLI will use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. MDLI shall also take any action required to be taken under any applicable state securities law in connection with the issuance of MDLI Common Stock in the Merger, and Total eMed shall furnish all information concerning Total eMed and the holders of Total eMed Common Stock and rights to acquire Total eMed Common Stock as may be reasonably required in connection with any such action. Each of MDLI and Total eMed shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Proxy Statement. Total eMed and MDLI each agree to correct any information provided by it for use in the Form S-4 or the Proxy Statement which shall have become false or misleading. MDLI shall notify Total eMed promptly (i) of the receipt of the comments of the SEC, (ii) of any request by the SEC for amendments or supplements to the S-4, (iii) of the time when the S-4 has become effective or any supplement or amendment has been filed, or the issuance of any stop order and (iv) of the suspension of the qualification of the MDLI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction and shall supply Total eMed with copies of all correspondence with the SEC with respect to the S-4.

        4.1.2  SHAREHOLDER MEETINGS.

           (a) MDLI shall (i) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of MDLI Common Stock for the purpose of voting to approve the issuance of the MDLI Common Stock in the Merger (the "MDLI Special Meeting"), and (ii) take all reasonable and lawful action to solicit and obtain such approval. Except as limited by the fiduciary obligations of the MDLI Board of Directors, the S-4 shall include the recommendation of the MDLI Board of Directors in favor of the issuance of the MDLI Common Stock in connection with the Merger and, to the extent required by applicable law or otherwise, the other transactions contemplated hereby (the "Proposal"). Unless and until this Agreement is validly terminated in accordance with its terms, nothing herein shall limit or eliminate in any way MDLI's obligation to call, give notice of, convene and hold the MDLI Special Meeting and at such meeting to submit the Proposal to a vote of the MDLI shareholders (and not postpone or adjourn such meeting or the vote of the MDLI shareholders upon the Proposal to another date without Total eMed's approval, not to be unreasonably withheld if and only to the extent such postponement or adjournment is required by law or by the SEC or Nasdaq regulation). Total eMed shall (i) promptly and duly call, give notice of, convene and hold on the same date as the MDLI Special Meeting is held a meeting of the holders of Total eMed Capital Stock for the purpose of voting to approve the Merger (the "Total eMed Special Meeting"), and
       (ii) take all reasonable and lawful action to solicit and obtain such approval.

           (b) Except as limited by the fiduciary obligations of the Total eMed Board of Directors, the Proxy Statement shall include the recommendation of the Total eMed Board of Directors in favor of the Merger. Unless and until this Agreement is validly terminated in accordance with its terms, nothing herein shall limit or eliminate in any way Total eMed's obligation to call, give notice of, convene and hold the Total eMed Special Meeting and at such meeting to submit the Proposal to a vote of the Total eMed shareholders (and not postpone or adjourn such meeting or the vote of the Total eMed shareholders upon the Merger to another date without MDLI's approval, not to be unreasonably withheld if and only to the extent such postponement or adjournment is required by law or by the SEC or Nasdaq regulation).

        4.1.3 CONSENTS AND APPROVALS. Total eMed and MDLI each will use reasonable best efforts to secure, and MDLI will cause Merger Corp. to use its reasonable best efforts to secure, all consents, approvals, licenses or permits which may be required in connection with the Merger, and each will cooperate with the other to secure all such consents, approvals, licenses or permits in a form mutually satisfactory to Total eMed and MDLI.

        4.1.4 BEST EFFORTS. Subject to the terms of this Agreement, Total eMed and MDLI each will use reasonable best efforts, and MDLI will cause Merger Corp. to use its reasonable best efforts, to effectuate the transactions contemplated hereby and to fulfill the conditions of their respective obligations under this Agreement.

        4.1.5 PUBLICITY. Except as required by law, no party will issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby without the prior written consent of MDLI and Total eMed, in each case not to be unreasonably withheld.

        4.1.6 CONFIDENTIALITY. The provisions of the Mutual Confidential Disclosure Agreement between MDLI and Total eMed (the "Confidentiality Agreement") shall apply to all "Confidential Information" (as defined in the Confidentiality Agreement) obtained by any party pursuant to this Agreement.

        4.1.7  [INTENTIONALLY OMITTED].

        4.1.8 ANTITRUST IMPROVEMENTS ACT. Each of MDLI and Total eMed will timely and promptly make the filing required to be made by it under the Antitrust Improvements Act of 1976, as amended (each such filing an "HSR Filing"). MDLI and Total eMed will furnish to one another such information and assistance as the other party may reasonably request in connection with the other party's preparation of filings or submissions to any governmental agency, including, without limitation, any HSR Filing. As reasonably requested by the other party, MDLI and Total eMed will supply one another with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between MDLI and Total eMed or their respective representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transaction contemplated hereby.

        4.1.9 RESTRUCTURING OF MERGER. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination among themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternate structure as described below.

           4.1.9.1 MDLI, in its sole discretion, may determine, not later than March 31, 2000, to reorganize for the purpose of effecting one or more business combinations in addition to the combination contemplated by this Agreement (the "Reorganization"). As a result of the Reorganization, a newly-established holding company ("HoldCo") would directly own all of the issued and outstanding capital stock of MDLI, and the articles of incorporation of HoldCo would be the same as the articles of incorporation of MDLI (other than in any respect which does not materially adversely affect the benefits of the Merger for Total eMed stockholders).

           4.1.9.2 In the event MDLI determines to effect the Reorganization, this Agreement shall be amended so that the rights and obligations of MDLI shall become the rights and obligations of HoldCo, the representations and warranties of MDLI shall be repeated by HoldCo (subject to such changes as may be necessary to reflect the Reorganization), and in all other respects this Agreement shall remain the same, except for those changes as may be necessary to reflect the Reorganization. In no event shall such changes materially adversely affect the relative rights, obligations, benefits and burdens of MDLI/HoldCo and Total eMed, or the benefits of the Merger for Total eMed stockholders.

           4.1.9.3 The parties agree that any Reorganization and the steps, actions or approvals required, taken or proposed to implement the same shall not give rise to any breach of this Agreement or right to terminate this Agreement, and that the amendments to this Agreement required to give effect to the Reorganization shall not have any effect on the binding nature of this Agreement or the obligations of the parties to effect and consummate the transactions contemplated hereby. The parties further agree to use all reasonable best efforts to ensure that the Reorganization and the Merger are completed.

    4.2  COVENANTS OF TOTAL EMED.  Total eMed covenants and agrees as follows:

        4.2.1 CONDUCT OF BUSINESS. Prior to the Effective Time, Total eMed will carry on its business in the ordinary and usual manner and maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of MDLI:

           (a)  amend its Certificate of Incorporation or Bylaws;

           (b) enter into any new agreements or modify existing agreements respecting an increase in compensation or benefits payable to its officers or employees; except that Total eMed may, without MDLI's prior written consent, enter into new employment agreements or hire new employees in its ordinary course of business and with respect to nonmanagement positions;

           (c) split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

           (d) declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

           (e) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than pursuant to Options in the ordinary course and consistent with past practice and other than conversions of Preferred Stock in connection with the transactions contemplated by this Agreement);

           (f) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets other than in the ordinary course of business, or close any plant or business operation;

           (g) except for short-term indebtedness and indebtedness incurred pursuant to Total eMed's revolving credit agreement and renewals, replacements and amendments thereof not in excess of the current maximum under such credit agreement incurred in the ordinary course of business, incur, assume or guarantee (other than endorsements) any indebtedness, or modify or repay any existing indebtedness;

           (h) enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of Total eMed) or modify any Contracts, except as otherwise contemplated or permitted by this Agreement or in the ordinary course of business and not exceeding $25,000 singly, or take any action which could be reasonably anticipated to have a Material Adverse Effect on Total eMed;

           (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business;

           (j) authorize capital expenditures other than in the ordinary course of business, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

           (k)  make any tax election;

           (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without prior notice to MDLI;

           (m) change its method of accounting as in effect at the Most Recent Fiscal Year End except as required by changes in GAAP as concurred with by Total eMed's independent auditors, or change its fiscal year;

           (n) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (m) above.

        4.2.2 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated pursuant to Section 6.1 or Section 6.2, Total eMed shall not directly, or indirectly through any officer, director, agent, employee or representative (each, a "Representative") (i) encourage, initiate, solicit or entertain, on or after the date hereof, any inquiries or the submission of any proposals or offers from any person relating to any merger, consolidation, sale of all or substantially all of its assets or similar business transaction involving Total eMed (each, an "Acquisition Transaction"); (ii) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or participate in, any attempt by any third party to propose or offer any Acquisition Transaction; (iii) enter into or execute any agreement relating to an Acquisition Transaction; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any proposal or offer relating to an Acquisition Transaction, in each case other than with respect to the Merger. Total eMed will promptly
    (a) notify MDLI in writing if, on or after the date of this Agreement, it receives any proposal or written inquiry or written request for information in connection with an Acquisition Transaction or potential Acquisition Transaction and (b) notify MDLI in writing of the significant terms and conditions of any Acquisition Transaction or potential Acquisition Transaction including the identity of the party making an Acquisition Transaction. In addition, from and after the date of this Agreement, until the earlier to occur of the Effective time or termination of this Agreement pursuant to its terms, Total eMed will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction made by any person, entity or group (other than MDLI).

        4.2.3 INVESTIGATIONS. Total eMed agrees to give MDLI and its representatives and agents reasonable access to all its premises, books and records and agreements and files and to cause its officers of Total eMed to furnish MDLI with such financial and operating data and other information with respect to its business and properties as MDLI shall from time to time reasonably request. Any such investigations (a) shall be conducted in such manner as not to interfere unreasonably with the operation of Total eMed's business; and (b) shall not diminish any of the representations and warranties hereunder.

    4.3  COVENANTS OF MDLI.

        4.3.1 INVESTIGATIONS. MDLI agrees to give Total eMed and its representatives and agents reasonable access to all its premises, books and records and agreements and files and to cause its officers of MDLI to furnish Total eMed with such financial operating data and other information with respect to its business and properties as Total eMed shall from time to time reasonably request. Any such investigations (a) shall be conducted in such manner as not to interfere unreasonably with the operation of MDLI's business; and (b) shall not diminish any of the representations and warranties hereunder.

        4.3.2 NOTIFICATION TO OPTIONEES. Promptly after the Effective Date, MDLI will notify in writing each holder of an Option of the exchange of the Option for an option to purchase MDLI Common Stock in accordance with
    Section 1.3.3 of this Agreement.

        4.3.3 MDLI BOARD. Effective on the Closing, MDLI will cause two persons designated by Total eMed, who are reasonably acceptable to MDLI, to be elected or appointed to the MDLI Board of Directors.

        4.3.4  [INTENTIONALLY OMITTED].

        4.3.5 NASDAQ LISTING APPLICATION. MDLI shall promptly prepare and submit to Nasdaq a listing application for the MDLI Common Stock to be issued in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such MDLI Common Stock.

        4.3.6 OFFICER AND DIRECTOR INDEMNIFICATION. For a period of six years from the Closing Date, MDLI agrees to indemnify the officers and directors of Total eMed for all actions taken prior to Closing to the extent authorized in Total eMed's charter and bylaws prior to Closing and to the extent such officer and director liability coverage was maintained by Total eMed prior to Closing. For a period of six years MDLI agrees to maintain officer and director liability coverage for the benefit of the officers and directors of Total eMed in such amounts and on such terms substantially equivalent to the coverage maintained by Total eMed prior to the Effective Time.

        4.3.7  CONDUCT OF BUSINESS.  Prior to the Effective Time, MDLI will not:

           (a) amend its Articles of Incorporation or Bylaws if the amendment would materially and adversely affect the relative rights, preferences and privileges of the MDLI Common Stock; or

           (b) declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its Capital Stock.

        4.3.8 BREAK UP FEE. If the shareholders of MDLI fail to approve the issuance of the MDLI Common Stock in the Merger at the MDLI Special Meeting and Total eMed is not in breach of this Agreement in any material respect, MDLI shall within five business days pay to Total eMed the cash amount of $6,000,000.

    4.4 COVENANTS OF MERGER CORP. Merger Corp. covenants and agrees that, except as is contemplated by this Agreement, prior to the Effective Time, Merger Corp., subject to Section 4.1.9 above, will not engage in any business activities or liquidate, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it; or increase its authorized capital stock; or issue options, rights or warrants to purchase any of its capital stock.

                                   ARTICLE V
                                   CONDITIONS

    5.1 CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. The obligations of Total eMed, MDLI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

        5.1.1 REGULATORY APPROVALS. The parties shall have made all filings and received all approvals of any Governmental Entity of competent jurisdiction necessary in order to consummate the Merger, and each of such approvals shall be in full force and effect at the Closing and not subject to any condition which requires the taking or refraining from taking of any action which would have a Material Adverse Effect on Total eMed or on MDLI.

        5.1.2 LITIGATION. There shall not be in effect any order, decree or injunction of a Federal or State court of competent jurisdiction restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each party agreeing to use its reasonable best efforts, including appeals to higher courts, to have any such non-final, appealable order, decree or injunction set aside or lifted), and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger.

        5.1.3 SHAREHOLDER APPROVAL. Each class or series of the capital stock of Total eMed shall have approved the Merger in accordance with Total eMed's Certificate of Incorporation, the rights and privileges of such class or series, and the DGCL. The issuance of MDLI Common Stock in the Merger shall have been approved by the affirmative vote of the holders of a majority of the shares of MDLI Common Stock present in person or represented by proxy, entitled to vote and voted at the MDLI Special Meeting.

        5.1.4 REGISTRATION OF SECURITIES; LISTING. The shares of MDLI Common Stock to be issued pursuant to this Agreement will have been registered under the Securities Act, and under the securities laws of such states as counsel for MDLI deems necessary or exemptions from such state registrations or qualifications will have been determined by such counsel to be available, and will have been listed on the Nasdaq National Market System.

    5.2 CONDITIONS TO THE OBLIGATIONS OF TOTAL EMED. The obligations of Total eMed to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

        5.2.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of MDLI contained in this Agreement qualified by "Material Adverse Effect" shall be true and correct in all respects, and all other representations and warranties of MDLI contained in this Agreement shall be true and correct in all respects, except where the failure to be true and correct would not have a Material Adverse Effect on MDLI, except for representations and warranties made as of a specific date, which representations and warranties need only be true and correct as of such date, and for changes specifically contemplated by this Agreement, and MDLI and Merger Corp. shall have performed in all material respects all of their respective covenants and obligations hereunder to be performed as of the Closing. Total eMed shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of MDLI by an executive officer of MDLI and on behalf of Merger Corp. by an executive officer of Merger Corp.

        5.2.2 NO MATERIAL ADVERSE CHANGE. Since September 30, 1999, there shall have been no Material Adverse Change, or discovery of a condition or occurrence of an event, which has resulted or reasonably can be expected to result in a Material Adverse Change of MDLI and its subsidiaries taken as a whole.

        5.2.3 LEGAL OPINION. Total eMed shall have received from legal counsel to MDLI an opinion dated as of the Closing, substantially in the form attached to this Agreement as Exhibit E.

    5.3 CONDITIONS TO THE OBLIGATIONS OF MDLI AND MERGER CORP. The obligations of MDLI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

        5.3.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Total eMed contained in this Agreement qualified by "Material Adverse Effect" shall be true and correct in all respects, and all other representations and warranties of Total eMed contained in this Agreement shall be true and correct in all respects, except where the failure to be true and correct would not have a Material Adverse Effect on Total eMed, except for representations and warranties made as of a specific date, which representations and warranties need only be true and correct as of such date, and for changes specifically contemplated by this Agreement and Total eMed shall have performed in all material respects all of its covenants and obligations hereunder to be performed as of the Closing. MDLI shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of Total eMed by an executive officer of Total eMed.

        5.3.2 LOCK-UP. The stockholders of Total eMed listed on Schedule 2.1 shall at MDLI's request enter into an agreement with the underwriters in MDLI's initial public offering in customary form providing that before June 7, 2000 the stockholders may not sell or otherwise transfer any securities of MDLI.

        5.3.3 NO MATERIAL ADVERSE CHANGE. Since the Most Recent Fiscal Year End, there shall have been no Material Adverse Change, or discovery of a condition or occurrence of an event, which has resulted or reasonably can be expected to result in a Material Adverse Change of Total eMed and its Subsidiaries taken as a whole.

        5.3.4  [INTENTIONALLY OMITTED].

        5.3.5  [INTENTIONALLY OMITTED].

        5.3.6 DISSENTING SHARES. Not more than ten percent of the total issued and outstanding Total eMed Common Shares (taking into account all Total eMed Common Shares issued or issuable pursuant to options, warrants, convertible securities, or other rights to acquire Total eMed Common Stock) shall be Dissenting Shares.

        5.3.7 PREFERRED STOCK. Immediately prior to the Effective Time, all of the issued and outstanding shares of Preferred Stock of Total eMed shall have been converted into shares of Common Stock of Total eMed in accordance with their terms, except for Total eMed's Series C Preferred Stock, par value $.001, which shall be deemed to be converted into Series C Common Equivalents, and which shall deemed to be outstanding.

        5.3.8 ESCROW SCHEDULE. Total eMed shall have executed and delivered to MDLI the Escrow Schedule (as defined in Section 7.2.1 of this Agreement).

        5.3.9 LEGAL OPINION. MDLI shall have received from legal counsel to Total eMed an opinion dated as of the Closing, substantially in the form attached to this Agreement as Exhibit F.

                                   ARTICLE VI
                                  TERMINATION

    6.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of Total eMed and MDLI.

    6.2 TERMINATION BY EITHER TOTAL EMED OR MDLI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective
Time:

        (a) by MDLI or Total eMed if the Merger shall not have become effective on or prior to July 31, 2000, provided, however, that the right to terminate this Agreement pursuant to this Section 6.2(a) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

        (b) by MDLI or Total eMed if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

        (c) by MDLI if MDLI is not in material breach of this Agreement and there has been a material breach by Total eMed of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within a reasonable time (but in no event more than 30 days) after written notice of such breach is given by Total eMed to MDLI; or

        (d) by Total eMed if Total eMed is not in material breach of this Agreement and there has been a material breach by MDLI of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within a reasonable time (but in no event more than 30 days) after written notice of such breach is given by MDLI to Total eMed.

    6.3 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VI,
(i) this Agreement immediately will become void and of no effect, except that Sections 4.1.6, and 8.1 will survive the event of termination; and (ii) no party hereto (or any of its directors of officers) shall have any liability or further obligation to any other party to this Agreement, except for breach of this Agreement.

                                  ARTICLE VII
               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

    7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of Total eMed's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Disclosure Schedules) shall survive the Merger and continue until 5:00 p.m., Pacific time, on the fifth business day after the delivery to MDLI of the audit report of its independent public accountants regarding MDLI's consolidated financial statements for the year ended December 31, 2000 (the "Expiration Date"). The representations, warranties and covenants of MDLI in this Agreement shall not survive the Merger and shall terminate at the Effective Time.

    7.2  ESCROW ARRANGEMENTS.

        7.2.1 CONTRACT ESCROW FUND. At the Effective Time, holders of Total eMed Common Stock immediately before the Effective Time (the "Shareholders") will be deemed to have received and deposited with the Escrow Agent (as defined below) five percent of the shares of MDLI Common Stock to be received by the holders of Total eMed Common Stock pursuant to Section 1.3 of this Agreement, provided that the shares to be delivered on behalf of each such holder shall be rounded down to the nearest whole share of MDLI Common Stock (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by MDLI after the Effective Time) (the "Escrow Amount") without any act of any shareholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Total eMed shareholder, will be deposited with West Coast Trust (or other institution acceptable to MDLI and the Securityholder Agent (as defined in Section 7.2.7 below)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Contract Escrow Fund") to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each shareholder of Total eMed shall be in proportion to the aggregate MDLI Common Stock to which such holder would otherwise be entitled under Section 1.3 and shall be in the respective share amounts and percentages listed opposite each Shareholder's names listed in a schedule to be executed by Total eMed and delivered to MDLI at Closing (the "Escrow Schedule"). The Contract Escrow Fund shall be available to compensate MDLI and its affiliates (including the Surviving Corporation) for any claims, losses, liabilities, obligations, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by MDLI, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of Total eMed contained herein (or in any certificate, instrument, schedule or document attached to this Agreement and delivered by Total eMed in connection with the Merger). Except as otherwise provided herein, MDLI may not receive any shares from the Contract Escrow Fund unless and until Officer's Certificates (as defined in Section 7.2.4.1 below) identifying Losses, the aggregate amount of which exceeds $1,000,000 (except in the case of Losses arising from any breach or inaccuracy of Sections 3.1.2 (Capitalization), 3.1.15 (Intellectual Property) and 3.1.20 (Taxes), as to which such threshold shall not apply), have been delivered to the Escrow Agent as provided in Section 7.2.5 and such amount is determined pursuant to this Article VII to be payable; in such case, MDLI may recover shares from the Contract Escrow Fund equal in value to all indemnified Losses (to the extent such Losses exceed the $1,000,000 threshold) for which there is no objection or any objection had been resolved in accordance with the provisions of this Article VII. For purposes of this Article VII, each of the matters described on Schedule 3.1.2 of Total eMed's Disclosure Schedules shall be deemed to be a breach of Total eMed's representations and warranties in Section 3.1.2 of this Agreement (the "Earn-out Claim(s)"). The Earn-out Claims shall not be subject to the $1,000,000 threshold. MDLI may make claims against the Contract Escrow Fund with respect to any and all Earn-out Claims (a) to compensate for any Losses; (b) to satisfy any obligation to issue shares of the capital stock of MDLI or any of its affiliates; and/or (c) to compensate and reimburse MDLI for any Losses or other amounts MDLI directly or indirectly incurs or expends to redeem, acquire or cancel by any means permitted by law such shares of the capital stock of MDLI's affiliate.

           7.2.1.1 LITIGATION ESCROW FUND. In addition to the shares placed in the Contract Escrow Fund, at the Effective Time, the Shareholders will be deemed to have received and deposited with the Escrow Agent shares of MDLI Common Stock whose market value equals $21,000,000, based on the average closing price of MDLI Common Stock for the ten full trading days immediately preceding the Effective Time. The shares to be delivered on behalf of each such holder shall be rounded down to the nearest whole share of MDLI Common Stock (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by MDLI after the Effective Time) without any act of any shareholder. Such deposit shall constitute an escrow fund (the "Litigation Escrow Fund") which shall be available to compensate MDLI and its affiliates (including the Surviving Corporation) for any and all Losses, whether by way of settlement, arbitration, adjudication or other quasi-judicial proceeding, arising from or relating to the lawsuit styled MEDQUIST MRC, INC. V. JOHN
       H. DAYANI AND NETWORK HEALTH SERVICES, INC. in the United States District Court, Northern District of Ohio, Eastern Division, Case Number 1:99CV 2010, subsequently transferred to the United States District Court, Middle Tennessee District (the "Litigation"). The portion of the shares contributed to the Litigation Escrow Fund on behalf of each Shareholder shall be in the respective share amounts and percentages listed opposite each Shareholder's names listed in the Escrow Schedule. At all times during the term of the Litigation Escrow Fund, the Shareholders shall be deemed to be the record holders of their respective amounts of the MDLI Common Stock in such fund.

           7.2.1.2 DISTRIBUTION FROM LITIGATION ESCROW FUND. The shares in the Litigation Escrow Fund shall be distributed only in accordance with the provisions hereof.

               7.2.1.2.1 Except as otherwise provided herein, MDLI may not receive any shares from the Litigation Escrow Fund for losses relating to fees and expenses of the Litigation (the "Litigation Expenses") unless and until Officer's Certificates (as defined in
           Section 7.2.4.1 below) identifying Litigation Expenses, the aggregate amount of which exceeds $1,000,000 (provided that this threshold shall only apply to Litigation Expenses and shall not apply to any other Losses agreed to in any settlement or awarded in any arbitration, adjudication or other quasi-judicial proceeding), have been delivered to the Escrow Agent as provided in Section 7.2.5 and such amount is determined pursuant to this Article VII to be payable; in such case, MDLI may recover shares from the Litigation Escrow Fund equal in value to all indemnified Litigation Expenses (to the extent such

           Litigation Expenses exceed the $1,000,000 threshold) for which there is no objection or any objection had been resolved in accordance with the provisions of this Article VII.

               7.2.1.2.2 In the event of final settlement or arbitration award or the entry of a final order in adjudication of the Litigation, the Securityholder Agent and MDLI shall both certify to the Escrow Agent the amount of the Losses incurred by MDLI and/or its affiliates in the Litigation. As promptly as practicable after receipt thereof, the Escrow Agent shall deliver to MDLI the number of shares equal to the amount of Losses agreed to or awarded to MDLI or any of its affiliates in any settlement, arbitration, adjudication or quasi-judicial proceeding divided by the closing price per share of MDLI Common Stock on the date that the settlement, award, or order becomes final. The Escrow Agent shall also deliver any remaining shares to the Shareholders in proportion to their respective original contributions to the Litigation Escrow Fund (as set forth on the Escrow Schedule). This Section 7.2.1.2.2 shall not apply to the distribution of shares from the Litigation Escrow Fund for payment of Litigation Expenses.

               7.2.1.2.3 Prior to the settlement, arbitration or adjudication of the Litigation, the Securityholder Agent may periodically, but no more often than twice each calendar year, request that MDLI consider releasing shares from the Litigation Escrow Fund (each such consideration, a "Litigation Assessment"). The request for a Litigation Assessment shall be accompanied by an explanation of any facts and circumstances that merit the release of shares from the Litigation Escrow Fund. MDLI shall in good faith consider those facts and circumstances and any other information which MDLI deems reasonable, including the market value of the shares in the Litigation Escrow Fund relative to the original $21,000,000 valuation, and shall evaluate the risk of a finding of liability against MDLI and its affiliates in the Litigation. After conducting the Litigation Assessment and within fourteen days of receiving the request for the Litigation Assessment, MDLI shall respond to the Securityholder Agent in writing with its decision as to whether to allow the distribution of any shares from the Litigation Escrow Fund. In the event MDLI allows such a distribution, it will direct the Escrow Agent to release to the Shareholders the particular number of shares, and the Escrow Agent shall thereupon release to the Shareholders such shares, in proportion to their respective original contributions to the Litigation Escrow Fund (as set forth on the Escrow Schedule).

               7.2.1.2.4 The rights of MDLI to make claims upon the Litigation Escrow Fund shall be the sole and exclusive remedy of MDLI as against the Shareholders after the Effective Time with respect to the Litigation.

               7.2.1.2.5 The provisions of Sections 7.2.3, 7.2.4 (solely with respect to Litigation Expenses), 7.2.5 (solely with respect to Litigation Expenses), 7.2.6 (solely with respect to Litigation Expenses), 7.2.7, 7.2.8, 7.2.9, 7.2.10 and 7.2.11 shall apply to the existence and operation of the Litigation Escrow Fund.

        7.2.2  ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW
    PERIODS. Subject to the following requirements, the Contract Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific time, on the Expiration Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Contract Escrow Fund is reasonably necessary to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. MDLI and Total eMed, on behalf of itself and its stockholders, agree that (i) as of the Expiration Date, any and all Earn-out Claims shall be deemed to be an unsatisfied claim;
    (ii) MDLI may make claims
    against the Contract Escrow Fund with respect to the Earn-out Claims after the Expiration Date; and (iii) the Escrow Period shall extend with until final resolution of all Earn-out Claims. As soon as all such unsatisfied claims have been resolved, as evidenced by written memorandum of the Securityholder Agent and MDLI, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Contract Escrow Fund not required to satisfy such unsatisfied claims; provided, however, the Escrow Agent shall release to the Shareholders on the Expiration Date such portion of the Contract Escrow Fund that is in excess of the amount in dispute of any unsatisfied claims. Deliveries of Escrow Amounts to the Shareholders pursuant to this Section 7.2.2 shall be made in proportion to their respective original contributions to the Contract Escrow Fund (as set forth on the Escrow Schedule). At all times during the Escrow Period, the Shareholders shall be deemed to be the record holders of their respective amounts of the MDLI Common Stock comprising the Escrow Amount. Securityholder Agent shall provide to the Escrow Agent a current schedule of the Shareholders' names and addresses and pro rata share of the Escrow Amount prior to the date of distribution of the Escrow Amount.

        7.2.3  PROTECTION OF ESCROW FUND.

           7.2.3.1 For purposes of this Article VII, the Contract Escrow Fund and the Litigation Escrow Fund shall be collectively referred to as the "Escrow Fund."

           7.2.3.2 The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

           7.2.3.3 Any shares of MDLI Common Stock or other equity securities issued or distributed by MDLI (including shares issued upon a stock split or stock dividend) ("New Shares") in respect of MDLI Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of MDLI Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on MDLI Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

           7.2.3.4 Each Shareholder shall be deemed the record holder of, and shall have voting, dividend, distribution and all other rights with respect to the shares of MDLI Common Stock contributed to the Escrow Fund by such Shareholder (and on any voting securities and other equity securities added to the Escrow Fund in respect of such shares of MDLI Common Stock).

        7.2.4  CLAIMS UPON ESCROW FUND.

           7.2.4.1 Upon receipt by the Escrow Agent at any time on or before the Expiration Date of a certificate (an "Officer's Certificate") signed by any officer of MDLI: (A) stating that MDLI has paid or properly incurred Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, and the nature of the misrepresentation, breach of warranty, covenant, obligation or claim to which such item is related, the Escrow Agent shall, subject to the provisions of
       Section 7.2.5 hereof, deliver to MDLI out of the Escrow Fund, as promptly as practicable, shares of MDLI Common Stock held in the Escrow Fund in an amount equal to such Losses.

           7.2.4.2 For the purposes of determining the number of shares of MDLI Common Stock to be delivered out of the Escrow Fund pursuant to Sections
       7.2.4.1 of this Agreement, the shares of MDLI Common Stock shall be valued at the closing price per share of MDLI Common Stock on the later of the date of the Officer's Certificate or the date of the resolution of any objection to an Officer's Certificate.

           7.2.4.3 Litigation Expenses shall be paid with shares from the Litigation Escrow Fund.

           7.2.4.4  In the event of a breach of the representation set forth in
       Section 3.1.15.21 of this Agreement, MDLI agrees to pursue its rights and remedies under a vendor's warranty policy with respect to the Technology, if any, before pursuing a claim against the Contract Escrow Fund.

        7.2.5 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent by the Securityholder Agent, the party delivering the Officer's Certificate shall deliver a duplicate copy of such certificate to the other party and for a period of 30 days after such delivery, the Escrow Agent shall not deliver any Escrow Amounts pursuant to
    Section 7.2.4 hereof unless the Escrow Agent shall have received written authorization from such other party to make such delivery. After the expiration of such 30 day period, the Escrow Agent shall make delivery of shares of MDLI Common Stock from the Escrow Fund in accordance with
    Section 7.2.4 hereof, provided that no such payment or delivery may be made if such other party shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such 30 day period.

        7.2.6  RESOLUTION OF CONFLICTS; ARBITRATION.

           7.2.6.1 In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and MDLI shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and MDLI should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of MDLI Common Stock from the Escrow Fund in accordance with the terms thereof.

           7.2.6.2 If no such agreement can be reached after good faith negotiation, and in any event not later than 60 days after receipt of the written objection of the Securityholder Agent, either MDLI or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. MDLI and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2.5 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

           7.2.6.3 Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc. For purposes of this Section 7.2.6, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, the party delivering the Officer's Certificate shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award the sum of one-half or less of the disputed amount plus any amounts not in dispute; otherwise, the other party shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration, independent of the escrow fund.

        7.2.7  SECURITYHOLDER AGENT OF THE SHAREHOLDERS; POWER OF ATTORNEY.

           7.2.7.1 In the event that the Merger is approved, effective upon such vote, and without further act of any shareholder, EF Private Equity Partners (Americas) LP shall be appointed as agent and attorney-in-fact (the "Securityholder Agent") for each shareholder of Total eMed (except such shareholders, if any, as shall have perfected their appraisal rights under the DGCL, for and on behalf of the Shareholders, to give and receive notices and communications, to authorize delivery to MDLI of shares of MDLI Common Stock from the Escrow Fund in satisfaction of claims by MDLI, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than 30 days prior written notice to MDLI; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the shareholders of Total eMed.

           7.2.7.2 The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall jointly and severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

        7.2.8 ACTIONS OF THE SECURITYHOLDER AGENT. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and MDLI may rely upon any such written decision, consent or instruction of the Securityholder Agent as being the decision, consent or instruction of each every such Shareholder. The Escrow Agent and MDLI are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, consent or instruction of the Securityholder Agent.

        7.2.9  THIRD-PARTY CLAIMS.

           7.2.9.1 If any third party shall notify MDLI or its affiliates with respect to any matter (hereinafter referred to as a "Third Party Claim"), which may give rise to a claim by MDLI against the Escrow Fund, then MDLI shall give notice to the Securityholder Agent within 30 days of MDLI becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third Party Claim as is reasonably available to MDLI; provided, however, that no delay or failure on the part of MDLI in notifying the Securityholder Agent shall relieve the Securityholder Agent and the Shareholders from any obligation hereunder unless the Securityholder Agent and the Shareholders are thereby materially prejudiced (and then solely to the extent of such prejudice). The Securityholder Agent and the Shareholders shall not be liable for any attorneys fees and expenses incurred by MDLI prior to MDLI's giving notice to the Securityholder Agent of a Third Party Claim. The Shareholders shall be entitled, at their expense, to participate, but without controlling, in any defense of a Third Party Claim; provided, however, the Shareholders may assume the defense of the Third Party Claim, if permitted by Section 7.2.9.2, if the Securityholder Agent notifies MDLI in writing, within ten days after receiving notice of the Third Party Claim, of the Shareholders intent to assume the defense.

           7.2.9.2 The Shareholders may elect to assume the defense of the Third Party Claim unless (i) such Third Party Claim seeks an order, injunction, or other equitable relief against MDLI or any of its subsidiaries (and either (A) the third party seeks a temporary restraining order or preliminary injunction, or (B) MDLI reasonably determines that the relief sought would be materially adverse to it) or
       (ii) MDLI has reasonably concluded that there is a conflict of interest between it and the Shareholders in the conduct of the defense of such claim. If the Shareholders assume the defense of the Third-Party Claim, the Securityholder Agent shall undertake, conduct, and control the settlement or defense of the Third-Party Claim diligently, through counsel chosen by it and approved by MDLI, and shall use all reasonable efforts in good faith to resolve the Third Party Claim expeditiously and at the least possible cost under the circumstances; provided, however, that the Securityholder Agent shall have no obligation to undertake any separate obligation or duty in settlement of such claim. MDLI shall cooperate with the indemnifying party in connection therewith and make available to the Securityholder Agent all relevant information reasonably available to it that is material to the defense of the Third Party Claim. MDLI may participate in the defense of the Third Party Claim through counsel of its choice. Neither the Securityholder Agent nor the Shareholders shall, without the prior written consent of MDLI, settle or compromise, or consent to the entry of any judgment in, any such claim or any pending or threatened claim or action in respect of which indemnification may be sought under this Article VII, unless such settlement, compromise, or consent includes an unconditional release of MDLI and each of its subsidiaries from all liability arising out of such claim or action. If the Shareholders do not elect to assume the defense of the Third Party Claim, then MDLI shall undertake, conduct, and control the settlement or defense of the Third Party Claim diligently, through counsel chosen by MDLI, and shall use all reasonable efforts in good faith to resolve the Third Party Claim expeditiously and at the least possible cost under the circumstances; provided, however, that MDLI shall have no obligation to undertake any separate obligation or duty in settlement of such claim or to undertake any action that would materially adversely affect the future conduct of its business. The Securityholder Agent shall cooperate with MDLI in connection therewith and make available to MDLI all relevant information reasonably available to the Securityholder Agent or the Shareholders that is material to the defense of the Third Party Claim. MDLI shall have the right in its sole discretion to settle any Claim; provided, however, that MDLI may not settle any Third Party Claim without the consent of the Securityholder Agent, which consent shall not be unreasonably withheld.

        7.2.10  ESCROW AGENT'S DUTIES.

           7.2.10.1 The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of MDLI and the Securityholder Agent and agreed to and signed by the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

           7.2.10.2 The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

           7.2.10.3 The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

           7.2.10.4 The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

           7.2.10.5 In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for
       (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any written instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

           7.2.10.6 If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of MDLI Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of MDLI Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

           7.2.10.7 MDLI and the Surviving Corporation agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter; provided, however, that in the event the Securityholder Agent shall be the Non-Prevailing Party in connection with any claim or action initiated by one or more of the Shareholders, then Shareholders shall be responsible for the indemnification of the Escrow Agent to the full extent provided by this Section 7.2.10.7.

           7.2.10.8 The Escrow Agent may resign at any time upon giving at least 30 days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

           7.2.10.9 Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

           7.2.10.10 It is further understood that any corporation into which the Escrow Agent is its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity my be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

           7.2.11 FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by MDLI. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys' fees, and expenses occasioned by such default, delay, controversy or litigation. MDLI promises to pay these sums upon demand.

           7.2.12 MAXIMUM LIABILITY AND REMEDIES. The rights of MDLI to make claims upon the Contract Escrow Fund in accordance with this Article VII shall be the sole and exclusive remedy of MDLI after the Closing with respect to any representation or warranty made by Total eMed under this Agreement.

                                  ARTICLE VIII
                           MISCELLANEOUS AND GENERAL

    8.1 PAYMENT OF EXPENSES. If the Merger is not consummated, each party shall pay its own out-of-pocket legal, accounting, investment banking and other expenses incidental to this Agreement and the transactions contemplated by this Agreement, except for the HSR Filing fees, which shall be shared equally by Total eMed and MDLI. Nothing in this Agreement is meant to limit the right of a non-breaching party to obtain reimbursement of expenses and other damages, including attorneys' fees, incurred as a result of a breach of this Agreement by the other party.

    8.2 ENTIRE AGREEMENT. This Agreement, including the schedules and the exhibits hereto, constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

    8.3 ASSIGNMENT. This Agreement shall not be assignable by any of the parties to this Agreement without the prior written consent of each of MDLI and Total eMed; provided that MDLI may assign this Agreement to an affiliate; provided no such assignment shall result in Total eMed shareholders receiving consideration in any form other than stock of MDLI or such affiliate which has been registered under the Securities Act.

    8.4 BINDING EFFECT; NO THIRD PARTY BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject to the restrictions on assignment contained in
Section 8.3. Except as provided for in Section 4.3.6 and Article VII of this Agreement, nothing express or implied in this Agreement is intended or shall be construed to confer upon or give to a person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

    8.5 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented at any time prior to or at the Closing, whether before or after the votes of shareholders of Total eMed, by written agreement executed and delivered by the duly authorized officers of Total eMed and MDLI.

    8.6 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; PROVIDED, HOWEVER, that any waiver by a party must be in writing.

    8.7 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    8.8 CAPTIONS. The article, section and paragraph captions herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    8.9 SUBSIDIARY. When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

    8.10 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or facsimile (in each case with evidence of confirmed transmission) as follows:

        If to Total eMed, to it at:

       5301 Virginia Way
       Suite 250
       Brentwood, TN 37027
       Attn: President
       Fax: (615) 234 1319
       Tel: (615) 234-1300 x113

        with copies to:

       Harwell Howard Hyne Gabbert & Manner, PC
       1800 First American Center
       315 Deaderick Street
       Nashville, TN 37238
       Attn: Peter Oldham
       Fax: (615) 251-1059
       Tel: (615) 251-1069

        If to MDLI or Merger Corp., to it at:

       20500 NW Evergreen Parkway
       Hillsboro, OR 97124
       Attn: David C. Moffenbeier
       Fax: (503) 531-7134
       Tel: (503) 531-7010

        with copies to:

       Stoel Rives LLP
       900 SW Fifth Avenue, Suite 2600
       Portland, OR 97204
       Attn: Stephen E. Babson
       Fax: (503) 220-2480
       Tel: (503) 294-9645

        If to the Escrow Agent, to it at:

       West Coast Trust
       801 Main Street
       Vancouver, WA 98666
       Atten: Mr. Robert W. Ives
       Fax: (360) 693-5667
       Tel: (360) 693-6092

or to such other person or address as any party shall specify by notice in writing. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

    8.11 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, exclusive of choice of law or conflicts of law rules, provisions, or principles, except that the provisions of this Agreement relating to the Merger shall also be governed by the merger provisions of the DGCL.

    8.12 SEPARABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                            [SIGNATURE PAGES FOLLOW]

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date set forth in the preface of this Agreement.

                                                       MEDICALOGIC, INC.

                                                       By:  /s/ MARK K. LEAVITT, MD
                                                            -----------------------------------------
                                                            Name: Mark K. Leavitt, MD
                                                            Title: CEO

                                                       TOTAL EMED, INC.

                                                       BY:  /S/ RICHARD REHM, MD
                                                            -----------------------------------------
                                                            Name: Richard Rehm, MD
                                                            Title: CEO

                                                       AQ MERGER CORP.

                                                       BY:  /S/ DAVID C. MOFFENBEIER
                                                            -----------------------------------------
                                                            Name: Daivd C. Moffenbeier
                                                            Title: President

                                                       WEST COAST TRUST CO., INC.,
                                                       doing business as WEST COAST TRUST

                                                       BY:  /S/ ROBERT W. IVES
                                                            -----------------------------------------
                                                            Name: Robert W. Ives
                                                            Title: Trust Officer
                                                                 West Coast Trust Company, Inc.

                                                                      APPENDIX C

     FAIRNESS OPINION OF DONALDSON, LUFKIN & JENRETTE RELATING TO MEDSCAPE

                          DONALDSON, LUFKIN & JENRETTE
              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
              2121 AVENUE OF THE STARS, LOS ANGELES, CA 90067-5014

                                                               February 21, 2000

Board of Directors
MedicaLogic, Inc.
20500 NW Evergreen Parkway
Hillsboro, OR 97124

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to MedicaLogic, Inc. (the "Company") of the Conversion Ratio (as defined below) pursuant to the terms of the Agreement of Reorganization and Merger, to be dated as of February 21, 2000 (the "Agreement"), among the Company, Medscape, Inc. ("Medscape") and Medscape Merger Corp., a wholly owned subsidiary of the Company ("Merger Sub"), pursuant to which Merger Sub will be merged (the "Merger") with and into Medscape.

    Pursuant to the Agreement, each share of common stock of Medscape will be converted into the right to receive .323 of a share of common stock, no par value ("Company Common Stock") of the Company (the "Conversion Ratio").

    In arriving at our opinion, we have reviewed the draft dated February 19, 2000 of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Medscape including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Medscape for the period beginning January 1, 2000 and ending December 31, 2002 prepared by the management of Medscape, as adjusted by management of the Company, as well as guidance with respect to trends in expected operating results for the period beginning January 1, 2003 and ending December 31, 2004. Also included were certain financial projections of the Company for the period beginning January 1, 2000 and ending December 31, 2004 and certain financial projections for Medscape for the period beginning January 1, 2003 and ending December 31, 2004, in each case prepared by the management of the Company. In addition, we have compared certain financial data of Medscape with various other companies whose securities are traded in public markets, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Medscape or their respective representatives, or that was otherwise reviewed by us, and have assumed that the Company is not aware of any information prepared by it or its other advisors that might be material to our opinion that has not been made available to us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Medscape. With respect to the financial projections of Medscape prepared by management of Medscape and supplied to us and the guidance provided by Medscape management with respect to the trends in expected operating results of Medscape for the period beginning January 1, 2003 and ending December 31, 2004, we have relied on representations that the projections have been reasonably prepared and that such projections and such guidance reflect the best currently available estimates and judgments of the management of Medscape as to the future operating and financial performance of Medscape. With respect to the financial projections of the Company supplied to us and the adjusted projections of Medscape and the projections for Medscape for the period beginning January 1, 2003 and ending December 31, 2004 prepared by management of the Company, we have relied on representations that the projections have been reasonably prepared and such projections and such adjustments reflect the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and Medscape, respectively. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Company Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company and for Medscape in the past and has been compensated for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Conversion Ratio is fair to the Company from a financial point of view.

                                                       Very truly yours,

                                                       DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION

                                                       By:             /s/ LAURENCE E. PAUL
                                                            -----------------------------------------
                                                                      Laurence E. Paul, M.D.
                                                                        Managing Director

                                                                      APPENDIX D

    FAIRNESS OPINION OF DONALDSON, LUFKIN & JENRETTE RELATING TO TOTAL EMED

                          DONALDSON, LUFKIN & JENRETTE
              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
              2121 AVENUE OF THE STARS, LOS ANGELES, CA 90067-5014

                                                               February 21, 2000

Board of Directors
MedicaLogic, Inc.
20500 NW Evergreen Parkway
Hillsboro, OR 97124

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to MedicaLogic, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement of Reorganization and Merger, to be dated as of February 21, 2000 (the "Agreement"), among the Company, Total eMed, Inc. ("Total eMed") and AQ Merger Corp., a wholly owned subsidiary of the Company ("Merger Sub"), pursuant to which Merger Sub will be merged (the "Merger") with and into Total eMed.

    Pursuant to the Agreement, each share of common stock of Total eMed will be converted into the right to receive the number of shares of common stock, no par value, of the Company ("Company Common Stock") equal to a fraction (the "Conversion Ratio"), the numerator of which is the aggregate of 8,000,000 shares of Company Common Stock to be issued as merger consideration and the denominator of which is the sum on the date of the Agreement of (A) the total number of shares of common stock of Total eMed issued and outstanding, (B) the total number of shares of common stock of Total eMed issuable upon the conversion of all issued and outstanding shares of Series A and Series B preferred stock of Total eMed, (C) the total number of shares of common stock of Total eMed issuable upon the exercise of all options, warrants and other rights to purchase or acquire shares of common stock of Total eMed (excluding shares issuable to Bruyn Weber Information Systems pursuant to a stock earn-out), and (D) the total number of Series C common equivalents, which shall be the number of shares of Total eMed common stock that the outstanding shares of Total eMed Series C preferred stock are deemed to represent for purposes of the conversion, or 306,488 shares of Total eMed common stock.

    In arriving at our opinion, we have reviewed the draft dated February 17, 2000 of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Total eMed including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Total eMed for the period beginning January 1, 2000 and ending December 31, 2004 prepared by the management of Total eMed, as adjusted by management of the Company. Also included were certain financial projections of the Company for the period beginning January 1, 2000 and ending December 31, 2004 prepared by the management of the Company. In addition, we have compared certain financial data of Total eMed with various other companies whose securities are traded in public markets, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Total eMed or their respective representatives, or that was otherwise reviewed by us, and have assumed that the Company is not aware of any information prepared by it or its other advisors that might be material to our opinion that has not been made available to us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Total eMed as to the future operating and financial performance of the Company and Total eMed, respectively, and, with respect to the adjusted projections of Total eMed, that they reflect the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of Total eMed. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Company Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. Employees of DLJ, including certain employees who have advised the Company in connection with the Merger, own in the aggregate less than 1% of the outstanding common stock of Total eMed on a fully diluted basis.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

                                                       Very truly yours,

                                                       DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION

                                                       By:             /s/ LAURENCE E. PAUL
                                                            -----------------------------------------
                                                                      Laurence E. Paul, M.D.
                                                                        MANAGING DIRECTOR

                                                                      APPENDIX E

                  FAIRNESS OPINION OF LAZARD FRERES & CO. LLC

                            LAZARD FRERES & CO. LLC
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020

                                                               February 21, 2000

The Board of Directors
Medscape, Inc.
129 West 29(th) Street
New York, NY 10001-5399

Dear Members of the Board:

    We understand that Medscape, Inc., a Delaware corporation ("Medscape"), Moneypenny Merger Corp., a Delaware corporation ("Merger Corp."), and MedicaLogic, Inc., an Oregon corporation ("MedicaLogic"), have entered into an Agreement of Reorganization and Merger dated as of February 21, 2000 (the "Agreement"), pursuant to which Merger Corp. will merge with and into Medscape (the "Merger"). Pursuant to the Agreement, each share of Medscape Common Stock (as defined in the Agreement) will be converted into the right to receive 0.323 shares of MedicaLogic Common Stock (as defined in the Agreement) (the "Conversion Ratio").

    You have requested our opinion as to the fairness of the Conversion Ratio, from a financial point of view, to holders of Medscape Common Stock. In connection with this opinion, we have:

    (i) Reviewed and analyzed the financial terms and conditions of the Agreement;

    (ii) Reviewed and analyzed certain historical business and financial information relating to Medscape and MedicaLogic;

   (iii) Reviewed and analyzed various financial forecasts and other data provided to us by Medscape and MedicaLogic relating to their respective businesses;

    (iv) Held discussions with members of the senior managements of Medscape and MedicaLogic with respect to the businesses and prospects of Medscape and MedicaLogic, respectively, the strategic objectives of each, and possible benefits which might be realized following the Merger;

    (v) Reviewed and analyzed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of Medscape and MedicaLogic;

    (vi) Reviewed and analyzed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of Medscape and MedicaLogic, and in other industries generally;

   (vii) Reviewed and analyzed the historical stock prices and trading volumes of Medscape's and MedicaLogic's common stock; and

  (viii) Reviewed and analyzed management's view of the pro forma impact of the Merger on the revenues and earnings before goodwill of MedicaLogic;

    (ix) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

    We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Medscape or MedicaLogic, or concerning the solvency or fair value of either of the foregoing entities. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Medscape and MedicaLogic as to the future financial performance of Medscape and MedicaLogic, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We express no view with regard to Medscape's underlying business decision to effect the Merger.

    It should be noted that, within the context of our engagement by Medscape, we have not been authorized to and have not solicited alternative offers for Medscape or its assets, or investigated any other alternative transactions which may be available to Medscape. Our opinion does not address the relative merits of the Merger and other business strategies that Medscape's Board of Directors has considered or may be considering.

    Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we have assumed that the Merger will be consummated in accordance with the terms described in the Agreement, without any waiver of any material terms or conditions by Medscape, and that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. In addition, we have assumed that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on Medscape or MedicaLogic or the contemplated benefits to be derived from the Merger.

    As you are aware, Total eMed, a Tennessee corporation ("eMed") and MedicaLogic have entered into or plan to enter into an Agreement and Plan of Merger dated as of February 21, 2000 (the "eMed Agreement"), pursuant to which we understand that eMed will merge with and into MedicaLogic (the "eMed Merger"). Neither the Merger nor the eMed Merger is dependent upon the closing of the other. Accordingly, with your permission, in rendering our opinion, we are not opining as to the fairness of the consideration to be paid in connection with the eMed Merger to Medscape or its stockholders from a financial point of view nor did we analyze the relative merits of the eMed Agreement or the effects of the eMed Agreement and the eMed Merger on (i) Medscape or its stockholders,
(ii) the fairness of the Conversion Ratio, from a financial point of view, to Medscape or to its stockholders or (iii) the contemplated benefits to be derived from the Merger.

    Lazard Freres & Co. LLC is acting as investment banker to Medscape in connection with the Merger and we will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. Lazard also is the holder of 56,250 shares of the Common Stock of Medscape and a warrant to purchase 100,000 shares of such Common Stock.

    Our engagement and the opinion expressed herein are for the benefit of Medscape's Board of Directors and do not constitute a recommendation that Medscape pursue the Merger or that any stockholder vote in favor of the Merger. In addition, in rendering this opinion, we are not expressing any opinion as to the price at which the shares of MedicaLogic Common Stock will actually trade at any time. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except for its inclusion in its entirety in filings Medscape may be required to make with the Securities and Exchange Commission and except as may otherwise be required by law or by a court of competent jurisdiction.

    Based on and subject to the foregoing, we are of the opinion that the Conversion Ratio is fair to the holders of Medscape Common Stock from a financial point of view.

                                                       VERY TRULY YOURS,
                                                       LAZARD FRERES & CO. LLC

                                                       By  /s/ STEPHEN H. SANDS
                                                           ------------------------------------------
                                                           Stephen H. Sands
                                                           Managing Director

                                                                      APPENDIX F

         DELAWARE GENERAL CORPORATION LAW SECTION 262-APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all

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relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

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                                                                      APPENDIX G

                      PROPOSED AMENDMENT TO MEDICALOGIC'S
                       RESTATED ARTICLES OF INCORPORATION

    Article I of the 1999 Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

    The name of the Corporation is MedicaLogic/Medscape, Inc.

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